Filed Pursuant to the Rule 424(b)(3) Registration No.: 333-253142

New Starship Parent Inc.

PROXY STATEMENT OF
FTAC OLYMPUS ACQUISITION CORP.

PROSPECTUS FOR
371,937,452 SHARES OF COMMON STOCK, 25,158,125 WARRANTS, AND 25,158,125 SHARES OF
COMMON STOCK UNDERLYING THE WARRANTS OF NEW STARSHIP PARENT INC.

The board of directors of FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“FTOC,” “we,” “us” or “our”), has unanimously approved the Agreement and Plan of Reorganization, dated as of February 3, 2021, as amended on February 16, 2021 and on May 10, 2021 (as it may be further amended or modified, the “Reorganization Agreement”), by and among FTOC, New Starship Parent, Inc. a Delaware corporation (“New Payoneer”), Starship Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer (“Second Merger Sub”), and Payoneer Inc., a Delaware corporation (“Payoneer”), the parties intend to effect the Mergers (as defined below) whereby (i) First Merger Sub shall be merged with and into FTOC (the “FTOC Merger”), with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately after the FTOC Merger, Second Merger Sub shall be merged with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”), with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer. Upon consummation of the transactions contemplated by the Reorganization Agreement (the “Reorganization”), New Payoneer will be renamed “Payoneer Global Inc.”

As described in this proxy statement/prospectus, FTOC’s shareholders are being asked to consider and vote upon the Reorganization and the other proposals set forth herein.

This proxy statement/prospectus covers the following securities of New Payoneer to be issued in the Reorganization: (i) 95,114,361 shares of New Payoneer common stock issuable to the holders of FTOC Class A ordinary shares and FTOC Class B ordinary shares that automatically convert into FTOC Class A ordinary shares upon the occurrence of a “business combination” in accordance with the memorandum and articles of association of FTOC (“Memorandum and Articles of Association”) as consideration in the Reorganization and 276,823,091 shares of New Payoneer common stock issuable to the stockholders of Payoneer as consideration in the Reorganization, (ii) 25,158,125 warrants to purchase shares of New Payoneer common stock issuable upon conversion of warrants to purchase FTOC Class A ordinary shares in connection with the Reorganization (“New Payoneer Public Warrants”), and (iii) 25,158,125 shares of New Payoneer common stock underlying the 25,158,125 New Payoneer Public Warrants issuable upon conversion of warrants to purchase FTOC Class A ordinary shares in connection with the Reorganization.

FTOC’s units, comprised of Class A ordinary shares and public warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “FTOCU,” “FTOC” and “FTOCW,” respectively. FTOC intends to apply to continue the listing of the shares of New Payoneer common stock and public warrants effective upon the consummation of the Reorganization on Nasdaq under the proposed symbols “PAYO” and “PAYOW,” respectively.

This proxy statement/prospectus provides you with detailed information about the Reorganization and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 45 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Reorganization Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated June 1, 2021, and is first being mailed to FTOC shareholders on or about June 1, 2021.

FTAC OLYMPUS ACQUISITION CORP.

2929 Arch Street, Suite 1703
Philadelphia, PA 19104

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 23, 2021

TO THE SHAREHOLDERS OF FTAC OLYMPUS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of the shareholders of FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“FTOC,” “we,” “us” or “our”), will be convened at 9:00 a.m., New York City time, on June 23, 2021, in a virtual format. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(a)    Proposal No. 1 — The Reorganization Proposal — to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of February 3, 2021, as amended on February 16, 2021 and on May 10, 2021 (as it may be further amended or modified, the “Reorganization Agreement”), by and among FTOC, New Starship Parent Inc., a Delaware corporation (“New Payoneer”), Starship Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer (“Second Merger Sub”) and Payoneer Inc., a Delaware corporation (“Payoneer”), the parties intend to effect the Mergers (as defined below) whereby (i) First Merger Sub shall be merged with and into FTOC (the “FTOC Merger”), with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately after the FTOC Merger, Second Merger Sub shall be merged with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”), with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer. Upon consummation of the transactions contemplated by the Reorganization (the “Reorganization”), New Payoneer will be renamed “Payoneer Global Inc.” (we refer to this proposal as the “Reorganization Proposal”).

(b)    Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution FTOC being transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (as amended) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware (“DGCL”) and, immediately upon being de-registered in the Cayman Islands, FTOC being continued and domesticated as a corporation under the laws of the State of Delaware (the “Domestication” and FTOC post-domestication, “FTOC Delaware”) (we refer to this proposal as the “Domestication Proposal”).

(d)    Proposal No. 3 — The Charter Proposal — to consider and vote upon the Charter Proposal to approve the following material differences between the amended and restated certificate of incorporation of New Payoneer to be in effect following the Reorganization and FTOC’s current amended and restated memorandum and articles of association: (1) the name of the new public entity will be “Payoneer Global Inc.” as opposed to “FTAC Olympus Acquisition Corp.”; (2) New Payoneer will have 3,800,000,000 authorized shares of common stock and 380,000,000 shares of preferred stock authorized, as opposed to FTOC having 500,000,000 Class A ordinary shares authorized, 50,000,000 Class B ordinary shares authorized and 5,000,000 preference shares authorized; (3) New Payoneer’s corporate existence will be perpetual as opposed to FTOC’s corporate existence terminating if a business combination is not consummated by FTOC within a specified period of time; and (4) New Payoneer’s constitutional documents will not include the various provisions applicable only to special purpose acquisition corporations that FTOC’s amended and restated memorandum and articles of association contains (we refer to this proposal as the “Charter Proposal”).

(e)     Proposal No. 4 — The Incentive Plan Proposal — to consider the 2021 Omnibus Incentive Plan (the “Incentive Plan”). The Incentive Plan incorporates corporate governance best practices to align our equity compensation program with the interests of our shareholders (we refer to this proposal as the “Incentive Plan Proposal”).

(f)     Proposal No. 5 — The ESPP Proposal — to consider the New Starship 2021 Employee Stock Purchase Plan (the “ESPP”). In designing the ESPP, the anticipated future equity needs were considered, and a total of 7,603,202 shares of common stock will be reserved for issuance under the ESPP. Our board of directors has approved the ESPP, subject to receiving shareholder approval (we refer to this proposal as the “ESPP Proposal”).

(g)    Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Reorganization Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal”).

The Special Meeting will be convened on June 23, 2021 at 9:00 a.m., New York City time, in a virtual format. Shareholders may attend, vote and examine the list of FTOC shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (COVID-19), the Special Meeting will be held in a virtual format only. You will not be able to attend the Special Meeting physically.

The board of directors of FTOC (the “FTOC Board”) has established May 19, 2021 as the record date for the Special Meeting. Only holders of record of shares of FTOC’s Class A ordinary shares and Class B ordinary shares (collectively, “FTOC Shares”) at the close of business on May 19, 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.

We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the FTOC Board of directors has determined that each of the Reorganization Proposal, the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of FTOC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of FTOC’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of FTOC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Reorganization Proposal — Interests of FTOC’s Directors and Officers in the Reorganization” in the proxy statement/prospectus for a further discussion.

The Reorganization is conditioned on the approval of the Reorganization Proposal and the Domestication Proposal. In addition (i) each of the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal is conditioned on the approval of the Reorganization Proposal and (ii) the Charter Proposal is conditioned on the Domestication Proposal. If our shareholders do not approve the Reorganization Proposal or the Domestication Proposal, or if any other proposal is not approved by our shareholders and we and Payoneer do not waive the applicable closing condition under the Reorganization Agreement, then the Reorganization may not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal.

In connection with our initial public offering, our initial shareholders (consisting of FTAC Olympus Sponsor, LLC and FTAC Olympus Advisors, LLC (collectively, our “Sponsors”)) and our directors at the time of our initial public offering entered into a letter agreement to vote their FTOC Class B ordinary shares purchased prior to our initial public offering, as well as any FTOC Class A ordinary shares sold as part of the units by us in our initial public offering (the “public shares”) purchased by them during or after our initial public offering, in favor of the Reorganization Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting.

Concurrently with the execution of the Reorganization Agreement, FTOC has entered into a Support Agreement with the Sponsors and Payoneer, pursuant to, and on the terms and subject to the conditions of which, our Sponsors have unconditionally and irrevocably agreed among other things to vote its shares of FTOC, and take certain other actions, in support of the Transactions. As of the date hereof, our Sponsors own approximately 22.2% of our total outstanding ordinary shares.

Pursuant to FTOC’s Memorandum and Articles of Association, a holder of public shares (a “public shareholder”) may request that FTOC redeem all or a portion of its public shares (which would become shares of New Payoneer common stock in the Reorganization) for cash if the Reorganization is consummated. As a public shareholder, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 12:00 p.m., New York City time, on June 21, 2021, (a) submit a written request to Continental Stock Transfer & Trust Company, FTOC’s transfer agent (the “transfer agent”), that FTOC redeem your public shares for cash and identify in the request the beneficial owner of the shares to be redeemed and (b) deliver your public shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Reorganization Proposal. If the Reorganization is not consummated, the public shares will not be redeemed for cash. If the Reorganization is consummated and a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Reorganization, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing (as defined below). If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FTOC instruct its transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

All FTOC shareholders are cordially invited to attend the Special Meeting which will be held in a virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a shareholder of record holding FTOC Shares, you may also cast your vote at the Special Meeting electronically by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on certain proposals because such action would not count as a vote cast at the Special Meeting

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your FTOC Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FTOC.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Reorganization will be available at https://www.cstproxy.com/ftacolympusacquisition/sm2021/smproxy.

Thank you for your participation. We look forward to your continued support.

June 1, 2021	By	Order of the Board of Directors,

Betsy Z. Cohen
Chairman of the Board

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD FTOC CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING FTOC CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR FTOC CLASS A ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE REORGANIZATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

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ADDITIONAL INFORMATION

If you have questions about the Reorganization or the Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus, proxy card or other documents incorporated by reference in the proxy statement/prospectus, you may contact FTOC’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford, CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: FTOC.info@investor.morrowsodali.com

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on June 23, 2021, you must request the information no later than four business days prior to the date of the Special Meeting, by June 17, 2021.

For a more detailed description of the information incorporated by reference in the enclosed proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 266 of the enclosed proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

•        “Board” or “FTOC Board” refers to FTOC’s board of directors.

•        “Cashout Vested Company Options” refers to an amount of each Company Optionholder’s respective Vested Company Options, equal to the number of Vested Company Options held by such Company Optionholder multiplied by the quotient obtained by dividing (i) the Per Share Cash Consideration by (ii) the Per Share Merger Consideration Value, as set forth on a schedule to be delivered by the Company to FTOC prior to the Closing Date.

•        “Closing” refers to the closing of the Reorganization.

•        “Closing Date” refers to the date on which the Closing actually occurs.

•        “Company Common Shares” refers to the shares of common stock, par value $0.01 per share, of the Company.

•        “Company Option” refers to each outstanding and unexercised option to purchase Company Common Shares issued pursuant to the Company Stock Plan from the Company, whether or not then vested or fully exercisable (each such vested Company Option, a “Vested Company Option”, and each such unvested Company Option, an “Unvested Company Option”), granted prior to the Payoneer Merger Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company Optionholder”).

•        “Company Preferred Shares” refers to the shares of convertible preferred stock, par value $0.01 per share, of the Company.

•        “Company RSU” refers to each outstanding restricted unit of Company Common Shares issued pursuant to the Company Stock Plan, whether or not then vested, granted prior to the Payoneer Merger Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company RSU Holder”).

•        “Company Shares” refers to Company Common Shares and Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

•        “Company Warrant” means each unexercised warrant to purchase Company Shares from the Company held by any Person, whether or not then vested or fully exercisable, granted prior to the Payoneer Merger Effective Time (each such Person, a “Company Warrantholder” and collectively, the “Company Warrantholders”).

•        “condition precedent proposals” means (i) the Reorganization Proposal, which approval is a condition to each of the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal and (ii) the Domestication Proposal, which approval is a condition to the Charter Proposal.

•        “Continental” refers to Continental Stock Transfer & Trust Company, the transfer agent, warrant agent and escrow agent of FTOC.

•        “dollars” or “$” refers to U.S. dollars.

•        “Equity Value” refers to an amount equal to: (a) $3,118,072,424.66, plus (b) the aggregate per share exercise price with respect to all Company Options (whether or not vested or currently exercisable), plus (c) the aggregate per share exercise price with respect to all Company Warrants, plus (d) the aggregate amount of cash paid by Company Optionholders and holders of Company Warrants to the Company in respect of the exercise price of any such Company Options and Company Warrants exercised on or after February 3, 2021 until immediately prior to Closing for which the applicable exercise price is paid in Cash in accordance with the terms of such Company Options and Company Warrants.

•        “First Merger Sub” refers to Starship Merger Sub I Inc., a Delaware corporation.

•        “FTOC” refers to FTAC Olympus Acquisition Corp., a Cayman Island exempted company.

•        “FTOC Class A ordinary shares” refers to the Class A ordinary shares, par value $0.0001 per share, of FTOC.

•        “FTOC Class B ordinary shares” refers to the Class B ordinary shares, par value $0.0001 per share, of FTOC.

•        “FTOC Liquidation Value” refers to the quotient obtained by dividing (I) the aggregate amount on deposit in FTOC’s trust account as of two business days prior to the Closing (including interest) not previously released to FTOC to fund FTOC’s working capital requirements (subject to an annual limit of $250,000) and/or to pay FTOC’s taxes, by (II) the total number of Class A ordinary shares of FTOC that were sold in FTOC’s initial public offering and outstanding as of two business days prior to the Closing.

•        “FTOC Shareholders” refers to, collectively, holders of shares of FTOC Class A ordinary shares and holders of shares of FTOC Class B ordinary shares.

•        “FTOC Shares” refers to shares of FTOC Class A ordinary shares and shares of FTOC Class B ordinary shares.

•        “founder shares” refers to shares of FTOC Class B ordinary shares initially purchased by the Sponsors in a private placement prior to our initial public offering and the shares of FTOC Class A ordinary shares that will be issued upon the automatic conversion of the shares of FTOC Class B ordinary shares in connection with the Closing.

•        “Nasdaq” refers to The Nasdaq Global Market.

•        “New Payoneer’s Board of Directors” refers to New Payoneer’s board of directors.

•        “New Payoneer common stock” refers to the shares of common stock, par value $0.01 per share, of New Payoneer.

•        “Outstanding Company Equity Securities” refers to (a) the Company Common Shares outstanding as of the Determining Date (assuming the conversion of the Company Preferred Shares into Company Common Shares as of the Determining Date) and (b) the Company Common Shares that, as of the Determining Date, are issuable upon (x) exercise in full of all Company Options (whether or not vested or currently exercisable), (y) exercise in full of all Company Warrants and (z) settlement in full of all Company RSUs (whether or not vested).

•        “Minimum Cash Condition” means FTOC having at least $325,000,000 in Marketable securities held in Trust Account after giving effect to the exercise by the holders of shares of FTOC issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem such shares into a pro rata share of the trust account in accordance with FTOC’s governing documents (but excluding, for the avoidance of doubt, the effect of the proceeds actually paid to FTOC upon consummation of the PIPE Investment).

•        “New Payoneer” means New Starship Parent Inc., a Delaware corporation, which shall be renamed Payoneer Global Inc. and be the parent company of the combined operating business following the consummation of the Reorganization.

•        “our,” “we” or “us” refers to FTOC or to New Payoneer, as the context suggests.

•        “Payoneer” or the “Company” refers to Payoneer Inc., a Delaware corporation.

•        “Per Share Merger Consideration Value” refers to an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value, the Exchange Ratio (defined below) and a Company Optionholder’s Cashout Vested Company Options, (x) subsections (b), (c) and (d) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of a date, which shall be determined by the Company and which shall be no less than 10 Business Days prior to the Closing Date (the “Determining Date”).

•        “PIPE Investors” refers to certain institutional investors who are party to the Subscription Agreements, pursuant to which New Payoneer has agreed to issue an aggregate of 30,000,000 shares of New Payoneer common stock, at a purchase price of $10.00 per share of New Payoneer common stock immediately prior to the Closing.

•        “Private Placement” refers to the issuance of an aggregate of 30,000,000 shares of New Payoneer common stock pursuant to the Subscription Agreements to the PIPE Investors immediately prior to the Closing, at a purchase price of $10.00 per share, including an aggregate of 700,000 shares of New Payoneer common stock subscribed for by an affiliate of the Sponsor, which may be increased by up to 1,300,000 shares of New Payoneer common stock.

•        “private placement warrants” refers to the 723,333 private placement warrants initially issued to the Sponsors in a private placement simultaneously with the closing of FTOC’s initial public offering, each of which is exercisable for one FTOC Class A ordinary shares at an exercise price of $11.50 per share, in accordance with its terms.

•        “Pro Rata Share” refers to, with respect to each Payoneer stockholder (including, for purposes of this definition, Company Optionholders and Company Warrantholders and Company RSU Holders), as of immediately prior to the Payoneer Merger Effective Time, the proportion of Company Shares held by such Payoneer stockholder (including the Company Shares that, immediately prior to the Payoneer Merger Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs) relative to the aggregate of all Company Shares held by all Payoneer stockholders (including the Company Shares that, immediately prior to the Payoneer Merger Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs).

•        “Proposed Bylaws” refers to New Payoneer’s Amended and Restated Bylaws attached hereto as Annex C

•        “Proposed Charter” refers to New Payoneer’s Amended and Restated Certificate of Incorporation attached hereto as Annex B

•        “public shareholders” refers to the holders of our public shares, including our initial shareholders and management team to the extent our initial shareholders and/or members of our management team purchase public shares, provided that each initial shareholder’s and member of our management team’s status as a “public shareholder” will only exist with respect to such public shares.

•        “public shares” refers to FTOC Class A ordinary shares sold as part of the units in FTOC’s initial public offering (whether they were purchased in that offering or thereafter in the open market).

•        “public warrants” refers to the warrants to purchase FTOC Class A ordinary shares sold as part of the units in FTOC’s initial public offering, each of which is exercisable for one FTOC Class A ordinary shares at an exercise price of $11.50 per share, in accordance with its terms (whether they were purchased in that offering or thereafter in the open market).

•        “record date” refers to May 19, 2021, the date for determining the FTOC Shareholders entitled to receive notice of and to vote at the Special Meeting.

•        “Reorganization” refers to the transactions contemplated by the Reorganization Agreement.

•        “Reorganization Agreement” refers to the Reorganization Agreement, dated as of February 3, 2021, as amended by Reorganization Agreement Amendment 1 and Reorganization Agreement Amendment 2 (and as it may be further amended or modified) by and among FTOC, New Payoneer, First Merger Sub, Second Merger Sub and Payoneer.

•        “Reorganization Agreement Amendment 1” refers to the first amendment to the Reorganization Agreement, dated as of February 16, 2021, by and among FTOC, New Payoneer, First Merger Sub, Second Merger Sub and Payoneer.

•        “Reorganization Agreement Amendment 2” refers to the second amendment to the Reorganization Agreement, dated as of May 10, 2021, by and among FTOC, New Payoneer, First Merger Sub, Second Merger Sub and Payoneer.

•        “SEC” refers to the U.S. Securities and Exchange Commission.

•        “Second Merger Sub” refers to Starship Merger Sub II Inc., a Delaware corporation.

•        “Series 1 Preferred Stock” refers to the shares of preferred stock, par value $0.01 per share, designated as “Series 1 Senior Preferred Stock” of the Company

•        “Special Meeting” refers to the extraordinary general meeting of FTOC Shareholders to vote on matters relating to the Reorganization convened on June 23, 2021 at 9:00 a.m., New York City time, in virtual format via https://www.cstproxy.com/ftacolympusacquisition/sm2021.

•        “Subscription Agreements” refers to the subscription agreements, dated February 3, 2021, between FTOC, New Payoneer and the PIPE Investors, pursuant to which New Payoneer has agreed to issue an aggregate of 30,000,000 shares of New Payoneer common stock immediately prior to the Closing at a purchase price of $10.00 per share, which may be increased by up to 1,300,000 shares of New Payoneer common stock.

•        “trust account” or “Trust Account” refers to the trust account established pursuant to a trust agreement with Continental, as trustee, in connection with FTOC’s initial public offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. New Payoneer’s forward-looking statements include, but are not limited to, statements regarding New Payoneer or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to consummate the Reorganization;

•        the expected benefits of the Reorganization;

•        our financial performance following the Reorganization, including financial projections and business metrics and any underlying assumptions thereunder;

•        the impact of the COVID-19 pandemic on our business and the actions we may take in response thereto; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the Proposals set forth in this proxy statement/prospectus. the forward-looking statements contained in this proxy statement/prospectus are based primarily on current expectations and projections about future events and trends that may affect our business, financial condition and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors as described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus.

In addition, statements that “we believe” and similar statements reflect beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement/prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this proxy statement/prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Special Meeting. FTOC urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:     Why am I receiving this proxy statement/prospectus?

A:     FTOC is proposing to consummate the Reorganization with New Payoneer, First Merger Sub, Second Merger Sub and Payoneer, each of which has entered into the Reorganization Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Reorganization Agreement is attached hereto as Annex A, a copy of Reorganization Agreement Amendment 1 is attached hereto as Annex A-1 and a copy of Reorganization Agreement Amendment 2 is attached hereto as Annex A-2. FTOC urges its shareholders to read each of the Reorganization Agreement, Reorganization Agreement Amendment 1 and Reorganization Agreement Amendment 2 in its entirety. The Reorganization Agreement provides, among other things, for (i) the FTOC Merger, pursuant to which First Merger Sub shall be merged with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately after the FTOC Merger, the Payoneer merger, pursuant to which Second Merger Sub shall be merged with and into the Payoneer, with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

The Reorganization must be adopted by the FTOC Shareholders in accordance with Cayman Islands law (“Cayman Islands law”) and FTOC’s Memorandum and Articles of Association. FTOC is holding a Special Meeting to obtain that approval. FTOC Shareholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to adopt the Reorganization Agreement and thereby approve the Reorganization.

THE VOTE OF FTOC SHAREHOLDERS IS IMPORTANT. FTOC SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.

Q:     Why is FTOC proposing the Reorganization?

A:     FTOC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of Payoneer and the industries in which they operate, including the financial and other information provided by Payoneer in the course of FTOC’s due diligence investigations, the FTOC Board believes that the Reorganization with Payoneer is in the best interests of FTOC and its shareholders and presents an opportunity to increase shareholder value. However, there can be no assurances of this.

Although the FTOC Board believes that the Reorganization with Payoneer presents a unique business combination opportunity and is in the best interests of FTOC and its shareholders, the FTOC Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Reorganization Proposal — FTOC’s Board of Directors’ Reasons for Approval of the Reorganization” for a discussion of the factors considered by the FTOC Board in making its decision.

Q:     When and where will the Special Meeting take place?

A:     The Special Meeting will be convened on June 23, 2021 at 9:00 a.m., New York City time, in a virtual format. Shareholders may attend, vote and examine the list of FTOC shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021 and entering the control number found on their proxy card, voting instruction form or notice they previously received.

Q:     What is the record date for the Special Meeting?

A:     The record date for the Special Meeting is May 19, 2021. Only holders of record of FTOC Shares at the close of business on May 19, 2021 are entitled to notice of the Special Meeting and to vote at the convened Special Meeting and any further adjournments or postponements of the Special Meeting.

Q:     What matters will be considered at the Special Meeting?

A:     The FTOC Shareholders will be asked to consider and vote on the following proposals:

•        a proposal to adopt the Reorganization Agreement and approve the Reorganization (the “Reorganization Proposal”);

•        a proposal to approve the Domestication (the “Domestication Proposal”);

•        a proposal to approve the Charter (the “Charter Proposal”);

•        a proposal to approve the Incentive Plan (the “Incentive Plan Proposal”);

•        a proposal to approve the ESPP (the “ESPP Proposal”); and

•        to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the condition precedent proposals would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Reorganization Agreement is not satisfied or waived (the “Adjournment Proposal”).

Q:     Is my vote important?

A:     Yes. The Reorganization cannot be completed unless the Reorganization Agreement is adopted by the FTOC Shareholders holding majority of the votes cast on such proposal. Only FTOC Shareholders as of the close of business on May 19, 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The FTOC Board unanimously recommends that such FTOC Shareholders vote “FOR” the approval of the Reorganization Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:      Do any of FTOC’s directors of officers have interests in the Reorganization that may differ from or be in addition to the interests of FTOC Shareholders?

A:     Yes. FTOC’s executive officers and certain non-employee directors may have interests in the Reorganization that may be different from, or in addition to, the interests of FTOC’s Shareholders generally. The FTOC Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Reorganization Agreement and in recommending that the Reorganization Agreement and the transactions contemplated thereby be approved by the shareholders of FTOC. See “The Reorganization Proposal — Interests of FTOC Directors and Officers in the Reorganization” beginning on page 103 of this proxy statement/prospectus.

Q:     If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:     No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your public shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     What FTOC Shareholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:     The Reorganization Proposal.    Approval of the Reorganization Proposal must be approved by an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote (in person or by proxy) of a simple majority of the shareholders who virtually attend and vote at the Special Meeting. The failure to vote, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the outcome of the proposal.

Our Sponsors have agreed to vote their shares in favor of the Reorganization and take certain other actions, in support of the Transactions. The Sponsors own approximately 22% of our outstanding shares prior to the Reorganization. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately an additional 37% of the remaining shares at the Special Meeting to approve the Reorganization.

The Domestication Proposal.    Approval of the Domestication Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Charter Proposal.    Approval of the Charter Proposal must be approved by a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Incentive Plan Proposal.    Approval of the Incentive Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the outcome of the proposal.

The ESPP Proposal.    Approval of the ESPP Proposal must be approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the outcome of the proposal.

The Adjournment Proposal.    Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.

Q:     What will Payoneer’s equity holders receive in connection with the Reorganization?

A:     The aggregate value of the consideration paid in respect of Payoneer is approximately $3.118 billion, which will be paid to (a) the Payoneer stockholders (other than holders of shares of Series 1 Preferred Stock) in the form of shares of New Payoneer common stock valued at $10.00 per share, and cash, as determined by Payoneer, subject to (i) Payoneer’s maintaining a minimum amount of cash immediately following the Closing (determined as set forth in the Reorganization Agreement) and (ii) the cash portion not exceeding 15% of the total Per Share Merger Consideration Value paid to such Payoneer stockholder and (b) (i) holders of vested Payoneer options exercisable for Payoneer equity in the form of cash and newly issued options of New Payoneer exercisable for New Payoneer common stock, (ii) holders of unvested options exercisable for Payoneer equity in the form of newly issued options of New Payoneer exercisable for New Payoneer common stock and (iii) holders of restricted stock units in the form of newly issued restricted stock units denominated in shares of New Payoneer common stock, and (c) holders of Payoneer warrants in the form of newly issued warrants to purchase shares of New Payoneer common stock issuable upon conversion of warrants to purchase Payoneer common stock (the “New Payoneer Private Warrants.”) In addition, subject to the conditions set forth in the Reorganization Agreement, Payoneer holders of Outstanding Company Equity Securities will be issued, based on each such holder’s Pro Rata Share, up to an additional 30,000,000 shares of New Payoneer common stock, (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the closing trading price of the shares of New Payoneer common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the closing trading price of the shares New Payoneer common stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period. In addition, in connection with a commitment to participate in the PIPE Investment by certain Payoneer stockholders who are (or are affiliated with) a PIPE Investor and agree in writing acceptable to Payoneer to be treated as a “Rollover Holder” under the Reorganization Agreement (such Payoneer stockholders, “Rollover Holders”), the parties agreed to permit the Rollover Holders to receive 100% of the Per Share Merger Consideration Value in the form of newly issued shares of New Payoneer common stock.

Q:     What equity stake will current FTOC Shareholders and the Payoneer equityholders hold in New Payoneer immediately after the consummation of the Reorganization?

A:     It is anticipated that, upon completion of the Reorganization, assuming no redemptions: (1) FTOC’s public shareholders will own approximately 21.7% of New Payoneer outstanding common stock; (2) the PIPE Investors will own approximately 8.6% of New Payoneer outstanding common stock; (3) the Sponsors will own approximately 5.6% of New Payoneer outstanding common stock; and (4) the current stockholders of Payoneer will own approximately 64.1% of New Payoneer outstanding common stock.

Q:     What is the PIPE Investment?

A:     Concurrently with the execution and delivery of the Reorganization Agreement, certain institutional investors entered into subscription agreements, pursuant to which New Payoneer has agreed to issue an aggregate of 30,000,000 shares of New Payoneer common stock, at a purchase price of $10.00 per share of New Payoneer common stock immediately prior to the Closing, which may be increased by up to 1,300,000 shares of New Payoneer common stock.

Q:     What happens to the funds deposited in the trust account after consummation of the Reorganization?

A:     A total of $754,787,779, comprised of approximately $750,000,000 of the proceeds from our initial public offering, including approximately $4,743,760 of underwriters’ deferred discount, and $21,700,000 of the proceeds of the sale of the private placement warrants were placed in a trust account maintained by Continental, acting as trustee. As of March 31, 2021, there were investments and cash held in the trust account of approximately $754,000,000. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial business combination by August 28, 2022, although we may withdraw the interest earned on the funds held in the trust account to pay franchise and income taxes and for working capital purposes (subject to an annual limitation of $250,000).

Q:     What happens if a substantial number of the public shareholders vote in favor of the Reorganization Proposal and exercise their redemption rights?

A:     FTOC Shareholders who vote in favor of the Reorganization may also nevertheless exercise their redemption rights. Accordingly, the Reorganization may be consummated even though the funds available from the trust account and the number of public shareholders is reduced as a result of redemptions by public shareholders. However, the consummation of the Reorganization is conditioned upon, among other things, the Minimum Cash Condition further described below. In addition, with fewer public shares and public shareholders, the trading market for New Payoneer common stock may be less liquid than the market for FTOC’s Class A ordinary shares was prior to consummation of the Reorganization and New Payoneer may not be able to meet the listing standards of Nasdaq. In addition, with less funds available from the trust account, the working capital infusion from the trust account into New Payoneer’s business will be reduced. As a result, the proceeds will be greater in the event that no public shareholders exercise redemption rights with respect to their public shares for a pro rata portion of the trust account as opposed to the scenario in which FTOC’s public shareholders exercise the maximum allowed redemption rights.

Q:     What material negative factors did the FTOC Board consider in connection with the Reorganization?

A:     Although the FTOC Board believes that the reorganization with Payoneer will provide FTOC Shareholders with an opportunity to participate in a combined company with significant growth potential, market share and well-known brands, the FTOC Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that FTOC Shareholders would not approve the Reorganization and the risk that significant numbers of FTOC Shareholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Reorganization Proposal — FTOC’s Board of Directors’ Reasons for Approval of the Reorganization.”

Q:     Do I have redemption rights?

A:     If you are a public shareholder, you have the right to request that FTOC redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights.” Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Reorganization Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our initial shareholders and our directors at the time of our initial public offering entered into the insider letter agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination.

The Closing is subject to certain conditions, including, among other things:

•        approval of the FTOC Shareholder Approval Matters by FTOC Shareholders;

•        FTOC having at least $5,000,001 of net tangible assets following the exercise by the holders of the FTOC’s Class A ordinary shares issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing;

•        the receipt of approvals required under Money Transmitter Laws;

•        the absence of any law or order enjoining or prohibiting the consummation of the transactions;

•        the receipt of approval for the New Payoneer common stock to be listed on a public stock market or exchange in the United States, subject only to the requirement to have a sufficient number of round lot holders;

•        the consummation of at least 85% of the PIPE Investment;

•        FTOC having at least $325,000,000 in Marketable securities held in Trust Account after giving effect to the exercise by the holders of shares of FTOC issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem such shares into a pro rata share of the trust account in accordance with FTOC’s governing documents (but excluding, for the avoidance of doubt, the effect of the proceeds actually paid to FTOC upon consummation of the PIPE Investment);

•        the effectiveness of the Form S-4 and the absence of any issued or pending stop order by the SEC; and

•        FTOC changing its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware, as set forth in the Domestication Proposal.

Q:     How do I exercise my redemption rights?

A:     If you are a public shareholder and wish to exercise your right to redeem your public shares, you must:

(i)     (a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 12:00 p.m., New York City time, on June 21, 2021, (a) submit a written request to Continental that FTOC redeem your public shares for cash and identify in the request the beneficial owner of the shares to be redeemed and (b) deliver your public shares to Continental, physically or electronically through The Depository Trust Company (“DTC”).

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Reorganization?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental directly and instruct them to do so.

Any public shareholder will be entitled to request that their public shares (which would become shares of New Payoneer common stock in the reincorporation) be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Reorganization, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote for or against the Reorganization Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Reorganization Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Reorganization.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Reorganization?” below.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is 12:00 p.m., New York City time, on June 21, 2021, and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that FTOC instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by FTOC’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental by 12:00 p.m., New York City time, on June 21, 2021.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any FTOC warrants that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, FTOC’s transfer agent, directly and instruct them to do so. If you fail to cause your units to be separated and delivered to Continental, FTOC’s transfer agent, by 12:00 p.m., New York City time, on June 21, 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     We expect that a U.S. holder (as defined below) that exercises its redemption rights to receive cash from the trust account in exchange for its public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that a U.S. holder owns or is deemed to own (including through the ownership of New Payoneer Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     How does the FTOC Board recommend that I vote?

A:     The FTOC Board recommends that the FTOC Shareholders vote “FOR” the approval of the Reorganization Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of The Charter Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the FTOC Board recommends that FTOC Shareholders vote, see the section entitled “The Reorganization Proposal — FTOC’s Board of Directors’ Reasons for Approval of the Reorganization” beginning on page 98.

Q:     How do the Sponsors and the other initial shareholders intend to vote their shares?

A:     In connection with our initial public offering, our initial shareholders (consisting of the Sponsors) and our directors at the time of our initial public offering entered into a letter agreement to vote their shares in favor of the Reorganization Proposal, and we also expect them to vote their shares in favor of all other proposals being presented at the Special Meeting.

Concurrently with the execution of the Reorganization Agreement, FTOC has entered into a Support Agreement with the Sponsors and Payoneer, pursuant to, and on the terms and subject to the conditions of which, our Sponsors have unconditionally and irrevocably agreed among other things to vote its shares of FTOC, and take certain other actions, in support of the Transactions. As of the date hereof, our Sponsors own approximately 22% of our total outstanding ordinary shares.

Q:     May the Sponsors and the other initial shareholders purchase public shares or warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding FTOC or its securities, the initial shareholders, Payoneer and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Reorganization Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FTOC satisfies the Minimum Cash Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Reorganization. This may result in the completion of our Reorganization in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Reorganization to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Q:     Who is entitled to vote at the Special Meeting?

A:     The FTOC Board has established May 19, 2021 as the record date for the Special Meeting. All holders of record of FTOC Shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Attendance at the Special Meeting is not required to vote. See the section entitled “Questions and Answers About the Reorganization and the Special Meeting — How can I vote my shares without attending the Special Meeting?” beginning on page 14 for instructions on how to vote your FTOC Shares without attending the Special Meeting.

Q:     How many votes do I have?

A:     Each FTOC Shareholder of record is entitled to one vote for each FTOC Share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were outstanding FTOC Shares.

Q:     What constitutes a quorum for the Special Meeting?

A:     A quorum is the minimum number of shareholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of outstanding FTOC Shares representing a majority of the issued shares entitled to vote at the Special Meeting are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Q:     What will happen to FTOC as a result of the Reorganization?

A:     FTOC will become a wholly owned subsidiary of New Payoneer.

Q:     What is Payoneer?

A:     Payoneer is an American financial services company that provides online cross-border money transfer, digital payment services and provides customers with working capital.

Q:     What will happen to my FTOC Shares as a result of the Reorganization?

A:     If the Reorganization is completed, each FTOC Share will be canceled and converted into the right to receive one share of New Payoneer common stock. See the section entitled “The Reorganization Proposal — Consideration” beginning on page 92.

Q:     Where will the New Payoneer common stock that FTOC Shareholders receive in the Reorganization be publicly traded?

A:     Assuming the Reorganization is completed, the shares of New Payoneer common stock issued in connection with the Reorganization will be listed and traded on Nasdaq under the ticker symbol “PAYO,”

Q:     What happens if the Reorganization is not completed?

A:     If the Reorganization Agreement is not adopted by FTOC Shareholders or if the Reorganization is not completed for any other reason by November 3, 2021, then we will seek to consummate an alternative initial business combination prior to August 28, 2022. If we do not consummate an initial business combination by August 28, 2022, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     How can I vote my shares at the Special Meeting?

A:     FTOC Shares held directly in your name as the shareholder of record of such FTOC Shares as of the close of business on May 19, 2021, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit https://www.cstproxy.com/ftacolympusacquisition/sm2021, and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. If you are a beneficial owner of FTOC Shares but not the shareholder of record of such FTOC Shares, you will also need to obtain a legal proxy for the meeting provided by your bank, broker, or nominee. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Special Meeting, you will not be permitted to vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.

Q:     How can I vote my shares without attending the Special Meeting?

A:     If you are a shareholder of record of FTOC Shares as of the close of business on May 19, 2021, the record date, you can vote by proxy via the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:     What is a proxy?

A:     A proxy is a legal designation of another person to vote the stock you own. If you are a shareholder of record of FTOC Shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of FTOC’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution.

Q:     What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:     If your FTOC Shares are registered directly in your name with Continental you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares.

Direct holders (shareholders of record).    For FTOC Shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your FTOC Shares are voted.

Shares in “street name.”    For FTOC Shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:     If a FTOC Shareholder gives a proxy, how will the FTOC Shares covered by the proxy be voted?

A:     If you provide a proxy, regardless of whether you provide that proxy by phone, via the Internet or by completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your FTOC Shares in the way that you indicate when providing your proxy in respect of the FTOC Shares you hold. When completing the Internet or telephone processes or the proxy card, you may specify whether your FTOC Shares should be voted for or against, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:     How will my FTOC Shares be voted if I return a blank proxy?

A:     If you sign, date and return your proxy and do not indicate how you want your FTOC Shares to be voted, then your FTOC Shares will be voted “FOR” the approval of the Reorganization Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of The Charter Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:     Can I change my vote after I have submitted my proxy?

A:     Yes. If you are a shareholder of record of FTOC Shares as of the close of business on the record date, whether you vote by telephone, Internet or mail, you can change or revoke your proxy before June 23, 2021 in one of the following ways:

•        submit a new proxy card bearing a later date;

•        vote again by telephone or the Internet at a later time;

•        give written notice of your revocation to FTOC’s Corporate Secretary, which notice must be received by FTOC’s Corporate Secretary prior to the vote at the Special Meeting; or

•        vote electronically at the Special Meeting by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     Where can I find the voting results of the Special Meeting?

A:     The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, FTOC will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:     Are FTOC Shareholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:     Yes. FTOC Shareholders are entitled to exercise dissenters’ rights or appraisal rights under Cayman Island law in connection with the Reorganization. Minority holders of FTOC Shares have appraisal rights in connection with the Reorganization or the reincorporation under Cayman Island law. Minority FTOC shareholders that dissent to the Reorganization are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

FTOC Shareholders may vote against the Reorganization Proposal if they are not in favor of the adoption of the Reorganization Agreement.

Q:     Are there any risks that I should consider as a FTOC Shareholder in deciding how to vote or whether to exercise my redemption rights?

A:     Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 45. You also should read and carefully consider the risk factors of FTOC and Payoneer contained in the documents that are incorporated by reference herein.

Q:     What happens if I sell my FTOC Shares before the Special Meeting?

A:     The record date for FTOC Shareholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your FTOC Shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your FTOC Shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting.

Q:     What are the material U.S. federal income tax consequences of the Reorganization to me?

A:     The U.S. federal income tax consequences of the Reorganization are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences.” The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Reorganization’s foreign, state or local tax laws.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE REORGANIZATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     When is the Reorganization expected to be completed?

A:     Subject to the satisfaction or waiver of the conditions described in the section entitled “The Reorganization Agreement — Conditions to Closing” beginning on page 114, including the adoption of the Reorganization Agreement by the FTOC Shareholders at the Special Meeting, the Reorganization is expected to close in the second quarter of 2021. However, it is possible that factors outside the control of both companies could result in the Reorganization being completed at a later time, or not being completed at all.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     FTOC has engaged a professional proxy solicitation firm, Morrow Sodali LLC (“Morrow”), to assist in soliciting proxies for the Special Meeting. FTOC has agreed to pay Morrow a fee of $37,500, plus disbursements. FTOC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FTOC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of our ordinary shares and in obtaining voting instructions from those owners. FTOC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What are the conditions to completion of the Reorganization?

A:     The Closing is subject to certain conditions, including, among other things, approval by FTOC’s and the Company’s stockholders of the Reorganization Agreement Proposal and the Domestication Proposal. The Reorganization Agreement also contains other conditions, including, among others: (i) FTOC having at least $5,000,001 of net tangible assets following the exercise by the holders of the FTOC’s Class A ordinary shares issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing, (ii) the receipt of approvals required under Money Transmitter Laws, (iii) the absence of any law or order enjoining or prohibiting the consummation of the transactions, (iv) the receipt of approval for the New Payoneer common stock to be listed on public stock market or exchange in the United States, subject only to the requirement to have a sufficient number of round lot holders, (v) the consummation of at least 85% of the PIPE Investment, (vi) FTOC having at least $325,000,000 in Marketable securities held in the Trust Account after taking into account the exercise by the holders of shares of FTOC issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem such shares into a pro rata share of the Trust Account in accordance with FTOC’s governing documents (but excluding, for the avoidance of doubt, the effect of the proceeds actually paid to SPAC upon consummation of the PIPE Investment), (vii) the absence of any material adverse effect, (viii) New Payoneer having entered into a customary registration rights agreement and (ix) FTOC changing its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware.

Q:     What should I do now?

A:     You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your FTOC Shares will be voted in accordance with your instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FTOC Shares.

Q:     Whom do I call if I have questions about the Special Meeting or the Reorganization?

A:     If you have questions about the Special Meeting or the Reorganization, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford, CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: FTOC.info@investor.morrowsodali.com

You also may obtain additional information about FTOC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, FTOC’s transfer agent, at the address below prior to 12:00 p.m., New York City time, on June 21, 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Our Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read this proxy statement/prospectus, including the attached Annexes and the accompanying financial statements of FTOC and Payoneer, carefully and in its entirety for a more complete understanding of the matters to be considered at the Special Meeting.

•        FTAC Olympus Acquisition Corp., a Cayman Islands exempted company, is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•        On August 28, 2020, we completed our IPO of 75,000,000 units and on September 23, 2020 the underwriters exercised their overallotment option in part, resulting in an additional 474,376 units issued, both at a price of $10.00 per unit, generating proceeds to us of $754,743,760. Each unit consisted of one share of Class A ordinary shares and one-third of one redeemable warrant, with each whole warrant exercisable for one Class A ordinary share at a price of $11.50 per share. Simultaneously with the closing of the IPO, we closed the private sale of an aggregate of 2,170,000 units at $10.00 per unit generating gross proceeds, before expenses, of approximately $21,700,000. The private placement units are identical to the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, the warrants contained therein (i) will not be redeemable by FTOC, (ii) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after FTOC completes its initial business combination and (iii) may be exercised by the holders on a cashless basis. For more information regarding the warrants, please see the section entitled “Description of New Payoneer Securities.”

•        Payoneer is an American financial services company that provides online cross-border money transfer, digital payment services and provides customers with working capital. For more information about Payoneer, see “Information About Payoneer,” “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Reorganization.”

•        Pursuant to the Reorganization Agreement, the parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC (the “FTOC Merger”), with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer (“Starship Surviving Sub”).

•        Unless waived by the parties to the Reorganization Agreement, consummation of the transactions contemplated by the Reorganization Agreement is subject to customary closing conditions, including approval by FTOC’s and the Company’s stockholders. The Reorganization Agreement also contains other conditions, including, among others: (i) FTOC having at least $5,000,001 of net tangible assets following the exercise by the holders of the FTOC’s Class A ordinary shares issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing, (ii) the receipt of approvals required under Money Transmitter Laws, (iii) the absence of any law or order enjoining or prohibiting the consummation of the transactions, (iv) the receipt of approval for the New Payoneer common stock to be listed on a public stock market or exchange in the United States, subject only to the requirement to have a sufficient number of round lot holders, (v) the consummation of at least 85% of the PIPE Investment, (vi) FTOC having at least $325,000,000 in Marketable securities held in Trust Account after taking into account the exercise by the holders of shares of FTOC issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem such shares into a pro rata share of the Trust Account in accordance with FTOC’s governing documents (but excluding, for the avoidance of doubt, the effect of the proceeds actually paid to SPAC upon consummation of the PIPE Investment), (vii) the absence of any material adverse effect, (viii) New Payoneer having entered into a customary registration rights agreement and (ix) FTOC changing its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware.

•        For more information about the closing conditions to the Reorganization, please see the section entitled “Proposal No. 1 — Approval of the Reorganization — The Reorganization Agreement — Conditions to Closing of the Reorganization.”

•        The Reorganization Agreement may be terminated at any time prior to the consummation of the Mergers (whether before or after the required FTOC Shareholder vote has been obtained) by written consent of FTOC and Payoneer and in certain other circumstances, including, but not limited to if: (i) the Closing has not occurred by November 3, 2021, (ii) a governmental entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions, and such order or other action has become final and non-appealable and (iii) the Reorganization Proposal and other related proposals are not approved by FTOC’s stockholders at the duly convened meeting of FTOC’s stockholders. For more information about the termination rights under the Reorganization Agreement, please see the section entitled “Proposal No. 1 — Approval of the Reorganization — The Reorganization Agreement — Termination.”.

•        The Base Value (as it is defined in the Reorganization Agreement) of the consideration paid in respect of Payoneer is approximately $3.118 billion, which will be paid to (a) the Payoneer stockholders (other than holders of shares of Series 1 Preferred Stock) in the form of shares of New Payoneer common stock valued at $10.00 per share and cash as determined by Payoneer, subject to (i) Payoneer’s maintaining a minimum amount of cash immediately following the Closing (determined as set forth in the Reorganization Agreement) and (ii) the cash portion not exceeding 15% of the total Per Share Merger Consideration Value paid to such Payoneer stockholder and (b) (i) holders of vested Payoneer options exercisable for Payoneer equity in the form of cash and newly issued options of New Payoneer exercisable for New Payoneer common stock, paid to such Payoneer stockholder and (ii) holders of unvested options exercisable for Payoneer equity in the form of newly issued options of New Payoneer exercisable for New Payoneer common stock and (iii) holders of restricted stock units in the form of newly issued restricted stock units denominated in shares of New Payoneer common stock, and (c) holders of Payoneer warrants in the form of newly issued New Payoneer Warrants exercisable for New Payoneer common stock. Each share of Series 1 Preferred Stock issued and outstanding, if any, shall remain as an issued and outstanding share of Series 1 Preferred Stock of Payoneer Surviving Sub, and shall be unaffected by the Mergers. In addition, subject to the conditions set forth in the Reorganization Agreement, holders of Outstanding Company Equity Securities will be issued up to an additional 30,000,000 shares of New Payoneer common stock (the “EarnOut Shares”), (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the closing trading price of the shares of New Payoneer common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the closing trading price of the shares New Payoneer common stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period. In addition, in connection with a commitment by certain Payoneer stockholders who are (or are affiliated with) a PIPE Investor and agree in writing acceptable to Payoneer to be treated as a “Rollover Holder” under the Reorganization Agreement to participate in the PIPE Investment (defined below), the parties agreed to permit the Rollover Holders to receive 100% of the Per Share Merger Consideration Value in the form of newly issued shares of New Payoneer common stock.

•        Concurrently with the execution and delivery of the Reorganization Agreement, the PIPE Investors have entered into Subscription Agreements pursuant to which the PIPE Investors have committed (the “PIPE Investment”) to subscribe for and purchase for an aggregate purchase price of $300,000,000 shares of New Payoneer common stock (at $10.00 per share), which may be increased by up to $13,000,000. In this proxy statement/prospectus, we assume that approximately $300 million of the gross proceeds from the PIPE in addition to the Marketable securities held in trust account, will be used to fund the cash consideration of $396.4 million under the no redemption scenario and of $183.2 million under the maximum redemption scenario.

•        Prior to the closing of the Reorganization, the Payoneer stockholders own all of the outstanding equity interests of Payoneer Inc.

The following diagram illustrates the ownership of FTOC and Payoneer, as of the date of this proxy statement.

The following diagram illustrates the ownership of New Payoneer after the Closing of the Reorganization.

Payoneer Stockholders = ~64.1%
FTOC Stockholders(1) = ~27.3%
PIPE Investors = ~8.6%
New Payoneer
Series 1 Preferred Stockholders
FTOC
Payoneer
Various Subsidiaries

* Relative ownership percentages assume no redemptions and do not give effect to earn-out or other unvested shares. See "Summary Unaudited Pro Forma Condensed Combined Financial Information" for additional information concerning post-Reorganization ownership composition.

(1) FTOC stockholders comprise the Sponsor and shares held by other existing FTOC stockholders. Of the approximate 27.3% held by FTOC stockholders, approximately 5.6% will be held by the Sponsor and 21.7% will be held by the other existing FTOC stockholders. Sponsor shares include 11.6 million shares that are subject to performance-based conditions to release of transfer restrictions.

•        In evaluating the Reorganization, our Board considered a number of factors, including Payoneer’s highly attractive business model, Payoneer’s deep relationships with a diverse customer and supplier base, Payoneer’s strong recurring revenue, Payoneer’s experienced and proven management team, Payoneer’s defensible business niche, other alternatives, terms of the Reorganization Agreement, and continued ownership by sellers. For more information about our decision-making process, as well as other factors, uncertainties and risks considered, see the section entitled “Proposal No. 1 — Approval of the Reorganization — FTOC’s Board of Directors’ Reasons for the Approval of the Reorganization.”

•        Pursuant to the FTOC’s Memorandum and Articles of Association, a public stockholder may request that we redeem all or a portion of such shareholder’s public shares for cash if the Reorganization is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units through a broker, bank or other nominee, holders must notify their broker, bank or other nominee that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Trust Company, N.A., our transfer agent, directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “FOR” the Reorganization Proposal or any other proposal. If the Reorganization is not consummated, the public shares will be returned to the respective holder, broker, bank or other nominee. If the Reorganization is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds, including by timely delivering its shares to our transfer agent, we will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Reorganization, including interest (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per outstanding public share. If a public shareholder properly exercises its redemption rights in full, then it will be electing to exchange all of its public shares for cash and will not own any public shares of the post-Reorganization company. Holders of our outstanding warrants do not have redemption rights in connection with the Reorganization. Please see the section entitled “Special Meeting of the FTOC Shareholders — Redemption Rights.”

•        In addition to voting on the proposal to approve and adopt the Reorganization Agreement and approve the Reorganization (we refer to this proposal as the “Reorganization Proposal”), at the Special Meeting, our stockholders will be asked to vote upon:

•        the Domestication Proposal;

•        the Charter Proposal;

•        the Incentive Plan Proposal;

•        the ESPP Proposal; and

•        a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or for any other reason in connection with, the approval of one or more of the other proposals at the Special Meeting.

See “Proposal No. 1 — Approval of the Reorganization,” “Proposal No. 2 — Approval of the Domestication Proposal,” “Proposal No. 3 — Approval of the Charter Proposal,” “Proposal No. 4 — Approval of the Incentive Plan Proposal,” “Proposal No. 5 — Approval of the ESPP Proposal” and “Proposal No. 6 — The Adjournment Proposal.” The Reorganization is conditioned on the approval of the Reorganization Proposal and the Domestication Proposal. In addition (i) each of the Domestication Proposal, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal is conditioned on the approval of the Reorganization Proposal and (ii) the Charter Proposal is conditioned on the Domestication Proposal. If our shareholders do not approve the Reorganization Proposal or the Domestication Proposal, or if any other proposal is not approved by our shareholders and we and Payoneer do not waive the applicable closing condition under the Reorganization Agreement, then the Reorganization may not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal. Each of these proposals is more fully described in this proxy statement, which each shareholder is encouraged to read carefully and in its entirety.

•        The proposed Reorganization, including our business following the Reorganization, involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•        When you consider the recommendation of our Board in favor of approval of the Reorganization Proposal and the other proposals included herein, you should keep in mind that the Sponsors and our directors have interests in such proposal that are different from, or in addition to, those of our shareholders and warrant holders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Reorganization and transaction agreements and in recommending to our shareholders that they vote in favor of the proposals presented at the Special Meeting, including the Reorganization Proposal. FTOC shareholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Reorganization Proposal. These interests include, among other things:

•        If we are unable to complete our initial business combination by August 28, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by August 28, 2022. Our initial shareholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. In accordance with the terms of the Sponsor Share Surrender and Share Restriction Agreement, upon the Closing, such founder shares, together with the 2,170,000 shares contained in the placement units purchased by the Sponsors in a private placement simultaneously with the closing of our initial public offering, will be exchanged for an aggregate of 21,581,094 shares of New Payoneer common stock, 1,941,109 of which will be forfeited and 11,646,656 shares of New Payoneer common stock held by the Sponsors immediately following the Effective Times shall be subject to transfer restrictions. Such transfer restrictions will be lifted for 5,823,328 of the Sponsors shares when the closing share price of New Payoneer’s common stock exceeds $15.00 for 20 out of any 30 consecutive trading days. The remaining 5,823,328 shares will no longer be subject to transfer restrictions when the closing share price of New Payoneer’s common stock exceeds $17.00 for 20 out of any 30 consecutive trading days. Such securities, if unrestricted and freely tradable would be valued at approximately $57,650,947, based on the closing price of $9.90 per share of our Class A ordinary shares on The Nasdaq Capital Market on May 19, 2021.

•        Simultaneously with the closing of our initial public offering, we consummated the sale of 2,170,000 placement units at a price of $10.00 per unit to our Sponsor. The private placement warrants, which are included in the private placement units, are each exercisable commencing 30 days following the Closing for one share of FTOC Class A ordinary shares at $11.50 per share. If we do not consummate a business combination transaction by August 28, 2022, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public shareholders and the warrants held by our initial shareholders will be worthless. The warrants held by our initial shareholders had an aggregate market value of approximately $3,927,700 based upon the closing price of $1.81 per warrant on The Nasdaq Capital Market on May 19, 2021. However, pursuant to the terms of the Sponsor Share Surrender and Share Restriction Agreement, the Sponsors have agreed to forfeit such private placement warrants immediately prior to the Closing.

•        The Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by August 28, 2022. Certain of them may continue to serve as officers and/or directors of New Payoneer after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Payoneer Board of Directors determines to pay to its directors and/or officers.

•        Our initial shareholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if FTOC fails to complete a business combination by August 28, 2022.

•        In order to protect the amounts held in the trust account, the Sponsors have agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

•        Following the Closing, the Sponsors would be entitled to the repayment of any working capital loan and advances that have been made to FTOC and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsors have not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•        Following the consummation of the Reorganization, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

Upon the Closing, subject to the terms and conditions of the Reorganization Agreement, the Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FTOC from time to time, made by the Sponsors or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which FTOC and Payoneer refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Parties to the Reorganization (page 84)

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703
Philadelphia, PA 19104

(215) 701-9555

FTAC Olympus Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Payoneer Inc.

150 W 30th St,
New York, NY 10001

(212) 600-9280

Payoneer is a global payment and commerce-enabling platform, powering growth for millions of digital businesses by providing global payments and other services via APIs as well as web, mobile applications and machine learning infrastructure. These global payment services enable Payoneer customers to connect once to Payoneer and pay or get paid globally with a broad set of localized and global payment methods.

New Starship Parent Inc.

2929 Arch Street, Suite 1703
Philadelphia, PA 19104

New Starship Parent Inc., a Delaware corporation, will be the parent company of Payoneer Inc. upon the Closing of the Reorganization.

Starship Merger Sub I Inc.

2929 Arch Street, Suite 1703
Philadelphia, PA 19104

Starship Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer, was formed in connection with the Reorganization to be merged with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer.

Starship Merger Sub II Inc.

2929 Arch Street, Suite 1703
Philadelphia, PA 19104

Starship Merger Sub II Inc., a Delaware corporation and wholly owned subsidiary of New Payoneer, was formed in connection with the Reorganization to be merged with and into the Payoneer, with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

The Reorganization Agreement (page 106)

The terms and conditions of the Reorganization are contained in the Reorganization Agreement, which is attached to this proxy statement/prospectus as Annex A and Reorganization Agreement Amendment 1 and Reorganization Agreement Amendment 2, which are attached to this proxy statement/prospectus as Annex A-1 and Annex A-2, respectively, and are incorporated by reference herein in their entirety. FTOC encourages you to read the Reorganization Agreement carefully, as it is the legal document that governs the Reorganization. For more information on the Reorganization Agreement, see the section entitled “The Reorganization Agreement.”

Ancillary Agreements Related to the Reorganization (page 118)

In connection with the Reorganization Agreement the Parties and other certain investors have entered into or agreed to enter into a number of ancillary agreements, including a Voting Agreement, Sponsor Share Surrender and Share Restriction Agreement, Support Agreement, Lock-up Agreement and a Registration Rights Agreement. For more information on the ancillary agreements to the Reorganization Agreement, see the section entitled “Ancillary Agreements Related to the Reorganization.”

Structure of the Reorganization (page 92)

Pursuant to the Reorganization Agreement, the parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer, with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

The following diagrams illustrate in simplified terms the current structure of FTOC and Payoneer and the expected structure of New Payoneer and its operating subsidiaries upon the Closing.

The following diagram illustrates the ownership of Payoneer, as of the date of this proxy statement/prospectus, and as of Closing, giving effect to the completion of the Reorganization.

The Private Placement (page 92)

FTOC and New Payoneer entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, New Payoneer agreed to issue and sell in private placements an aggregate of 30,000,000 shares of New Payoneer common stock to the PIPE Investors for $10.00 per share, which may be increased by up to 1,300,000 shares of New Payoneer common stock.

The Private Placement is expected to close immediately prior to the Closing. For more information regarding the Private Placement, see the section entitled “The Reorganization Proposal — The Private Placement.”

Consideration (page 106)

Payoneer Stockholders

The Base Value (as it is defined in the Reorganization Agreement) of the consideration paid in respect of Payoneer is approximately $3.118 billion, which will be paid to (a) the Payoneer stockholders (other than holders of shares of Series 1 Preferred Stock) in the form of shares of New Payoneer common stock valued at $10.00 per share, and cash, as determined by Payoneer, subject to (i) Payoneer’s maintaining a minimum amount of cash immediately following the Closing (determined as set forth in the Reorganization Agreement) and (ii) the cash portion not exceeding 15% of the total Per Share Merger Consideration Value paid to such Payoneer stockholder and (b) (i) holders of vested Payoneer options exercisable for Payoneer equity in the form of cash and newly issued options of New Payoneer exercisable for New Payoneer common stock, (ii) holders of unvested options exercisable for Payoneer equity in the form of newly issued options of New Payoneer exercisable for New Payoneer common stock and (iii) holders of restricted stock units in the form of newly issued restricted stock units denominated in shares of New Payoneer common stock, and (c) holders of Payoneer warrants in the form of newly issued New Payoneer Warrants exercisable for New Payoneer common stock. Each share of Series 1 Preferred Stock issued and outstanding, if any, shall remain as an issued and outstanding share of Series 1 Preferred Stock of Payoneer Surviving Sub, and shall be unaffected by the Mergers.

In addition, subject to the conditions set forth in the Reorganization Agreement, holders of Outstanding Company Equity Securities will be issued, based on such holder’s Pro Rata Share, up to an additional 30,000,000 Earn-Out Shares, (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the Closing trading price of the shares of New Payoneer common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the Closing trading price of the shares New Payoneer common stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period.

In addition, in connection with a commitment by certain Payoneer stockholders who are (or are affiliated with) a PIPE Investor and agree in writing acceptable to Payoneer to be treated as a “Rollover Holder” under the Reorganization Agreement to participate in the PIPE Investment, the parties agreed to permit the Rollover Holders to receive 100% of the Per Share Merger Consideration Value in the form of newly issued shares of New Payoneer common stock.

In addition, for U.S. employees of Payoneer Inc. holding Company Common Stock issued pursuant to the exercise of Company Options prior to the date that is 12-months preceding the Determining Date (each, an “Exercise Holder”), instead of each Company Common Share held by such Exercise Holder being entitled to Per Share Cash Consideration and Per Share Stock Consideration on a pro rata basis, and instead of the Cashout Vested Company Options of such Exercise Holder being entitled to be exchanged for the Cashout Vested Company Option Amount allocable to such Exercise Holder, (i) the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount (as defined below) will be exchanged for certain of such Exercise Holder’s Company Common Shares and vested Payoneer options exercisable for Payoneer equity in full, (ii) the aggregate amount of the Per Share Stock Consideration (other than the Earn-Out Shares) allocable to such Exercise Holder will be exchanged for certain of such Exercise Holder’s Company Common Shares in full and (iii) the aggregate amount of newly issued options of New Payoneer exercisable for New Payoneer common stock that would otherwise continue to be held by such Exercise Holder as a result of converting the vested Payoneer options exercisable for Payoneer equity will be exchanged for such Exercise Holder’s vested Payoneer options exercisable for Payoneer equity in full, in each case pursuant to a methodology described further in the Reorganization Agreement Amendment 2; provided that the percentage to be obtained by dividing the cash portion of the consideration to be paid to such Exercise Holder by the aggregate amount of consideration allocated to such Exercise Holder under the Reorganization Agreement (excluding the Earn-Out Shares) in respect thereof will be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable to such holder in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to the foregoing allocation provisions (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).

FTOC Shareholders

At the FTOC Merger Effective Time, the FTOC Shares held by FTOC shareholders immediately prior to the FTOC Merger Effective Time will be exchanged, on a one-for-one basis, for shares of New Payoneer common stock.

At the FTOC Merger Effective Time, holders of FTOC Class A ordinary shares and public warrants will receive New Payoneer common stock and warrants of New Payoneer without needing to take any action and accordingly such holders should not submit the certificates relating to their FTOC Class A ordinary shares or warrants.

Special Meeting of FTOC Shareholders and the Proposals (page 85)

The Special Meeting will be convened on June 23, 2021 at 9:00 a.m., New York City time, in a virtual format. Shareholders may attend, vote and examine the list of FTOC shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Reorganization Proposal and the Adjournment Proposal.

Approval of the condition precedent proposals is a condition to the obligation of FTOC to complete the Reorganization.

Only holders of record of issued and outstanding FTOC Shares as of the close of business on May 19, 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each FTOC ordinary share that you owned as of the close of business on that record date.

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding FTOC Shares as of the record date present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Approval of the Reorganization Proposal requires the affirmative vote of a majority of the votes cast by FTOC shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Domestication Proposal requires the affirmative vote of two-thirds majority cast by FTOC shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Charter Proposal requires the affirmative vote of two-thirds majority of the votes cast by FTOC shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FTOC shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by FTOC shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.

Recommendation of FTOC’s Board of Directors (page 105)

The FTOC Board has unanimously determined that the Reorganization is in the best interests of, and advisable to, the FTOC Shareholders and recommends that the FTOC Shareholders adopt the Reorganization Agreement and thereby approve the Reorganization. The FTOC Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

The FTOC Board recommends that you vote “FOR” the approval of the Reorganization Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of The Charter Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

For more information about the FTOC Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and FTOC Board Recommendation” beginning on page 86 and “The Reorganization Proposal — FTOC’s Board of Directors’ Reasons for Approval of the Reorganization” beginning on page 98.

FTOC’s Board of Directors’ Reasons for Approval of the Reorganization (page 98)

In considering the Reorganization, the FTOC Board considered the following positive factors, although not weighted or in any order of significance:

•        Recurring revenue.    The company leverages its high-tech, high touch platform to provide to a single customer a broad range of financial services including global payments, multi-currency accounts, merchant services and working capital to name only a few of its solutions. Evidence of the company’s success can be measured by net retention of over 100% of customer volume in 2020.

•        Strong management team.    Led by Chief Executive Officer Scott Galit, Payoneer’s management team has extensive experience in payments, technology, corporate management, operations, and acquisition execution. The FTOC Board believes that Payoneer has a strong management team, and expects that Messrs. Galit and Levine, each of whom has been with Payoneer close to a decade, as well as other key Payoneer executives, will continue with the merged company following the Transaction to pursue execution of Payoneer’s strategic and growth goals. For additional information regarding Payoneer’s executive officers, see “Information about Payoneer — Executive Officers.”

•        Opportunities for add-on acquisitions.    Payoneer’s management team has a proven track record of acquiring add-on and value-additive companies and assets and successfully executing such acquisitions. The FTOC Board believes that the Payoneer management team’s ability to source acquisition opportunities and execute transactions will further growth and create value for stockholders.

•        Defensible business niche.    Payoneer’s robust global platform and scalable compliance, risk and regulatory infrastructure that combines modern technology and global services, provides highly efficient customer acquisition and an opportunity to cross-sell new products that increases value per customer, creating a distinct competitive advantage.

•        Diversified customer and supplier base.    Although the FTOC Board determined that a diversified supplier base was not a relevant factor given the business to be acquired, Payoneer satisfied the criteria relating to a diversified customer base as its cross-border services span various industries across more than 190 countries and more than five million marketplaces, enterprises and small and medium businesses, with customers that vary from global digital payment providers, to local niche businesses to large banks.

Conditions to Closing (page 114)

The obligations of the parties to consummate the Transactions are subject to the satisfaction of the following mutual conditions (in each case, unless waived in writing by all parties):

•        approval of the FTOC Shareholder Approval Matters by FTOC Shareholders;

•        FTOC having at least $5,000,001 of net tangible assets following the exercise by the holders of the FTOC’s Class A ordinary shares issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing;

•        the receipt of approvals required under Money Transmitter Laws;

•        the absence of any law or order enjoining or prohibiting the consummation of the transactions;

•        the receipt of approval for the New Payoneer Common Stock to be listed a public stock market or exchange in the United States, subject only to the requirement to have a sufficient number of round lot holders;

•        the consummation of at least 85% of the PIPE Investment;

•        FTOC having at least $325,000,000 of cash contained in the Trust Account after giving effect to the exercise by the holders of shares of FTOC issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem such shares into a pro rata share of the Trust Account in accordance with FTOC’s governing documents (but excluding, for the avoidance of doubt, the effect of the proceeds actually paid to FTOC upon consummation of the PIPE Investment);

•        the effectiveness of the Form S-4 and the absence of any issued or pending stop order by the SEC; and

•        FTOC changing its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware.

Unless waived by Payoneer in writing, the obligations of Payoneer to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of each the following conditions:

•        the representations and warranties of FTOC, New Payoneer, First Merger Sub and Second Merger Sub pertaining to corporate organization, capitalization, due authorization, no conflicts governmental filings, business activities and brokers’ and similar fees being true and correct in all but de minimis respects (without giving effect to any materiality or similar limitation set forth therein) as of the date of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•        all other representations and warranties of FTOC, New Payoneer, First Merger Sub and Second Merger Sub being true and correct (without giving effect to any materiality or similar limitation set forth therein) as of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably like to have a material adverse effect;

•        each of the covenants of FTOC, New Payoneer, First Merger Sub and Second Merger Sub to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects;

•        that subsequent to the execution of the Reorganization Agreement and prior to the Closing, no material adverse effect will have occurred;

•        delivery by FTOC to Payoneer of a certificate signed by an officer of FTOC, dated as of the Closing Date, certifying that certain conditions have been fulfilled;

•        the amendment and restatement of the certificate of incorporation and bylaws of New Payoneer;

•        making of appropriate arrangements by FTOC to have the Trust Account (less certain amounts paid and to be paid pursuant to the Reorganization Agreement) available to FTOC for payment of the Cash Consideration at the closing and other payments to be made by a FTOC Party under the Reorganization Agreement at Closing; and

•        delivery by New Payoneer of the Registration Rights Agreement.

Unless waived by FTOC in writing, the obligations of the FTOC Parties to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of each the following conditions:

•        the representations and warranties of Payoneer pertaining to corporate organization, due authorization, no conflicts with Payoneer’s governing documents and brokers’ and similar fees being true and correct in all but de minimis respects as of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•        certain representations and warranties of Payoneer pertaining to capitalization being true and correct (without giving effect to any materiality or similar limitation set forth therein), other than deviations that are properly reflected on the Closing Payments Schedule (as defined in the Reorganization Agreement) to be delivered prior to Closing, in all material respects or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•        all other representations and warranties of Payoneer being true and correct (without giving effect to any materiality or similar limitation set forth therein) as of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect;

•        each of the covenants of Payoneer to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects; and

•        that subsequent to the execution of the Reorganization Agreement and prior to the Closing, no material adverse effect will have occurred; and

•        delivery by Payoneer to FTOC of a certificate signed by an officer of Payoneer, dated as of the Closing Date, certifying that certain conditions have been fulfilled.

Termination and Termination Fee (page 116)

The Reorganization Agreement may be terminated at any time prior to the Closing:

•        by mutual written consent of Payoneer and FTOC;

•        by each of Payoneer or FTOC if:

•        the Reorganization is not completed on or before November 3, 2021 (the “Outside Date,” which may be extended by the mutual written consent of Payoneer and FTOC); provided that this termination right will not be available to a party whose action or failure to act has been the primary cause of or resulted in the failure of the Reorganization to be consummated on or before the Outside Date;

•        any governmental authority issues an order or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Reorganization, and such order or other action becomes final and non-appealable; provided that this termination right is not available to any party if such party has not complied in all material respects with its regulatory efforts covenants; or

•        the requisite approvals of FTOC’s shareholders are not obtained at the Special Meeting or any adjournment or postponement thereof.

•        by Payoneer if:

•        FTOC has breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in the Reorganization Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such party by the earlier of (x) 30 days following receipt of written notice from Payoneer of such breach or failure to perform and (y) the Outside Date; or

•        FTOC withdraws, or amends, qualifies or modifies in a manner adverse to Payoneer, its recommendation to FTOC’s shareholders to adopt and approve the Reorganization and the other proposals described in this proxy statement/prospectus, prior to the time requisite approvals of FTOC’s shareholders are obtained;

•        by FTOC if Payoneer has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Reorganization Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the Closing to be satisfied and (ii) is incapable of being cured or is not cured by such party by the earlier of (x) 30 days following receipt of written notice from FTOC of such breach or failure to perform and (y) the Outside Date.

Redemption Rights (page 88)

Pursuant to FTOC’s Memorandum and Articles of Association, a public shareholder may request that FTOC redeem all or a portion of their public shares (which would become shares of New Payoneer common stock in the Reorganization) for cash if the Reorganization is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•        prior to 12:00 p.m., New York City time, on June 21, 2021, (a) submit a written request to the transfer agent that FTOC redeem your public shares for cash and identify in the request the beneficial owner of the shares to be redeemed and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of their public shares even if they vote for the Reorganization Proposal. If the Reorganization is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its public shares to Continental, FTOC’s transfer agent, FTOC will redeem such public shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Reorganization, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of our warrants will not have redemption rights with respect to the warrants.

Proxy Solicitation (page 90)

Proxies may be solicited by mail, telephone or in person. FTOC has engaged Morrow to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy.”

Interests of FTOC’s Directors and Officers in the Reorganization (page 103)

When you consider the recommendation of FTOC’s board of directors in favor of approval of the Reorganization Proposal, you should keep in mind that FTOC’s initial shareholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of FTOC Shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        If we are unable to complete our initial business combination by August 28, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by August 28, 2022. Our initial shareholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. In accordance with the terms of the Sponsor Share Surrender and Share Restriction Agreement, upon the Closing, such founder shares, together with the 2,170,000 shares contained in the placement units purchased by the Sponsors in a private placement simultaneously with the closing of our initial public offering, will be exchanged for an aggregate of 21,581,094 shares of New Payoneer common stock, 1,941,109 of which will be forfeited and 11,646,656 shares of New Payoneer common stock held by the Sponsors immediately following the Effective Times shall be subject to transfer restrictions. Such transfer restrictions will be lifted for 5,823,328 of the Sponsors shares when the closing share price of New Payoneer’s common stock exceeds $15.00 for 20 out of any 30 consecutive trading days. The remaining 5,823,328 shares will no longer be subject to transfer restrictions when the closing share price of New Payoneer’s common stock exceeds $17.00 for 20 out of any 30 consecutive trading days. Such securities, if unrestricted and freely tradable would be valued at approximately $57,650,947, based on the closing price of $9.90 per share of our Class A ordinary shares on The Nasdaq Capital Market on May 19, 2021.

•        Simultaneously with the closing of our initial public offering, we consummated the sale of 2,170,000 placement units at a price of $10.00 per unit to our Sponsor. The private placement warrants, which are included in the private placement units, are each exercisable commencing 30 days following the Closing for one share of FTOC Class A ordinary shares at $11.50 per share. In accordance with the terms of the Sponsor Share Surrender and Share Restriction Agreement, our initial shareholders will surrender all 723,333 private placement warrants at Closing. If we do not consummate a business combination transaction by August 28, 2022, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public shareholders and the warrants held by our initial shareholders will be worthless. The warrants held by our initial shareholders had an aggregate market value of approximately $3,927,700 based upon the closing price of $1.81 per warrant on Nasdaq on May 19, 2021. However, pursuant to the terms of the Sponsor Share Surrender and Share Restriction Agreement, the Sponsors have agreed to forfeit such private placement warrants upon the Closing.

•        The Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by August 28, 2022. Certain of them may continue to serve as officers and/or directors of New Payoneer after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New Payoneer Board of Directors determines to pay to its directors and/or officers.

•        Our initial shareholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if FTOC fails to complete a business combination by August 28, 2022.

•        In order to protect the amounts held in the trust account, the Sponsors have agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

•        Following the Closing, the Sponsors would be entitled to the repayment of any working capital loan and advances that have been made to FTOC and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsors have not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•        Following the consummation of the Reorganization, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Reorganization Agreement, the Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FTOC from time to time, made by the Sponsors or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        Following the Closing and assuming no redemptions, we expect the Sponsor to hold approximately 5.6% of the outstanding shares of common stock of New Payoneer.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FTOC or its securities, the initial shareholders, Payoneer and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FTOC Shares or vote their FTOC Shares in favor of the Reorganization Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FTOC satisfies the Minimum Cash Condition. Any such purchases of public shares and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Reorganization. This may result in the completion of our Reorganization that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on FTOC Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Reorganization to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

The existence of financial and personal interests of the FTOC directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for FTOC and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Reorganization Proposal — Interests of FTOC’s Directors and Officers in the Reorganization” for a further discussion of this and other risks.

Stock Exchange Listing (page 228)

We expect the shares of New Payoneer common stock to trade on Nasdaq under the symbol “PAYO” and warrants to trade under the symbol “PAYOW” following the Closing.

Sources and Uses of Funds (page 34)

The following table summarizes the sources and uses for funding the transactions contemplated by the Reorganization Agreement. Where actual amounts are not known or knowable, the figures below represent FTOC’s good faith estimate of such amounts assuming a Closing as of April 30, 2021.

Sources
Existing Payoneer Shareholder Equity(1)	$2,726
Marketable securities held in Trust Account	755
PIPE Investment	300
Total Sources	$3,781

Uses
Stock Consideration to Seller(1)	$2,726
Cash Consideration(2)	392
Debt Paydown	19
Estimated Transaction Expenses(3)	95
Cash on Balance Sheet	549
Total Uses	$3,781

____________

(1)      Total equity consideration to Payoneer includes any shares to be issued in respect of Payoneer warrants and options. Assumes Payoneer outstanding debt of $19mm at close will be paid down with existing cash on hand. Assumes Payoneer’s $38mm of outstanding mezzanine securities (Series 1 Senior Preferred Stock) will remain outstanding following the consummation of the Reorganization. Excludes Payoneer earnout shares.

(2)      Cash consideration to Payoneer equityholders of $392mm determined based on Payoneer’s capitalization table as of April 30, 2021 and vested date of April 30, 2021. Exercise of vested options or warrants will be added to cash on balance sheet. Cash consideration to Payoneer equityholders, as illustrated, does not include the payoff of the Series 1 Senior Preferred Stock, which will remain outstanding following the consummation of the Reorganization.

(3)      Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.

Material U.S. Tax Consequences of the Reorganization and Exercise of Redemption Rights (page 250)

For a discussion summarizing the U.S. federal income tax considerations of the reorganization and an exercise of redemption rights, please see “Material U.S. Federal Income Tax Considerations.” The tax consequences of the foregoing to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you of the reorganization or an exercise of redemption rights.

Accounting Treatment of the Reorganization (page 105)

The Reorganization will be accounted for as a reverse recapitalization for which Payoneer has been determined to be the accounting acquirer (the “Reverse Recapitalization”). As the Reorganization will be accounted for as a Reverse Recapitalization (both under the full redemption and the no redemption scenarios), no goodwill or other intangible assets will be recorded, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, FTOC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of Payoneer issuing stock for the net assets of FTOC, accompanied by a recapitalization. The net assets of FTOC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of Payoneer.

Comparison of Shareholders’ Rights (page 140)

Following the consummation of the Reorganization, the rights of FTOC Shareholders who become New Payoneer stockholders in the Reorganization will no longer be governed by the Memorandum of Association and FTOC’s Articles of Association (the “Current Articles” and, together with the Memorandum and Articles of Association, the “Existing Organizational Documents”) and instead will be governed by the New Payoneer’s Amended and Restated Certificate of Incorporation (the “Proposed Charter”) and New Payoneer’s Amended and Restated Bylaws (“New Payoneer Bylaws”). See “Comparison of Shareholders’ Rights” beginning on page 140.

Summary of Risk Factors (page 45)

In evaluating the proposals to be presented at the Special Meeting, a FTOC Shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Emerging Growth Company (page F-12 and F-31)

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. We expect that New Payoneer will be an emerging growth company after the completion of the Reorganization and will continue not to opt out of the extended transition period.

This may make comparison of the FTOC’s and New Payoneer’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of FTOC’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FTOC

FTOC is providing the following summary historical financial information (as restated) to assist the analysis of the financial aspects of the reorganization agreement.

The summary historical statements of operations data of FTOC (as restated) for the period from June 2, 2020 (inception) through December 31, 2020, and the historical balance sheet data as of December 31, 2020 are derived from FTOC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The summary historical statements of operations data of FTOC for the three months ended March 31, 2021 and the balance sheet data as of March 31, 2021 were derived from the unaudited interim consolidated financial statements of FTOC included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “FTOC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FTOC.

Balance Sheet Data:

In thousands $	As of March 31, 2021	As of December 31, 2020 (as restated)
	(Unaudited)	(Audited)
Cash	4,003	5,102
Marketable securities held in Trust Account	754,788	754,769
Total Assets	759,174	760,257
Warrant liabilities	55,128	49,175
Deferred underwriting fee payable	30,285	30,285
Total Liabilities	87,545	79,579
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,981,497 shares issued and outstanding (excluding 66,662,879 shares subject to possible redemption) at March 31, 2021 and December 31, 2020	1,099	1,008
Total Stockholders’ Equity	5,000	5,000

Statement of Operations Data:

In thousands $	Three Months Ended March 31, 2021	period from June 2, 2020 (inception) through December 31, 2020 (as restated)
	(Unaudited)	(Audited)
Formation and Operating Costs	3,115	685
Loss from Operations	(3,115)	(685)
Interest Earned on marketable securities held in Trust Account	19	25
Change in fair value of warrant liabilities	(5,953)	(5,953)
Offering Costs associated with warrants recorded as liabilities	—	(2,541)
Net Loss	(9,049)	(9,154)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,474,376	75,376,489
Basic and diluted net income per share, Class A redeemable ordinary shares	(0.00)	(0.00)
Weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	21,581,094	20,766,410
Basic and diluted net loss per share, Class A Class B non-redeemable ordinary shares	(0.42)	(0.44)

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PAYONEER

The summary statement of operations data of Payoneer for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 were derived from the audited historical consolidated financial statements of Payoneer included elsewhere in this proxy statement/prospectus.

The summary statement of operations data of Payoneer for the three months ended March 31, 2021 and March 31, 2020 and the balance sheet data as of March 31, 2021 were derived from the unaudited interim condensed consolidated financial statements of Payoneer included elsewhere in this proxy statement/prospectus.

The unaudited interim consolidated financial data presented was prepared on a basis consistent with Payoneer’s audited consolidated financial statements, except for Payoneer’s early adoption of ASC-842, starting January 1, 2021. In the opinion of Payoneer management, such unaudited consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information below is only a summary and should be read in conjunction with the sections entitled “Payoneer Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with Payoneer’s consolidated financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:

In thousands	Payoneer as of 31 March, 2021	Payoneer as of 31 December, 2020	Payoneer as of 31 December, 2019	Payoneer as of 31 December, 2018
Cash and cash equivalents	104,676	102,988	114,896	104,011
Customer funds	3,324,684	3,346,722	1,686,778	1,394,079
Total assets	3,671,932	3,669,684	1,960,710	1,577,487
Outstanding operating balances	3,324,684	3,346,722	1,686,778	1,394,079
Current portion of long-term debt	15,000	13,500	—	—
Long-term debt	49,026	26,525	60,000	—
Total liabilities	3,481,958	3,479,850	1,811,273	1,439,151
Redeemable Convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574, $213,484, and $201,368 and $189,971 at March 31, 2021, December 31, 2020, and December 31, 2019 respectively.	154,800	154,800	154,800	154,800
Redeemable preferred stock, $10,000 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 and $36,520 at March 31, 2021 and December 31, 2020, respectively.	10,735	10,735	—	—
Total shareholders’ equity (deficit)	24,439	24,299	(5,363)	(16,464)

Statement of Operations Data:

In thousands $, except for share data	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues	$100,606	$81,959	$345,592	$317,750	$260,135
Transaction costs	20,155	24,793	97,040	94,665	81,368
Other operating expenses	26,614	19,852	81,976	82,295	68,883
Research and development expenses	16,653	10,574	52,301	34,772	29,383
Sales and marketing expenses	23,139	17,829	76,846	61,020	50,165
General and administrative expenses	10,517	7,826	37,629	31,016	24,389
Depreciation and amortization	4,677	4,166	17,095	10,341	7,874
Total Operating Expenses	101,755	85,040	362,887	314,109	262,062
Operating income (loss)	(1,149)	(3,081)	(17,295)	3,641	(1,927)
Financial income (expenses), net	(622)	(1,803)	2,012	524	(2,173)
Income (loss) before taxes on income	(1,771)	(4,884)	(15,283)	4,165	(4,100)
Income tax	1,731	2,573	8,320	4,709	3,089
Share in losses of associated company	6	22	143	81	—
Net loss	$(3,508)	$(7,479)	$(23,746)	$(625)	$(7,189)
Per Share Data
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)	$(1.50)	$(0.63)	(1.05)
Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779	25,004,093	19,210,017	17,046,120

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Payoneer, prior to and without giving pro forma effect to the impact of the Reorganization and, as a result, the results reflected in this section may not be indicative of the results of New Payoneer going forward. See the sections entitled “Summary — Information About the Parties to the Reorganization — Payoneer Inc.” and “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Key Performance Indicators

Payoneer reports the following financial and operational key performance indicators, which are used by management to assess its performance:

Adjusted EBITDA. Payoneer defines and calculates Adjusted EBITDA as net loss before the impact of interest income or expense, income tax expense and depreciation and amortization, as further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items. See “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Information” for important information about the limitations of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of FTAC Olympus Acquisition Corp. and Payoneer Inc., adjusted to give effect to the Reorganization. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

FTAC Olympus Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company on June 2, 2020. FTAC Olympus Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. On March 31, 2021, there was approximately $754.8 million held in the Trust Account.

Payoneer Inc. (together with its subsidiaries, “Payoneer” or the “Company”), is a global payment services company, providing people and businesses with fast, reliable, and convenient ways to send money and make payments around the world. The Company offers a suite of services that includes cross-border payments, working capital, risk management and other payment and stored value account services. The Company is a registered Member Service Provider (“MSP”) with Mastercard, and markets, manages and services prepaid cards on behalf of issuing banks. The fully-hosted service includes various payment options with minimal integration required, full back-office functions and customer support offered.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Reorganization occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 presents pro forma effect to the Reorganization as if it had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Reorganization occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with FTAC Olympus Acquisition Corp.’s and Payoneer’s audited financial statements and related notes, the sections titled “FTOC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no redemption and maximum redemption scenarios, the Reorganization will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming that none of the warrant holders will exercise their rights prior to the cash distribution.

•        Assuming that all options vested as of April 30, 2021 will participate in the cash distribution.

•        Assuming No Redemptions:    This presentation assumes that no FTAC Olympus Acquisition Corp. stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that FTAC Olympus Acquisition Corp. stockholders holding approximately 43,000,000 shares of Series A Stock will exercise their redemption rights for the approximately $430.0 million of funds in FTAC Olympus Acquisition Corp.’s trust account (assuming the value of the redeemed Class A ordinary shares is $10 per share) leaving $625.0 million of gross proceeds including full investment of the PIPE. Payoneer’s obligations under the

Reorganization Agreement are subject to having at least $325.0 million Minimum Cash Amount (as such term is defined in the Reorganization Agreement). Furthermore, FTAC Olympus Acquisition Corp. will only proceed with the Reorganization if it will have net tangible assets of at least $5.0 million either immediately prior to or upon consummation of the Reorganization.

The unaudited pro forma condensed combined financial information is also based on the following assumptions:

	Assuming no Redemption	Assuming maximum Redemption
	(in millions, except per share and share amounts)
Equity Value(1)	$3,241	$3,241
Per Share Merger Consideration Value(2)	$18.82	$18.82
Exchange Ratio(3)	1.88	1.88
Per Share Cash Consideration(4)	$2.82	$1.47
Cash Consideration ratio(5)	15%	7.805%
Cashout Vested Company Options(6)	2,427,894	1,263,289
Available Cash Consideration(7)	$392	$204
Per Share Stock Consideration(8)	1.600	1.735

____________

(1)      Calculated as the sum of the Base Value (defined in the Reorganization Agreement as $3.118 billion), the aggregate exercise price of all outstanding warrants and options as of April 30, 2021 ($122 million, calculated by multiplying 5,385,002 warrants by their weighted average exercise price ($3.403) and by multiplying 28,776,613 options by their weighted average exercise price ($3.603)), and the aggregate exercise price paid by Legacy Payoneer option and warrant holders in respect of their exercise on or after February 3, 2021 ($1 million).

(2)      Represents the total consideration (cash and shares) a Payoneer stockholder would receive, calculated by dividing the Equity Value by total Company Common Shares, options and warrants outstanding (172,197,352) as of April 30, 2021.

(3)      Represents the ratio between Payoneer securities and New Payoneer securities, i.e. the ratio in which Payoneer securities would be converted into New Payoneer securities. The ratio is calculated by dividing the Per Share Merger Consideration Value by $10, the Reference Price, as determined in the Reorganization Agreement rounded down to two decimal places.

(4)      Represents the cash consideration each stockholder and option holder are entitled to receive by virtue of the Starship Merger. Calculated as the Available Cash Consideration minus an amount equal to the number of Company Common Shares underlying the aggregate Cashout Vested Company Options multiplied by the Per Share Merger Consideration Value and divided by the outstanding Company Common Shares (excluding Rollover Holder shares).

(5)      Calculated by dividing the Per Share Cash Consideration by the Per Share Merger Consideration value, represents the pay out of cash in return to Company Common Shares or options in the cashout. The Per Share Cash Consideration is subject to Cash Consideration Cap, determined in the Reorganization Agreement as 15%.

(6)      Represents the total number of options that would be cashed out (forfeited in return for cash), based on 16,186,560 outstanding vested options as of April 30, 2021 multiplied by the Cash Consideration ratio of 15% or 7.805% in the case of no redemption or maximum redemption, respectively.

(7)      Represents the cash distribution of $392 million and $204 million in the case of no redemption and maximum redemption, respectively, due to Payoneer stockholders as part of merger consideration. The cash distribution was determined based on 138,035,737 outstanding shares of Payoneer as of April 30, 2021, minus 12,285,956 Rollover Holder shares, multiplied by the Per Share Cash Consideration (see 4 above) plus 16,186,560 outstanding vested options as of April 30, 2021 multiplied by the Per Share Cash Consideration minus the respective exercise price of the vested options. The Per Share Cash Consideration is subject to Cash Consideration Cap (see 5 above).

(8)      Represents the ratio between Payoneer securities and New Payoneer securities, i.e. the ratio in which Payoneer securities, outstanding post cashout, would be converted into New Payoneer securities, calculated by subtracting the Per Share Cash Consideration (see 4 above) from the Per Share Merger Consideration Value (see 2 above), divided by $10, the Reference Price.

Description of the Transactions

•        Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

•        The Base Value (as it is defined in the Reorganization Agreement) of the consideration paid in respect of Payoneer is approximately $3.118 billion, which will be paid to (a) the Payoneer stockholders (other than holders of shares of Series 1 Preferred Stock) in the form of shares of New Payoneer common stock valued at $10.00 per share, and cash, as determined by Payoneer, and (b) (i) holders of vested Payoneer options exercisable for Payoneer common stock in the form of cash and newly issued options of New Payoneer exercisable for New Payoneer common stock, (ii) holders of unvested options exercisable for Payoneer common stock in the form of newly issued options of New Payoneer exercisable for New Payoneer common stock and (iii) holders of restricted stock units in the form of newly issued restricted stock units denominated in shares of New Payoneer common stock, and (c) holders of Payoneer warrants exercisable for Payoneer common stock in the form of newly issued New Payoneer Warrants exercisable for New Payoneer common stock, in each case, subject to the terms of the Reorganization Agreement.

Consideration

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios, assuming no redemption and maximum redemption:

	Assuming no redemption		Assuming maximum redemption
	Purchase Price	Shares Issued	Purchase Price	Shares Issued
	(in thousands, except share amounts)
Share Consideration to FTAC Olympus Acquisition Corp(a)	$776,444	83,467,704	$325,000	38,720,706
PIPE(a)	$300,000	30,000,000	$300,000	30,000,000

____________

(a)      The value of FTOC Class A ordinary shares and the common shares to be issued to the PIPE investors are assumed to be $10 per share.

The following represents the aggregate value of the consideration paid in respect of Payoneer under the no redemption and maximum redemption scenarios:

	Assuming no redemption		Assuming maximum redemption
	Consideration	Shares Issued	Consideration	Shares Issued
	(in millions, except share amounts)
Common stock issued to Payoneer(a)	$2,241	224,045,747	$2,411	241,056,469
Warrants issued to Payoneer Warrants holder(a)(b)	$101	10,123,804	$101	10,123,804
Options issued to Payoneer Option holders(a)(c)	$495	49,535,423	$517	51,725,049
Total Equity consideration	$2,837	283,704,974	3,029	302,905,322
Available Cash Consideration	$392		$204
Equity value from outstanding exercise price of Warrant and options(d)	$(111)		$(115)
Total Consideration paid in respect of Payoneer	$3,118		$3,118

____________

(a)      The value of Common stock is reflected at $10 per share.

(b)      Assuming all 5,385,002 current outstanding warrants would not be exercised before the Reorganization, calculated as 5,385,002 outstanding warrants multiplied by 1.88 the Exchange Ratio.

(c)      Calculated as 16,186,560 vested options and 12,590,053 unvested options, minus 2,427,984 and 1,263,289 in the case of no and maximum redemption, respectively, the Cashout Vested Company Options (see above), multiplied by 1.88 the Exchange Ratio (see above).

(d)      Per the Reorganization Agreement the Equity Value (see above), which is used to calculate the Per Share Merger Consideration Value (see above), includes the aggregate exercise price of warrants and options and the aggregate exercise price paid by Legacy Payoneer option and warrant holders in respect of their exercise on or after February 3, 2021 (a total of $123 million, see above). In addition, the cash paid out to the holders of the Cashout Vested Company Options (see above) is the excess, if any, of (x) the Per Share Merger Consideration Value (see above) over (y) the applicable exercise price ($12 and $8 in case of no redemption and maximum redemption, respectively).

The following summarizes the unaudited pro forma Payoneer common stock outstanding under the no redemption and maximum redemption scenarios, assuming no Payoneer warrants have been exercised and that all options vested as of April 30, 2021 will participate in the cash distribution:

Ownership

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
Total Payoneer
FTAC Olympus Acquisition Corp(a)	83,467,704	24.7%	38,720,706	12.5%
Existing Payoneer Shareholders(b)	224,045,747	66.4%	241,056,469	77.8%
PIPE Shares	30,000,000	8.9%	30,000,000	9.7%
Total Company Common Stock Outstanding at Closing (excluding unvested common stock, Payoneer Earn-out shares, Management Transaction Bonus Plan Pool and Founder shares)	337,513,451	100%	309,777,175	100%
Payoneer Earn-Out Shares(c)	30,000,000		30,000,000
Management Transaction Bonus Plan Pool(d)	1,000,000		1,000,000
Founder Shares(e)	11,646,656		8,152,659
Total Company Common Stock Outstanding at Closing (excluding unvested common stock)	380,160,107		348,929,834

____________

(a)      FTAC Olympus Acquisition Corp:

•        Assuming no redemption: based on current outstanding shares of 77,644,376 FTOC Class A ordinary shares, as well as 5,823,328 FTOC Class B ordinary shares which are not subject to restrictions.

•        Assuming maximum redemption: includes 34,644,376 FTOC Class A ordinary shares, based on current outstanding shares of 77,644,376 FTOC Class A ordinary shares, assuming maximum redemption of 43,000,000 shares; and 4,076,330 FTOC Class B ordinary shares which would be outstanding in the case of maximum redemption per the Sponsor Share Surrender and Share Restriction Agreement.

(b)      Existing Payoneer Shareholders — represents the amount of shares Payoneer stockholder would hold in New Payoneer, based on 111,452,020 preferred shares and 26,583,717 outstanding shares of Payoneer as of April 30, 2021, reduced by 18,862,467 shares and 9,814,211 shares subject to cashout under the no redemption and maximum redemption scenario, respectively, multiplied by the assumed Exchange Ratio of 1.880 (see above). The 224,045,747 shares under the no redemption scenario are comprised of 181,417,809 preferred shares and 42,627,938 common shares, and the 241,056,469 under the maximum redemption scenario are comprised of 194,903,027 preferred shares and 46,153,442 common shares.

(c)      Payoneer Earn-Out Shares — per section 3.10 (a) to the Reorganization — these shares are subject to earn-out based on market price of New Payoneer common stock price following the Closing date. If at any time during the 30 months following the Closing Date the closing share price of the New Payoneer common stock is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and if at any time during the 60 months following the Closing Date the closing share price of the New Payoneer common stock is greater than or equal to $17.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued.

(d)      Management Transaction Bonus Plan Pool — per section 7.18 (c) to the Reorganization Agreement.

(e)      Founder Shares —

•        Assuming no redemption: 11,646,656 FTOC Class B ordinary share which are subject to restriction per section 1.2 of the Sponsor Share Surrender and Share Restriction Agreement;

•        Assuming maximum redemption: 8,152,659 FTOC Class B ordinary share set forth in Section 1.1 (c) of the Sponsor Share Surrender and Share Restriction Agreement, and subject to restriction per section 1.2 of the Sponsor Share Surrender and Share Restriction Agreement. Per section 1.1 (c) to the Sponsor Share Surrender and Share Restriction Agreement, in the event that the total amount of marketable securities held in the Trust Account that becomes available following the Reorganization is less than or equal to the Minimum Cash Amount (as such term is defined in the Reorganization Agreement), 30% of the outstanding FTOC Class B ordinary shares will be redeemed. Therefore, under the max redemption scenario we reduced the FTOC Class B ordinary shares by 30%.

•        FTOC Class B stockholders shall not Transfer, or permit the Transfer of, a number equal to 50% of the Founder Shares, until the first date that New Payoneer common stock price equals or is greater than $15.00 per share for any 20 Trading Days within any 30 Trading Day period; and FTOC Class B stockholders shall not Transfer, or permit the Transfer of, a number equal to 50% of the Founder Shares, until the first date that the New Payoneer common stock price equals or is greater than $17.00 per share for any 20 Trading Days within any 30 Trading Day period.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share and unit information for FTAC Olympus Acquisition Corp. and Payoneer and unaudited pro forma condensed combined per share information of New Payoneer after giving effect to the Reorganization, assuming two redemption scenarios as follows:

•        Assuming that none of the warrant holders will exercise their rights prior to the cash distribution.

•        Assuming that all options vested as of April 30, 2021 will participate in the cash distribution.

•        Assuming No Redemptions: This presentation assumes that no FTAC Olympus Acquisition Corp. stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions: This presentation assumes that FTAC Olympus Acquisition Corp. stockholders holding approximately 43,000,000 shares of Series A Stock will exercise their redemption rights for the approximately $430.0 million of funds in FTAC Olympus Acquisition Corp.’s trust account leaving $625.0 million of gross proceeds including full investment of the PIPE. Payoneer’s obligations under the Reorganization Agreement are subject to having at least $325.0 million Minimum Cash Amount (as such term is defined in the Reorganization Agreement). Furthermore, FTAC Olympus Acquisition Corp. will only proceed with the business combination if it will have net tangible assets of at least $5.0 million either immediately prior to or upon consummation of the Reorganization.

The unaudited pro forma book value information reflects the Reorganization as if it had occurred on March 31, 2021. The weighted average shares outstanding and net earnings per share information reflect the Reorganization as if it had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of FTAC Olympus Acquisition Corp. and Payoneer and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of FTAC Olympus Acquisition Corp. and Payoneer is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FTAC Olympus Acquisition Corp. and Payoneer would have been had the companies been combined during the periods presented.

	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Assuming no redemption	Assuming maximum redemption
As of and for the three months ended March 31, 2021(2)(3)
Book value per share(1)	$0.84	$0.23	$1.96	$1.40
Weighted average shares outstanding – basic and diluted	$29,185,545	21,581,094	353,332,232	322,447,010
Net loss per share – basic and diluted	$(0.31)	(0.42)	(0.04)	(0.04)

____________

(1)      Book value per share equals total equity divided by total shares outstanding.

(2)      The FTAC Olympus Acquisition Corp. historical weighted average shares outstanding excludes 66,662,879 Class A redeemable ordinary shares for FTAC Olympus Acquisition Corp. at March 31, 2021.

(3)      No cash dividends were declared under the period presented.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

FTOC

Market Price and Ticker Symbol

FTOC’s units, Class A ordinary shares and public warrants are currently listed on The Nasdaq Capital Market under the symbols “FTOCU,” “FTOC,” and “FTOCW,” respectively.

The closing price of the units, Class A ordinary shares and public warrants on February 2, 2021, the last trading day before announcement of the execution of the Reorganization Agreement, was $13.98, $12.74 and $3.57, respectively. As of May 19, 2021, the record date for the Special Meeting, the closing price for each unit, Class A ordinary shares and public warrant was $10.51, $9.90, and $1.81, respectively.

Holders

As of February 12, 2021, there was one holder of record of our units, one holder of record of our Class A ordinary shares, one holder of record of our Class B ordinary shares and one holder of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A ordinary shares and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

FTOC has not paid any cash dividends on FTOC Shares to date and does not intend to pay any cash dividends prior to the completion of the Reorganization. The payment of cash dividends in the future will be dependent upon New Payoneer revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Reorganization. The payment of any cash dividends subsequent to the Reorganization will be within the discretion of New Payoneer’s Board of Directors at such time.

Payoneer

There is no public market for shares of Payoneer’s common stock.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the Annexes, in evaluating the Reorganization and the proposals to be voted on at the Special Meeting. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” New Payoneer, FTOC or Payoneer may face additional risks and uncertainties that are not presently known to New Payoneer, FTOC or Payoneer, or that New Payoneer, FTOC or Payoneer currently deems immaterial, which may also impair New Payoneer’s, FTOC’s or Payoneer’s business or financial condition.

SUMMARY RISK FACTORS

The following is a summary of select risks and uncertainties that could materially adversely affect the Reorganization, Payoneer and its business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below.

Risks Related to Payoneer’s Business and Industry

•        Payoneer’s business depends on its strong and trusted brand, and failure to maintain and protect its brand, or any damage to its reputation, or the reputation of its partners, could adversely affect its business, financial condition or results of operations.

•        Payoneer’s success depends on its ability to develop products and services to address the rapidly evolving markets that it serves, and if it is not able to implement successful enhancements and new features for its products and services, it could lose customers or have trouble attracting new customers, and its ability to grow may be limited.

•        Substantial and increasingly intense competition in the worldwide financial services and payments industry, including on pricing and payment alternatives, could adversely affect Payoneer’s margins, business and results of operations. Competitive activity by its partners and enterprise clients that insource payment services or directly compete against its services could adversely affect its business.

•        If Payoneer is unable to renew marketplace and enterprise client contracts at favorable terms or it loses a significant enterprise client or marketplace, or if an e-commerce marketplace were to prevent its customers from using its services to receive payments from such marketplace, its results of operations and financial condition may be adversely affected.

•        Declines in e-commerce utilization generally, including as a result of the recovery of brick-and-mortar sales following the COVID-19 pandemic, could have a material adverse effect on Payoneer’s business, financial condition and its results of operations.

•        Failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact Payoneer’s business.

•        Use of Payoneer’s payments services for illegal purposes could harm its business.

•        Any factors that reduce cross-border trade or cross-border digital commerce, make such trade or commerce more difficult or diminish e-commerce sales and/or limit activity of e-commerce marketplaces could harm Payoneer’s business.

•        Payoneer is subject to risks relating to the availability of capital for our Working Capital products, as well as risk of losses relating to its Working Capital products.

•        Because Payoneer relies on third parties to provide services, it could be adversely impacted if they fail to fulfill their obligations, become subject to regulatory action or if its arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

•        If Payoneer fails to comply with the applicable rules and policies of the payment network card schemes or the terms of a payment network card scheme license, they could seek to fine it, suspend it or terminate its participation license, which could adversely affect our business. If Payoneer fails to comply with the applicable requirements of its counterparty financial institutions and banking partners, they could seek to suspend or terminate its accounts, which could adversely affect its business.

•        Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruption of our services, could expose Payoneer to liability and/or damage its reputation.

•        Payoneer’s systems and its third-party providers’ systems may be subject to system failures or capacity constraints and resulting interruptions in the availability of its platform, products, or services, including the accessibility of its solutions through mobile devices, could harm its business.

Regulatory Risks Related to Payoneer

•        Payoneer’s business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which it operates, including (but not limited to) those governing deposit taking, factoring, stored value, cross-border and domestic money transmission, foreign exchange, privacy, data protection, banking secrecy and payment services (including payment processing and settlement services). The legal and regulatory requirements applicable to Payoneer are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations. Failure to comply with anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, could subject Payoneer to penalties and other adverse consequences.

•        Payoneer’s results of operations may be adversely affected as a result of any decrease in revenue from customers operating in China as a result of regulatory changes or occurrences under other risk factors discussed herein. As a significant portion of its revenue is generated from China, any negative impact to its ability to serve customers based in China could exacerbate the other risks set forth herein.

•        Payoneer’s failure to manage its customer funds properly could harm its business.

•        Payoneer’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

Risks Related to the Reorganization

•        FTOC’s Sponsor, officers and directors have agreed to vote in favor the Reorganization, regardless of how FTOC’s public shareholders vote.

•        You could lose some or all of your investment if our potential write-downs or write-offs, restructuring and impairment or other charges following the Reorganization would have a significant negative effect on New Payoneer’s financial condition, results of operations and stock price.

•        The COVID-19 outbreak may materially adversely affect our ability to consummate the Reorganization.

•        Our shareholders will experience immediate dilution due to the issuance of common stock to the Payoneer stockholders as consideration in the Reorganization. Having a minority share position likely reduces the influence that our current shareholders have on the management of the combined company.

•        Since the initial holders and Sponsor will lose their entire investment in us if the initial business combination is not completed, a conflict of interest may arise in determining whether the Reorganization or an alternative initial business combination target is appropriate for FTOC’s initial business combination.

•        The Reorganization may not be as profitable as we suspected due to limited knowledge of the target.

•        You do not have any rights or interests in funds from the trust account, except under certain limited circumstances. If FTOC does not complete the Reorganization, to liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

Risks Related to New Payoneer

•        Our management has not previously managed our advisory business as a separate public company.

•        Anti-takeover provisions could delay or prevent a change in control, limit the price investors may be willing to pay in the future for our common stock and could entrench management.

Risks Regarding Redemption

•        The ability of FTOC’s public shareholders to exercise redemption rights with respect to a large number of FTOC’s shares may not allow us to optimize our capital structure and could increase the probability that the Reorganization will be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

•        If you or a “group” of shareholders are deemed to hold in excess of 15% of FTOC’s Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of FTOC’s Class A ordinary shares.

•        If you fail to receive notice of our offer to redeem our public shares in connection with the Reorganization, or fail to comply with the procedures for tendering your shares, such shares may not be redeemed.

Risks Related to FTOC

•        If the initial business combination is not completed within a certain time, we would cease all operations and liquidate. You may only receive $10.00 per share or less, and your warrants may expire worthless.

•        If our directors decide not to enforce the indemnification obligations of FTAC Olympus Sponsor, LLC, the amount of funds in the trust account available for distribution to FTOC’s public shareholders will be reduced.

•        If there is a pending bankruptcy or insolvency petition before we distribute the proceeds in the trust account, the per-share amount that would otherwise be received by you in connection with our liquidation may be reduced.

Risks Related to Payoneer’s Business and Industry

Our business depends on our strong and trusted brand, and failure to maintain and protect our brand, or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.

We have developed a strong and trusted brand that has contributed significantly to the success of our business. We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our base of customers.

Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable, secure, and innovative products and services, as well as our ability to maintain trust and remain a global payments leader. We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely affected.

We rely on relationships with marketplaces and enterprise clients to obtain and maintain customers. Our ability to acquire new customers could be materially harmed if we are unable to enter into or maintain these relationships on terms that are commercially reasonable to us, or at all.

Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information (“PII”), compliance failures and claims, litigation and other claims, and misconduct by our partners or other counterparties. We have been, from time to time and, may in the future be, the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.

Our success depends on our ability to develop products and services to address the rapidly evolving markets that we serve, and if we are not able to implement successful enhancements and new features for our products and services, we could lose customers or have trouble attracting new customers, and our ability to grow may be limited.

The markets for our products and services are characterized by constant and rapid technological changes, frequent introduction of new products and services, and increasing customer expectations. Our ability to enhance our current products and services and to develop and introduce innovative products and services will significantly affect our future success. We may not be successful in developing, marketing or selling new products and services that meet these demands or achieve market acceptance. We must anticipate and respond to these changes in order to remain competitive within our relevant markets. For example, our ability to provide innovative technology to our customers could have an impact on our pricing and the continued use of our platform, and new services and technologies that we develop may be impacted by industry-wide solutions and standards related to safety and security technologies and various regulatory requirements.

If we are unable to anticipate or respond to technological or regulatory changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially adversely affected. In addition, the success of certain of our products and services relies, in part, on marketplaces and other third parties offering or allowing the use of our products and services by their customers. If we are unsuccessful in offering products or services that gain market acceptance and compete effectively, or if marketplaces cease to offer or allow our products and services to their merchants or refuse to pay their merchants through our products and services, it would likely have a material adverse effect on our ability to retain existing customers, to attract new ones and to grow profitably.

Substantial and increasingly intense competition in the worldwide financial services and payments industry, including on pricing and payment alternatives, could adversely affect our margins, business and results of operations. Competitive activity by our partners and enterprise clients that insource payment services or directly compete against our services could adversely affect our business.

The global payments industry is highly competitive, rapidly changing, highly innovative, and increasingly subject to regulatory scrutiny and oversight. We compete against a wide range of businesses, including those that are larger than we are, have greater name recognition, longer operating histories, or a dominant or more secure position, or offer other products and services to customers that we do not offer, as well as smaller or younger companies that may be more agile in responding quickly to regulatory and technological changes. Many of the areas in which we compete evolve rapidly with changing and disruptive technologies, shifting user needs, and frequent introductions of new products and services. Competition also may intensify as businesses enter into business combinations and partnerships, and established companies in other segments expand to become competitive with different aspects of our business.

In addition, our competitors that are financial institutions or are affiliated with financial institutions may not incur banking fees in connection with providing our services. Accordingly, these competitors may be able to offer more attractive fees to our current and prospective customers or other services that we do not provide. Competition could result in a loss of existing customers, and greater difficulty attracting new customers. Furthermore, if competition causes us to reduce the fees we charge in order to attract or retain customers, there is no assurance we can successfully control our costs in order to maintain our profit margins. One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.

There are a number of payment service providers that offer global payment services, including global treasury banks that serve large corporate accounts; small local banks that focus on serving local SMBs; FX companies that focus on serving SMB importers and exporters; global digital payment platforms like PayPal or Ant Group; global card networks; Neobanks; SMB-focused B2B payment providers like Bill.com; Mass Payout service providers that specialize in providing services to enterprises and marketplaces, SMB AP/AR SaaS providers; merchant service providers that sell services to marketplaces like Adyen, Braintree and Stripe; and local payment service providers that focus on enabling SMBs in one or more local markets to sell on digital marketplaces globally. For example, in China we face competition from a number of local payment providers.

We are also facing new competitive pressure from non-traditional payments service providers and other parties entering the payments industry, such as Google, Apple, Alibaba, Amazon and Facebook, who may compete in one or more of the functions performed on our payment platform. These companies have significant financial resources and robust networks and are highly regarded by consumers. If these companies gain a greater share of total e-commerce payment transactions or if we are unable to successfully react to changes in the industry spurred by the entry of these new market participants, it could have a material adverse effect on our business, financial condition and results of operations. In addition, cryptocurrencies like Bitcoin and Etherium; blockchain based payment systems like Ripple; and central bank digital currencies, all have the potential to be used to support cross-border payments and could offer alternatives to businesses and other users and become more significant competition in the future.

If we are not able to differentiate our products and services from those of our competitors, drive value for our customers, or effectively and efficiently align our resources with our goals and objectives, we may not be able to compete effectively in the market.

If we are unable to renew marketplace and enterprise client contracts at favorable terms or we lose a significant enterprise client or marketplace, or if an e-commerce marketplace were to prevent our customers from using our services to receive payments from such marketplace, our results of operations and financial condition may be adversely affected.

We experience customer attrition as a result of several factors, including business closures, transfers of customer accounts to our competitors and account closures that we initiate. We cannot predict the level of attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material adverse effect on our business, financial condition and results of operations. For example, the payments our small business customers received from Amazon marketplaces around the world generated an estimated 26% of our revenues during the three months ended March 31, 2021, and accordingly, should Amazon change its requirements, impose restrictions on sellers on its platform, or alter our status as an approved payment service provider, our financial condition and results of operations may be adversely impacted. Moreover, to the extent we do renew our existing customer contracts, such renewals may be on less favorable terms than our existing customer contracts, which may result in a decline in revenue.

In addition, our growth to date has been partially driven by the growth of our customers’ businesses. Should the rate of growth of our customers’ business slow or decline, this could have an adverse effect on volumes processed and therefore an adverse effect on our results of operations. Furthermore, should we not be successful in selling additional solutions, we may fail to achieve our desired rate of growth.

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability in the future.

We incurred net losses of $3.5 million and $7.5 million in the three months ended March 31, 2021 and 2020 respectively, and net losses of $23.7 million, $0.6 million and $7.2 million in the years ended December 31, 2020, 2019 and 2018, respectively. We intend to continue to make significant capital and marketing investments in our business to support and drive growth. Each initiative may not result in increased revenue or growth on a timely basis or at all. Such initiatives include increasing spending on new and existing products and services. If we are unable to generate adequate revenue growth and manage our expenses, our results of operations and operating metrics may fluctuate and we may continue to incur significant losses, which could cause the market price of our common stock to decline.

The extent to which the COVID-19 pandemic and measures taken in response thereto impact our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted.

Global health concerns relating to the COVID-19 pandemic and related government actions taken to reduce the spread of the virus have been weighing on the macroeconomic environment, and the pandemic has significantly increased economic uncertainty and reduced economic activity. Small businesses, which constitute a large part of our customers, have been impacted particularly hard. The pandemic has resulted in government authorities and businesses implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place or total lock-down orders, school closures, and business limitations and shutdowns. Such measures have significantly contributed to rising unemployment and negatively impacted consumer and business spending.

The outbreak has adversely impacted, and is likely to continue to adversely impact, our operations and the operations of our customers and business partners. For example, our volumes on travel-related platforms such as Airbnb have decreased as a result of travel restrictions imposed as a result of the pandemic. See “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Impact of the COVID-19 Pandemic” for additional discussion about the pandemic’s impact on our results of operations. The pandemic has caused us to modify our business practices to help minimize the risk of the virus to our employees, our customers, and the communities in which we participate, which could negatively impact our business. These measures include temporarily requiring employees to work remotely, suspending all non-essential business travel for our employees, limiting external guests from visiting our offices, postponing, or holding meetings and events virtually. Given the continually evolving situation, there is no certainty that the measures we have taken will be sufficient to mitigate the risks posed by the virus.

The extent to which the COVID-19 outbreak impacts our business, results of operations, and financial condition will depend on developments that continue to be highly uncertain and difficult to predict, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 pandemic has subsided, we may experience material and adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, increased losses associated with our Working Capital products, bankruptcies or insolvencies of customers, and recession or economic downturn. We do not yet know the full extent of the impacts on our business, our operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations and heighten many of the known risks described throughout this Risk Factors section.

Declines in e-commerce utilization generally, including as a result of the recovery of brick-and-mortar sales following the COVID-19 pandemic, could have a material adverse effect on our business, financial condition and our results of operations.

We generate volumes by processing online payments from marketplaces and e-commerce platforms to merchants and from merchants’ utilization of payments they receive. Any decline in e-commerce utilization could adversely affect our business. There are a variety of factors that could lead to a decrease in e-commerce utilization, including general macroeconomic trends, changes in government regulation, users’ access to the internet, user preference, actual or perceived online security concerns or the effects of widespread health epidemics. For example, as a result of restrictions on brick-and-mortar businesses related to the outbreak of the COVID-19 pandemic, e-commerce sales increased significantly in 2020. As these COVID-19 restrictions are lifted and brick-and-mortar sales recover, e-commerce utilization may decline which could have a material adverse effect on our business, financial condition and results of operations.

As our revenue has increased, our growth rate has slowed at times in the past and may slow or decline in the future. Future revenue growth depends on our ability to retain existing customers, attract new customers, and increase sales to both new and existing customers.

Our rate of revenue growth has slowed at times in the past and may decline in the future, and it may slow or decline more quickly than we expect for a variety of reasons, including as a result of the risks described herein. Our customers have no obligation to continue to use our services, and we cannot assure you that they will. The difficulty and costs associated with switching to a competitor may not be significant for many of the services we offer. Our customers’ payment processing activity with us may decrease for a variety of reasons, including customers’ level of satisfaction with our products and services, our pricing and the pricing and quality of competing products or services, the effects of global economic conditions, or reductions in the level of buyers transacting with our customers.

In addition, the growth of our business depends in part on existing customers expanding their use of our products and services. If we are unable to encourage customers to broaden their use of our services, our growth may slow or stop, and our business may be materially and adversely affected. The growth of our business also depends on our ability to attract new customers, to encourage larger customers to use our products and services, and to introduce successful new products and services. We have invested and will continue to invest in improving our platform in order to offer better or new features, products and services, but if those features, products and services fail to be successful, our growth may slow or decline.

Failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.

We have been, and may in the future be, subject to liability for fraudulent transactions, including electronic payments and card transactions or credits initiated by customers. Examples of fraud include when a party knowingly uses a stolen or counterfeit credit, debit or prepaid card, card number or other credentials to record a false sales transaction, processes an invalid card or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. In addition, we are subject to the risk that our employees, counterparties or third-party service providers commit fraudulent activity against the Company or our customers. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting, account takeover and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud, or otherwise effectively administer our chargeback responsibilities, would increase our chargeback liability, exposure to fines or other liabilities. Increases in chargebacks, fines or other liabilities could have a material adverse effect on our business, results of operations and financial condition.

Use of our payments services for illegal purposes could harm our business.

Our payment system is susceptible to potentially illegal or improper uses, including money laundering, terrorist financing, illegal online gambling, fraudulent sales of goods or services, illegal sales of marijuana and related business products, pharmaceuticals, cigarettes, weapons, obscene or pornographic materials, or the facilitation of other illegal activity. The use of our payment system for illegal or improper uses may from time to time subject us to fines, claims, or government and regulatory investigations, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activity that may be legal in one jurisdiction may be illegal in another jurisdiction, and a customer may be found responsible for intentionally or inadvertently importing or exporting illegal goods, resulting in liability for us. Changes in law have increased the penalties for intermediaries providing payment services for certain illegal activities, and government authorities may consider additional payments-related proposals from time to time. Owners of intellectual property or government authorities may seek to bring legal action against providers of payments solutions, including Payoneer, that are peripherally involved in the sale of products that actually or allegedly infringe, misappropriate or otherwise violate intellectual property. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Any factors that reduce cross-border trade or cross-border digital commerce, make such trade or commerce more difficult or diminish e-commerce sales and/or limit activity of e-commerce marketplaces could harm our business.

Cross-border trade (i.e., transactions where the merchant and consumer are in different countries) is an important source of our revenue and profits. Cross-border transactions generally provide higher revenues and operating income than similar transactions that take place within a single country or market.

Cross-border trade also represents our primary (and in some cases, our only) presence in certain important markets. Cross-border trade is subject to, and may be negatively impacted by, foreign currency exchange rate fluctuations. In addition, the interpretation and application of laws of multiple jurisdictions (e.g., the jurisdiction of the merchant and of the consumer) are often extremely complicated in the context of cross-border trade and foreign exchange. Changes to or the interpretation and/or application of laws and regulations applicable to cross-border trade and foreign exchange could impose additional requirements and restrictions, increase costs, and impose conflicting obligations. Any factors that increase the costs of cross-border trade for us or our customers or that restrict, delay, or make cross-border trade more difficult or impractical, such as trade policy or higher tariffs, could reduce our cross-border transactions and volume, negatively impact our revenues and profits and harm our business.

We are subject to risks relating to the availability of capital for our Working Capital products, as well as risk of losses relating to our Working Capital products.

We fund our Working Capital product offering through a mix of balance sheet cash and bank credit facilities. Maintaining and growing our Working Capital products is dependent on institutional third-parties providing financing for the Working Capital products we offer at interest rates and/or terms that will allow us to profitably offer these products. If such third parties were to fail to continue to provide financing or change the terms of such financing in a way that is disadvantageous to us, then we would need to reduce Working Capital product offerings and or fund the offering of additional Working Capital products from our own resources, or the financial performance of our Working Capital products could be harmed. We then may have to reduce the scale of our Working Capital products, which could have a direct impact on our ability to grow this portion of our business. Additionally, in any financing for our Working Capital products we may have certain customary obligations that apply if we breach certain representations and warranties or servicing covenants.

The Working Capital products we provide are generally in the form of “merchant capital advances,” which are purchases of receivables expected to be received by a customer in the future. They are not guaranteed or secured in any way. Adverse changes in macroeconomic conditions or performance of our customers’ business could cause some of our customers who utilize our Working Capital products to cease operating or to experience a decline in their payment receipts, thereby rendering the receivables lower than the amount advanced and/or causing the repayment period to be extended beyond the original settlement term. With a merchant capital advance, the speed of settlement determines our effective yield, so any extension of settlement periods would be expected to reduce the effective yield we receive on such product.

In addition, adverse changes in macroeconomic conditions could lead to a decrease in the number of our customers who are eligible for our Working Capital products and strain our ability to correctly identify such customers or manage the risk of non-settlement or fraud on such products. Similarly, if we fail to correctly predict the likelihood of timely settlement of the Working Capital products or correctly price our fees to customers utilizing our Working Capital products, our ability to collect customer payments may be inhibited and our business may be materially and adversely affected.

Currently, our Working Capital products are offered in the form of merchant capital advances. Merchant capital advances are subject to limited regulatory scrutiny in most jurisdictions, but there has been, and may continue to be, regulatory interest in and/or litigation challenging merchant capital advances. If the regulatory interest in and/or litigation challenging merchant capital advance products increases, including if regulatory bodies take the view that merchant capital advances should be treated as a lending product or additional licensing is required for us to continue to offer merchant capital advances, and we are not able to comply with any such additional requirements that would result therefrom, or if the terms upon which we were able to offer merchant capital advances were required to be changed in order to comply with any requirements imposed by a regulatory body, we may need to pursue an alternative model for providing our Working Capital products, all of which may be time-consuming and costly and/or lead to a loss of financing from institutional third-parties, and as a result this portion of our business may be materially and adversely affected.

We intend to continue to explore other products, models, and structures for our Working Capital products. Some of those models or structures may require, or be deemed to require, additional data, procedures, partnerships, licenses, regulatory approvals, or capabilities that we have not yet obtained or developed. Licenses that may be required in connection with our Working Capital products could subject us to reporting requirements, bonding requirements, and inspection by applicable regulatory agencies. Should we fail to expand and evolve our Working Capital products in this manner, or should these new products, models or structures, or new regulations or interpretations of existing regulations, impose requirements on us that are impractical or that we cannot satisfy, the future growth and success of our Working Capital products may be materially and adversely affected.

Because we rely on third parties to provide services, we could be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

We depend on third-party service providers and vendors for certain products and services, including components of our computer systems, software, data centers, risk tools and telecommunications networks, to conduct our business. Any changes in these systems that degrade the functionality of our products and services, impose additional costs or requirements, or give preferential treatment to competitors’ services, including their own services, could materially and adversely affect usage of our products and services. We are also dependent on our relationships with a number of third-party financial institutions and payment processors for services such as payment, processing and clearing and settlement for the transactions we service. In the event our agreement with a third-party financial institution or non-financial institution is terminated, or if upon its expiration we are unable to renew the contract on terms favorable to us, or at all, it may be difficult for us to replace these services which may adversely affect our operations and profitability. Some of these organizations and third-party service providers provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.

Our systems and operations or those of our third-party service providers and software partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant service providers or they may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our third-party service providers to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability due to, among other consequences:

•        loss of revenues;

•        loss of customer data, including PII;

•        fines imposed by payment networks;

•        harm to our business or reputation resulting from negative publicity;

•        exposure to fraud losses or other liabilities;

•        additional operating and development costs; or

•        diversion of management, technical and other resources.

If we fail to comply with the applicable rules and policies of the payment network card schemes or the terms of a payment network card scheme license, they could seek to fine us, suspend us or terminate our participation license, which could adversely affect our business.

In order to provide card issuing services, certain of our subsidiaries are registered with Mastercard and other networks as members or service providers for member institutions. As such, we are subject to card association and network rules that could subject us or to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us. In addition, we are subject to the Payment Card Industry (“PCI”) Data Security Standard enforced by the major card brands.

If we fail to comply with these rules, we could be fined and our member registrations or certifications could be suspended or terminated. The suspension or termination of our member registrations or certifications, or any changes to the association and network rules, that we do not successfully address, or any other action by the card networks to restrict our ability to process transactions over such networks, could limit our ability to provide transaction processing services to customers and result in a reduction of revenue or increased costs of operation, which, in either case, could have a material adverse effect on our business and results of operations. Our removal from networks’ lists of Security Standard compliant service providers could mean that existing customers, partners or other third parties may cease using or referring our services. Also, prospective customers, partners or other third parties may choose not to consider us for their processing needs. In addition, the card networks could refuse to allow us to process through their networks. Any of the foregoing could materially adversely impact our business, financial condition or results of operations.

Changes to these network rules or how they are interpreted could have a significant impact on our business and financial results. For example, from time to time, card associations and debit networks, including the card networks which we operate under, increase the processing and other fees (including what is commonly known as “interchange fees”) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, or result in us not being able to increase our own fees, which would increase our operating costs, reduce our profit margin, limit our growth, and adversely affect our business, results of operations and financial condition. In addition, the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes. Future changes to or interpretations of the network rules that are inconsistent with the way we currently operate may require us to make changes to our business that could be costly or difficult to implement. If we fail to make such changes, the networks could pass on fines and assessments in respect of fraud or chargebacks related to our customers or disqualify us from processing transactions if satisfactory controls are not maintained, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on counterparty financial institutions and payment service providers to support our operations. If one or more of our counterparty financial institutions or payment service providers default on their financial or performance obligations to us, change their business strategy or requirements, become subject to regulatory action, or fail, our results of operations and financial condition may be adversely affected and we may incur significant losses.

We have significant amounts of cash, cash equivalents, receivables outstanding, and other investments on deposit or in accounts with banks or other financial institutions in the United States and other countries in which we operate. We regularly monitor our exposure to counterparty credit risk, and actively manage this exposure to mitigate the associated risk. Despite these efforts, we may be exposed to the risk of default by, or deteriorating operating results or financial condition or failure of, these counterparty financial institutions. The risk of counterparty default, deterioration, or failure may be heightened during economic downturns and periods of uncertainty in the financial markets. If one or more of our counterparties were to become insolvent or file for bankruptcy, our ability to recover losses incurred as a result of default or to access or recover our assets that are deposited, held in accounts with, or otherwise due from, such counterparty may be limited by the counterparty’s liquidity or the applicable laws governing the insolvency or bankruptcy proceedings. For example, Wirecard Card Solutions Limited was a licensed Mastercard issuer of our pre-paid card programs offered to our customers. In 2020, the U.K. Financial Conduct Authority forced Wirecard Card Solutions, subsidiary of Wirecard AG, to cease its regulated activities for a number of days due to scrutiny of Wirecard Card Solution’s regulatory compliance in connection with the opening of insolvency proceedings of Wirecard AG, and as a result during those days our customers’ were unable to access funds on their cards issued by Wirecard Card Solutions. While such access was restored, and while we have transitioned the issuance services of these cards to a Payoneer licensed entity, in the event of default or failure of one or more of our counterparties, we could incur significant losses or suffer reputational damage, which could negatively impact our results of operations and financial condition.

If we fail to comply with the applicable requirements of our counterparty financial institutions and banking partners, they could seek to suspend or terminate our accounts, which could adversely affect our business.

In the United States and certain other markets, Mastercard and other payment network rules require us to be sponsored by a member bank in order to process electronic payment transactions. Because we are not a United States bank, we are unable to directly access these payment networks in the United States. We are currently registered with the Mastercard and other payment networks through our partnering bank in the United States, in connection with our virtual digital purchasing cards in the United States. Our current agreement with our partnering bank expires in 2025.

In addition, we rely on agreements with banks and other financial institutions in jurisdictions in which we serve customers to collect, hold and disburse our customers’ funds. These agreements with banks and financial institutions may give them substantial discretion in approving certain aspects of our business practices, including our application and qualification procedures for customers and require us to comply with certain legal requirements. Our financial institution partners’ discretionary actions under these agreements could impose material limitations to, or have a material adverse effect on, our business, financial condition and results of operations. Without these relationships, we would not be able to process payments or settle transactions in relevant markets, which would have a material adverse effect on our business, financial condition and results of operations. For example, following the opening of insolvency proceedings of Wirecard AG in Germany and the sale of assets by its subsidiary, Wirecard Bank AG, to Banco Santander, in October 2020 Wirecard Bank notified Payoneer Europe of its intention to terminate its accounts with the bank. Following discussions between Payoneer Europe and Wirecard Bank it was agreed that certain of the virtual collection accounts under Payoneer Europe’s accounts with the Bank would cease to be active on agreed dates and the rest would be closed at the end of May 2021, pursuant to a negotiated agreement. Furthermore, our financial results could be adversely affected if our costs associated with such relationships materially change or if any penalty or claim for damages is imposed as a result of our breach of the agreement with them or their other requirements.

Our business may be adversely affected by geopolitical and other risks associated with global operations. As we continue to expand internationally, including within emerging markets, we may become more susceptible to these risks.

Our business is subject to risks associated with doing business internationally. Operating in foreign countries, including in Israel, Asian countries, the U.K. and the European Union countries, subjects us to multiple risks, including:

•        differing local product preferences and product requirements;

•        geopolitical events, including natural disasters, public health issues, acts of war, nationalism and terrorism, social unrest or human rights issues;

•        partial or total expropriation of international assets;

•        trade protection measures, including tariffs or import-export restrictions;

•        differing enforceability and protection of intellectual property and contract rights;

•        different, uncertain, or more stringent user protection, data protection, privacy, and other laws; and

•        potentially negative consequences from changes in or interpretations of tax laws or policies.

For example, as a result of the COVID-19 pandemic, travel-related commerce declined significantly which reduced our volumes on travel-related platforms such as Airbnb. Additionally, a significant number of our employees, including certain management members, are employed by our Israel subsidiary, Payoneer Research & Development Ltd., and, accordingly, political, economic and regional conflict conditions in Israel and the surrounding region may directly affect our business and operations.

Violations of the complex foreign and United States laws, rules and regulations that apply to our international operations may result in fines, criminal actions, or sanctions against us, our officers, or our colleagues; prohibitions on the conduct of our business; and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, violations by our colleagues, contractors, vendors or agents could nevertheless occur. These risks are inherent in our international operations and expansion may increase our costs of doing business internationally, and could harm our business and reputation. In addition, we may in the future undertake projects and make investments in countries in which we have little or no previous investment or operating experience. We may not be able to fully or accurately assess the risks of investing in such countries, or may be unfamiliar with the laws and regulations in such countries governing its investments and operations. As a result, we may be unable to effectively implement our strategy in new jurisdictions. Investment opportunities in certain jurisdictions also may be restricted by legal limits on foreign investment in local assets or classes of assets.

We are dependent upon consumers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Our success depends upon the general public’s ability to access the internet and its continued willingness to use the internet as a means to pay for purchases, communicate, research and conduct commercial transactions, including through mobile devices. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our products, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anticompetitive practices that could impede both our and our merchants’ growth, increase our costs or adversely affect our business. If consumers or merchants become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to merchants’ and consumers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business could be adversely affected.

Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruption of our services, could expose us to liability and/or damage our reputation.

We are subject to a number of legal requirements, regulations, contractual obligations and industry standards regarding security, data protection and privacy and any failure to comply with these requirements, regulations, obligations or standards could have an adverse effect on our reputation, business, financial condition and operating results.

In conducting our business, we collect, process, transmit, store, use and share sensitive business information and PII about our marketplace and enterprise clients, customers, financial institution partners, vendors, and other parties. This information may include account access credentials, credit and debit card numbers, bank account numbers, social security numbers, passport/ID numbers, driver’s license numbers, names and addresses and other types of sensitive business information or PII, including copies of documents thereof. Some of this information is also collected, processed, stored, used, shared and transmitted by our software and financial institution partners, third-party service providers to whom we outsource certain functions and other vendors. We have certain responsibilities to payment networks and their member financial institutions for any failure, including the failure of our associated third-party service providers, to protect this information. Information security risks for financial and technology companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Because of our position in the payments value chain, we believe that we are likely to continue to be a target of such threats and attacks. Additionally, geopolitical events and resulting government activity could also lead to information security threats and attacks by affected jurisdictions and their sympathizers. If these attempts are successful it could lead to the compromise of sensitive or confidential business information or PII.

In addition, our products and services may themselves be targets of cyberattacks that attempt to sabotage or otherwise disable them, or the defensive and preventative measures we take ultimately may not be able to effectively detect, prevent, or protect against or otherwise mitigate losses from all cyberattacks. Despite significant efforts to create security barriers against such threats, it is virtually impossible for us to eliminate these risks entirely. Any such breach could compromise our platform, creating system disruptions or slowdowns and exploiting security vulnerabilities of our products and services. Additionally, the information stored on our platform could be accessed, publicly disclosed, lost, or stolen, which could subject us to substantial liability and cause us financial harm. These breaches, or any perceived breach, may also result in damage to our reputation, negative publicity, loss of key business relationships and sales, increased costs to remedy any problem (including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies and investigating and remediating any information security vulnerabilities) regulatory inquiries and investigations, customer complaints and costly litigation, and may therefore adversely impact market acceptance of our products and seriously affect our business, financial condition or results of operations.

We have in the past, and may in the future, be the target of malicious third-party attempts to identify and exploit system vulnerabilities, and/or penetrate or bypass our security measures, in order to gain unauthorized access to our platform and systems. If these attempts are successful it could lead to the compromise of sensitive or confidential business information or PII. While we proactively employ multiple methods at different layers of our systems to defend against intrusion and attack and to protect our data, we cannot be certain that these measures are sufficient to counter all current and emerging technology threats.

Our computer systems and the computer systems of our third-party service providers and software partners have been, and in the future could be, subject to breaches, and our data protection measures may not prevent unauthorized access. While we believe the procedures and processes we have implemented to handle an attack are adequate, the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and are often difficult to detect. In addition, increased remote operations creates an additional risk of attack while decreasing our ability to monitor. Threats to our systems and associated third-party systems can originate from human error, fraud or malice on the part of employees or third-parties, or simply from accidental technological failure. Computer viruses and other malware can be distributed and could infiltrate our systems or those of third-party service providers. In addition, denial of service or other attacks could be launched against us for a variety of purposes, including to interfere with our services or create a diversion for other malicious activities. Our defensive measures may not prevent unplanned downtime, unauthorized access or unauthorized use of sensitive business data or PII. While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, our insurance coverage may be insufficient to cover all losses. The successful assertion of one or more large claims against us that exceed our available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation and our business, financial condition and results of operations. We also cannot ensure that our existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims related to a security incident or breach, or that the insurer will not deny coverage as to any future claim. Further, while we select our third-party service providers carefully, we do not control their actions. Any problems experienced by these third-parties, including those resulting from breakdowns or other disruptions in the services provided by such parties or cyber-attacks and security breaches, could adversely affect our ability to service our customers or otherwise conduct our business.

We could also be subject to liability for claims relating to misuse of PII, such as unauthorized marketing purposes and violation of consumer protection or data privacy laws. In addition, federal and state regulations may require us to notify individuals of data security incidents involving certain types of PII or information technology systems. We cannot provide assurance that the contractual requirements related to security and privacy that we impose on our service providers who have access to enterprise clients or customer data will be followed or will be adequate to prevent the unauthorized use or disclosure of such data. In addition, we have agreed in certain agreements to take certain protective measures to ensure the confidentiality of enterprise clients or customer data. The costs of systems and procedures associated with such protective measures may increase and could adversely affect our ability to compete effectively. Any failure to adequately enforce or provide these protective measures could result in liability, protracted and costly litigation, governmental and card network intervention and fines and, with respect to misuse of PII of our customers, lost revenue and reputational harm.

Any type of security breach, attack or misuse of data, whether experienced by us or an associated third-party, could harm our reputation or deter existing or prospective enterprise clients or customers from using our services, increase our operating expenses in order to contain and remediate the incident, expose us to unbudgeted or uninsured liability, disrupt our operations (including potential service interruptions), divert management focus away from other priorities, increase our risk of regulatory scrutiny, result in the imposition of penalties and fines under state, federal and foreign laws or by card schemes and adversely affect our regulatory licenses and banking relationships. Further, if we were to be removed from networks’ lists of Payment Card Industry Data Security Standard, our existing customers, enterprise clients and financial institution partners or other third parties may cease using our services.

Failure to protect, enforce and defend our intellectual property rights may diminish our competitive advantages or interfere with our ability to market and promote our products and services and claims that we infringe, misappropriate or otherwise violate third parties’ intellectual property rights could have a material adverse effect on our business. We also use open-source software and may be subject to claims from licensors related to ownership and use rights.

Our trademarks, trade names, trade secrets, know-how, proprietary technology and other intellectual property are important to our future success. We believe our trademarks and trade names are widely recognized and associated with quality and reliable service. While it is our policy to protect and defend our intellectual property rights vigorously, we cannot predict whether the steps we take to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other potential violations of our intellectually property rights. We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. Furthermore, we have in the past and may in the future face claims of infringement, misappropriation or other violation of third-party intellectual property rights that could interfere with our ability to market and promote our brands, products and services. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights, even those without merit and regardless of the outcome, could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using or required to redesign certain intellectual property pay substantial amounts to satisfy judgments or settle claims or lawsuits, obtain a license to continue commercializing or using the applicable technologies, products and services, pay substantial royalty or licensing fees, satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships, or may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations.

While software and other of our proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered with the United States Copyright Office. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.

We attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and invention assignment agreements. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.

In addition, we use open-source software in connection with our proprietary software and expect to continue to use open-source software in the future. Some open-source licenses require licensors to provide source code to licensees upon request, prohibit licensors from charging a fee to licensees or require licensors to make available any derivative works of the open-source code on unfavorable terms or at no cost, and we may be subject to such terms. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. Accordingly, we may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works or our proprietary source code that was developed or distributed with such software. In addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours.

These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs.

Our products and services may not function as intended due to errors in our or our third-party providers’ software, hardware, and systems, product defects, or due to security breaches or human error in administering these systems, which could materially and adversely affect our business.

Our services are based on sophisticated software and computer systems and we may encounter delays when developing new applications and services. Further, our or our third-party providers’ software may contain undetected vulnerabilities, errors or defects. In addition, we may experience difficulties in installing or integrating our technology on systems or with other programs used by our third-party providers. Defects in our or our third-party providers’ software, errors or delays in the processing of electronic transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of customers or customer data, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our license and other agreements, we cannot be certain that these measures will successfully limit our liability.

Additionally, electronic payment products and services, including ours, have been, and could continue to be in the future, specifically targeted and penetrated or disrupted by hackers. Because the techniques used to obtain unauthorized access to data, products, and services and to disable, degrade, or sabotage them change frequently and may be difficult to detect or remediate for long periods of time, we and our customers may be unable to anticipate these techniques to implement adequate preventative measures to stop them. If we, our customers or third-party service providers are unable to anticipate or prevent these attacks, our customers’ businesses may be harmed, our reputation could be damaged, and we could incur significant liability.

Our systems and our third-party providers’ systems may be subject to system failures or capacity constraints and, resulting interruptions in the availability of our platform, products, or services, including the accessibility of our solutions through mobile devices, could harm our business.

Our systems and those of our third-party providers, including data center facilities, may experience service interruptions, cyberattacks and other security incidents, including as a result of human error, earthquakes, hurricanes, floods, fires, other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, changes in social, political or regulatory conditions or in laws and policies, or other changes or events. Our systems and facilities are also subject to break-ins, sabotage, and acts of vandalism. Some of our systems are not fully redundant, and our disaster-recovery planning is not sufficient for all eventualities. In addition, as a provider of payments solutions and other financial services, we are subject to increased scrutiny by regulators that may require specific business continuity and disaster recovery plans and more rigorous testing of such plans. This increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities.

We have experienced and will likely continue to experience denial-of-service and other cyberattacks, system failures, security incidents, and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. These events may result in loss of revenue. In addition, they could result in significant expense to repair or replace damaged equipment and remedy resultant data loss or corruption. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business. Moreover, to the extent that any system failure or similar event results in damages to customers or their businesses, these customers could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address.

A significant natural or man-made disaster could have a material and adverse impact on our business. The insurance we maintain may not be sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Significant natural or other disasters could also have a material and adverse impact on our sellers, which, in the aggregate, could in turn adversely affect our results of operations.

Our risk management framework, including our counterparty risk management, may not be fully effective in mitigating our risk exposure against all types of risks.

We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor and manage all risks our business encounters. In addition, when we introduce new services, focus on new business types, or begin to operate in markets where we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. If our policies and procedures are not fully effective or we are not successful in identifying and mitigating all risks to which we are or may be exposed, we may suffer uninsured liability, harm to our reputation or be subject to litigation or regulatory actions that could adversely affect our business, financial condition or results of operations. For example, if our security measures do not succeed, our business may be adversely affected. In addition, bad actors around the world use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another’s identity or payment information, account takeover, unauthorized acquisition or use of credit or debit card details and other fraudulent use of another’s identity or information.

We offer our payments services to a large number of customers. We are responsible for vetting and monitoring these customers and determining whether the transactions we process for them are lawful and legitimate. When our products and services are used to process illegitimate transactions, and we settle those funds to recipients and are unable to recover them, we suffer losses and liability. These types of illegitimate, as well as unlawful, transactions can also expose us to governmental and regulatory sanctions in various jurisdictions (including U.S. anti-money laundering and economic sanctions violations). The highly automated nature of, and liquidity offered by, our payments services make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, including the hacking of bank accounts, can potentially steal significant amounts of money from businesses like ours. In configuring our payments, digital banking and credit services, we face an inherent trade-off between security and customer convenience. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. As a greater number of larger merchants use our services, we expect our exposure to material losses from a single merchant, or from a small number of merchants, to increase. In addition, when we introduce new services, focus on new business types, or begin to operate in markets in which we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. Moreover, we rely on third-party service providers, such as non-financial institutions and payment service providers, and our risk management policies and processes may not be sufficient to monitor compliance by such third parties with applicable laws and regulations, including anti-money laundering laws. We may incur significant costs with respect to monitoring third-party service providers. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability, and our business may be materially and adversely affected.

Our results of operations may be adversely affected by changes in foreign currency exchange rates.

We are subject to risks related to changes in currency rates as a result of our investments in foreign operations and from revenues generated in currencies other than the United States dollar. Revenues and profit generated by such international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. From time to time, we utilize foreign currency forward contracts and other hedging instruments to mitigate the market value risks associated with foreign currency-denominated transactions and investments. These hedging strategies may not, however, eliminate all of the risks related to foreign currency translation, and we may forgo the benefits we would otherwise experience if currency exchange rates were to change in our favor. In addition, we may become subject to exchange control regulations that restrict or prohibit the conversion of our foreign revenue currencies into United States dollars. Any of these factors could decrease the value of revenues and earnings we derive from our international operations and have a material adverse effect on our business.

Changes and evolving requirements in tax laws or their interpretation, including as applied to us and our customers, could adversely affect our business.

As a multinational organization, operating in multiple jurisdictions, including but not limited to the US, the EU, UK, Israel and Hong Kong, we may be subject to increasingly complex tax laws and taxation in several jurisdictions, the application of which can be uncertain. The amount of taxes we are required to pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws, potential disputes around transfer prices implemented and precedents, which could have a material adverse effect on our business. Such material adverse effect may include the value of any tax loss carryforwards, tax credits recorded on our balance sheet, the amount of our cash flow, our liquidity, financial condition and results of operations.

Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. Tax authorities in these jurisdictions could challenge our related party transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any tax authority were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, withholding tax, indirect tax and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

We are subject to regular review and audit by the relevant tax authorities in the jurisdictions we operate and as a result, the authorities in these jurisdictions could review our tax returns and impose additional significant taxes, interest and penalties, challenge the transfer pricing policies adopted by us, claim that our operation constitutes a taxable presence in different jurisdiction and/or that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination is made.

In addition, tax benefits we currently receive in certain jurisdictions require us to meet several conditions and may be challenged or terminated or reduced in the future, which would increase our taxes, possibly with a retroactive effect.

Furthermore, companies in the electronic payments industry, including us, may become subject to incremental taxation in various tax jurisdictions. The cost to comply with such laws or regulations could be significant. Taxing jurisdictions have not yet adopted uniform positions on this topic. We could be required to collect additional sales, use, value added, digital services, equalization levy or other similar taxes, either direct and indirect, or be subject to other liabilities that may increase the costs our customers would have to pay for our products and adversely affect our results of operations. If we are required to be responsible for payment of such additional taxes and are unable to pass such taxes or expenses through or collect them from our customers, our costs would increase, and our net income would be reduced.

In addition, the failure by our customers to comply with reporting obligations in connection with transactions on our platform could result in regulatory inquiry, reputational damage and potential enforcement actions and additional reporting and withholding requirements.

Our indebtedness and our Series 1 Senior Preferred Stock may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our Loan and Security Agreement contains, and the agreements evidencing or governing any other future indebtedness may contain, financial restrictions on us and our subsidiaries, including restrictions on our and our subsidiaries’ ability to, among other things:

•        sell assets;

•        incur additional indebtedness;

•        make certain investments and other distributions;

•        engage in certain transactions with affiliates;

•        change the nature of our business;

•        place liens on our or our subsidiaries’ assets;

In addition, our Series 1 Senior Preferred Stock which, upon Closing, will remain as outstanding preferred stock of Payoneer Inc., contains certain restrictions that limit our ability to incur indebtedness, engage in certain affiliate transactions, make certain investments and incur debt, among other restrictions. A failure by us or our subsidiaries to comply with the covenants contained within these instruments or to maintain the required financial ratio contained in the Loan and Security Agreement could result in an event of default under such indebtedness, which could adversely affect our ability to respond to changes in our business and manage our operations.

Regulatory Risks Related to Payoneer

Our business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which we operate, including (but not limited to) those governing deposit taking, factoring, stored value, cross-border and domestic money transmission, foreign exchange, privacy, data protection, banking secrecy and payment services (including payment processing and settlement services). The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.

Financial and political events have increased the level of regulatory scrutiny on the payments industry, and regulatory agencies may view matters or interpret laws and regulations differently than they have in the past and in a manner adverse to our business. Our success and increased visibility may result in increased regulatory oversight and tighter enforcement of rules and regulations that may apply to our business. Governments may impose new regulatory requirements in a range of areas that:

•        Prohibit, restrict, and/or impose taxes or fees on our services, including to or from certain countries or with certain individuals, and entities;

•        Impose additional customer identification and due diligence requirements;

•        Impose additional reporting or record keeping requirements, or require enhanced transaction monitoring;

•        Limit the types of entities capable of providing money transmission services, or impose additional licensing or registration requirements;

•        Impose minimum capital or other financial requirements;

•        Limit or restrict the revenue that may be generated from transmitting money, processing payments, or factoring receivables, including interest earned on customer funds, transaction fees, and revenue generated from foreign exchange transactions;

•        Require enhanced disclosures to customers;

•        Limit the number or principal amount of money transmission transactions that may be sent to or from a jurisdiction, whether by an individual or in the aggregate; and

•        Restrict or limit the ability of firms to process transactions using a centralized record keeping system located outside of the jurisdiction in which the customer is located, requiring that data associated be localized in the same jurisdiction as the customer.

Any failure or perceived failure to comply with existing or new laws and regulations (including changes to or expansion of the interpretation of those laws and regulations), including those discussed in this risk factor, may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and other enforcement actions in one or more jurisdictions; result in additional compliance and licensure requirements; increase regulatory scrutiny of our business; restrict our operations; force us to change our business practices, make product or operational changes or delay planned product launches or improvements. The foregoing could, individually or in the aggregate, expose us to significant liability, impose significant costs, require us to expend substantial resources, increase the cost and complexity of compliance, damage our brand and business, make our products and services less attractive, result in the loss of customers, limit our ability to grow the business, adversely affect our results of operations, and harm our reputation. The complexity of existing U.S. federal and state and foreign regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving U.S. and international regulatory environment, could result in a single event giving rise to a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. We have implemented policies and procedures designed to help ensure compliance with applicable laws, and regulations, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations.

We have obtained licenses to operate in multiple jurisdictions around the world. Payoneer holds licenses in the United States, Europe, Japan, Australia, and Hong Kong. From time to time, we interact with our regulators concerning the interpretation or application of certain regulatory requirements. In addition, we are obligated to self-report when we exceed the parameters or constraints of our licenses. In the past, these matters have not had a material adverse effect on our business but no assurance can be given that future disagreements or disputes will not have a material adverse of our business.

In the United States, we are licensed as a money transmitter (or its equivalent) in the states where it is required, as well as in the District of Columbia and Puerto Rico. As a licensed money transmitter, Payoneer is subject to restrictions with respect to its investment of customer funds, reporting requirements, bonding requirements and inspection by state regulatory agencies. Accordingly, if we violate these laws or regulations, we could be subject to liability and/or additional restrictions, forced to cease doing business with residents of certain states, forced to change our business practices or be required to obtain additional licenses or regulatory approvals that could impose substantial costs.

We provide our services to customers in the European Economic Area through our Irish subsidiary, Payoneer Europe Limited (“Payoneer Europe”). Payoneer Europe is licensed by the Central Bank of Ireland as an e-money institution and has completed the “passport” notification processes in all European Economic Area countries.

Accordingly, we are subject to significant fines or other enforcement action if we violate the disclosure, reporting, anti-money-laundering, capitalization, fund management, corporate governance, privacy, data protection, information security, banking secrecy, taxation, sanctions, or other requirements imposed on Irish e-money institutions. The regulators in any country in which we operate could seek to persuade the regulators that have granted us a license to require us to operate through a local branch. In addition, European Union laws and regulations are typically subject to different and potentially inconsistent interpretations by the countries that are members of the European Union. Such actions can make compliance more costly and operationally difficult to manage.

In Japan, we provide our services through Payoneer Japan Ltd. (“Payoneer Japan”). Payoneer Japan is licensed as a Registered Fund Transfer Service Provider. Accordingly, we are subject to significant fines or other enforcement action if we violate the disclosure, reporting, anti-money-laundering, capitalization, fund management, corporate governance, privacy, data protection, information security, banking secrecy, taxation, sanctions, or other requirements imposed on Japanese fund transfer service providers.

In Australia, we serve our customers through Payoneer Australia Pty. Ltd. (“Payoneer Australia”), which is licensed by the Australian Securities and Investments Commission as a provider of a non-cash payment product. Accordingly, Payoneer Australia is subject to significant fines or other enforcement action if it violates the product disclosure, reporting, anti-money laundering, capitalization, privacy, corporate governance or other requirements imposed on Australian providers of non-cash payment products.

In Hong Kong, Payoneer Hong Kong Limited (“Payoneer Hong Kong”) is licensed as a Licensed Money Service Operator. Accordingly, Payoneer Hong Kong is subject to significant fines or other enforcement action if it violates the product disclosure, reporting, anti-money laundering, capitalization, privacy, corporate governance or other requirements imposed on Hong Kong money service operators.

In India, we are registered as an Online Payment Gateway Service Provider, approved by the Reserve Bank of India, for the purpose of facilitating certain import and export payments for Indian residents. We are required to periodically renew our registration as an Online Payment Gateway Service Provider.

In many of the markets in which we do business, we serve our customers through a company licensed in a different jurisdiction. It is unclear and uncertain whether our services are subject only to the jurisdictions in which they are licensed or if our services are subject to the law in which our customer is based. We have been and expect to continue to be required to apply for various licenses, certifications and regulatory approvals in countries other than ones in which we have already obtained a license. There can be no assurance that we will be able to obtain such licenses in the future, and the failure to obtain such licenses could have material adverse effect on our business. Even if we can obtain such licenses, there are substantial costs and potential product changes involved in maintaining such licenses, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, or corporate governance requirements.

In many other countries it may not be clear whether we are required to be licensed as a payment services provider, financial institution or otherwise. In such markets, we may rely on local banks to process payments and conduct foreign exchange in local currency. Local regulators may use their power to slow or halt payments to our customers in those jurisdictions. Such regulatory actions or the need to obtain licenses, certifications or other regulatory approvals could impose substantial costs and involve considerable delay in the provision or development of our services in a given market, or could require significant and costly operational changes or prevent us from providing any services in a given market.

As we expand and localize our international activities, we are increasingly becoming obligated to comply with the laws of the countries or markets in which we operate. In addition, because our services are accessible worldwide and we facilitate sales of goods and provide services to customers worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws.

Our results of operations may be adversely affected as a result of any decrease in revenue from customers operating in China as a result of regulatory changes or occurrences under other risk factors discussed herein. As a significant portion of our revenue is generated from China, any negative impact to our ability to serve customers based in China could exacerbate the other risks set forth herein.

Our operations in China generated approximately 39% of our revenue for the three months ended March 31, 2021. This geographic concentration in our business creates exposure to local economies and politics, and regional downturns. As a result, the Company’s business is currently more susceptible to regional conditions in China than the operations of more geographically diversified competitors, and the Company is vulnerable to economic downturns or changing political landscapes in China and the Hong Kong Special Administrative Region. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect the Company’s financial condition or results of operations.

We currently support customers from China through our partnerships with banks and licensed payment providers that are regulated by the People’s Republic of China and are licensed by the People’s Bank of China (the “PBOC”) and the State Administration of Foreign Exchange. As a result, we do not currently hold a license to operate in China. However, given the importance of Chinese customers to our business and our desire to establish a robust platform in the region, in 2019 our Israeli subsidiary, Payoneer Research & Development Ltd., established a joint venture company with Chinese partners to further enhance our regulatory infrastructure in relation to customers operating in China. The joint venture company is in the process of applying for a domestic license as a payment service provider with the PBOC. There is no guarantee that the PBOC will grant a license to our joint venture and to the extent the PBOC does grant a license, the scope or duration of any such license may be limited. In the future the PBOC may require foreign companies that provide services to Chinese businesses to have a local license, and should that be required a failure by Payoneer to secure such a license or to secure a license for our joint venture could have a material adverse effect on our business. Even if we can obtain such license, there are substantial costs and potential product changes involved in maintaining such license, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, or corporate governance requirements. Any change in regulation or legal requirements in China that restricts the services we can provide to customers operating in China may lead to a decrease in revenue and adversely affect our results of operation and financial condition.

Failure to comply with anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, could subject us to penalties and other adverse consequences.

We are subject to various anti-money laundering, anti-bribery, economic and trade sanctions regulations and similar laws, and our failure to comply with such laws and regulations could subject us to could subject us to penalties and other adverse consequences.

U.S. and other regulators globally continue to increase their scrutiny of compliance with these obligations, which requires us to continually monitor and update our compliance program, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Many countries in which we operate also have anti-money laundering and counter-terrorist financing laws and regulations, and we have been and continue to be required to make changes to our compliance program in various jurisdictions in response. The European Commission, for example, has proposed revisions to the Anti-Money Laundering Directives, which could make compliance more costly and operationally difficult to manage. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance.

We rely on technical programs and third-party providers to monitor our compliance with the laws and regulations to which we are subject. Such technical programs require us to timely update the programs to account for any relevant changes in laws or regulations. If we fail to update the technical programs correctly or in a timely manner, the technical programs may fail to flag conduct that violates existing laws or regulations, which may subject us to government investigation, fines or reputational damage and could have a material adverse effect on our business, financial condition and results of operations.

We routinely report to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) on payments we have rejected or blocked pursuant to OFAC sanctions regulations and on any possible violations of those regulations. Any transactions we process in violation of OFAC sanctions regulations could result in claims or actions against us including litigation, injunctions, damage awards, fines or penalties, or require us to change our business practices that could result in a material loss, require significant management time, result in the diversion of significant operational resources or otherwise harm our business. Violation of OFAC sanctions regulations that OFAC determines to be egregious can result in significant statutory penalties in addition to harm to our reputation. We have made in the past, and may make in the future, disclosures related to potential violations of OFAC sanctions regulations. For example, in February 2016, we submitted a disclosure to OFAC about certain payments to the Crimea region of Ukraine and other OFAC target countries, which has since been under OFAC’s review. OFAC has recently provided us with an informal settlement offer which we have responded to and which will likely result in a monetary settlement.

We may operate our business in foreign countries where companies often engage in business practices that are prohibited by United States and other regulations applicable to us. We are subject to anti-corruption laws and regulations, including the Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures, including anti-bribery provisions enforced by the Department of Justice. These laws prohibit improper payments or offers of payments to foreign governments and their officials and political parties by the United States and other business entities for the purpose of obtaining or retaining business. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of our employees, consultants and agents, including those that may be based in or from countries where practices that violate U.S. or other laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.

Our failure to manage our customer funds properly could harm our business.

We hold a substantial amount of funds belonging to our customers, including balances in customer accounts and funds being remitted to our customers as sellers of goods and services. In certain jurisdictions where we operate, we hold, and in certain jurisdictions are required to hold and segregate, eligible liquid assets equal to at least 100% of the aggregate amount of all customer balances held by our licensed entity in such jurisdiction. Our ability to manage and accurately account for the assets underlying our customer funds and comply with applicable liquid asset requirements and applicable regulations requires a high level of internal controls. As our business continues to grow and we expand our product offerings, we must continue to strengthen our associated internal controls. Our success requires our customers’ confidence in our ability to properly manage customer balances and handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain the necessary controls or to appropriately manage our customer funds in compliance with applicable regulatory requirements could result in reputational harm, lead customers to discontinue or reduce their use of our products, and result in significant penalties and fines and additional restrictions, which could materially harm our business.

Our business is subject to complex and evolving regulations and oversight, in relation to privacy and data protection. Failure to comply with applicable data protection laws and regulations could subject us to fines and reputational harm.

As part of our business, we collect PII, also referred to as personal data or personal information, and other potentially sensitive and/or regulated data from our customers and the vendors we work with. Laws and regulations in the United States, Europe and around the world restrict how personal information is collected, processed, stored, transferred, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal information. Several foreign jurisdictions, including the EU and the United Kingdom, have laws and regulations which are more restrictive in certain respects than those in the United States. For example, the EU General Data Protection Regulation, or GDPR, which came into force on May 25, 2018, implemented stringent operational requirements for the use of personal data. In addition, the European e-Privacy Directive currently requires EU member states to regulate marketing by electronic means and the use of web cookies and other tracking technology. Each EU member state has transposed the requirements of these directives into its own national data privacy regime, and therefore the laws may differ between jurisdictions. This directive is under reform and is expected to be replaced by a regulation which should provide consistent requirements across the EU.

The GDPR (and GDPR as it forms part of retained European law (as defined in the European Union (Withdrawal) Act 2018) (UK GDPR)), introduced more stringent requirements (which will continue to be interpreted through guidance and decisions over the coming years) and requirements on organizations to erase or change an individual’s information upon request, implement mandatory data breach notifications and applies new obligations on service providers and strict protections on how data may be transferred outside of the European Economic Area (EEA). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, the Court of Justice of the EU struck down a permitted personal data transfer mechanism between the EEA and the United States, invalidating the use of the EU-U.S. Privacy Shield Framework and further casting doubt on the use of another main transfer mechanism, the EU standard contractual clauses.

In addition, the transition period for the United Kingdom’s withdrawal from the European Union expired at the end of 2020. As a result, we will also need to comply with UK data protection laws (in addition to the EU GDPR) and the United Kingdom will become a “third country” for the purposes of data transfers under the GDPR. These changes may require us to find alternative solutions for the compliant transfer of personal data into (and possibly from) the United Kingdom.

In the United States, both the federal and various state governments have adopted or are considering, laws, guidelines or rules for the collection, distribution, use and storage of information collected from or about consumers or their devices. For example, California enacted the California Consumer Privacy Act, or CCPA, which became enforceable by the California Attorney General on July 1, 2020, and requires new disclosures to California consumers, imposes new rules for collecting or using information about minors, and affords consumers new abilities to opt out of certain disclosures of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The effects of the CCPA, its implementing regulations, and uncertainties about the scope and applicability of exemptions that may apply to our business, are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. Additionally, a ballot initiative from privacy rights advocates that augments and expands CCPA was passed by California voters during the November 2020 election, which will strengthen privacy laws in California and create a new privacy regulatory agency in the state.

As these and other laws and regulations may continue to evolve and be enacted, or new interpretation of existing laws and regulations apply, it may require us to modify our data processing practices, agreements and policies and to incur substantial costs in order to comply with this ever evolving regulatory landscape. Restrictions on the collection, use, sharing or disclosure of PII or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new services and features and could subject us to increased compliance obligations and regulatory scrutiny. We take a variety of technical and organizational security measures and other measures to protect the data we process, including data pertaining to our customers, employees and business partners. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to such data.

Non-compliance with data protection and privacy requirements may result in regulatory fines (which for certain breaches of the GDPR are up to the greater of 20 million Euros or 4% of total global annual turnover), regulatory investigations, reputational damage, orders to cease/ change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.

General Risks Related to Payoneer

From time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations.

We are involved in various litigation matters from time to time. Such matters can be time-consuming, divert management’s attention and resources and cause us to incur significant expenses. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these litigation matters, or any other legal proceeding, we may be forced to pay damages or fines, enter into consent decrees or change our business practices, any of which could adversely affect our business, financial condition or results of operations.

The failure to attract and retain key personnel could have a material adverse effect on our business.

We depend on the experience, skill and contributions of our senior management and other key employees. If we fail to attract, motivate and retain highly qualified management, technical, compliance and sales personnel, our future success could be harmed. Our senior management provides strategic direction for our company, and if we lose members of our leadership team, our management resources may have to be diverted from other priorities to address this loss. Our products and services require sophisticated knowledge of the financial services industry, applicable regulatory and industry requirements, computer systems, and software applications, and if we cannot hire or retain the necessary skilled personnel, we could suffer delays in new product development, experience difficulty complying with applicable requirements or otherwise fail to satisfy our customers’ demands.

Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.

Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture. We may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect our future growth; or businesses that we acquire may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect our business and results of operations. In addition, the process of integrating these acquisitions may disrupt our business and divert our resources.

In addition, acquisitions outside of the United States often involve additional or increased risks including, for example:

•        managing geographically separated organizations, systems and facilities;

•        integrating personnel with diverse business backgrounds and organizational cultures;

•        complying with non-U.S. regulatory requirements;

•        fluctuations in currency exchange rates;

•        enforcement and protection of intellectual property in some non-U.S. countries;

•        difficulty entering new non-U.S. markets due to, among other things, consumer acceptance and business knowledge of these new markets; and

•        general economic and political conditions.

These risks may arise for a number of reasons: we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; we may face competition for acquisitions from other potential acquirers; we may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to us; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for us to complete acquisitions; we may incur unforeseen obligations or liabilities in connection with acquisitions; we may need to devote unanticipated financial and management resources to an acquired business; we may not realize expected operating efficiencies or product integration benefits from an acquisition; we could enter markets where we have minimal prior experience; and we may experience decreases in earnings as a result of non-cash impairment charges.

We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

Following the completion of the Reorganization, the price of our common stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Following the completion of the Reorganization, future sales of our common stock, or the perception that such sales may occur, could depress our common stock price.

Following the completion of this transaction, and assuming no redemptions, we will have 348,332,016 shares of common stock outstanding. Sales by us or our shareholders of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. All of the shares of our common stock issued in connection with this transaction will be freely transferable, except for any shares held by our “affiliates,” without restriction or further registration under the Securities Act.

As of March 31, 2021, we had 124,792 shares available for future grant under our share option plans and 29,025,649 ordinary shares that were subject to share options and restricted share units. Of this amount, 16,229,785 were vested and exercisable as of March 31, 2021.

If we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

As a private company, we have not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes Oxley Act of 2002, or Section 404. As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing, implementing and maintaining effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.

It is possible that our internal controls over financial reporting are not effective because they cannot detect or prevent material errors at a reasonable level of assurance. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and adversely affect our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation and testing. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. In addition, pursuant to Section 404, we will be required to include in the annual reports that we file with the SEC an attestation report on our internal control over financial reporting issued by our independent registered public accounting firm.

Furthermore, as a public company, we may, during the course of our testing of our internal controls over financial reporting, or during the subsequent testing by our independent registered public accounting firm, identify deficiencies which would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC significant deficiencies or material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in the accuracy and completeness of our financial reporting and may negatively affect the trading price of our common stock, and we could be subject to sanctions or investigations by regulatory authorities. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it could negatively impact our business, results of operations and reputation.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board.

We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting, and will be required to disclose material changes in internal control over financial reporting on an annual basis.

We will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC.

To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.

Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We will be an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:

•        the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation);

•        the last day of the fiscal year following the fifth anniversary of our initial registered offering;

•        the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

•        the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. When a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be materially adversely affected and more volatile.

Our ability to use net operating loss carryforwards and certain other tax attributes may be limited

As of December 31, 2020, Payoneer is expected to have accumulated net operating loss carryforwards which may be available to offset and reduce future taxable income.

Net operating losses that were incurred prior to 2018, are generally available and can be carried forward for 20 years. It is possible that Payoneer will not generate taxable income in time to use these net operating loss carryforwards before their expiration.

Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and subsequent years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law.

In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Payoneer has not yet undertaken an analysis of whether the Transaction constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.

Risks Related to the Reorganization

FTOC’s Sponsor, officers and directors have agreed to vote in favor the Reorganization, regardless of how FTOC’s public shareholders vote.

Unlike other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial Reorganization, FTOC’s Sponsor, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any founder shares, placement shares or public shares held by them, in favor of FTOC’s Reorganization. FTOC’s Sponsor owns approximately 22.2% of FTOC’s issued and outstanding ordinary shares as of the record date for the Special Meeting. As a result, in addition to FTOC’s initial shareholders’ ordinary shares, we would need only 26,946,641, or 35.7%, of the 75,474,376 public shares outstanding as of the record date to be voted in favor of the Reorganization Proposal (assuming all outstanding shares are voted) in order to have the Reorganization approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their ordinary shares in accordance with the majority of the votes cast by FTOC’s public shareholders.

FTOC’s Sponsor, directors, officers and their affiliates may elect to purchase shares from public shareholders in connection with the Reorganization, which may influence the vote on the Reorganization and reduce the public “float” of FTOC’s ordinary shares.

FTOC’s Sponsor, directors, officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Reorganization, although they are under no obligation to do so. Please see “Information about FTOC — Permitted purchases of FTOC’s securities” for a description of how such persons will determine which shareholders to seek to acquire shares from. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of FTOC’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that FTOC’s Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with the Reorganization. The purpose of such purchases could be to vote such shares in favor of the Reorganization and thereby increase the likelihood of obtaining shareholder approval or to satisfy the closing condition that requires us to have a minimum amount of cash at the Closing of the Reorganization, where it appears that such requirement would otherwise not be met. This may result in the completion of the Reorganization although it may not otherwise have been possible.

Subsequent to the completion of the Reorganization, New Payoneer may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Payoneer’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Even if FTOC conducts extensive due diligence on Payoneer, FTOC cannot assure you that this diligence will surface all material issues that may be present inside Payoneer, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Payoneer’s business and outside of FTOC’s control will not later arise. As a result of these factors, New Payoneer may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New Payoneer reporting losses. Even if FTOC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with FTOC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Payoneer’s liquidity, the fact that charges of this nature are reported, could contribute to negative market perceptions about New Payoneer or New Payoneer’s securities. In addition, charges of this nature may cause New Payoneer to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by a Payoneer or by virtue of post-combination debt financing. Accordingly, any shareholders who choose to remain shareholders following the Reorganization could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

Our ability to consummate the Reorganization, may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets.

In late 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (“COVID-19”) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The COVID-19 outbreak has and a significant outbreak of other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and our ability to consummate the Reorganization could be materially and adversely affected. Furthermore, we may be unable to complete the Reorganization if continued concerns relating to COVID-19 continue to restrict travel, limit the ability to have meetings with potential investors, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts FTOC’s ability to consummate Reorganization will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, particularly the effectiveness and distribution of one or more vaccines, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, FTOC’s ability to consummate the Reorganization, or the operations of the Payoneer business with which we ultimately consummate the Reorganization, may be materially adversely affected.

FTOC has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price FTOC is paying for the business is fair to FTOC’s shareholders from a financial point of view.

Since the Reorganization is not with an affiliated entity, FTOC is not required to obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions for the type of company FTOC is seeking to acquire or from an independent accounting firm that the price FTOC is paying for a target is fair to FTOC’s shareholders from a financial point of view, unless FTOC’s Board of Directors cannot independently determine the fair market value of the target business or businesses. Since no opinion has been obtained, FTOC’s shareholders are relying on the judgment of FTOC’s Board of Directors, who determined fair market value based on standards generally accepted by the financial community. Such standards are disclosed in this proxy statement/prospectus under.

Our shareholders will experience immediate dilution due to the issuance of common stock to the Payoneer stockholders as consideration in the Reorganization. Having a minority share position likely reduces the influence that our current shareholders have on the management of the combined company.

Based on Payoneer’s current capitalization, we anticipate New Payoneer issuing (or reserving for issuance) an aggregate of 276,823,091 shares of common stock, subject to adjustment, to the Payoneer stockholders as consideration in the Reorganization, It is anticipated that, upon completion of the Reorganization, assuming no redemptions: (1) FTOC’s public shareholders will own approximately 21.7% of New Payoneer outstanding common stock; (2) the PIPE Investors will own approximately 8.6% of New Payoneer outstanding common stock; (3) the Sponsors will own approximately 5.6% of New Payoneer outstanding common stock; and (4) the current stockholders of Payoneer will own approximately 64.1% of New Payoneer outstanding common stock. In addition, the ownership percentage with respect to the post-Reorganization company does not take into account:

•        warrants to purchase common stock that will remain outstanding immediately following the Reorganization; or

•        the issuance of any shares upon completion of the Reorganization under the Incentive Plan (See the section entitled “Proposal No. 4 — The Incentive Plan Proposal — Summary of the Incentive Plan” for more information).

•        However, these ownership percentages include founder shares, which will automatically convert into shares of common stock on a one-for-one basis upon the consummation of the Reorganization (such shares of common stock will be subject to transfer restrictions).

If any of FTOC’s ordinary shares are redeemed in connection with the Reorganization, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held immediately following the Closing of the Reorganization by each of our initial shareholders and the Payoneer stockholders will increase. See the section entitled “Summary — Impact of the Reorganization on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of New Payoneer common stock, or awards are issued under the proposed Incentive Plan, FTOC’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current shareholders to influence our management through the election of directors following the Reorganization.

We may be a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

If FTOC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder (as defined in the section of this prospectus captioned “Income Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders”) of FTOC’s Class A ordinary shares or warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Accordingly, there can be no assurances with respect to FTOC’s status as a PFIC for FTOC’s current taxable year or any subsequent taxable year. FTOC’s actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Moreover, if we determine FTOC is a PFIC for any taxable year, we will endeavor to provide to a U.S. holder such information as the Internal Revenue Service (“IRS”) may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to FTOC’s warrants in all cases. We urge U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules to holders of FTOC’s Class A ordinary shares and warrants. For a more detailed explanation of the tax consequences of PFIC classification to U.S. holders, see the section of this prospectus captioned “Income Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Passive Foreign Investment Company Rules.”

There is a possibility that the FTOC Merger will not qualify as a “reorganization” under the Code.

Although we intend the FTOC Merger to qualify as a “reorganization” under the Code, it is uncertain whether it will so qualify. If it does not so qualify, (a) a U.S. Holder of only FTOC public warrants and not any FTOC ordinary shares that receives in the FTOC Merger only New Payoneer Public Warrants would realize and recognize gain or loss in the FTOC Merger in an amount equal to the difference between the fair market value of the New Payoneer Public Warrants received by such U.S. Holder in the FTOC Merger and the adjusted tax basis of the FTOC Delaware public warrants surrendered by such U.S. Holder in the FTOC Merger and (b) a U.S. Holder of both FTOC ordinary shares and FTOC public warrants that receives in the FTOC Merger both New Payoneer Shares and New Payoneer Public Warrants should recognize gain (if any) with respect to surrendered FTOC Delaware common stock and FTOC Delaware public warrants in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the New Payoneer Shares and New Payoneer Public Warrants deemed received in exchange for such shares and warrants over such U.S. Holder’s tax basis in the FTOC Delaware common stock and FTOC Delaware public warrants exchanged therefor and (ii) the fair market value of the New Payoneer Public Warrants. For a more detailed explanation of this issue, see the section of this prospectus captioned “Income Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — The FTOC Merger.”

Since holders of FTOC’s founder shares and placement units will lose their entire investment in us if FTOC’s initial business combination is not completed, a conflict of interest may arise in determining whether Payoneer is an appropriate target for the Reorganization,

Our initial holders currently own 19,411,094 founder shares, of which they have agreed to forfeit 1,941,109 shares. The founder shares will be worthless if we do not consummate FTOC’s initial business combination. Sponsor has purchased 2,170,000 placement units for an aggregate purchase price of $21.7 million. There will be no redemption rights or liquidating distributions from the trust account with respect to the founder shares, placement shares or placement warrants, which will expire worthless if we do not consummate a business combination prior to August 28, 2022. If we do not consummate the Reorganization or another initial business combination, Sponsor will realize a loss on the placement units it purchased. As a result, the personal and financial interests of certain of FTOC’s officers and directors, directly or as members of Sponsor, in consummating the Reorganization or another initial business combination, may have influenced their motivation in identifying and selecting Payoneer as the target for the Reorganization and, if the Reorganization is not consummated, may in the future influence their motivation in identifying and selecting a target business for an alternative initial business combination and completing an initial business combination that is not in the best interests of FTOC’s shareholders. Consequently, the discretion of FTOC’s officers and directors, in identifying and selecting Payoneer or another suitable target business combination may result in a conflict of interest when determining whether the terms, conditions and timing of the Reorganization or another initial business combination are appropriate and in the best interest of FTOC’s public shareholders.

Since Sponsor and FTOC’s officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if FTOC’s initial business combination is not completed, a conflict of interest may arise in determining whether the Reorganization or an alternative initial business combination target is appropriate for FTOC’s initial business combination.

At the Closing of the Reorganization or, if the Reorganization is not consummated, at the closing of an alternative initial business combination, Sponsor and FTOC’s officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FTOC’s behalf such as identifying Payoneer or any alternative target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on FTOC’s behalf. These financial interests of Sponsor and FTOC’s officers and directors may influence their motivation in identifying and selecting Payoneer or an alternative target business combination and completing the Reorganization or an alternative initial business combination.

We are attempting to complete the Reorganization with a private company about which little information is available, which may result in a business combination that is not as profitable as we suspected, if at all.

We are seeking to effectuate the Reorganization with a privately held company. Very little public information generally exists about private companies, including Payoneer. FTOC’s board of directors was required, and FTOC’s shareholders will be required to evaluate the Reorganization on the basis of limited information and certain information relating to projections and forecasts, which are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them, which may result in the Reorganization being less profitable than we suspected, if at all.

We have a Minimum Cash Condition, which may make it more difficult for us to complete the Reorganization as contemplated.

The Reorganization Agreement provides that Payoneer’s obligation to consummate the Reorganization is conditioned on, among other things, that as of the Closing, the Trust Amount, or the amount of cash available in the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of New Payoneer, certain of our public shareholders and the underwriters of our initial public offering, after deducting the amount required to satisfy our obligations to our shareholders that exercise their rights to redeem their public shares (each, a “Redemption”) pursuant to the Cayman Constitutional Documents is at least equal to the Minimum Cash Amount.

There can be no assurance that Payoneer could and would waive the Minimum Cash Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will FTOC redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Reorganization Agreement, then the Reorganization Agreement could terminate and the proposed Reorganization may not be consummated.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Reorganization, the price of our securities may fluctuate significantly due to the market’s reaction to the Reorganization and general market and economic conditions. An active trading market for our securities following the Reorganization may never develop or, if it develops, it may not be sustained.

The Nasdaq may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

As a result of the Reorganization, Nasdaq rules require that we apply for the listing of New Payoneer’s common stock and warrants. While we will apply to have New Payoneer’s common stock and warrants listed on the Nasdaq upon consummation of the Reorganization, we will be required to meet Nasdaq’s initial listing requirements. We may be unable to meet those requirements. Even if New Payoneer’s securities are listed on the Nasdaq immediately following the Reorganization, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial listing requirements and the Nasdaq does not list New Payoneer’s securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        a limited amount of news and analyst coverage for the combined company; and

•        a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

If the combined company’s performance following the Reorganization does not meet market expectations, the price of our securities may decline.

If the combined company’s performance following the Reorganization does not meet market expectations, the price of New Payoneer’s common stock may decline from the price of our common stock prior to the Closing of the Reorganization, The market value of FTOC’s ordinary shares at the time of the Reorganization may vary significantly from the price on the date the Reorganization Agreement was executed, the date of this proxy statement/prospectus, or the date on which our shareholders vote on the Reorganization, Because the number of shares of New Payoneer common stock issued as consideration in the Reorganization will not be adjusted to reflect any changes in the market price of FTOC’s ordinary shares, the value of the shares of New Payoneer common stock issued in the Reorganization may be higher or lower than the value of the same number of shares of FTOC’s ordinary shares on earlier dates.

In addition, following the Reorganization, fluctuations in the price of FTOC’s ordinary shares could contribute to the loss of all or part of your investment. Prior to the Reorganization, there has not been a public market for New Payoneer’s stock, and trading in FTOC’s ordinary shares has not been active. Accordingly, the valuation ascribed to New Payoneer and FTOC’s ordinary shares in the Reorganization may not be indicative of the price that will prevail in the trading market following the Reorganization, If an active market for FTOC’s ordinary shares develops and continues, the trading price of FTOC’s ordinary shares following the Reorganization could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in FTOC’s ordinary shares and FTOC’s ordinary shares may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of New Payoneer’s common stock following the Reorganization may include:

•        actual or anticipated fluctuations in New Payoneer’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about operating results;

•        New Payoneer’s operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning New Payoneer or the digital payment industry and market in general;

•        operating and stock price performance of other companies that investors deem comparable to New Payoneer;

•        changes in laws and regulations affecting New Payoneer’s business;

•        commencement of, or involvement in, litigation involving FTOC or New Payoneer;

•        changes in New Payoneer’s capital structure, such as future issuances of securities or the incurrence of debt;

•        the volume of shares of New Payoneer’s common stock available for public sale;

•        any significant change in the board or management;

•        sales of substantial amounts of common stock by New Payoneer’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of New Payoneer’s common stock irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Payoneer’s securities, may not be predictable. A loss of investor confidence in the market for companies engaging in digital payments or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

FTOC expects to incur significant, non-recurring costs in connection with consummating the Reorganization and related transactions.

FTOC expects to incur significant, non-recurring costs in connection with consummating the Reorganization and related transactions. FTOC will pay all fees, expenses and costs it incurs or are incurred on its behalf in connection with the Reorganization Agreement and the transactions contemplated thereby (including the Reorganization). Additionally, the Reorganization Agreement provides that if the Reorganization is consummated, FTOC will pay all fees, expenses and costs incurred by Payoneer or on Payoneer’s behalf, subject to certain limited exceptions, in connection with the Reorganization Agreement and the transactions contemplated thereby (including the Reorganization). FTOC currently estimates that transaction expenses will be approximately $95 million, including post-Closing expenses that will be paid by the combined company.

You do not have any rights or interests in funds from the trust account, except under certain limited circumstances. If FTOC does not complete the Reorganization, to liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

FTOC’s public shareholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) the completion of FTOC’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend FTOC’s amended and restated memorandum and articles of association to (A) modify the substance or timing of FTOC’s obligation to redeem 100% of FTOC’s public shares if we do not complete FTOC’s initial business combination by August 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of FTOC’s public shares if FTOC is unable to complete FTOC’s initial business combination by August 28, 2022, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

Risks Related to New Payoneer

Our management has not previously managed our business as a public company.

The individuals who will constitute New Payoneer’s management have not previously managed Payoneer’s business as a publicly traded company. Compliance with public company requirements will place significant additional demands on management and will require them to enhance investor relations, legal, financial reporting and corporate communications functions. These additional efforts may strain resources and divert management’s attention from other business concerns, which could adversely affect the business and profitability.

New Payoneer may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Following the Reorganization, New Payoneer will have the ability to redeem outstanding New Payoneer Public Warrants, as they will be subject to the same terms and conditions as the current FTOC public warrants (subject to adjustment as set forth in the Reorganization Agreement), which currently provide for redemptions at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New Payoneer’s common stock is equal to or exceed $18.00 per share (as adjusted for share sub divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date they send the notice of redemption to the warrant holders. If and when the warrants become redeemable by New Payoneer, they may not exercise their redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or New Payoneer is unable to effect such registration or qualification. New Payoneer will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

In addition, following the Reorganization, New Payoneer may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of common stock determined based on the redemption date and the fair market value of New Payoneer’s common stock. Please see “Description of New Payoneer Securities — Redeemable Warrants — Public Shareholders’ Warrants” The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 ordinary shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Following the Reorganization, New Payoneer’s management will have the ability to require holders of New Payoneer’s warrants to exercise such warrants on a cashless basis will cause holders to receive fewer shares of common stock upon their exercise of the warrants than they would have received had they been able to exercise their warrants for cash.

If New Payoneer calls the public warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, New Payoneer’s management will have the option to require any holder that wishes to exercise their warrant (including any warrants held by the Sponsor, FTOC’s former officers or directors, other purchasers of FTOC’s founders’ units, or their permitted transferees) to do so on a “cashless basis.”

If New Payoneer’s management chooses to require holders to exercise their warrants on a cashless basis, the number of shares of common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in New Payoneer’s company.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect New Payoneer’s business, investments and results of operations.

New Payoneer is subject to laws and regulations enacted by national, regional and local governments. In particular, it will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on New Payoneer’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on New Payoneer’s business and results of operations.

Anti-takeover provisions in the Proposed Charter and Delaware law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for our common stock and could entrench management.

The Proposed Charter and Proposed Bylaws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting New Payoneer’s Board of Directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations and placing limitations on convening stockholder meetings. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm New Payoneer’s stock price. See “Description of New Payoneer Securities.”

Additionally, the Proposed Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of New Payoneer’s Board of Directors to (i) prevent the transfer of capital stock, or the exercise of rights with respect to New Payoneer’s capital stock, if the effect of such transfer or exercise of rights would result in a stockholder holding more than 9.9% of the total issued and outstanding shares of New Payoneer capital stock on a fully diluted basis, and (ii) designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of the combined company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

The Proposed Charter and Proposed Bylaws will provide, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder limitation matters, subject to limited exceptions, which could discourage stockholder lawsuits or limit our stockholders’ ability to bring a claim in any judicial forum that they find favorable for disputes against our directors, officers, other employees or stockholders.

The Proposed Charter and Proposed Bylaws provide and, following the Reorganization will provide that, unless the Company consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any compliant asserting a clause of action arising under the federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of New Payoneer shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter and the Proposed Bylaws.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter and Proposed Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Risks Regarding Redemption

The ability of FTOC’s public shareholders to exercise redemption rights with respect to a large number of FTOC’s shares may not allow us to optimize our capital structure.

FTOC has entered into the Reorganization Agreement for Reorganization and does not know how many shareholders may exercise their redemption rights, and therefore has structured the transaction based on FTOC’s expectations as to the number of shares that will be submitted for redemption. The Reorganization Agreement requires FTOC to have a minimum amount of cash at Closing and we may need to reserve a portion of the cash in the trust account to meet such requirements. In addition, if a larger number of shares are submitted for redemption than FTOC initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account.

The ability of FTOC’s public shareholders to exercise redemption rights with respect to a large number of FTOC’s shares could increase the probability that Reorganization will be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

The Reorganization Agreement requires FTOC to have a minimum amount of cash at Closing. As a result, the probability that the Reorganization would be unsuccessful is increased by the ability of the public shareholders to exercise redemption rights. If the Reorganization is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time FTOC’s shares may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with FTOC’s redemption until we liquidate or you are able to sell your shares in the open market.

If you or a “group” of shareholders are deemed to hold in excess of 15% of FTOC’s Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of FTOC’s Class A ordinary shares.

FTOC’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of our public shares outstanding, which we refer to as the “Excess Shares.” However, FTOC is not restricting FTOC’s shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Reorganization, Nevertheless, your inability to redeem the Excess Shares will reduce your influence over FTOC’s ability to complete the Reorganization and you could suffer a material loss on your investment if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if FTOC completes the Reorganization, and as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If FTOC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay FTOC’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by FTOC’s shareholders. Furthermore, FTOC’s directors may be viewed as having breached their fiduciary duties to us or FTOC’s creditors and/or may have acted in bad faith, and thereby exposing themselves and FTOC’s company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and FTOC’s directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of FTOC’s share premium account while we were unable to pay FTOC’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,292.68 and to imprisonment for five years in the Cayman Islands.

If a shareholder fails to receive notice of FTOC’s offer to redeem FTOC’s public shares in connection with the Reorganization, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

FTOC will comply with the proxy rules, when conducting redemptions in connection with the Reorganization, Despite FTOC’s compliance with these rules, if a shareholder fails to receive FTOC’s proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

Risks Related to FTOC

We may not be able to complete FTOC’s initial business combination within the prescribed time frame, in which case we would cease all operations except for the purpose of winding up and we would redeem FTOC’s public shares and liquidate, in which case FTOC’s public shareholders may only receive $10.00 per share, or less than such amount in certain circumstances, and FTOC’s warrants will expire worthless.

Our sponsor, officers and directors have agreed that we must complete FTOC’s initial business combination by August 28, 2022. If the Reorganization does not occur, FTOC may not be able to find a suitable target business and complete FTOC’s initial business combination within such time period. If FTOC has not completed its initial business combination within such time period, FTOC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FTOC’s remaining shareholders and FTOC’s Board of Directors, liquidate and dissolve, subject in each case to FTOC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, FTOC’s public shareholders may only receive $10.00 per share, and FTOC’s warrants will expire worthless. In certain circumstances, FTOC’s public shareholders may receive less than $10.00 per share on the redemption of their shares. See “— If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share” and other risk factors herein.

The exercise price for the public warrants is higher than in many similar blank check company in the past, and, accordingly, the warrants are more likely to expire worthless.

The exercise price of the public warrants is higher than is typical in many similar blank check companies in the past. Historically, the exercise price of a warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for FTOC’s public warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the warrants are less likely to ever be in the money and more likely to expire worthless.

FTOC’s directors may decide not to enforce the indemnification obligations of FTAC Olympus Sponsor, LLC, resulting in a reduction in the amount of funds in the trust account available for distribution to FTOC’s public shareholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share or (ii) such lesser amount per share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and FTAC Olympus Sponsor, LLC asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, FTOC’s independent directors would determine whether to take legal action against FTAC Olympus Sponsor, LLC to enforce its indemnification obligations. While we currently expect that

FTOC’s independent directors would take legal action on FTOC’s behalf against FTAC Olympus Sponsor, LLC to enforce its indemnification obligations to us, it is possible that FTOC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If FTOC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to FTOC’s public shareholders may be reduced below $10.00 per share.

If, after we distribute the proceeds in the trust account to FTOC’s public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of FTOC’s Board of Directors may be viewed as having breached their fiduciary duties to FTOC’s creditors, thereby exposing the members of FTOC’s Board of Directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to FTOC’s public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover all amounts received by FTOC’s shareholders. In addition, FTOC’s Board of Directors may be viewed as having breached its fiduciary duty to FTOC’s creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to FTOC’s public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of FTOC’s shareholders and the per-share amount that would otherwise be received by FTOC’s shareholders in connection with FTOC’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to FTOC’s public shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in FTOC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FTOC’s shareholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by FTOC’s shareholders in connection with FTOC’s liquidation may be reduced.

If FTOC is unable to consummate FTOC’s initial business combination prior to August 28, 2022, FTOC’s public shareholders may be forced to wait beyond such date before redemption from FTOC’s trust account.

If FTOC is unable to consummate the Reorganization or another initial business combination prior to August 28, 2022, we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to FTOC’s public shareholders by way of redemption and cease all operations except for the purposes of winding up of FTOC’s affairs, as further described herein. Any redemption of public shareholders from the trust account shall be effected automatically by function of FTOC’s amended and restated memorandum and articles of association prior to any voluntary winding up. If FTOC is required to windup, liquidate the trust account and distribute such amount therein, pro rata, to FTOC’s public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Law. In that case, investors may be forced to wait beyond August 28, 2022 before the redemption proceeds of FTOC’s trust account become available to them and they receive the return of their pro rata portion of the proceeds from FTOC’s trust account. We have no obligation to return funds to investors prior to the date of FTOC’s redemption or liquidation unless we consummate FTOC’s initial business combination prior thereto and only then in cases where investors have sought to redeem their ordinary shares. Only upon FTOC’s redemption or any liquidation will public shareholders be entitled to distributions if FTOC is unable to complete FTOC’s initial business combination.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by SPACs and focused on certain settlement terms and provisions related to certain tender offers following a business combination (the “SEC

Statement”). The terms described in the SEC Statement are common in SPACs and are similar to the terms contained in the warrant agreement governing our warrants. In response to the SEC Statement, we reevaluated the accounting treatment of our public warrants and private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. As a result, included on our balance sheet as of December 31, 2020 contained elsewhere in this Annual Report are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in Amendment No. 1 to our Annual Report on Form 10-K/A, we identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in August 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our warrant liabilities and related financial disclosures for the affected periods.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants, see Note 2 to the accompanying financial statements.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our ordinary shares are listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our ordinary shares.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Past performance by FTOC’s management team and their affiliates may not be indicative of future performance of an investment in FTOC.

Information regarding performance by, or businesses associated with, FTOC’s management team and their affiliates is presented for informational purposes only. Past performance by FTOC’s management, including their affiliates’ past performance, is not a guarantee success with respect to the Reorganization. You should not rely on the historical record of FTOC’s management team or their affiliates as indicative of FTOC’s future performance. Additionally, in the course of their respective careers, members of FTOC’s management team have been involved in businesses and deals that were unsuccessful.

FTOC is dependent upon FTOC’s officers and directors and their departure could adversely affect FTOC’s ability to operate.

Our operations are dependent upon a relatively small group of individuals. We believe that FTOC’s success depends on the continued service of FTOC’s officers and directors, at least until we have completed the Reorganization or another initial business combination. In addition, FTOC’s officers and directors are not required to commit any specified amount of time to FTOC’s affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including completion of the Reorganization or identifying an alternative business combinations and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of FTOC’s directors or officers. The unexpected loss of the services of one or more of FTOC’s directors or officers could have a detrimental effect on us.

INFORMATION ABOUT THE PARTIES TO THE REORGANIZATION

FTOC

FTOC is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information regarding FTOC, see the section entitled “Other Information Related to FTOC” beginning on page 166.

Payoneer

Payoneer is an American financial services company that provides online cross border money transfer, digital payment services and provides customers with working capital. For more information regarding Payoneer, see the section entitled “Business of Payoneer” beginning on page 179.

New Payoneer

New Payoneer, a Delaware corporation, will be the parent company of Payoneer Inc. upon the Closing of the Reorganization.

First Merger Sub

First Merger Sub, a Delaware corporation and wholly owned subsidiary of New Payoneer, was formed in connection with the Reorganization to be merged with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer.

Second Merger Sub

Second Merger Sub, a Delaware corporation and wholly owned subsidiary of New Payoneer, was formed in connection with the Reorganization to be merged with and into Payoneer, with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

THE SPECIAL MEETING

Overview

This proxy statement/prospectus is being provided to FTOC Shareholders as part of a solicitation of proxies by the FTOC Board for use at the Special Meeting to be convened on June 23, 2021 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to FTOC Shareholders on or about June 1, 2021. In addition, this proxy statement/prospectus constitutes a prospectus for New Payoneer in connection with the issuance by New Payoneer of common stock to be delivered to FTOC Shareholders and stockholders of Payoneer in connection with the Reorganization.

Date, Time and Place of the Special Meeting

FTOC has called the Special Meeting for June 23, 2021 at 9:00 a.m., New York City time. Shareholders may attend, vote and examine the list of FTOC shareholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021 and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the coronavirus (COVID-19), the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically.

Proposals

At the Special Meeting, FTOC Shareholders will vote upon:

•        the Reorganization Proposal;

•        the Domestication Proposal;

•        the Charter Proposal;

•        the Incentive Plan Proposal;

•        the ESPP Proposal; and

•        the Adjournment Proposal.

FTOC’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE REORGANIZATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE FTOC SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.

Record Date; Outstanding Shares; Shares Entitled to Vote

FTOC has established the close of business on May 19, 2021 as the “record date” for determining FTOC Shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on May 19, 2021, there were 97,055,470 FTOC Shares outstanding and entitled to vote. Each FTOC Share is entitled to one vote per share at the Special Meeting.

Quorum

A quorum of FTOC Shareholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of FTOC Shares are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and FTOC Board Recommendation

The Reorganization Proposal

FTOC Shareholders are being asked to consider and vote on a proposal to adopt the Reorganization Agreement and thereby approve the Reorganization. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Reorganization. In particular, your attention is directed to the full text of the Reorganization Agreement, which is attached as Annex A to this proxy statement/prospectus, Reorganization Agreement Amendment 1, which is attached as Annex A-1 and Reorganization Agreement Amendment 2, which is attached as Annex A-2.

Approval of the Reorganization Proposal requires the affirmative vote of majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal. The Reorganization cannot be completed unless the Reorganization Proposal is adopted by affirmative vote of majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon.

The Domestication Proposal

FTOC Shareholders are being asked to consider and vote on a proposal to adopt the Domestication Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Domestication Proposal.

Approval of the Domestication Proposal requires the affirmative vote of a two-thirds majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal. The Domestication cannot be completed unless the Domestication Proposal is adopted by affirmative vote of a two-thirds majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon.

The Charter Proposal

FTOC Shareholders are being asked to consider and vote on a proposal to adopt the Charter Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Charter Proposal.

Approval of the Charter Proposal requires the affirmative vote of a two-thirds majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Incentive Plan Proposal

FTOC Shareholders are being asked to consider and vote on a proposal to adopt the Incentive Plan Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Incentive Plan Proposal.

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

The ESPP Plan Proposal

FTOC Shareholders are being asked to consider and vote on a proposal to adopt the ESPP Proposal. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the ESPP Proposal.

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Adjournment Proposal

If the chairman of the Special Meeting does not adjourn the Special Meeting, FTOC Shareholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to FTOC Shareholders any supplement or amendment to the proxy statement/prospectus and/or (iv) to solicit additional proxies if FTOC reasonably determines that it is advisable or necessary to do so in order to obtain FTOC Shareholder approval for the Reorganization Agreement and thereby approval of the Reorganization.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by FTOC Shareholders present in person (which would include presence at a virtual meeting) or represented by proxy at the meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

FTOC Shareholders may vote electronically at the Special Meeting by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021 or by proxy. FTOC recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your FTOC Shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) shareholder.”

If you are a FTOC Shareholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Reorganization Agreement and the other proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•        via the Internet;

•        by telephone;

•        by submitting a properly executed proxy card or voting instruction form by mail; or

•        electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Shares Held in Street Name

If your FTOC Shares are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your FTOC Shares, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of FTOC Shares held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.

Revoking Your Proxy

If you are a FTOC Shareholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:

•        timely delivering a written revocation letter to the Corporate Secretary of FTOC;

•        timely submitting your voting instructions again by telephone or over the Internet;

•        signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•        attending the Special Meeting and voting electronically by visiting https://www.cstproxy.com/ftacolympusacquisition/sm2021 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) FTOC Shareholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by FTOC’s Officers and Directors

As of the record date, the FTOC directors and officers and their affiliates had the right to vote approximately 21.6 million FTOC Shares, representing approximately 22% of the FTOC Shares then outstanding and entitled to vote at the meeting. FTOC’s initial shareholders (consisting of the Sponsor) and its directors at the time of its initial public offering have entered into a letter agreement with us to vote “FOR” the approval of the Reorganization Proposal “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public shareholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Reorganization or do not vote at the Special Meeting. Any public shareholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Reorganization, including interest earned on the funds held in the trust account and not previously released to us to fund our working capital requirements (subject to an annual limit of $250,000) and/or to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Reorganization is consummated, the holder will no longer own these shares following the Reorganization.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

FTOC’s initial shareholders will not have redemption rights with respect to any FTOC Shares owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to 12:00 p.m., New York City time, on June 21, 2021, (a) submit a written request to the transfer agent that FTOC redeem your public shares for cash and identify in the request the beneficial owner of the shares to be redeemed and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public shareholder. In the event the proposed Reorganization is not consummated this may result in an additional cost to shareholders for the return of their public shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with FTOC’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that FTOC instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

If the Reorganization is not approved or completed for any reason, then public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, FTOC will promptly return any public shares previously delivered by public holders.

For illustrative purposes, the cash held in the trust account on March 31, 2021 was $754,787,779 or $10.00 per public share. Prior to exercising redemption rights, public shareholders should verify the market price of FTOC shares as they may receive higher proceeds from the sale of their FTOC shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FTOC cannot assure its shareholders that they will be able to sell their FTOC shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your FTOC shares (either physically or electronically) to the transfer agent, in each case prior to 12:00 p.m., New York City time, on June 21, 2021, the deadline for submitting redemption requests, and the Reorganization is consummated.

Immediately following the Closing, New Payoneer will pay public shareholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Minority holders of FTOC Shares have appraisal rights in connection with the Reorganization or the reincorporation under Cayman Island law. Minority FTOC shareholders that dissent to the Reorganization are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FTOC or its securities, the initial shareholders, Payoneer and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FTOC Shares or vote their FTOC Shares in favor of the Reorganization Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) FTOC satisfies the Minimum Cash Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Reorganization. This may result in the completion of our Reorganization in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial shareholders for nominal value.

Costs of Solicitation

FTOC will bear the cost of soliciting proxies from FTOC Shareholders.

FTOC will solicit proxies by mail. In addition, the directors, officers and employees of FTOC may solicit proxies from FTOC Shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. FTOC will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of FTOC Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

FTOC has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. FTOC has agreed to pay Morrow a fee of $37,500, plus disbursements. FTOC will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. FTOC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of our ordinary shares and in obtaining voting instructions from those owners. FTOC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

FTOC is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the FTOC Board may recommend.

Attendance

Only FTOC Shareholders on the record date or persons holding a written proxy for any shareholder or account of FTOC as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. If you hold your FTOC Shares in your name as a shareholder of record and you wish to attend the Special Meeting, please visit https://www.cstproxy.com/ftacolympusacquisition/sm2021 and enter the control number found on your proxy card. If your FTOC Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for FTOC, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing FTOC.info@investor.morrowsodali.com.

THE REORGANIZATION PROPOSAL

Structure of the Reorganization

Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer, with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

Consideration

Payoneer Shareholders

The Per Share Merger Consideration Value may be paid or delivered in cash or newly issued shares of New Payoneer common stock based on a $10.00 per share price, as determined by Payoneer, subject to (i) Payoneer’s maintaining a minimum amount of cash immediately following the Closing (determined as set forth in the Reorganization Agreement) and (ii) the cash portion of the Per Share Merger Consideration Value not exceeding 15% of the total Per Share Merger Consideration Value. In addition, subject to the conditions set forth in the Reorganization Agreement, holders of Outstanding Company Equity Securities will be issued, based on such holder’s Pro Rata Share, up to an additional 30,000,000 Earn-Out Shares, (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the Closing trading price of the shares of New Payoneer common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the Closing trading price of the shares New Payoneer common stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period. In addition, in connection with a commitment to participate in the PIPE Investment by certain Payoneer stockholders who are (or are affiliated with) a PIPE Investor (as defined below) and agree in writing in a form acceptable to Payoneer to be treated as a “Rollover Holder” under the Reorganization Agreement, the parties agreed to permit the Rollover Holders to receive 100% of the Per Share Merger Consideration Value in the form of newly issued shares of New Payoneer common stock.

FTOC Shareholders

The FTOC Shares held by FTOC shareholders immediately prior to the effective time of the FTOC Merger (the “FTOC Merger Effective Time” and, together with the Payoneer Merger Effective Time, the “Effective Times”) prior to the consummation of the Reorganization will be exchanged, on a one-for-one basis, for shares of New Payoneer common stock upon the consummation of the Reorganization.

At the FTOC Merger Effective Time, holders of FTOC Class A ordinary shares and public warrants will receive New Payoneer common stock and warrants of New Payoneer without needing to take any action and accordingly such holders should not submit the certificates relating to their FTOC Class A ordinary shares or warrants.

The Private Placement

In order to provide for financing of a portion of the consideration for the Reorganization, FTOC and New Payoneer entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, New Payoneer agreed to issue and sell in a private placement an aggregate of 30,000,000 shares of New Payoneer common stock to the PIPE Investors for $10.00 per share, which may be increased by up to 1,300,000 shares of New Payoneer common stock. The Private Placement is expected to close immediately prior to the Closing. For more information regarding the Private Placement, see the section entitled “The Reorganization Proposal — The Private Placement.”

Background of the Reorganization

The terms of the Reorganization Agreement are the result of negotiations between representatives of FTOC and representatives of Payoneer. The following is a brief description of the background of these negotiations and related transactions.

In August 2020, FTOC consummated its IPO and concurrent private placement. Of the proceeds from the IPO and private placement, approximately $750,000,000 was placed in a trust account established for the benefit of FTOC’s public shareholders at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except for the withdrawal of interest to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the trust account will be released until the earlier of (i) the completion of FTOC’s initial business combination, (ii) the redemption of FTOC’s public shares if it is unable to consummate a business combination within 24 months from the completion of the IPO, or (iii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Amended and Restated Certificate to modify the substance or timing of FTOC’s obligation to redeem 100% of its public shares if it does not complete its initial business combination within 24 months from the completion of the IPO. The trust proceeds are invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

After FTOC’s IPO, its management team commenced an active search for prospective businesses and/or assets to acquire in FTOC’s initial business combination. The FTOC Board and management have extensive experience in the financial services, fintech and technology industries, as well as with operational management and investment and financial analysis. As such, the members of FTOC’s Board and management team believe that they are qualified to conduct and analyze the due diligence required for FTOC to identify a business combination partner. See the section entitled “Information About FTOC — Management” for additional information regarding the experience of FTOC’s Board and management team.

FTOC initially focused its efforts on identifying technology and fintech businesses that power transformation and innovation, although FTOC was not required to limit its activities to any particular industry. In the evaluation of business combination partners, the FTOC Board and management team considered a wide variety of complex factors. The FTOC Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important criteria the FTOC Board used in evaluating prospective business transaction opportunities included:

•        Recurring revenue.

•        Strong management team.

•        Opportunities for add-on acquisitions.

•        Differentiated business niche.

•        Diversified customer and supplier base.

FTOC’s management team employed various strategies in an effort to identify an appropriate target company, including:

•        Contacting investment bankers, attorneys, accountants, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, brokers and other members of the financial community and corporate executives.

•        Contacting investment banks that might be working with companies looking for exits or funding.

•        Contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit.

•        Contacting management and board members of private companies within the management team’s network that may have a need for funding or another interest in pursuing a business combination with FTOC.

•        Caucusing FTOC’s officers and directors, as well as their affiliates, for target business candidates of which they become aware through their contacts.

•        Conducting Internet research and following companies to find companies that might be looking for funding or a sale.

Prior to the consummation of FTOC’s IPO, neither FTOC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with FTOC.

From the date of FTOC’s IPO through the signing of the Reorganization Agreement with Payoneer, Betsy Z. Cohen, the Chairman of FTOC’s Board, Ryan Gilbert, FTOC’s Chief Executive Officer and President, Shami Patel, FTOC’s Chief Operating Officer, and Amanda Abrams, Jeffrey Blomstrom, and Dan Long, advisors to FTOC, reviewed target companies identified by representatives of FTOC and its financial advisors, Citigroup Global Markets Inc. (“Citi”) and other financial firms with which representatives of FTOC had relationships. Representatives of FTOC also contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities. As part of this process, representatives of FTOC considered and evaluated over 30 potential acquisition targets, primarily in the financial technology, technology or financial services sectors, signed 13 non-disclosure agreements, and evaluated illustrative transaction structures to effect a potential business combination with three of these potential acquisition targets (including Payoneer). The non-disclosure agreements included customary terms restricting FTOC’s use and disclosure of information with respect to the counterparty for a specified term, with such information required to be returned or destroyed upon termination thereof and without otherwise restricting FTOC’s activities through a standstill, non-solicitation or any similar provision. In connection with such evaluation, representatives of FTOC had discussions regarding potential transaction structures with the members of management and/or the boards of directors of certain of these potential acquisition targets. From the date of the IPO through November 20, 2020, representatives of FTOC submitted non-binding letters of intent to the two acquisition targets for which it had evaluated illustrative transaction structures (other than Payoneer). FTOC did not further pursue a potential transaction with one of these targets because FTOC and the target in question could not come to an agreement on various terms, including valuation. FTOC signed a letter of intent to pursue a transaction with the second target, a company in the electric vehicle industry, which FTOC refers to as Target A.

On September 7, 2020, Ms. Cohen and Mr. Gilbert had a telephone conversation with Avi Zeevi, Co-Founder of Viola group and Viola Ventures, who is a member of the board of directors of Payoneer. The discussion topic addressed whether the board of Payoneer would have an interest in a combination with FTOC. With the support of Mr. Zeevi, an email was sent on September 7, 2020 to Scott Galit, Payoneer’s CEO, to engage with Payoneer management.

On September 9, 2020, FTOC executed a non-disclosure agreement with Target A and began its due diligence review of the intellectual property, finances, technology, and organization of Target A. On September 18, 2020, FTOC and Target A executed a non-binding letter of intent outlining the terms of a potential transaction. Following the execution of the non-binding letter of intent, FTOC and its representatives conducted further financial, technology and customer and vendor diligence. In early October 2020, after extensive discussions with Target A, the parties decided not to pursue a potential transaction, primarily due to the inability to come to an agreement on a revised valuation.

On September 10, 2020, Ms. Cohen, Mr. Gilbert and Mr. Galit had a conversation to provide an overview of their respective companies. FTOC and Payoneer agreed to execute a non-disclosure agreement to enable further discussions. After several iterations of negotiation, a non-disclosure agreement was executed by FTOC and Payoneer on September 16, 2020. During this process, Payoneer confirmed that Financial Technology Partners (“FT Partners”) was serving as an investment banking advisor to Payoneer to assist in evaluating potential transactions.

On October 1, 2020, Scott Galit presented an overview of Payoneer’s business and financial position to Mr. Gilbert, Ms. Cohen and Ms. Abrams.

During a conference call on October 27, 2020, Mr. Galit and Michael Levine, the CFO of Payoneer, presented to Ms. Cohen and Mr. Gilbert additional detail regarding Payoneer’s strategy, financial position and growth opportunities.

On November 6, 2020, FTOC began its formal due diligence investigation of Payoneer, with representatives of FTOC receiving access to a data room established by Payoneer with assistance from FT Partners.

On November 8, 2020, Ms. Cohen and Mr. Gilbert discussed a valuation of approximately $3 billion, which was proposed by FTOC, and the structure of a potential transaction, with Payoneer’s lead investment banker, Steve McLaughlin, who is the founder and Managing Partner of FT Partners.

As part of FTOC’s continued due diligence of Payoneer, Mr. Gilbert received on November 15, 2020 and shared with the FTOC team third party company reports from certain of Payoneer’s external advisors. Representatives of FTOC reviewed comparable companies and performed other industry research.

From November 15 through November 28, 2020, the FTOC team continued to perform due diligence on Payoneer, with Mr. Gilbert overseeing the process and coordinating in-depth discussions with functional heads of Payoneer’s businesses. In anticipation of the formal conversations with Payoneer’s management team, including the CFO, COO, CTO, CLRO, CCO and Head of Banking & Regulatory Infrastructure, Mr. Gilbert gathered questions from the FTOC Team and distributed Payoneer functional presentations to the FTOC Team on November 28, 2020.

On November 20, 2020, Ms. Abrams, on behalf of FTOC, provided FT Partners with an initial non-binding letter of intent (the “LOI”) providing for a proposed $2.75-3.25 billion valuation for Payoneer, $200 million of PIPE financing, at least $350 million of the cash in the transaction to be used to increase cash on the balance sheet of the pro forma company, and a board designee or board observer right for a representative of FTOC’s sponsor. In making this proposal, our management considered that the pro forma ownership of the post-closing company by FTOC shareholders would be a function of the number of shares issued to Payoneer shareholders, which would be determined primarily by the agreed upon valuation and mix of cash and equity consideration payable to Payoneer shareholders, the shares issued to the PIPE investors, and the number of founder shares held by our Sponsor, and determined that the proposed valuation range and use of cash proceeds would provide FTOC public stockholders with an appropriate level of ownership in the pro forma company.

On December 2, 2020, FT Partners provided comments to the LOI, including the addition of a 30-day exclusivity provision, revisions to the transaction structure, removal of the net working capital adjustment, revisions to the allocation of cash and equity consideration with specific amounts to be determined at a later date (and the resulting allocation of equity ownership in the resulting company), addition of an earn-out payable to Payoneer shareholders in three equal tranches vesting at prices of $12, $13.50 and $17 with no sunset on the time period during which the vesting prices must be reached in order for the earn-out shares to be issued, a proposed 10% reduction in the number of founder shares and proposed reduction of an additional up to 30% of founder shares retained by our Sponsor if redemptions reduced available cash in the transaction to less than $750 million, which would reduce dilution from the founder shares to all shareholders of the combined business and further align Sponsor’s equity ownership opportunity with the success of the transaction closing and the maximization of the retention of funds in trust. At such time, the total number of earn-out shares and valuation were not determined but were introduced as a potential solution to bridge a valuation gap between FTOC and Payoneer because it would allow Payoneer shareholders to receive additional consideration if the combined company achieved specific performance milestones. Mr. Gilbert, Ms. Cohen and Ms. Abrams had a call with representatives from FT Partners to discuss proposed revisions, including our management’s position that the earn-out shares should be issued upon a change of control transaction only if the transaction was at a value per share above the applicable vesting price and occurred within a defined time frame.

From December 3 through December 8, 2020, a series of video conference due diligence calls were conducted by the FTOC Team, members of Payoneer management and other representatives of Payoneer, covering various topics that included, among others:

•        Technical Due Diligence;

•        HR and Global Organization Due Diligence;

•        Legal, Compliance and Regulatory Due Diligence;

•        Financial Due Diligence; and

•        Commercial Due Diligence.

On December 8, 2020, FTOC provided to Payoneer a revised LOI, which included the following material proposed revisions: commencing the exclusivity period concurrent with the PIPE investor outreach, including any derivative securities in the total equity consideration to maintain the initially proposed $3 billion Payoneer valuation, restructuring the proposed Payoneer earn-out from three tranches vesting at $12, $13.50 and $17 per share, to two tranches vesting at $15 and $17 per share, adding a sunset provision requiring that the vesting prices be reached within defined timeframes in order for the Payoneer earn-out shares to be issued, and revising the price points at which the founder share lock up would be released to be consistent with the Payoneer earn-out ($15 and $17). Specifically, the LOI provided for up to an additional 30,000,000 Payoneer Earn-Out Shares, (a) 50% of which will be issued if at any time during the first 30 months following the closing of the transaction, the closing trading price of the shares of the new entity is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the closing of the transaction, the closing trading price of the shares of the new entity is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period. With respect to the provisions relating to the forfeiture of founder shares, the revised LOI retained the concept proposed in the December 2 FT Partners draft that 10% of the founder shares would be forfeited and clarified that the $750 million available cash amount that would trigger an incremental forfeiture of founder shares would be determined by the PIPE proceeds plus cash from our trust account, less cash to redeem FTOC shares at closing.

On December 17, 2020, FT Partners sent FTOC a revised LOI, which included the following proposed revisions: a 45-day exclusivity period that commenced with the signing of the LOI, making the minimum cash condition a closing condition for Payoneer only, and a model of the proposed transaction structure for FTOC’s review and approval.

Also on December 17, 2020, Ms. Cohen, Mr. Gilbert, Ms. Abrams and Mr. Patel had a call to discuss the current status of the proposed transaction, and determined that most terms being proposed were acceptable and that, pending determination of the allocation of cash consideration and cash to the combined company balance sheet, most open items in the LOI seemed to be substantially resolved. The amount of cash that would remain on the balance sheet of the Company and the allocation of cash consideration to the Company shareholders was not yet agreed upon.

On December 18, 2020, Ms. Abrams and Mr. Gilbert had a call with representatives of FT Partners to discuss the proposed legal structure for the transaction and potential tax implications for various shareholder groups.

On December 21, 2020, Ms. Abrams, Mr. Gilbert, Mr. Levine, and each parties’ representatives had a call to further discuss transaction structuring and tax and regulatory implications.

On December 21, 2020, Ms. Abrams had a call with representatives of Morgan, Lewis & Bockius LLP, counsel to FTOC (“Morgan Lewis”), to discuss transaction structure alternatives.

On December 21, 2020, FTOC provided FT Partners with a revised LOI reflecting a 30-day exclusivity period, making the Minimum Cash Condition a Mutual Condition and other minor changes.

On December 23, 2020, Ms. Abrams had a call with representatives of FT Partners to discuss the LOI and propose that the parties sign the LOI and continue assessing transaction structures.

On December 24, 2020, FT Partners provided FTOC with an LOI reflecting working capital calculations that resulted in a nominal increase in the valuation and proposed cash consideration of up to $450 million, with the final amount of cash consideration to be determined by the Company prior to closing. FTOC and FT Partners had a call to discuss the proposed cash consideration. Subsequently, representatives of FTOC had an internal call and determined the cash consideration amount was reasonable in light of the proposed combined company’s capitalization and cash requirements. Representatives of FTOC also considered that the pro forma ownership of the post-closing company by FTOC public shareholders would be a function of the total number of shares issued to Payoneer shareholders, which was primarily determined by the $3 billion valuation of Payoneer and up to $450 million of cash consideration payable to Payoneer shareholders, as well as the number shares issued to the PIPE investors and the number of founder shares retained by our Sponsor taking into account any proposed forfeitures. Based on these facts, representatives of FTOC believed that the proposed ownership of the pro forma company by FTOC public stockholders was reasonable and appropriate.

On December 29, 2020, FTOC and Payoneer executed the LOI.

On December 31, 2020, all parties attended an organizational call. Also on December 31, 2020, representatives of Payoneer, Paul Hastings LLP, regulatory counsel to Payoneer, Morgan Lewis and FTOC held a call to discuss regulatory notice requirements and any impact of such requirements on the transaction timeline and structure.

On January 1, 2021, Ms. Abrams and Mr. Levine discussed transaction structure alternatives.

On January 5, 2021, representatives of FTOC and Payoneer had an extended discussion to assess the various transaction structure alternatives and determined to pursue the structure of the Reorganization described in this proxy statement/prospectus based on a combination of factors, including the tax implications for Payoneer and FTOC stockholders, regulatory approval requirements and overall impact of the transaction structure on the timing to closing.

From January 5 through 13, 2021, representatives of FTOC and Payoneer, together with FT Partners, Goldman Sachs and Citi, held sessions to review and revise the investor presentation for the PIPE Investment and prepare a recorded video presentation to potential PIPE investors.

On January 6, 2021, Mr. Levine and Ms. Abrams discussed overall transaction timing and the roles of both Citi and Goldman Sachs in the transaction.

On January 8, 2021, representatives of Payoneer and FTOC had a call with Goldman Sachs and Citi to discuss the PIPE fundraising process and investor targeting.

On January 9, 2021, Ms. Abrams and Mr. Levine had a call to discuss the treatment of Payoneer warrants and determined that, if the parties decided to redeem the outstanding FTOC warrants at the Closing, then Payoneer would request that their holders net exercise their warrants at closing.

On January 11, 2021, representatives of Morgan Lewis sent an initial draft of the Reorganization Agreement to Davis Polk & Wardwell LLP, counsel to Payoneer (“Davis Polk”).

On January 13 and 14, 2021, FTOC formally engaged Goldman Sachs and Citi, respectively, as placement agents for the PIPE financing.

On January 15, 2021, FTOC convened a meeting of the FTOC Board to discuss the potential Payoneer transaction and the prospective timeline. In attendance were all members of the FTOC Board, along with Ms. Abrams and Mr. Patel. Ms. Cohen and Mr. Gilbert presented an overview of Payoneer and the potential transaction, including by using a draft investor presentation that had been developed for the PIPE Investment. Ms. Abrams reviewed the proposed transaction structure. The FTOC Board asked questions of management and engaged in discussions regarding the business model and growth prospects and transaction timeline.

From January 19 through January 29, 2021, FTOC and Payoneer held meetings with potential PIPE investors and the parties negotiated PIPE subscription agreements with investors.

On January 20, 2021, Davis Polk provided proposed revisions to the Reorganization Agreement, including numerous changes to the representations and warranties and covenants, deleting the condition requiring that the PIPE financing be funded substantially concurrently with the closing, making the minimum cash condition a closing condition for Payoneer only and adding a provision allowing FTOC to terminate if voting agreements with certain signatories were not executed and delivered within ten Business Days following signing in lieu of the requirement that such agreements be delivered to FTOC at signing.

On January 25, 2021, FTOC engaged Steffen Frederiksen as an outside consultant to assist FTOC in further assessing and conducting diligence on Payoneer’s technology platform. Mr. Frederiksen’s agreed to work with FTOC to assess Payoneer’s technology platform, technical organization, product development, security and technical maintenance capabilities, and whether there were any potential areas of improvement in the overall technical infrastructure of Payoneer.

Also on January 25, 2021, Morgan Lewis circulated a revised Reorganization Agreement to Davis Polk, which included the following material proposed revisions: the reinstatement of the minimum cash condition as a mutual condition to closing and the addition of a covenant that FTOC and Payoneer use commercially reasonable efforts to ensure that transaction costs do not exceed an agreed upon cap.

On January 29, 2021, Davis Polk provided proposed revisions to the Reorganization Agreement, including that certain vested options would be cancelled in exchange for the right to receive a portion of the cash consideration and providing the Sponsors a board observer right instead of a board designee. Ms. Abrams, Ms. Cohen and Mr. Gilbert discuss the proposed New Payoneer Board of Directors composition and agreed that the existing members of the Payoneer board of directors (the “Payoneer Board”) would continue to serve on the Board of Directors following closing.

On January 30, 2021, FTOC executed an engagement letter to engage Goldman Sachs as its financial advisor. Throughout the process, the placement agents provided assistance to FTOC and its management team with respect to the PIPE Investment, but did not, in their capacity as placement agents, prepare any formal written reports or presentations for FTOC’s management or the FTOC Board proposing a valuation of Payoneer.

Also on January 30, 2021, representatives of Goldman Sachs, Citi, FTOC and Payoneer had a call to discuss investor indications and allocations for the PIPE investment and proposed transaction announcement timeline. Given the strong investor demand, the parties determined to increase the amount of the PIPE financing from $200 million to $300 million.

From January 30 through February 3, 2021 the parties negotiated the Reorganization Agreement and the ancillary agreements thereto, including the Amended and Restated Registration Rights Agreement and Sponsor Share Surrender and Share Restriction Agreement.

On January 31, 2021, Morgan Lewis circulated a revised draft of the Reorganization Agreement, including minor changes to the representations and warranties and covenants and the reinstatement of the condition requiring that the PIPE financing be funded substantially concurrently with the closing.

On February 1, 2021, FTOC convened a meeting of its board of directors. All members of the board were present and Ms. Abrams and representatives of Morgan Lewis and Goldman Sachs also attended. Representatives of management provided an overview of the proposed transaction and its due diligence findings and an overview of the proposed transaction documentation, and answered questions from the FTOC Board. Representatives of Goldman Sachs presented the FTOC Board with analysis of certain comparable companies and other financial information and information regarding the PIPE Investment. Representatives of Morgan Lewis provided the FTOC Board an overview of the legal due diligence investigation of Payoneer and the terms of the Reorganization Agreement. Following review and discussion, the Reorganization Agreement and related documents and agreements were unanimously approved by the FTOC Board, subject to final negotiations and modifications, and the FTOC Board determined to recommend the approval of the Reorganization Agreement to the shareholders of FTOC. In making this determination, the FTOC Board considered, among other things, the factors set forth below under “— Reasons for the Approval of the Reorganization.”

Also on February 1, 2021, Davis Polk provided proposed revisions to the Reorganization Agreement, which included reworking various definitions that are components of calculation of the consideration to be received by the Payoneer equity holders.

On February 2, 2021, Mr. Levine and Ms. Abrams discussed the proposed changes to the allocation of cash in the transaction between stockholder cash consideration and cash to the combined company balance sheet. Mr. Levine and Ms. Abrams discussed the cash consideration to Payoneer stockholders and vested optionholders being capped at 15% of the transaction consideration. Ms. Abrams and other representatives of FTOC discussed and determined that the proposed terms did not significantly vary from the originally proposed deal structure. The new terms were agreed upon and incorporated into the Reorganization Agreement.

From February 2 through 3, 2021, updated drafts of the Reorganization Agreement, other definitive transaction documentation and PIPE subscription agreements were shared with and agreed to by the parties.

On February 3, 2021, the parties executed the Reorganization Agreement, and FTOC and Payoneer issued a press release publicly announcing the transaction.

On February 16, 2021, the parties executed Reorganization Agreement Amendment 1.

On May 10, 2021, the parties executed Reorganization Agreement Amendment 2.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Reorganization.

FTOC’s Board of Directors’ Reasons for the Approval of the Reorganization

The FTOC Board met telephonically on February 1, 2021 to, among other things, discuss a potential business combination with Payoneer, and, unanimously approved the Reorganization and the Reorganization Agreement. Prior to reaching the decision to approve the Reorganization and the Reorganization Agreement, the FTOC Board

consulted with FTOC’s management, as well as with its legal and financial advisors. In making its determination with respect to the Reorganization, the FTOC Board also reviewed various industry and financial data, including Payoneer’s existing business model and historical and projected financial information, and various valuation analyses. The FTOC Board also considered the results of management’s due diligence review of Payoneer, which took place over an approximately three-month period and continued through the signing of the Reorganization Agreement, including extensive meetings and calls with Payoneer’s management team regarding operations and projections; review of Payoneer’s material contracts, intellectual property matters and employment matters; financing and accounting due diligence; tax due diligence; engaging and consulting third-party experts and financial advisors, including Goldman Sachs and Steven Elefant, a technology advisor; and other legal due diligence with assistance from FTOC’s legal counsel, before determining that the Reorganization was in the best interest of FTOC.

The FTOC Board and management have extensive experience in the financial services and financial technology industries, as well as with operational management, and investment and financial analysis. As such, the members of the FTOC Board and management team believe that they are qualified to conduct and analyze the due diligence required for FTOC to identify an acquisition partner. See “Information About FinTech — Management” for additional information regarding the experience of FTOC’s Board and management team.

The FTOC has been conducting a search for a business combination partner since FTOC’s IPO in August of 2020. In its evaluation of business combination partners, the FTOC Board and management team considered a wide variety of complex factors. The FTOC Board did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision.

In its search for a business combination partner, the FTOC Board and management believed the following considerations, which FTOC identified in the prospectus for its IPO offering, to be important factors in identifying an acquisition candidate:

•        Recurring revenue.    Acquiring one or more businesses or assets that have a history of, or potential for, strong, sustainable recurring and predictable revenue streams.

•        Strong management team.    Acquiring one or more businesses or assets that have strong, experienced management teams or those that provide a platform for us to assemble an effective and experienced management team. Focusing on management teams with a proven track record of driving revenue growth, enhancing profitability and creating value for their shareholders.

•        Opportunities for add-on acquisitions.    Acquiring one or more businesses or assets that can grow both organically and through acquisitions.

•        Differentiated business niche.    Acquiring on one or more businesses or assets that have a leading or niche market position and that demonstrate advantages when compared to their competitors, which may help to create barriers to entry against new competitors.

•        Diversified customer and supplier base.    Acquiring one or more businesses or assets that have a diversified customer and supplier base, which are generally better able to endure economic downturns, industry consolidation, changing business preferences and other factors that may negatively impact their customers, suppliers and competitors.

In considering the Reorganization, the FTOC Board determined that Payoneer met all of the above criteria. In particular, the FTOC Board considered the following positive factors, although not weighed or in any order of significance:

•        Recurring revenue.    The company leverages its high-tech, high touch platform to provide to a single customer a broad range of financial services including global payments, multi-currency accounts, merchant services and working capital to name only a few of its solutions. Evidence of the company’s success can be measured by net retention of over 100% of customer volume in 2020.

•        Strong management team.    Led by Chief Executive Officer Scott Galit, Payoneer’s management team has extensive experience in payments, technology, corporate management, operations, and acquisition execution. The FTOC Board believes that Payoneer has a strong management team, and expects that Messrs. Galit and Levine, each of whom has been with Payoneer close to a decade, as well as other key Payoneer executives, will continue with the merged company following the Transaction to pursue execution of Payoneer’s strategic and growth goals. For additional information regarding Payoneer’s executive officers, see “Information about Payoneer — Executive Officers.”

•        Opportunities for add-on acquisitions.    Payoneer’s management team has a proven track record of acquiring add-on and value-additive companies and assets and successfully executing such acquisitions. The FTOC Board believes that the Payoneer management team’s ability to source acquisition opportunities and execute transactions will further growth and create value for stockholders.

•        Defensible business niche.    Payoneer’s robust global platform and scalable compliance, risk and regulatory infrastructure that combines modern technology and global services, provides highly efficient customer acquisition and an opportunity to cross-sell new products that increases value per customer, creating a distinct competitive advantage.

•        Diversified customer and supplier base.    Although the FTOC Board determined that a diversified supplier base was not a relevant factor given the business to be acquired, Payoneer satisfied the criteria relating to a diversified customer base as its cross border services span various industries across more than 190 countries and more than five million marketplaces, enterprises and small and medium businesses, with customers and partners that vary from global digital payment providers, to local niche businesses to large banks.

•        Attractive valuation.    The FTOC Board considered the scope of the due diligence investigations conducted by the FTOC management and evaluated the results thereof and information available to it related to Payoneer and determined the Reorganization offered an attractive valuation for FTOC’s stockholders.

In considering the Reorganization, the FTOC Board also considered certain potential deterrent factors to the Reorganization, including the following factors, although not weighed or in any order of significance:

•        the risk that the announcement of the Reorganization and potential diversion of Payoneer’s management and employee attention may adversely affect Payoneer’s operations;

•        the risk that certain key employees of Payoneer might not choose to remain with Payoneer post-Closing;

•        the risk that the FTOC Board may not have properly valued Payoneer’s business;

•        the risk of competition in the industry, including the potential for new entrants;

•        the risks associated with the electronic payment processing industry in general, including as it relates to COVID-19;

•        the risk associated with macroeconomic uncertainty, including as it relates to COVID-19, and the effects it could have on Payoneer’s revenues;

•        the risk that the Reorganization might not be consummated in a timely manner or that the closing of the Reorganization might not occur despite the parties’ efforts, including by reason of a failure to obtain the approval of FTOC’s shareholders;

•        the risk that the FTOC does not obtain the proceeds of the PIPE Financing or, that some of the current FTOC public shareholders exercise their redemption rights, resulting in FTOC being unable to retain sufficient cash in the Trust Account to meet the requirements of the Reorganization Agreement;

•        the inability to maintain the listing of New Payoneer’s securities on the relevant U.S. stock exchange following the Reorganization;

•        the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•        the significant fees and expenses associated with completing the Reorganization and the substantial time and effort of management required to complete the Reorganization;

•        the potential conflicts of interest of the Sponsors and FTOC’s officers and directors in the Reorganization; and

•        the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

The FTOC Board concluded that these risks could be managed or mitigated by FTOC or were unlikely to have a material impact on the Reorganization or FTOC, and that, overall, the potentially negative factors or risks associated with the Reorganization were outweighed by the potential benefits of the Reorganization to FTOC and its shareholders. The FTOC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of material factors considered by the FTOC Board is not intended to be exhaustive but does set forth the principal factors considered by the FTOC Board.

The FTOC Board also considered whether members of its management and board may have interests in the Reorganization that are different from, or are in addition to, the interests of its shareholders generally, including the matters described under “— Interests of FTOC’s Directors and Officers in the Reorganization.” However, FTOC’s Board concluded that (i) these interests were disclosed in FTOC’s IPO prospectus and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) FTOC’s shareholders will have the opportunity to redeem their public shares in connection with the Reorganization and (iv) FTOC ordinary shares held by FTOC’s officers, directors and other initial shareholders are subject to transfer restrictions following the Reorganization. See “— The Reorganization Agreement — Ancillary Agreements Related to the Reorganization” and “Description of our Securities — Founder Shares” for a description of these transfer restrictions.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “The Reorganization Proposal — FTOC’s Board of Directors Reasons for the Approval of the Reorganization,” FTOC’s board of directors concluded that the Reorganization met all of the requirements disclosed in the prospectus for its initial public offering with respect to FTOC’s initial business combination, including that the transaction had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Reorganization Agreement.

Certain Payoneer Forecasts

Payoneer does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the reorganization process, certain financial forecasts for fiscal years 2021 and 2022 were prepared by Payoneer’s management and made available to FTOC (the “Payoneer projections”).

The Payoneer projections include projections of revenue, and operating income. Projected revenue is based on a variety of financial and operational assumptions, including organic volume and revenue growth from existing customers based upon historical growth trends, volume and revenue from new customers based upon prior cohort trends, and Payoneer’s ability to up-sell new services amongst other factors. Payoneer expects that volume will increase 44% in 2021 and 33% in 2022, primarily driven by volume growth from existing customers, consistent with historical results. Revenues are expected to grow 25% in both 2021 and 2022, as Payoneer continues to successfully onboard larger customers, and experience shifts in the mix of products, verticals, and domestic/international payments. Furthermore, given the current interest rate environment, Payoneer has assumed that interest income revenue will generate less than 1% of revenue. Projected revenue does not include any amounts for acquisitions or new services, other than expansion and organic growth of existing services. Two of Payoneer’s newer products and services, Working Capital and Merchant Services, are assumed to drive less than 10% of revenue within the projection period.

Projected operating income is driven by operating expenses, which include research and development expenses, sales and marketing expenses, general and administrative expenses, and depreciation and amortization expenses. Payoneer has historically, and continues to, significantly invest to expand its global footprint, customer base, and its service offering. The operating expenses projections assume 36% growth to $361 million in 2021 and 20% growth to $434 million in 2022, driven by investment in the product delivery organization, as Payoneer continues to prioritize investment in product suite for its global customer base. Payoneer does expect general and administrative expenses to increase as a result of becoming a public company, as the company will hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The projections also assume additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Payoneer’s business, all of which are difficult to predict and many of which are beyond Payoneer’s and FTOC’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections beginning on pages 45 and 5 of this proxy statement/prospectus, respectively.

The financial projections were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of Payoneer’s management, the financial projections were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Payoneer.

The financial projections included in this document has been prepared by Payoneer’s management for use in the US offering. Such information is the sole responsibility of Payoneer’s management. Payoneer’s independent registered public accounting firm Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projection financial information for the purpose of its inclusion herein, and, accordingly, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited does not express an opinion or any other form of assurance with respect thereto. The Kesselman & Kesselman report included in this document relates solely to Payoneer’s previously issued financial statements. It does not extend to the projected financial information and should not be read to do so.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Payoneer projections is provided in this proxy statement/prospectus because the projections were made available to FTOC and in connection with their review of the reorganization. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that FTOC, Payoneer, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Reorganization Proposal. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PAYONEER PROJECTIONS, FTOC UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

Payoneer projections

($ in millions)	2021P	2022P
Revenue	432	540
Total Operating Expenses	361	434
Operating Income (Loss)	(50)	(45)

Interests of FTOC’s Directors and Officers in the Reorganization

In considering the recommendation of our board of directors in favor of approval of the Reorganization Proposal, it should be noted that our directors and officers have interests in the Reorganization that are different from, or in addition to, your interests as a FTOC Shareholder. These interests include, among other things:

•        If we are unable to complete our initial business combination by August 28, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by August 28, 2022. Our initial shareholders purchased the founder shares prior to our initial public offering for an aggregate purchase price of $25,000. In accordance with the terms of the Sponsor Share Surrender and Share Restriction Agreement, upon the Closing, such founder shares, together with the 2,170,000 shares contained in the placement units purchased by the Sponsors in a private placement simultaneously with the closing of our initial public offering, will be exchanged for an aggregate of 21,581,094 shares of New Payoneer common stock, 1,941,109 of which will be forfeited and 11,646,656 shares of New Payoneer common stock held by the Sponsors immediately following the Effective Times shall be subject to transfer restrictions. Such transfer restrictions will be lifted for 5,823,328 of the Sponsors shares when the closing share price of New Payoneer’s common stock exceeds $15.00 for 20 out of any 30 consecutive trading days. The remaining 5,823,328 shares will no longer be subject to transfer restrictions when the closing share price of New Payoneer’s common stock exceeds $17.00 for 20 out of any 30 consecutive trading days.

•        Simultaneously with the closing of our initial public offering, we consummated the sale of 2,170,000 placement units at a price of $10.00 per unit to our Sponsor. The private placement warrants, which are included in the private placement units, are each exercisable commencing 30 days following the Closing for one share of FTOC Class A ordinary shares at $11.50 per share. In accordance with the terms of the Sponsor Share Surrender and Share Restriction Agreement, our initial shareholders will surrender all 723,333 private placement warrants at Closing. If we do not consummate a business combination transaction by August 28, 2022, then the proceeds from the sale of the private placement units will be part of the liquidating distribution to the public shareholders and the warrants held by our initial shareholders will be worthless. The warrants held by our initial shareholders had an aggregate market value of approximately $3,927,700 based upon the closing price of $1.81 per warrant on Nasdaq on May 19, 2021.

•        The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination by August 28, 2022. As such, in the future they may receive any cash fees, stock options or stock awards that the New Payoneer Board of Directors determines to pay to its directors.

•        Our initial shareholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if FTOC fails to complete a business combination by August 28, 2022.

•        In order to protect the amounts held in the trust account, the Sponsors have agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, the Sponsors would be entitled to the repayment of any working capital loan and advances that have been made to FTOC and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsors have not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•        Following the consummation of the Reorganization, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•        Upon the Closing, subject to the terms and conditions of the Reorganization Agreement, the Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FTOC from time to time, made by the Sponsors or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

•        Following the Closing and assuming no redemptions, we expect the Sponsor to hold approximately 5.6% of the outstanding shares of New Payoneer common stock

Indemnification

Pursuant to the terms of the Reorganization Agreement, for six years from the Payoneer Merger Effective Time, New Payoneer must indemnify each individual who is at the effective date of the Reorganization a director or officer of New Payoneer against claims, costs and damages incurred as a result of such director or officer serving as a director or officer of New Payoneer, to the fullest extent permitted under the DGCL. Each such person will also be entitled to advancement of expenses incurred in the defense of such claims, provided that such person provides an undertaking required by applicable law to repay such advancement if it is ultimately determined that such person is not entitled to indemnification. New Payoneer must also purchase an insurance policy, effective as of the Closing of the Reorganization, on terms and conditions and with coverage limits customary for public companies similarly situated to New Payoneer and FTOC must also purchase an insurance policy, effective as of the Closing of the Reorganization, and maintain such insurance policy for six years following the Closing of the Reorganization.

Name; Headquarters of New Payoneer

Pursuant to the Reorganization Agreement, (i) First Merger Sub shall be merged with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately after the FTOC Merger, Second Merger Sub shall be merged with and into Payoneer, with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer. Upon consummation of the Reorganization, New Payoneer will be renamed “Payoneer Global Inc.” Payoneer will keep its headquarters at 150 W 30th St, New York, NY 10001.

New Payoneer Board of Directors following the Reorganization

Pursuant to the Reorganization Agreement, the New Payoneer Board of Directors will consist of not fewer than seven and up to nine directors, as determined by Payoneer, one of which will consist of Scott Galit, our Chief Executive Officer. The remaining members of the New Payoneer Board of Directors will consist of two new non-executive directors to be designated by Payoneer (in consultation with FTOC), at least one of which will be female, and the remaining members of the New Payoneer Board of Directors will consist of certain of Payoneer’s existing non-executive directors.

Listing of New Payoneer Shares

Prior to the Closing, FTOC and Payoneer will use reasonable best efforts to cause the shares of New Payoneer to be issued in connection with the Reorganization to be approved for listing on Nasdaq under the ticker symbol “PAYO” (or if such ticker symbol becomes unavailable, such other ticker symbol as may be agreed upon in writing by the parties).

Accounting Treatment of the Reorganization

The Reorganization will be accounted for as a reverse recapitalization for which Payoneer has been determined to be the accounting acquirer (the “Reverse Recapitalization”). As the Reorganization will be accounted for as a Reverse Recapitalization (both under the full redemption and the no redemption scenarios), no goodwill or other intangible assets will be recorded, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, FTOC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Reverse Recapitalization will be treated as the equivalent of Payoneer issuing stock for the net assets of FTOC, accompanied by a recapitalization. The net assets of FTOC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of Payoneer.

Vote Required for the Reorganization Proposal Approval

Approval of the Reorganization Proposal requires the affirmative vote of majority of the votes cast by FTOC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on the outcome of the proposal. The Reorganization cannot be completed unless the Reorganization Proposal is adopted by affirmative vote of majority of the votes cast by FTOC Shareholders present or represented by proxy at the Special Meeting and entitled to vote thereon.

Recommendation of FTOC Board

THE FTOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FTOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE REORGANIZATION PROPOSAL.

The existence of financial and personal interests of FTOC’s directors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of FTOC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “— Interests of FTOC’s Directors and Officers in the Reorganization” for a further discussion.

THE REORGANIZATION AGREEMENT

The discussion in this proxy statement/prospectus of the Reorganization and the principal terms of the Reorganization Agreement is subject to, and is qualified in its entirety by reference to, the Reorganization Agreement. A copy of the Reorganization Agreement is attached as Annex A to this proxy statement/prospectus and copies of Reorganization Agreement Amendment 1 and Reorganization Agreement Amendment 2 are attached as Annex A-1 and Annex A-2, respectively.

The Agreement and Plan of Reorganization

The subsections that follow this subsection describe the material provisions of the Reorganization Agreement, but do not purport to describe all of the terms of the Reorganization Agreement. The following summary is qualified in its entirety by reference to the complete text of the Reorganization Agreement, a copy of which is attached as Annex A hereto, and Reorganization Agreement Amendment 1 and Reorganization Agreement Amendment 2, copies of which are attached as Annex A-1 and Annex A-2, respectively, hereto. Our shareholders are urged to read the Reorganization Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Reorganization.

The Reorganization Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Reorganization Agreement or other specific dates, which may be updated prior to the Closing of the Reorganization. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating Reorganization Agreement. The representations, warranties and covenants in the Reorganization Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Reorganization Agreement

In accordance with the terms and subject to the conditions of the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

The Reorganization Agreement has been unanimously approved by the Payoneer Board and the Payoneer Board has recommended that Payoneer’s stockholders adopt the Reorganization Agreement and approve the Payoneer Merger.

Consideration

Payoneer Stockholders

The Base Value (as it is defined in the Reorganization Agreement) of the consideration to be paid in respect of Payoneer is approximately $3.118 billion, which will be paid to (a) the Payoneer stockholders (other than holders of shares of Series 1 Preferred Stock) in the form of New Payoneer common stock valued at the Reference Price and cash, as determined by Payoneer, subject to (i) Payoneer’s maintaining a minimum amount of cash immediately following the Closing (determined as set forth in the Reorganization Agreement) and (ii) the cash portion of the Per Share Merger Consideration Value not exceeding 15% of the total Per Share Merger Consideration Value and (b) (i) holders of vested Payoneer options exercisable for Payoneer equity in the form of cash and newly issued options of New Payoneer exercisable for New Payoneer common stock, (ii) holders of unvested options exercisable for Payoneer equity in the form of newly issued options of New Payoneer exercisable for New Payoneer common stock and (iii) holders of restricted stock units in the form of newly issued restricted stock units denominated in shares of New Payoneer common stock, and (c) holders of Payoneer warrants in the form of newly issued New Payoneer Warrants exercisable for New Payoneer common stock, in each case, as set forth below.

Conversion of Payoneer Securities

Each outstanding Company Preferred Share that is issued and outstanding will be automatically converted into a number of Company Common Shares as of the Determining Date, as calculated in accordance with Payoneer’s governing documents. Thereafter, at the Payoneer Merger Effective Time, by virtue of the Payoneer Merger and without any action on the part of Payoneer, New Payoneer, Second Merger Sub or the Payoneer stockholders:

(a)     Each Company Common Share (assuming the conversion of the Company Preferred Shares into Company Common Shares as of the Determining Date) issued and outstanding (except for Dissenting Shares, Company Treasury Shares and any other shares to be cancelled pursuant to the terms of the Reorganization Agreement) will be cancelled and converted into the right to receive the:

(i)     Per Share Cash Consideration (as defined in the Reorganization Agreement) and Per Share Stock Consideration (as defined in the Reorganization Agreement); and

(ii)    the right to receive, if the conditions to the issuance thereof are satisfied in accordance with the Reorganization Agreement, the applicable Earn-Out Shares following the Closing in accordance with the Reorganization Agreement.

(iii)   In addition, in connection with a commitment by certain Payoneer stockholders who are (or are affiliated with) a PIPE Investor and agree in writing acceptable to Payoneer to be treated as a “Rollover Holder” under the Reorganization Agreement to participate in the PIPE Investment, the parties agreed to permit the Rollover Holders to receive 100% of the Per Share Merger Consideration Value in the form of newly issued shares of New Payoneer common stock.

(iv)   In addition, for each Exercise Holder, instead of each Company Common Share held by such Exercise Holder being entitled to Per Share Cash Consideration and Per Share Stock Consideration on a pro rata basis, and instead of the Cashout Vested Company Options of such Exercise Holder being entitled to be exchanged for the Cashout Vested Company Option Amount allocable to such Exercise Holder, (i) the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares and Vested Company Options in full, (ii) the aggregate amount of the Per Share Stock Consideration (other than the Earn-Out Shares) allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares in full and (iii) the aggregate amount of New Payoneer Options (as defined below) that would otherwise continue to be held by such Exercise Holder as a result of converting Vested Company Options that are not Cashout Vested Company Options will be deemed exchanged for such Exercise Holder’s Vested Company Options that are not Cashout Vested Company Options in full, in each case pursuant to a methodology described further in the Reorganization Agreement Amendment 2; provided that the percentage to be obtained by dividing the cash portion of the consideration to be paid to such Exercise Holder by the aggregate amount of consideration allocated to such Exercise Holder under the Reorganization Agreement (excluding the Earn-Out Shares) in respect thereof will be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable to such holder in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to the foregoing allocation provisions (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).

(b)    Each share of Series 1 Preferred Stock issued and outstanding, if any, shall remain as an issued and outstanding share of Series 1 Preferred Stock of Starship Surviving Sub, and shall be unaffected by the Mergers.

(c)     Each Company Warrant will become a warrant to acquire a number of shares of New Payoneer common stock (a “New Payoneer Private Warrant”) as determined by the Exchange Ratio on substantially the same terms and conditions as the respective existing Company Warrant. The “Exchange Ratio” is obtained by dividing (i) the Per Share Merger Consideration Value (determined as of the Determining Date) by (ii) $10.00.

(d)    Each Cashout Vested Company Option will be automatically converted into the right to receive an amount in cash equal to (1) the number of shares of Company Common Shares underlying such Cashout Vested Company Option multiplied by (B) the excess, if any, of (x) the Per Share Merger Consideration Value (determined as of the Determining Date) over (y) the exercise price of such Cashout Vested Company Option (each such Company Optionholder’s “Cashout Vested Company Option Amount”).

(e)     Each Company Option that is not a Cashout Vested Company Option will become an option to purchase shares of New Starship common stock (a “New Payoneer Option”) to acquire an amount of shares of New Payoneer common stock as determined by the Exchange Ratio on substantially the same terms and conditions applicable to such Company Option prior to the Closing.

(f)     Each Company RSU will become a restricted unit of New Starship common stock (a “New Payoneer RSU”) in respect of an amount of shares of New Payoneer common stock as determined by the Exchange Ratio on substantially the same terms and conditions applicable to such Company RSU prior to the Closing.

(g)    In addition, subject to the conditions set forth in the Reorganization Agreement, holders of Outstanding Company Equity Securities will be issued, based on each such holder’s Pro Rata Share, up to an additional 30,000,000 Earn-Out Shares, (x) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the Closing trading price of the shares of New Payoneer common stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (y) the remaining 50% will be issued if at any time during the first 60 months following the Closing Date, the closing trading price of the shares of New Payoneer common stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period.

FTOC Stockholders

Pursuant to the FTOC Merger, (i) each of the FTOC Shares issued and outstanding immediately prior to the FTOC Merger Effective Time, other than FTOC Shares that are owned by FTOC, Second Merger Sub or any wholly owned subsidiary of FTOC, will be exchanged for one share of New Payoneer common stock, and (ii) each public FTOC Warrant will become a warrant to purchase FTOC Class A ordinary shares (a “New Payoneer Public Warrant”, and together with the New Payoneer Private Warrants, the “New Payoneer Warrants”) on the same terms and conditions.

Representations and Warranties

The Reorganization Agreement contains representations and warranties of FTOC, New Payoneer, First Merger Sub, Second Merger Sub and Payoneer, made solely for the benefit of (a) in the case of Payoneer, on the one hand, each of FTOC, New Payoneer, First Merger Sub and Second Merger Sub, and (b) in the cases of FTOC, New Payoneer, First Merger Sub and Second Merger Sub, on the other hand, Payoneer. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Material Adverse Effect (see “— Material Adverse Effect” below), knowledge and other qualifications contained in the Reorganization Agreement and may be further modified and limited by the disclosure schedules to the Reorganization Agreement, and in the case of FTOC, by certain information set forth in the documents required to be filed by FTOC with the SEC since FTOC’s incorporation.

In the Reorganization Agreement, Payoneer made certain customary representations and warranties to FTOC, New Payoneer, First Merger Sub and Second Merger Sub, including among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; subsidiaries; authority and binding effect relative to execution and delivery of the Reorganization Agreement and other ancillary agreements; no conflict; governmental approvals; capitalization; compliance with laws; financial statements; no undisclosed liabilities; absence of certain changes; litigation and proceedings; employee benefit plans; employees and labor; real and tangible property; taxes; environmental matters; brokers’ and similar fees; intellectual property; privacy; material contracts; insurance; affiliate agreements; information supplied; anti-bribery and anti-corruption; international trade and sanctions; and disclaimer of other warranties.

In the Reorganization Agreement, FTOC made certain customary representations and warranties to Payoneer, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; capitalization; authority and binding effect relative to execution and delivery of the Reorganization Agreement and other ancillary agreements; no conflict; governmental approvals; SEC filings and financial statements; absence of certain changes; litigation and proceedings; certain business activities; material contracts; NASDAQ stock market quotation; PIPE Investment; financial ability and trust account; taxes; information supplied; employees and employee benefit plans; board approval and required stockholder vote; brokers’ and similar fees; affiliate transactions; and independent investigation.

In the Reorganization Agreement, each of New Payoneer, First Merger Sub and Second Merger Sub, made certain customary representations and warranties to Payoneer including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; authority and binding effect relative to execution and delivery of the Reorganization Agreement and other ancillary agreements; and disclaimer of other warranties.

Material Adverse Effect

“Material Adverse Effect” as used in the Reorganization Agreement means any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, or FTOC, New Payoneer, First Merger Sub and Second Merger Sub, taken as a whole, as applicable; or (b) the ability of Payoneer, or FTOC, New Payoneer, First Merger Sub and Second Merger Sub, as applicable, to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 (as defined in the Reorganization Agreement) or any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act and other action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19 (“COVID-19 Measures”) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of the Reorganization Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Group Company or FTOC, as applicable, operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Reorganization Agreement or (B) taken with the prior written consent of or at the prior written request of New Payoneer, First Merger Sub, Second Merger Sub or FTOC (in the case of Payoneer), or New Starship, First Merger Sub, Second Merger Sub or Payoneer (in the other hand case of FTOC); provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies or FTOC as applicable, conduct their respective operations, or then such impact may be taken into account (unless otherwise excluded) in determining whether a Material Adverse Effect has occurred.

Covenants

Covenants of Payoneer

Payoneer made certain covenants under the Reorganization Agreement, including, among others, the following:

Except as set forth in the disclosure schedules, or as a result of or in connection a COVID-19 Measure, as expressly contemplated by the Reorganization Agreement or as consented to by FTOC in writing (not to be unreasonably conditioned, withheld or delayed), from the date of the Reorganization Agreement until the earlier of (x) the Payoneer Merger Effective Time or (y) the termination of the Reorganization Agreement (the “Interim Period”):

•        Payoneer has agreed to, and to cause each of its subsidiaries to, conduct and operate its business in the ordinary course of business and in accordance with legal requirements; and

•        Payoneer has agreed to, and to cause each of its subsidiaries not to:

•        other than in the ordinary course of business consistent with past practice (i) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or contractor, other than (A) in the ordinary course of business, increases of not more than 5% in the base compensation of any employee who has annual base compensation of less than $250,000 or (B) the payment of annual and other bonuses and other short-term incentive compensation in the ordinary course of business, (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business; (iii) enter into, materially amend or terminate any Employee Benefit Plan (as defined in the Reorganization Agreement) or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of the Reorganization Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any employee benefit plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business; or (iv) hire or terminate any employee whose base salary exceed or would exceed, on an annualized basis, $250,000, other than terminations for cause;

•        other than in the ordinary course of business (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any owned intellectual property that is material to any of the businesses of the Group Companies; or (ii) extend, amend, waive, cancel or modify any rights in or to any owned intellectual property or licensed intellectual property, in each case, that is material to any business of the Group Companies;

•        other than in connection with any intra-Group Company actions, (i) make, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any capital stock or otherwise or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers); or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units or restricted stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees);

•        amend the certificate of organization or bylaws (or other comparable governing documents) of any Group Company member other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

•        except in the ordinary course of business (i) merge, consolidate or combine the Company with a third party, or (ii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing a majority of the equity interest in or all or substantially all of the assets of) any business or any corporation, partnership, association or other business organization or division thereof;

•        voluntarily dispose of or amend any real property lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate;

•        other than with respect to the real property lease and intellectual property or in the ordinary course of business or pursuant to existing contracts, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties;

•        (i) make, create any loans, advances or capital contributions to, or investments in, any person other than any of the Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any indebtedness in excess of $10,000,000 other than guarantees of any indebtedness of any subsidiaries or guarantees by the subsidiaries of the indebtedness of Payoneer; (iii) except in the ordinary course of business, create any liens on any material property or material assets of any of the Group Companies in connection with any indebtedness thereof (other than permitted liens); or (iv) cancel or forgive any indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers;

•        compromise, settle or agree to settle any legal proceeding involving payments by any Group Company of $5,000,000 or more, or that imposes any material non-monetary obligations on a Group Company (excluding confidentiality, non-disparagement or other similar obligations);

•        (i) except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate: (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any material contract; (B) enter into any contract that would have been a material contract; or (C) waive, delay the exercise of, release or assign any material rights or claims under any material contract; or (ii) modify or amend any material term under Payoneer’s existing credit facility or terminate the existing credit agreement;

•        except as required by U.S. GAAP or applicable legal requirement, make any material change in accounting methods, principles or practices;

•        (i) make, change or revoke any material tax election; or (ii) change (or request to change) any material method of accounting for tax purposes;

•        authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

•        enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, stockholders or other affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) employee benefit plans and (iv) employment arrangements entered into in the ordinary course;

•        engage in any material new line of business;

•        take any action or fail to take any action that would reasonably be expected to (i) prevent the Payoneer Merger and the FTOC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (ii) prevent the Payoneer Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder; or

•        commit, resolve or agree to take any of the foregoing actions.

•        Payoneer shall use commercially reasonable efforts to obtain PCAOB compliant audited financial statements for Payoneer’s three prior fiscal years.

Covenants of FTOC, New Payoneer, First Merger Sub and Second Merger Sub

Except as set forth in the disclosure schedules, or as expressly contemplated by the Reorganization Agreement (including the PIPE Investment (as defined below) and the Domestication) or as consented to by the Company in writing (not to be unreasonably conditioned, withheld or delayed), from the date of the Reorganization Agreement during the Interim Period:

•        FTOC and New Payoneer have agreed to, and New Payoneer shall cause each of its subsidiaries to conduct and operate its business in the ordinary course of business and in accordance with legal requirements; and

•        FTOC and New Payoneer have agreed to, and New Payoneer shall cause each of its subsidiaries not to:

•        declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•        purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of FTOC, New Payoneer or any of New Payoneer’s subsidiaries;

•        except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

•        amend the certificate of organization or bylaws (or other comparable governing documents) of FTOC, New Payoneer or any of New Payoneer’s subsidiaries;

•        (i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•        except in the ordinary course of business (i) incur any indebtedness or guarantee any indebtedness; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case; provided, however, that FTOC shall be permitted to incur indebtedness from its affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of FTOC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

•        except as required by U.S. GAAP or applicable legal requirements, make any change in accounting methods, principles or practices;

•        (i) make, change or revoke any material tax election; or (ii) change (or request to change) any method of accounting for tax purposes;

•        (i) take any action or fail to take any action that would reasonably be expected to (i) prevent the Payoneer Merger and the FTOC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (ii) prevent the Payoneer Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder;

•        create any liens on any material property or material assets of FTOC, New Payoneer, First Merger Sub or Second Merger Sub;

•        liquidate, dissolve, reorganize or otherwise wind up the business or operations of FTOC, New Payoneer, First Merger Sub or Second Merger Sub;

•        commence, settle or compromise any legal proceeding material to FTOC, New Payoneer, First Merger Sub or Second Merger Sub or their respective properties or assets;

•        engage in any material new line of business;

•        modify or amend the Trust Agreement or Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Investment; or

•        commit, resolve or agree to take any of the foregoing actions.

•        At the Closing FTOC will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement.

•        From the date of the Reorganization Agreement through the Closing, FTOC will take all actions necessary to ensure that FTAC continues to qualify as an “emerging growth company” under applicable securities laws.

•        On or prior to the Closing Date, but after any redemption by FTOC shareholders, FTOC shall have changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware.

Other Covenants

The Reorganization Agreement also contains additional other customary covenants and agreements among the various parties pertaining to, among other matters:

•        the preparation, filing and distribution of this Form S-4 and the proxy/statement prospectus included herein (and any amendments and supplements);

•        that FTOC to convene a meeting of FTOC’s stockholders and to solicit proxies from its stockholders in favor of the approval of the Reorganization Agreement and other related stockholder proposals;

•        obtain any required consents or approvals pursuant to any applicable antitrust laws or other applicable legal requirements;

•        to make required notifications and filings under applicable Money Transmitter Laws (as defined in the Reorganization Agreement);

•        filing and similar fees payable to governmental authorities;

•        confidentiality and public announcements and other communications regarding the Reorganization Agreement and the transactions and other documents contemplated thereby and related matters;

•        access to information, properties and personnel;

•        use commercially reasonable efforts to consummate the Reorganization;

•        disclosure of certain matters;

•        listing on a public stock market or exchange in the US;

•        exclusivity with respect to the transactions contemplated by the Reorganization Agreement and matters relating to alternative transactions;

•        tax matters;

•        director and officer indemnification;

•        amendment of and compliance with the terms of the Subscription Agreements;

•        post-Closing board composition;

•        employee incentives and transaction bonuses;

•        financial statements; and

•        transaction costs.

Closing Conditions

The obligations of the parties to consummate the Transactions are subject to the satisfaction of the following mutual conditions (in each case, unless waived in writing by all parties):

•        approval of the FTOC Shareholder Approval Matters by FTOC Shareholders;

•        FTOC having at least $5,000,001 of net tangible assets following the exercise by the holders of FTOC’s Class A ordinary shares issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing;

•        the receipt of approvals required under Money Transmitter Laws;

•        the absence of any law or order enjoining or prohibiting the consummation of the transactions;

•        the receipt of approval for the New Payoneer common stock to be listed a public stock market or exchange in the United States, subject only to the requirement to have a sufficient number of round lot holders;

•        the consummation of at least 85% of the PIPE Investment;

•        FTOC having at least $325,000,000 in Marketable securities held in Trust Account after giving effect to the exercise by the holders of shares of FTOC issued in FTOC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem such shares into a pro rata share of the Trust Account in accordance with FTOC’s governing documents (but excluding, for the avoidance of doubt, the effect of the proceeds actually paid to SPAC upon consummation of the PIPE Investment);

•        the effectiveness of the Form S-4 and the absence of any issued or pending stop order by the SEC; and

•        FTOC changing its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware.

Unless waived by Payoneer in writing, the obligations of Payoneer to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of each the following conditions:

•        the representations and warranties of FTOC, New Payoneer, First Merger Sub and Second Merger Sub pertaining to corporate organization, capitalization, due authorization, no conflicts governmental filings, business activities and brokers’ and similar fees being true and correct in all but de minimis respects (without giving effect to any materiality or similar limitation set forth therein) as of the date of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•        all other representations and warranties of FTOC, New Payoneer, First Merger Sub and Second Merger Sub being true and correct (without giving effect to any materiality or similar limitation set forth therein) as of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect;

•        each of the covenants of FTOC, New Payoneer, First Merger Sub and Second Merger Sub to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects;

•        that subsequent to the execution of the Reorganization Agreement and prior to the Closing, no material adverse effect will have occurred;

•        delivery by FTOC to Payoneer of a certificate signed by an officer of FTOC, dated as of the Closing Date, certifying that certain conditions have been fulfilled;

•        the amendment and restatement of the certificate of incorporation and bylaws of New Payoneer;

•        making of appropriate arrangements by FTOC to have the Trust Account (less certain amounts paid and to be paid pursuant to the Reorganization Agreement) available to FTOC for payment of the Cash Consideration at the Closing and other payments to be made by a FTOC Party under the Reorganization Agreement at Closing; and

•        delivery by New Payoneer of the Registration Rights Agreement.

Unless waived by FTOC in writing, the obligations of the FTOC Parties to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of each the following conditions:

•        the representations and warranties of Payoneer pertaining to corporate organization, due authorization, no conflicts with Payoneer’s governing documents and brokers’ and similar fees being true and correct in all but de minimis respects (without giving effect to any materiality or similar limitation set forth therein) as of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•        certain representations and warranties of Payoneer pertaining to capitalization being true and correct in all material respects (without giving effect to any materiality or similar limitation set forth therein), other than deviations that are properly reflected on the Closing Payments Schedule (as defined in the Reorganization Agreement) to be delivered prior to Closing, as of the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•        all other representations and warranties of Payoneer being true and correct (without giving effect to any materiality or similar limitation set forth therein) as the Closing or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect;

•        each of the covenants of Payoneer to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects; and

•        that subsequent to the execution of the Reorganization Agreement and prior to the Closing, no material adverse effect will have occurred; and

•        delivery by Payoneer to FTOC of a certificate signed by an officer of Payoneer, dated as of the Closing Date, certifying that certain conditions have been fulfilled.

Termination

The Reorganization Agreement may be terminated and the transactions contemplated thereby abandoned under certain customary and limited circumstances:

•        by mutual written consent of FTOC and Payoneer;

•        by written notice by either FTOC or Payoneer if the Closing has not occurred on or prior to November 3, 2021 (the “Termination Date”); provided that such party shall not be entitled to terminate if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure constitutes a breach of the Reorganization Agreement;

•        by written notice from either FTOC or the Payoneer to the other if a governmental shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable;

•        prior to the Closing, by written notice to FTOC from Payoneer if there is any breach of any representation, warranty, covenant or agreement set forth in the Reorganization Agreement on the part of FTOC, New Payoneer, First Merger Sub or Second Merger Sub, or if any representation or warranty of FTOC, New Payoneer, First Merger Sub or Second Merger Sub shall have become untrue, in either case, such that the conditions to Payoneer’s obligations to consummate the Transactions would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by Payoneer of written notice to FTOC of such breach (or such shorter period of time that remains between the date that Payoneer provides such notice and the Termination Date) and, if FTOC, New Payoneer, First Merger Sub or Second Merger Sub, as applicable, continues to exercise commercially reasonably efforts to cure such breach, Payoneer cannot terminate if it has materially breached the Reorganization Agreement and has not cured such breach or such breach by FTOC, New Payoneer, First Merger Sub or Second Merger Sub is cured during such 30 period;

•        prior to the Closing, by written notice to Payoneer from FTOC if there is any breach of any representation, warranty, covenant or agreement set forth in the Reorganization Agreement on the part of Payoneer, or if any representation or warranty of Payoneer shall have become untrue, in either case, such that the conditions to FTOC’s obligations to consummate the Transactions would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by FTOC of written notice to Payoneer of such breach (or such shorter period of time that remains between the date that FTOC provides such notice and the Termination Date) and, if Payoneer continues to exercise commercially reasonably efforts to cure such breach, FTOC cannot terminate if it has materially breached the Reorganization Agreement and has not cured such breach or such breach by Payoneer is cured during such 30 period;

•        by written notice from either FTOC or Payoneer to the other if, at the Special Meeting (including any adjournments thereof), the FTOC Shareholder Approval is not obtained; or

•        by written notice from FTOC to Payoneer, if the Company Voting Agreements and Lock-Up Agreements from Payoneer stockholders holding at least the number of Payoneer Shares required to constitute the Payoneer Stockholder Approval are not delivered to FTOC within three business days after the date of the Reorganization Agreement.

In the event of termination of the Reorganization Agreement, the Reorganization Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any intentional breach of the Reorganization Agreement by such party prior to such termination or Intentional Fraud (as defined in the Reorganization Agreement); provided, that obligations under the Confidentiality Agreement (as defined in the Reorganization Agreement) and certain obligations related to the trust account, director and officer indemnification and insurance and certain other provisions required under the Reorganization Agreement shall, in each case, survive any termination of the Reorganization Agreement. There are no termination fees in connection with the termination of the Reorganization Agreement.

Nonsurvival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Reorganization Agreement, or in any related document or instrument delivered pursuant to the Reorganization Agreement, will survive the Closing except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing, or (ii) any party’s liability for such party’s Intentional Fraud (as defined in the Reorganization Agreement).

Specific Performance

Each party is entitled under the Reorganization Agreement to an injunction, specific performance, or other equitable relief to prevent any other parties from committing a breach of the Reorganization Agreement or the related documents, or to seek to compel specific performance of the obligations of any other party, without proof of damages in addition to any other remedy to which they are entitled at law or in equity.

Governing Law and Dispute Resolution

The Reorganization Agreement is governed by Delaware law. Any action based upon, arising out of or related to the Reorganization Agreement or the transactions contemplated thereby shall be brought in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Reorganization Agreement or the transactions contemplated thereby.

No Recourse

All actions that are based upon, arising out of, or related to the Reorganization Agreement or the transactions contemplated therein may be made only against the entities expressly named as parties to the Reorganization Agreement, and then only with respect to the specific obligations set forth therein with respect to such party. Further, no party to the Reorganization Agreement, shall have any right of recovery in respect of the Reorganization Agreement against any Related Party (as defined in the Reorganization Agreement) and no personal liability shall attach to any Related Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any legal requirement or otherwise.

ANCILLARY AGREEMENTS RELATED TO THE REORGANIZATION

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Reorganization Agreement, the PIPE Investors have entered into Subscription Agreements pursuant to which the PIPE Investors have committed (the “PIPE Investment”) to subscribe for and purchase for an aggregate purchase price of $300,000,000 shares of New Payoneer common stock (at $10.00 per share), which may be increased by up to $13,000,000. In this proxy statement/prospectus, we assume that approximately $300 million of the gross proceeds from the PIPE Investment in each scenario and approximately $396.4 million under the no redemption scenario and $183.3 million under the maximum redemption scenario, respectively, of funds held in the trust account will be used to fund the Cash Consideration.

The foregoing description of the Subscription Agreements does not purport to describe all of the terms of the Subscription Agreements. The foregoing summary is qualified in its entirety by reference to the complete text of the Subscription Agreements, a copy of which is attached as Exhibit 10.1 to the Form 8-K filed by FTOC on February 3, 2021.

Voting Agreement

FTOC has entered into a Voting Agreement (the “Voting Agreement”) with Payoneer and Payoneer’s stockholders undersigned thereto holding at least the number of Company Shares required to constitute the Company Stockholder Approval (as such term is defined in the Reorganization Agreement) (the “Company Voting Agreement Signatories”), pursuant to, and on the terms and subject to the conditions of which, each such Company Voting Agreement Signatory has unconditionally and irrevocably agreed among other things to vote its shares of Payoneer, and take certain other actions, in support of the Transactions.

The foregoing description of the Voting Agreement does not purport to describe all of the terms of the Voting Agreement. The foregoing summary is qualified in its entirety by reference to the complete text of the Voting Agreement, a copy of which is attached as Exhibit 10.2 to the Form 8-K filed by FTOC on February 3, 2021.

Sponsor Share Surrender and Share Restriction Agreement

In connection with the transactions contemplated by the Reorganization Agreement, FTOC has entered into a Sponsor Share Surrender and Share Restriction Agreement (the “Sponsor Share Surrender and Share Restriction Agreement”) with New Payoneer, the Company, FTAC Olympus Sponsor, LLC, a Delaware limited liability company (“Olympus Sponsor”), FTAC Olympus Advisors, LLC, a Delaware limited liability company (“Olympus Advisor” and together with Olympus Sponsor, the “Sponsors”), and the other parties to the Insider Agreement (as defined therein). The Sponsor Share Surrender and Share Restriction Agreement provides that: the Sponsors shall automatically irrevocably surrender to FTOC, for no consideration, (a) 10% of the 19,411,094 Class B ordinary shares of FTOC (such Class B Shares, the “Surrendered Shares”) and (b) 100% of the private placement warrants (the “Surrendered Warrants”) to purchase an aggregate of 723,333 Class A ordinary shares of FTOC in the aggregate, and FTOC shall immediately cancel the Surrendered Shares and the Surrendered Warrants, as applicable. In addition, two-thirds of the number of shares of New Payoneer common stock held by the Sponsors immediately following the Effective Times shall be subject to transfer restrictions based on certain closing share price thresholds of New Payoneer’s common stock for 20 out of any 30 consecutive trading days.

The foregoing description of the Sponsor Share Surrender and Share Restriction Agreement does not purport to describe all of the terms of the Share Surrender and Share Restriction Agreement. The foregoing summary is qualified in its entirety by reference to the complete text of the Share Surrender and Share Restriction Agreement, a copy of which is attached as Exhibit 10.3 to the Form 8-K filed by FTOC on February 3, 2021.

Support Agreement

Concurrently with the execution of the Reorganization Agreement, FTOC has entered into a Support Agreement (the “Support Agreement”) with Olympus Sponsor, Olympus Advisor and Payoneer, pursuant to, and on the terms and subject to the conditions of which, Olympus Sponsor and Olympus Advisor have unconditionally and irrevocably agreed among other things to vote its shares of Payoneer, and take certain other actions, in support of the Transactions.

The foregoing description of the Support Agreement does not purport to describe all of the terms of the Support Agreement. The foregoing summary is qualified in its entirety by reference to the complete text of the Support Agreement, a copy of which is attached as Exhibit 10.4 to the Form 8-K filed by FTOC on February 3, 2021.

Lock-up Agreement

FTOC, Payoneer, New Payoneer and the Company Voting Agreement Signatories have entered into a Lock-up Agreement (the “Lock-up Agreement”) pursuant to which, among other things, the Company Voting Agreement Signatories agreed to not transfer New Payoneer Shares, New Payoneer Options, New Payoneer RSUs and New Payoneer Warrants held by them prior to 180 days after the Closing, subject to certain permitted transfers and a potential early release of such restrictions as set forth therein.

The foregoing description of the Lock-up Agreement does not purport to describe all of the terms of the Lock-up Agreement. The foregoing summary is qualified in its entirety by reference to the complete text of the Lock-up Agreement, a copy of which is attached Exhibit 10.5 to the Form 8-K filed by FTOC on February 3, 2021.

Registration Rights Agreement

At the Closing, New Payoneer will enter into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with FTOC, the Sponsors, and certain other initial stockholders of New Payoneer, requiring New Payoneer to, among other things, file a resale shelf registration statement on behalf of the stockholders within 15 calendar days after the Closing. The Registration Rights Agreement will also provide certain demand rights and piggyback rights to the stockholder parties, subject to underwriter cutbacks and issuer blackout periods.

The foregoing description of the Registration Rights Agreement does not purport to describe all of the terms of the Registration Rights Agreement. The foregoing summary is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a form of which is attached as Exhibit C to the Reorganization Agreement.

THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, FTOC is asking its shareholders to approve the Domestication Proposal. Under the Reorganization Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Reorganization.

As a condition to Closing the Reorganization, the board of directors of FTOC has unanimously approved, and FTOC shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of FTOC’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and FTOC post-domestication, “FTOC Delaware”). To effect the Domestication, FTOC will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which FTOC will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, on the Closing Date prior to the Effective Times, (i) each issued and outstanding Class A ordinary share and each issued and outstanding Class B ordinary share of FTOC will convert automatically, on a one-for-one basis, into shares of FTOC Delaware; (ii) each issued and outstanding warrant to purchase Class A ordinary shares of FTOC will convert automatically into a warrant to acquire Class A ordinary shares of FTOC Delaware in the same form and on the same terms and conditions as the converted FTOC warrant, and (iii) each issued and outstanding unit of FTOC that has not been previously separated into the underlying Class A ordinary share of FTOC and underlying FTOC warrant upon the request of the holder thereof prior to the Domestication will convert automatically into units of FTOC Delaware (each of which consisting of one share of Class A common stock and one-third of one warrant to purchase one share of set forth in the Class A common stock). If the Domestication Proposal and the Reorganization Proposal are approved, following the Domestication, holders of each share or warrant of FTOC as of immediately prior to the Domestication, who shall become holders of shares of the same class or warrants of FTOC Delaware for the period commencing upon completion of the Domestication and ending at the Effective Times, shall receive shares or warrants of New Payoneer in the Reorganization as described elsewhere in this proxy statement/prospectus.

The Domestication Proposal, if approved, will approve a change of FTOC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Following the completion of the Domestication and the Reorganization, FTOC will be a wholly-owned subsidiary of New Payoneer and shareholders of FTOC will become stockholders of New Payoneer. While FTOC is currently incorporated as an exempted company under the Cayman Islands Companies Law, upon the Domestication, New Payoneer will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then FTOC will also ask its shareholders to approve the Charter Proposal (discussed below), which, if approved, will approve material differences between the amended and restated certificate of incorporation of New Payoneer to be in effect following the Reorganization and FTOC’s current amended and restated memorandum and articles of association. The Proposed Charter differs in certain material respects from the existing Charter and we encourage shareholders to carefully consult the information set out below under “Charter Proposal,” the existing charter of FTOC, attached hereto as Exhibit 3.1 and the Proposed Charter and Proposed Bylaws of New Payoneer, attached hereto as Annex B and Annex C, respectively.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of FTOC and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to FTOC Delaware, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for FTOC Delaware’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. FTOC Delaware’s incorporation in Delaware may make FTOC Delaware more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, FTOC has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable FTOC Delaware to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its Certificate of Incorporation to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of FTOC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of FTOC Delaware immediately following the Domestication will be the same as those of FTOC immediately prior to the Domestication.

Vote Required for the Domestication Proposal Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the Special Meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on the proposal.

The Domestication Proposal is conditioned on the approval of the Reorganization Proposal at the Special Meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that FTOC be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Law (as amended) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, FTOC be continued and domesticated as a corporation under the laws of the state of Delaware and the registered office of the Company be changed to 251 Little Falls Drive Wilmington, DE 19808.”

Recommendation of the FTOC Board

THE FTOC BOARD UNANIMOUSLY RECOMMENDS THAT FTOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of FTOC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of FTOC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, FTOC’s officers have interests in the Reorganization that may conflict with your interests as a shareholder. See the section entitled “Reorganization Proposal — Interests of FTOC’s Directors and Executive Officers in the Reorganization” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Reorganization is approved, our shareholders are also being asked to approve and adopt the 2021 Omnibus Incentive Plan (the “Incentive Plan”). In designing the Incentive Plan, the anticipated future equity needs were considered, and a total of 38,016,011 shares of our common stock will be reserved for issuance under the Incentive Plan. Our board of directors has approved the Incentive Plan, subject to receiving shareholder approval. A summary of the principal features of the Incentive Plan is provided below, This summary does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Incentive Plan. A copy of the Incentive Plan is attached to the Reorganization Agreement as Exhibit J. If the Reorganization closes and the Plan is approved by our shareholders, the Incentive Plan will be administered by the Compensation Committee of our board of directors, which will have the authority to make awards under the Incentive Plan.

If the Reorganization closes and the Incentive Plan is not approved by shareholders, we will be unable to make equity grants to our employees, consultants and directors, and therefore we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success.

Considerations for the Approval of the Plan

The Incentive Plan incorporates corporate governance best practices to align our equity compensation program with the interests of our shareholders. Certain of the corporate governance best practices included in our Plan are as follows:

•        Restricted dividends on awards.    The Incentive Plan prohibits the payment of dividends in respect of an award (other than awards of restricted stock) prior to the time such award (or the applicable portion thereof) vests (and, in the case of performance awards, the applicable performance condition is achieved).

•        No repricing.    Repricing of stock options and stock appreciation rights (“SARs”) is not permitted without shareholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.

•        No “liberal” change in control definition.    The change in control definition under the Incentive Plan is only triggered in those instances where an actual change in control occurs, such as a 50% or greater change in beneficial ownership (see “Change in Control,” below).

•        Clawback of awards.    The Incentive Plan provides that awards granted thereunder are subject to any clawback or recoupment policies that we have in effect from time to time.

Summary of the Incentive Plan

Purpose

The purpose of the Incentive Plan is to enable us to offer our employees, directors and other individual service providers long-term equity-based incentives in us, thereby attracting, retaining and rewarding such individuals, and strengthening the mutuality of interests between such individuals and our shareholders.

Eligibility

Our employees, non-employee directors, individual consultants, advisors and other service providers are eligible to receive awards under the Incentive Plan based on the Compensation Committee’s determination, in its sole discretion, that an award to such individual will further the Incentive Plan’s stated purpose (as described above). Awards of incentive stock options will be limited to our employees or certain of our affiliates. As of June 1, 2021 there are approximately 1,670 employees and approximately 50 individual consultants, directors, advisers and other service providers eligible to receive awards under the Incentive Plan.

Authorized Shares

Subject to adjustment (as described below), the number of shares of our common stock that may be subject to awards granted under the Incentive Plan is 38,016,011, and the number of shares of our common stock that may be subject to incentive stock options granted under the Incentive Plan is 38,016,011. The number of shares of our common stock reserved for issuance under the Incentive Plan will automatically increase on the first day of each calendar year during the term of the Incentive Plan, commencing on January 1, 2022 (assuming the Incentive Plan becomes effective in 2021) through January 1, 2032, by the least of (i) 4% of the total number of shares of all classes of our common stock outstanding on December 31 of the immediately preceding calendar year or (ii) such smaller number of shares of our common stock as determined by our board of directors. If an award expires or is cancelled or forfeited, or is otherwise settled without the issuance of shares, the shares covered by the award will again be available for issuance under the Incentive Plan. Shares tendered or withheld to pay or satisfy the exercise price of a stock option or SAR or to pay taxes in respect of any stock option or SAR, will again be available for issuance under the Incentive Plan. Shares underlying replacement awards (i.e., awards granted as replacements for awards granted by a company that we acquire or with which we combine) will not reduce the number of shares available for issuance under the plan. The Incentive Plan limits non-employee director compensation, including cash fees and incentive equity awards (based on their grant-date fair value), to a maximum of (i) $1,000,000 during the initial annual period following a non-employee director’s appointment or election to our board of directors and (ii) $750,000 per each subsequent calendar year, in each case, in respect of their service as non-employee directors. The limitation on non-employee director compensation applies beginning the first calendar year following the effective date of the Incentive Plan.

Administration

The Incentive Plan is administered by the Compensation Committee.

The Compensation Committee has authority under the Incentive Plan to:

•        designate participants;

•        determine the types of awards to grant, the number of shares to be covered by awards, the terms and conditions of awards, the circumstances under which awards may be canceled, forfeited or suspended, and whether awards may be deferred;

•        amend the terms of any outstanding awards;

•        correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan or any award agreement, in the manner and to the extent it shall deem desirable to carry the Incentive Plan into effect;

•        interpret and administer the Incentive Plan and any instrument or agreement relating to, or award made under, the Incentive Plan; and

•        make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan, in each case, as it deems appropriate for the proper administration of the Incentive Plan and compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

The Compensation Committee may delegate some or all of its authority under the Incentive Plan, to the extent permitted by applicable law, to (i) one or more of our officers (except that such delegation will not be applicable to grant awards to a person then covered by Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”)) and (ii) one or more committees of our board of directors.

Establishment of Sub-plans

Our board of directors has the authority to establish one or more sub-plans under the Incentive Plan to facilitate the local administration of the Incentive Plan in any jurisdiction in which we and our affiliates operate and to conform the Incentive Plan to the legal requirements of any such jurisdiction or to allow for favorable tax treatment under any applicable provision of tax law. Our board of directors may establish such sub-plans by adopting supplements setting forth (i) such limitations on the Committee’s discretion under the Incentive Plan as the board of directors deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Incentive Plan as the board of directors deems necessary or desirable. All sub-plans adopted by the board of directors will be deemed to be part of the Incentive Plan, but each such sub-plan will only apply to participants within the affected jurisdiction.

Types of Awards

The Incentive Plan provides for grants of stock options (both nonqualified and incentive stock options), SARs, restricted stock, restricted stock units, performance awards and other cash-based or stock-based awards. Any award may be granted alone or in tandem with other awards, and may be granted in addition to, or in substitution for, other types of awards.

Stock Options.    A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option will be determined by the Compensation Committee and may not be less than the fair market value of a share of our common stock on the grant date. The Compensation Committee will determine the date after which each stock option may be exercised, the method and form by which each option is to be exercised, and the expiration date of each option, provided that no option will be exercisable more than ten years after the grant date. Options intended to be incentive stock options under Section 422 of the Code may not be granted to any person who is not an employee of us or any parent or subsidiary, as defined in Section 424 of the Code. There have not yet been any options granted under the Incentive Plan, and so there are no options outstanding under the Incentive Plan.

Stock Appreciation Rights.    Stock appreciation rights (SARs) represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share from the grant date. The terms and conditions applicable to stock options also apply to SARs.

Restricted Stock.    Restricted stock is an award of shares that are subject to restrictions on transfer and a substantial risk of forfeiture. Recipients of restricted stock generally have the rights and privileges of a shareholder, including the right to vote such shares of restricted stock and receive dividends.

Restricted Stock Units.    A restricted stock unit award is a right to receive a specified number of shares of our common stock (or the fair market value thereof in cash, other property or any combination thereof, as determined by the Committee), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Committee, consistent with the terms of the Incentive Plan. The restricted stock unit award agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of our common stock subject to the award. Prior to the settlement of a restricted stock unit award in our common stock, the award recipient will have no rights or privileges as a shareholder of us with respect to our common stock subject to the award.

Performance Awards.    Performance awards, which may be denominated in cash, shares or units (including restricted stock units), will be earned on the satisfaction of performance goals specified by the Compensation Committee. With respect to any performance award that becomes settled in our common stock upon achievement or satisfaction of the applicable performance conditions, prior to such settlement the award recipient will have no rights or privileges as a shareholder of us with respect to our common stock subject to the award.

Other Cash-Based and Other Stock-Based Awards.    The Compensation Committee is authorized to grant other cash-based and other stock-based awards that are payable in cash or our common stock (or a combination thereof), and may be granted either independently or as an element of or supplement to any other award under the Incentive Plan. Other stock-based awards are valued in whole or in part by reference to such stock, including restricted stock units, phantom stock and similar units.

Dividends and Dividend Equivalents

Other than with respect to awards of restricted stock, awards granted under the Incentive Plan may not provide for any dividend to be payable to the participant in respect of such award prior to the time such award (or the applicable portion thereof) vests (and, in the case of performance awards, the applicable performance condition is achieved). The Compensation Committee may, in its discretion, provide for dividend equivalents on awards of restricted stock units.

Adjustments

In the event the Compensation Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, or other similar corporate transaction or event affecting our common stock or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, the Compensation Committee will adjust equitably any or all of: (i) the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate limit under the Incentive Plan; (ii) the number and type of shares or other securities subject to outstanding awards; (iii) the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and (iv) the terms and conditions of any outstanding awards, including the performance criteria of any performance awards.

Change in Control

In the event of a change in control, except as otherwise provided in the applicable award agreement, the Committee may provide for:

•        continuation or assumption of outstanding awards under the Incentive Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

•        substitution or replacement or any outstanding award for a cash payment;

•        acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards, in each case, either (i) immediately prior to or as of the date of the change in control, (ii) upon a participant’s involuntary termination of service on or within a specified period following the change in control, or (iii) upon the failure of the successor or surviving corporation (or its parent) to continue or assume such outstanding awards;

•        in the case of a performance award, determination of the level of attainment of the applicable performance conditions; and

•        cancellation of outstanding awards under the Incentive Plan in consideration of a payment, with the form, amount and timing of such payment to be determined by the Committee in its sole discretion, provided that (i) such payment is made in cash, securities, rights and/or other property, (ii) the amount of such payment equals the value of the award, as determined by the Committee in its sole discretion (provided that the Committee may cancel out-of-the-money options or SARs for no consideration) and (iii) such payment will be made promptly following the change in control, in compliance with Section 409A of the Code.

A change in control generally means (i) the acquisition of 50% or more of our common stock or combined voting power of voting securities; (ii) a change in the composition of our board of directors such that, during any 12-month period, the individuals who as of the beginning of such period constitute our board of directors cease for any reason to constitute at least 50% of our board of directors (provided that any individual becoming a member of our board of directors after the beginning of such 12-month period whose election or nomination for election by our shareholders was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of our board of directors at the beginning of such 12-month period); (iii) our merger or consolidation with another entity after which our voting securities outstanding immediately prior to such transaction do not continue to represent 50% or more of the total voting power of our stock or of the surviving entity or parent entity thereof (if we are not the surviving entity in such merger or consolidation); or (iv) a disposition of all or substantially all of our assets.

Amendment and Termination

Our board of directors may amend, modify, suspend, discontinue or terminate the Incentive Plan (or any portion thereof) at any time. However, no such action may, without the consent of the participant, materially adversely affect the rights of such participant under any award previously granted (other than to apply with applicable law or to impose any clawback or recoupment provisions on any awards). Additionally, no such action may be made without our shareholder approval, if such approval is required by applicable law or by the rules of the stock market or exchange on which our common shares are principally quoted or traded. No award may be granted pursuant to the Incentive Plan after the tenth anniversary of the date on which the Incentive Plan was approved by our shareholders.

Prohibition on Repricing

Subject to the adjustment provision described above, the Compensation Committee may not directly or indirectly, through cancellation or re-grant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of our shareholders.

Cancellation or “Clawback” of Awards

The Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any of our policies (including any recoupment policy we may adopt from time to time or pursuant to the recoupment provisions in any award agreement), cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Plan or the sale of shares underlying such awards.

Term

The Plan expires 10 years after the date on which the Reorganization is consummated, unless earlier terminated (x) upon the maximum number of shares of common stock available for issuance under the Incentive Plan having been issued or (y) by the board of directors at its discretion (and in accordance with the terms of the Incentive Plan).

U.S. Federal Income Tax Consequences of Equity Awards

The following is a general summary under current law of certain United States federal income tax consequences to us and participants who are citizens or individual residents of the United States relating to awards granted under the Incentive Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to us and participants. Accordingly, we urge each participant to consult his or her own tax advisor as to the specific tax consequences of participation in the Plan under federal, state, local and other applicable laws. In addition, we may be subject to limits on tax deductibility relating to compensation described herein under certain statutory provisions, including Sections 162(m) and 280G of the Code.

Non-Qualified Stock Options

A non-qualified stock option is an option that does not meet the requirements of Section 422 of the Code. A participant generally will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she generally will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. We generally will be entitled to a corresponding federal income tax deduction. When the participant sells the shares acquired on exercise, the participant generally will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them.

Incentive Stock Options

An incentive stock option or “ISO” is an option that meets the requirements of Section 422 of the Code. A participant will not have taxable income when granted an ISO or when exercising an ISO. If a participant exercises an ISO and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares will be taxable as long-term capital gain. However, even though a participant will not have taxable income when exercising an ISO, the exercise of an ISO is taken into account for purposes of determining whether the participant has any alternative minimum tax liability (described below). We generally will not be entitled to a corresponding federal income tax deduction.

If a participant disposes of the shares received upon exercise of an ISO within the one-year or two-year periods described above, it will be considered a “disqualifying disposition.” Under such circumstances, the participant generally will realize ordinary income in the year of the disposition, and we generally will be entitled to a corresponding federal income tax deduction. The amounts of the participant’s ordinary income and our deduction will equal the excess of the lesser of the amount, if any, realized on the disposition and the fair market value of the shares on the exercise date over the aggregate exercise price of the ISO. Any additional gain or loss that the participant realizes on the disposition will be long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them.

If a participant exercises an ISO more than three months after the participant’s employment with us terminates, the option will be treated as a non-qualified stock option for federal income tax purposes. If a participant is disabled and terminates employment because of his or her disability, the three-month period is extended to one year. The three-month period does not apply in the case of a participant’s death.

SARs

A participant does not recognize income at the time a SAR is granted. A participant will recognize income at the time cash or stock representing the amount of the appreciation is transferred to the participant pursuant to exercise of a SAR. The amount of income will equal the amount of cash or fair market value of shares paid or transferred to the participant and will be ordinary income. We generally will be entitled to a corresponding federal income tax deduction.

Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant generally will not recognize income, and we generally will not be entitled to a corresponding federal income tax deduction at the time restricted stock is granted. When the restrictions lapse, the participant generally will recognize ordinary income equal to the fair market value of the shares as of that date, less any amount paid for the restricted stock, and we generally will be entitled to a corresponding federal income tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant generally will recognize ordinary income as of the date of grant equal to the fair market value of the common shares as of that date, less any amount the participant paid for the restricted stock, and we generally will be entitled to a corresponding federal income tax deduction at that time. Any future appreciation in the shares generally will be taxable to the participant at capital gains rates. However, if the restricted stock is later forfeited, the participant generally will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

Restricted Stock Units

A participant does not recognize taxable income at the time of grant of a restricted stock unit, and we are not entitled to a tax deduction at that time. The participant will recognize compensation taxable as ordinary income (and subject to income tax withholding), however, at the time of the settlement of the award, equal to the fair market value of any shares delivered and the amount of cash paid by us. We will be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Code apply.

Israel Sub-plan

Our Israel Sub-plan to the Incentive Plan (the “Israel Sub-plan”) governs certain awards granted to our Israeli employees or service providers, including those who are deemed to be residents of Israel for tax purposes. The Israel Sub-plan provides for grants of options, restricted stock units or restricted stock in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version) 5721-1961 (the “Ordinance”), or, for awards representing a right to purchase shares of our common stock granted to our consultants, advisors, service providers or “controlling shareholders” (as defined in Section 32(9) of the Ordinance), under Section 3(i) of the Ordinance.

Pursuant to the Ordinance, options and shares granted to Israeli employees (who are not “controlling holders” — which for purposes of Section 102 of the Ordinance is a person holding either directly or indirectly 10% or more of the company’s share capital or its voting power, or a person who has the right to receive 10% of the company’s revenues, or a person who has the right to appoint the company’s manager) may be granted only under one of the three tracks available under Section 102. The three tracks available under Section 102 are (i) the “Ordinary Income” track with a trustee, (ii) the “Capital Gains” track with a trustee and (iii) grants without a trustee and without a trust period. The “Capital Gains” track with a trustee provides the most favorable tax treatment for the grantee.

Our non-employee service providers or employees who are controlling holders may only be granted options or SARs under Section 3(i) of the Ordinance, which does not provide for similar favorable tax benefits as the “Capital Gain” track with a trustee.

Registration With the SEC

If our shareholders approve the Incentive Plan, we plan to file a registration statement on a Form S-8 with the SEC, as soon as reasonably practicable following the 60th day after Closing, to register the shares available for issuance under the Incentive Plan.

New Plan Benefits

As described above, the Compensation Committee, in its discretion, will select the participants who receive awards and the size and types of those awards under the Incentive Plan, if the Incentive Plan is approved by our shareholders. Therefore, the awards (or associated benefits or amounts) that will be made to particular individuals or groups of individuals in the future under the Plan are not currently determinable.

Vote Required for the Incentive Plan Proposal Approval

The Incentive Plan Proposal is conditioned on the approval of the Reorganization Proposal at the Special Meeting.

The Incentive Plan Proposal (and consequently, the Incentive Plan) will be approved and adopted only if the holders of at least a majority of the ordinary shares entitled to vote and actually cast (in person or by proxy) thereon at the general meeting, voting as a single class, vote “FOR” the Incentive Plan Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL

Overview

Assuming that the Reorganization is approved, our shareholders are also being asked to approve and adopt the New Starship 2021 Employee Stock Purchase Plan (the “ESPP”). In designing the ESPP, the anticipated future equity needs were considered, and a total of 7,603,202 shares of our common stock will be reserved for issuance under the ESPP. Our board of directors has approved the ESPP, subject to receiving shareholder approval. A summary of the principal features of the ESPP is provided below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the ESPP. A copy of the ESPP is attached to the Reorganization Agreement as Exhibit K. If the Reorganization closes and the ESPP is approved by our shareholders, the ESPP will be administered by the Compensation Committee or the board of directors, which will have the authority to make awards under the ESPP.

If the Reorganization closes and the ESPP is not approved by our shareholders, we will be unable to provide a means by which our employees will be given an opportunity to purchase shares of our common stock, and therefore we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success.

Purpose

The purpose of the ESPP is to provide a means by which our employees may be given an opportunity to purchase shares of our common stock, to assist us in retaining the services of our employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success. The ESPP includes two components. The 423 Component is designed to allow eligible U.S. employees to purchase shares of our common stock in a manner that is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. In addition, purchase rights may be granted under a Non-423 Component which does not by operation of law qualify for such favorable tax treatment to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. Any Non-423 Component will operate and be administered in the same manner as the 423 Component unless otherwise required under applicable foreign laws.

Administration

Unless otherwise determined by our board of directors, the Compensation Committee of our board of directors will administer the ESPP. The Compensation Committee has the final power to construe and interpret both the ESPP and the rights granted under it. The Compensation Committee has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), whether employees of our subsidiary companies will be eligible to participate in the ESPP, whether to adopt sub-plans or special rules applicable to participants in particular designated subsidiaries or locations, which special rules may be designed to be outside the scope of Section 423 of the Internal Revenue Code and under the Non-423 Component, and to amend, suspend or terminate the ESPP.

Shares Subject to the ESPP

Subject to adjustment for certain changes in our capitalization, the maximum number of shares of our common stock that may be issued pursuant to rights granted under the ESPP is 7,603,202 shares. The number of shares of our common stock reserved for issuance under the ESPP will automatically increase on the first day of each calendar year during the term of the ESPP, commencing on January 1, 2022 (assuming the ESPP becomes effective in 2021) through January 1, 2032, by the least of (i) 3,801,601, (ii) 1% of the total number of shares of all classes of our common stock outstanding on December 31 of the immediately preceding calendar year or (iii) such smaller number of shares of our common stock as determined by our board of directors. If any rights granted under the ESPP terminate without being exercised in full, the shares of common stock not purchased under such rights shall again become available for issuance under the ESPP. The shares of common stock issuable under the ESPP will be shares of authorized but unissued or reacquired common stock, including shares repurchased by us on the open market.

Offerings

The ESPP will be implemented by offerings of rights to purchase shares of our common stock to all eligible employees. The Compensation Committee will determine the duration of each offering period, provided that in no event may an offering period exceed 27 months, and the terms and conditions of each offering period will be set forth in an offering document. The Compensation Committee may establish separate offerings which vary in terms (although not inconsistent with the provisions of the ESPP or the requirements of applicable laws). Each offering period will have one or more purchase dates, as determined by the Compensation Committee prior to the commencement of the offering period. The Compensation Committee has the authority to alter the terms of an offering prior to the commencement of the offering period, including the duration of subsequent offering periods. When an eligible employee elects to join an offering period, he or she is granted a right to purchase shares of our common stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of our common stock, subject to certain limitations (which are described further below under “Eligibility”).

The Compensation Committee has the discretion to structure an offering so that if the fair market value of our common stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of our common stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility — Broad-Based Participation

Any individual who is employed by us (or by any of our subsidiary companies if such company complies with Section 423 and is designated by the Compensation Committee as eligible to participate in the ESPP) may participate in offerings under the ESPP, provided such individual has been employed by us (or our subsidiary, if applicable) for such continuous period preceding the first day of the offering period as the Compensation Committee may require, but in no event may the required period of continuous employment be equal to or greater than two years. In addition, the Compensation Committee may provide that an employee will not be eligible to be granted purchase rights under the ESPP unless such employee is customarily employed for more than 20 hours per week and five months per calendar year. The Compensation Committee may also provide in any offering that certain of our employees who are “highly compensated” as defined in the Internal Revenue Code are not eligible to participate in the ESPP. Our non-employee directors will not be eligible to participate in the ESPP.

No employee will be eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our subsidiary companies, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock (determined based on the fair market value of the shares at the time such rights are granted) in each calendar year during which such rights are outstanding.

As of February 10, 2021, approximately 836 employees would have been eligible to participate in the ESPP.

Participation in the ESPP; Limits on Employee Contributions

An eligible employee may enroll in the ESPP by delivering to us, prior to the date selected by the Compensation Committee as the beginning of an offering period, an agreement authorizing contributions which may not be less than 1% of such employee’s earnings (as defined in the ESPP) during the offering period and may not exceed the maximum amount specified by the Compensation Committee, but in any case, which may not exceed 15% of such employee’s earnings during the offering period. Each participant will be granted a separate purchase right for each offering in which he or she participates. Unless an employee’s participation is discontinued, his or her purchase right will be exercised automatically at the end of each purchase period at the applicable purchase price.

Purchase Price and Limits; Payroll Deductions

The purchase price per share at which shares of our common stock are sold on each purchase date during an offering period will not be less than the lower of (i) 85% of the fair market value of a share of our common stock on the first day of the offering period or (ii) 85% of the fair market value of a share of our common stock on the purchase date.

The purchase of shares during an offering period generally will be funded by a participant’s payroll deductions accumulated during the offering period. A participant may decrease his or her rate of contributions, as determined by the Compensation Committee and set forth in the offering document. All contributions made for a participant are credited to his or her account under the ESPP and deposited with our general funds.

In connection with each offering made under the ESPP, the Compensation Committee may specify (i) a maximum number of shares of our common stock that may be purchased by any participant on any purchase date pursuant to such offering, which, in any case, may not exceed 15% of such employee’s eligible earnings during the offering period, (ii) a maximum aggregate number of shares of our common stock that may be purchased by all participants pursuant to such offering, and/or (iii) a maximum aggregate number of shares of our common stock that may be purchased by all participants on any purchase date pursuant to such offering. If the aggregate purchase of shares of our common stock issuable upon exercise of purchase rights granted under such offering would exceed any such maximum aggregate number, then the Compensation Committee will make a pro rata allocation of available shares in a uniform and equitable manner.

Withdrawal; Termination of Employment; Restrictions on Transfer

Participants may withdraw from a given offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Compensation Committee and set forth in the offering document. Upon such withdrawal, we will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in subsequent offerings under the ESPP.

A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant his or her accumulated but unused contributions without interest.

Rights granted under the ESPP are not transferable except by will, by the laws of descent and distribution, or if permitted by us, by a beneficiary designation. During a participant’s lifetime, such rights may only be exercised by the participant.

Changes in Capitalization and Effect of Certain Corporate Transactions

In the event that there occurs a change in our capital structure through such actions as a dividend or other distribution, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or sale or exchange of our common stock or other securities, or other similar corporate transaction or event, affects our common stock such that the Compensation Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the ESPP or with respect to any outstanding purchase rights under the ESPP, the Compensation Committee will appropriately adjust: (i) the type and maximum number of securities subject to the ESPP; (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding purchase rights; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.

In the event of a corporate transaction (as defined in the ESPP and described below), (i) any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights granted under the ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholder in the corporate transaction) for such outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such outstanding purchase rights or does not substitute similar rights for such outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our common stock under such purchase rights, and such purchase rights and the Plan will terminate immediately after such purchase.

Duration, Amendment and Termination

The Compensation Committee may amend, suspend or terminate the ESPP at any time. However, for certain capitalization adjustments, any such amendment must be approved by our stockholders if such approval is required by applicable law, including any listing requirements. Upon termination of the ESPP, each participant’s balance will be refunded as soon as practicable without interest.

Any outstanding purchase rights granted before an amendment or termination of the ESPP will not be materially impaired by any such amendment or termination, except (i) with the consent of the employee to whom such purchase rights were granted, (ii) as necessary to comply with applicable laws, including any listing requirements or governmental regulations (including Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment.

Notwithstanding anything in the ESPP or any offering to the contrary, the Compensation Committee will be entitled to: (i) change the offering periods, (ii) limit the frequency and/or number of changes in amounts withheld from employee earnings during an offering period, (iii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, if applicable; (iv) permit contributions in excess of the amount designated by a participant to adjust for delays or mistakes in processing of properly completed contribution elections; (v) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with that participant’s contributions; and (vi) establish other limitations or procedures as the Compensation Committee determines in its sole discretion advisable that are consistent with the ESPP; provided in each case that such actions qualify under and/or comply with Section 423 of the Code.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i)     the excess of the fair market value of the common stock at the time of such sale or disposition over the purchase price of such shares, or

(ii)    an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain should be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase our shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and we will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and we will not be entitled to an income tax deduction for any such capital gain.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. In addition, our board of directors and the compensation committee have not granted any purchase rights under the ESPP that are subject to stockholder approval of this Proposal 2. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the ESPP are not determinable.

Vote Required for the ESPP Proposal Approval

The ESPP Proposal is conditioned on the approval of the Reorganization Proposal at the Special Meeting.

The ESPP Proposal (and consequently, the ESPP) will be approved and adopted only if the holders of at least a majority of the ordinary shares entitled to vote and actually cast (in person or by proxy) thereon at the Special Meeting, voting as a single class, vote “FOR” the ESPP Proposal. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE CHARTER PROPOSAL

The charter proposal, if approved, will approve the following material differences between the Proposed Charter to be in effect following the Reorganization and FTOC’s Memorandum and Articles of Association:

•        the name of the new public entity will be “Payoneer Global Inc.” as opposed to “FTAC Olympus Acquisition Corp.”;

•        New Payoneer will have 3,800,000,000 authorized shares of common stock and 380,000,000 authorized shares of Preferred Stock, as opposed to FTOC having 500,000,000 Class A ordinary shares authorized, 50,000,000 Class B ordinary shares authorized and 5,000,000 preference shares authorized;

•        New Payoneer’s corporate existence will be perpetual as opposed to FTOC’s corporate existence terminating if a business combination is not consummated by FTOC within a specified period of time; and

•        New Payoneer’s constitutional documents will not include the various provisions applicable only to special purpose acquisition corporations that FTOC’s amended and restated memorandum and articles of association contains.

In the judgment of FTOC’s board of directors, the charter proposal is desirable for the following reasons:

•        The name of the new public entity is desirable to reflect the reorganization with Payoneer and the business going forward.

•        The greater number of authorized number of shares of capital stock is desirable for the combined company to have sufficient shares to issue to the holders of ordinary shares and warrants of FTOC, to issue as merger consideration to the stockholders of Payoneer in the Reorganization, to reserve shares for issuance under the Incentive Plan and ESPP and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits (neither of which are currently contemplated).

•        The provisions that relate to the operation of FTOC as a blank check company prior to the consummation of its initial business combination would not be applicable after the Reorganization (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Notwithstanding the foregoing, a large number of authorized but unissued shares of common stock may enable New Payoneer’s board of directors to render it more difficult or to discourage an attempt to obtain control of New Payoneer and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Payoneer’s securities. If, in the due exercise of its fiduciary obligations, for example, New Payoneer’s board of directors were to determine that a takeover proposal were not in the best interests of New Payoneer, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New Payoneer to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Payoneer currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

The Charter Proposal is conditioned on the approval of the Reorganization Proposal and the Domestication Proposal at the Special Meeting. If the Reorganization Proposal and the Domestication Proposal are not approved, the Charter Proposal will not be presented at the Special Meeting.

A copy of New Payoneer’s Amended and Restated Certificate of Incorporation, as will be in effect assuming approval of all of the Charter Proposal and upon consummation of the Reorganization, is attached to this proxy statement/prospectus as Annex B.

Recommendation and Vote Required for the Charter Proposal Approval

The approval of the Charter Proposal will require the affirmative vote of holders of two-thirds (2/3) majority of the shares present in person or by proxy and entitled to vote at the annual meeting. Abstentions will count as votes “against” the proposal. Broker non-votes will have no effect on the proposal because brokers are not entitled to vote on the matter absent voting instructions from the beneficial holder.

THE FTOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FTOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

FTOC is an exempted company incorporated under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Companies Law”). The Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. New Payoneer (to be renamed Payoneer Global Inc.) is a Delaware corporation incorporated under the DGCL. Cayman Island law and FTOC’s amended and restated memorandum and articles of association govern the rights of FTOC’s shareholders. In addition, memorandum and articles of association of FTOC differ in certain material respects from the amended and restated certificate of incorporation and bylaws of New Payoneer. As a result, when you become a stockholder of New Payoneer, your rights will differ in some regards as compared to when you were a shareholder of FTOC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of FTOC and New Payoneer according to applicable law and/or the organizational documents of FTOC and New Payoneer. You also should review the Proposed Charter of New Payoneer (as same will be in effect assuming approval of the Reorganization Proposal and the Domestication Proposal and upon consummation of the Reorganization) attached as Annex B to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Law, to understand how these laws apply to New Payoneer and FTOC.

Corporate Law

Provision	FTOC (An Exempted Company under Cayman Islands Law)	New Payoneer (A Delaware Corporation)
Applicable legislation	The Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised)	General Corporation Law of the State of Delaware
Stockholder/Shareholder Approval of Business Combinations/Reorganizations

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Provision	FTOC (An Exempted Company under Cayman Islands Law)	New Payoneer (A Delaware Corporation)
Special Vote Required for Combinations with Interested Stockholders/Shareholders	No Similar Provision

A corporation may not engage in a business combination with an interested stockholder (15% or more holder) for a period of three years after the time of the transaction in which the person became an interested stockholder without approval from the board of directors prior to such transaction.

Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Stockholder/Shareholder Meetings; Quorum

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of shareholders. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

Stockholder approval of mergers and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.

	Quorum is set in the company’s articles of association.	Quorum is set in the constitutional documents, but cannot be less than one-third of outstanding shares.

Provision	FTOC (An Exempted Company under Cayman Islands Law)	New Payoneer (A Delaware Corporation)
Stockholder/Shareholder Consent to Action Without Meeting

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written consent.

The certificate of incorporation may provide that its stockholders may not act by written consent.
Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.
Stockholder/Shareholder Lawsuits

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

A stockholder may bring a derivative suit subject to procedural requirements.
Removal of Directors;	A company’s articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

	The articles of association may permit the board to fill any vacancies	The board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.	A corporation is generally permitted to indemnify its directors and officers acting in good faith.
Limited Liability of Directors	Liability of directors may be limited, except with regard to their actual fraud or willful default.

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of FTOC Shareholders under FTOC’s Memorandum and Articles of Association and bylaws (left column) and the rights of New Payoneer stockholders under forms of the Proposed Charter and Proposed Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. This summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of Cayman Islands law and DGCL.

Organizational Documents

FTOC (an Exempted Company under Cayman Islands Law)	New Payoneer (a Delaware corporation)
The objects for which FTOC is established are unrestricted and FTOC shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.	The purpose of New Payoneer is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

The share capital of FTOC is 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

The total number of shares of all classes of capital stock which New Payoneer has authority to issue is 4,180,000,000 of which 3,800,000,000 shares is Common Stock of the par value of $0.01 per share and 380,000,000 is Preferred Stock of the par value of $0.01 per share.

No Similar Provisions

Preferred Stock.    The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Ordinary Shares.    The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

Common Stock.    Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FTOC (an Exempted Company under Cayman Islands Law)	New Payoneer (a Delaware corporation)

The Proposed Charter will contain provisions to enable the New Payoneer Board of Directors to prevent the transfer of capital stock, or the exercise of rights with respect to New Payoneer’s capital stock, if the effect of such transfer or exercise of such rights would result in a stockholder holding more than 9.9% of the total issued and outstanding shares of New Payoneer capital stock on a fully diluted basis. See section titled “Description of New Payoneer Securities — Transfer Restrictions.”

Except as the Companies Law or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in FTOC’s articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

The Board of Directors is divided into three classes: Class I, Class II, and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring on the date of the 2022 Annual Meeting of Stockholders, the directors in Class II shall be elected for a term expiring on the date of the 2023 Annual Meeting of Stockholders, and the directors in Class III shall be elected for a term expiring at the 2024 Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require and subject to the rights of the holders or any series of Preferred Stock then outstanding, if any, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Proposed Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation, or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal shall have created such vacancy and until his successor shall have been elected and qualified.

Votes of shareholders shall be decided on a show of hands, unless a poll is demanded in accordance with the memorandum and articles of association.	Election of directors need not be by ballot unless the Proposed Bylaws so provide.
The memorandum and articles of association may only be amended by a special resolution of the shareholders.	The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws.

FTOC (an Exempted Company under Cayman Islands Law)	New Payoneer (a Delaware corporation)
No Similar Provision

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of New Payoneer which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon New Payoneer and upon all the stockholders as though it had been approved or ratified by every stockholder of New Payoneer, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

The business of FTOC shall be managed by the Directors who may exercise all the powers of FTOC.

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by New Payoneer; subject, nevertheless, to the provisions of the statutes of Delaware, of New Payoneer’s Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, fraud or the consequences of committing a crime. FTOC’s amended and restated memorandum and articles of association provides for indemnification of officers and directors to the maximum extent permitted by law, including, for any matter in respect of fraud or dishonesty, any liability incurred in their capacities as such, except through their own fraud or dishonesty.

A director of New Payoneer shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
See above response.	A director of New Payoneer shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

FTOC (an Exempted Company under Cayman Islands Law)	New Payoneer (a Delaware corporation)
No Similar Provision

Unless New Payoneer consents in writing to the selection of an alternative forum, the sole and exclusive forum (A) for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New Payoneer, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Payoneer to New Payoneer or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or New Payoneer’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants or (B) for any complaint asserting a cause of action arising under the federal securities laws of the United States shall be the federal district courts of the United States.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow FTOC’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary. In no event will FTOC solicit proxies to adjourn the Special Meeting or consummate the Reorganization beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Island law. The purpose of the Adjournment Proposal is to provide more time for the FTOC officers, directors, initial stockholders, Payoneer, and the Payoneer stockholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Reorganization proposal and to meet the requirements that are necessary to consummate the Reorganization, See the section titled “The Reorganization Proposal — Interests of FTOC’s Directors and Officers in the Reorganization,”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, FTOC’s board of directors may not be able to adjourn the Special Meeting to a later date or dates. In such event, the Reorganization may not be completed.

Required Vote

The approval of the Adjournment Proposal will require affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Special Meeting. Abstentions will count as votes “against” the proposal. Broker non-votes will have no effect on the proposal because brokers are not entitled to vote on the matter absent voting instructions from the beneficial holder.

THE FTOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FTOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of FTAC Olympus Acquisition Corp. and Payoneer Inc., adjusted to give effect to the Reorganization. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

FTAC Olympus Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company on June 2, 2020. FTAC Olympus Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. On March 31, 2021, there was approximately $754.8 million held in the Trust Account.

Payoneer Inc. (together with its subsidiaries, “Payoneer” or the “Company”), is a global payment services company, providing people and businesses with fast, reliable, and convenient ways to send money and make payments around the world. The Company offers a suite of services that includes cross-border payments, working capital, risk management and other payment and stored value account services. The Company is a registered Member Service Provider (“MSP”) with Mastercard, and markets, manages and services prepaid cards on behalf of issuing banks. The fully-hosted service includes various payment options with minimal integration required, full back-office functions and customer support offered.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Reorganization occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 presents pro forma effect to the Reorganization as if it had been completed on January 1, 2020.

The unaudited pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Reorganization occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with FTAC Olympus Acquisition Corp.’s and Payoneer’s audited financial statements and related notes, the sections titled “FTOC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Payoneer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no redemption and maximum redemption scenarios, the Reorganization will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below:

•        Assuming that none of the warrant holders will exercise their rights prior to the cash distribution.

•        Assuming that all options vested as of April 30, 2021 will participate in the cash distribution.

•        Assuming No Redemptions:    This presentation assumes that no FTAC Olympus Acquisition Corp. stockholders exercise redemption rights with respect to their public shares.

•        Assuming Maximum Redemptions:    This presentation assumes that FTAC Olympus Acquisition Corp. stockholders holding approximately 43,000,000 shares of Series A Stock will exercise their redemption rights for the approximately $430.0 million of funds in FTAC Olympus Acquisition Corp.’s trust account (assuming the value of the redeemed Class A ordinary shares is $10 per share) leaving $625.0 million of gross proceeds including full investment of the PIPE. Payoneer’s obligations under the Reorganization Agreement are subject to having at least $325.0 million Minimum Cash Amount

(as such term is defined in the Reorganization Agreement). Furthermore, FTAC Olympus Acquisition Corp. will only proceed with the Reorganization if it will have net tangible assets of at least $5.0 million either immediately prior to or upon consummation of the Reorganization.

The unaudited pro forma condensed combined financial information is also based on the following assumptions:

	Assuming no Redemption	Assuming maximum Redemption
	(in millions, except per share and share amounts)
Equity Value(1)	$3,241	$3,241
Per Share Merger Consideration Value(2)	$18.82	$18.82
Exchange Ratio(3)	1.88	1.88
Per Share Cash Consideration(4)	$2.82	$1.47
Cash Consideration ratio(5)	15%	7.805%
Cashout Vested Company Options(6)	2,427,894	1,263,289
Available Cash Consideration(7)	$392	$204
Per Share Stock Consideration(8)	1.600	1.735

____________

(1)      Calculated as the sum of the Base Value (defined in the Reorganization Agreement as $3.118 billion), the aggregate exercise price of all outstanding warrants and options as of April 30, 2021 ($122 million, calculated by multiplying 5,385,002 warrants by their weighted average exercise price ($3.403) and by multiplying 28,776,613 options by their weighted average exercise price ($3.603)), and the aggregate exercise price paid by Legacy Payoneer option and warrant holders in respect of their exercise on or after February 3, 2021 ($1 million).

(2)      Represents the total consideration (cash and shares) a Payoneer stockholder would receive, calculated by dividing the Equity Value by total Company Common Shares, options and warrants outstanding (172,197,352) as of April 30, 2021.

(3)      Represents the ratio between Payoneer securities and New Payoneer securities, i.e. the ratio in which Payoneer securities would be converted into New Payoneer securities. The ratio is calculated by dividing the Per Share Merger Consideration Value by $10, the Reference Price, as determined in the Reorganization Agreement rounded down to two decimal places.

(4)      Represents the cash consideration each stockholder and option holder are entitled to receive by virtue of the Starship Merger. Calculated as the Available Cash Consideration minus an amount equal to the number of Company Common Shares underlying the aggregate Cashout Vested Company Options multiplied by the Per Share Merger Consideration Value and divided by the outstanding Company Common Shares (excluding Rollover Holder shares).

(5)      Calculated by dividing the Per Share Cash Consideration by the Per Share Merger Consideration value, represents the pay out of cash in return to Company Common Shares or options in the cashout. The Per Share Cash Consideration is subject to Cash Consideration Cap, determined in the Reorganization Agreement as 15%.

(6)      Represents the total number of options that would be cashed out (forfeited in return for cash), based on 16,186,560 outstanding vested options as of April 30, 2021 multiplied by the Cash Consideration ratio of 15% or 7.805% in the case of no redemption or maximum redemption, respectively.

(7)      Represents the cash distribution of $392 million and $204 million in the case of no redemption and maximum redemption, respectively, due to Payoneer stockholders as part of merger consideration. The cash distribution was determined based on 138,035,737 outstanding shares of Payoneer as of April 30, 2021, minus 12,285,956 Rollover Holder shares, multiplied by the Per Share Cash Consideration (see 4 above) plus 16,186,560 outstanding vested options as of April 30, 2021 multiplied by the Per Share Cash Consideration minus the respective exercise price of the vested options. The Per Share Cash Consideration is subject to Cash Consideration Cap (see 5 above).

(8)      Represents the ratio between Payoneer securities and New Payoneer securities, i.e. the ratio in which Payoneer securities, outstanding post cashout, would be converted into New Payoneer securities, calculated by subtracting the Per Share Cash Consideration (see 4 above) from the Per Share Merger Consideration Value (see 2 above), divided by $10, the Reference Price.

Description of the Transactions

•        Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC, with FTOC surviving as a direct wholly owned subsidiary of New Payoneer and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer with Payoneer surviving as a direct wholly owned subsidiary of New Payoneer.

The Base Value (as it is defined in the Reorganization Agreement) of the consideration paid in respect of Payoneer is approximately $3.118 billion, which will be paid to (a) the Payoneer stockholders (other than holders of shares of Series 1 Preferred Stock) in the form of shares of New Payoneer common stock valued at $10.00 per share, and cash, as determined by Payoneer, and (b) (i) holders of vested Payoneer options exercisable for Payoneer common stock in the form of cash and newly issued options of New Payoneer exercisable for New Payoneer common stock, (ii) holders of unvested options exercisable for Payoneer common stock in the form of newly issued options of New Payoneer exercisable for New Payoneer common stock and (iii) holders of restricted stock units in the form of newly issued restricted stock units denominated in shares of New Payoneer common stock, and (c) holders of Payoneer warrants exercisable for Payoneer common stock in the form of newly issued New Payoneer Warrants exercisable for New Payoneer common stock, in each case, subject to the terms of the Reorganization Agreement.

Consideration

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios, assuming no redemption and maximum redemption:

	Assuming no redemption		Assuming maximum redemption
	Purchase Price	Shares Issued	Purchase Price	Shares Issued
	(in thousands, except share amounts)
Share Consideration to FTAC Olympus Acquisition Corp(a)	$776,444	83,467,704	$325,000	38,720,706
PIPE(a)	$300,000	30,000,000	$300,000	30,000,000

____________

(a)      The value of FTOC Class A ordinary shares and the common shares to be issued to the PIPE investors are assuming $10 per share.

The following represents the aggregate value of the consideration paid in respect of Payoneer under the no redemption and maximum redemption scenarios:

	Assuming no redemption		Assuming maximum redemption
	Consideration	Shares Issued	Consideration	Shares Issued
	(in millions, except share amounts)
Common stock issued to Payoneer(a)	$2,241	224,045,747	$2,411	241,056,469
Warrants issued to Payoneer Warrants holder(a) (b)	$101	10,123,804	$101	10,123,804
Options issued to Payoneer Option holders(a) (c)	$495	49,535,423	$517	51,725,049
Total Equity consideration	$2,837	283,704,974	3,029	302,905,322
Available Cash Consideration	$392		$204
Equity value from outstanding exercise price of Warrant and options(d)	$(111)		$(115)
Total Consideration paid in respect of Payoneer	$3,118		$3,118

____________

(a)      The value of Common stock is reflected at $10 per share.

(b)      Assuming all 5,385,002 current outstanding warrants would not be exercised before the Reorganization, calculated as 5,385,002 outstanding warrants multiplied by 1.88 the Exchange Ratio.

(c)      Calculated as 16,186,560 vested options and 12,590,053 unvested options, minus 2,427,984 and 1,263,289 in the case of no and maximum redemption, respectively, the Cashout Vested Company Options (see above), multiplied by 1.88 the Exchange Ratio (see above).

(d)      Per the Reorganization Agreement the Equity Value (see above), which is used to calculate the Per Share Merger Consideration Value (see above), includes the aggregate exercise price of warrants and options and the aggregate exercise price paid by Legacy Payoneer option and warrant holders in respect of their exercise on or after February 3, 2021 (a total of $123 million, see above). In addition, the cash paid out to the holders of the Cashout Vested Company Options (see above) is the excess, if any, of (x) the Per Share Merger Consideration Value (see above) over (y) the applicable exercise price ($12 and $8 in case of no redemption and maximum redemption, respectively).

The following summarizes the unaudited pro forma Payoneer common stock outstanding under the no redemption and maximum redemption scenarios, assuming no Payoneer warrants have been exercised and that all options vested as of April 30, 2021 will participate in the cash distribution:

Ownership

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
Total Payoneer
FTAC Olympus Acquisition Corp(a)	83,467,704	24.7%	38,720,706	12.5%
Existing Payoneer Shareholders(b)	224,045,747	66.4%	241,056,469	77.8%
PIPE Shares	30,000,000	8.9%	30,000,000	9.7%
Total Company Common Stock Outstanding at Closing (excluding unvested common stock, Payoneer Earn-out shares, Management Transaction Bonus Plan Pool and Founder shares)	337,513,451	100%	309,777,175	100%
Payoneer Earn-Out Shares(c)	30,000,000		30,000,000
Management Transaction Bonus Plan Pool(d)	1,000,000		1,000,000
Founder Shares(e)	11,646,656		8,152,659
Total Company Common Stock Outstanding at Closing (excluding unvested common stock)	380,160,107		348,929,834

____________

(a)      FTAC Olympus Acquisition Corp:

•        Assuming no redemption: based on current outstanding shares of 77,644,376 FTOC Class A ordinary shares, as well as 5,823,328 FTOC Class B ordinary shares which are not subject to restrictions.

•        Assuming maximum redemption: includes 34,644,376 FTOC Class A ordinary shares, based on current outstanding shares of 77,644,376 FTOC Class A ordinary shares, assuming maximum redemption of 43,000,000 shares; and 4,076,330 FTOC Class B ordinary shares which would be outstanding in the case of maximum redemption per the Sponsor Share Surrender and Share Restriction Agreement.

(b)      Existing Payoneer Shareholders — represents the amount of shares Payoneer stockholder would hold in New Payoneer, based on 111,452,020 preferred shares and 26,583,717 outstanding shares of Payoneer as of April 30, 2021, reduced by 18,862,467 shares and 9,814,211 shares subject to cashout under the no redemption and maximum redemption scenario, respectively, multiplied by the assumed Exchange Ratio of 1.880 (see above). The 224,045,747 shares under the no redemption scenario are comprised of 181,417,809 preferred shares and 42,627,938 common shares, and the 241,056,469 under the maximum redemption scenario are comprised of 194,903,027 preferred shares and 46,153,442 common shares.

(c)      Payoneer Earn-Out Shares — per section 3.10 (a) to the Reorganization — these shares are subject to earn-out based on market price of New Payoneer common stock price following the Closing date. If at any time during the 30 months following the Closing Date the closing share price of the New Payoneer common stock is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and if at any time during the 60 months following the Closing Date the closing share price of the New Payoneer common stock is greater than or equal to $17.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued.

(d)      Management Transaction Bonus Plan Pool — per section 7.18 (c) to the Reorganization Agreement.

(e)      Founder Shares —

•        Assuming no redemption: 11,646,656 FTOC Class B ordinary share which are subject to restriction per section 1.2 of the Sponsor Share Surrender and Share Restriction Agreement;

•        Assuming maximum redemption: 8,152,659 FTOC Class B ordinary share set forth in Section 1.1 (c) of the Sponsor Share Surrender and Share Restriction Agreement, and subject to restriction per section 1.2 of the Sponsor Share Surrender and Share Restriction Agreement. Per section 1.1 (c) to the Sponsor Share Surrender and Share Restriction Agreement, in the event that the total amount of marketable securities held in the Trust Account that becomes available following the Reorganization is less than or equal to the Minimum Cash Amount (as such term is defined in the Reorganization Agreement), 30% of the outstanding FTOC Class B ordinary shares will be redeemed. Therefore, under the max redemption scenario we reduced the FTOC Class B ordinary shares by 30%.

•        FTOC Class B stockholders shall not Transfer, or permit the Transfer of, a number equal to 50% of the Founder Shares, until the first date that New Payoneer common stock price equals or is greater than $15.00 per share for any 20 Trading Days within any 30 Trading Day period; and FTOC Class B stockholders shall not Transfer, or permit the Transfer of, a number equal to 50% of the Founder Shares, until the first date that the New Payoneer common stock price equals or is greater than $17.00 per share for any 20 Trading Days within any 30 Trading Day period.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of FTAC Olympus Acquisition Corp. and Payoneer. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands, assuming no redemptions)

	as of March 31, 2021				as of March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,676	$4,003	$662,916	(A)	$771,595
Restricted cash	26,449	—	—		26,449
Customer funds	3,324,684	—	—		3,324,684
Accounts receivable, net	4,722	—	—		4,722
CA receivables, net	72,032	—	—		72,032
Other current assets	18,273	383	—		18,656
Total current assets	3,550,836	4,386	662,916		4,218,138
NON-CURRENT ASSETS:
Property, equipment and software, net	11,903	—	—		11,903
Goodwill	21,796	—	—		21,796
Intangible assets, net	34,506	—	—		34,506
Restricted cash	6,196	—	—		6,196
Deferred taxes	2,630	—	—		2,630
Investment in associated company	6,836	—	—		6,836
Severance pay fund	1,837	—	—		1,837
ROU assets	17,042	—	—		17,042
Marketable securities held in trust account	—	754,788	(754,788)	(B)	—
Other assets	18,350	—	(1,700)	(F)	16,650
Total assets	$3,671,932	$759,174	$(93,572)		$4,337,534

LIABILITIES, REDEEMABLE PREFERRED STOCK AND REDEEMABLE CONVERTIBLE PREFERRED STOCK
CURRENT LIABILITIES:
Trade payables	13,215	2,133	—		15,348
Outstanding operating balances	3,324,684	—	—		3,324,684
Current portion of long-term debt	15,000	—	—		15,000
Other payables	58,093	—	93,300	(G)	151,393
Total current liabilities	3,410,992	2,133	93,300		3,506,425

NON-CURRENT LIABILITIES:
Long-term debt	49,026	—	—		49,026
Warrant liability	—	55,127	—		55,127
Deferred underwriting fee payable	—	30,285	(30,285)	(I)	—
Other long-term liabilities	21,940	—	—		21,940
Total liabilities	3,481,958	87,545	63,015		3,632,518

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021 — (Continued)
(in thousands, assuming no redemptions)

	as of March 31, 2021				as of March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Redeemable convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574 at March 31, 2021. Pro forma 0 Shares Authorized, Issued and outstanding as of March 31, 2021	154,800	—	(154,800)	(J)	—
Redeemable preferred stock, $10,000 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 at March 31, 2021	10,735	—	—		10,735
Common stock subject to possible redemption 66,662,879 shares at $10.00 per share redemption value; Pro forma 0 shares at $10.00 per share redemption value	—	666,629	(666,629)	(K)	—
SHAREHOLDERS’ EQUITY:					—

Common stock; Payoneer historical Common stock of $0.01; 173,274,443 Shares authorized as of March 31, 2021; 26,435,097 Shares issued and outstanding as of March 31, 2021; FTAC Olympus Acquisition Corp (historical) Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,981,497 shares issued and outstanding (excluding 66,662,879 shares subject to possible redemption); Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 19,411,094 shares issued and outstanding; Pro Forma Combined, Class A ordinary shares, $0.0001 par value; 0 shares authorized issued and outstanding; Class B ordinary shares, $0.0001 par value; 0 shares authorized issued and outstanding; Pro Forma Combined Common stock of $0.01; [•] Shares authorized as of March  31, 2021; 349,160,108 Shares issued and outstanding as of March 31, 2021

	264	3	3,225	(O)	3,492
Additional paid-in capital	84,765	23,199	647,251	(L)	755,215
Accumulated other comprehensive income	2,985	—	—		2,985
Accumulated deficit	(63,575)	(18,202)	14,366	(M)	(67,411)
Total shareholders’ equity	24,439	5,000	664,842		694,281
Total liabilities, redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity	$3,671,932	$759,174	$(93,572)		$4,337,534

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(in thousands, assuming maximum redemption)

	as of March 31, 2021				as of March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$104,676	$4,003	$421,108	(A)	$529,787
Restricted cash	26,449	—	—		26,449
Customer funds	3,324,684	—	—		3,324,684
Accounts receivable, net	4,722	—	—		4,722
CA receivables, net	72,032	—	—		72,032
Other current assets	18,273	383	—		18,656
Total current assets	3,550,836	4,386	421,108		3,976,330
NON-CURRENT ASSETS:
Property, equipment and software, net	11,903	—	—		11,903
Goodwill	21,796	—	—		21,796
Intangible assets, net	34,506	—	—		34,506
Restricted cash	6,196	—	—		6,196
Deferred taxes	2,630	—	—		2,630
Investment in associated company	6,836	—	—		6,836
Severance pay fund	1,837	—	—		1,837
ROU assets	17,042	—	—		17,042
Marketable securities held in trust account	—	754,788	(754,788)	(B)	—
Other assets	18,350	—	(1,700)	(F)	16,650
Total assets	$3,671,932	$759,174	$(335,380)		$4,095,726

LIABILITIES, REDEEMABLE PREFERRED STOCK AND REDEEMABLE CONVERTIBLE PREFERRED STOCK
CURRENT LIABILITIES:
Trade payables	13,215	2,133	—		15,348
Outstanding operating balances	3,324,684	—	—		3,324,684
Current portion of long-term debt	15,000	—	—		15,000
Other payables	58,093	—	93,300	(G)	151,393
Total current liabilities	3,410,992	2,133	93,300		3,506,425

NON-CURRENT LIABILITIES:
Long-term debt	49,026	—	—		49,026
Warrant liability	—	55,127	—		55,127
Deferred underwriting fee payable	—	30,285	(30,285)	(I)	—
Other long-term liabilities	21,940	—	—		21,940
Total liabilities	3,481,958	87,545	63,015		3,632,518

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021 — (Continued)
(in thousands, assuming maximum redemption)

	as of March 31, 2021				as of March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Redeemable convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574 at March 31, 2021. Pro forma 0 Shares Authorized, Issued and outstanding as of March 31, 2021	154,800	—	(154,800)	(J)	—
Redeemable preferred stock, $10,000 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 at March 31, 2021	10,735				10,735
Common stock subject to possible redemption 66,662,879 shares at $10.00 per share redemption value; Pro forma 0 shares at $10.00 per share redemption value	—	666,629	(666,629)	(K)	—
SHAREHOLDERS’ EQUITY:

Common stock; Payoneer historical Common stock of $0.01; 173,274,443 Shares authorized as of March 31, 2021; 26,435,097 Shares issued and outstanding as of March 31, 2021; FTAC Olympus Acquisition Corp (historical) Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,981,497 shares issued and outstanding (excluding 66,662,879 shares subject to possible redemption); Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 19,411,094 shares issued and outstanding; Pro Forma Combined, Class A ordinary shares, $0.0001 par value; 0 shares authorized issued and outstanding; Class B ordinary shares, $0.0001 par value; 0 shares authorized issued and outstanding; Pro Forma Combined Common stock of $0.01; [•] Shares authorized as of March 31, 2021; 317,929,834 Shares issued and outstanding as of March 31, 2021

	264	3	2,912	(O)	3,179
Additional paid-in capital	84,765	23,199	408,129	(L)	516,093
Accumulated other comprehensive income	2,985	—	—		2,985
Accumulated deficit	(63,575)	(18,202)	11,993	(M)	(69,784)
Total shareholders’ equity	24,439	5,000	423,034		452,473
Total liabilities redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity	$3,671,932	$759,174	$(335,380)		$4,095,726

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

	For the three months ended March 31, 2021
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical)		Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$100,606		—	—		$100,606
Operating Expenses:
Transaction costs	20,155		—	—		20,155
Other operating expenses	26,614		—	—		26,614
Research and development expenses	16,653		—	—		16,653
Sales and marketing expenses	23,139		—	—		23,139
General and administrative expenses	10,517		3,115	—		13,632
Depreciation and amortization	4,677		—	—		4,677
Total operating expenses	101,755		3,115	—		104,870
Operating loss	(1,149)		(3,115)	—		(4,264)
Financial loss, net	622		5,934	19	(AAA)	6,575
Loss before taxes on income	(1,771)		(9,049)	(19)		(10,839)
Taxes on Income	1,731		—	—		1,731
Share in losses of associated company	6		—	—		6
Net Loss	$(3,508)		$(9,049)	$(19)		$(12,576)
Net loss per share attributable to common stockholders, basic and diluted	$(0.31)	$
Weighted average common shares outstanding, basic and diluted	29,185,545
Pro forma net loss per share attributable to common stockholders, basic and diluted (assuming no redemption)						$(0.04)
Pro forma weighted average common shares outstanding, basic and diluted (assuming no redemption)						353,332,232
Pro forma net loss per share attributable to common stockholders, basic and diluted (assuming maximum redemption)						(0.04)
Pro forma weighted average common shares outstanding, basic and diluted (assuming maximum redemption)						322,447,010

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

	For the year ended December 31, 2020
	Payoneer (Historical)	FTAC Olympus Acquisition Corp. (Historical, As Restated)		Transaction Accounting Adjustments		Pro Forma Combined
Revenues	$345,592		—	—		$345,592
Operating Expenses:
Transaction costs	97,040		—	—		97,040
Other operating expenses	81,976		—	—		81,976
Research and development expenses	52,301		—	—		52,301
Sales and marketing expenses	76,846		—	—		76,846
General and administrative expenses	37,629		685	—		38,314
Depreciation and amortization	17,095		—	—		17,095
Total operating expenses	362,887		685	—		363,572
Operating loss	(17,295)		(685)	—		(17,980)
Financial Income (loss), net	2,012		(8,469)	(25)	(AAA)	(6,482)
Loss before taxes on income	(15,283)		(9,154)	(25)		(24,462)
Taxes on income	8,320		—	—		8,320
Share in losses of associated company	143		—	—		143
Net Loss	$(23,746)		$(9,154)	$(25)		$(32,925)
Net loss per share attributable to common stockholders, basic and diluted	$(1.50)	$
Weighted average common shares outstanding, basic and diluted	25,004,093
Pro forma net loss per share attributable to common stockholders, basic and diluted (assuming no redemption)						$(0.09)
Pro forma weighted average common shares outstanding, basic and diluted (assuming no redemption)						346,627,125
Pro forma net loss per share attributable to common stockholders, basic and diluted (assuming maximum redemption)						$(0.10)
Pro forma weighted average common shares outstanding, basic and diluted (assuming maximum redemption)						315,187,363

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Payoneer and FTAC Olympus Acquisition Corp. For the purposes of this section, “Legacy Payoneer” refers to Payoneer Inc. prior to the Reorganization. The transaction accounting adjustments for the transaction consist of those necessary to account for the transaction.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Payoneer and FTAC Olympus Acquisition Corp. did not have any historical relationship prior to the Reorganization. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021, assumes that the Reorganization occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 presents pro forma effect to the Reorganization as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        FTAC Olympus Acquisition Corp.’s unaudited condensed balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus; and

•        Payoneer’s unaudited condensed consolidated balance sheet as of March 31, 2021, and the related notes for the three months ended March 31, 2021 included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•        FTAC Olympus Acquisition Corp.’s unaudited condensed statement of operations for the three months ended March 31, 2021, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Payoneer’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        FTAC Olympus Acquisition Corp.’s audited statement of operations for the period from June 2, 2020 (inception) through December 31, 2020, as restated, and the related notes included elsewhere in this proxy statement/prospectus; and

•        Payoneer’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Reorganization.

The pro forma adjustments reflecting the consummation of the Reorganization are based on certain currently available information and certain assumptions and methodologies that FTAC Olympus Acquisition Corp. believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. FTAC Olympus Acquisition Corp. believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Reorganization based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Reorganization taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Payoneer. They should be read in conjunction with the historical financial statements and notes thereto of FTAC Olympus Acquisition Corp. and Payoneer.

2       Accounting Policies

Upon consummation of the Reorganization, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Payoneer. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Reorganization and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Reorganization, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Post-Reorganization Company.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Payoneer filed consolidated income tax returns during the periods presented.

The unaudited condensed combined pro forma statements of operations do not contain any adjustment for the related effect on income tax expense for the three months ended March 31, 2021 and the year ended December 31, 2020 applied to the reduction in interest and any transaction costs expense as none of the companies currently believe that a tax deduction would be realizable.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New Payoneer’s shares outstanding, assuming the Reorganization occurred on January 1, 2020.

In addition, certain holders have the right to receive additional shares of Common Stock if certain share price thresholds are achieved within five years of the Closing Date. The Company is currently finalizing its accounting analysis of the Earn-Out Shares, and specifically, whether the Earn-Out shares are earned based on events that are indexed to the common stock of New Payoneer. The potential effect of these Earn-Out Shares, which will be treated as equity or as a liability, upon completion of its accounting analysis, has currently been excluded from these unaudited proforma condensed combined financial information. Additionally, the Company will analyze its accounting of the Founder Shares as a result of the proposed Reorganization. The Founder Shares have been classified within equity in this Unaudited Pro Forma Condensed Combined financial information.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)    Represents pro forma adjustments to the cash balance to reflect in case of no redemption the following:

	(in thousands)
Reclassification of Marketable securities held in Trust Account	$754,788	(B)
Cash distribution	(391,872)	(C)
Proceeds from PIPE	300,000	(E)
	$662,916	(A)

Or the following in case of maximum redemption

	(in thousands)
Reclassification of Marketable securities held in Trust Account	$325,000	(D)
Cash distribution	(203,892)	(C)
Proceeds from PIPE	300,000	(E)
	$421,108	(A)

(B)    Reflects the reclassification of $754.8 million of marketable securities held in the Trust Account that becomes available following the Reorganization or redeemed in case of maximum redemption.

(C)    Represents the cash distribution of $391.9 million and $203.9 million in the case of no redemption and maximum redemption, respectively, due to Payoneer stockholders as part of merger consideration. The cash distribution was determined based on 138,035,737 outstanding shares of Payoneer as of April 30, 2021, minus 12,285,956 Rollover Holder shares, multiplied by the Per Share Cash Consideration ($2.82 and $1.47 in the case of no redemption and maximum redemption, respectively, see above) plus 16,186,560 outstanding vested options as of April 30, 2021 multiplied by the Per Share Cash Consideration ($2.82 and $1.47 in the case of no redemption and maximum redemption, respectively) minus the respective exercise price of the vested options (weighted average of $3.65 multiplied by 16,186,560, the number of vested options). The Per Share Cash Consideration ($2.82 and $1.47 in the case of no redemption and maximum redemption, respectively) is subject to Cash Consideration ratio (see above, 15% and 7.805% in the case of no redemption and maximum redemption, respectively).

(D)    Reflects the reclassification of $325.0 million of marketable securities held in the Trust Account that becomes available following the Reorganization in the case of maximum redemption.

(E)    Reflects the proceeds of $300.0 million from the issuance and sale of 30,000,000 shares of common stock at $10.00 per share in a private placement pursuant to the Subscription Agreements.

(F)    Represents elimination of an amount of $1.7 million of transaction costs already recorded on the balance sheet.

(G)    Represents estimated transaction costs of approximately $95.0 million dollars consisting of $64.7 million incurred by Legacy Payoneer and FTOC in consummating the transaction (See H) and approximately $30.3 million of Deferred Underwriting Fee Payable (see I) classified to short term liability. The adjustment reflects the $95.0 million net of the $1.7 million already recorded on the balance sheet.

(H)    Represents transaction costs of approximately $64.7 million incurred by Legacy Payoneer and FTOC in consummating the transaction. The transaction costs incurred by Legacy Payoneer and FTOC are partly related to the issuance of New Payoneer Warrants, based on the fair value of the warrants as of March 31, 2021. In case of no redemption, an amount equal to $60.9 is attributed to the issuance of New Payoneer common stock, and was accordingly recognized as a decrease to additional paid-in capital, an amount equal to $3.3 million is attributed to the issuance of New Payoneer Warrants, and was accordingly recognized as accumulated deficit, and an amount equal to $0.5 million is attributed to the Cash Consideration, and was also recognized as accumulated deficit. In case of maximum redemption, the amounts are equal to $58.5 million, $5.7 million, and $0.5 million, respectively.

(I)     Represents the reclassification of $30.3 million of Deferred Underwriting Fee Payable (see G) to short term liability.

(J)     Reflects the conversion of 111,452,020 shares of Legacy Payoneer convertible preferred stock into 111,452,020 shares of Legacy Payoneer common stock.

(K)    Reflects the reclassification of $666.6 million related to common stock subject to possible redemption to permanent equity, in case of no redemption, or $325.0 the redeemed value in case of maximum redemption.

(L)    Represents pro forma adjustments to additional paid-in capital balance to reflect the following in case of no redemption:

Payment of transaction fees for Legacy Payoneer	$(60,879)	(H)
Issuance of common stock from PIPE	300,000	(E)
Conversion of Legacy Payoneer preferred stock to Legacy Payoneer common stock	154,800	(J)
Reclassification of common stock subject to redemption	666,629	(K)
Cash distribution	(391,872)	(C)
Reclassification of FTAC Olympus Acquisition Corp. accumulated deficit	(18,202)	(N)
Adjustment of Par value of shares	(3,224)	(O)
	$647,251	(L)

Represents pro forma adjustments to additional paid-in capital to reflect in case of maximum redemption:

Payment of transaction fees for Legacy Payoneer	$(58,506)	(H)
Issuance of common stock from PIPE	300,000	(E)
Conversion of Legacy Payoneer preferred stock to Legacy Payoneer common stock	154,800	(J)
Reclassification of common stock subject to redemption	236,841	(K)
Cash distribution	(203,892)	(C)
Reclassification of FTAC Olympus Acquisition Corp. accumulated deficit	(18,202)	(N)
Adjustment of Par value of shares	(2,912)	(O)
	$408,129	(L)

(M)   Represents pro forma adjustments to accumulated deficit to reflect the following in case of no redemption:

Reclassification of FTAC Olympus Acquisition Corp. accumulated deficit	18,202	(N	)
Transaction expenses not capitalized	(550)	(P	)
Transaction expenses related to issuance of New Payoneer Warrants	(3,286)	(H	)
	$14,366	(M	)

Represents pro forma adjustments to accumulated deficit to reflect the following in case of maximum redemption:

Reclassification of FTAC Olympus Acquisition Corp. accumulated deficit	18,202	(N	)
Transaction expenses not capitalized	(550)	(P	)
Transaction expenses related to issuance of New Payoneer Warrants	(5,659)	(H	)
	$11,993	(M	)

(N)    Represents the amount of the formation and operating costs recorded in FTAC Olympus Acquisition Corp as well as the revaluation of warrants and related transaction costs.

(O)    Represents pro forma adjusted common stock based on the expected total outstanding shares as per the Ownership table above minus the total amount of shares outstanding as of April 30, 2021:

	Assuming No Redemption	Assuming Maximum Redemption
	Shares	Shares
Conversion of Legacy Payoneer preferred stock to Legacy Payoneer common stock	111,452,020	111,452,020
Additional Stock issued for Payoneer as per consideration(1)	86,158,630	103,169,352
Reclassification of FTOC Class A ordinary share(2)	66,662,879	23,662,879
Forfeiture of SPAC Class B ordinary share(3)	(1,941,109)	(7,182,105)
PIPE	30,000,000	30,000,000
Total pro-forma adjusted common stock	292,332,420	261,102,146

____________

(1)      Calculated as the sum of 69,965,789 additional shares issued to Legacy Payoneer preferred stock holders and 16,044,221 issued to Legacy Payoneer Common Stock holders as the Per Share Stock Consideration, and 148,620 Legacy Payoneer Common Stock issued between March 31, 2021 and April 30, 2021, assuming no redemption; and the sum of 83,451,006 additional shares issued to Legacy Payoneer preferred stock holders and 19,569,725 issued to Legacy Payoneer Common Stock holders as the Per Share Stock Consideration, and 148,620 Legacy Payoneer Common Stock issued between March 31, 2021 and April 30, 2021, assuming maximum redemption.

(2)      Represents all the FTOC Class A ordinary shares subject to possible redemption in case of no redemption; and FTOC Class A ordinary shares subject to possible redemption minus 43,000,000 assumed redeem shares in the case of maximum redemption.

(3)      Represents Founder Shares which the Sponsor has agreed to forfeit, in case of no redemption; under the maximum redemption scenario, this amount reflects a redemption of additional 5,240,997 SPAC Class B ordinary share (see note (e) to Ownership table above).

(P)    Represents $550 thousand of transaction expenses that would not be capitalized.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(AAA) Represents interest earned on money in Trust Account that has been cancelled.

4.      Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Reorganization, assuming the shares were outstanding since January 1, 2020. As the Reorganization is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Reorganization have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2021 and the year ended December 31, 2020:

NEW PAYONEER

	Three months ended March 31, 2021		Year ended December 31, 2020
	Assuming no redemption	Assuming maximum redemption	Assuming no redemption	Assuming maximum redemption
Pro forma net loss (in thousands)	$(12,576)	$(12,576)	$(32,925)	$(32,925)
Weighted average shares outstanding – basic and diluted	353,332,232	322,447,010	346,627,125	315,187,363
Net loss per share – basic and diluted	$(0.04)	$(0.04)	$(0.09)	$(0.10)
Weighted average shares outstanding – basic and diluted
FTAC Olympus Acquisition Corp(a)	83,467,704	38,720,706	83,467,704	38,720,706
Founder Shares	11,646,656	8,152,659	11,646,656	8,152,659
PIPE Investors	30,000,000	30,000,000	30,000,000	30,000,000
Legacy Payoneer stockholders(b)(d)	46,800,063	50,670,619	40,094,956	43,410,972
Legacy Payoneer Converted preferred shares(c)	181,417,809	194,903,026	181,417,809	194,903,026
	353,332,232	322,447,010	346,627,125	315,187,363

____________

(a)      FTAC Olympus Acquisition Corp:

•        Assuming no redemption: based on current outstanding shares of 77,644,376 FTOC Class A ordinary shares, as well as 5,823,328 FTOC Class B ordinary shares which are not subject to restrictions.

•        Assuming maximum redemption: includes 34,644,376 FTOC Class A ordinary shares, based on current outstanding shares of 77,644,376 FTOC Class A ordinary shares, assuming maximum redemption of 43,000,000 shares; and 4,076,330 FTOC Class B ordinary shares which would be outstanding in the case of maximum redemption per the Sponsor Share Surrender and Share Restriction Agreement.

•        The pro forma basic and diluted shares of FTAC Olympus Acquisition Corp. stockholders exclude 25,881,458 million warrants, as these are not deemed a participating security and their effect is antidilutive.

(b)    Calculated as the weighted average outstanding shares for each period multiplied by the number of shares to be issued per each Payoneer outstanding common share in the execution of the Reorganization.

(c)     Based on 111,452,020 outstanding shares of Payoneer as of April 30, 2021, reduced by 14,953,185 shares and 7,780,197 shares subject to cashout under the no redemption and maximum redemption scenario, respectively, multiplied by the assumed Exchange Ratio of 1.88.

(d)    The pro forma basic and diluted shares of Legacy Payoneer stockholders exclude 51.7 and 49.5 million in the case of maximum redemption and no redemption, respectively, of unexercised employee stock options and 10.1 million warrants, as these are not deemed a participating security and their effect is antidilutive.

SELECTED HISTORICAL FINANCIAL INFORMATION OF FTOC

FTOC is providing the following selected historical financial information (as restated) to assist the analysis of the financial aspects of the reorganization agreement.

The selected historical statements of operations data of FTOC (as restated) for the period from June 2, 2020 (inception) through December 31, 2020, and the historical balance sheet data as of December 31, 2020 are derived from FTOC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The summary historical statements of operations data of FTOC for the three months ended March 31, 2021 and the balance sheet data as of March 31, 2021 were derived from the unaudited interim consolidated financial statements of FTOC included elsewhere in this proxy statement/prospectus.

The information below is only a summary and should be read in conjunction with the sections entitled “FTOC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FTOC.

Balance Sheet Data:

In thousands $	As of March 31, 2021	As of December 31, 2020 (as restated)
	(Unaudited)	(Audited)
Cash	4,003	5,102
Marketable securities held in Trust Account	754,788	754,769
Total Assets	759,174	760,257
Warrant liabilities	55,128	49,175
Deferred underwriting fee payable	30,285	30,285
Total Liabilities	87,545	79,579
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,981,497 shares issued and outstanding (excluding 66,662,879 shares subject to possible redemption) at March 31, 2021 and December 31, 2020	1,099	1,008
Total Stockholders’ Equity	5,000	5,000

Statement of Operations Data:

In thousands $	Three Months Ended March 31, 2021	Period from June 2, 2020 (inception) through December 31, 2020 (as restated)
	(Unaudited)	(Audited)
Formation and Operating Costs	3,115	685
Loss from Operations	(3,115)	(685)
Interest Earned on marketable securities held in Trust Account	19	25
Change in fair value of warrant liabilities	(5,953)	(5,953)
Offering Costs associated with warrants recorded as liabilities	—	(2,541)
Net Loss	(9,049)	(9,154)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,474,376	75,376,489
Basic and diluted net income per share, Class A redeemable ordinary shares	(0.00)	(0.00)
Weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	21,581,094	20,766,410
Basic and diluted net loss per share, Class A Class B non-redeemable ordinary shares	(0.42)	(0.44)

SELECTED HISTORICAL FINANCIAL DATA OF PAYONEER

The selected statement of operations data of Payoneer for the years ended December 31, 2020 and 2019 and the balance sheet data as of December 31, 2020 and 2019 were derived from the audited historical consolidated financial statements of Payoneer included elsewhere in this proxy statement/prospectus.

The selected statement of operations data of Payoneer for the three months ended March 31, 2021 and March 31, 2020 and the balance sheet data as of March 31, 2021 were derived from the unaudited interim condensed consolidated financial statements of Payoneer included elsewhere in this proxy statement/prospectus.

The unaudited interim consolidated financial data presented was prepared on a basis consistent with Payoneer’s audited consolidated financial statements, except for Payoneer’s early adoption of ASC-842, starting January 1, 2021. In the opinion of Payoneer management, such unaudited consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The information below is only a summary and should be read in conjunction with the sections entitled “Payoneer Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Payoneer’s consolidated financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:

In thousands $	Payoneer as of 31 March, 2021	Payoneer as of 31 December, 2020	Payoneer as of 31 December, 2019	Payoneer as of 31 December, 2018
Cash and cash Equivalents	104,676	102,988	114,896	104,011
Customer funds	3,324,684	3,346,722	1,686,778	1,394,079
Total assets	3,671,932	3,669,684	1,960,710	1,577,487
Outstanding operating balances	3,324,684	3,346,722	1,686,778	1,394,079
Current portion of long-term debt	15,000	13,500	—	—
Long-term debt	49,026	26,525	60,000	—
Total liabilities	3,481,958	3,479,850	1,811,273	1,439,151
Redeemable Convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574, $213,484, and $201,368 and $189,971 at March 31, 2021, December 31, 2020, and December 31, 2019 respectively.	154,800	154,800	154,800	154,800
Redeemable preferred stock, $10,000 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 and $36,520 at March 31, 2021 and December 31, 2020, respectively.	10,735	10,735	—	—
Total shareholders’ equity (deficit)	24,439	24,299	(5,363)	(16,464)

Statement of Operations Data:

In thousands $, except from share data	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues	$100,606	$81,959	$345,592	$317,750	$260,135
Transaction costs	20,155	24,793	97,040	94,665	81,368
Other operating expenses	26,614	19,852	81,976	82,295	68,883
Research and development expenses	16,653	10,574	52,301	34,772	29,383
Sales and marketing expenses	23,139	17,829	76,846	61,020	50,165
General and administrative expenses	10,517	7,826	37,629	31,016	24,389
Depreciation and amortization	4,677	4,166	17,095	10,341	7,874
Total operating expenses	101,755	85,040	362,887	314,109	262,062
Operating income (loss)	(1,149)	(3,081)	(17,295)	3,641	(1,927)
Financial income (expenses), net	(622)	(1,803)	2,012	524	(2,173)
Income (loss) before taxes on income	(1,771)	(4,884)	(15,283)	4,165	(4,100)
Income tax	1,731	2,573	8,320	4,709	3,089
Share in losses of associated company	6	22	143	81	—
Net loss	$(3,508)	$(7,479)	$(23,746)	$(625)	$(7,189)
Per Share Data
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)	$(1.50)	$(0.63)	(1.05)
Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779	25,004,093	19,210,017	17,046,120

OTHER INFORMATION RELATED TO FTOC

Introduction

FTOC is a blank check company incorporated on June 2, 2020 as a Cayman Islands exempted company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Reorganization Agreement, FTOC’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

FTOC has neither engaged in any operations nor generated any revenue to date. Based on FTOC’s business activities, FTOC is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On August 28, 2020, FTOC consummated its initial public offering of 75,000,000 units. Each unit consists of one share of Class A ordinary shares and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A ordinary shares for $11.50 per share, subject to adjustment. The units were sold at an offering price of $10.00 per Unit, generating gross proceeds, before expenses, of $750,000,000. Prior to the consummation of the initial public offering, on August 28, 2020, FTAC Olympus Sponsor, LLC purchased an aggregate of 8,845,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On August 5, 2020, we effected a share capitalization pursuant to which we issued an additional 13,260,000 founder shares to the Sponsor.

Simultaneously with the consummation of the initial public offering, FTOC consummated the private sale of an aggregate of 2,170,000 units at $10.00 per unit generating gross proceeds, before expenses, of approximately $21,700,000. The private placement units are identical to the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by FTOC, (ii) they may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after FTOC completes its initial business combination and (iii) they may be exercised by the holders on a cashless basis.

Upon the closing of the initial public offering and the private placement warrants, $750,000,000 was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee. Except for the withdrawal of interest to pay taxes, if any, and to fund FTOC’s working capital requirements (subject to an annual limit of $250,000), FTOC’s Memorandum and Articles of Association provides that none of the funds held in trust will be released from the trust account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the public shares properly submitted in connection with a shareholder vote to amend the Memorandum and Articles of Association to modify the substance or timing of FTOC’s obligation to redeem 100% of the public shares if FTOC does not complete an initial public offering within 24 months from the closing of its initial public offering or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if FTOC is unable to complete an initial business combination within 24 months from the closing of FTOC’s initial public offering. The proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $30,000,000 in underwriting discounts and commissions, which amount will be payable upon consummation of the Reorganization) and $1,400,000 in expenses relating to the initial public offering, approximately $5,300,000 of the net proceeds of the initial public offering and private placement was not deposited into the trust account and was retained by FTOC for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of March 31, 2021, there was $754,787,779.46 in investments and cash held in the trust account and $4.003 million of cash held outside the trust account available for working capital purposes.

Fair Market Value of Payoneer’s Businesses

FTOC’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the Reorganization. FTOC will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. FTOC’s board of directors determined that this test was met in connection with the proposed Reorganization.

Shareholder Approval of Reorganization

Under the Memorandum and Articles of Association, in connection with any proposed business combination, FTOC must seek shareholder approval of an initial business combination at a meeting called for such purpose at which public shareholders may seek to redeem their public shares, subject to the limitations described in the prospectus for FTOC’s initial public offering. Accordingly, in connection with the Reorganization, the FTOC Shareholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Shareholder Meeting

In connection with FTOC’s initial public offering, FTOC’s initial shareholders (consisting of the Sponsor) and its directors at the time of its initial public offering entered into a letter agreement to vote their shares in favor of the Reorganization Proposal and FTOC also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, FTOC’s initial shareholders own approximately 22% of the total outstanding FTOC Shares.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FTOC or its securities, the FTOC initial shareholders, Payoneer and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FTOC Class A ordinary shares or vote their shares in favor of the Reorganization Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented to shareholders for approval at the Special Meeting are approved and/or (ii) FTOC satisfy the Minimum Cash Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Reorganization. This may result in the completion of the Reorganization in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by FTOC’s initial shareholders for nominal value.

Liquidation if No Reorganization

FTOC has until August 28, 2022 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its shareholders may approve in accordance with the Memorandum and Articles of Association), FTOC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FTOC’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to FTOC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if FTOC fails to complete its initial business combination by August 28, 2022.

The Sponsors and FTOC’s directors and officers have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if FTOC fails to complete its initial business combination within the required time frame. However, any shares acquired by the Sponsors or FTOC’s officers or directors after the initial public offering, will be entitled to liquidating distributions from the trust account with respect if FTOC fails to complete its initial business combination by August 28, 2022.

The Sponsors and FTOC’s officers and directors have also agreed, pursuant to a written agreement with FTOC, that they will not propose any amendment to the Memorandum and Articles of Association that would affect the substance or timing of FTOC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by August 28, 2022 or with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, unless FTOC provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account. However, FTOC may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).

FTOC expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $5,300,000 of proceeds held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, FTOC may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

Although FTOC will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against FTOC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, FTOC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to FTOC than any alternative. Examples of possible instances where FTOC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement/prospectus, FTOC is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with FTOC and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsors have agreed that it will be liable to FTOC if and to the extent any claims by a third party for services rendered or products sold to FTOC, or a prospective target business with which FTOC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under FTOC’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, FTOC has not asked the Sponsors to reserve for such indemnification obligations, nor has FTOC independently verified whether the Sponsors have sufficient funds to satisfy its indemnity obligations and FTOC believes that the Sponsor’s only assets are FTOC’s securities. Therefore, FTOC cannot assure you that the Sponsors would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Reorganization and redemptions could be reduced to less than $10.00 per public share. In such event, FTOC may not be able to complete the Reorganization, and FTOC’s public shareholders would receive such lesser amount per share in connection with any redemption of their public shares. None of FTOC’s officers or directors will indemnify FTOC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsors assert that they are unable to satisfy its indemnification obligations or that they have no indemnification obligations related to a particular claim, FTOC’s independent directors would determine whether to take legal action against the Sponsors to enforce its indemnification obligations. While FTOC currently expects that its independent directors would take legal action on its behalf against the Sponsors to enforce its indemnification obligations to FTOC, it is possible that FTOC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, FTOC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

FTOC will seek to reduce the possibility that the Sponsors will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements with FTOC waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsors will also not be liable as to any claims under FTOC’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. FTOC has access to up to approximately $750,000 held outside the trust account with which it may pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that FTOC liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors.

If FTOC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of FTOC’s shareholders. To the extent any bankruptcy claims deplete the trust account, FTOC cannot assure you it will be able to return $10.00 per share to its public shareholders. Additionally, if FTOC files a bankruptcy petition or an involuntary bankruptcy petition is filed against FTOC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FTOC’s shareholders. Furthermore, FTOC’s board may be viewed as having breached its fiduciary duty to FTOC’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. FTOC cannot assure you that claims will not be brought against it for these reasons.

FTOC’s public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of the public shares if FTOC does not complete its initial business combination by August 28, 2022, (ii) in connection with a shareholder vote to amend the Memorandum and Articles of Association to modify the substance or timing of FTOC’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by August 28, 2022 or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of FTOC’s initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event FTOC seeks shareholder approval in connection with an initial business combination, including the Reorganization, a shareholder’s vote in connection with such business combination alone will not result in the redemption of its shares for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Memorandum and Articles of Association, like all provisions of the Memorandum and Articles of Association, may be amended with a shareholder vote.

Properties

FTOC currently sub-leases its executive offices at 2929 Arch Street, Suite 1703, Philadelphia, PA 19104 from an entity affiliated with our Sponsor and the members of FTOC’s management team. FTOC has agreed to reimburse such entity for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $25,000 per month in the event such space and/or services are utilized and FTOC does not pay a third party directly for such services. FTOC believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. FTOC considers its current office space adequate for its current operations.

Employees

FTOC currently has three executive officers. These individuals are not obligated to devote any specific number of hours to FTOC’s matters but they intend to devote as much of their time as they deem necessary to FTOC’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of such business combination process it is in. FTOC does not intend to have any full time employees prior to the completion of a business combination.

Directors and Executive Officers

FTOC’s directors and executive officers are as follows:

Name	Age	Position
Betsy Z. Cohen	78	Chairman of the Board
Ryan M. Gilbert	47	President, Chief Executive Officer and Director
Douglas Listman	49	Chief Financial Officer
Shami Patel	51	Chief Operating Officer
Mei-Mei Tuan	53	Director
Jan Hopkins Trachtman	73	Director
Walter C. Jones	57	Director

Betsy Z. Cohen has been FTOC’s Chairman of the board of directors since June 2020 and currently serves as the Chairman of the board of directors of FinTech IV, a position she has held since May 2019. Ms. Cohen also currently serves as the Chairman of the board of directors of FinTech III, a position she has held since March 2017. Ms. Cohen served as Chairman of FinTech II’s board of directors from August 2016 until July 2018. She served as a director of FinTech I and its successor, Card Connect Corp. (Nasdaq: CCN), a provider of payment processing solutions to merchants, from November 2013 until May 2017, and previously served as Chairman of the board of directors of FinTech I from July 2014 through July 2016 and as FinTech I’s Chief Executive Officer from July 2014 through August 2014. She served as Chief Executive Officer of The Bancorp, Inc., a publicly traded financial holdings company, and its wholly-owned subsidiary, Bancorp Bank, from September 2000 and Chairman of Bancorp Bank from November 2003, and resigned from these positions upon her retirement in December 2014. She served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust, a formerly publicly traded a real estate investment trust, from its founding in August 1997 through her resignation as of December 31, 2010, and served as RAIT’s Chief Executive Officer from 1997 to 2006. Ms. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Ms. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Ms. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Ms. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Ms. Cohen also served as a director of Aetna, Inc. (NYSE: AET), an insurance company, from 1994 until May 2018.

Ryan M. Gilbert has been FTOC’s President and Chief Executive Officer since June 2020. Mr. Gilbert brings over 20 years of global financial services expertise as an entrepreneur, angel investor, venture investor, and advisor spanning payments, remittances, credit, insurance, and compliance. Since February 2016, Mr. Gilbert has been a General Partner at Propel Venture Partners, a venture capital fund backed by BBVA Group. He currently represents Propel Venture Partners on the boards of directors of Guideline, Inc., Enrollease, Inc., Steady Platform, Inc., Charlie Finance Co. and Grabango Co. Since July 2015, he has served as an independent director of bKash Limited, Bangladesh’s largest remittance and mobile banking platform. He has also served as a director of River City Bank, a $2.5 billion community bank based in Sacramento, CA, since October 2012, and as a director of The Reserve Trust Company, a non-depository Colorado chartered Trust Company, since May 2020. Before joining Propel Venture Partners, Mr. Gilbert served as Chief Executive Officer of BillFloat, Inc. (dba SmartBiz Loans), a consumer finance service company that he co-founded in September 2009. He continues to serve as SmartBiz Loans’ Executive Chairman. He was previously co-founder and Chief Executive Officer of real estate payments company PropertyBridge (acquired by MoneyGram International in 2007). Mr. Gilbert graduated from the University of the Witwatersrand in Johannesburg, South Africa, and is member of the State Bar of California.

Douglas Listman has served as FTOC’s Chief Financial Officer since August 2020 and currently serves as the Chief Financial Officer of FinTech IV, a position he has held since May 2019. He has served as the Chief Accounting Officer of Cohen & Company, Inc. since December 2009 and Chief Accounting Officer of Cohen & Company, LLC since 2006. From 2004 to 2006, Mr. Listman served as an associate for Resources Global Professionals (a worldwide accounting services consulting firm). From 1992 to 2003, Mr. Listman served in various accounting and finance positions including: senior accountant with KPMG; Assistant Corporate Controller of Integrated Health Services (a publicly traded provider of skilled nursing services; NYSE: IHS); Controller of Integrated Living Communities (a publicly traded provider of assisted living services; NASDAQ: ILCC); Chief Financial Officer of Senior Lifestyles Corporation (a private owned provider of assisted living services); and Chief Financial Officer of Monarch Properties (a privately owned health care facility real estate investment company). Mr. Listman is a Certified Public Accountant and graduated from the University of Delaware with a B.S. in accounting.

Shami Patel has served as FTOC’s Chief Operating Officer since July 2020 and served as our Chief Financial Officer from July 2020 until August 2020. He currently serves as a Managing Director of Cohen & Company (in its asset management group) and was active in all aspects of the initial public offering and business combination process of FinTech I and FinTech II, including origination, due diligence and execution. He served as a director, Chairman of the Audit Committee and member of the Compensation Committee of FinTech I and FinTech II. Mr. Patel also currently serves as an advisor to FinServ Acquisition Corp. (Nasdaq: FSRV), a special purpose acquisition company that consummated its initial public offering in November 2019. Aside from his experience with special purpose acquisition companies, Mr. Patel has served as the Co-Head of the Venture Capital Team and General Partner of Pacific View Ventures, a division of Pacific View Asset Management, LLC, an investment advisory firm, and as the Vice Chairman of the Board of Golden Pacific Bancorp, Inc., a financial holding company that provides banking and other financial products and services. He has served at Clean Pacific Ventures Management, LLC, a venture capital firm specializing in early stage investments, as a venture partner, and was a partner at, and served on the Executive Committee of, Hexagon Securities, LLC, a credit focused investment bank and securities firm. From 2001 to August 2009, he served as Managing Director and Senior Partner at Cohen & Company, where he helped launch Alesco Financial, Inc., where he served as Chief Operating Officer and Chief Investment Officer from 2006 to 2009. From 1999 to 2000, he served as Chief Financial Officer for TRM Corporation (Nasdaq: TRMM), a consumer and financial services company. In 2000, he founded iATMglobal.net, a middleware software business where he served as Chief Executive Officer and which was sold to NCR Corporation in 2001. He served as Vice President of the West Coast Region for Sirrom Capital Corporation, a mezzanine finance fund, from 1998 to 1999. Prior to this he was in the business services group at Robertson Stephens, an investment banking firm from 1997 to 1998 and served as a strategy consultant in the energy group at Andersen Consulting from 1991 to 1993. Mr. Patel has served on the Board of the Duke University School of Law since 2011 and has been a Senior Lecturing Fellow since 2012 and a member of the Advisory Board of the Law and Entrepreneurship Program at Duke since 2013. Mr. Patel has also served on the Executive Committee of the Seven Hills School since 2010 and was the Treasurer of the Board of Trustees from 2012 to 2018.

Mei-Mei Tuan has served as an independent director since August 2020. She has been a director of both Bancorp and its wholly-owned subsidiary Bancorp Bank since 2013. She has also been a member of the board of FinTech III since 2018. Ms. Tuan is the co-founder and co-owner, managing partner and Chairman of Notch Partners LLC, a firm providing leadership capital and managed-led buyout strategies exclusively for institutional private equity funds. Ms. Tuan is also a Managing Director of Trewstar LLC, a boutique search firm based in New York specializing in board placements. As an investment banker with Goldman Sachs, BankAmerica and BankAustria, Ms. Tuan led domestic and international transactions in project finance, mergers and acquisitions, real estate, syndications and sale leasebacks. Ms. Tuan’s operating experience includes serving as Chief Financial Officer and Chief Operating Officer at the Sierra Foundation, from 1996 through 1997, and the San Francisco Food Bank, from 1997 through 1998. Ms. Tuan is an active board member of the Clara Maass Medical Center and its Foundation, The Harvard Business School Asian-American Alumnae Association and Montclair Kimberley Academy. In the recent past, she has served on the Boards of Friends of Thirteen (WNET), the Museum of Chinese in America in New York City (Co-Chair), the Wellesley College Alumnae Association, the New Jersey Women’s Forum, the Mid-Manhattan Performing Arts Foundation and the New Jersey Network (NJN). Ms. Tuan is a member of the Committee of 100, an organization that addresses issues concerning Sino-U.S. relations. She holds an M.B.A. from Harvard Business School.

Jan Hopkins Trachtman has served as an independent director since August 2020. Ms. Hopkins Trachtman is President of The Jan Hopkins Group, a communications consulting company, which she founded in 2005. Since 2009, Ms. Hopkins Trachtman has served as an independent director of three Franklin Templeton mutual fund boards of directors, including Mutual Shares and Alternative Investment funds, where she also serves on the Nominating, Governance and Compensation Committees. She serves on the Advisory Board of the Knight Bagehot Fellowship at Columbia University School of Journalism and is a former member of the Advisory Board of Houlihan Lokey, an investment bank. Ms. Hopkins Trachtman has also served as a director of FinTech III since November 2018.

Previously, Ms. Hopkins Trachtman was a Managing Director and Head of Global Client Communications at Citigroup Private Bank and is an Emmy and Peabody Award-winning anchor and business correspondent at CNN. She was also President of the Economic Club of New York from 2007 to 2015.

Walter C. Jones has served as an independent director since August 2020. Mr. Jones is currently an international consultant based in Washington, DC. and is the Founder and CEO of Daana Technologies, Inc., a fintech firm based in Washington, DC. He served as a director of the general partner of Atlas Growth Partners, L.P., an oil and gas company, from July 2017 to April 2020. Mr. Jones served as a director of Atlas Energy Group, LLC, from February 2015 until July 2017. Mr. Jones served as a director of the general partner of Atlas Energy, L.P. from October 2013 until February 2015, a director of Atlas Energy Resources, LLC from December 2006 until September 2009, and a director of Atlas Energy, Inc. from September 2009 until March 2010. From November 2013 until mid-2017, Mr. Jones was the managing director of the Jones Pohl Group (JPG), an investment firm based in Dubai, UAE, which invested in clean energy projects, primarily in developing and developed markets around the globe. JPG also was the majority shareholder of a Dubai-based geothermal energy developer, RG Safa Energy. From April 2010 to October 2013, Mr. Jones served as the U.S. Executive Director and Chief-of-Mission to the African Development Bank in Tunis, Tunisia, having been nominated for the position by President Barack Obama in 2009, and confirmed by the U.S. Senate in 2010. In that position, he represented the United States on the African Development Bank’s board of directors, and served as chair of the bank’s audit committee and vice-chair of both the ethics and development effectiveness committees. Mr. Jones served as the Head of Private Equity and General Counsel at GRAVITAS Capital Advisors, LLC from June 2005 until May 2007. Mr. Jones served in a number of positions at the Overseas Private Investment Corporation from May 1994 to May 2005, and then again from September 2007 until April 2010, including Manager for Asia, Africa, the Middle East, Latin America and the Caribbean and Senior Investment Officer in the Finance Department; and was an International Consultant at the Washington, D.C. firm of Neill & Co. before that. Mr. Jones began his career at the law firm of Sidley & Austin, where he was a transactions attorney specializing in leveraged buyouts. Mr. Jones’ combination of private and public sector experience, as well as his international work, has afforded him a unique combination of management and leadership experience.

Executive Compensation and Director Compensation

None of FTOC’s executive officers or directors have received any cash compensation for services rendered to FTOC. We have agreed to reimburse an affiliate of the Sponsors for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $25,000 per month in the event such space and/or services are utilized and we do not pay a third party directly for such services. The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the trust account or (ii) interest earned on the trust account and released to us to fund our working capital requirements (subject to an annual maximum release of $250,000).

Number and Terms of Office of Officers and Directors

FTOC’s board of directors consists of five members serving a two-year term. In accordance with The Nasdaq Stock Market corporate governance requirements, FTOC is not required to hold an annual meeting until one year after its first fiscal year end following its listing on The Nasdaq Capital Market.

FTOC’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. FTOC’s board of directors is authorized to appoint officers as it deems appropriate pursuant to the Memorandum and Articles of Association.

Director Independence

The Nasdaq Stock Market listing standards require that a majority of FTOC’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. FTOC’s board of directors has determined that Mei-Mei Tuan, Jan Hopkins Trachtman, and Walter C. Jones are “independent directors” as defined in The Nasdaq Stock Market listing standards and applicable SEC rules. FTOC’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against FTOC or any members of its management team in their capacity as such, and FTOC and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

FTOC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, FTOC has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2020.

FTOC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of FTOC, included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on June 2, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses. We intend to complete our business combination using cash from the proceeds of the initial public offering and the sale of the placement units that occurred simultaneously with the completion of the initial public offering, our capital shares, debt or a combination of cash, equity and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Recent Developments

On February 3, 2021, we entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among us, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”) and Payoneer Inc., a Delaware corporation (“Payoneer”, and together with us, New Starship and the Merger Subs, the “Parties”).

Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing (as defined in the Reorganization Agreement), (i) First Merger Sub will merge with and into the Company (the “FTOC Merger”), with the Company surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with Payoneer surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to March 31, 2021 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and, after the Initial Public Offering, identifying a target company for a Business Combination and the potential acquisition, as more fully described above. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we classify the warrants issued in connection with our Initial Public Offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

For the three months ended March 31, 2021, we had a net loss of $9,048,908, which consisted of operating expenses of $3,114,786 and a change in fair value of the warrant liability of $5,952,734, offset by interest earned on investments held in the Trust Account of $18,612.

For the period from June 2, 2020 (inception) through December 31, 2020, we had a net loss of $9,153,540, which consisted of operating expenses of $684,843, a change in the fair value of the warrant liability of $5,952,736 and transaction costs of $2,541,368, offset by interest earned on investments held in the Trust Account of $25,407.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, the Company’s only source of liquidity was an initial purchase of Class B ordinary shares by our Sponsor and loans from our Sponsor.

On August 28, 2020, we consummated the Initial Public Offering of 75,000,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $750,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of an aggregate of 2,170,000 Placement Units to our Sponsor at a price of $10.00 per unit, generating gross proceeds of $21,170,000.

On September 23, 2020, the underwriters exercised their over-allotment option in part, resulting in an additional 474,376 Units issued for total gross proceeds of $4,743,760. A total of $4,743,760 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $754,743,760.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Placement Units, a total of $754,743,760 was placed in the Trust Account. We incurred $45,956,853 in transaction costs, including $15,000,000 of underwriting fees, $30,284,626 of deferred underwriting fees and $672,227 of other offering costs in connection with the Initial Public Offering and the sale of the Placement Units.

For the period from June 2, 2020 (inception) through December 31, 2020, net cash used in operating activities was $945,405. Net loss of 9,153,540 was impacted by interest earned on investments of $25,407, a non-cash charge for the change in the fair value of warrant liabilities of $5,952,736, transaction costs of $2,541,368 and formation expenses paid by the Sponsor of $5,000. Changes in operating assets and liabilities used $265,562 of cash from operating activities.

For the three months ended March 31, 2021, net cash used in operating activities was $1,099,214. Net loss of $9,048,908 was impacted by interest earned on investments of $18,612 and a change in fair value of the warrant liability of $5,952,734. Changes in operating assets and liabilities used $2,015,572 of cash from operating activities.

At March 31, 2021 and December 31, 2020, we had investments held in the Trust Account of $754,787,779 and $754,769,167, respectively. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) and deferred underwriting commissions) to complete our Business Combination. To the extent that our shares or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-Business Combination entity, make other acquisitions and pursue our growth strategies.

At March 31, 2021 and December 31, 2020, we had cash of $4,003,154 and $5,102,368 respectively, held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units identical to the Placement Units, at a price of $10.00 per unit at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating and consummating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the sponsor or an affiliate of the sponsor a monthly fee of $25,000 for office space, administrative and shared personnel support services. We began incurring these fees on August 26, 2020 and will continue to incur these fees monthly until the earlier of the completion of the business combination or the Company’s liquidation.

Pursuant to a registration rights agreement entered into on August 25, 2020, the holders of the founder shares, placement units (including securities contained therein) and the units that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the placement warrants or the warrants included in the units issued upon conversion of the Working Capital Loans) will be entitled to registration rights requiring us to register such securities for resale (in the case of the founder shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Citigroup Global Markets Inc. and Cantor Fitzgerald & Co., as representatives of the several underwriters, are entitled to a deferred fee of $30,284,626. The deferred fee will become payable to the representatives from the amounts held in the trust account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies.

Warrant Liability

We account for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants was estimated using a binomial / lattice model or public trading price when available, whereas the Placement Warrants were measured using the Black-Scholes Option Pricing Model.

Ordinary Shares Subject to Possible Redemption

We account for our ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Loss Per Ordinary Share

We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted for Class B non-redeemable ordinary shares is calculated by dividing the net income (loss), less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the periods presented.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

BUSINESS OF PAYONEER

The following discussion reflects the business of New Payoneer, as currently embodied by Payoneer. When used in this section only, “we,” “us” and “our” generally refer to Payoneer Inc. (together with its subsidiaries, “Payoneer”) in the present tense or New Payoneer on a go-forward basis.

Our Customer Stories

The story of Payoneer is best told through the stories of our customers and partners, who are changing the way we buy, sell, consume, engage, work, earn and learn in our increasingly digital and interconnected global world. What they all have in common is that they see a world of opportunity that is growing because of digitalization and creating unbounded potential to build and grow a successful business and leave a legacy. Here are some of the customers and partners that inspire us and embody the Payoneer story.

•        We are proud to serve Gabriel and Maxime, from France, co-founders of an online business that teaches web marketing.  They had challenges paying suppliers and are now using Payoneer to pay approximately 20 global partners more than 2 million euros per month.

•        We are proud to serve Xiao, from Hong Kong. His company sells multiple products on marketplaces including Amazon, eBay, Wish, Lazada and Shopee.  His annual volume exceeds $100 million. He has used Payoneer Capital Advance to inject capital into his business, has been onboarded by new marketplaces, including Real in Germany and Allegro in Poland, through our Green Channel program, and uses Payoneer’s VAT Service to make European VAT payments.

•        We are proud to serve Maksim, founder of a Ukraine based brand, who found a niche gap in the musical instruments industry, offering custom parts and accessories. He previously faced challenges with marketplace and global B2B payments. He now uses Payoneer to get paid for sales on Amazon and eBay in multiple markets and uses our B2B AP/AR platform to get paid by customers worldwide.

•        We are proud to partner with Catch, a leading online marketplace in Australia. We helped them consolidate payments to merchants worldwide into a single solution. Within 6 months of launching with Payoneer, Catch expanded its global payment volume by more than 100%.

These are just a few of the people, marketplaces, small businesses and digital entrepreneurs accessing new opportunities created by the transformation of commerce happening globally. These compelling stories — these customers — are what motivate the Payoneer team around the world each and every day to help entrepreneurs succeed. Payoneer is a company built by entrepreneurs for entrepreneurs. When our customers grow, we grow. When they succeed, we succeed. We are here to help them achieve their potential in our digital world.

Our Business

Payoneer is a global payment and commerce-enabling platform powering the growth for millions of digital businesses. We started Payoneer 15+ years ago with the idea that modern technology and the internet would transform commerce and make it possible for anyone, anywhere to build and grow a digital business. We believed that if we could democratize access to global payments for small and large businesses, then we could increase the velocity of commerce around the world and enable more businesses to participate and succeed in the digital economy.

To deliver on this mission, we have built a global financial platform that connects the world and makes global commerce local for businesses of all sizes. In 2020, Payoneer supported transactions in over 7,000 unique trade corridors as global digital commerce continues to expand to all corners of the world. Over the past fifteen years we have developed a robust global platform that delivers bank-grade security, stability and redundancy combined with modern digital capabilities that interconnect the world on a single platform. We enable local settlement and redundancy in more than 100 countries and process more than 300,000 new customer applications a month. All of this runs through our platform which is built on a modern technology infrastructure offering a broad product suite, supported by a global operations team, and leveraging data and machine learning capabilities to manage risk and support our customers.

We found early success providing cross-border payment solutions that supported an ecosystem of marketplaces and marketplace sellers around the world. Our payment solutions made it possible for a US marketplace to pay their sellers in over 190 countries and territories by simply connecting to Payoneer APIs and making a local payment in the US. For our sellers, our payment solutions allowed them to get paid quickly, reliably, and cost-effectively. To support our solutions, we have a secure, regulated payment infrastructure platform that offers a global, multi-currency account to businesses of any size from almost every country. When a marketplace connects to Payoneer, they are done and Payoneer connects them to the world.

While other providers of global payment services were focused on offering a limited set of services to large enterprises, Payoneer recognized the importance of offering services to both sides of two-sided commerce networks. We knew that marketplace sellers were small and midsize businesses (SMBs) that would need much more than just payment solutions in order to grow — they had all the same needs as other more traditional businesses, including managing their operations and employees, sourcing from suppliers, accessing capital, and acquiring customers. They needed to do all this in a geographically broad and increasingly complex digital environment.

We have built a broad ecosystem of marketplaces, sellers, gig workers, merchants, manufacturers, banks, suppliers, buyers and more. Today, we serve over 5 million SMBs and thousands of digital enterprises. This ecosystem expands in many different ways. For example, Payoneer receives inbound requests from new marketplaces because Payoneer customers are requesting these marketplaces add Payoneer as a method of payment. We find numerous partners keen to collaborate with Payoneer across a variety of categories, including ERP systems, logistics providers, sourcing platforms, tax providers and more. These partners provide value-added services relevant for network participants and often accept payments directly from our customers’ Payoneer accounts, simplifying cross-border trade. In addition, in 2020 we introduced Payoneer for Banks, a way for banks, mobile wallets and payment companies around the world to integrate to Payoneer APIs and embed Payoneer in their local online banking and mobile platforms for their customers.

We have built a meaningful brand in the global digital commerce ecosystem. As of December 2020, Payoneer was ranked as one of the top 1,000 most-trafficked websites in the world, according to Alexa Internet, Inc. (a provider of internet traffic rankings). This awareness allows us greater leverage with our marketing efforts. We receive more than 300,000 applications a month from SMBs, the majority of which come organically, via our partners, marketplaces, and platforms, or through referrals from other customers. This reduces our cost of customer acquisition, improving the efficiency of our sales and marketing efforts.

We have sales teams that build enterprise relationships and acquire larger SMB customers from key markets around the world, host dozens of events annually that attract tens of thousands of businesses to help them connect and learn about new growth opportunities, and market online in targeted channels. We measure the effectiveness of our spending by evaluating the “payback period” — the amount of time it takes for the revenues less the transaction expenses for a cohort of small business customers to exceed the sales and marketing expense to acquire those customers. On average, our payback period has been less than 12 months.

We have grown rapidly since our founding and continue to find new vectors for future growth. In the first quarter of 2021, our volume increased by 61% comparing to the first quarter of 2020 to $13.3 billion, and accordingly our revenue grew by 23% over this period. For the year ended December 31, 2020, our total volume grew to $44 billion, up 53% from the year ending December 31, 2019 and our revenues grew to $346 million, up 9% from the year ending December 31, 2019. In 2019, our total revenues grew to $318 million, up 22% from the prior year. Nonetheless, (i) the COVID-19 pandemic has also adversely affected the business of our customers’ travel marketplaces as the volume associated with the travel customer base has decreased during the first quarter of 2021 compared to the first quarter of 2020 and (ii) our interest income on customer underlying funds decreased by 85% over this period due to lower interest rates gained on our deposited funds. When excluding the revenues attributable to our major travel marketplace customers and interest income from each period, our revenue increased by 31% during the year ended December 31, 2020 and by 46% during the three months ended March 31, 2021.

Global Trends: A Changing World Drives Unmet Needs and Opportunity

Since our founding, we have focused on and benefitted from several powerful secular trends that are creating massive new opportunities and driving the business need for new types of services and service providers.

Digitalization is Accelerating

Digitalization is accelerating, with more people and more businesses engaging a greater amount of their activities online than ever before, driving the rapid growth of digital commerce for businesses and consumers all over the world. According to the UN Conference on Trade and Development, global digital commerce has grown 10% annually, from ~$16tn in 2013 to ~$26tn in 2018. In 2020, digital commerce accelerated further as COVID-19 drove more consumers and businesses to transact online. B2B digital commerce is even bigger than retail e-commerce and has grown even more quickly than consumer e-commerce, with B2B digital commerce expected to be $35 trillion by 2022.

Cross-border Commerce is a Substantial and Growing Portion of Digital Commerce

The growth of digitalization has also increased the ability for people and businesses in different places around the world to communicate, interact and transact. As a result, we have seen dramatic growth of cross-border activity of many types, including content consumption, communication, and commerce. This growth in cross-border commerce is changing the way buyers buy and sellers sell and increasing the opportunity and need for new payment and commerce-enabling solutions to support cross-border trading businesses. In addition, we believe there are continued growth opportunities for our platform, with cross-border e-commerce expected to grow at a compound annual growth rate of 14.7% between 2020 to 2027.

Marketplaces and Platforms are Growing Rapidly

A key driver and beneficiary of these trends is the emergence of marketplaces and platforms as aggregators of digital commerce. They bring together large numbers of buyers and sellers from a wide range of geographies and across a variety of categories, including e-commerce, B2B, digital services, remote work, travel customer base, content, gaming, e-learning, accounting and more. Marketplaces and platforms represent over 57% of consumer digital commerce in 2019, according to Digital Commerce 360, growing faster than digital commerce in general. The marketplace business model has become very global and Payoneer now works with marketplaces and platforms in Asia, Europe, the Middle East, Africa, South America, North America, Australia, and more. We support these marketplaces in their relationships with sellers of goods, services, content, vacation rentals and more from over 190 countries and territories around the world.

Challenges Facing Global Merchants and Their Need for Better Solutions

Payoneer has built an interoperable global platform that connects the world together and democratizes access to the sophisticated financial services needed to build a successful business in the global digital economy. As technology and digital commerce evolve, businesses of all sizes around the world face a continuous need for innovative solutions. Historically, global payments, financial services, access to working capital and even access to growth opportunities have been limited or not available to many businesses for some of the following reasons:

Lack of Access and Limited Global Coverage

Global payment technology has historically been readily available for large enterprises and not small businesses. In addition, emerging markets are further constrained given the limitations of local financial institutions to provide global coverage of banking and payment services. As a result, marketplaces and platforms similarly offered limited global coverage and small businesses were forced to seek alternative methods of payment.

Disconnected Offerings Require Businesses to Piece Together Global Solutions

Global businesses routinely have to deal with local requirements in each of the markets with which they trade, requiring them to manage multiple relationships globally and resulting in increased cost and delay. Establishing a banking relationship in each market, for example, is often hard to achieve, very time consuming and difficult to complete remotely, requiring meaningful investment. For digital businesses that operate online, it is difficult to find one partner that can help them cover the globe. To optimize their global business, digital merchants have needed to work with and manage multiple partners that are optimized for each region in which they sell.

Working Capital is Hard for Small Businesses to Access

The small business lending market is vast and underserved. According to the World Bank, small businesses in emerging markets have unmet working capital needs of more than $5.7 trillion, limiting their ability to expand. Financial institutions often have limited ability to effectively underwrite small businesses, making it difficult for small businesses to get working capital and making it more expensive for them when they do. These challenges exist in part because it is inherently difficult to assess the creditworthiness of small businesses. In addition, small businesses often seek small, short-term loans to fund short-term projects and investments, but traditional lenders may only offer loan products that feature large loan sizes, longer durations and rigid collateral requirements that are not well suited to their needs.

Limited Global Compliance and Risk Management Solutions, Especially for Emerging Markets

The constituents that support global digital activity must be able to meet complex compliance and risk requirements in addition to all the usual challenges of communicating in different languages and managing payments. To manage a global base of sellers requires a marketplace to implement a compliance program, address challenges of money laundering and terrorist financing and deal with complex risk management challenges. As a result, many marketplaces have historically limited the number of cross-border sellers and the number of countries from which sellers can join. There are few solutions available to deal with these challenges on a multi-national basis, and the solutions that have begun to emerge are neither comprehensive nor uniform in their geographic coverage or quality. This creates challenges for financial institutions and other companies that look to serve these global companies. Most traditional financial institutions and even modern fintech companies lack experience in emerging markets and the ability to manage scaled customer onboarding and risk management to cover the world.

The Payoneer Platform and Commerce-Enabling Ecosystem

Payments are at the heart of commerce and are the foundation of our ecosystem. Many of our customers interact in networks where both parties are Payoneer customers and by operating together on the Payoneer platform they are able to transact seamlessly, in real-time. Every payment an SMB accepts or an enterprise makes also creates an opportunity to develop a deeper understanding of their business. We use these insights to build additional services, which in turn accelerate commercial activity, increase volume, bring more customers into our network, and further strengthen our ecosystem. The power of the Payoneer Platform emanates from the following components:

Connect and Monetize Two-Sided Networks

Our robust suite of solutions attracts more marketplaces, which in turn attract more SMBs, creating a self-reinforcing cycle that continues to drive our growth. Network effects also drive unique value for customers and create greater stickiness with existing customers. For example, in some cases we enable SMBs to refer other SMBs to sign up for Payoneer and receive compensation for successful referrals, enabling us to tap into networks of SMBs in the natural way they organize, either in the various markets, by country or by other common interest. We have also developed services that enable SMBs to transact more efficiently through Payoneer when both parties are Payoneer customers.

Robust and Scalable Compliance, Risk & Regulatory Infrastructure

We implement a comprehensive Anti-Money Laundering/Combatting Terrorist Financing (AML/CTF) and Sanctions Program in compliance with the laws of the jurisdictions where Payoneer is regulated. Through our AML/CTF program we manage the compliant onboarding and ongoing monitoring of our customers, who come from more than 190 countries and territories worldwide. Our Know Your Customer (KYC) and Customer Due Diligence (CDD) processes are managed through a proprietary infrastructure and dedicated team, combining automated tools and operational processes with regular audits and reviews to test and monitor for compliance. Our compliance systems and processes are highly scalable and adaptable. We have also built a sophisticated risk management infrastructure to address the risks of digital commerce and a global risk management platform to manage the risks of supporting billions of dollars of volume in over 7,000 trade corridors globally for millions of platform participants. We remain in good standing in all of the jurisdictions in which we operate around the world.

We are regulated as a non-bank financial institution in key markets around the world, namely the United States, Europe, Hong Kong, Japan and Australia. In the United States, we are registered as a Money Service Business and are licensed as a Money Transmitter in all U.S. states in which such licenses are necessary states and Washington, D.C. and Puerto Rico. We also have regulatory authorizations in India, where we are registered as an Online Payment Gateway Service Provider. Payoneer Europe Limited is a regulated e-money institution in Ireland and holds a license with Mastercard to issue cards. Payoneer terms and conditions are provided to our customers from one or more of our regulated entities, each of which is obligated to implement compliance programs, protect customer funds and meet the other regulatory obligations under the supervision and oversight of the local regulators.

Drive Growth Through Modern Technology and Global Service Delivery

Payoneer delivers technology-based services to our customers through a proprietary modern technology infrastructure that includes robust and secure application programming interfaces (“APIs”) as well as web and mobile applications and machine learning infrastructure. Our platform supports millions of transactions and hundreds of thousands of new applicants monthly and tens of billions of dollars of volume annually. We build and maintain most of the systems we use to deliver service to our customers, including our customer-facing systems, back office systems, risks management and compliance systems. We rely on a wide range of third-party systems for specialized capabilities, which are integrated into our proprietary platform. We make significant investments in cybersecurity infrastructure and processes to protect our systems and data from breaches.

Trusted Brand Supported by Local Teams

Payoneer hosts physical and virtual events all over the world with tens of thousands of participants annually. These events are geared towards growing businesses that are looking to learn new ways to expand and get connected to our ecosystem of partners. We create unique content, combining our data, customer surveys and expert analysis to emphasize trust, empowerment, partnership and connection to the world. We reinforce this commitment with our global and local teams that provide support and produce resources that focus on addressing key questions, opportunities and challenges for our customers.

Data Creates Competitive Advantages and Delivers Value to Customers

We have built machine-learning models leveraging the data that we collect in the ordinary course of our operations and services, in each case, in a manner compliant with applicable privacy and data protection rules and regulations, enabling us to make informed predictions to better serve our customers’ needs. For instance, we apply our machine-learning models in key areas, such as lifetime value assessment, risk management and working capital underwriting. These models enable us to offer new valuable solutions, drive growth and improve our profitability. We believe this data has a virtuous cycle and can create a sustainable advantage as these data insights enable us to do more business in a better way, which then provides even more data that we can use to further refine and enhance our capabilities and performance.

Global Coverage & Localized Operations

Payoneer’s customers come from over 190 countries and territories. To effectively serve this global customer base, we have teams in more than 24 developed and emerging markets, including primary teams in the US, Israel, Hong Kong, Philippines and China that provide operational support. These teams provide 24x7 customer care in dozens of languages across multiple channels (mobile, online, chat, email, phone and social media). Our broad range of support includes customer care, account management, customer approvals, payment review and approvals, risk management, card operations, customer implementations and configuration management. In addition, we have extensive infrastructure to support our enterprise accounts in each of the jurisdictions in which we operate. As a result, we are able to truly cover the world for our customers, ensuring no matter where they come from or where they do business, we can help make global business local for them.

Sophisticated Global Banking and Treasury Infrastructure

With customers coming from and doing business all over the world, Payoneer has invested significantly in building a proprietary global banking infrastructure. We work with more than 80 banks and payment providers and are connected into well over 100 local clearing systems through which we can deliver payments locally to customers, in exact amounts, in their local currency. We have invested heavily in innovative and reliable systems, including Smart Routing Platform and a Global Treasury Team, which automates global payment routing while ensuring that we maintain an appropriate amount of money in the right jurisdictions to support anticipated transaction activity. In addition, we focus on redundancy in our global infrastructure, providing us with multiple ways to settle to customers in over 100 countries.

Product, Solutions and Technology

As digital commerce becomes more pervasive and more global, we find our customers expressing a need for an increasingly broad range of services to enable them to grow, address their challenges and capitalize on their opportunities. Many of them look at Payoneer as their primary financial partner supporting payments for all of their global sales. We aim to have all Payoneer services feature the following key characteristics:

•        Democratized Access.    We design products and services that are accessible to any business of any size, anywhere in the world.

•        Global.    We design our products to cover the whole world, enabling customers to come from virtually any country in the world and to know they can substantially support all their business needs everywhere in the world, regardless of where their business grows.

•        Trusted and Secure.    We recognize that we are in the trust business and therefore invest significantly to have a secure, robust, redundant infrastructure that meets the highest of standards for financial institutions in critical areas like cybersecurity, protection of customer funds, redundancy of banking and technology infrastructure and regulatory licensing.

•        Compliant.    We deliver services that are compliant with financial regulations. Many of our services are regulated and require us to build complex processes. With a large number of customers from a large number of countries, this is a challenge in which we invest considerably to deliver for our customers.

•        Fair.    We aim to deliver services that bring real value and are priced fairly. We aim to match our fees to the value the services create and pass savings on to our customers when possible. We seek to maintain a long-term perspective in our decision-making and believe that, typically, what is good for the long-term success of our customers will be good for us.

Since our founding, we have been building and extending our platform, working collaboratively with enterprises and SMBs that have been at the forefront of digital commerce. The result is a unique global platform built for modern digital business, able to support a wide range of customers and meet their vast and growing needs.

Global Payments

Payoneer provides marketplaces and other enterprises with Mass Payout services via APIs and online application. These Mass Payout services enable enterprises to pay sellers across the world with a broad set of localized payment methods including local bank payments, international wires, mobile wallets, physical and virtual cards and paper checks, and enable them to pay in local currencies and directly into bank accounts.

B2B Accounts Payable / Accounts Receivable (AP/AR) Services

Payoneer offers B2B AP/AR services to enable SMBs the ability to pay and get paid by their trading partners around the world quickly, locally and cost-effectively. These include enabling SMBs to pay their suppliers one by one or in bulk, create and manage invoices, bill customers and multiple global and local payment methods that enable buyers to pay with convenient local payment methods, regardless of where the seller comes from.

Global Multi-Currency Account

The core Global Multi-Currency Payoneer Account enables SMBs to receive payments in multiple currencies. Our SMB customers can receive funds from marketplaces, buyers, trading partners and more, often in the country in which their buyer is located and denominated in the buyer’s home currency. Once the funds are in the Global

Multi-Currency Account, they are available to the customer in the currency they were originally received and free to use as the customer decides, including repatriating to their home market, withdrawing into a local bank account or paying their suppliers.

Physical & Virtual Network-Branded Cards

Payoneer SMB customers can use physical or virtual cards to access the balances in their Payoneer account. Some of our customers use physical cards to access their funds through local ATM networks, make purchases online and in-store at local businesses or pay business expenses. Our Digital Purchasing Card, launched in late 2020 in partnership with Mastercard is a virtual commercial card product designed for our customers to make purchases for their key expenses.

Working Capital

Payoneer has introduced services to provide SMBs with access to working capital with amounts advanced ranging from $50 to more than $1 million. We leverage machine learning models and underwriting processes that enable us to effectively manage risk while providing a valuable service to our customers. We fund these obligations through a mix of balance sheet cash and bank credit facilities.

Merchant Services

We provide enterprises with cloud-based payment technology that optimizes global payments by integrating all payment providers, payment methods and payment management globally into a unified technology infrastructure. This enables customers to have simpler management and reconciliation, more flexibility, increased redundancy and improved payment experiences for customers. In February 2020, we acquired optile, a German-based open payment orchestration platform, to help further streamline our existing merchant services.

Tax Services

We offer multiple Tax Services to empower our customers to better automate the management of their tax obligations, including the ability to collect US tax forms, manage withholding for employees and pay VAT obligations in several foreign markets

Compliance & Risk Services

We offer services that enable digital enterprises to offer payment services to their customers without having the need to be regulated themselves. We offload the compliance and regulatory burden from the customer, which reduces operating costs and allows businesses to focus on their core business.

Growth Solutions — Green Channel

Green Channel is a matching and onboarding program designed to connect marketplaces with top merchants that have been pre-screened by the company’s robust fraud prevention and compliance capabilities. The service empowers marketplaces to grow their inventory rapidly by bringing on high-quality cross-border sellers, while also helping those sellers to expand into new markets quickly and seamlessly — combining to create a trusted ecosystem for cross-border business.

ERP and Partner Integrations

As a technology-driven platform, Payoneer integrates with a wide range of partners to extend the Payoneer ecosystem and deliver more value to our customers. We use APIs to integrate with a wide variety of partners across categories that include accounting software providers, ERP systems, logistics companies, sourcing platforms, mobile wallets, advertising platforms, marketplaces and more. These APIs integrations and partnerships enable us to provide a range of important functionality including:

•        integrating Payoneer into the systems our customers use to operate their businesses, allowing them to see their transaction data and order management data in one place;

•        enabling partners to provide us with supplemental data to use for underwriting working capital

•        to facilitate our partners to debit the balances of Payoneer customers to make purchases or to settle into their bank accounts; and

•        to initiate invoicing or payments through Payoneer from accounting software systems.

Payoneer for Banks

In 2020, Payoneer also introduced Payoneer for Banks, enabling banks, mobile wallets, neobanks and other providers of services to SMBs to partner with Payoneer. Through Payoneer for Banks, partners on four continents now offer their customers the ability to sign up for Payoneer and access their Payoneer Global Multi-currency Account through their online account or mobile app and to settle funds in near-real time 24x7x365 from Payoneer directly into their local bank account. Payoneer for Banks partners integrate Payoneer APIs to embed Payoneer services into their technology. Payoneer does not provide financial services to Payoneer for Banks partners.

Our Customers

We serve digital businesses of all sizes from all around the world. As commerce becomes increasingly digital and global, we continue to expand our portfolio of services to an ever-expanding target universe. We address our customers differently based on their size, location and needs. Our main target customers include digital enterprises and SMBs.

Digital Enterprises

Payoneer serves multiple types of digital enterprises including marketplaces, platforms and online merchants. Payoneer is a trusted provider of financial services with a strong track record of working with the largest, most sophisticated companies in the world. Payoneer currently works with 9 of the top 20 most valuable companies in the world by market capitalization.

Small and Medium Sized Businesses (SMBs)

Payoneer serves SMBs worldwide, ranging in size from freelancers and sole traders all the way through small manufacturers with more than one thousand employees and $100 million in annual revenues.

These SMBs have similar financial needs to larger companies — to find customers, manage their business, quickly and reliably get paid and make cost-effective payments everywhere they do business, to manage their supply chain, identify new growth opportunities, access capital and manage risk. Payoneer provides a broad range of services to enable SMBs to more easily build, manage and grow their business globally.

Our Growth Strategy

Leverage Market Momentum and Scale

We see exciting opportunities to continue to grow in marketplace ecosystems — with both marketplaces and marketplace sellers, as well as with B2B AP/AR. These represent large market opportunities with strong growth trends and in which we believe Payoneer has competitive advantages that position us to continue to grow for years to come. These are also businesses of a larger enough scale for Payoneer that we expect these will be the primary drivers of volume and revenue growth for Payoneer in the near term.

Marketplace Ecosystems — We see huge opportunities to continue to grow as a key partner for marketplaces and SMB marketplace sellers around the world. Our growth strategy for marketplace ecosystems leverages our unique global footprint, network of marketplaces and SMBs, compliance and risk capabilities. These are growth-enabling tools that enable us to (i) grow volume with our existing marketplace ecosystems as those marketplaces and ecosystems continue to grow; (ii) secure relationships with additional marketplaces — including social and other consumer internet platforms that have announced their intention to become marketplaces — to grow volume and provide additional channels for Payoneer’s SMBs to grow; (iii) expand to new categories (iv) help consumer platforms scale up their e-commerce capabilities by introducing SMB relationships through our Green Channel program; and (v) expand the range of services we provide to marketplaces.

Scale B2B AP/AR Services — We believe we are in the very early stages of building our B2B AP/AR business and there are many growth opportunities ahead. To enable these opportunities, we have integrated B2B AP/AR into our global SMB sales efforts and are securing relationships with larger sellers. We have also created an APIs that enables partners to integrate the B2B AP/AR services into their SaaS offerings for their customers; we continue to add more ways for buyers to pay and sellers to get paid like global wires and open banking in Europe; and we continue to improve customer experience and risk management. There are important network effects on the B2B AP/AR services. These network effects contribute to Payoneer’s low cost of customer acquisition and positive volume retention, as network effects create stickiness that keep customers on our platform.

Expand Partnership Ecosystems

As a global platform that has attracted millions of customers around the world, we have been building momentum with many different types of partners that (i) deliver more value and improved customer experience for Payoneer customers; and (ii) accelerate cost-effective acquisition of new customers. We have partnered with SaaS platforms, mobile wallets, banks, marketplaces, advertising platforms, accounting firms, logistics companies and sourcing platforms, among others. These partnerships cover a broad range of activities including collaborating with marketplaces and SaaS platforms to offer Working Capital to SMBs; working with a leading sourcing platform to enable customers to source goods directly through their Payoneer Account; partnering with a global bank to leverage our merchant services platform to secure important new customer relationships; and collaborating with a leading SMB accounting software platform to offer integrated services.

Product Extension to Deliver More Value to Existing Customers and Target New Customers

We are making meaningful investments in additional growth opportunities that we believe will deliver significant value to our existing customers and also enable Payoneer to target large pools of new customers around the world. Three growth opportunities we are actively investing in are Merchant Services, Working Capital and Commercial Cards. Each of these represents a very large market opportunity and we believe we are well-positioned to leverage our global platform, brand, sales teams, compliance and risk capabilities and more to scale these and deliver unique value to customers. While we expect these to collectively consume meaningful investment dollars over the next few years, they are an important part of how we will continue to scale our global platform and revenues over the next several years. These new services are expected to help us to further accelerate our payback period for new customers and drive more value per customer.

Pursue Strategic M&A

Following our acquisition of optile in 2020, we believe there are many opportunities to leverage our global platform, regulatory and compliance infrastructure, technology, brand and team to deliver more value to more customers more quickly if we supplement our organic product development with targeted acquisitions that add new capabilities or drive greater efficiency to our platform. In addition, we have a large SMB customer base that maintain long-term relationships with Payoneer, which offers us the opportunity to acquire companies with synergistic product offerings for our customers. We recently hired a Chief Strategy Officer to lead our efforts to identify strategic growth opportunities that we believe are best suited to pursue through acquisition.

Our Global Team, Culture and Values

We believe the employees and culture of Payoneer are critical to our success and our ability to grow our business, support our customers and deliver shareholder value effectively and sustainably. We celebrate diversity and the cultures of the world represented by our customers and employees. Our goal is to create an environment in which each employee feels comfortable to be exactly who they are, where they are connected to something bigger than themselves and are given the support and opportunity to be the best they can be. We foster an environment that is defined by tolerance and caring for our fellow employees and our customers. We aim to maintain a long-term, balanced approach to decision-making, and believe that what is good for our employees will be good for our customers and for our shareholders.

We believe our commitment to a core set of values cultivates a unique culture and a sustainable competitive advantage. The following six core values permeate every part of Payoneer — which includes our people, our platform and our business:

Inclusion:    We go beyond borders. We believe that everyone, regardless of location and culture, deserves an equal opportunity to succeed and that the world is richer thanks to diversity.

Action:    We go beyond limits. We are creative problem solvers, biased to action talking. We don’t let anything get in the way of going the extra mile to bring value to our customers.

Passion:    We go beyond care. We aim to make a positive impact in the lives of our customers by partnering with them to identify and meet their business needs and continually exceed expectations.

Excellence:    We go beyond the expected. We boldly strive to maintain consistency in delivering a superior experience and service and remind ourselves that we can always do more for our customers.

Transparency:    We go beyond trust. We value integrity and honesty and are working constantly to encourage open communication both within our teams and with our customers.

Humility:    We go beyond assumptions. We acknowledge that we are only here thanks to our customers and are inspired by their entrepreneurial spirit. We are a global team that care for and respect one another and share a strong sense of responsibility to serve our customers.

These values are central to Payoneer and form the basis of not only how we recruit and evaluate performance, but also demonstrate how we are able to harness the collective talent of our employees and empower our partners around the world.

Competition

Payoneer operates in very large markets with a very broad set of competition. The most common competition for Payoneer are checks and wires, which are still the most used methods of B2B payments. The universe of competition includes payment methods like checks, wires, mobile wallets, network-branded physical and virtual cards, local clearing providers, open banking services and alternative payment methods.

There are also myriad types of payment providers that offer global payment services including global treasury banks that serve large corporate accounts; small local banks that focus on serving local SMBs; FX companies that focus on serving SMB importers and exporters; global digital payment platforms like PayPal or Ant Group; global card networks; Neobanks; SMB-focused B2B payment providers like Bill.com; Mass Payout service providers that specialize at providing services to enterprises and marketplaces, SMB AP/AR SaaS providers; merchant service providers that sell services to marketplaces like Adyen, Braintree and Stripe; and local companies that focus on enabling SMBs in one or more local markets to sell on digital marketplaces globally. For example, in China we face competition from a number of local payment providers. In some cases, marketplaces will provide their own payment capabilities to support payments to sellers.

While competitive factors and their relative importance can vary based on the size, the industry and the geographic reach of our partners and merchants, we believe we compete primarily on the basis of the quality and functionality of our platform, customer service, data security, pricing and innovation. We believe we compete favorably with respect to all of these factors.

Regulation

Payments Regulation.    Various laws and regulations govern the payments industry in the U.S. and globally. Payoneer is licensed in multiple jurisdictions and serves customers in over 190 countries and territories worldwide, from such licensed locations. Payoneer Inc. is a Money Service Business registered with the U.S. Treasury’s Financial Crimes Enforcement Network (FinCEN). Payoneer Inc. is a licensed money transmitter under the laws of all U.S. states where such license is necessary, the District of Columbia and Puerto Rico. The Money Transmitter license for Nevada is held by Payoneer US LLC, a subsidiary of Payoneer Inc. due to Nevada’s requirements. These licenses support the full range of Payoneer Account and Mass Payout/Enterprise payment services and among other things, subject us to reporting requirements, bonding requirements, limitations on the investment of customer funds and inspection by state regulatory agencies.

Outside the U.S., we provide localized versions of our services to customers through various foreign subsidiaries. The activities of those non-U.S. entities are, or may be, supervised by a financial regulatory authority in the jurisdictions in which they operate and under which they are licensed to provide services. For example, in Europe we are licensed in Ireland by the Central Bank of Ireland (authorized pursuant to EU passporting rules to provide payment services under its license in all countries in the European Economic Area). These regulatory authorities include, the Australian Securities and Investment Commission in Australia, the Customs and Excise Department in Hong Kong, and the Kanto Finance Bureau in Japan. Payoneer Inc. also acts as an Online Payment Gateway Service Provider (OPGSP) approved by the Reserve Bank of India, for the purpose of facilitating import and export payments for Indian residents. This list is not exhaustive, as there are numerous other regulatory agencies that have or may assert jurisdiction. The laws and regulations applicable to the payments industry in any given jurisdiction are subject to interpretation and change.

Numerous laws and regulations govern the payments industry in the U.S. and internationally. Various aspects of our business are, may become, or may be viewed by regulators from time to time as subject, directly or indirectly, to U.S. federal, state and foreign laws and regulations. As a cross-border digital payment platform, our business includes the facilitation, through our global bank and partner network, of the acceptance and/or payout of funds. As such, we are subject to laws, rules, regulations, policies and legal interpretations in the markets in which we operate, including (but not limited to) those governing payment services (including payment processing and settlement services), stored value, cross-border and domestic money transmission, factoring, foreign exchange, banking secrecy, anti-money laundering, and counter-terrorist financing. The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.

Where we do not have an operational licensed subsidiary, Payoneer typically relies on locally-licensed or regulated banks and payment partners to facilitate transactions in certain jurisdictions where Payoneer is not locally regulated. In certain of these jurisdictions, Payoneer maintains its own bank accounts or a pool of funds with a local partner.

For customers that come from China, Payoneer operates by providing the offshore/non-resident part of the service being provided under the regulatory framework of Payoneer Inc. and the settlement leg in China being supported by entities regulated by the PBOC that are Payoneer partners, such as banks and payment service providers). Payoneer Research & Development Ltd., Payoneer’s Israeli subsidiary, established a joint venture company with Chinese partners and that joint venture company applied to the PBOC for a domestic Payment Service Provider license and has been engaging with the PBOC on the application process, which is still in process. As of now, there is no specific date or deadline to require foreign and/or Chinese payment service providers partnering with foreign payment service providers to change their service framework, or for the approval of the license application of the joint venture.

We are also subject to laws and regulations that apply to businesses in general, such as those relating to employment, consumer protection, worker confidentiality obligations and taxation. As an online business, we are also subject to laws and regulations governing the internet, such as those relating to intellectual property ownership and infringement, trade secrets, the distribution of electronic communications, search engines and internet tracking technologies, and could be affected by potential changes to laws and regulations that affect the growth, popularity or use of the internet, including with respect to net neutrality and taxation on the use of the internet or e-commerce transactions.

Compliance with KYC Requirements.    Payoneer Inc. and its licensed subsidiaries are committed to compliance with all applicable customer identification regulatory requirements. The company is committed to preventing the use of its financial products by persons who seek to launder the proceeds of criminal activity, finance terrorism, or conduct other criminal acts. The risk of abuse is presented in large part through customers. Payoneer makes reasonable efforts appropriate to the circumstances to know its customers. Therefore, Payoneer has adopted a “Know Your Customer” (“KYC”) program to assist in managing its Anti-Money Laundering/Counter-Terrorism Financing (“AML/CTF”) risk.

The KYC program is a critical component of the AML/CTF Program. KYC embodies the concept that, in order to identify what is unusual activity for a customer, one must have established a sufficient understanding of what is usual and expected activity, consistent with the purpose and intended usage of the account relationship. Activity that is outside the norm or inconsistent with an institution’s understanding may be suspicious and require reporting to authorities.

Payoneer’s KYC program includes: (i) policies and procedures for collecting and verifying information on the identity of customers; (ii) policies and procedures for gathering further information about customers to gain a better understanding of the relationship and anticipated transaction activity; and (iii) policies and procedures for monitoring customer activity throughout the lifecycle of the relationship.

Our Customer Approval Policy is informed by the company’s AML/CTF Risk Assessment, which determines the level of AML/CTF risk posed to Payoneer by its product offerings, customer base, business geographies, distribution channels, and technologies, as well as the effectiveness of Payoneer’s compliance-related controls, policies, and procedures in mitigating these risks. Such risks stem from applicable legal/regulatory requirements, the nature of Payoneer products/services (including features, customers and geographic reach) and the record of actual performance of the Payoneer AML/CTF compliance program. These risks are mitigated, among other controls, by the KYC controls and requirements outlined in this document.

This Customer Approval Policy constitutes an integral part of Payoneer’s AML/CTF program and outlines the company’s responsibilities with respect to applicable KYC requirements as detailed in pertinent US laws, regulations, and statutes, including the Bank Secrecy Act (“BSA”), the USA PATRIOT Act, and in the relevant laws, regulations, and statutes of jurisdictions where Payoneer holds a local license.

Data Protection & Privacy Regulations:    As a company operating a global cross-border digital payment platform, we collect, process, store, share, disclose, transfer, retain and/or use personal information and other data in connection with conducting our business, including for purposes of marketing our services and products via the phone, email and text messages and verifying the identity of individuals within the framework of our know your customer (KYC) processes, which processes are required as part of our robust, risk-based compliance program that addresses the regulatory requirements of each country involved in a cross-border payment on our platform. Consequently, our business is subject globally to a number of complex laws and regulations governing data privacy and security, including with respect to such collection, processing, storage, sharing, disclosure, transfer, retention and use of personal information and other data.

The data privacy and security laws and regulations to which our business is subject may apply to personal information and data concerning our customers, employees or other third parties who interact with us, and include the California Consumer Privacy Act of 2018, the Personal Information Protection and Electronic Documents Act, the CAN-SPAM Act, Canada Anti-Spam Law, the Telephone Consumer Protection Act, Section 5(c) of the Federal Trade Commission Act, the European Union’s Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), or the GDPR, and other laws, enactments, regulations or orders transposing, implementing, adopting, supplementing or derogating from, the GDPR in each European Economic Area Member State, including the Irish Data Protection Act 2018, the European e-Privacy Directive currently implemented through national European laws in connection with the respect for private life and the protection of personal data in electronic communications (which is expected to be replaced by the European e-Privacy Regulation, which is still under development), GDPR as it forms part of retained European law (as defined in the European Union (Withdrawal) Act 2018), Brazil’s Lei Geral de Proteção de Dados Pessoais (LGPD), the Australian Privacy Act of 1988 and Japan’s Act on the Protection of Personal Information. These laws and their implementing regulations generally restrict certain collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices, and provide individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for the safeguarding and proper destruction of personal information and may impose obligations to provide notification of security breaches affecting personal information.

The burdens imposed by these and other laws and regulations that may be enacted, or by new interpretations of existing laws and regulations, may require us to modify our data processing practices, agreements and policies and to incur substantial costs in order to comply with this ever evolving regulatory landscape. We implement a variety of technical and organizational security measures and other measures to protect the data we process, including data pertaining to our customers, employees and business partners, but despite the measures we put in place, we may be unable to anticipate or prevent unauthorized access to such data.

Additionally, such laws and regulations may be inconsistent across jurisdictions or conflict with other rules. The applicability of these laws and regulations to us, and their scope and interpretation, are often uncertain, particularly with respect to laws and regulations outside the United States. Because the laws and regulations governing payment services and data privacy and security are constantly evolving and striving to keep pace with innovations in technology and media, it is possible that we may need to materially alter the way we conduct some parts of our business activities or we may be prohibited from conducting such activities altogether at some point in the future. For additional information regarding some of the risks relating to data privacy and security, see “Risk factors — Regulatory Risks Related to Payoneer — Our business is subject to complex and evolving regulations and oversight, in relation to privacy and data protection. Failure to comply with applicable data protection laws and regulations could subject us to fines and reputational harm.”

Employees

We are a company for entrepreneurs built by entrepreneurs. The people who work at Payoneer define Payoneer and enable our customers to participate in the global economy. As of March 31, 2021, our workforce consisted of 1,688 people in 30 locations across 26 countries. Our team draws from 61 nationalities, with a broad spectrum of backgrounds and experiences, across technology, financial services and other areas. We foster an entrepreneurial culture so that we may remain focused and innovative over time to ensure success as a trusted partner to our customers.

Facilities

Our principal executive office is located in New York City. In addition to our New York office, we also have offices in the greater metropolitan areas of Tel Aviv, San Francisco, and Hong Kong as well as 16 offices in 13 other countries. We lease each of our office spaces. We believe that our current facilities are adequate to meet our immediate needs.

Intellectual Property

The protection of our intellectual property rights is an important aspect of our business, and substantially all of our material intellectual property rights are developed in-house. We rely on a combination of trade secrets and know-how, trademark and copyright laws, confidentiality agreements, and technical measures to establish, maintain and protect our intellectual property rights and technology, including our brand and platform. We have registered our brand name as a trademark and domain names, in each case, in the United States and a number of other jurisdictions. We do not have any issued patents.

We consider our digital payment platform, which provides payment, financial, merchant, working capital and other services to companies, marketplaces, e-commerce sellers and others, to be our proprietary technology. The development and management of our platform require sophisticated coordination among many specialized employees. We believe that duplication of this coordination by competitors or individuals seeking to copy our platform would be difficult. To protect our technology and our platform, we implement multiple layers of security and provide our service offerings from duplicate data centers in two jurisdictions.

We also enter into confidentiality and invention assignment agreements with our employees and enter into confidentiality agreements with third parties to control access to, and the use and disclosure of, our confidential information. However, our contractual provisions may not always be effective at preventing unauthorized parties from obtaining our intellectual property rights and proprietary technologies or disclosing our confidential information. Likewise, intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property or proprietary rights may be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated.

For additional information regarding some of the risks relating to our intellectual property rights, see “Risk factors — Risks Related to Payoneer’s Business and Industry.”

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings that may have significant effects on our financial position or profitability.

For information on risks related to litigation, see “Risk Factors — General Risks — From time to time we are subject to various legal proceedings which could adversely affect our business, financial condition or results of operations”.

PAYONEER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted, “we”, “us”, “our”, “Payoneer”, and the “Company” refer to Payoneer Inc.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial Data” and the consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis, including information with respect to our future performance, liquidity and capital resources, and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

Payoneer is a global payment and commerce-enabling platform, powering growth for millions of digital businesses by providing global payments and other services via APIs as well as web, mobile applications and machine learning infrastructure. These global payment services enable Payoneer customers to connect once to Payoneer and pay or get paid globally with a broad set of localized and global payment methods.

Payoneer was founded in 2005 with the idea that technology and the internet were transforming commerce and making it possible for anyone anywhere to build and grow a digital business. We recognized the importance of offering services to both sides of two-sided commerce networks. We knew that small businesses would need a partner to help them navigate the complexity of our digital world so they could capitalize on the opportunities and grow their business and we knew that digital enterprises and marketplaces faced challenges supporting increasingly large and globally distributed groups of sellers. Since our founding, we have been building and extending our platform, working collaboratively with enterprises and SMBs that have been at the forefront of digital commerce. Over the past 16 years, we have built a secured, regulated platform that offers a global, multi-currency account to businesses of any size from more than 190 countries and providing a global payment infrastructure to pay and get paid globally as easily as locally. Our products and services are built to scale so sellers can grow with us and utilize more sophisticated tools and services across their lifecycle.

Our platform enables enterprises to make Mass Payouts to the entire world using a broad set of localized payment methods in addition to be able to pay Payoneer small business customers. We enable our small business customers to get paid from marketplaces and their B2B customers into their Payoneer Global Multi-currency Account. We provide additional services to our customers, focused on helping them manage and grow their business.

We have achieved our rapid growth through a combination of building strong brand and presence in marketplace ecosystems, entering into partnerships, investing in new products and global infrastructure and by pursuing strategic acquisitions. We have built a meaningful brand in the global digital commerce ecosystem supporting over 7,000 unique trade corridors over the last twelve months ended March 31, 2021. As of March 31, 2021, more than 5 million Marketplaces, Enterprises and SMBs from around the world have become Payoneer customers, which generated over $13.3 billion in volume during the three months ended March 31, 2021.

We seek to become an industry-leading global payment and commerce-enabling platform by being a great partner for our customers, democratizing access to financial services and driving growth for millions digital businesses of all sizes from around the world. Looking forward, we intend to continue to invest actively to grow our global platform, expand product development, extend our regulatory footprint, invest in automation, increase new customer growth and make more acquisitions to accelerate our ability to deliver more value to customers around the world. As a result, we intend to incur net losses while we reinvest significantly back into the business.

Our revenues are driven by the volume of transactions processed through our platform. Volume refers to the total dollar value of transactions successfully completed on or enabled by our platform, not including payment orchestration transactions. For a customer that both receives and later sends payments, we count the volume only once. Volume serves as a key metric for overall business activity, as growing volume is the primary driver for our revenue growth. See “Key Metrics and Non-GAAP Financial Measures” for additional information.

Reorganization and Public Company Costs

On February 3, 2021, Payoneer entered into a Reorganization Agreement with FTOC. Pursuant to the Reorganization Agreement, (i) First Merger Sub, a wholly owned subsidiary of New Payoneer, will merge with and into FTOC, with FTOC surviving the merger as a direct, wholly owned subsidiary of New Payoneer and (ii) Second Merger Sub, a wholly owned subsidiary of New Payoneer, will merge with and into Payoneer, with Payoneer surviving the merger as a direct, wholly owned subsidiary of New Payoneer.

As a result of the Reorganization, and upon consummation of the Reorganization and the other transactions contemplated by the Reorganization Agreement, FTOC and Payoneer will each become wholly owned subsidiaries of New Payoneer, with the securityholders of FTOC and Payoneer becoming securityholders of New Payoneer. Under both the no redemption and maximum redemption scenarios, the merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Payoneer has been determined to be the accounting acquirer, as it holds the majority voting rights, majority composition of the board of directors and executive management, and greater in overall asset, revenue and employee size following the Reorganization. New Payoneer will be the successor SEC registrant, meaning that Payoneer’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. As a consequence of the Reorganization, the New Payoneer common stock will be registered under the Exchange Act and listed on a U.S. national stock exchange, which will require Payoneer to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Payoneer expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees, which we expect will result in an increase general and administrative expense by approximately $10 million per year, beginning in 2021.

Impact of the COVID-19 Pandemic

Shelter-in-place orders, social distancing measures and travel restrictions following the extraordinary spread of COVID-19 have fundamentally shifted commerce and the way buyers and sellers transact, accelerating digitalization and e-commerce trends.

In response to the COVID-19 pandemic, we have implemented measures to focus on the safety of our employees, including implementing additional remote working capabilities, further strengthening connectivity between an already global workforce in 30 locations across 26 countries.

Starting in January 2020, COVID impacted Payoneer teams, customers and supply chains in China. Starting in March, due to broader travel restrictions, global travel and tourism slowed, negatively impacting our travel customer base. Furthermore, the Federal Reserve cut interest rates to zero in mid-March, impacting our interest income revenues, associated with underlying customer accounts. The global travel slowdown and interest rate cuts, coupled with general uncertainty and wavering business and consumer confidence, began to impact our financial results more significantly in March; we immediately took the following actions to closely monitor and enhance our financial position:

•        Instituted a temporary company-wide hiring freeze, which was lifted in June 2020;

•        Renegotiated contracts and pricing with certain vendors;

•        Temporarily slowed sales and marketing activities, specifically marketing, which we gradually restored back to 2019 levels beginning in June 2020; and

•        Prioritized profitability enhancement projects.

Following weaker than expected financial results in April 2020 driven by dramatic reductions in travel activity and overall soft economic activity, we saw a strong recovery in May 2020 as consumer buying shifted from brick and mortar to e-commerce, leading to a reacceleration in our e-commerce customer base throughout the end of the second quarter of 2020 and into the third quarter of 2020. During the second quarter of 2020 transaction volume was up 27% vs. the first quarter of 2020, with strong e-commerce and B2B activity offsetting the material declines we saw in our travel customer base. The acceleration of digital commerce has created tailwinds that have further strengthened our positioning as an enabler of global commerce, resulting in 9% total revenue growth in 2020. When adjusting for the reduction in our travel customer base and the decline in interest income, our revenue grew by 31% for the year ended December 31, 2020 compared to the year ended December 31, 2019.

This trend continued in the first quarter of 2021, resulting in 23% total revenue growth in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. When adjusting for the reduction in our two largest travel Marketplaces and decline in interest income, our revenue grew by 46% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

We will continue to evaluate the nature and extent of the potential impact of COVID-19 on our business, consolidated results of operations, and liquidity.

Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns and high-travel seasons. Historically, our revenues have been strongest during the fourth quarter of every year, primarily as a result of higher e-commerce sales during the holiday season. Additionally, in a typical year, we see revenue fluctuations related to peak travel periods, specifically in the late second quarter into the third quarter of every year, within the northern hemisphere markets and the late fourth quarter into the first quarter of every year, within the southern hemisphere markets. Adverse events that occur during these months, such as COVID-19 which has had an impact to our 2020 results, could have a disproportionate effect on our revenue results for the entire fiscal year.

Key Factors Affecting Our Performance

Continued Growth of Digital Commerce.    Growth of digital commerce has accelerated due to the COVID-19 pandemic, shifting buying preferences to online from offline. As more economic activity moves to the digital world, we expect to see more businesses adapting and moving online, broadening the number of potential customers we can offer services. For the year ended December 31, 2020, total volume increased by 53% compared to the year ended December 31, 2019, and increased by 61% during the three months ended March 31, 2021, compared to the three months ended March 31, 2020.

Acquiring New Customers.    Maintaining our growth requires new customers to continue adopting our platform and products. We will continue to invest in our go-to-market strategy as we further penetrate our addressable markets. Our financial performance will depend in large part on the overall global demand for our platform.

Continue to Grow Within Existing Customers.    Our revenue grows as we meet more needs of our customers around the world. Our customers tend to utilize more of our services as their needs grow and as they understand the benefits Payoneer can provide to their business. Sustaining our growth will depend on our ability to continue meeting our customers’ needs and persuading them to use more of our platform.

Network-Effects Drive Low-Cost Customer Acquisition.    We support a two-sided network, providing services to buyers and suppliers, marketplaces and marketplace sellers and connecting them all on a single platform. We leverage this unique position in the middle of two-sided networks to cost-effectively acquire customers, ranging from some of the most valuable companies in the world to small sole proprietors in emerging markets. These network effects have allowed us to increase our volume from new customer cohorts by more than 700% when comparing the first quarter of 2014 to the first quarter of 2021 and to foster relationships with some of the largest marketplaces around the world. As our customers sell more goods and services online through digital channels, our volume increases — we grow our volume as our customers grow their volume. Our customer cohorts have grown consistently over time, resulting in more than 100% net volume retention by cohort. We continue to innovate, to connect digital businesses to more digital businesses and deliver new products and services for our customers, such as Working Capital and Merchant Services, which we expect will increase the growth and lifetime value of our customer base.

Expand Our Partnership Network.    We collaborate with many partners around the world, which enables us to integrate Payoneer services into software platforms, banks and other offerings actively used by small businesses. These integrated partnerships enable us to offer better service to our customers and to cost-effectively acquire new customers. These partnerships cover a broad range of third parties, including SaaS platforms, sourcing platforms, banks, tax providers and accounting software providers. Our ability to innovate and grow is dependent, in part, on our ability to maintain and grow our partnership base.

Investment in new services to drive growth

We will continue to make significant investments in both existing and new products and services, including B2B AP/AR, Working Capital and Merchant Services. By delivering more services to our customers, we can improve their ability to manage and grow their businesses. These investments in product development are necessary to achieve our long-term growth and profitability.

Acquisitions

In 2020, we acquired optile GmbH, or optile, a leading, next-generation payment orchestration technology platform, that empowers merchants to be in control of their online consumer payments and optimize for quality, cost and consumer choice, while unifying reconciliation and reporting. optile’s technology enabled us to expand our product suite to improve the way merchants of all size manage their online payments from consumers. We believe there are additional opportunities to deliver value to more customers through targeted acquisitions.

Economic conditions and resulting business trends

Our results of operations are impacted by the relative strength of the overall economy and its effect on business investment, unemployment, consumer spending behavior, and business and consumer demand. Our customers’ underlying business activities are also linked to the macroeconomic and geopolitical environment.

Components of Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document.

Revenue

The majority of our revenues are generated from transaction fees, which are generally driven by transaction volumes. Volume refers to the total dollar value of transactional funds received by Payoneer. Transaction fee revenue principally consists of fees charged when customers use their funds, either to withdraw their funds from our platform or to use the funds to make payments.

To a lesser extent, the Company generates revenue through collection fees, which mainly refers to fees charged when payments are made into a customer’s account, and also bank transfer fees, which are fees charged when one of Payoneer’s Enterprise customers uses Payoneer to send a payment directly into the bank account of a small business.

The majority of the Company’s revenue is recognized and collected upon the completion of the underlying transaction. In some cases, revenues are collected through intermediaries such as issuing banks, which are typically settled on a monthly basis. For more information on our revenue recognition policies, see note 2.q. of our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Transaction costs

Transaction costs mainly consist of fees paid to the banks, processors and networks that process payments to and from the Payoneer platform, costs to acquire currencies, card supply costs and losses related to certain of the Company’s services. These costs are net of any rebate programs with banks and processors, such as volume rebates. Transaction costs are primarily driven by volume and number of transactions and generally increase as volume and number of transactions increase.

The Company is exposed to potential transaction losses such as credit cards collections losses, ACH (“Automated Clearing House”) returns, prepaid card negative balances and chargebacks. These costs are included in transaction costs. The Company also records an allowance for estimated losses arising from doubtful capital advances. The allowance is monitored quarterly and is updated based on actual claims data.

Other operating expenses

Other operating expenses mainly include compensation for the Company’s employees and subcontractors who support customer service calls, customer approvals, banking infrastructure implementations, transaction monitoring and liquidity management as well as indirect costs incurred for fraud detection, compliance operations, regulatory services and maintenance costs related to the Company’s customer call center infrastructure. Going forward, the Company expects to grow its customer-facing operations and therefore experience a corresponding growth in employees and outsourced personnel compensation expenses. In addition, the Company is investing in automation to reduce the amount of resources required to support customers.

Research and development expenses

Research and development expenses consist primarily of employee compensation and related costs, professional services and consulting expenses, and non-capitalized costs associated with the development of new technologies. Such non-capitalized costs are charged to the statement of operations as incurred.

Sales and marketing expenses

Sales and marketing expenses consist of costs for business development, customer success, product launch costs, marketing and advertising costs, retention costs and certain customer acquisition costs. This also includes employee compensation and related costs to support the sales and marketing process.

General and administrative expenses

General and administrative expenses consist primarily of compensation, benefits and overhead expenses associated with corporate management. We expect our general and administrative expenses will increase as a result of becoming a public company, as we will hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We also expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. We expect to incur an additional one-time expense related to management transaction pool vesting as a result of becoming a public company.

Depreciation and amortization

Depreciation and amortization consist primarily of amortization of intangible assets, internally developed software, and depreciation of our investments in property, equipment, and software. We depreciate and amortize our assets on a straight-line basis in accordance with our accounting policies. The useful lives are 3-5 years for computers, software and peripheral equipment, 6-16 years for furniture and office equipment, and the lesser of the asset useful life or remaining lease term for leasehold improvements. Capitalized development costs and current technology acquired as part of the optile acquisition are amortized over the period of estimated benefit, using the straight-line method and estimated useful lives of 3-6 years. We expect amortization expenses to increase going forward as a result of the optile acquisition and our increased investment in research and development.

Financial income, net

Financial income, net primarily includes gains (losses) from foreign exchange fluctuations. The Company conducts transactions worldwide and settles accounts with its financial intermediaries in various currencies. Interest income (expense) from cash and cash equivalents deposited in its accounts is also included under financial income, net, which vary based on cash and cash equivalents balances, and based on market rates.

Income tax

The Company is in a loss position in the US and has a full valuation allowance. The Company is profitable in foreign jurisdictions for which there are income taxes recorded.

Share in losses of associated company

Investments in entities where the Company has the ability to exercise significant influence, but not control, over the investee and investment in joint ventures, are accounted for using the equity method of accounting. For such investments, the Company’s share of the investee’s results of operations is included as share in losses of associated companies on the consolidated statements of income.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this document. We have derived this data from our interim and annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

	Three Months Ended March 31,
(in thousands)	2021	2020	$ Change	% Change
Revenues	$100,606	$81,959	$18,647	23%

Transaction costs	20,155	24,793	(4,638)	-19%
Other operating expenses	26,614	19,852	6,762	34%
Research and development expenses	16,653	10,574	6,079	57%
Sales and marketing expenses	23,139	17,829	5,310	30%
General and administrative expenses	10,517	7,826	2,691	34%
Depreciation and amortization	4,677	4,166	511	12%
Total operating expenses	101,755	85,040	16,715	20%

Operating loss	(1,149)	(3,081)	1,932	62%

Financial expense, net	622	1,803	(1,181)	-66%

Loss before taxes on income	(1,771)	(4,884)	3,113	64%

Income tax	1,731	2,573	(842)	-33%
Share in losses of associated company	6	22	(16)	-73%
Net loss	$(3,508)	$(7,479)	$3,971	53%

Revenues

Revenues were $100.6 million for the three months ended March 31, 2021, an increase of $18.7 million, or 23%, compared to $82.0 million for the three months ended March 31, 2020. Our volume grew by $5.0 billion, or 61%, compared to the three months ended March 31, 2020 as we experienced continued growth in digital commerce stemming from the shift in consumer buying behavior towards e-commerce due to COVID-19. The COVID-19 pandemic has adversely affected the volume associated with our travel customer base and also negatively impacted our interest income on underlying customer funds, which decreased by 85% over this period due to lower interest rates gained on our deposited funds. When excluding the revenues attributable to our two biggest travel marketplaces and interest income from each period, our revenue increased by 46% during the period ended March 31, 2021 when compared to the period ended March 31, 2020.

Transaction costs

Transaction costs were $20.2 million for the three months ended March 31, 2021, a decrease of $4.6 million, or 19%, compared to $24.8 million for the period ended March 31, 2020. This decrease partially relates to an increase in non-recurring payment network incentives of $4.2 million earned by achieving certain volume-related milestones. In addition, while volume increased by 61% during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, there was no significant corresponding increase in transaction costs during the same period due to improved commercial terms, internal platform optimizations, and cost structure benefits from increased transaction volumes. When excluding the transaction costs attributable to our two biggest travel marketplaces from each period, our transaction costs decreased by 5% during the period ended March 31, 2021 when compared to the period ended March 31, 2020.

Other operating expenses

Other operating expenses were $26.6 million for the three months ended March 31, 2021, representing an increase of $6.7 million compared to $19.9 million, or 34%, for the three months ended March 31, 2020. This increase was driven primarily by an increase of $4.0 million relating to employee compensation, benefits and other employee-related expenses partly as a result of an increase in the headcount compared to the three months ended March 31, 2020, and $2.0 million related to independent consultant expenses to support our growing volume and business requirements.

Research and development expenses

Research and development expenses were $16.7 million for the three months ended March 31, 2021, representing an increase of $6.1 million, or 57%, compared to $10.6 million for the three months ended March 31, 2020. This increase was driven primarily by an increase of approximately $4.9 million in research and development employee compensation as a result of an increase in the headcount compared to the three months ended March 31, 2020 with a corresponding increase of $0.5 million in overhead expenses allocated to the research and development department.

Sales and marketing expenses

Sales and marketing expenses were $23.1 million for the three months ended March 31, 2021, an increase of $5.3 million, or 30%, compared to $17.8 million for the three months ended March 31, 2020. This increase was driven largely by an increase of $3.6 million in employee compensation, benefits and other employee-related expenses, partly as a result of an increase in the headcount compared to the three months ended March 31, 2020, and an increase of $1.1 million in employee and third-party commissions which corresponds to our revenue growth during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020.

General and administrative expenses

General and administrative expenses were $10.5 million for the three months ended March 31, 2021, an increase of $2.7 million, or 34%, compared to $7.8 million for the three months ended March 31, 2020. This increase was driven mainly by an increase of $3 million in compensation, benefits and other employee-related expenses partly as a result of an increase in the headcount compared to the three months ended March 31, 2020.

Depreciation and amortization expenses

Depreciation and amortization expenses were $4.7 million for the three months ended March 31, 2021 compared to $4.2 million for the three months ended March 31, 2020, representing an increase of $0.5 million, or 12%. This increase was driven primarily by $0.9 million increase in amortization of internal use software costs during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 which was offset by $0.6 million impairment of internal use software that occurred during the three months ended March 31, 2020.

Financial expenses, net

Financial expense, net was $0.6 million for the three months ended March 31, 2021, a decrease of $1.2 million, or 66%, compared to $1.8 million for the three months ended March 31, 2020. This decrease was driven largely by revaluation of foreign currency balances during the three months ended March 31, 2021.

Income tax

Income tax expense was $1.7 million for the three months ended March 31, 2021, a decrease of $0.9 million, or 33%, compared to an expense of $2.6 million for the three months ended March 31, 2020. The decrease was primarily the result of taxes associated with our foreign subsidiaries.

Net loss

For a discussion regarding the Company’s net loss position please refer to the Liquidity and Capital Resources section below.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	Year Ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Revenues	$345,592	$317,750	$27,842	9%

Transaction costs	97,040	94,665	2,375	3%
Other operating expenses	81,976	82,295	(319)	-%
Research and development expenses	52,301	34,772	17,529	50%
Sales and marketing expenses	76,846	61,020	15,826	26%
General and administrative expenses	37,629	31,016	6,613	21%
Depreciation and amortization	17,095	10,341	6,754	65%
Total operating expenses	362,887	314,109	48,778	16%

Operating Income (loss)	(17,295)	3,641	(20,936)	-575%

Financial income, net:	2,012	524	1,488	284%

Income (loss) before taxes on income	(15,283)	4,165	(19,448)	-467%

Income tax	8,320	4,709	3,611	77%
Share in losses of associated company	143	81	62	77%
Net loss	$(23,746)	$(625)	$(23,121)	3,699%

Revenues

Revenues were $345.6 million for the year ended December 31, 2020, an increase of $27.8 million, or 9%, compared to $317.8 million for the year ended December 31, 2019. Our volume grew by $15.4 billion, or 53%, compared to the year ended December 31, 2019 as we experienced continued growth in digital commerce stemming from the shift in consumer buying behavior towards e-commerce due to COVID-19. The COVID-19 pandemic has adversely affected the volume associated with our travel customer base and also negatively impacted our interest income on underlying customer funds, which decreased by 65% over this period due to lower interest rates gained on our deposited funds. When excluding the revenues attributable to our two biggest travel marketplace customers and interest income from each period, our revenue increased by 31% during the year ended December 31, 2020.

Transaction costs

Transaction costs were $97 million in the year ended December 31, 2020, representing an increase of $2.3 million, or 3%, compared to $94.7 million in the year ended December 31, 2019. This increase is correlated with the increase in volume as described above, as well as an increase of $3.0 million in lost funds and chargebacks due to the higher volume and an increase in fraudulent transactions during the second quarter of 2020. This trend was partially offset by a decrease of $5.3 million in fees paid to banks and other financial institutions due to improved commercial terms negotiated during the year ended December 31, 2020. Transaction costs as a percentage of Revenue were 28% in the year ended December 31, 2020, representing a decrease of 2% compared to 30% in the year ended December 31, 2019.

Other operating expenses

Other operating expenses were $82 million for the year ended December 31, 2020, representing a decrease of $0.3 million compared to $82.3 million for the year ended December 31, 2019. During the year ended December 31, 2020, the Company recorded a recovery of a reserve amounting to $3.6 million relating to one of the Company’s issuing banks, who entered into a liquidation process, and for which the Company had provisioned for doubtful debts during 2018. In addition, operating expenses were impacted by a $2 million decrease relating to operational regulatory services. The described decrease was offset by an increase of $3.4 million in employee compensation, benefits and other employee-related expenses and by a $2.3 million expense for new software.

Research and development expenses

Research and development expenses were $52.3 million for the year ended December 31, 2020, representing an increase of $17.5 million, or 50%, compared to $34.8 million for the year ended December 31, 2019. This increase was driven primarily by an increase of approximately $14.1 million in research and development employee compensation, as a result of an increase in the headcount compared to the year ended December 31, 2019, with a corresponding increase of $3.6 million in overhead expenses allocated to the research and development department. $2.5 million of the increase in employee compensation was related to additional headcount as a result of the optile acquisition.

Sales and marketing expenses

Sales and marketing expenses were $76.8 million for the year ended December 31, 2020, an increase of $15.8 million, or 26%, compared to $61 million for the year ended December 31, 2019. This increase was driven largely by an increase of $9.4 million in employee compensation, benefits and other employee-related expenses and an increase of $3.3 million in commissions expenses mainly relating to amortization of capitalized expenses, which was partially offset by a decrease of $2.1 million in travel expenses which were lower due to the COVID-19 pandemic. $2.5 million of the increase in employee compensation was related to additional headcount as a result of the optile acquisition.

General and administrative expenses

General and administrative expenses were $37.6 million for the year ended December 31, 2020, an increase of $6.6 million, or 21%, compared to $31 million for the year ended December 31, 2019. This increase was driven mainly by an increase of $8.2 million in compensation, benefits and other employee-related expenses, and an increase of $3.3 million in professional services received (including legal and financial services), part of which are related to the acquisition of optile. This was offset by a recovery of a reserve amounting to an additional $1.5 million relating to one of the Company’s issuing banks, who entered into a liquidation process, and for which the Company had provisioned for doubtful debts during 2018. $4 million of the increase in employee compensation is related to additional headcount as a result of the optile acquisition.

Depreciation and amortization expenses

Depreciation and amortization expenses were $17.1 million for the year ended December 31, 2020 compared to $10.3 million for the year ended December 31, 2019, representing an increase of $6.8 million, or 65%. This increase was driven primarily by an increase in amortization of capitalized expenses of software developed by the Company, of which $3.3 million related to the optile acquisition.

Financial income and expenses, net

Financial income, net was $2 million for the year ended December 31, 2020, an increase of $1.5 million, or 284%, compared to $0.5 million for the year ended December 31, 2019. This increase was driven largely by revaluation of foreign currency balances during the year ended on December 31, 2020.

Income tax

Income tax expense was $8.3 million for the year ended December 31, 2020, an increase of $3.6 million, or 77%, compared to an expense of $4.7 million for the year ended December 31, 2019. The increase was primarily the result of taxes associated with our foreign subsidiaries.

Net loss

For a discussion regarding the Company’s net loss position please refer to the Liquidity and Capital Resources section below.

Year ended December 31, 2019 Compared to Year Ended December 31, 2018

The following table sets forth our consolidated statements of operations data in US dollars for the periods indicated:

	Year Ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Revenues	$317,750	$260,135	$57,615	22%

Transaction costs	94,665	81,368	13,297	16%
Other operating expenses	82,295	68,883	13,412	19%
Research and development expenses	34,772	29,383	5,389	18%
Sales and marketing expenses	61,020	50,165	10,855	22%
General and administrative expenses	31,016	24,389	6,627	27%
Depreciation and amortization	10,341	7,874	2,467	31%
Total operating expenses	314,109	262,062	52,047	20%

Operating Income (loss)	3,641	(1,927)	5,568	289%

Financial income (loss), net:	524	(2,173)	2,697	124%

Income (loss) before taxes on income	4,165	(4,100)	8,265	202%

Income tax	4,709	3,089	1,620	52%
Share in losses of associated company	81	—	81	NM %
Net loss	$(625)	$(7,189)	$6,564	91%

Revenues

Revenues were $317.8 million for the year ended December 31, 2019, an increase of $57.7 million, or 22%, compared to $260.1 million for the year ended December 31, 2018, primarily due to an increase in volumes. Our volume grew by $7.5 billion, or 35%, compared to the year ended December 31, 2018 driven by the continued growth in e-commerce, customer acquisition and products expansion and enhancements.

Transaction costs

Transaction costs were $94.7 million for the year ended December 31, 2019, an increase of $13.3 million, or 16%, compared to $81.4 million for the year ended December 31, 2018. This increase is correlated with the increase in volume as described above. During the period, the Company was able to improve terms with vendors leading to greater efficiency. Transaction costs as a percentage of Revenue were 30% in the year ended December 31, 2020, representing a decrease of 1% compared to 31% in the year ended December 31, 2019.

Other operating expenses

Other operating expenses were $82.3 million for the year ended December 31, 2019, compared to $68.9 million for the year ended December 31, 2018, an increase of $13.4 million or 19%. This increase was driven primarily by an increase of approximately $7.7 in compensation to operation supporting employees, mainly as a result of increase in headcount, and a $2.5 million increase in expenses for operation supporting software. This was partially offset by a decrease of $3.6 million in other expenses, which included a write-off of a deposited fund , which was deposited with a processor that entered a liquidation process recorded during the year ended in December 31, 2018.

Research and development expenses

Research and development expenses were $34.7 million for the year ended December 31, 2019, an increase of $5.3 million, or 18%, compared to $29.4 million for the year ended December 31, 2018. This increase was driven primarily by an increase of approximately $3.6 million in research and development employee’s compensation, as a result of an increase in headcount to support development of new products and platforms, including B2B AP/AR and Working Capital. The increased headcount was followed by a corresponding increase of $1.8 million in overhead expenses allocated to the research and development department (as allocation of overhead is based primarily on headcount).

Sales and marketing expenses

Sales and marketing expenses were $61.0 million for the year ended December 31, 2019, an increase of $10.8 million, or 22%, compared to $50.2 million for the year ended December 31, 2018. This increase was driven largely by an increase of $5.7 million in compensation, benefits and other employee-related expenses (excluding commissions) as a result of continued growth and expansion of the Company and an increase of $4.1 million in paid commissions. This was partially offset by a decrease of $1.9 million in marketing expenses and a decrease of $1.2 million in the recognized commissions expenses for our sales personnel as a result of capitalization of costs beginning in 2019 as a result of the adoption of ASC 606.

General and administrative expenses

General and administrative expenses were $31 million for the year ended December 31, 2019, an increase of $6.6 million, or 27%, compared to $24.4 million for the year ended December 31, 2018. This increase was driven mainly by a $4.7 million in compensation, benefits and other employee-related expenses. This was partially offset by a decrease of $1.5 million in other expenses, which included a write-off of doubtful accounts, that were deposited with a processor that entered a liquidation process recorded during the year ended in December 31, 2018.

Depreciation and amortization expenses

Depreciation and amortization expenses were $10.3 million for the year ended December 31, 2019, compared to $7.9 million for the year ended December 31, 2018, an increase of $2.4 million, or 31%. This increase was driven primarily by purchases of property, plant and equipment, and amortization of capitalized internal use software expenses.

Financial income and expenses, net

Financial income, net was $0.5 million for the year ended December 31, 2019, an increase of $2.7 million, compared to a net expense position of $2.2 million for the year ended December 31, 2018. This increase was driven largely by revaluation of foreign currency balances, mainly GBP, CNH and CNY.

Income tax

Income tax expense was $4.7 million for the year ended December 31, 2019, an increase of $1.6 million, or 52%, compared to an expense of $3.1 million for the year ended December 31, 2018. The increase was primarily the result of taxes associated with our foreign subsidiaries.

Net loss

For a discussion regarding the Company’s net loss position please refer to the Liquidity and Capital Resources section below.

Liquidity and Capital Resources

The following discussion of our liquidity and capital resources is based on the financial information derived from our audited consolidated financial statements included elsewhere in this prospectus.

Liquidity

The operations of the Company have historically been financed primarily through the issuance of redeemable preferred stock. Refer to Note 12 of the Company’s consolidated financial statements and Note 12 of the Company’s unaudited condensed consolidated financial statements for further information relating to the redeemable preferred stock.

In addition, pursuant to the Company’s Loan and Security Agreement, which was last amended on November 9, 2020, the Company can request advances under a revolving line of credit in an aggregate principal amount equal to $85 million. The revolving line maturity date is May 1, 2023. Under the amendment, effective as of November 9, 2020 each advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a floating rate equal to the greater of 0.3% below the Prime Rate and 3.7%. The Agreement includes reporting, financial covenant and certain restrictive covenants that, subject to certain exceptions, limit the Company’s ability to sell assets, incur additional indebtedness, make certain investments and other distributions, engage in certain transactions with affiliates, change the nature of our business and place liens on our or our subsidiaries’ assets. As of December 31, 2020, and March 31, 2021, the Company was in compliance with these covenants.

As of December 31, 2020, we had $103 million of cash and cash equivalents, which included $40 million of borrowings under our revolving line of credit. As of March 31, 2021, we had $104.7 million of cash and cash equivalents, which included $49 million of borrowings under our revolving line of credit. In connection with the November 2020 amendment to the Company’s Loan and Security Agreement, the Company incurred an additional $15 million under a term loan, payable in 10 equal monthly instalments beginning on April 2021.

In addition, on July 22, 2020, we issued 3,500 shares of our Series 1 Senior Preferred Stock, a warrant to purchase up to 1,477,094 shares of common stock at an exercise price of $10.21 per share, and a warrant to purchase up to 2,954,188 shares of common stock at an exercise price of $0.01 per share for gross proceeds before issuance costs of $35,000,000. The Series 1 Senior Preferred Stock, which, upon Closing, will remain as outstanding preferred stock of Payoneer Inc., contains certain restrictions that limit our ability to incur indebtedness, engage in certain affiliate transactions, make certain investments and incur debt, among other restrictions.

We believe our existing cash and cash equivalents and cash flows from operating activities will be sufficient to meet our operating working capital and capital expenditure requirements for at least the next twelve months. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our platform and the expansion of sales and marketing activities. Although we currently are not a party to any agreement and do not have any understanding with any third-parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. In addition, growth in our Working Capital offering portfolio increases our liquidity needs, and any failure to meet those liquidity needs could adversely affect our business. We continue to evaluate partnerships and third-party sources of funding for our Working Capital offering portfolio. Additional funds may not be available on terms favorable to us or at all.

Cash Flows

The following tables present a summary of cash flows from operating, investing and financing activities for the following comparative periods.

	Three months ended March 31,		Year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net cash provided by (used in) operating activities	$(16,468)	$8,915	$9,526	$(14,312)	$(5,988)
Net cash used in investing activities	(8,034)	(15,944)	(66,854)	(20,581)	(11,429)
Net cash provided by financing activities	2,430	32,697	1,673,464	353,743	553,624
Effect of exchange rate changes on cash and cash equivalents	(899)	1,442	636	521	(2,538)
Change in cash	(22,971)	27,110	1,616,772	319,371	533,669

Operating Activities

Net cash provided by (used in) operating activities consists of net loss adjusted for certain non-cash items and changes in other assets and liabilities.

The Company’s net loss for the three months ended March 31, 2021 was $3.5 million after considering non-cash charges primarily consisting of $4.7 million in depreciation and amortization, $4.4 million in share-based compensation expenses as well as other non-cash items.

The Company’s net loss for the year ended December 31, 2020 was $23.7 million after considering non-cash charges primarily consisting of $17.1 million in depreciation and amortization, $11.1 million in share-based compensation expenses as well as other non-cash items.

The Company’s net loss for the year ended December 31, 2019 was $0.6 million after considering non-cash charges primarily consisting of $10.3 million in depreciation and amortization, $9.5 million in share-based compensation expenses as well as other non-cash items.

Net cash used in operating activities was $16.5 million for the three months ended March 31, 2021, a decrease of $25.4 million, compared to cash provided by operating activities of $8.9 million for the three months ended March 31, 2020. This was driven primarily by an increase in outstanding Capital Advances from our Working Capital offering of approximately $33.3 million on net basis ($104.4 million customer advances extended to customers net of $98.4 million collected from customers) during the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. This was partially offset by fluctuations in current asset and liability balances particularly within accounts receivable and other payables due to the timing of payments as well as other immaterial uses of cash.

Net cash provided in operating activities was $9.5 million for the year ended December 31, 2020, an increase of $23.8 million, compared to cash used in operating activities of $14.3 million for the year ended December 31, 2019. This was driven by fluctuations in current asset and liability balances particularly within prepaid taxes, accrued expenses and employee related compensation due to the timing of payments. This was partially offset by an increase in outstanding Capital Advances from our Working Capital offering of approximately $6.4 million net ($266.1 million customer advances extended to customers net of $259.8 million collected from customers) and other immaterial uses of cash.

Net cash used in operating activities was $14.3 million for the year ended December 31, 2019, an increase of $8.3 million, or 138%, compared to $6.0 million for the year ended December 31, 2018. The increase in cash used in operating activities was driven predominately from the increase in Capital Advances from our Working Capital offering, which was in line with the expansion of the Company’s Working Capital offering by approximately $43.0 million net ($171.1 million customer advances extended to customers net of $128.1 million collected from customers) during the period and increases in other assets of approximately $8.1 million.

Investment Activities

Net cash used in investing activities was $8.0 million for the three months ended March 31, 2021, a decrease of $7.9 million, or 50%, compared to $15.9 million for the three months March 31, 2020. This was predominantly related to $15.5 million used for the acquisition of optile, net of cash acquired, during the three months ended March 31, 2020, as described within Note 3 of the consolidated financial statements, with no comparable activity during the three months ended March 31, 2020. This change was partially offset by an increase in customer funds in transit of $6.7 million.

Net cash used in investing activities was $66.9 million for the year ended December 31, 2020, an increase of $46.3 million, or 225%, compared to $20.6 million for the year ended December 31, 2019. This was predominantly related to an increase in customer funds in transit of approximately $37.7 million as well as an increase of $15.5 million used for the acquisition of optile, net of cash acquired, as described within Note 3 of the consolidated financial statements. Uses of cash also included increased capitalization of internal use software of approximately $9 million as well as purchases of property, plant and equipment of approximately $5 million.

Net cash used in investing activities was $20.6 million for the year ended December 31, 2019, an increase of $9.2 million, or 81%, compared to $11.4 million for the year ended December 31, 2018. This principally related to purchases of property, plant and equipment of approximately $9.1 million, capitalization of internal use software of approximately $8.1 million and $6.5 million associated with an investment in associated company.

Financing Activities

Net cash provided by financing activities was $2.4 million for the three months ended March 31, 2021, a decrease of $30.3 million, or 93%, compared to $32.7 million for the three months ended March 31, 2020. This predominantly relates to a $22.0 million decrease associated with customer balances during the period ending March 31, 2021 as compared to a $32.5 million increase associated with customer balances during the period ending March 31, 2020. This decrease was offset by net proceeds from long-term debt of $24 million received during the three months ended March 31, 2021.

Net cash provided by financing activities was $1.7 billion for the year ended December 31, 2020, an increase of $1.3 billion, or 368%, compared to $353.7 million for the year ended December 31, 2019. The increase predominantly relates to cash associated with customer balances of approximately $1.7 billion as well as issuance of redeemable preferred stock and warrants for $32.6 million net of issuance costs, offset by repayments of long-term debt of $20.0 million.

Net cash provided by financing activities was $353.7 million for the year ended December 31, 2019, a decrease of $199.9 million, or 36%, compared to $553.6 million for the year ended December 31, 2018. The cash provided by financing activities relates to customer balances of around $292.7 million as well as drawings of $60.0 million under our revolving line of credit.

Customer balances increased period over period as the Company moved from being a program manager to becoming the card issuer, and as such started recording customer balances on the face of the balance sheet and within financial activities on the cash flow statement.

Key Metrics and Non-GAAP Financial Measures

Our management uses a variety of financial and operating metrics to evaluate our business, analyze our performance, and make strategic decisions. We believe these metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as management. However, these measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for financial measures that have been calculated in accordance with GAAP. We primarily review the following key performance indicators and non-GAAP measures when assessing our performance:

Volume

Volume refers to the value of payments successfully completed or enabled by our platform, not including orchestration transactions. Volume serves as a key metric for overall business activity, as growing volume is the primary driver for our revenue growth.

	Three months ended March 31,		Year ended December 31,
(in millions)	2021	2020	2020	2019	2018
Volume	$13,342	$8,300	$44,419	$28,990	$21,506

Volume grew 61% for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 as we experienced continued growth in digital commerce, further accelerated and amplified by the COVID-19 pandemic which led to a significant boost in e-commerce/seller volume as a result of rapid shift in consumer buying behavior towards e-commerce. Nonetheless, the COVID-19 pandemic has also adversely affected the business of our travel marketplaces as the volume associated with the travel customer base is still below the pre-COVID pandemic levels in the majority of markets around the world.

Volume grew 53% year over year in the year ended December 31, 2020 as a result of continued growth in digital commerce, concurrently with the adverse effect on the business of our customers’ travel marketplaces. Volume grew 35% year over year in 2019 as we saw a continued organic growth in the business.

Revenue

The Company generates revenues mainly from transaction fees, which are generally driven by transaction volumes. Transaction fee revenue principally consists of fees for withdrawals and usage. We believe that Revenue demonstrates our ability to monetize on volumes. Our revenues can be impacted by the following:

(i)     Mix in customer size, products, and services;

(ii)    Mix between domestic and cross-border transactions;

(iii)   Geographic region or country in which a transaction occurs; and

(iv)   Pricing and other market conditions.

Management closely monitors volume and revenue to ensure that we continue to grow funds and business activity that enters the platform, expanding overall scale and reach of business.

Adjusted EBITDA

In addition to our financial results determined in accordance with GAAP, we believe Adjusted EBITDA, as a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. A reconciliation is provided below for our non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

	Three months ended March 31,		Year ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net income, (loss)	$(3,508)	$(7,479)	$(23,746)	$(625)	$(7,189)
Depreciation & amortization	4,677	4,166	17,095	10,341	7,874
Income tax	1,731	2,573	8,320	4,709	3,089
Financial expenses (income), net	622	1,803	(2,012)	(524)	2,173
EBITDA	3,522	1,063	(343)	13,901	5,947
Share in losses of associated company	6	22	143	81	—
Stock based compensation expenses(1)	4,297	2,178	10,892	9,535	6,919
Other non-recurring items(2)	—	—	(4,304)	—	3,158
M&A related expenses(3)	—	—	—	1,098	—
Adjusted EBITDA	7,825	3,263	6,388	24,615	16,024

____________

(1)      Represents non-cash charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.

(2)      Consists primarily of a non-recurring allowance outside of normal course of business due to liquidation of one of our providers. The year ended December 31, 2018 includes separate recovery of previously written off amount relating to another provider. The year ended December 31, 2020 includes a non-recurring provision in connection with executive separation.

(3)      Represents M&A activity related costs, which, for the periods presented, include legal and professional services.

Off Balance Sheet Obligations

As of the balance sheet dates of March 31, 2021 and December 31, 2020, the Company has not engaged in any off-balance sheet arrangements, as defined by Regulation S-K, that have or are reasonably likely to have a current or future effect on the Company’s financial condition, results of operations or cash flows.

Contractual Obligations, Commitments and Contingencies

The following table summarizes our contractual obligations as of December 31, 2020.

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$40,025	$13,500	$26,525	$0	$0
Interest on long-term debt	103	103	0	0	0
Operating leases(1)	22,012	10,160	10,886	966
Total	$62,140	$23,763	$37,411	$966	$0

____________

(1)      Consists of offices around the world and cars in Israel.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the report amounts of assets, liabilities, revenue, costs and expenses as well as related disclosures. On an ongoing basis, the Company evaluates these estimates and the assumptions used. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes that the critical accounting policies, which are summarized below and further described within Note 2 to the consolidated financial statements in accordance with accounting principles generally accepted in the United States and are critical to aid in understanding and evaluating the consolidated financial condition, results of operations and cash flows.

Capital advance (CA) receivable, net:

The Company enters into transactions with pre-qualified customers in which the Company purchases a designated amount of future receivables for an upfront cash purchase price. The delivery of the future receivables purchased in exchange for the advance cash purchase price is facilitated through the customer’s payment activities with the Company. There is no economic recourse to the customer in the event that the future receivables are not generated. There is also no fixed period of time in which the customer must deliver the purchased future receivables to the Company, as delivery of the purchased future receivables is contingent on the customers’ generation of such receivables. The Company does have certain contractual remedies and in some cases security interests in the event that a customer breaches its agreement with the Company.

Although there is no economic recourse to the customer in the event that the future receivables are not generated, the degree of uncertainty related to this economic benefit is mitigated by the extensive due diligence performed by the Company prior to purchasing the customer’s future receivables and is further mitigated by limited contractual remedies.

The Company’s due diligence includes but is not limited to detailed analyses of the customer’s historical processing volumes, transaction count, chargeback history, growth of the seller, and account longevity with the Company. The Company implements machine-learning algorithms as part of its due diligence of certain customers.

The Company recognizes revenues associated with these fees over the capital advance period, adjusting the amount to reflect an effective interest rate.

Capital advance receivable, net represents the aggregate amount of CA-related receivables owed by customers as of the consolidated balance sheet date, net of an allowance for potential uncollectible amounts in the event of merchant fraud, diversion or default. For the purchased receivables, the Company is generally exposed to advance losses related to uncollectibility, and similar to the allowance for transaction losses, the Company establishes allowance for CA losses (ALCAL). The Company estimates the ALCAL based on an assessment of various factors, including historical experience, customers’ current processing volume, and other factors that may affect the customers’ ability to make future payments on the receivables. Changes to the ALCAL are reflected in transaction costs on the statements of income (loss). Charge-offs from the ALCAL occur when the receivable is greater than 240 days old or there have not been any collections for 90 consecutive days from the third party. Recoveries are reflected as a reduction in the ALCAL when the recovery occurs.

The Company has developed a risk-based methodology that is used to estimate future losses based on historical loss experience as well as the qualitative judgment when historical loss data is not available. For product offerings with sufficient historical loss experience, the Company develops loss estimates based on receivable balance attributes such as account payment status, percentage of collections per day, and length of time from advance to collection. Based on these attributes, a historical loss rate is applied to calculate the allowance for CA losses. For product offerings that do not have significant historical loss data to develop a historical loss percentage, the Company estimates losses by evaluating portfolio factors such as average balance outstanding by customer as well as creating specific identification provisions for known collection risks.

Leases:

The Company has early adopted the new guidance related to accounting for leases on January 1, 2021, using a modified retrospective basis and applied the optional practical expedients related to the transition. The adoption resulted in an increase of approximately $19,280 for the right of use lease assets and $19,566 for lease liabilities associated with our operating leases upon adoption of which $8,636 was classified as short-term within Other payables and $10,930 was classified as long-term within Other long-term liabilities. In addition, the Company elected to apply the practical expedients related to reassessment of existing leases, utilization of hindsight in the determination of lease term and impairment of right-of-use assets, and did not to recognize right-of-use assets and lease liabilities arising from short-term leases.

The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included in right-of-use assets, and lease liabilities, which are included in other payable and other long-term liabilities on the consolidated balance sheets, respectively.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Our leases do not provide an implicit rate; we use an incremental borrowing rate for specific terms on a collateralized basis based on the information available on either the ASC 842 transition date or commencement date in determining the present value of lease payments.

The ROU asset calculation includes lease payments to be made and excludes lease incentives. The ROU asset and lease liability may include amounts attributed to options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term. In certain instances, the Company may have lease agreements with lease and non-lease components. In these instances, the Company has elected to apply the practical expedient and account for the lease and non-lease components as a single lease component for all leases. In addition, the Company has elected the practical expedients related to lease classification, hindsight, and land easement. The Company applies a single portfolio approach to account for the ROU assets and lease liabilities.

Internal use software:

The Company accounts for costs incurred to develop software and other applications for internal use to enhance its capabilities as a payment solution provider, in accordance with ASC 350-40 “Internal-Use Software” and are included within Intangible assets, net on the Company’s balance sheet. The Company capitalizes the costs incurred during the application development stage, which include costs to design the software, application configuration, interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over the period of estimated benefit, using the straight-line method and estimated useful lives of three years, and presented under depreciation and amortization. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development cost requires considerable judgement by management.

Impairment of long-lived assets:

The Company reviews long-lived assets for their impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Revenue recognition:

On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historic revenue recognition methodology under ASC 605, Revenue Recognition.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The majority of the Company’s revenue is recognized and collected upon the completion of the underlying transaction. In some cases, collection is through intermediaries such as issuing banks which settle on a monthly basis.

Prepaid Card and Customer Account Revenue:

1)      Transaction fee revenues — the Company’s transaction fee revenue principally consists of usage fees. Revenue may vary based on the size of the transaction, the funding method used, the currency to be ultimately disbursed and the countries to which the funds are transferred. Transaction fee revenues are recognized at a point in time which is the period when the underlying transactions occur, and at this time the amounts are known.

2)      Collection and loading fees — fees are charged to customers upon withdrawal of funds held by Payoneer into a customer’s bank account or utilization of funds loaded or allocated to cards. Fees are recognized at a point in time which is the period that the underlying withdrawal or load to a customer occurs.

3)      Service and maintenance fees — Maintenance and service fees are charged either monthly or annually to customers. Fees charged in advance to customers covering a single reporting period or multiple reporting periods are recognized when the fee is charged as there is no binding contract term and the fee does not represent a material right to the customer.

4)      Cancellations and refunds of fees — the Company records revenue net of transaction cancellation and refunds of fees. Cancellations and refunds of fees are estimated at the time that the underlying transaction occurs and are provided for in advance of the cancellation or refund.

5)      Capital Advance fees — the Company offers customers a cash advance in exchange for a fixed amount of their future receivables. Such customers use Payoneer’s payment services to receive payments from third party online marketplaces for goods and services sold on the marketplaces. For the cash advances in which the Company retains the right to future receivables, the fee is recognized over the advance period.

Global Bank Transfer Revenue:

Revenues generated from bank transfers are recorded at the time the related funds transfer is executed and delivered to the beneficiary. Revenue is deferred until it reaches the beneficiary even if it has been collected by the Company at any point during the bank transfer process. The timing of recognition is dependent on geographic region, and overall reliance on third party processors and financial institutions.

The Company uses third-party processors and financial institutions in executing foreign exchange transactions with third-parties. The Company acts as the principal in these transactions and recognizes revenue as it relates to these transactions on a gross basis as the Company controls the service to the end customer and directs third party processors and other financial institutions to perform the specified services on the Company’s behalf. To the extent revenues are recorded on a gross basis, any commissions or other payments to third-parties are recorded as transaction costs so that the net amount (gross revenue less transaction costs) is reflected in operating income.

The types of fees that are recognized by the Company are the following:

1)      Transfer fees — the Company charges transfer fees on its global bank transfer services.

2)      Foreign exchange conversion fees — the Company generates revenues from funds that were transferred to the Company in one currency and are transferred to a beneficiary in another currency through international transactions. The revenue is calculated as the difference between the rate the Company charges its customers and the foreign exchange market rate at the time of the transaction.

Interest income on underlying customer balances:

The assets underlying the customer balances being held on the Company’s consolidated balance sheets as customer funds are maintained in interest and non-interest bearing accounts. The interest earned on these assets is included in total revenue on the consolidated statements of loss and comprehensive loss because the collecting, holding, and remitting of these funds are critical components of the Company’s operations.

Customer acquisition costs

The Company recognizes an asset for incremental costs to obtain a contract such as sales commissions and other customer incentives. The asset is amortized on a systematic basis over the expected customer relationship period, which is estimated as of December 31, 2020 to be 2.35 years and is consistent with the pattern of recognition of the associated revenue.

Income taxes:

Income taxes are accounted for using an asset and liability approach as required under U.S. GAAP. The asset and liability approach require the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred taxes have not been provided on the amount of unremitted earnings from foreign subsidiaries retained for reinvestment in the Company. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Valuation allowances are established for deferred tax assets when the likelihood of the deferred tax assets not being realized exceeds the more likely than not criterion. Deferred tax assets and liabilities, along with any related valuation allowance, are classified as non-current assets or non-current liabilities on the balance sheets.

Deferred taxes as of December 31, 2020 were reduced by a valuation allowance relating to net operating losses and share-based compensation. In assessing the likelihood of realizing deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the taxable loss in the United States, management believes it was more likely than not that the deferred tax assets will not be realized in the United States for the next few years.

The Company follows the guidance on accounting for uncertainty in income taxes in accordance with U.S. GAAP. The guidance provides a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position; otherwise no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as taxes on income in the consolidated financial statements. The amount of unrecognized tax benefits as of December 31, 2020 is $5.1 million.

Income tax expense includes U.S. (federal and state) and foreign income taxes. Tax legislation commonly known as the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) includes a mandatory one-time tax on accumulated earnings of foreign subsidiaries, and as a result, all previously unremitted earnings for which no U.S. deferred tax liability had been accrued were subject to U.S. tax. Notwithstanding the U.S. taxation of these amounts, the Company intends to continue to invest most or all of these earnings, as well as its capital in these subsidiaries, indefinitely outside of the U.S. and do not expect to incur any significant, additional taxes related to such amounts.

Share-based compensation:

The Company applies Statement of ASC 718, “Share-based Payment.” ASC 718 requires awards classified as equity awards to be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period. Forfeitures are accounted as they occur.

The Company measures the compensation cost related to the options awarded on the grant date and recognizes the cost on a straight-line method over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions.

The Company measures the additional compensation cost of modified awards on the date of modification and recognizes the cost (1) on the modification date for past service periods and (2) on a straight-line method over the future related service period.

The Company early adopted ASU 2018-07 for share-based payments with service providers. Fair value of the equity instrument issued to a non-employee should be measured as of the grant date. The fair value of the awards is recognized over the vesting period, which coincides with the period that the counter-party is providing services to the Company.

The Company recognizes a benefit of share-based compensation in the consolidated statements of loss if an excess tax benefit is realized. If the Company is in a taxable loss position and the excess tax benefit added to a net operating loss carryforward, the excess tax benefit would not be recorded until that net operating loss is utilized.

Determination of Fair Value of Payoneer’s Common Stock

As a private company with no active public market for the ordinary shares, Payoneer’s board of directors periodically determines the fair value of the Company’s common stock at various dates, after considering contemporaneous third-party valuations and input from management.

In determining the fair value of Payoneer’s common stocks, various objective and subjective factors were considered, including:

•        the lack of an active public market for Payoneer’s common and preferred stocks;

•        the prices at which Payoneer issued its preferred stock in arm’s-length transactions and the difference between the rights, preferences and privileges of the Company’s preferred and common stocks;

•        the prices at which Payoneer’s common and preferred stocks were purchased in privately arranged secondary transactions as well as the size of the secondary transactions;

•        Payoneer’s operating results and financial condition;

•        Payoneer’s stage of development and business strategy;

•        expectations of Payoneer’s management and investors;

•        the general economic conditions and industry outlook;

•        the market price of publicly traded companies engaged in the same or a similar line of business; and

•        the likelihood of achieving a liquidity event such as an IPO given prevailing market conditions.

Valuations for Payoneer’s common stocks were performed for the following valuation dates in 2019 and 2020: May 31, 2019; December 31, 2019; and October 31, 2020. In addition, a valuation of Payoneer’s common stock was performed for January 31, 2021. Valuations were prepared in accordance with industry’s best practices including the Accounting and Valuation Guide: Valuation of Privately-Held-Company Equity Securities Issued as Compensation, issued by the American Institute of Certified Public Accountants (the “Practice Guide”). There are significant judgments and estimates inherent in the valuation of Payoneer’s common stock. These judgments and estimates are management’s best estimates and include assumptions regarding the Company’s future operating performance, the time to completing an IPO or other liquidity event, the related company valuations associated with such events, and the determinations of the appropriate valuation methods.

The May 31, 2019 valuation utilized a hybrid method involving three scenarios: (1) the Option Pricing Method (“OPM”); (2) the fully diluted method; and (3) secondary transaction prices involving the Company’s common stock. For the first two methods, a Discounted Cash Flow method (“DCF”) was first used to estimate the Company’s equity value. The DCF method relies on the premise that the value of a business enterprise is equal to the present value of the income that it can expect to generate going forward. From an investor’s standpoint, these future income streams represent the dividend paying (i.e., distribution-paying) capacity of the Company. The equity value derived using the DCF method was then allocated to the Company’s securities, including its common stock using the OPM and the fully diluted method. The OPM treats Payoneer’s security classes as call options on the Company’s total equity value and estimates the value allocated to the common stock under an assumed liquidation event. The OPM accounts for the rights and preferences of the Company’s security classes and is best suited for an exit based on a sale of the company. The fully diluted method assumes that the company’s various security classes would share in the company’s equity value equally. This method better reflects early-stage investor expectations and is best suited for an exit based on a public offering of the company where all securities convert into common stock.

The December 31, 2019 valuation is based on four scenarios: (1) the OPM; (2) the fully diluted method; (3) secondary transaction prices involving the company’s common stock; (4) implied common stock price based on the total transacted price of a significant secondary transaction involving both preferred and common stocks. Like the OPM, the implied common stock price was estimated based on the difference in the rights and preferences between the preferred and common stocks.

The October 31, 2020 valuation is based on three scenarios: (1) the OPM; (2) the fully diluted method; and (3) initial public offering (“IPO”). The IPO scenario was supported by the Market approach, specifically the Guideline Public Company method.

The January 31, 2021 valuation is based on three scenarios: (1) the OPM; (2) IPO; and (3) SPAC merger. The SPAC merger scenario is based on the implied equity value from a proposed merger agreement with FTOC. Under the SPAC merger scenario, all of the company’s securities are assumed to convert into common stock. The valuation is valid for the following months.

Determination of Fair Value of Payoneer’s Series 1 Senior Preferred Stock

On July 22, 2020, Payoneer received proceeds of $35,000,000 in exchange for (1) an aggregate of 3,500 shares of Series 1 Preferred Stock and (2) warrants to purchase an aggregate of 4,431,282 shares of the company’s common stock. Under ASC 815, the proceeds were bifurcated into the fair value of the Series 1 Senior Preferred Stock and the fair value of the embedded warrants.

To estimate the fair value of the warrants, the Black-Scholes option pricing model was used to calculate the option value of the warrants. The inputs for the Black-Scholes option pricing model included (1) the current price of the company’s common stock, (2) the exercise prices of the warrants, (3) the exercise period for the warrants, (4) an assumed equity volatility, and (5) the risk-free rate. The current price of the company’s common stock on July 22, 2020 was based on the interpolated price, taking into consideration the effect of compound stock returns, between the fair values of the company’s common stock determined for December 31, 2019 and October 31, 2020. The exercise prices and exercise period were stated in the Series 1 Senior Preferred Stock purchase agreement. The volatility of the company’s common stock was estimated at 50% based on the volatilities of the common stock of publicly traded comparable companies and considers the Payoneer’s capital structure and the specific circumstances of its common stock. The risk-free rate is based on the rates of U.S. treasury bonds over the warrants’ exercise period.

Once the fair value of the warrants was established, the fair value of Payoneer’s Series 1 Senior Preferred Stock was calculated by subtracting the warrant value from the $35,000,000 proceeds. The resulting fair value of the Series 1 Senior Preferred Stock was estimated at $11,509,224.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, result of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements and our unaudited interim financial statement included elsewhere in this prospectus.

Quantitative and Qualitative Disclosure About Market Risk

We have operations both within the United States and globally, and we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Interest Rate Sensitivity

Our cash and cash equivalents as of December 31, 2020, were held primarily in cash deposits and money market funds. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of a majority of these instruments. Additionally, we have the ability to hold these instruments until maturity if necessary, to reduce our risk. Any future borrowings incurred under our credit facility would accrue interest at a floating rate based on a formula tied to certain market rates at the time of incurrence (as described above). A hypothetical 1% increase or decrease in interest rates would not have a material effect on our financial results.

Foreign Currency Risk

Most of our revenue is earned in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our foreign currency exposure includes currencies of the countries in which our operations are located as well as certain currencies in which the platform services ours customers and may be subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound, Japanese Yen, Canadian Dollar, Australian Dollar, Swiss Franc, Vietnamese Dong, Danish Krone, Chinese Yuan, New Israeli Shekel, Philippine Peso and Hong Kong Dollar. Fluctuations in foreign currency exchange rates may cause us to recognize gains and losses in our statement of operations. A hypothetical 10% increase or decrease in current exchange rates would not have a material impact on our financial results.

JOBS Act

We are an emerging growth company under the JOBS Act. The JOBS Act provides that an emerging growth company can delay the adoption of new or revised accounting standards until such time as those standards apply to private companies. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. We expect that New Payoneer will be an emerging growth company after the completion of the Reorganization and will continue not to opt out of the extended transition period.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of FTOC’s initial public offering or until New Payoneer is no longer an “emerging growth company,” whichever is earlier.

DESCRIPTION OF NEW PAYONEER SECURITIES

As a result of the Reorganization, FTOC Shareholders who receive shares of New Payoneer common stock in the transactions, as well as stockholders of Payoneer, will become New Payoneer stockholders. Your rights as New Payoneer stockholders will be governed by the DGCL, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New Payoneer’s securities reflects the anticipated state of affairs upon completion of the Reorganization.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of an aggregate of 4,180,000,000 shares of capital stock, consisting of 3,800,000,000 shares of common stock, $0.01 par value per share and 380,000,000 shares of Preferred Stock, $0.01 par value per share. The shares of common stock to be issued in the Reorganization will be duly authorized, validly issued, fully paid and non-assessable.

New Payoneer’s purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. New Payoneer expects to have approximately shares of 352,584,783 shares of common stock outstanding immediately after the consummation of the Reorganization, assuming that no outstanding Ordinary Shares are redeemed in connection with the Reorganization. No shares of preferred stock of New Payoneer will be issued or outstanding immediately after the offering contemplated by this proxy statement/prospectus. Unless New Payoneer’s Board of Directors determines otherwise, New Payoneer will issue all shares of its capital stock in uncertificated form.

Common Stock

The Proposed Charter, which we will adopt if the Charter Proposal are approved, provides for one class of common stock. Pursuant to the Reorganization, each share of common stock outstanding immediately prior to the Closing of the Reorganization will, subject to certain exceptions, be converted into the right to receive shares of common stock pursuant to the Reorganization. Pursuant to the Reorganization, New Payoneer will issue to the Payoneer shareholders a specified number of shares of common stock.

Except as otherwise required by applicable law or as provided in the Proposed Charter, the holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders generally or by holders of common stock as a separate class.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of New Payoneer, holders of common stock will be entitled to receive such dividends and distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor.

Preferred Stock

The Proposed Charter authorizes the New Payoneer Board of Directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Proposed Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of common stock. The New Payoneer Board of Directors is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

New Payoneer could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of common stock might believe to be in their best interests or in which the holders of common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of New Payoneer’s common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of common stock.

Preemptive or Other Rights

New Payoneer’s stockholders will have no preemptive or other subscription rights. There will be no sinking fund provisions applicable to the common stock, except that New Payoneer will provide its Public Shareholders with the opportunity to redeem all or a portion of their shares of common stock held immediately prior to the Reorganization (which shares of common stock will be converted into the right to receive shares of common stock pursuant to the Reorganization) upon the completion of the Reorganization.

Election of Directors

All elections of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter will not authorize cumulative voting.

Annual Meeting

The Proposed Bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as selected by the New Payoneer Board of Directors, or the Chairman of the New Payoneer Board of Directors in the absence of a designation by the New Payoneer Board of Directors.

Ordinary Shares Prior to the Reorganization

Immediately prior to Certificate of Merger being duly filed with the Delaware Secretary of State (or such later time as may be agreed) each publicly held Ordinary Share shall be converted into the right to receive a number of share of common stock equal to $1.00.

New Payoneer will complete the Reorganization only if a majority of the outstanding Ordinary Shares voted at the special meeting are voted in favor of the Reorganization. However, the participation of New Payoneer’s Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of the Reorganization even if a majority of the remaining shareholders vote, or indicate their intention to vote, against the Reorganization.

Pursuant to FTOC’s Amended and Restated Memorandum and Articles of Association, if New Payoneer is unable to complete its initial Reorganization within 24 months from the closing of New Payoneer’s IPO, New Payoneer will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to FTOC (which interest shall be net of taxes payable, less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of New Payoneer’s remaining shareholders and New Payoneer’s Board of Directors, liquidate and dissolve, subject in each case to New Payoneer’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The FTOC Initial Shareholders have entered into letter agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if New Payoneer fails to complete its initial business combination within 24 months from the closing of an IPO. However, if FTOC’s Initial Shareholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if FTOC fails to complete a Reorganization within the prescribed time period.

Founder Shares

FTOC’s initial shareholders purchased the founder shares prior to its initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such founder shares, together with the 2,170,000 shares contained in the placement units purchased by the Sponsors in a private placement simultaneously with the closing of FTOC’s initial public offering, will be exchanged for an aggregate of 21,581,094 shares of New Payoneer common stock, 1,941,109 of which will be forfeited and two-thirds of the number of shares of New Payoneer common stock held by the Sponsors immediately following the Effective Times shall be subject to transfer restrictions based on certain closing share price thresholds of New Payoneer’s common stock for 20 out of any 30 consecutive trading days in accordance with the terms of the Sponsor Share Surrender and Share Restriction Agreement.

Redeemable Warrants

New Payoneer Warrants

In connection with the Reorganization, each outstanding and unexercised warrant to purchase Payoneer shares from Payoneer, subject to certain exceptions, shall be converted into a warrant to acquire shares of common stock of New Payoneer (“New Payoneer Private Warrants”) and each holder of a warrant to acquire shares of New Payoneer shall cease to have any rights with respect to warrants to acquire shares of Payoneer. At Closing, New Payoneer expects to have outstanding warrants to purchase an aggregate of up to (i) 1,792,992 shares of New Payoneer’s common stock, with an exercise price of $1.794 per share, (ii) 2,776,937 shares of New Payoneer’s common stock, with an exercise price of $5.431 per share, and (iii) 5,553,873 shares of New Payoneer’s common stock, with an exercise price of $0.005 per share. The New Payoneer Private Warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the applicable warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Certain of the New Payoneer Private Warrants also contain net exercise provisions pursuant to which the holder may, in lieu of paying the exercise price in cash, surrender the applicable warrant and receive a net amount of shares based on the fair market value of New Payoneer’s stock at the time of exercise after deducting the aggregate exercise price. Additionally, as described below, in connection with the Reorganization, each outstanding and unexercised public warrant to purchase FTOC shares shall be converted into and becomes a warrant to purchase shares of common stock of New Payoneer (“New Payoneer Public Warrants”) and each holder of a public warrant to acquire shares of New Payoneer shall cease to have any rights with respect to warrants to acquire shares of FTOC.

FTOC Public Shareholders’ Warrants

The public warrants issued in connection with FTOC’s IPO (the “FTOC public warrants”, and for purposes of this section, the “warrants”) entitle the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the Closing Date or August 28, 2021. The warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Under the warrant agreement (as defined below), we are obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we are not obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

FTOC has agreed that as soon as practicable, but in no event later than 15 business days after the Closing Date, FTOC (or New Payoneer, as successor under the warrant agreement) will use our best efforts to file, and within 60 business days following the Closing Date to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. FTOC (or New Payoneer, as successor under the warrant agreement) will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of warrant agreement between Continental Stock & Trust Company, as warrant agent and FTOC (the “warrant agreement”). No warrants will be exercisable for cash unless FTOC (or New Payoneer, as successor under the warrant agreement) has an effective and current registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such Class A ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the Closing Date, warrant holders may, until such time as there is an effective registration statement and during any period when FTOC (or New Payoneer, as successor under the warrant agreement) shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, FTOC (or New Payoneer, as successor under the warrant agreement) may call the warrants for redemption (excluding private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is sent to the warrant holders.

If and when the warrants become redeemable, FTOC (or New Payoneer, as successor under the warrant agreement) may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

FTOC has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and FTOC (or New Payoneer, as successor under the warrant agreement) issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.

Commencing ninety days after the warrants become exercisable, FTOC (or New Payoneer, as successor under the warrant agreement) may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;

•        if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before FTOC (or New Payoneer, as successor under the warrant agreement) sends the notice of redemption to the warrant holders;

•        if, and only if, the placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is sent.

The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon exercise in connection with a redemption pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of our Class A ordinary shares as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, the warrants can be redeemed when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If FTOC (or New Payoneer, as successor under the warrant agreement) chooses to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, FTOC (or New Payoneer, as successor under the warrant agreement) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures and cashless exercise. If FTOC (or New Payoneer, as successor under the warrant agreement) calls the warrants for redemption as described above management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis” beginning on the third trading day prior to the date on which notice of the redemption is sent to the holders of warrants. In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A ordinary shares issuable upon the exercise of our warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.365. The “fair market value” will mean the average closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination (including the Reorganization).

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding Class A ordinary shares is increased by a capitalization payable in Class A ordinary shares, or by a sub-division of Class A ordinary shares or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering to holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if FTOC (or New Payoneer, as successor under the warrant agreement), at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other ordinary shares into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends/any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Class A ordinary shares issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with a shareholder vote to amend our governing documents to modify the substance or timing of our obligation to redeem 100% of our Class A ordinary shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-divisions or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-divisions, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of Class A ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under the warrant agreement. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, a form of which has been filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the warrants.

In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith and in the case of any such issuance to our sponsors or their affiliates, without taking into account any founder shares held by our initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the completion of our initial business combination (net of redemptions), and (z) the volume-weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we complete our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrants may be exercised only for a whole number of Class A ordinary shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A ordinary shares to be issued to the warrant holder.

In connection with the Reorganization, New Payoneer will become the successor to FTOC under the warrant agreement and the warrants will become exercisable for New Payoneer common stock on the same terms, and subject to the same conditions, as described above. The warrants and the shares of New Payoneer common stock issuable upon exercise of the warrants have been registered pursuant to the registration statement of which this proxy statement/prospectus forms a part.

New Payoneer’s Transfer Agent and Warrant Agent

The transfer agent for New Payoneer’s warrants will be Continental Stock Transfer and Trust Company. New Payoneer has agreed to indemnify Continental Stock Transfer and Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Effects of the Proposed Charter, Proposed Bylaws and Certain Provisions of Delaware Law

The Proposed Charter, Proposed Bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of New Payoneer’s Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of New Payoneer’s Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Transfer Restrictions

The Proposed Charter provides that, subject to certain exceptions, New Payoneer may request that holders or proposed transferees of its capital stock provide such information (including, without limitation, information with respect to citizenship, other holdings of New Payoneer’s capital stock and affiliations) as it may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, New Payoneer’s capital stock by such stockholder could result in such stockholder beneficially owning more than 9.9% of New Payoneer’s issued and outstanding capital stock on a fully diluted basis (a “Violation”). This provision is designed to ensure New Payoneer complies with the various licensing regimes of the several jurisdictions in which it operates, as the acquisition of more than 10% of New Payoneer’s issued and outstanding capital stock in such jurisdictions could require regulatory notifications and/or consents.

In the event a holder or proposed transferee fails to respond to New Payoneer’s request for information or if, upon review of information provided by such holder or proposed transferee, the New Payoneer Board of Directors determines that such person’s holdings or acquisition of New Payoneer capital stock would result in a Violation, New Payoneer may refuse to permit any such transfer of capital stock, refuse to honor any transfer of capital stock purported to have been effected (in which case, such transfer shall be deemed to have been void ab initio), suspend rights of stock ownership the exercise of which could result in a Violation, or redeem such shares of New Payoneer capital stock. Pursuant to the Proposed Charter, any shares of capital stock subject to redemption shall be redeemed at a price equal to $0.01 per share, on such other terms and conditions as the New Payoneer Board of Directors may determine. The Proposed Charter provides that the New Payoneer Board of Directors may, in its sole discretion, exempt (proactively or retroactively) any person from the foregoing restrictions.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the Nasdaq Capital Market, which would apply so long as the shares of common stock remain listed on the Nasdaq Capital Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

New Payoneer Board of Directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of the Company or the removal of New Payoneer’s management. Moreover, New Payoneer’s authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable the New Payoneer Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of New Payoneer’s management and possibly deprive New Payoneer’s stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies and Newly Created Directorships

The Proposed Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, no director may be removed from office by the stockholders other than for cause with the affirmative of vote of at least a majority of the total voting power then outstanding. The Proposed Charters further provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancies on New Payoneer’s Board of Directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Certain Anti-Takeover Provisions of our Proposed Charter

New Payoneer’s Proposed Charter provide that New Payoneer’s board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of New Payoneer’s board only by successfully engaging in a proxy contest at two or more annual general meetings. New Payoneer’s authorized but unissued Class A ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Stockholder Meetings

The Proposed Charter provides that special meetings of New Payoneer’s stockholders may be called at any time only by Board of Directors acting pursuant to a resolution adopted by the Board of Directors, subject to the rights of holders of any series of preferred stock then outstanding The Proposed Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders, subject to specified exceptions. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Proposed Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of New Payoneer’s stock entitled to vote thereon were present and voted, unless New Payoneer’s amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of New Payoneer, the Proposed Charter does not permit New Payoneer’s holders of common stock to act by consent in writing.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Payoneer’s stockholders will have appraisal rights in connection with a merger or consolidation in which New Payoneer is a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of New Payoneer’s stockholders may bring an action in New Payoneer’s name to procure a judgment in New Payoneer’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Payoneer’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive Forum

The Proposed Charter and Proposed Bylaws provide and, following the Reorganization will provide that, unless the Company consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any compliant asserting a clause of action arising under the federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of the capital stock of New Payoneer shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter and the Proposed Bylaws.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of New Payoneer shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter and Proposed Bylaws. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the Proposed Charter and Proposed Bylaws.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that New Payoneer has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to New Payoneer’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are New Payoneer’s or New Payoneer’s subsidiaries’ employees. The Proposed Charter provides that, to the fullest extent permitted by law, none of the Principal Stockholders or any of their respective affiliates or any of New Payoneer’s directors who are not employed by us (including any non-employee director who serves as one of New Payoneer’s officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which New Payoneer’s affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. The Proposed Charter will not renounce New Payoneer’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New Payoneer. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under the Proposed Charter, New Payoneer has sufficient financial resources to undertake the opportunity and the opportunity would be in line with New Payoneer’s business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and New Payoneer’s stockholders, through stockholders’ derivative suits on New Payoneer’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in New Payoneer’s Proposed Charter and Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and New Payoneer’s stockholders. In addition, your investment may be adversely affected to the extent New Payoneer pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Payoneer common shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Payoneer at the time of, or at any time during the three months preceding, a sale and (ii) New Payoneer has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Payoneer was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Payoneer common shares for at least six months but who are affiliates of New Payoneer at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of New Payoneer’s common shares then outstanding; or

•        the average weekly reported trading volume of the New Payoneer common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Payoneer under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Payoneer.

Subscription Agreements

FTOC entered into PIPE agreements with various investors. In connection with the execution of the Reorganization Agreement, FTOC (except as otherwise described below) entered into separate Subscription Agreements with a number of Subscribers, pursuant to which the Subscribers agreed to purchase, and New Payoneer (except as otherwise described below) agreed to sell to the Subscribers, Ordinary Shares, which will be converted into shares of common stock in connection with the Closing. In the aggregate, the Subscribers have committed to purchase $300 million of PIPE Shares (30,000,000 million Ordinary Shares or shares of common stock, as applicable), including an aggregate of 700,000 shares of New Payoneer common stock subscribed for by an affiliate of the Sponsor, which may be increased by up to 1,300,000 shares of New Payoneer common stock. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Reorganization.

Registration Rights

In connection with the Reorganization, certain stockholders will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, New Payoneer will be obligated to file a resale shelf registration statement on behalf of the stockholder parties within 15 business days after the Closing. The Registration Rights Agreement will also provide the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, each party to the Registration Rights Agreement will agree for a period of time not to transfer or dispose of New Payoneer common stock.

Pursuant to the Subscription Agreements relating to the PIPE, New Payoneer has agreed that, within 15 business days after the consummation of the Reorganization, it will file with the SEC (at New Payoneer’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and New Payoneer will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions.

In connection with, and as a condition to the consummation of, the Reorganization, New Payoneer’s directors, officers and substantially all of its stockholders will enter into lock-up agreements prohibiting the transfer or disposition of New Payoneer’s common shares for a period of 180 days from the Closing, subject to certain exceptions.

Listing

The New Payoneer common stock will be listed on a U.S.-based stock exchange under the symbol “PAYO.”

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Upon completion of the Reorganization, New Payoneer will have 3,800,000,000 shares of common stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 352,584,783 shares of common stock issued and outstanding, assuming no common stock is redeemed in connection with the Reorganization, All of New Payoneer’s common stock issued in connection with the Reorganization will be freely transferable by persons other than by New Payoneer’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of New Payoneer’s common stock in the public market could adversely affect prevailing market prices of New Payoneer’s common stock.

Registration Rights and Lock-Up Agreements

In connection with the Reorganization, certain stockholders will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, New Payoneer will be obligated to file a resale shelf registration statement on behalf of the stockholder parties within 15 business days after the Closing. The Registration Rights Agreement will also provide the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, each party to the Registration Rights Agreement will agree for a period of time not to transfer or dispose of New Payoneer common stock.

Pursuant to the Subscription Agreements relating to the PIPE, New Payoneer has agreed that, within 15 business days after the consummation of the Reorganization, it will file with the SEC (at New Payoneer’s sole cost and expense) the Resale Registration Statement, and New Payoneer will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof, subject to certain conditions.

In connection with, and as a condition to the consummation of, the Reorganization, New Payoneer’s directors, officers and substantially all of its stockholders will enter into lock-up agreements prohibiting the transfer or disposition of our common stock for a period of 180 days from the Closing, subject to certain exceptions.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New Payoneer for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New Payoneer is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New Payoneer is required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New Payoneer for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of New Payoneer common stock then outstanding (as of the date of this proxy statement/prospectus, FTOC has 77,644,376 Class A ordinary shares, $0.0001 par value, and 19,411,094 Class B ordinary shares, $0.0001 par value, issued and outstanding); or

•        the average weekly reported trading volume of New Payoneer common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their founder shares, private placement shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after New Payoneer has completed its initial business combination.

Following the Closing, we will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding (i) the actual beneficial ownership of FTOC ordinary shares as of the date of this proxy statement/prospectus prior to the consummation of the Reorganization and (ii) the expected beneficial ownership of New Payoneer’s common stock immediately following consummation of the PIPE and the Reorganization, assuming that no shares of FTOC Class A ordinary shares are redeemed, and alternatively the maximum number of shares of FTOC Class A ordinary shares are redeemed by:

•        each of the current executive officers and directors of FTOC, and such persons as a group;

•        each person who is the beneficial owner of more than 5% of any class of the outstanding FTOC ordinary shares;

•        each person who will become an executive officer or director of New Payoneer post-Reorganization, and such persons as a group; and

•        each person who is expected to be the beneficial owner of more than 5% of New Payoneer common stock post-Reorganization.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying options that are currently exercisable or exercisable within 60 days.

The beneficial ownership of FTOC ordinary shares pre-Reorganization is based on 97,055,470 shares of FTOC ordinary shares issued and outstanding, which includes an aggregate of 77,644,376 shares of FTOC Class A ordinary shares and 19,411,094 shares of FTOC Class B ordinary shares.

Unless otherwise indicated, we believe that all persons named in the table below have, or may be deemed to have, sole voting and investment power with respect to all shares of FTOC ordinary shares beneficially owned, or New Payoneer’s common stock to be beneficially owned, by them.

				Beneficial Ownership of New Payoneer common stock After Consummation of the Reorganization
	Beneficial Ownership of FTOC Ordinary Shares			No Redemption Scenario		Maximum Redemption Scenario
Name and Address of Beneficial Owner	Number of Shares		Percentage of FTOC Ordinary Shares	Number of Common Stock	Percentage of Common Stock	Number of Common Stock	Percentage of Common Stock
	Class A	Class B
FTOC Officers, Directors and 5% Holders Pre-Reorganization
FTAC Olympus Sponsor, LLC(1)	2,170,000	19,411,094	22.2%	19,639,985	5.6%	14,398,989	4.5%
FTAC Olympus Advisors, LLC(1)	2,170,000	19,411,094	22.2%	19,639,985	5.6%	14,398,989	4.5%
Betsy Z. Cohen(1)	2,170,000	19,411,094	22.2%	19,639,985	5.6%	14,398,989	4.5%
Ryan M. Gilbert(1)	2,170,000	19,411,094	22.2%	19,639,985	5.6%	14,398,989	4.5%
Douglas Listman*		—	—
Shami Patel*		—	—
Mei-Mei Tuan*		—	—
Jan Hopkins Trachtman*		—	—
Walter C. Jones*		—	—
Entities affiliated with Magnetar Financial LLC(2)	6,572,255	—	6.8%	6,572,255	1.9%	6,572,255	2.1%
BlueCrest Capital Management Limited(3)	4,290,712	—	4.4%	4,290,712	1.2%	4,290,712	1.3%
Aristeia Capital, L.L.C.(4)	4,110,794	—	4.2%	4,110,794	1.2%	4,110,794	1.3%

				Beneficial Ownership of New Payoneer common stock After Consummation of the Reorganization
	Beneficial Ownership of FTOC Ordinary Shares			No Redemption Scenario		Maximum Redemption Scenario
Name and Address of Beneficial Owner	Number of Shares		Percentage of FTOC Ordinary Shares	Number of Common Stock	Percentage of Common Stock	Number of Common Stock	Percentage of Common Stock
	Class A	Class B
New Payoneer Named Executive Officers, Director Nominees and 5% Holders Post-Reorganization
Scott Galit	—	—	—	8,014,894	2.3%	8,693,373	2.7%
Michael Levine	—	—	—	2,453,807	0.7%	2,661,528	0.8%
Charles Rosenblatt*	—	—	—
Amir Goldman(5)	—	—	—
John C. Morris(6)*	—	—	—
Avi Zeevi(7)	—	—	—
Christopher Marshall(8)	—	—	—
Rich Williams*	—	—	—
Heather Tookes*	—	—	—
All New Payoneer directors, director nominees and executive officers as a group (13 people)	—	—	—	15,631,572	4.3%	16,954,820	5.1%
Viola Ventures III L.P.(9)	—	—	—	22,576,125	6.5%	24,487,246	7.7%
Affiliates of Susquehanna Growth Equity(10)	—	—	—	30,645,829	8.6%	32,534,846	10.0%
Affiliates of TCV(11)	—	—	—	41,697,084	11.9%	45,226,837	14.2%
Affiliates of Temasek(12)	—	—	—	20,242,080	5.8%	21,955,619	6.9%
Affiliates of Wellington(13)	—	—	—	25,097,597	7.2%	25,097,597	7.9%

____________

*        Less than 1%.

Unless otherwise indicated, the address of each person named below is:

(1)      Based solely on a Schedule 13G filed on December 31, 2020. Represents 2,170,000 shares of Class A ordinary shares beneficially owned by FTAC Olympus Sponsor, LLC (“FTAC Sponsor”); Represents 8,680,000 shares of Class B ordinary shares beneficially owned by FTAC Sponsor; Represents 10,731,094 shares of Class B ordinary shares beneficially owned by FTAC Olympus Advisors, LLC (“FTAC Advisors”). FTAC Sponsor and FTAC Advisors are limited liability companies which are co-managed by Betsy Cohen and Ryan Gilbert. Each of Ms. Cohen and Mr. Gilbert disclaims beneficial ownership of these securities, except to the extent of his or her pecuniary interest therein. The business address of FTAC Sponsor and FTAC Advisors is 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(2)      Based solely on a Schedule 13G filed on December 31, 2020. Represents 6,572,255 shares of Class A ordinary shares beneficially owned by Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Mr. Alec N. Litowitz. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(3)      Based solely on a Schedule 13G filed on December 31, 2020. Represents 4,290,712 shares of Class A ordinary shares beneficially owned by BlueCrest Capital Management Limited where Mr. Michael Platt serves as principal, director, and control person. The business address of BlueCrest Capital Management is Ground Floor Harbour Reach, La Rue de Carteret St Helier Jersey Channel Islands JE2 4HR.

(4)      Based solely on a Schedule 13G filed on December 31, 2020. Represents 4,110,794 shares of Class A ordinary shares beneficially owned by Aristeia Capital, L.L.C. The business address of Aristeia Capital is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

(5)      Mr. Goldman, a director nominee, is affiliated with Susquehanna Growth Equity (see Note 10). Mr. Goldman disclaims beneficial ownership of the shares of common stock that are beneficially owned by the affiliates of Susquehanna Growth Equity.

(6)      Mr. Morris, a director nominee, is the general partner of Nyca Investment Partnership, LP. Nyca Investment Partnership, LP holds 705,118 and 764,807 shares of common stock issuable upon conversion of shares of convertible preferred stock assuming no and maximum redemption respectively; and 607,010 and 658,395 shares of common stock issued upon exercise of stock options assuming no redemption and maximum redemption respectively. Nyca PYNR SPV-II LP holds 163,539 and 177,383 common stock assuming no and maximum redemption respectively; and 3,031,336 and 3,287,945 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively. Mr. Morris holds voting and dispositive power over the shares held by Nyca Investment Parntership, LP and Nyca PYNR SPV-II LP and may be deemed to be the beneficial owner of such shares. The above table excludes such shares. The address for these entities is 485 Madison Avenue, 12th Fl., New York, NY 10022.

(7)      Mr. Zeevi, a director nominee, is affiliated with Viola Ventures III L.P. (see note 9). Mr. Zeevi disclaims beneficial ownership of the shares of common stock that are beneficially owned by the affiliates of Viola Ventures III. L.P.

(8)      Technology Crossover Management VIII, Ltd. (“Management VIII”) is a general partner of TCV Member Fund, L.P. (the “Member Fund”) and the general partner of Technology Crossover Management VIII, L.P. (“TCM VIII”). TCM VIII is the general partner of each of TCV VIII, L.P., TCV VIII (A), L.P., and TCV VIII (B), L.P. (together with the Member Fund, the “TCV VIII Funds”). Management VIII and TCM VIII may be deemed to beneficially own the securities held by the TCV VIII Funds directly or indirectly controlled by them, but each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Mr. Marshall is a Class A Director of Management VIII and a limited partner of TCM VIII and Member Fund (see Note 11). Mr. Marshall disclaims beneficial ownership of the securities held by the TCV VIII Funds except to the extent of his pecuniary interest therein.

(9)      Consists of 22,576,125 and 24,487,246 assuming no redemption and maximum redemption shares of common stock, respectively, issuable upon conversion of shares of convertible preferred stock held by Viola Ventures III L.P. The address for each of these entities is Ackerstein Towers Bldg. D, 12 Abba Eban Ave. Herzelia 46120, Israel.

(10)    Consists of 1,519,717 and 1,648,365 assuming no redemption and maximum redemption of shares of common stock respectively held by Susquehanna Growth Equity Fund III, LLLP; and Consists of 20,795,301 and 22,555,671 of common stock issuable upon conversion of shares of convertible preferred stock assuming no and maximum redemption respectively, held by Susquehanna Growth Equity Fund III, LLLP; And 8,330,810 shares of common stock issued upon exercise of warrants assuming no redemption and maximum redemption, held by Susquehanna Equity Growth Fund V, LLLP. The address for each of these entities is 401 city avenue, suite 220 Bala Cynwyd PA 19004.

(11)   Consists of shares of common stock of 4,390,147 and 4,761,783, assuming no and maximum redemption respectively held by TCV VIII L.P.; 1,183,885 and 1,284,103 common stock assuming no and maximum redemption respectively held by TCV VIII (A) L.P; 272,664 and 295,745 common stock assuming no and maximum redemption respectively held by TCV VIII (B) L.P; 323,483 and 350,867 common stock assuming no and maximum redemption respectively held by the Member Fund; 25,274,956 and 27,414,538 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively, held by TCV VIII L.P.; 6,815,850 and 7,392,828 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively, held by TCV VIII (A) L.P.; 1,569,779 and 1,702,665 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively, held by TCV VIII (B) L.P.; 1,866,320 and 2,024,308 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively, held by the Member Fund; The address for each of these entities is 250 Middlefield Road Menlo Park, CA 94025.

(12)    Consists of (i) 16,881,339 and 18,310,383 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption, respectively, held by Nyca PYNR SPV, L.P. and (ii) 3,360,741 and 3,645,235 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively, held by Birchtree Fund Investments Private Limited. The address for each of these entities is 60B Orchard Road, #06-18, Tower 2, The Atrium @ Orchard, Singapore 238891.

(13)    Consists of 420,992 common stock assuming no and maximum redemption respectively held by Hadley Harbor Master Investors (Cayman) L.P; 560,063 common stock assuming no and maximum redemption respectively held by Ithan Creek Master Investors (Cayman) L.P.; 16,144,323 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively, held by Hadley Harbor Master Investors (Cayman) L.P; 5,972,219 of common stock issuable upon conversion of shares of convertible preferred stock in the case of no and maximum redemption respectively, held by Ithan Creek Master Investors (Cayman) L.P.; 2,000,000 shares of common stock issued upon closing of PIPE held by certain other affiliates of Wellington. The address for each of these entities is Wellington Management Company LLP 280 Congress Street, Boston, MA 02210.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW PAYONEER AFTER THE REORGANIZATION

Board of Directors and Management After the Reorganization

The following persons are expected to serve as New Payoneer’s executive officers and directors following the Reorganization. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Executive Officers
Scott Galit	50	Chief Executive Officer and Director
Michael Levine	53	Chief Financial Officer
Keren Levy	47	Chief Operating Officer
Noam Oren	53	Chief Technology Officer
Tsafi Goldman	56	Chief Legal & Regulatory Officer
Charles Rosenblatt	46	Chief Strategy Officer
Aviva Arnon	61	Chief People Officer
Non-Executive Directors
Amir Goldman	49	Director Nominee
John C. (Hans) Morris	62	Director Nominee
Avi Zeevi	70	Director Nominee
Christopher (Woody) Marshall	53	Director Nominee
Rich Williams	46	Director Nominee
Heather Tookes	47	Director Nominee

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

Scott Galit is the CEO and a Director of Payoneer, since 2010 and will serve as a director upon the completion of the Reorganization. Prior to joining Payoneer, Mr. Galit was the EVP at Meta Payments Systems. During 2005 – 2007 he was the Global Head of Prepaid for MasterCard. Mr. Galit developed MasterCard’s global prepaid strategy and oversaw its global prepaid business. Mr. Galit was the founder and CEO of Solspark from 1999 to 2002; SVP/General Manager of First Data Prepaid from 2002 to 2004, and EVP at Meta Payment Systems from 2007 to 2010. Earlier in his career he was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Galit was also a founding board member of the Network Branded Prepaid Card Association (NPBCA). Mr. Galit holds a B.A. with distinction from the honors program at the University of Virginia. We believe that Mr. Galit’s extensive experience in executive leadership positions in the payment processing industry makes him a valuable member of our Board of Directors.

Michael Levine has served as our Chief Financial Officer since October 2011. Prior to joining Payoneer, Mr. Levine was most recently the President of Xact Technology LLC from October 2010 to October 2011. Before that, Mr. Levine was the Chief Financial Officer of Maler Technologies Inc. (formerly Health Systems Solutions Inc.) from September 2007 to October 2010. Mr. Levine was Executive Vice President at IDT Telecom from August 2000 to July 2007 and First Vice President at HSBC USA from June 1995 to August 2000. Earlier in his career Mr. Levine was an investment banker at PaineWebber and Securities Analyst at TIAA-CREF. Mr. Levine holds a B.S. in Business Administration from the University at Buffalo and an M.B.A. from the Wharton School of the University of Pennsylvania.

Keren Levy is the COO of Payoneer, since 2009, responsible for Payoneer’s day-to-day operations (including customer onboarding, risk management, and payment operations). In addition, Ms. Levy serves as the GM of Merchant Services, a new business line and the GM of the Israeli site of Payoneer. Previously, Ms. Levy established Leumi Card’s international acquiring and issuing department, managing all aspects of operations, business development and regulation from 2008 to 2009. Prior to joining Leumi Card, Ms. Levy established the Online Threats Managed Services (OTMS) department at Cyota from 2004 to 2008, which was acquired by RSA Security in 2005. While at Cyota, she also managed projects for Barclays, Citibank, Chase, HSBC and several other global banks. Ms. Levy holds an M.B.A. in Finance from Heriot Watt University.

Noam Oren is the Chief Technology Officer of Payoneer, since 2009, responsible for all technology planning, development and operations. Mr. Oren was previously the CEO and R&D leader of Vollee, a service which streams PC applications to mobile devices via the internet from 2006 to 2009. Prior to Vollee, Mr. Oren held the positions of VP R&D/R&D director positions at Zoran, Emblaze, and Zapex in the fields of web-applications and multimedia processing from 1996 to 2006. Mr. Oren holds an M.A. degree in Economics (TA University, Israel) and a B.S. in Computer-science (Technion, Haifa, Israel).

Tsafi Goldman is the Chief Legal & Regulatory Officer of Payoneer and is responsible for the legal and regulatory aspects of Payoneer’s business activities and operations and management of the Company’s in-house team of lawyers. Ms. Goldman joined Payoneer in 2015. Ms. Goldman’s experience as a lawyer includes a large range of commercial, corporate and private equity legal work, representing early-stage and growth companies. Prior to joining Payoneer, Ms. Goldman was a partner at CBLS Law Offices from 2004 to 2014, a boutique Tel-Aviv law firm, where Payoneer was one of her clients. Ms. Goldman held various positions in leading law firms, focusing on the high-tech and bio-med sectors, as well as in-house roles at Israel Chemicals group (ICL) and ECI Telecom from 1996 to 1998. Ms. Goldman holds an LLB from Tel Aviv University.

Charles Rosenblatt joined us in 2020 as Payoneer’s Chief Strategy Officer. Prior to joining Payoneer, Mr. Rosenblatt was the Chief Revenue Officer at Velo Payments from 2017 to 2020, and also the Chief Customer Officer at Hyperwallet Systems from 2015 to 2016. In his role at Payoneer, Mr. Rosenblatt leads efforts in a number of key areas, including cross-organizational strategy — connecting the vision to company’s day-to-day execution across all business and product lines, corporate strategic partnerships and acquisitions to accelerate the growth of the Payoneer platform and cross-organizational resource prioritization — ensuring that allocation of resources is aligned with Payoneer’s corporate strategy, priorities and goals. Mr. Rosenblatt holds an M.B.A. from the University of Virginia Daren School of Business and a B.A. in Economics and Politics from Pomona College.

Aviva Arnon is the Chief People Officer of Payoneer, since 2015, responsible for Payoneer’s people strategy, global talent acquisition, retention, engagement of human resources, as well as organizational development and change management processes. Before joining Payoneer, Ms. Arnon served as Chief Human Resources Officer at AGT International, a privately-held multibillion dollar global network of companies providing technology-based integrated solutions in the Homeland Security and Public Safety industry from 2009 to 2015. Prior to AGT International, Ms. Arnon was the Director of Human Resources at NICE Systems Inc., a publicly traded company from 2006 to 2009. Prior to NICE, Ms. Arnon served as the Chief Human Resource Officer at E&C Medical Intelligence, as well as General Manager of Drake, Beam & Morin (DBM), a multinational consultancy firm in Israel from 2000 to 2005. For the 22 years prior to joining DBM, Ms. Arnon held a variety of managerial positions at the Israel Defense Force (IDF). Aviva holds a B.A. in Psychology, an M.A. in Experimental Psychology and a PhD ABD in Business Management.

Non-Executive Directors

Pursuant to the Reorganization Agreement, the New Payoneer Board of Directors will consist of not fewer than seven and up to nine directors, as determined by Payoneer, one of which will consist of Scott Galit, our Chief Executive Officer. The remaining members of the New Payoneer Board of Directors will consist of two new non-executive directors to be designated by Payoneer (in consultation with FTOC), at least one of which will be female, and the remaining members of the Board of Directors will consist of certain of Payoneer’s existing non-executive directors.

Amir Goldman has been a member of Payoneer’s board of directors since 2014 and will serve as a director of New Payoneer upon the completion of the Reorganization. Since 2006, Mr. Goldman has served as the founder and Managing Director of Susquehanna Growth Equity LLC, a private equity firm focused on investing in growing companies in the software and payments sectors. From 2002-2006, he was a Principal at TL Ventures, a venture capital firm and he previously served Principal at BRM Capital, a venture capital firm focused on internet infrastructure and software companies between 1999 and 2002. Mr. Goldman has served on the boards of multiple private companies, including iCIMS, HighRadius, HMP Global, CashEdge (acquired by Fiserv), and Macropoint (acquired by Descartes). Mr. Goldman earned an MBA from Harvard Business School in 1999 and a Bachelor of Science in Economics from the Wharton School at University of Pennsylvania in 1994. We believe Mr. Goldman’s experience in analyzing companies, investing in technology, and overseeing the growth of companies through board participation make him well qualified to serve as a director.

John C. (Hans) Morris has been a member of Payoneer’s board of directors since 2014 and will serve as a director upon the completion of the Reorganization. Mr. Morris is the managing partner of Nyca Partners, a venture capital firm exclusively focused on applying innovation into the global financial system, a role he has served in since founding Nyca Partners in 2014. Mr. Morris also serves as a director of Lending Club, AvidXchange, Fidel, Propel, SigFig, and Pay Range. He has previously served as Managing Director of General Atlantic, a global growth equity firm, from 2010 until founding Nyca in 2014. From 2007-2009, he served as President of Visa during the time in which it completed its reorganization and initial public offering. From 1980 to 2007 he served in various roles at Citigroup and its predecessors, including Chief Financial Officer of the institutional businesses, Chief Operating Officer of the investment bank, and head of the financial services group. Mr. Morris serves as a trustee of the Public Theater in New York, and chairman of the board of The Berkshire Eagle. He was previously chairman of the board of MASS MoCA and the Hopkins Center for the Arts at Dartmouth College. Mr. Morris has a B.A. from Dartmouth College. We believe Mr. Morris is well qualified to serve on our board because of his long-standing experience in the financial sector, including holding senior executive roles and director positions in public companies.

Avi Zeevi has been Chairman of the Board of Directors of Payoneer since 2008 and will serve as a director upon the completion of the Reorganization. Mr. Zeevi is a FinTech entrepreneur and investor. He is Co-founder of the Viola group — a private equity investment group with over $3B of assets under management, and co-founder and General Partner of Viola Ventures, a venture capital firm. Mr. Zeevi is also a co-founder and the Chairman of the investment committee of Viola FinTech. Mr. Zeevi has more than 40 years of experience as an entrepreneur, executive and investor. Mr. Zeevi has experience in the global financial industry through his involvement in several FinTech companies including: MINT Systems, Decalog and Actimize, where he served as an active Chairman from 2001 and until it was sold to NICE Systems (NASDAQ: NICE). Mr. Zeevi is also a board member of a number of private companies. Mr. Zeevi is a Board Member at The Center for Educational Technology (CET) which is dedicated to the advancement of the education system in Israel, in the Jewish world and around the globe. He is also a Member of the Board of Governors of the Technion — the Israel Institute of Technology. Mr. Zeevi has a BSc in Industrial Engineering from the Technion, Israel Institute of Technology. We believe Mr. Zeevi’s vast experience with FinTech companies, his experience as a CFO of a publicly traded company and extensive experience as a board member of fast-growing technology companies through his diverse career make him well qualified to serve as a director.

Christopher (Woody) Marshall has been a member of Payoneer’s board of directors since 2017 and will serve as a director upon the completion of the Reorganization. In addition to his role on Payoneer’s board of directors, Mr. Marshall currently serves the lead independent director on the board of directors of Spotify, and as a director in a number of private companies. Since 2008, Mr. Marshall has served as a general partner of TCV, a private equity firm. Mr. Marshall has been active in the venture capital industry since 1995, having spent 12 years at Trident Capital, a venture capital and private equity firm with a primary investment focus on the payments, internet and mobile industries. Mr. Marshall holds a Bachelor of Arts in Economics from Hamilton College and a Master of Business Administration from the Kellogg School of Management at Northwestern University. We believe Mr. Marshall’s experience in the payments industry, serving on public company boards and advising fast-growing platforms as they scale make him well qualified to serve on our board of directors.

Rich Williams will serve as a director upon the completion of the Reorganization. Since 2020, Mr. Williams has served as CEO and board member of Alkuri Global Acquisition Corp. (Alkuri; NASDAQ: KURI), a special purpose acquisition corporation favoring next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility. Mr. Williams also serves as Principal and CEO of The Value Studio, LLC, which he founded in 2020 to provide strategic consulting and advisory services for leading private equity and venture capital firms and their portfolio companies. Prior to his roles at Alkuri and The Value Studio, from 2011 to 2020, Mr. Williams served in a variety of executive roles at Groupon, a small business services and products online marketplace, including serving as CEO from 2015 to 2020. From 2008 to 2011, Mr. Williams ran a variety of global Marketing and Advertising teams and technologies at Amazon. Prior to joining Amazon, Mr. Williams spent over 7 years developing marketing programs and technologies in a variety of leadership roles at Experian, a leading global data, analytics and financial services company. Mr. Williams also served on the board of Groupon (2015 – 2020) and Kontoor Brands (2019 – 2020). Mr. Williams studied Aerospace Engineering and Political Science at the University of Southern California from 1992 – 1996. We believe Mr. Williams’ experience in e-commerce, technology, marketing, financial services and corporate governance make him well qualified to serve as a director.

Heather Tookes will serve as a director upon the completion of the Reorganization. Ms. Tookes currently serves as a finance professor at the Yale School of Management and has been on the faculty of the Yale School of Management since 2004, a leader in business education. Ms. Tookes also currently serves on the board of Ariel Investments (2017-present) and has served on the board of KCG Holdings (2017). Ms. Tookes holds a B.A. in Economics from Brown University (1996) and a Ph.D. in Finance from Cornell University (2004). We believe Ms. Tookes brings to the board considerable expertise in corporate credit and capital markets based on her extensive research and teaching at the Yale School of Management, along with prior audit committee service, that makes her well qualified to serve as a director.

Board Composition

Committees of the New Payoneer Board of Directors

The New Payoneer Board of Directors is expected to form the following board committees:

•        audit committee;

•        compensation committee; and

•        nominating and corporate governance committee.

Audit Committee

New Payoneer’s audit committee will oversee New Payoneer’s corporate accounting and financial reporting process. Among other matters, the audit committee will:

•        appoint New Payoneer’s independent registered public accounting firm;

•        evaluate the independent registered public accounting firm’s qualifications, independence and performance;

•        determine the engagement of the independent registered public accounting firm;

•        review and approve the scope of the annual audit and the audit fee;

•        discuss with management and the independent registered public accounting firm the results of the annual audit and the review of New Payoneer’s quarterly financial statements;

•        approve the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•        monitor the rotation of partners of the independent registered public accounting firm on New Payoneer’s engagement team in accordance with requirements established by the SEC;

•        be responsible for reviewing New Payoneer’s financial statements and New Payoneer’s management’s discussion and analysis of financial condition and results of operations to be included in New Payoneer’s annual and quarterly reports to be filed with the SEC;

•        review New Payoneer’s critical accounting policies and estimates; and

•        review the audit committee charter and the committee’s performance at least annually.

The members of New Payoneer’s audit committee will be Avi Zeevi, John C. (Hans) Morris, Heather Tookes and Rich Williams. Mr. Zeevi will be the chairman of New Payoneer’s audit committee. The composition of New Payoneer’s audit committee will meet the requirements for independence under current listing standards of Nasdaq and SEC rules and regulations. Each member of New Payoneer’s audit committee is financially literate. In addition, New Payoneer’s Board of Directors is expected to determine that Mr. Zeevi is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on them any duties, obligations or liabilities that are greater than are generally imposed on members of New Payoneer’s audit committee and New Payoneer’s Board of Directors. New Payoneer’s Board of Directors will adopt a written charter for the audit committee, which will be available on New Payoneer’s corporate website at payoneer.com/investors upon the completion of the Reorganization. The information on New Payoneer’s website is not part of this proxy statement/prospectus.

Compensation Committee

New Payoneer’s compensation committee will review and approve policies relating to compensation and benefits of New Payoneer’s officers and employees. Among other matters, the compensation committee will:

•        review and recommend corporate goals and objectives relevant to compensation of New Payoneer’s chief executive officer and other executive officers;

•        determine or recommend to New Payoneer’s Board of Directors for determination the issuance of stock options and other awards under New Payoneer’s stock plans; and

•        review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of New Payoneer’s compensation committee will be Amir Goldman, Christopher (Woody) Marshall and Heather Tookes. Mr. Goldman will be the chairman of New Payoneer’s compensation committee. Each member of this committee will be a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and will meet the requirements for independence under current listing standards of Nasdaq and SEC rules and regulations. New Payoneer’s Board of Directors will adopt a written charter for the compensation committee, which will be available on New Payoneer’s corporate website at payoneer.com/investors upon the completion of the Reorganization. The information on New Payoneer’s website is not part of this proxy statement/prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to New Payoneer’s Board of Directors regarding candidates for directorships and the size and composition of New Payoneer’s Board of Directors. In addition, the nominating and corporate governance committee will be responsible for overseeing New Payoneer’s corporate governance policies and reporting and making recommendations to New Payoneer’s board of directors concerning governance matters.

The members of New Payoneer’s nominating and governance committee will be Christopher (Woody) Marshall and Amir Goldman. Mr. Marshall will be the chairman of New Payoneer’s nominating and governance committee. Mr. Marshall and Mr. Goldman will meet the requirements for independence under current listing standards of Nasdaq. New Payoneer’s Board of Directors plans to adopt a written charter for the nominating and corporate governance committee, which will be available on New Payoneer’s corporate website at payoneer.com/investors upon the completion of the Reorganization. The information on New Payoneer’s website is not part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

Following the consummation of the Reorganization, New Payoneer’s compensation committee will consist of Amir Goldman, Christopher (Woody) Marshall and Heather Tookes. None of the expected members of New Payoneer’s compensation committee has at any time been an officer or employee of FTOC or Payoneer. Other than as disclosed in this proxy statement/prospectus, none of New Payoneer’s executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of any entity that has one or more executive officers on FTOC’s or Payoneer’s compensation committee or Board of Directors.

Code of Business Conduct and Ethics

Effective upon the consummation of the Reorganization, New Payoneer will adopt a code of business conduct and ethics that will apply to all of its employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available after the Closing on New Payoneer’s website at payoneer.com/investor. New Payoneer expects that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

Limitation on Liability and Indemnification Matters

The Proposed Charter and Proposed Bylaws that will become effective immediately following the consummation of the Reorganization contain provisions that limit the liability of New Payoneer’s directors for damages to the fullest extent permitted by Delaware law. Consequently, New Payoneer’s directors will not be personally liable to New Payoneer or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•        the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•        it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud or a knowing violation of law.

PAYONEER’S EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

This section discusses the material components of the executive compensation program for Payoneer executive officers who would be Payoneer’s “named executive officers” if Payoneer was subject to the reporting requirements under the Securities Exchange Act of 1934. We expect that at least some of these executive officers will be named executive officers of New Payoneer after the Closing. In 2020, Payoneer’s “named executive officers” and their positions were as follows:

•        Scott Galit, Chief Executive Officer and Director;

•        Charles Rosenblatt, Chief Strategy Officer; and

•        Michael Levine, Chief Financial Officer

This discussion may contain forward-looking statements that are based on Payoneer’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that Payoneer adopts following the completion of the Reorganization may differ materially from the currently planned programs summarized in this discussion.

FTOC is, and after the Reorganization, New Payoneer will be, an emerging growth company and therefore is subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to the named executive officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Scott Galit Chief Executive Officer and Director	2020	375,000	370,000	1,478,880	432,229		11,400	2,667,509
Charles Rosenblatt Chief Strategy Officer	2020	163,068	75,000	770,250	331,074		32,200	1,371,592
Michael Levine Chief Financial Officer	2020	310,000	223,106	616,200	180,096		11,400	1,340,802

____________

(1)      Amount reflects the base salary in effect and actually paid to each named executive officer during 2020. Mr. Rosenblatt’s base salary reflects the prorated amount he was paid based on his June 22, 2021 hire date. For additional information, see “Base Salaries” and “2020 Bonuses” below.

(2)      Amount reflects the full grant-date fair value of options granted during 2020 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 12 to our consolidated financial statements included elsewhere in this prospectus. The stock option awards granted to each of our named executive officers consisted of at-the-money options.

(3)      Amounts reflect (i) for each of Messrs. Galit and Levine, a company contribution of $11,400 to their respective accounts under Payoneer’s 401(k) plan and (ii) for Mr. Rosenblatt, a company contribution of $7,200 to Mr. Rosenblatt’s account under Payoneer’s 401(k) plan and $25,000 in relocation benefits for Mr. Rosenblatt’s relocation to Virginia in 2020, as further described in “Executive Compensation Arrangements — Rosenblatt Offer Letter” below.

Elements of Payoneer’s Executive Compensation Program

For the year ended December 31, 2020, the compensation for each named executive officer generally consisted of a base salary, performance-based bonus, standard employee benefits, and stock option and restricted stock unit awards under Payoneer’s equity plan. These elements (and the amounts of compensation and benefits under each element) were selected because Payoneer believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to Payoneer’s named executive officers.

Base Salary

The named executive officers receive a base salary to compensate them for services rendered to Payoneer. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Each named executive officer’s initial base salary was provided in his employment agreement or offer letter, as applicable, and the base salaries of Payoneer executives are reviewed and, if appropriate, adjusted on an annual basis. Effective at the Closing, Mr. Galit’s base salary will be increased to $450,000 and Mr. Levine’s base salary will be increased to $380,000.

The actual base salary paid to each named executive officer for 2020 is set forth above in the Summary Compensation Table in the column entitled “Salary.”

2020 Bonuses

Payoneer maintains a cash-based incentive compensation program in which certain of its employees, including its named executive officers, are eligible to receive bonuses based on business and personal performance goals. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by Payoneer’s compensation committee that are tied to pre-defined business and personal goals and objectives.

In 2020, Messrs. Galit, Rosenblatt and Levine were eligible to earn annual cash bonuses targeted at 100%, 50% and 75%, respectively, of their base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of business and personal goals and objectives, set and approved by the board of directors of Payoneer. Effective at the Closing, Mr. Levine’s annual cash bonus will be decreased to 65% of his base salary (as a result of the increase to his base salary that will also become effective at the Closing).

The actual bonus earned by each named executive officer for 2020 is set forth above in the Summary Compensation Table in the column entitled “Bonus.”

Equity Compensation

Equity Incentive Plans and Outstanding Awards

Payoneer maintains the 2007 Share Incentive Plan, referred to as the 2007 Plan, and the 2017 Stock Incentive Plan, referred to as the 2017 Plan, in order to facilitate the grant of equity incentives to directors, employees (including the named executive officers), consultants and other service providers of Payoneer and its affiliates to obtain and retain services of these individuals, which is essential to its long-term success.

Pursuant to the 2007 Plan, (1) Mr. Galit was granted awards of: (i) 946,168 options, granted on February 4, 2015 with an exercise price of $1.15/share, all of which were fully vested as of February 4, 2019, (ii) 1,306,464 options, granted on February 17, 2016 with an exercise price of $2.64/share, all of which were fully vested as of January 18, 2020, and (iii) 147,746 options, granted on February 13, 2017 with an exercise price of $5.67/share, all of which were fully vested as of January 18, 2021; and (2) Mr. Levine was granted awards of: (i) 60,000 options, granted on January 28, 2015 with an exercise price of $1.15/share, all of which were fully vested as of January 28, 2019, (ii) 399,924 options, granted on February 17, 2016 with an exercise price of $2.64/share, all of which were fully vested as of January 18, 2020 and (iii) 125,000 options, granted on February 13, 2017 with an exercise price of $5.67/share, all of which were fully vested as of January 18, 2021.

Pursuant to the 2017 Plan, (1) Mr. Galit was granted awards of: (i) 500,000 options, granted on February 6, 2018 with an exercise price of $5.26/share, (ii) 687,270 options, granted on February 13, 2019 with an exercise price of $5.45/share, (iii) 192,000 options, granted on March 19, 2020 with an exercise price of $5.14/share and (iv) 288,000 restricted stock units, granted on March 19, 2020; (2) Mr. Rosenblatt was granted awards of: (i) 150,000 options, granted on June 30, 2020 with an exercise price of $5.14/share and (ii) 150,000 restricted stock units, granted on June 30, 2020; and (3) Mr. Levine was granted awards of: (i) 250,000 options, granted on February 6, 2018 with an exercise price of $5.26/share, (ii) 322,256 options, granted on February 13, 2019 with an exercise price of $5.45/share, (iii) 80,000 options, granted on March 19, 2020 with an exercise price of $5.14/share and (iv) 120,000 restricted stock units, granted on March 19, 2020.

Upon the occurrence of a Change in Control, 50% of any then unvested options held by Messrs. Galit and Levine (whether under the 2007 Plan or the 2017 Plan) will accelerate and vest in full, and if Mr. Galit or Mr. Levine is terminated by Payoneer without Cause or resigns for Good Reason, in either case, within 12 months of a Change in Control, then all of their respective remaining unvested options will accelerate and vest in full. For purposes of Messrs. Galit’s and Levine’s options, “Change in Control” means the occurrence of any of the following: (i) an acquisition of 50% or more of the outstanding stock of Payoneer by another individual, entity or group, (ii) the consummation of a merger or consolidation of Payoneer with another corporation resulting in the voting securities of Payoneer outstanding immediately prior to such merger or consolidation representing less than 50% of the combined voting power of the voting securities of the surviving entity immediately following such merger or consolidation or (iii) a sale of all or substantially all of the assets of Payoneer, subject to the executive’s continued employment through such Change in Control. However, the consummation of the Reorganization will not constitute a Change in Control. For purposes of Messrs. Galit’s and Levine’s options, “Cause” and “Good Reason” have the respective meanings in their employment agreements, as described in “— Executive Compensation Arrangements — Executive Employment Agreements and Offer Letters” below.

Payoneer has made grants of restricted stock units under the 2017 Plan to certain employees, including the named executive officers, and recently entered into amended restricted stock unit agreements (each, an “Amended RSU Agreement”) with certain restricted stock unit holders (including the named executive officers). The Amended RSU Agreements provide that, subject to the occurrence of a “Merger/Sale” (as defined in the 2017 Plan and which will include the consummation of the Reorganization), outstanding restricted stock units will become vested in an amount equal to the product of (x) the percentage of such award of restricted stock units that has vested prior to the consummation of the Merger/Sale based on a service-vesting schedule whereby 25% of the restricted stock units vest on the first anniversary of the grant date, with the remaining 75% vesting in ratable quarterly installments over the following three-year period, subject to the participant’s continued employment with Payoneer through each such vesting date (the “RSU Service-Vesting Schedule”) multiplied by (y) the total number of restricted stock units subject to such award, with such vesting to occur on the earlier of (i) the six-month anniversary of the closing date of a Merger/Sale and (ii) March 15th of the calendar year following the year in which such closing date occurs (with respect to the Reorganization, such date will be March 15, 2022), after which time, any restricted stock units that remain outstanding and are unvested will continue to vest in accordance with the remainder of the RSU Service-Vesting Schedule, subject to the participant’s continued service with Payoneer. Restricted stock units held by any participants who did not execute a copy of the Amended RSU Agreement will become partially vested upon the occurrence of a Merger/Sale (including the Reorganization), in accordance with the vesting schedule described above. If the participant remains employed by Payoneer following the occurrence of a Merger/Sale, any restricted stock units that remain outstanding and are unvested will continue to vest in accordance with the remainder of the RSU Service-Vesting Schedule.

2021 Omnibus Incentive Plan

New Payoneer will adopt and seek shareholder approval of the 2021 Omnibus Incentive Plan (the “Incentive Plan”). We expect that, if shareholders approve the Incentive Plan and the Incentive Plan becomes effective, awards will be made following the Reorganization.

The aggregate number of shares of common stock of New Payoneer reserved for issuance pursuant to awards under the Incentive Plan is equal to 10% of the common stock outstanding, including shares authorized under the Incentive Plan. Any employee, director or consultant of New Payoneer is eligible to receive an award under the Incentive Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.

The Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options), restricted stock, restricted stock units, performance-based awards, other stock-based awards, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Incentive Plan. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award. Please see the section entitled “Proposal No. 4 — The Incentive Plan Proposal” for a summary of the material terms of the Incentive Plan.

Other Elements of Compensation

Retirement Plans

Payoneer maintains a 401(k) retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions equal to 4% of the first 4% of the employees’ contribution.

Employee Benefits and Perquisites

All of Payoneer’s full-time employees in the United States, including the named executive officers, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance and life insurance.

Payoneer believes the benefits described above are necessary and appropriate to provide a competitive compensation package to its employees, including the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Scott Galit
	2/14/2015	(1)	946,168	0		1.15	2/1/2025
	2/17/2016	(1)	1,306,464	0		2.64	2/14/2026
	2/13/2017	(1)	138,512	9,234		5.67	2/11/2027
	2/6/2018	(1)	343,750	156,250		5.26	2/4/2028
	2/13/2019	(1)	300,680	386,590		5.45	2/10/2029
	3/19/2020	(1)	0	192,000		5.14	3/17/2030
	3/19/2020	(2)						288,000	0

Charles Rosenblatt
	6/30/2020	(1)	0	150,000		5.14	6/29/2027
	6/30/2020	(2)
								150,000	0

Michael Levine
	1/28/2015	(1)	60,000	0		1.15	1/25/2025
	2/17/2016	(1)	399,924	0		2.64	2/14/2026
	2/13/2017	(1)	117,188	7,813		5.67	2/11/2027
	2/6/2018	(1)	171,875	78,125		5.26	2/4/2028
	2/13/2019	(1)	140,987	181,269		5.45	2/10/2029
	3/19/2020	(1)	0	80,000		5.14	3/17/2030
	3/19/2020	(2)						120,000	0

____________

(1)      These options vest as to 25% of the options upon the first anniversary of the grant date or the vesting commencement date, as applicable, with the remaining 75% vesting in ratable quarterly installments over the following three year period such that the award is fully vested four years after the grant date or vesting commencement date, as applicable, in each case subject to the executive’s continued service with Payoneer through the applicable vesting dates. The 2015, 2016 and 2017 options are fully vested.

(2)      Represents restricted stock units as described in the narrative disclosure above.

Executive Compensation Arrangements

Executive Employment Agreements and Offer Letters

Galit Employment Agreement

On December 16, 2010, Payoneer entered into an employment agreement with Mr. Galit (the “Galit Employment Agreement”), providing for his employment as Chief Executive Officer of Payoneer. The Galit Employment Agreement provides that Mr. Galit is entitled to an annual base salary, which for 2020 was $375,000 and eligibility for an annual performance bonus based on Payoneer’s achievement of targets and milestones as determined by Payoneer’s board of directors.

Pursuant to the Galit Employment Agreement, upon the termination of Mr. Galit’s employment by Payoneer without Cause or by Mr. Galit for Good Reason, Mr. Galit will be entitled, in addition to any accrued amounts, for six months following the effective date of notice of the termination of Mr. Galit’s employment with Payoneer, to (i) continuation of his annual base salary, (ii) payment by Payoneer of the cost of Mr. Galit’s and his dependents’ participation in Payoneer’s health plan, and (iii) continued vesting of any then unvested options in accordance with such options’ respective regular vesting schedules.

“Cause” is defined in the Galit Employment Agreement generally as Mr. Galit’s (i) repeated refusal, failure or neglect to perform the material duties of his employment or to follow the directions of Payoneer’s board of directors (other than due to Mr. Galit’s physical or mental illness or impairment), (ii) commission of any act of fraud or embezzlement (provided that Payoneer must provide Mr. Galit with 15 days’ notice of the conduct constituting “Cause” and Mr. Galit must have the opportunity to be heard at a meeting of Payoneer’s board of directors within 15 days of the date of such notice), (iii) breach of any employee non-disclosure, non-competition or assignment of inventions agreement entered into during Mr. Galit’s employment with Payoneer that results in a material detriment to Payoneer, (iv) conviction of a felony (including a plea of guilty) or commission or other acts causing or likely to cause a material detriment to the reputation of Payoneer, or (v) habitual use of alcohol or drugs. “Good Reason” is defined in the Galit Employment Agreement generally as (i) any material diminution in Mr. Galit’s title as Chief Executive Officer of Payoneer, without Mr. Galit’s prior written consent (other than a change effected in connection with the integration of Payoneer’s operations into the operations of any acquirer of Payoneer which does not result in an adverse change in Mr. Galit’s authorities, duties and responsibilities), (ii) any material diminution in Mr. Galit’s responsibilities or authorities with Payoneer, without Mr. Galit’s prior written consent, or (iii) any material breach by Payoneer of the Galit Employment Agreement that is not remedied by Payoneer within 15 days after receipt of notice of such material breach.

In addition, pursuant to the Galit Employment Agreement, Mr. Galit is subject to a non-competition restriction for a period of (i) 12 months following Mr. Galit’s resignation from employment with Payoneer or (ii) for the duration of any period during which Mr. Galit is paid severance by Payoneer in the event of the termination of his employment with Payoneer without Cause or by Mr. Galit for Good Reason. Mr. Galit is also subject to a non-solicitation restriction for a period of 12 months following his termination of employment with Payoneer for any reason.

Rosenblatt Offer Letter

On June 14, 2020, Payoneer entered into an offer letter with Mr. Rosenblatt, which was amended on January 20, 2021 (as amended, the “Rosenblatt Offer Letter), providing for his employment as Chief Strategy Officer of Payoneer. The Rosenblatt Offer Letter provides that Mr. Rosenblatt is entitled to an annual base salary of $310,000 and eligibility for an annual performance bonus at a target amount equal to 50% of Mr. Rosenblatt’s base salary, based on Payoneer’s achievement of targets and milestones as determined by Payoneer’s board of directors, which such performance bonus for 2020 was pro-rated and guaranteed to pay out in an amount of not less than $50,000.

The Rosenblatt Offer Letter also provides for (i) the reimbursement by Payoneer of up to $25,000 in reasonable expenses incurred in connection with Mr. Rosenblatt’s relocation from California to Virginia, with such amounts subject to repayment by Mr. Rosenblatt if he voluntarily terminates his employment with Payoneer within 12 months of his start date and (ii) an interest-free $75,000 relocation loan, subject to immediate acceleration if Mr. Rosenblatt’s employment with Payoneer is terminated for cause within 12 months of his start date or if Mr. Rosenblatt decides to end his relocation, which will be forgiven in full if Mr. Rosenblatt remains employed with Payoneer on the 12-month anniversary of his start date. In May 2021, Payoneer accelerated the forgiveness of Mr. Rosenblatt’s relocation loan, and no amounts currently remain outstanding thereunder.

Levine Employment Agreement

On October 11, 2011, Payoneer entered into an employment agreement with Mr. Levine (the “Levine Employment Agreement”), providing for his employment as Chief Financial Officer of Payoneer. The Levine Employment Agreement provides that Mr. Levine is entitled to an annual base salary, which for 2020 was $310,000 and eligibility for an annual performance bonus based on Payoneer’s achievement of targets and milestones as determined by Payoneer’s board of directors.

Pursuant to the Levine Employment Agreement, upon the termination of Mr. Levine’s employment by Payoneer without Cause or by Mr. Levine for Good Reason, Mr. Levine will be entitled, in addition to any accrued amounts, to (i) continuation of Mr. Levine’s annual base salary for six months following the effective date of notice of the termination of his employment with Payoneer, (ii) payment by Payoneer of the cost of Mr. Levine’s and his dependents’ participation in Payoneer’s health plan for six months following the effective date of notice of the termination of his employment with Payoneer and (iii) a portion of Mr. Levine’s then current annual performance bonus opportunity, based on actual performance and pro-rated for the number of days elapsed during the applicable performance period prior to the effective date of notice of the termination of his employment with Payoneer, to be paid at the same time such annual performance bonus would otherwise be paid. In the event that Mr. Levine is terminated without Cause or resigns for Good Reason within the three-month period prior to or 12-month period following the occurrence of a Change in Control, Mr. Levine is entitled to continuation of his annual base salary and continued payment by Payoneer of the cost of his and his dependents’ participation in Payoneer’s health plan, in each case, for 12 months.

For purposes of the Levine Employment Agreement, “Change in Control” is defined as described in “— Equity Compensation — Equity Incentive Plans and Outstanding Awards” above, and “Cause” and “Good Reason” are each defined in a manner that is substantially similar to the respective definitions of such terms in the Galit Employment Agreement.

In addition, pursuant to the Levine Employment Agreement, Mr. Levine is subject to a non-competition restriction for a period of (i) 12 months following Mr. Levine’s resignation from employment with Payoneer without Good Reason or termination of his employment with Payoneer for Cause or (ii) for the duration of any period during which Mr. Levine is paid severance by Payoneer in the event of the termination of his employment with Payoneer without Cause or by Mr. Levine for Good Reason. Mr. Levine is also subject to a non-solicitation restriction for a period of 12 months following his termination of employment with Payoneer for any reason.

DIRECTOR COMPENSATION

No directors received compensation for their service on Payoneer’s board of directors in 2020.

No directors received compensation for their service on FTOC’s board of directors in 2020.

Following the Reorganization, we intend to adopt the initial terms of a non-employee director compensation policy. Our board of directors is still in the process of considering the non-employee director compensation policy. Payoneer has entered into letter agreements with two potential non-employee directors that provide that, subject to the closing of the Reorganization, the receipt of all applicable approvals and any other applicable conditions relating to their appointment on our board of directors, such non-employee directors will be granted restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FTOC

In June 2020, our Sponsors purchased 8,845,000 founder shares for a purchase price of $25,000, or approximately $0.003 per share. On August 5, 2020, we effected a share capitalization pursuant to which we issued an additional 13,260,000 founder shares to our sponsor, reducing the overall purchase price per share to approximately $0.001 per share.

The Sponsors purchased an aggregate of 2,170,000 placement units at the price of $10.00 per unit for an aggregate purchase price of $21.7 million, in a private placement that occurred simultaneously with the completion of FTOC’s initial public offering. The placement warrants are identical to the warrants sold in the initial public offering, except that if held by our Sponsor or its permitted transferees, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Reorganization, There will be no redemption rights or liquidating distributions with respect to our founder shares, placement shares or warrants, which will expire worthless if we do not complete a business combination.

FTOC currently sub-leases its executive offices at 2929 Arch Street, Suite 1703 Philadelphia, PA 19104. Since the consummation of its initial public offering, FTOC pays for its use of this office space $25,000 per month to its Sponsor. Upon completion of FTOC’s initial business combination or liquidation, it will cease paying these monthly fees.

FTOC’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on FTOC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FTOC’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, FTOC’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of its officers and directors may, but are not obligated to, loan FTOC funds as may be required on a non-interest basis. If FTOC completes the Reorganization, it would repay such loaned amounts. In the event that the Reorganization does not close, FTOC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from its trust account would be used for such repayment. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

Subscription Agreement

In connection with the execution of the Reorganization Agreement, FTOC entered into separate Subscription Agreements with a number of Subscribers relating to the PIPE Investment, including with FTAC Olympus PIPE Sponsor, LLC, an affiliate of the Sponsor. Pursuant to such Subscription Agreement, FTAC Olympus PIPE Sponsor, LLC subscribed for an aggregate of 700,000 shares of New Payoneer common stock, which may be increased by up to 1,300,000 shares of New Payoneer common stock.

Payoneer

Registration Rights Agreement

In connection with the Reorganization, certain stockholders will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, New Payoneer will be obligated to file a resale shelf registration statement on behalf of the stockholder parties within 15 calendar days after the Closing. The Registration Rights Agreement will also provide the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, each party to the Registration Rights Agreement will agree for a period of time not to transfer or dispose of New Payoneer common stock.

Management Loans

On May 12, 2015 and April 28, 2016, Payoneer issued loans to Scott Galit, the Company’s Chief Executive Officer, in aggregate principal amounts of $353,438 and $809,514, respectively. Each loan had a ten-year term and annual interest rates ranging between 1.45% and 1.53%, in each case, subject to escalation. The loans were extended to Mr. Galit to cover the exercise price of stock options to purchase shares of Payoneer common stock and the potential tax expense arising as a result of his exercise of such stock options. Mr. Galit repaid these loans in February 2021.

Indemnification Agreements

New Payoneer intends to enter into separate indemnification agreements with Payoneer each of its directors and executive officers. The indemnification agreements will provide that New Payoneer will indemnify each of its directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors or executive officers, to the fullest extent permitted by Delaware law, the Proposed Charter or the Proposed Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, we will advance all expenses actually and reasonably incurred by our directors and executive officers in connection with a legal proceeding involving his or her status as a director or executive officer.

Rosenblatt Offer Letter

On June 14, 2020, Payoneer the Rosenblatt Offer Letter, providing for Mr. Rosenblatt’s employment as Chief Strategy Officer of Payoneer. The Rosenblatt Offer Letter provides that Mr. Rosenblatt is entitled to an annual base salary of $310,000 and eligibility for an annual performance bonus at a target amount equal to 50% of Mr. Rosenblatt’s base salary, based on Payoneer’s achievement of targets and milestones as determined by Payoneer’s board of directors, which such performance bonus for 2020 was pro-rated and guaranteed to pay out in an amount of not less than $50,000.

The Rosenblatt Offer Letter also provides for (i) the reimbursement by Payoneer of up to $25,000 in reasonable expenses incurred in connection with Mr. Rosenblatt’s relocation from California to Virginia, with such amounts subject to repayment by Mr. Rosenblatt if he voluntarily terminates his employment with Payoneer within 12 months of his start date and (ii) an interest-free $75,000 relocation loan, subject to immediate acceleration if Mr. Rosenblatt’s employment with Payoneer is terminated for cause within 12 months of his start date or if Mr. Rosenblatt decides to end his relocation, which will be forgiven in full if Mr. Rosenblatt remains employed with Payoneer on the 12-month anniversary of his start date. In May 2021, Payoneer accelerated the forgiveness of Mr. Rosenblatt’s relocation loan, and no amounts currently remain outstanding thereunder.

Related Person Transaction Policy Following the Reorganization

Upon consummation of the Reorganization, it is anticipated that the New Payoneer Board of Directors will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which New Payoneer or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of New Payoneer’s executive officers or a member of New Payoneer’s Board of Directors;

•        any person who is known by New Payoneer to be the beneficial owner of more than five percent (5%) of our voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

It is also anticipated that New Payoneer will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations for beneficial owners of FTOC ordinary shares and FTOC public warrants (collectively, the “FTOC Securities”) of (i) electing to have shares of FTOC ordinary shares redeemed for cash, (ii), the Domestication, (iii) the FTOC Merger and (iv) the ownership and disposition of New Payoneer Shares and New Payoneer Public Warrants (collectively, the “New Payoneer Securities”) acquired pursuant to the FTOC Merger. This discussion applies only to FTOC Securities, FTOC Delaware Securities (as described below), and New Payoneer Securities held as capital assets for U.S. federal income tax purposes, and does not describe all of the tax consequences that may be relevant to beneficial owners of FTOC Securities, FTOC Delaware Securities, and New Payoneer Securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or beneficial owners who are subject to special rules, such as:

•        financial institutions or financial services entities;

•        insurance companies;

•        government agencies or instrumentalities thereof;

•        regulated investment companies and real estate investment trusts;

•        expatriates or former residents of the United States;

•        persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•        dealers or traders subject to a mark-to-market method of tax accounting with respect to the FTOC Securities, FTOC Delaware Securities, or New Payoneer Securities;

•        persons holding the FTOC Securities, FTOC Delaware Securities, or New Payoneer Securities as part of a “straddle,” hedge, integrated transactions or similar transactions;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•        Holders who are controlled foreign corporations and passive foreign investment companies (“PFICs”);

•        a person required to accelerate the recognition of any item of gross income with respect to FTOC Securities, FTOC Delaware Securities, or New Payoneer Securities as a result of such income being recognized on an applicable financial statement;

•        U.S. Holders actually or constructively owning 5% or more of the FTOC ordinary shares, FTOC Delaware common stock, or New Payoneer Shares; or

•        tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of FTOC Securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership. This discussion also does not address or consider the tax treatment of Founder shares. This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect.

Morgan, Lewis & Bockius LLP has delivered an opinion regarding certain aspects of the U.S. federal income tax treatment of the transactions, as described in this discussion. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Holders are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

U.S. Holders

The discussion set forth below is applicable only to U.S. Holders. A “U.S. Holder” is a beneficial owner of FTOC Securities, FTOC Delaware Securities, or New Payoneer Securities who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Redemption of FTOC Ordinary Shares

In the event that a U.S. Holder’s FTOC ordinary shares are redeemed for cash pursuant to the transactions, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the FTOC ordinary shares under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of FTOC ordinary shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning FTOC public warrants) relative to all of the FTOC ordinary shares outstanding both before and after the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by FTOC Delaware and New Payoneer in the transactions). The redemption of FTOC ordinary shares generally will be treated as a sale of the FTOC ordinary shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in FTOC, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only shares actually owned by the U.S. Holder, but also FTOC ordinary shares (or FTOC Delaware common stock or New Payoneer Shares) constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include FTOC ordinary shares, FTOC Delaware common stock, or New Payoneer Shares which could be acquired pursuant to the exercise of FTOC public warrants, FTOC Delaware public warrants, or New Payoneer Public Warrants. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the FTOC ordinary shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the FTOC ordinary shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption (for this purpose, the shares outstanding after the redemption should take into account shares issued by FTOC Delaware and New Payoneer in the transactions). The redemption of the FTOC ordinary shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in FTOC

(for this purpose, the shares outstanding after the redemption should take into account shares issued by FTOC Delaware and New Payoneer in the transactions). Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in FTOC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with the U.S. Holder’s tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder should generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the FTOC ordinary shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such FTOC ordinary shares exceeds one year at the time of such disposition. A U.S. Holder’s tax basis in such U.S. Holder’s FTOC ordinary shares generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Such dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation.” Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s FTOC ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the FTOC ordinary shares.

Effects of the Domestication on U.S. Holders

Subject to the limitations set forth above under “U.S. Federal Income Tax Considerations,” the discussion in this section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders” constitutes the opinion of Morgan, Lewis & Bockius LLP as to the material U.S. federal income tax consequences of the Domestication to U.S. Holders.

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation from the Cayman Islands to Delaware.

In the opinion of Morgan, Lewis & Bockius LLP, and subject to the caveats and assumptions noted elsewhere in this discussion, the Domestication will qualify as an F Reorganization. Assuming the Domestication so qualifies, U.S. Holders of the FTOC Securities generally will not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” and “— PFIC Considerations,” and the Domestication will be treated for U.S. federal income tax purposes as if FTOC (i) transferred all of its assets and liabilities to FTOC Delaware in exchange for all of the outstanding shares of FTOC Delaware common stock and all the FTOC Delaware public warrants (collectively, the “FTOC Delaware Securities”); and (ii) then distributed the FTOC Delaware Securities to the shareholders and warrant holders of FTOC in liquidation of FTOC. The taxable year of FTOC will be deemed to end on the date of the Domestication.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, and except as required by Section 367(b) as discussed below: (i) the tax basis of a share of FTOC Delaware common stock or FTOC Delaware public warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the share of FTOC ordinary shares or FTOC public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367(b) of the Code (as discussed below) and, in respect to a FTOC Delaware public warrant, the PFIC provisions of the Code (as discussed below) (ii) the holding period for a share of FTOC Delaware common stock or FTOC Delaware public warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the share of FTOC ordinary shares or FTOC public warrant exchanged therefor, except that under proposed regulations a new holding period would begin for a FTOC Delaware public warrant if under the PFIC provisions all the gain realized, if any, on the exchange of a FTOC public warrant for a FTOC Delaware public warrant is recognized on the exchange.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain United States persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

A.      U.S. Holders That Hold 10 Percent or More of FTOC

A U.S. Holder who, on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount,” within the meaning of Treasury Regulations under Section 367(b) of the Code attributable to the public shares it directly owns. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of FTOC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

FTOC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. If FTOC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. It is possible, however, that the amount of FTOC’s cumulative net earnings and profits may be greater than zero through the date of the Domestication, in which case a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication.

B.      U.S. Holders That Own Less Than 10 Percent of FTOC

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) public shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of FTOC Delaware common stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of FTOC Delaware common stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from FTOC establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified FTOC (or FTOC Delaware) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to FTOC Delaware no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding FTOC’s earnings and profits upon written request.

FTOC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that FTOC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to such U.S. Holder’s public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.     U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder that, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and assuming the Domestication qualifies as an F Reorganization and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued FTOC Delaware public warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.      Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by FTOC would be considered to be passive income and cash held by FTOC would be considered to be a passive asset.

B.      PFIC Status of FTOC

Because we are a blank check company, with no current active business, we expect we will meet the PFIC asset or income test for our current taxable year.

C.     Effects of PFIC Rules on the Domestication

As discussed above, FTOC believes that it will be classified as a PFIC for U.S. federal income tax purposes for the current taxable year. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued FTOC Delaware public warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) FTOC were classified as a PFIC at any time during such U.S. Holder’s holding period in such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which FTOC was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of FTOC.

Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which FTOC was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “— Effects of Section 367(b) to U.S. Holders”) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as described below) generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares but rather would include annually in gross income such U.S. Shareholder’s pro rata share of the ordinary earnings and net capital gain of FTOC, whether or not such amounts are actually distributed.

D.     QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder has made a timely and effective election to treat FTOC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which FTOC qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to FTOC is contingent upon, among other things, the provision by FTOC of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we will timely provide such required information. A U.S. Holder that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A U.S. Holder is not able to make a QEF Election with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent such U.S. Holder holds a public warrant and to the extent described under “— Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

The FTOC Merger

Subject to the limitations set forth above under “U.S. Federal Income Tax Considerations,” the discussion in this section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — The FTOC Merger” constitutes the opinion of Morgan, Lewis & Bockius LLP as to the material U.S. federal income tax consequences of the FTOC Merger to U.S. Holders.

The deemed exchange by a U.S. Holder of a share of FTOC Delaware common stock for a New Payoneer Share pursuant to the FTOC Merger, taken together with related transactions, will qualify as an exchange within the meaning of Section 351(a) of the Code (a “Section 351 Exchange”).

U.S. Holders exchanging FTOC Delaware Common Stock for New Payoneer Shares

Assuming the FTOC Merger, taken together with related transactions, qualifies as a Section 351 Exchange, a U.S. Holder that owns only shares of FTOC Delaware common stock but not FTOC Delaware public warrants and that exchanges such common shares for New Payoneer Shares generally will not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the New Payoneer Shares received by such U.S. Holder in the FTOC Merger will be the same as the aggregate adjusted tax basis of the New FTOC common stock surrendered in exchange therefor. For U.S. federal income tax purposes, the holding period of the New Payoneer Shares received in the FTOC Merger by such U.S. Holder will include the period during which the shares of the New FTOC common stock exchanged therefor were held by such U.S. Holder.

Regardless of whether the FTOC Merger satisfies the requirements of Section 351(a), there is a separate and independent non-recognition rule under which we intend for the FTOC Merger to qualify. We intend for the FTOC Merger to qualify as a “reorganization” described in Section 368(a)(1)(B) of the Code and also as a “reorganization” described in Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code (collectively, Sections 368(a)(1)(B), 368(a)(1)(A) and 368(a)(2)(E), “Section 368 of the Code”). However, there are many requirements that must be satisfied in order for the FTOC Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others which are fundamental to corporate reorganizations. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the FTOC Merger, some of which are outside the control of FTOC. For example, the requirements for reorganization treatment could be affected by the magnitude of the FTOC ordinary shares redemptions that occur in connection with the FTOC Merger. Accordingly, it is uncertain whether the FTOC Merger will qualify as a reorganization under Section 368 of the Code.

The U.S. federal income tax consequences to a U.S. Holder that surrenders the U.S. Holder’s shares of FTOC Delaware common stock in exchange for New Payoneer Shares pursuant to a reorganization that qualifies under Section 368 of the Code will be the same as described in the second preceding paragraph regarding the U.S. federal income tax consequences of the FTOC Merger pursuant to Section 351(a) of the Code, except that, in the case of a U.S. Holder that holds shares of FTOC Delaware common stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of shares of FTOC Delaware common stock.

U.S. Holders converting FTOC Delaware Public Warrants to New Payoneer Public Warrants

The appropriate U.S. federal income tax treatment of the FTOC Delaware public warrants in connection with the FTOC Merger depends on whether the FTOC Merger qualifies as a reorganization pursuant to Section 368 of the Code. In such case, a U.S. Holder of FTOC Delaware public warrants will not recognize gain or loss with respect to such warrants as a result of the FTOC Merger, and the aggregate adjusted tax basis and holding period of the New Payoneer Public Warrants of such U.S. Holder immediately after the FTOC Merger will be equal to the adjusted tax basis and holding period of such U.S. Holder’s FTOC Delaware public warrants immediately prior to the FTOC Merger.

But if the FTOC Merger qualifies only for non-recognition treatment under Section 351 of the Code and not as a reorganization pursuant to Section 368 of the Code, the warrant-for-warrant exchange would be a taxable exchange. If so treated, a U.S. Holder of only FTOC Delaware public warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of the New Payoneer Public Warrants received by such U.S. Holder in the FTOC Merger and the adjusted tax basis of the FTOC Delaware public warrants surrendered by such U.S. Holder in the FTOC Merger.

U.S. Holders exchanging FTOC Delaware Common Stock and FTOC Delaware Warrants for New Payoneer Shares and New Payoneer Public Warrants

If the FTOC Merger qualifies as a reorganization pursuant to Section 368 of the Code, a U.S. Holder that receives New Payoneer Shares in exchange for such U.S. Holder’s FTOC Delaware common stock and whose FTOC Delaware public warrants become New Payoneer Public Warrants should not recognize gain or loss on the FTOC Merger, and the basis rules, described above, for the FTOC Merger qualifying as a reorganization would apply to the U.S. Holder’s New Payoneer Shares and New Payoneer Public Warrants.

If the FTOC Merger, taken together with related transactions, qualifies as a Section 351 Exchange but the FTOC Merger does not qualify as a reorganization, a U.S. Holder that receives New Payoneer Shares in exchange for such U.S. Holder’s FTOC Delaware common stock and whose FTOC Delaware public warrants become New Payoneer Public Warrants should recognize gain (if any) with respect to surrendered FTOC Delaware common stock and FTOC Delaware public warrants in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the New Payoneer Shares and New Payoneer Public Warrants deemed received in exchange for such shares and warrants, as described below, over such U.S. Holder’s tax basis in the FTOC Delaware common stock and FTOC Delaware public warrants exchanged therefor and (ii) the fair market value of the New Payoneer Public Warrants deemed received in exchange for such FTOC Delaware common stock and FTOC Delaware public warrants. To determine the amount of gain, if any, that such U.S. Holder must recognize, the Holder must compute the amount of gain or loss realized as a result of the FTOC Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the New Payoneer Shares received by such U.S. Holder and (ii) the New Payoneer Public Warrants received by such U.S. Holder as a result of the FTOC Merger among the FTOC Delaware common stock and FTOC Delaware public warrants owned by such U.S. Holder immediately prior to the FTOC Merger in proportion to their fair market values. Any loss realized by a U.S. Holder would not be recognized.

Gain, if any, described in the previous paragraph that is recognized by a U.S. Holder will generally be long-term capital gain to the extent it is allocated to surrendered FTOC Delaware common stock or FTOC Delaware public warrants that were held by such U.S. Holder for more than one year at the time of the FTOC Merger. A U.S. Holder should be able to “tack on” the U.S. Holder’s holding period in the surrendered FTOC Securities to such U.S. Holder’s holding period in its New Payoneer Shares received in exchange therefor. A U.S. Holder’s holding period in the New Payoneer Public Warrants received should begin on the day after the Reorganization.

Ownership and Disposition of New Payoneer Shares and New Payoneer Public Warrants

Taxation of Distributions

A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to New Payoneer Shares, to the extent the distribution is paid out of New Payoneer’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New Payoneer Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the New Payoneer Shares and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Payoneer Shares and New Payoneer Public Warrants” below.

Dividends that New Payoneer pays to a U.S. Holder that is a corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Payoneer pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Payoneer Shares and New Payoneer Public Warrants

Upon a sale or other taxable disposition of New Payoneer Shares or New Payoneer Public Warrants a U.S. Holder generally will recognize capital gain or loss.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Payoneer Shares or New Payoneer Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the amount realized, which generally is the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New Payoneer Shares or New Payoneer Public Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its New Payoneer Shares or New Payoneer Public Warrants generally will equal the U.S. Holder’s acquisition cost of the FTOC Delaware common stock or FTOC Delaware public warrants exchanged therefor (see “— U.S. Holders — FTOC Merger” above) or, as discussed below, the U.S. Holder’s initial basis for New Payoneer Shares received upon exercise of New Payoneer Public Warrants, less, in the case of a New Payoneer Share, any prior distributions treated as a return of capital.

Exercise or Lapse of a New Payoneer Public Warrant

Except as discussed below with respect to the cashless exercise of a New Payoneer Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a New Payoneer Share on the exercise of a New Payoneer Public Warrant for cash. A U.S. Holder’s tax basis in a New Payoneer Share received upon exercise of the New Payoneer Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the FTOC Delaware Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a New Payoneer Share received upon exercise of the New Payoneer Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the New Payoneer Public Warrant and will not include the period during which the U.S. Holder held the New Payoneer Public Warrant. If a New Payoneer Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder’s tax basis in the New Payoneer Public Warrant.

The tax consequences of a cashless exercise of a New Payoneer Public Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the New Payoneer Shares received would equal the Holder’s basis in the New Payoneer Public Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the New Payoneer Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the New Payoneer Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New Payoneer Shares would include the holding period of the New Payoneer Public Warrants exercised therefor. It is also possible that a cashless exercise of a New Payoneer Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised New Payoneer Public Warrants treated as surrendered to pay the exercise price of the New Payoneer Public Warrants (the “surrendered Warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered Warrants in an amount generally equal to the difference between (i) the fair market value of the New Payoneer Shares that would have been received with respect to the surrendered Warrants in a regular exercise of the New Payoneer Public Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered Warrants and the aggregate cash exercise price of such Warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the New Payoneer Shares received would equal the U.S. Holder’s tax basis in the New Payoneer Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Warrants. A U.S. Holder’s holding period for the New Payoneer Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the New Payoneer Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of New Payoneer Public Warrants.

Possible Constructive Distributions

The terms of each New Payoneer Public Warrant provide for an adjustment to the number of New Payoneer Shares for which the New Payoneer Public Warrant may be exercised or to the exercise price of the New Payoneer Public Warrant in certain events, as discussed in the section of this registration statement captioned “Description of New Payoneer Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a New Payoneer Public Warrant would, however, be treated as receiving a constructive distribution from New Payoneer if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New Payoneer’s assets or earnings and profits (e.g., through an increase in the number of New Payoneer Shares that would be obtained upon exercise of such Warrant) as a result of a distribution of cash to the holders of the New Payoneer Shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Warrant received a cash distribution from New Payoneer equal to the fair market value of such increased interest.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of FTOC Securities, FTOC Delaware Securities, or New Payoneer Securities, that is not a U.S. Holder, including:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally, does not include an individual holder who is present in the United States for 183 days or more in the taxable year of disposition or a holder who is or has been engaged in the conduct of a trade or business within the United States. Such a holder should consult such holder’s tax advisor.

The following describes U.S. federal income tax considerations to non-U.S. Holders of FTOC Securities of (i) electing to have shares of FTOC ordinary shares redeemed for cash, (ii), the Domestication, (iii) the FTOC Merger and (iv) the ownership and disposition of New Payoneer Securities acquired pursuant to the FTOC Merger.

Redemption of FTOC ordinary shares

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s FTOC ordinary shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s FTOC ordinary shares, as described above. However, notwithstanding such characterization, any redeeming non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized or dividends received as a result of the redemption unless the gain or dividends is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States.

Effects of Domestication on Non-U.S. Holders

FTOC does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of FTOC Securities except, in the case of FTOC public warrants, if any gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States or any loss is allocable to any effectively connected gain or income.

The FTOC Merger

FTOC does not expect the FTOC Merger to result in any U.S. federal income tax consequences to non-U.S. Holders of FTOC Delaware Securities except, in the case of FTOC Delaware public warrants, if any gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States or any loss is allocable to any effectively connected gain or income.

Ownership and Disposition of New Payoneer Shares and New Payoneer Warrants

Distributions on Shares of New Payoneer Shares

In general, any cash distributions made to a non-U.S. Holder with respect to New Payoneer Shares, to the extent paid out of New Payoneer’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in such non-U.S. Holder’s New Payoneer

Shares and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New Payoneer Shares, which will be treated as described under “— Sale, Exchange or Other Disposition of New Payoneer Shares and New Payoneer Warrants.”

Dividends (including constructive dividends) New Payoneer pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to the foregoing U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI).

Sale, Exchange or Other Disposition of Shares of New Payoneer Shares and New Payoneer Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of shares of New Payoneer Shares or New Payoneer Warrant unless:

(i)     such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met;

(ii)    the gain is effectively connected with the conduct of a trade or business conduct by such non-U.S. Holder in the United States; or

(iii)   New Payoneer is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either

(A)    the New Payoneer Shares have ceased to be regularly traded on an established securities market or

(B)    such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of the outstanding New Payoneer Shares.

If paragraph (ii) or (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of New Payoneer Shares or New Payoneer Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if paragraph (iii) applies, a buyer of such New Payoneer Shares or New Payoneer Warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Payoneer will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Payoneer to be classified as a “U.S. real property holding corporation” following the business combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Payoneer will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the business combination or at any future time.

Exercise, Lapse or Redemption of New Payoneer Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New Payoneer Warrant, or the lapse of a New Payoneer Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of New Payoneer Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New Payoneer Shares and New Payoneer Warrants.” If New Payoneer redeems a New Payoneer Warrant for cash or if it purchases a New Payoneer Warrant in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non-U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of New Payoneer Shares and New Payoneer Warrants.”

Possible Constructive Distributions

The terms of each New Payoneer Warrant provide for an adjustment to the exercise price of the New Payoneer Warrant or an increase in the shares of New Payoneer Shares issuable on exercise in certain circumstances discussed in “Description of New Payoneer Securities — Warrants — New Payoneer Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the New Payoneer Warrant can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. Holder received a cash distribution from New Payoneer equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New Payoneer Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New Payoneer Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of New Payoneer Shares. A non-U.S. Holder may have to comply with certification procedures to establish that such non-U.S. Holder is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New Payoneer Shares or New Payoneer Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New Payoneer Shares or New Payoneer Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of New Payoneer Shares or New Payoneer Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” (as defined in the Code) or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA would generally apply to payments of dividends in respect of New Payoneer Shares. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Payoneer Shares or New Payoneer Warrants), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New Payoneer Shares or New Payoneer Warrants.

CAYMAN ISLAND APPRAISAL RIGHTS

Minority FTOC shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary, may ultimately be determined by the court.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The New Payoneer’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The New Payoneer’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Company Board, (ii) otherwise properly brought before such meeting by or at the direction of the Company Board, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in the New Payoneer’s Proposed Bylaws. To be timely for the New Payoneer’s annual meeting of stockholders, the New Payoneer’s secretary must receive the written notice at the New Payoneer’s principal executive offices:

•        not earlier than the 150th day; and

•        not later than the 120th day

before the one-year anniversary of the preceding year’s annual meeting of stockholders.

In the event that no annual meeting of stockholders was held in the previous year or the Company holds its annual meeting of stockholders more than 30 days before or more than 70 days following after the one-year anniversary of a preceding year’s annual meeting of stockholders, notice of a stockholder proposal must be received no later than the 10th day following the day on which the public announcement of such date was first made.

Accordingly, for the New Payoneer’s 2022 annual meeting of stockholders, notice of a nomination or proposal must be delivered to the Company no later than the 10th day following the day on which the public announcement of such date was first made. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. The Chairperson of the Company Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office and must comply with Rule 14a-8.

Stockholder Director Nominees

The New Payoneer’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the New Payoneer’s Proposed Bylaws. In addition, the stockholder must give timely notice to the New Payoneer’s secretary in accordance with the New Payoneer’s Proposed Bylaws, which, in general, require that the notice be received by the New Payoneer’s secretary within the time periods described above under “- Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with FTOC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of FTAC Olympus Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104. Following the Reorganization such communications should be sent to New Payoneer, 150 W 30th St, New York, NY 10001. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the New Payoneer common stock to be issued in connection with the reorganization will be passed upon by Morgan Lewis & Bockius LLP. Certain U.S. federal income tax consequences relating to the transaction will be passed upon for FTOC by Morgan, Lewis & Bockius LLP.

EXPERTS

The financial statements of FTAC Olympus Acquisition Corp. as of December 31, 2020 and for the period from June 2, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The financial statements of Payoneer Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 included in this Prospectus have been so included in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING; DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, FTOC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of FTOC’s annual report to shareholders and FTOC’s proxy statement. Upon written or oral request, FTOC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that FTOC delivers single copies of such documents in the future. Shareholders may notify FTOC of their requests by calling or writing FTOC at its principal executive offices at 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

ENFORCEABILITY OF CIVIL LIABILITY

FTOC

FTOC is a Cayman Islands exempted company. If FTOC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon FTOC. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

FTOC has been advised by Maples and Calder, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against FTOC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against FTOC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. As such, you may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against FTOC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, FTOC may be served with process in the United States with respect to actions against FTOC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of FTOC’s securities by serving FTOC’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

New Payoneer has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to New Payoneer and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of New Payoneer or FTOC’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New Payoneer will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC.

FTOC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on FTOC at the SEC web site containing reports, the registration statement and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Reorganization, you should contact via phone or in writing:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: FTOC.info@investor.morrowsodali.com

If you are a shareholder of FTOC and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to FTOC has been supplied by FTOC, and all such information relating to Payoneer has been supplied by Payoneer. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

FTAC OLYMPUS ACQUISITION CORP.

ANNUAL FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2020

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTER ENDED
MARCH 31, 2021

PAYONEER INC.

ANNUAL FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDED
MARCH 31, 2021

Page
Condensed consolidated financial statements (unaudited) in U.S. dollars:
Condensed consolidated balance sheets (Unaudited)	F-90
Condensed consolidated statements of income (loss) (Unaudited)	F-91
Condensed consolidated statements of comprehensive loss (Unaudited)	F-92
Condensed consolidated statements of changes in redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity (deficit) (Unaudited)	F-93
Condensed consolidated statements of cash flows (Unaudited)	F-94
Notes to condensed consolidated financial statements (Unaudited)	F-96

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
FTAC Olympus Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of FTAC Olympus Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 2, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 7, 2021

FTAC OLYMPUS ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)

ASSETS
Current assets
Cash	$5,102,368
Prepaid expenses	385,584
Total Current Assets	5,487,952

Marketable securities held in Trust Account	754,769,167
TOTAL ASSETS	$760,257,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$120,022
Total Current Liabilities	120,022

Warrant liabilities	49,174,771
Deferred underwriting fee payable	30,284,626
Total Liabilities	79,579,419

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 67,567,770 shares at $10.00 per share	675,677,699

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,076,606 shares issued and outstanding (excluding 67,567,770 shares subject to possible redemption)	1,008
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 19,411,094 shares issued and outstanding	1,941
Additional paid-in capital	14,150,592
Accumulated deficit	(9,153,540)
Total Shareholders’ Equity	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$760,257,119

The accompanying notes are an integral part of these financial statements.

FTAC OLYMPUS ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Formation and operating costs	$684,843
Loss from operations	(684,843)

Other income (expense):
Interest earned on marketable securities held in Trust Account	25,407
Change in fair value of warrant liabilities	(5,952,736)
Offering costs associated with warrants recorded as liabilities	(2,541,368)

Net Loss	$(9,153,540)

Weighted average shares outstanding of Class A redeemable ordinary shares	75,376,489
Basic and diluted net income per share, Class A redeemable	$(0.00)

Weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	20,766,410
Basic and diluted net loss per share, Class A and Class B non-redeemable	$(0.44)

The accompanying notes are an integral part of these financial statements.

FTAC OLYMPUS ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – June 2, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	22,105,000	2,211	22,789	—	25,000

Sale of 75,474,376 Units, net of underwriting discounts, offering costs and warrant liabilities	75,474,376	7,547	—	—	669,306,659	—	669,314,206

Sale of 2,170,000 Placement Units, net of warrant liabilities	2,170,000	217	—	—	20,491,817	—	20,492,034

Forfeiture of Founder Shares	—	—	(2,693,906)	(270)	270	—	—

Class A shares subject to possible redemption	(67,567,770)	(6,756)	—	—	(675,670,943)	—	(675,677,699)

Net income	—	—	—	—	—	(9,153,540)	(9,153,540)
Balance – December 31, 2020	10,076,606	$1,008	19,411,094	$1,941	$14,150,592	$(9,153,540)	$5,000,001

The accompanying notes are an integral part of these financial statements.

FTAC OLYMPUS ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JUNE 2, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Cash Flows from Operating Activities:
Net loss	$(9,153,540)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(25,407)
Change in fair value of warrant liabilities	5,952,736
Transaction costs allocable to warrant liabilities	2,541,368
Formation costs paid by Sponsor through promissory note	5,000
Changes in operating assets and liabilities:
Prepaid expenses	(385,584)
Accrued expenses	120,022
Net cash used in operating activities	(945,405)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(754,743,760)
Net cash used in investing activities	(754,743,760)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to the Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	739,743,760
Proceeds from sale of Placement Units	21,700,000
Proceeds from promissory note – related party	300,000
Repayment of promissory note – related party	(305,000)
Payments of offering costs	(672,227)
Net cash provided by financing activities	760,791,533

Net Change in Cash	5,102,368
Cash – Beginning	—
Cash – Ending	$5,102,368

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$682,284,855
Change in value of Class A ordinary shares subject to possible redemption	$(6,607,156)
Deferred underwriting fee payable	$30,284,626
Initial classification of warrant liabilities	$49,174,771

The accompanying notes are an integral part of these financial statements.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FTAC Olympus Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 2, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from June 2, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, and activities in connection with the proposed reorganization agreement with Payoneer Inc., a Delaware corporation (“Payoneer”) (see Note 11) . The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on August 25, 2020. On August 28, 2020, the Company consummated the Initial Public Offering of 75,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,170,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to FTAC Olympus Sponsor, LLC, generating gross proceeds of $21,700,000, which is described in Note 5. The managers of FTAC Olympus Sponsor, LLC are Betsy Z. Cohen and Ryan M. Gilbert.

On September 23, 2020, the underwriters partially exercised their over-allotment option, resulting in the sale of an additional 474,376 Units for total gross proceeds of $4,743,760.

Transaction costs amounted to $45,956,853, consisting of $15,000,000 of underwriting fees, $30,284,626 of deferred underwriting fees and $672,227 of other offering costs.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Placement Units, a total of $754,743,760 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by August 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the representatives on behalf of the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, FTAC Olympus Sponsor, LLC and FTAC Olympus Advisors, LLC (collectively, the “Sponsor”) and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 6), the Class A ordinary shares included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Insiders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

not complete a Business Combination or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment.

The Company will have until August 28, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s shareholders and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders have agreed to waive their liquidation rights with respect to their Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Insiders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The representatives of the underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, FTAC Olympus Sponsor, LLC has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, FTAC Olympus Sponsor, LLC will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that FTAC Olympus Sponsor, LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements as of and for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash. The table below summarizes the changes to the previously issued financial information.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of August 28, 2020 (audited)
Warrant Liabilities	$—	$42,957,966	$42,957,966
Total Liabilities	30,038,556	42,957,966	72,996,522
Class A Ordinary Shares Subject to Possible Redemption	721,047,750	(42,957,966)	678,089,784
Class A Ordinary Shares	507	429	936
Additional Paid-in Capital	5,002,305	2,540,939	7,543,244
Accumulated Deficit	(5,015)	(2,541,368)	(2,546,383)
Shareholders’ Equity	5,000,008	—	5,000,008
Number of shares subject to redemption	72,104,775	(4,295,797)	67,808,978

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 30, 2020 (unaudited)
Warrant Liabilities	$—	$43,739,664	$43,739,664
Total Liabilities	30,306,708	43,739,664	74,046,372
Class A Ordinary Shares Subject to Possible Redemption	725,421,970	(43,739,664)	681,682,306
Class A Ordinary Shares	510	437	947
Additional Paid-in Capital	5,087,486	3,058,560	8,146,046
Accumulated Deficit	(89,928)	(3,058,997)	(3,148,925)
Shareholders’ Equity	5,000,009	—	5,000,009
Number of shares subject to redemption	72,542,197	(4,373,966)	68,168,231

Balance sheet as of December 31, 2020 (audited)
Warrant Liabilities	$—	$49,174,771	$49,174,771
Total Liabilities	30,404,648	49,174,771	79,579,419
Class A Ordinary Shares Subject to Possible Redemption	724,852,470	(49,174,771)	675,677,699
Class A Ordinary Shares	516	492	1,008
Additional Paid-in Capital	5,656,980	8,493,612	14,150,592
Accumulated Deficit	(659,436)	(8,494,104)	(9,153,540)
Shareholders’ Equity	5,000,001	—	5,000,001
Number of shares subject to redemption	72,485,247	(4,917,477)	67,567,770

Three Months Ended September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(517,629)	(517,629)
Offering costs associated with warrants recorded as liabilities	—	(2,541,368)	(2,541,368)
Net loss	(84,913)	(3,058,997)	(3,143,910)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,115,000	—	75,115,000
Basic and diluted net loss per share, Class A redeemable ordinary shares	0.00	0.00	0.00
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	20,089,849	—	20,089,849
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	(0.00)	(0.16)	(0.16)

Period from June 2, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liabilities	—	(517,629)	(517,629)
Offering costs associated with warrants recorded as liabilities	—	(2,541,368)	(2,541,368)
Net loss	(89,928)	(3,058,997)	(3,148,925)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,115,000	—	75,115,000
Basic and diluted net loss per share, Class A redeemable ordinary shares	0.00	0.00	0.00
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	19,897,156	—	19,897,156
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	(0.00)	(0.16)	(0.16)

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Period from June 2, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liabilities	—	(5,952,736)	(5,952,736)
Offering costs associated with warrants recorded as liabilities	—	(2,541,368)	(2,541,368)
Net loss	(659,436)	(8,494,104)	(9,153,540)
Weighted average shares outstanding of Class A redeemable ordinary shares	75,376,489	—	75,376,489
Basic and diluted net loss per share, Class A redeemable ordinary shares	0.00	0.00	0.00
Weighted average shares outstanding of Class A and B non-redeemable ordinary shares	20,766,410	—	20,766,410
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	(0.03)	(0.41)	(0.44)

Cash Flow Statement for the period ended September 30, 2020 (unaudited)
Net loss	(89,928)	(3,058,997)	(3,148,925)
Change in fair value of warrant liabilities	—	517,629	517,629
Transaction costs allocable to warrant liabilities	—	2,541,368	2,541,368
Initial value of Class A ordinary shares subject to possible redemption	725,506,890	(43,222,035)	682,284,855
Change in value of Class A ordinary shares subject to possible redemption	(84,920)	—	(84,920)

Cash Flow Statement for the period ended December 31, 2020 (audited)
Net loss	(659,436)	(8,494,104)	(9,153,540)
Change in fair value of warrant liabilities	—	5,952,736	5,952,736
Transaction costs allocable to warrant liabilities	—	2,541,368	2,541,368
Initial value of Class A ordinary shares subject to possible redemption	725,506,890	(43,222,035)	682,284,855
Change in value of Class A ordinary shares subject to possible redemption	(654,420)	(5,952,736)	(6,607,156)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees, and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expenses as incurred, presented as non-operating expenses in the as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $2.5 million is included in the offering costs associated with warrants recorded as liabilities in the statement of operations and $43.4 million is included in the shareholders’ equity.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a derivative liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Public Warrants was initially measured using a binomial / lattice model with subsequent periods measured at the trading price, whereas the Private Placement Warrants were initially and subsequently measured using the Black-Scholes Option Pricing Model. (see Note 11). In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 67,567,770 ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the partial exercise of the over-allotment option and (iii) the Placement Units since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 25,881,458 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Class A and Class B non-redeemable ordinary shares includes the Founder Shares and the Private Placement Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

For the Period from June 2, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$25,407
Net Earnings	$25,407
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	75,376,489
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$—
Non-Redeemable Class A and B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(9,153,540)
Redeemable Net Earnings	$(25,407)
Non-Redeemable Net Loss	$(9,178,947)
Denominator: Weighted Average Non-Redeemable Class A and B Ordinary Shares
Non-Redeemable Class A and B Ordinary Shares, Basic and Diluted	20,766,410
Loss/Basic and Diluted Non-Redeemable Class A and B Ordinary Shares	$(0.44)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s ordinary shareholders.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The weighted average non-redeemable ordinary shares for the period ended December 31, 2020 includes the effect of 2,170,000 Private Units, which were issued in conjunction with the initial public offering on August 28, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature. As of December 31, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 75,474,376 Units, which includes the partial exercise by the underwriters of their over-allotment option on September 23, 2020 in the amount of 474,376 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, FTAC Olympus Sponsor, LLC purchased an aggregate of 2,170,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $21,700,000. Each Placement Unit consists of one Placement Share and one-third of one redeemable warrant (“Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will be worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

In June 2020, the Sponsor purchased 8,845,000 Class B ordinary shares (the “Founder Shares”) for an aggregate price of $25,000. In August 2020, the Company effected a share capitalization pursuant to which the Company issued an additional 13,260,000 ordinary shares, resulting in a total of 22,105,000 Founder Shares issued and outstanding. The Founder Shares included up to 2,812,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will represent 20% of the aggregate Founder Shares, Private Shares and issued and outstanding Public Shares after the Initial Public Offering. On September 23, 2020, in connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 2,693,906 Founder Shares were forfeited and 118,594 Founder Shares are no longer subject to forfeiture. As a result, at December 31, 2020, there are 19,411,094 Founder Shares outstanding.

The Insiders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares (i) with respect to 25% of such shares, until consummation of a Business Combination, (ii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, and (iv) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On June 17, 2020, FTAC Olympus Sponsor, LLC agreed to loan the Company an aggregate of up to $500,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

of the Initial Public Offering. Outstanding balances of $300,000 under the Promissory Note were repaid upon the closing of the Initial Public Offering on August 28, 2020. On September 1, 2020, the Company repaid the $5,000 outstanding balance under the Promissory Note.

Administrative Support Agreement

The Company entered into an agreement, commencing on August 25, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $25,000 per month for office space, administrative and shared personnel support services. For the period from June 2, 2020 (inception) through December 31, 2020, the Company incurred and paid $100,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on August 25, 2020, the holders of the Founder Shares, Placement Units (including securities contained therein) and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights to require the Company to register a sale of any securities held by them (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $15,000,000 in the aggregate. In addition, the representatives of the underwriters are entitled to a deferred fee of $30,284,626. The deferred fee will become payable to the representatives from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8 — SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 10,076,606 Class A ordinary shares issued and outstanding, excluding 67,567,770 Class A ordinary shares subject to possible redemption.

Class B Ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 19,411,094 Class B ordinary shares issued and outstanding.

Holders of Class B ordinary shares will vote on the appointment of directors prior to the consummation of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares outstanding upon the completion of the Initial Public Offering and the private placement plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent shares and warrants underlying units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

NOTE 9 — WARRANT LIABILITIES

Warrants — At December 31, 2020, there were 25,158,125 Public Warrants and 723,333 Private Warrants issued and outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 9 — WARRANT LIABILITIES (cont.)

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.    Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for Class A Ordinary Shares when the price per Class A ordinary share equals or exceeds $10.00.    Commencing ninety days after the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares;

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 9 — WARRANT LIABILITIES (cont.)

•        if, and only if, the Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if , and only if, there is an effective registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Insiders or their affiliates, without taking into account any Founder Shares held by the Insiders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

At December 31, 2020, assets held in the Trust Account were comprised of $754,769,167 in money market funds which are invested primarily in U.S. Treasury Securities. Through December 31, 2020, the Company did not withdraw any interest earned on the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$754,769,167

Liabilities:
Warrant Liabilities – Public Warrants	1	$47,800,438
Warrant Liabilities – Private Placement Warrants	3	$1,374,333

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Private Warrants were initially valued using a binomial /lattice model. The Private Warrants are considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The binomial / lattice model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the IPO date was derived from the historical volatilities of comparable companies for a potential merger target as represented by firms in the Russell 3000 Index. A binomial / lattice model was used in estimating the fair value of the public warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the warrants from the Units, including December 31, 2020, the closing price of the public warrants was used as the fair value as of each relevant date.

The key inputs into the binomial/lattice model for the Private Warrants and the Public Warrants were as follows at initial measurement and September 30, 2020 and for the Private Warrants at December 31, 2020:

Input	August 28, 2020 (Initial Measurement)	September 30, 2020	December 31, 2020
Risk-free interest rate	0.3%	0.3%	0.4%
Expected term (years)	5.3	5.3	5.3
Expected volatility	35.0%	35.0%	31.4%
Dividend yield	0.0%	0.0%	0.0%
Exercise price	$11.50	$11.50	$11.50
Asset Price	$9.39	$9.44	$10.30

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 10 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Initial measurement on August 28, 2020	$1,207,966	$41,750,000	$42,957,966
Initial measurement on September 23, 2020 Over-Allotment	—	264,069	264,069
Change in valuation inputs or other assumptions	166,367	5,786,369	5,952,736
Fair value as of December 31, 2020	$1,374,333	$47,800,438	$49,174,771

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from June 2, 2020 (inception) through December 31, 2020 other than the transfer of the Public Warrants from Level 3 to Level 1.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than described below and in Note 2 (Restatement), that would have required adjustment or disclosure in the financial statements.

On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among FTOC, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”) and Payoneer Inc., a Delaware corporation (“Payoneer”, and together with us, New Starship and the Merger Subs, the “Parties”).

Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing (as defined in the Reorganization Agreement), (i) First Merger Sub will merge with and into the Company (the “FTOC Merger”), with the Company surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with Payoneer surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).

The Reorganization Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Reorganization Agreement.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$4,003,154	$5,102,368
Prepaid expense and other current assets	382,966	385,584
Total Current Assets	4,386,120	5,487,952

Marketable securities held in Trust Account	754,787,779	754,769,167
TOTAL ASSETS	$759,173,899	$760,257,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued expenses	$2,132,976	$120,022
Warrant liabilities	55,127,505	49,174,771
Deferred underwriting fee payable	30,284,626	30,284,626
Total Liabilities	87,545,107	79,579,419

Commitments and Contingencies (Note 7)

Ordinary shares subject to possible redemption, 66,662,879 and 67,567,770 shares at $10.00 per share redemption value at March 31, 2021 and December 31, 2020, respectively	666,628,790	675,677,699

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—

Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 10,981,497 and 10,076,606 shares issued and outstanding (excluding 66,662,879 and 67,567,770 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	1,099	1,008

Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 19,411,094 shares issued and outstanding at March 31, 2021 and December 31, 2020	1,941	1,941

Additional paid-in capital	23,199,410	14,150,592
Accumulated deficit	(18,202,448)	(9,153,540)
Total Shareholders’ Equity	5,000,002	5,000,001
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$759,173,899	$760,257,119

The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)

Operating costs	$3,039,786
General and administrative expenses – related party	75,000
Loss from operations	(3,114,786)

Other income (expense):
Change in fair value of warrant liabilities	(5,952,734)
Interest earned on marketable securities held in Trust Account	18,612
Other income (expense), net	(5,934,122)

Net loss	$(9,048,908)

Weighted average shares outstanding of Class A redeemable ordinary shares	75,474,376
Basic and diluted net income per share, Class A redeemable ordinary shares	$0.00

Weighted average shares outstanding of Class A and Class B non-redeemable ordinary shares	21,581,094
Basic and diluted net loss per share, Class A and Class B non-redeemable ordinary shares	$(0.42)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	10,076,606	$1,008	19,411,094	$1,941	$14,150,592	$(9,153,540)	$5,000,001

Change in value of Class A ordinary shares subject to redemption	904,891	91	—	—	9,048,818	—	9,048,909

Net loss	—	—	—	—	—	(9,048,908)	(9,048,908)

Balance – March 31, 2021	10,981,497	$1,099	19,411,094	$1,941	$23,199,410	$(18,202,448)	$5,000,002

The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(9,048,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(18,612)
Change in fair value of warrant liabilities	5,952,734
Changes in operating assets and liabilities:
Prepaid expenses	2,618
Accrued expenses	2,012,954
Net cash used in operating activities	(1,099,214)

Cash Flows from Investing Activities:
Net cash used in investing activities	—

Cash Flows from Financing Activities:
Net cash provided by financing activities	—

Net Change in Cash	(1,099,214)
Cash – Beginning	5,102,368
Cash – End	$4,003,154

Non-Cash Investing and Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$(9,048,909)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 1 — Description of Organization and Business Operations

FTAC Olympus Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 2, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and, since its Initial Public Offering, identifying a target company for a Business Combination and the potential acquisition, as more fully described in Note 6. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on August 25, 2020. On August 28, 2020, the Company consummated the Initial Public Offering of 75,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $750,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,170,000 units (each, a “Placement Unit” and collectively, the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to FTAC Olympus Sponsor, LLC, generating gross proceeds of $21,700,000, which is described in Note 4. The managers of FTAC Olympus Sponsor, LLC are Betsy Z. Cohen and Ryan M. Gilbert.

On September 23, 2020, the underwriters partially exercised their over-allotment option, resulting in the sale of an additional 474,379 Units for total gross proceeds of $4,743,760. A total of $4,743,760 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $754,743,760.

Transaction costs charged to equity amounted to $45,956,853, consisting of $15,000,000 of underwriting fees, $30,284,626 of deferred underwriting fees and $672,227 of other offering costs.

Following the Initial Public Offering, the exercise of the over-allotment option and the sale of the Placement Units, a total of $754,743,760 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (the “Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by August 28, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the representatives on behalf of the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, FTAC Olympus Sponsor, LLC and FTAC Olympus Advisors, LLC (collectively, the “Sponsor”) and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the Class A ordinary shares included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

The Insiders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Placement Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, unless the Company provides its public shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment.

The Company will have until August 28, 2022 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s shareholders and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders have agreed to waive their liquidation rights with respect to their Founder Shares and Placement Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Insiders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The representatives of the underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, FTAC Olympus Sponsor, LLC has agreed to be liable to the Company if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, FTAC Olympus Sponsor, LLC will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that FTAC Olympus Sponsor, LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 7, 2021, which contains the audited financial statements and notes thereto. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities.

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a derivative liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Public Warrants was initially measured using a binomial / lattice model with subsequent periods measured at the trading price, whereas the Private Placement Warrants were initially and subsequently measured using the Black-Scholes Option Pricing Model. (see Note 8). In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities are recognized in the statement of operations as incurred.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021 and December 31, 2020, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the partial exercise of the over-allotment option and (iii) the Placement Units since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 25,881,458 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per ordinary share, basic and diluted, for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Class A and Class B non-redeemable ordinary shares include the Founder Shares and the Placement Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net loss per ordinary share (in dollars, except per share amounts):

For the Three Months Ended March 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$18,612
Net Earnings	$18,612
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	75,474,376
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$—

Non-Redeemable Class A and B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(9,048,908)
Redeemable Net Earnings	$(18,612)
Non-Redeemable Net Loss	$(9,067,520)
Denominator: Weighted Average Non-Redeemable Class A and B Ordinary Shares
Non-Redeemable Class A and B Ordinary Shares, Basic and Diluted	21,581,094
Loss/Basic and Diluted Non-Redeemable Class A and B Ordinary Shares	$(0.42)

Note: As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s ordinary shareholders.

The weighted average non-redeemable ordinary shares for the three months ended March 31, 2021 includes the effect of 2,170,000 Placement Units, which were issued in conjunction with the initial public offering on August 28, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed balance sheet, primarily due to their short-term nature. As of March 31, 2021, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 75,474,376 Units, which includes the partial exercise by the underwriters of their over-allotment option on September 23, 2020 in the amount of 474,376 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, FTAC Olympus Sponsor, LLC purchased an aggregate of 2,170,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $21,700,000. Each Placement Unit consists of one Placement Share and one-third of one redeemable warrant (“Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Placement Units and all underlying securities will be worthless.

Note 5 — Related Party Transactions

Founder Shares

In June 2020, the Sponsor purchased 8,845,000 Class B ordinary shares (the “Founder Shares”) for an aggregate price of $25,000. In August 2020, the Company effected a share capitalization pursuant to which the Company issued an additional 13,260,000 ordinary shares, resulting in a total of 22,105,000 Founder Shares issued and outstanding. The Founder Shares included up to 2,812,500 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will represent 20% of the aggregate Founder Shares, Placement Shares and issued and outstanding Public Shares after the Initial Public Offering. On September 23, 2020, in connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 2,693,906 Founder Shares were forfeited and 118,594 Founder Shares are no longer subject to forfeiture. As a result, at March 31, 2021, there were 19,411,094 Founder Shares outstanding.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 5 — Related Party Transactions (cont.)

The Insiders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares (i) with respect to 25% of such shares, until consummation of a Business Combination, (ii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, and (iv) with respect to 25% of such shares, when the closing price of the Class A ordinary shares exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On June 17, 2020, FTAC Olympus Sponsor, LLC agreed to loan the Company an aggregate of up to $500,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Initial Public Offering. Outstanding balances of $300,000 under the Promissory Note were repaid upon the closing of the Initial Public Offering on August 28, 2020. On September 1, 2020, the Company repaid the $5,000 outstanding balance under the Promissory Note.

Administrative Support Agreement

The Company entered into an agreement, commencing on August 25, 2020 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay an affiliate of the Sponsor a total of $25,000 per month for office space, administrative and shared personnel support services. For the three months ended March 31, 2021, the Company incurred and paid $75,000 in fees for these services.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Placement Units. As of March 31, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or a business combination, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on August 25, 2020, the holders of the Founder Shares, Placement Units (including securities contained therein) and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights to require the Company to register a sale of any securities held by them (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $15,000,000 in the aggregate. In addition, the representatives of the underwriters are entitled to a deferred fee of $30,284,626. The deferred fee will become payable to the representatives from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Reorganizing Agreement

On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among the Company, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”) and Payoneer Inc., a Delaware corporation (“Payoneer”, and together with us, New Starship and the Merger Subs, the “Parties”).

Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing (as defined in the Reorganization Agreement), (i) First Merger Sub will merge with and into the Company (the “FTOC Merger”), with the Company surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into Payoneer (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with Payoneer surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).

The Reorganization Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Reorganization Agreement.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 7 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 10,981,497 and 10,076,606 Class A ordinary shares respectively issued and outstanding, excluding 66,662,879 and 67,567,770 Class A ordinary shares subject to possible redemption.

Class B Ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 19,411,094 Class B ordinary shares issued and outstanding.

Holders of Class B ordinary shares will vote on the appointment of directors prior to the consummation of a Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares outstanding upon the completion of the Initial Public Offering and the private placement plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent shares and warrants underlying units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Note 8 — Warrants

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. At March 31, 2021 and December 31, 2020, there were 25,881,458 warrants outstanding (25,158,125 Public Warrants and 723,333 Placement Warrants).

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a warrant unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 8 — Warrants (cont.)

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.    Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for Class A Ordinary Shares when the price per Class A ordinary share equals or exceeds $10.00.    Commencing ninety days after the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares;

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders;

•        if, and only if, the Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above; and

•        if, and only if, there is an effective registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 8 — Warrants (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and in the case of any such issuance to the Insiders or their affiliates, without taking into account any Founder Shares held by the Insiders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and, subject to limited exceptions, be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9 — Fair Value Measurements

At March 31, 2021, assets held in the Trust Account were comprised of $754,787,779 in money market funds which are invested primarily in U.S. Treasury Securities.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 9 — Fair Value Measurements (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$754,787,779	$754,769,167

Liabilities:
Warrant liabilities – Public Warrants	1	$53,586,806	$47,800,438
Warrant liabilities – Placement Warrants	3	$1,540,699	$1,374,333

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Placement Warrants were initially valued using a binomial /lattice model. The Placement Warrants are considered to be a Level 3 fair value measurements due to the use of unobservable inputs. The binomial/lattice model’s primary unobservable input utilized in determining the fair value of the Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from the historical volatilities of comparable companies for a potential merger target as represented by firms in the Russell 3000 Index. A binomial/lattice model was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, including December 31, 2020 and March 31, 2021, the closing price of the Public Warrants was used as the fair value as of each relevant date.

The key inputs into the binomial/lattice model for the Placement Warrants and the Public Warrants were as follows at March 31, 2021 and December 31, 2020:

Input	March 31, 2021	December 31, 2020
Risk-free interest rate	1.0%	0.4%
Expected term (years)	5.2	5.3
Expected volatility	29.1%	31.4%
Dividend yield	0.0%	0.0%
Exercise price	$11.50	$11.50
Asset price	$10.57	$10.30

FTAC OLYMPUS ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)

Note 9 — Fair Value Measurements (cont.)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$1,374,333	$47,800,438	$49,174,771
Change in valuation inputs or other assumptions	166,366	5,786,368	5,952,734
Fair value as of March 31, 2021	$1,540,699	$53,586,806	$55,127,505

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from December 31, 2020 through March 31, 2021.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Payoneer Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Payoneer Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity (deficit) and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2(q) to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel Aviv, Israel
March 26, 2021

We have served as the Company’s auditor since 2005.

PAYONEER INC.

CONSOLIDATED BALANCE SHEETS

U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

	December 31,
	2020	2019
Assets:
Current assets:
Cash and cash equivalents	$102,988	$114,896
Restricted cash	26,394	18,909
Customer funds	3,346,722	1,686,778
Accounts receivable, net	17,843	13,387
CA receivables, net	66,095	59,736
Other current assets	10,417	9,834
Total current assets	3,570,459	1,903,540

Non-current assets:
Property, equipment and software, net	12,694	14,272
Goodwill	22,541	—
Intangible assets, net	34,415	16,193
Restricted cash	5,199	6,235
Deferred taxes	3,684	2,963
Investment in associated company	6,858	6,563
Severance pay fund	1,624	2,002
Other assets	12,210	8,942
Total assets	$3,669,684	$1,960,710

Liabilities, redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity:
Current liabilities:
Trade payables	$17,245	$13,947
Outstanding operating balances	3,346,722	1,686,778
Current portion of long-term debt	13,500	—
Other payables	63,455	42,541
Total current liabilities	3,440,922	1,743,266

Non-current liabilities:
Long-term debt	26,525	60,000
Other long-term liabilities	12,403	8,007
Total liabilities	3,479,850	1,811,273

Commitments and contingencies (Note 11)

Redeemable convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $213,484 and $201,368 at December 31, 2020 and 2019, respectively	154,800	154,800
Redeemable preferred stock, $10,000 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $36,520 at December 31, 2020.	10,735	—

Shareholders’ equity (deficit) (Note 12):
Share capital, $0.01 par value, 170,274,443 and 159,391,312 shares authorized; 25,855,413 and 19,983,799 shares issued and outstanding at December 31, 2020 and 2019 respectively	259	200
Additional paid-in capital	79,933	30,615
Accumulated other comprehensive income (loss)	4,174	143
Accumulated deficit	(60,067)	(36,321)
Total shareholders’ equity (deficit)	24,299	(5,363)
Total liabilities redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity	$3,669,684	$1,960,710

The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

	Year ended December 31
	2020	2019	2018
Revenues	$345,592	$317,750		$260,135
Transaction costs	97,040	94,665		81,368
Other operating expenses	81,976	82,295		68,883
Research and development expenses	52,301	34,772		29,383
Sales and marketing expenses	76,846	61,020		50,165
General and administrative expenses	37,629	31,016		24,389
Depreciation and amortization	17,095	10,341		7,874
Total operating expenses	362,887	314,109		262,062

Operating income (loss)	(17,295)	3,641		(1,927)
Financial income (loss), net:	2,012	524		(2,173)
Income (loss) before taxes on income	(15,283)	4,165		(4,100)
Income tax	8,320	4,709		3,089
Share in losses of associated company	143	81		—
Net loss	$(23,746)	$(625)	$	(7,189)
Per Share Data
Net loss per share attributable to common stockholders – basic and diluted	$(1.50)	$(0.63)		$(1.05)

Weighted average common shares outstanding – basic and diluted	25,004,093	19,210,017		17,046,120

The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

U.S. DOLLARS IN THOUSANDS

	Year ended December 31
	2020	2019	2018
Net loss	$(23,746)	$(625)	$(7,189)

Other comprehensive income (loss):
Foreign currency translation adjustments	4,031	143	—
Unrealized gain (loss) on derivatives designated as cash flow hedges, net of taxes	—	719	(920)
Comprehensive income (loss), net of tax	$(19,715)	$237	$(8,109)

The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)

U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

	Redeemable convertible preferred stock		Redeemable preferred stock		Share capital		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance At January 1, 2018	111,452,020	$154,800	—	—	15,960,468	$160	$12,339	$201	$(28,792)	$(16,092)
Exercise of options	—	—	—	—	2,090,397	20	798	—	—	818
Share-based compensation	—	—	—	—	—	—	6,919	—	—	6,919
Other comprehensive income, net of tax	—	—	—	—	—	—	—	(920)	—	(920)
Net loss	—	—	—	—	—	—	—	—	(7,189)	(7,189)
Balance At December 31, 2018	111,452,020	$154,800	—	—	18,050,865	$180	$20,056	$(719)	$(35,981)	$(16,464)

Balance At January 1, 2019	111,452,020	$154,800	—	—	18,050,865	$180	$20,056	$(719)	$(35,981)	$(16,464)
Adoption of new accounting standard (see note 2q)	—	—	—	—	—	—	—	—	285	285
Exercise of options	—	—	—	—	1,932,934	20	1,024	—	—	1,044
Share-based compensation	—	—	—	—	—	—	9,535	—	—	9,535
Other comprehensive income, net of tax	—	—	—	—	—	—	—	862	—	862
Net income	—	—	—	—	—	—	—	—	(625)	(625)
Balance At December 31, 2019	111,452,020	$154,800	—	—	19,983,799	$200	$30,615	$143	$(36,321)	$(5,363)

Balance at January 1, 2020	111,452,020	$154,800	—	—	19,983,799	$200	$30,615	$143	$(36,321)	$(5,363)
Issuance of redeemable preferred stock and warrants	—	—	3,500	$10,735	—	—	21,911	—	—	21,911
Acquisition related issuance of common Stock	—	—	—	—	2,807,902	28	15,515	—	—	15,543
Exercise of options	—	—	—	—	3,063,712	31	818	—	—	849
Share-based compensation	—	—	—	—	—	—	11,074	—	—	11,074
Other comprehensive income, net of tax	—	—	—	—	—	—	—	4,031	—	4,031
Net loss	—	—	—	—	—	—	—	—	(23,746)	(23,746)
Balance At December 31, 2020	111,452,020	$154,800	3,500	$10,735	25,855,413	$259	$79,933	$4,174	$(60,067)	$24,299

The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. DOLLARS IN THOUSANDS

	Year ended December 31
	2020	2019	2018
Cash Flows from Operating Activities
Net loss	$(23,746)	$(625)	$(7,189)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,095	10,341	7,874
Deferred taxes	(721)	(694)	(414)
Share-based compensation expenses	11,074	9,535	6,919
Share in losses of associated company	143	81	—
Foreign currency re-measurement (gain) loss	(576)	(521)	2,538
Changes in operating assets and liabilities, net of the effects of business combinations:
Other current assets	3,627	(1,278)	(3,216)
Trade payables	2,865	6,817	1,529
Deferred revenue	417	(1,873)	(678)
Accounts receivables	(3,869)	1,197	(2,203)
CA extended to customers	(266,149)	(171,105)	(22,639)
CA collected from customers	259,790	128,125	5,883
Other payables	15,416	12,030	4,315
Other long-term liabilities	(2,572)	1,750	1,256
Other assets	(3,268)	(8,092)	37
Net cash provided by (used in) operating activities	9,526	(14,312)	(5,988)

Cash Flows from Investing Activities
Purchase of property, equipment and software	(4,992)	(9,149)	(4,538)
Capitalization of internal use software	(9,045)	(8,140)	(6,325)
Change in severance pay fund	378	(40)	(197)
Customer funds in transit	(37,713)	3,249	(369)
Investments in associated company	—	(6,501)	—
Acquisition, net of cash acquired	(15,482)	—	—
Net cash used in investing activities	(66,854)	(20,581)	(11,429)

Cash Flows from Financing Activities
Exercise of options	849	1,044	818
Issuance of redeemable preferred stock and warrants, net	32,646	—	—
Outstanding operating balances	1,659,944	292,699	552,806
Repayment or proceeds of long-term debt	(19,975)	60,000	—
Net cash provided by financing activities	1,673,464	353,743	553,624

Effect of exchange rate changes on cash and cash equivalents	636	521	(2,538)

Net change in cash, cash equivalents, restricted cash and customer funds	1,616,772	319,371	533,669
Cash, cash equivalents, restricted cash and customer funds at beginning of the period	1,796,517	1,477,146	943,477
Cash, cash equivalents, restricted cash and customer funds at end of the period	$3,413,289	$1,796,517	$1,477,146
Supplemental disclosure of cash flow information:
Cash paid for taxes, net of refunds	$5,713	$1,937	$3,332
Cash interest received	$5,455	$15,867	$7,061
Cash interest paid	$1,887	$311	$—
Supplemental schedule of noncash investing activities:
Property, equipment, and software acquired but not paid	$534	$444	$17
Internal use software capitalized but not paid	$988	$1,149	$877

PAYONEER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

U.S. DOLLARS IN THOUSANDS

The below table reconciles cash, cash equivalents, restricted cash and customer funds as reported in the consolidated balance sheets to the total of the same amounts shown in the consolidated statements of cash flows:

	As of December 31,
	2020	2019	2018
Cash and cash equivalents	$102,988	$114,896	$104,011
Restricted cash	31,593	25,144	12,606
Customer funds	3,278,708	1,656,477	1,360,529
Total cash, cash equivalents, restricted cash and customer funds shown in the consolidated statements of cash flows	$3,413,289	$1,796,517	$1,477,146
Supplemental schedule about acquisition

Estimated net fair value of assets acquired and liabilities assumed at the date of acquisition was as follows:
Working capital deficit, net (excluding cash and cash equivalents in the amount of $196)	$(29)
Property, plant and equipment	162
Goodwill	20,449
Identifiable intangible assets	17,805
Non-cash consideration	(22,905)
Total cash paid, net of cash acquired	$15,482

The accompanying notes are an integral part of the consolidated financial statements.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 1 — GENERAL OVERVIEW

Payoneer Inc. (together with its subsidiaries, “Payoneer” or the “Company”), incorporated in Delaware, empowers global commerce by connecting businesses, professionals, countries and currencies with its innovative cross-border payments platform. Payoneer enables businesses and professionals around the globe to reach new audiences while reducing the complexity involved in enabling overseas and cross-border trade, by facilitating seamless, cross-border payments. Payoneer offers its customers the flexibility to pay and get paid globally as easily as they do locally. The Company offers a suite of services that includes cross-border payments, physical and virtual Mastercard cards, working capital, risk management and other services. The fully-hosted service includes various payment options with minimal integration required, full back-office functions and customer support offered.

Payoneer is registered as a Money Service Business with the U.S. Treasury’s Financial Crimes Enforcement Network (FinCEN) and licensed as a Money Transmitter under the laws of all U.S. states where such license is necessary as well as in the District of Columbia and Puerto Rico. During 2012, the Company, through Payoneer (EU) Ltd., was granted an e-money license by the Gibraltar Financing Services Commission which enables Payoneer (EU) Ltd. to issue prepaid cards and Payoneer accounts. Payoneer (EU) Ltd. issued prepaid cards and accounts balances and provided collection and global bank transfers services and is in the process of winding down its business. During 2015, the Company, through Payoneer Hong Kong Ltd., was granted a Money Service Operator License in Hong Kong which enables the Company to offer payment solutions from Hong Kong. During 2016, the Company, through Payoneer Japan K.K, was registered as a Funds Transfer Service Provider in Japan. During 2018, the Company, through Payoneer Australia PTY Ltd, was registered as a Financial Services Provider in Australia. During 2019, the Company, through Payoneer Europe Limited, was granted authorization to operate as an Electronic Money Institution from the Central Bank of Ireland and was authorized pursuant to EU passporting rules to provide payment services under its license in all countries in the European Economic Area. Payoneer Europe Ltd. also holds a license with Mastercard to issue cards and as of the end December 31, 2020 was the issuer for the substantial majority of cards issued to Payoneer customers. In January 2021, Payoneer entered into an agreement with one existing card issuing partner in the United States that will enable Payoneer to provide its customers with access to commercial Mastercard credit cards to make online purchases of commercial goods and services. This new commercial credit card provides advantages such as higher acceptance rates. There was no impact to the consolidated financial statements as of and for the year ended December 31, 2020 as a result of this agreement.

The Company supports customers that come from more than 190 countries and territories and operates in a rapidly evolving regulatory environment characterized by a heightened regulatory focus on all aspects of the payments industry. Government regulation impacts key aspects of the Company’s business. The Company is subject to regulations that affect the payments industry in the markets in which the Company operates.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the locations where the Company operates and generates its revenue. The COVID-19 pandemic has resulted in government authorities throughout the world implementing significant measures the limit the spread of COVID-19, including shelter-in-place and lockdown orders, travel restrictions, quarantines and business limitations. While the length of disruptions varies by country, and there is uncertainty around the duration and the effect on the Company in the long-term.

The COVID-19 pandemic has resulted in evolving market and economic conditions on a global scale that have impacted and are expected to continue to impact the Company as described here. The current macroeconomic environment as a result of the COVID-19 outbreak has adversely impacted general consumer and merchant spending and this adverse impact has been more pronounced in the travel and in-person entertainment events industries. Furthermore, the Federal Reserve cut interest rates to zero in mid-March, adversely impacting interest income revenues. The global travel slowdown and interest rate cuts, coupled with general uncertainty and wavering business

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 1 — GENERAL OVERVIEW (cont.)

and consumer confidence, began to impact financial results more significantly in March with a recovery in financial performance in May with stronger results in business-to-business spending. The spread of COVID-19 has also accelerated the shift from in-store shopping and payment methods (e.g., credit cards, debit cards, cash) towards e-commerce and digital payments. The Company has experienced benefits from the behavioral shifts towards e-commerce and digital payments, including an increase in payments volume in sectors not directly impacted by COVID-19. The Company notes that this benefit may reduce to the extent that consumer preferences revert to pre-COVID-19 behaviors as mitigation measures to limit the spread of COVID-19 are lifted or relaxed, which could result in adverse impacts for the Company’s business, financial condition, and results of operations. Additionally, in response to COVID-19, the Company also took measures to monitor the financial position of the Company such as a temporary company-wide hiring freeze that was subsequently lifted in June 2020, renegotiated contracts and pricing with certain vendors, temporarily reduced sales and marketing activities and prioritized profitability enhancement projects, specifically working capital.

On March 19, 2020, the Company’s Board of Directors authorized a 2-for-1 stock split of the Company’s Common and Preferred Stock that went into effect as of the date of authorization. The stock split was effected such that: (i) each 1 share of then-outstanding stock was increased to two shares of stock; (ii) the number of shares of stock into which each then-outstanding warrants or options to purchase common stock is exercisable was proportionately increased; and (iii) the exercise price of each then-outstanding warrant or option to purchase common stock was proportionately decreased. Note that the consolidated financial statements give retroactive effect as though the 2-for-1 stock split of the Company’s stock occurred for all periods presented, without any change in the par value per share.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

a.      Accounting principles:

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b.      Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Payoneer Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Investments in entities where we have the ability to exercise significant influence, but not control, over the investee and investment in joint ventures, are accounted for using the equity method of accounting. For such an investment the Company’s share of the investee’s results of operations is included as share in losses of associated company on the consolidated statements of income and the investment balance as an investment in associated company on the consolidated balance sheets.

c.      Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, share-based compensation, revenue recognition, valuation allowance on deferred taxes, contingencies, transaction loss provision and allowance for doubtful accounts on capital advances.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

d.      Functional currency and translation:

The functional currency of the Company is the U.S. dollar (“dollar” or “$”). Where the Company’s foreign subsidiaries derive their revenue primarily from services provided to the parent company as well as obtains its financing from the parent company in dollars, the Company has determined the functional currencies to be the dollar as well.

Accordingly, monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with the principles set forth in ASC 830 of the Financial Accounting Standards Board (“FASB”) “Foreign Currency Translation”, in the following manner:

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions reflected in the statement of income (loss), the transaction date exchange rates are used. Depreciation, amortization and other changes deriving from non-monetary items are based on historical exchange rates. The resulting transaction gains or losses are recorded as net financial income or expenses.

The Company is also affected by fluctuations in exchange rates on its investments in an associated company. The assets and liabilities of the associated company whose functional currency is a foreign currency are translated at the period-end rate of exchange. The resulting translation adjustment is recorded as a component of other comprehensive income and is included in shareholders’ equity.

The Company also has a foreign subsidiary that uses the local currency of the respective country as its functional currency. Assets and liabilities of the non-U.S. dollar functional currency subsidiary is translated into U.S. dollars at exchange rates prevailing at the balance sheet dates. Revenues, costs, and expenses of the non U.S. dollar functional currency subsidiary is translated into U.S. dollars using daily exchange rates. Gains and losses resulting from these translations are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”). Gains and losses from the remeasurement of foreign currency transactions into the functional currency are recognized as other income (expense), net in our consolidated statements of income.

e.      Fair value measurement:

The Company applies the provisions of ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), regarding fair value measurements for assets and liabilities. ASC 820 defines fair value, establishes a framework for measuring fair value and requires certain disclosures about fair value measurements. The provisions apply whenever other accounting pronouncements require or permit fair value measurements.

Fair value measurements used in the consolidated financial statements are based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the inputs that market participants would use in pricing.

As of December 31, 2020 and 2019, the fair values of the Company’s cash, cash equivalents, customer funds, short-term and long-term deposits, accounts receivable, CA receivables, accounts payable and outstanding operating balances approximated the carrying values of these instruments presented in the Company’s consolidated balance sheets because of their nature. The fair values of the derivative assets and liabilities are determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third-party pricing services, brokers and market transactions (Level 2). The fair value of long-term debt, the Company’s common stock and contingent consideration related to the acquisition (as described within note 3) are determined using Level 3 unobservable inputs and assumptions by the Company.

f.       Cash and cash equivalents:

The Company considers cash invested in short-term bank deposits (up to three months from date of deposit) that are not restricted to withdrawal or use and money market instruments, to be cash equivalents. The Company maintains cash and cash equivalent balances with various financial institutions. The Company regularly reviews investment concentrations of these institutions and has relationships with a globally diversified group of banks and financial institutions.

g.      Restricted cash:

The Company maintains restricted cash held as collateral for the purposes of its hedging activities as well as maintain compliance with certain agreements. The restricted cash are presented as a current asset as all the open hedges are held for less than a year.

The restricted cash under the non-current assets include deposits held with payment processors and issuing banks that assist the Company in executing payment transactions, deposits in connection with regulatory requirements and deposits for property rental in different locations around the globe. Depending on the length of the lease, the restricted lease deposit is presented as either a current or non-current asset.

h.      Customer funds:

The Company holds customer funds as the Company’s liability. These funds are reflected on the consolidated balance sheets as an outstanding operating balances liability. To meet regulatory requirements in the jurisdictions in which the Company operates, the Company is obligated to hold the underlying funds and separately classify the assets as customer funds in the consolidated balance sheet. The Company classifies the assets underlying the customer funds as current based on their purpose and availability to fulfill the direct obligation of the Company under amounts due to customers. The Company does not commingle these customer funds with its corporate funds and maintains these assets separately in interest and non-interest bearing bank accounts. The Company has restricted access to some bank accounts depending on the license and regulatory body governing the services and nature of the services underlying each obligation.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Customer funds include funds in transit that have not yet settled with the designated payee bank account or have yet to be loaded to a payee card. These funds are classified differently on the consolidated statements of cash flows as investing activities.

i.       Accounts receivable, net:

Accounts receivable includes mainly amounts due from the Company’s issuing banks for transaction, service and maintenance fees collected by the issuing banks from the cardholders on the Company’s behalf. The balance also includes receivables from program management services and other payment service programs whereby the Company periodically assesses and evaluates the collectability of outstanding receivables. The Company maintains a reserve for doubtful accounts.

	Year Ended December 31,
	2020	2019
Bank income receivable	$13,097	$9,225
Other accounts receivable	4,868	4,301
Reserve for doubtful accounts	(122)	(139)
Total accounts receivable	$17,843	$13,387

j.       Capital Advance (CA) receivable, net:

The Company enters into transactions with pre-qualified sellers in which the Company purchases a designated amount of future receivables for an upfront cash purchase price. The delivery of the future receivables purchased in exchange for the advance cash purchase price is facilitated through the seller’s payment processing activities with the Company. There is no economic recourse to the seller in the event that the future receivables are not generated. There is also no fixed period of time in which the seller must deliver the purchased future receivables to the Company, as delivery of the purchased future receivables is contingent on the sellers’ generation of such receivables. The Company does have limited contractual remedies in the event that a seller breaches its agreement with the Company.

Although there is no economic recourse to the seller in the event that the future receivables are not generated, the degree of uncertainty related to this economic benefit is mitigated by the due diligence performed by the Company prior to purchasing the seller’s future receivables and is further mitigated by limited contractual remedies.

The Company’s due diligence includes but is not limited to detailed analyses of the seller’s historical processing volumes, transaction count, chargeback history, growth of the seller, and account longevity with the Company.

The Company recognizes revenues associated with these fees over the CA period, adjusting the amount to reflect an effective interest rate. The fees earned on these receivables are included in total revenue on the consolidated statements of income (loss) and comprehensive income (loss) and the total fees were immaterial the Company’s operations for the years ended December 31, 2020 and 2019.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

During the years ended December 31, 2020 and 2019, the Company has purchased and collected the following principal amounts associated with CAs:

CA receivable, gross, January 1, 2020	$60,636
CA extended to customers	265,592
Revenue earned but not collected	782
Revenue collected but not earned	(656)
CA collected from customers	(259,134)
Exchange rate adjustments	970
Charge-offs, net of recoveries	(508)
CA receivable, gross, December 31, 2020	$67,682
Allowance for CA losses, December 31, 2020	(1,587)
CA receivable, net, December 31, 2020	$66,095
CA receivable, gross, January 1, 2019	$16,909
CA extended to customers	171,126
Revenue earned but not collected	656
Revenue collected but not earned	(122)
CA collected from customers	(128,003)
Exchange rate adjustments	170
Charge-offs, net of recoveries	(100)
CA receivable, gross, December 31, 2019	$60,636
Allowance for CA losses, December 31, 2019	(900)
CA receivable, net, December 31, 2019	$59,736

The outstanding gross balance at December 31, 2020 consists of the following current and overdue amounts:

Total	Current	1 – 30 days overdue	30 – 60 overdue	60 – 90 overdue	Above 90 overdue
67,682	66,018	263	129	218	1,054

The outstanding gross balance at December 31, 2019 consists of the following current and overdue amounts:

Total	Current	1 – 30 days overdue	30 – 60 overdue	60 – 90 overdue	Above 90 overdue
60,636	58,468	1,373	619	96	80

The following are current and overdue balances from above that are segregated into the timing of expected collections at December 31, 2020:

Total	Overdue	Due in less than 30 days	Due in 30 – 60 days	Due in 60 – 90 days	Due in more than 90 days
67,682	1,664	10,143	19,726	34,979	1,170

The following are current and overdue balances from above that are segregated into the timing of expected collections at December 31, 2019:

Total	Overdue	Due in less than 30 days	Due in 30 – 60 days	Due in 60 – 90 days	Due in more than 90 days
60,636	2,168	10,857	16,016	31,595	—

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

CA advance receivable, net represents the aggregate amount of CA-related receivables owed by sellers as of the consolidated balance sheet date, net of an allowance for potential uncollectible amounts in the event of merchant fraud, diversion or default. For the purchased receivables, the Company is generally exposed to advance losses related to uncollectibility, and similar to the allowance for transaction losses, the Company establishes allowance for CA losses (ALCAL). The Company estimates the ALCAL based on an assessment of various factors, including historical experience, sellers’ current processing volume, and other factors that may affect the sellers’ ability to make future payments on the receivables. Changes to the ALCAL are reflected as transaction costs on the statement of income (loss). Charge-offs from the ALCAL occur when the receivable is greater than 240 days old or there have not been any collections for 90 consecutive days from the third party. Recoveries are reflected as a reduction in the ALCAL when the recovery occurs.

The Company has developed a risk-based methodology that is used to estimate future losses based on historical loss experience as well as the qualitative judgment when historical loss data is not available. For product offerings with sufficient historical loss experience, the Company develops loss estimates based on receivable balance attributes such as account payment status, percentage of collections per day, and length of time from advance to collection. Based on these attributes, a historical loss rate is applied to calculate the allowance for CA losses. For product offerings that do not have significant historical loss data to develop a historical loss percentage, the Company estimates losses by evaluating portfolio factors such as average balance outstanding by customer as well as creating specific identification provisions for known collection risks.

As of December 31, 2020, the Company has applied a range of loss rates to the portfolio of 0.75% to 5.1% for the allowance for CA losses with the weighted average loss rate applied being 2.15%. The Company applied a loss rate to the portfolio of 1.5% as of December 31, 2019.

Below is a rollforward for the ALCAL for the years ending December 31, 2020 and 2019:

ALCAL balance, January 1, 2019	$153
Provision for ALCAL	2,701
Recoveries for ALCAL	(1,854)
CA receivables charged off	(100)
ALCAL balance, December 31, 2019	$900
ALCAL balance, January 1, 2020	$900
Provision for ALCAL	5,723
Recoveries for ALCAL	(4,247)
CA receivables charged off	(789)
ALCAL balance, December 31, 2020	$1,587

k.      Property, equipment and software, net:

1)      The assets are stated at cost.

2)      The assets are depreciated and amortized by the straight-line method, on basis of their estimated useful lives.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

3)      Additions, renewals, and betterments are capitalized. Maintenance and repairs that do not extend the useful life of the asset are expensed as incurred.

The estimated useful lives are as follows:

Years
Computers, software and peripheral equipment	3 – 5
Furniture and office equipment	6 – 16
Leasehold improvements	Lesser of economic life or lease term

l.       Internal use software:

The Company accounts for costs incurred to develop software and other applications for internal use to enhance its capabilities as a payment solution provider, in accordance with ASC 350-40 “Internal-Use Software” and are included within Intangible assets, net on the Company’s balance sheet. The Company capitalizes the costs incurred during the application development stage, which include costs to design the software, application configuration, interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over the period of estimated benefit, using the straight-line method and estimated useful lives of three years, and presented under depreciation and amortization. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development cost requires considerable judgement by management.

m.     Business combinations

The Company accounts for business combinations using the acquisition method when control is transferred to the Company. The consideration transferred in the acquisition is measured at fair value, as are the identifiable net tangible and intangible assets acquired. The fair value of the assests are considered to be significant estimates made by the Company. The methodologies used by the company are discussed further within Note 3. Any residual purchase price is allocated as goodwill. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities. Any contingent consideration connected to the business combination is measured at fair value at the date of acquisition and each reporting period thereafter. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed in the business combination, with the corresponding offset recorded to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of income (loss).

n.      Goodwill and intangible assets

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination and is allocated to the reporting unit expected to benefit from the business combination. Goodwill is tested for impairment at a minimum on an annual basis at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The fair value of the reporting unit is estimated using a discounted cash flow method. The discounted cash flow method, a form of the income approach, uses expected future operating results and a market participant discount rate. Failure to achieve these expected results, changes in the discount rate or market pricing metrics, may cause a future impairment of goodwill at the reporting unit level. The Company conducted the annual impairment test of goodwill as of September 30, 2020. The Company elected to directly perform a quantitative analysis of fair value of the reporting unit compared to the carrying value of the reporting unit. Based on the results of this analysis, the Company determined that the goodwill was not impaired.

Intangible assets consist of acquired developed technology, internal use software (refer to note 2k) and other intangible assets. Intangible assets are amortized over the period of estimated useful life using the straight-line method and have estimated useful lives ranging from three to six years. No significant residual value is estimated for intangible assets.

The Company evaluates intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate.

o.      Impairment of long-lived assets:

The Company reviews long-lived assets for their impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of the asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

p.      Outstanding operating balances:

The balances include customers’ balances held with the Company as well as customers’ funds in transit that have not yet settled with the designated payee bank account or have yet to be loaded to a payee card. The Company recognizes the outstanding operating balances as a liability on the accompanying consolidated balance sheets and releases the liability once the funds reached the payee or loaded to the card.

q.      Revenue recognition:

On January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historic revenue recognition methodology under ASC 605, Revenue Recognition.

The Company recorded a net increase to retained earnings of $285 as of January 1, 2019, due to the cumulative impact of adopting ASC 606, primarily related to the effect of incremental contract acquisition costs on contracts that were not completed by the transition date. A corresponding increase of $285 was recorded in other assets on the consolidated balance sheet.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The majority of the Company’s revenue is recognized and collected upon the completion of the underlying transaction. In some cases, collection is through intermediaries such as issuing banks which settle on a monthly basis.

Card and Customer Account revenue:

1)      Transaction fee revenues — the Company’s transaction fee revenue principally consists of usage fees. Revenue may vary based on the size of the transaction, the funding method used, the currency to be ultimately disbursed and the countries to which the funds are transferred. Transaction fee revenues are recognized at a point in time which is the period when the underlying transactions occur, and at this time the amounts are known.

2)      Collection and loading fees — fees are charged to customers upon withdrawal of funds into a customer’s bank account or utilization of funds loaded or allocated to cards. Fees are recognized at a point in time which is the period that the underlying withdrawal or load to a customer occurs.

3)      Service and maintenance fees — maintenance and service fees are charged either monthly or annually to customers. Fees charged in advance to customers covering a single reporting period or multiple reporting periods are recognized when the fee is charged as there is no binding contract term and the fee does not represent a material right to the customer.

4)      Cancellations and refunds of fees — the Company records revenue net of transaction cancellation and refunds of fees. Cancellations and refunds of fees are estimated at the time that the underlying transaction occurs and are provided for in advance of the cancellation or refund.

5)      Capital Advance fees — the Company offers customers a cash advance in exchange for a fixed amount of their future receivables. Such customers use Payoneer’s payment services to receive payments from third party online marketplaces for goods and services sold on the marketplaces. For the cash advances in which the Company retains the right to future receivables, the fee is recognized over the advance period.

Global Bank Transfer Revenue:

Revenues generated from bank transfers are recorded at the time the related funds transfer is executed and delivered to the beneficiary. Revenue is deferred until it reaches the beneficiary even if it has been collected by the Company at any point during the bank transfer process. The timing of recognition is dependent on geographic region, and overall reliance on third party processors and financial institutions.

The Company uses third-party processors and financial institutions in executing foreign exchange transactions with third-parties. The Company acts as the principal in these transactions and recognizes revenue as it relates to these transactions on a gross basis as the Company controls the service to the end customer and directs third party processors and other financial institutions to perform the specified services on the Company’s behalf. To the extent revenues are recorded on a gross basis, any commissions or other payments to third-parties are recorded as transaction costs so that the net amount (gross revenue less transaction costs) is reflected in operating income.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The types of fees that are recognized by the Company are the following:

1)      Transfer fees — the Company charges transfer fees on its global bank transfer services.

2)      Foreign exchange conversion fees — the Company generates revenues from funds that were transferred to the Company in one currency and are transferred to a beneficiary in another currency through international transactions. The revenue is calculated as the difference between the rate the Company charges its customers and the foreign exchange market rate at the time of the transaction.

Interest income on underlying customer balances:

The assets underlying the customer balances being held on the Company’s consolidated balance sheets as customer funds are maintained in interest and non-interest bearing accounts. The interest earned on these assets is included in total revenue on the consolidated statements of loss and comprehensive loss because the collecting, holding, and remitting of these funds are critical components of the Company’s operations.

Disaggregation of Revenue

We determine operating segments based on how our Chief Operating Decision Maker (“CODM”) manages the business, makes operating decisions around the allocation of resources, and evaluates operating performance. Our CODM is our Chief Executive Officer, who reviews our operating results on a consolidated basis. We operate in one segment and have one reportable segment. Based on the information provided to and reviewed by our CODM, we believe that the nature, amount, timing, and uncertainty of our revenue and cash flows and how they are affected by economic factors are most appropriately depicted through our primary geographical markets. The following table presents our revenue disaggregated by primary geographical market where revenues are attributable to the country in which the billing address of the customer is located.

	Year Ended December 31,
	2020	2019	2018
Primary geographical markets
Greater China(1)	$127,307	$103,531	$98,146
United States	38,729	69,016	49,997
All other countries(2)	179,556	145,203	111,992
Total revenues	$345,592	$317,750	$260,135
___________ (1) Greater China is inclusive of mainland China, Hong Kong and Taiwan (2) No single country included in the other countries category generated more than 10% of total revenue

The Company had one customer that contributed 5%, 15% and 13% of total revenue for the years ended December 31, 2020, 2019 and 2018, respectively.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table presents revenue recognized from contracts with customers as well as revenue from other sources, consisting primarily of interest income:

	Year Ended December 31,
	2020	2019	2018
Revenue recognized at a point in time	$332,939	$297,077	$252,268
Revenue recognized over time	6,652	3,456	—
Revenue from contracts with customers	339,591	300,533	252,268
Revenue from other sources	6,001	17,217	7,867
Total revenues	$345,592	$317,750	$260,135

Customer acquisition costs

The Company capitalizes certain costs associated with customer acquisition rewards and sales commissions that are incremental to the acquisition of customer contracts. These costs are recorded as other assets on the consolidated balance sheets. The Company determines whether costs should be deferred based on based on the incremental nature of the underlying cost and if the cost would not have occurred absent the customer acquisition.

Customer acquisition rewards primarily refers to incentive payments made to existing customers, third parties and new customers when a new customer is referred and utilizes the Company’s platform, subject to certain conditions. Certain capitalized sales commissions include payments made to employees that are directly related to new customers’ acquisitions or increased revenue or volume for existing customers.

Amortization of customer acquisition rewards and sales commissions are consistent with the pattern of revenue recognition of each performance obligation. Incentives earned by customers and third parties for referring new customers are paid in exchange of a distinct service and accounted for sales and marketing expenses on the consolidated statements. Any amounts paid in excess of the fair value of the referral service received are recorded as a reduction of revenue. Fair value of the service is established using amounts paid to vendors for similar services. The Company has applied the practical expedient in ASC 606 to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less.

The Company recognizes an asset for incremental costs to obtain a contract such as sales commissions and other customer incentives. The asset is amortized on a systematic basis over the expected customer relationship period, which is estimated as of December 31, 2020 to be 2.35 years and is consistent with the pattern of recognition of the associated revenue.

The Company periodically reviews these deferred customer acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. There were no impairment losses recorded during the periods presented. The following table represents a rollforward of deferred customer acquisition costs:

Opening balance (modified retrospective adoption of ASC 606 on January 1, 2019)	$285
Additions to deferred customer acquisition costs	6,981
Amortization of deferred customer acquisition costs	(2,209)
Ending balance as of December 31, 2019	$5,057

Opening balance as of January 1, 2020	$5,057
Additions to deferred customer acquisition costs	10,119
Amortization of deferred customer acquisition costs	(6,200)
Ending balance as of December 31, 2020	$8,976

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

r.       Transaction costs:

Transaction costs consist of fees paid to the banks, processors and networks, costs to acquire currencies, card supply costs and other losses related to the Company’s services. These costs are net of any rebate programs with banks and processors, such as currency conversion assessment rebates and volume rebates. These costs are primarily driven by transaction volumes and the number of active cards.

The Company is exposed to potential transaction losses due to credit cards collections, ACH returns, prepaid card negative balances and chargebacks, including charge-offs related to CA. These costs are included in transaction costs. The Company established an allowance for estimated losses arising from processing customer transactions described above. This allowance represents an accumulation of the estimated amounts necessary to provide for transaction losses incurred as of the reporting date, including those for which the Company has not yet identified. The allowance is monitored quarterly and is updated based on actual claims data. The allowance is based on known facts and circumstances as well as internal factors. As of December 31, 2020, 2019 and 2018, the allowance for transaction losses, including the allowance for CA totaled $2,334, $1,532 and $410, respectively, and was included in other payables, with the exception of the allowance for CA which is within CA receivables, net on the balance sheet.

s.       Other operating expenses:

Other operating expenses include compensation for the Company’s employees who support customer service calls, card and account approval, banking infrastructure implementations, transactions monitoring and liquidity management as well as indirect costs incurred for fraud detection, compliance operations, provision for transaction loss and maintenance costs related to the Company’s customer call center infrastructure.

t.       Sales and marketing expenses:

Sales and marketing include business development and product launch costs, marketing and advertising costs, retention costs and certain customer acquisition costs. This also includes employee compensation and related costs to support the sales and marketing process. Advertising and certain marketing costs are expensed as incurred and amounted to $7,740, $5,760 and $8,571 for the years ended December 31, 2020, 2019 and 2018, respectively.

The Company offers various programs to acquire customers. In certain customer acquisition arrangements with existing customers, the payments to the customer, driven by such an arrangement, are recorded as a reduction of revenue.

u.      Research and development expenses:

Research and development expenses charged to the statement of income (loss) as incurred and consist primarily of employee compensation and related costs, professional services and consulting expenses, and non-capitalized costs associated with the development of new technologies.

v.      Concentration of risk:

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, customer funds, restricted cash, CA and account receivables. The Company’s assets are placed with financial institutions throughout the world. The Company regularly reviews its funds concentrations and has relationships with a globally diversified group of banks and financial institutions. A significant portion of the Company’s cash is deposited at large depository institutions. The majority of those cash funds exceed FDIC coverage insurance limit of $250. Additionally, a portion of the Company’s cash is deposited in non-US accounts. Significant balances

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

are held in ring-fenced accounts; however there are funds held with financial institutions that do not offer deposit insurance and bear specific country and regional risks. The Company is also exposed to transaction losses due to funds blocked with its Global Bank Transfers processors, See also Note 11.

47% and 42% of the Company’s cash and cash equivalents, customer funds are concentrated with domestic financial institutions as of December 31, 2020 and 2019, respectively.

Cash and cash equivalents and customer funds balances denominated in U.S. dollars represent 70% and 65% of the balance of the cash, cash equivalents and customer funds at December 31, 2020 and 2019, respectively.

The Company is conducting transactions worldwide and settles accounts with its financial intermediaries in various currencies. There is a currency exchange rate risk related to the time difference between the money transfer transaction and the payment execution. The strengthening or weakening of the U.S. dollar versus the foreign currencies in which the Company operates, impacts the translation of the Company’s net revenues and expenses generated in these foreign currencies into the U.S. dollar and the Company’s financial expense derive from the revaluation of these balances. To mitigate that risk, the Company actively manages this exposure and limits the time of open positions.

The Company utilizes a third-party issuing bank for its physical and virtual card management business as well as issues cards directly under its Mastercard license. If the issuing bank ceases to transact with current cardholders, incurs a significant disruption that affects current cardholder transactions, or terminates as an issuing bank due to circumstances out of the Company’s control or if Mastercard revokes the Company’s license to issue cards, the result would have a significant negative impact on the Company.

Information security risks for financial and technology companies have significantly increased in recent years. There can be no assurance that the Company will not suffer related losses in the future.

The Company operates globally and in a rapidly evolving regulatory environment. The Company’s business is subject to laws, rules, regulations, policies and legal interpretations in the markets in which the Company operates, including but not limited to those governing banking, cross-border and domestic money transmission, foreign exchange, privacy, data protection, payment processing and settlement services, consumer protection, anti-money laundering, and counter-terrorist financing. The legal and regulatory requirements applicable to the Company are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.

Non-compliance with laws and regulations may result in penalties and enforcement actions related to non-compliance, changes in laws and regulations or their interpretation, and the enactment of new laws and regulations applicable to the Company could have a material adverse impact on its business, results of operations and financial condition. Therefore, the Company monitors these areas closely to ensure that its solutions are compliant with such laws and regulations.

In 2020, 2019 and 2018, revenues generated from customers who were paid out of a single marketplace constituted 29%, 27% and 30%, respectively.

In 2020, 2019 and 2018, revenues generated from customers who reside in Greater China constituted 37%, 33% and 38%, respectively, of total revenues. This geographic concentration, creates exposure to local economies and politics, and regional downturns. Any unforeseen events or changes in regulation or legal requirements in Greater China that restrict the services we can provide to customers who reside in Greater China could have a significant impact on the Company’s financial statements.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The United Kingdom (“U.K.”) held a referendum in June 2016 in which a majority of voters approved an exit from the European Union (“EU”) (“Brexit”). In March 2017, the U.K. government gave formal notice of its intention to leave the EU and in January 2020, the U.K. exited the EU, and a withdrawal agreement entered into force; the U.K. and the EU entered into a Trade and Cooperation Agreement effective January 2021. Uncertainty remains about certain aspects of the future relationship between the U.K. and EU could adversely affect U.K., regional (including European) and worldwide economic and market conditions and could contribute to instability in global financial and foreign exchange markets, including volatility in the value of the British Pound and Euro, which in turn could adversely affect the Company’s customers and companies with which it does business. In addition, Brexit could lead to legal uncertainty and see national laws and regulations in the U.K. diverge from EU laws and regulations, as the U.K. determines which EU laws to replace or replicate.

w.     Income taxes:

Income taxes are accounted for using an asset and liability approach as required under U.S. GAAP. The asset and liability approach require the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law; the effects of future changes in tax laws or rates are not anticipated. Deferred taxes have not been provided on the amount of unremitted earnings from foreign subsidiaries retained for reinvestment in the Company. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. Valuation allowances are established for deferred tax assets when the likelihood of the deferred tax assets not being realized exceeds the more likely than not criterion. Deferred tax assets and liabilities, along with any related valuation allowance, are classified as non-current assets or non-current liabilities on the balance sheets.

The Company follows the guidance on accounting for uncertainty in income taxes in accordance with U.S. GAAP. The guidance provides a comprehensive model for the recognition, measurement and disclosure in financial statements of uncertain income tax positions that a company has taken or expects to take on a tax return. Under this guidance, a company can recognize the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position; otherwise no benefit can be recognized. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Additionally, the Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as taxes on income in the consolidated financial statements.

Income tax expense includes U.S. (federal and state) and foreign income taxes. Tax legislation commonly known as the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) includes a mandatory one-time tax on accumulated earnings of foreign subsidiaries, and as a result, all previously unremitted earnings for which no U.S. deferred tax liability had been accrued were subject to U.S. tax. Notwithstanding the U.S. taxation of these amounts, the Company intends to continue to invest most or all of these earnings, as well as its capital in these subsidiaries, indefinitely outside of the U.S. and do not expect to incur any significant, additional taxes related to such amounts.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

x.      Derivative instruments and hedging activities:

The Company is exposed to market risk due to significant operating expenses denominated in New Israeli Shekels. To reduce that risk, the Company enters into foreign currency forward contracts to hedge currency risk related to its foreign operations. The duration of these derivative contracts at inception is generally less than one year. The Company recognizes all derivative instruments as either assets or liabilities on the consolidated balance sheet at fair value (Level 2 valuation within the fair value measurements hierarchy).

The accounting for changes in the fair value (i.e. gains and losses) of a derivative instrument depends on whether it has been designated and qualifies as a hedging relationship, and on the type of hedging relationship. Derivatives that are not designated hedges must be adjusted to fair value into earnings through financial income or expense. Changes in the fair value of the derivatives are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative’s change in fair value is immediately recognized as financial income or expense. The cash flow from derivative instruments and hedging activities was reflected in cash flow from operations.

y.      Share-based compensation:

1)      The Company applies Statement of ASC 718, “Share-based Payment”. ASC 718 requires awards classified as equity awards to be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period. Forfeitures are accounted as they occur.

2)      The Company measures the compensation cost related to the options awarded on the grant date and recognizes the cost on a straight-line method over the requisite service period of the awards, including awards with graded vesting and no additional conditions for vesting other than service conditions.

3)      The Company measures the additional compensation cost of modified awards on the date of modification and recognizes the cost (1) on the modification date for past service periods and (2) on a straight-line method over the future related service period.

4)      The Company early adopted ASU 2018-07 for share-based payments with service providers. Fair value of the equity instrument issued to a non-employee should be measured as of the grant date. The fair value of the awards is recognized over the vesting period, which coincides with the period that the counter-party is providing services to the Company.

5)      The Company recognizes a benefit of share-based compensation in the consolidated statements of loss if an excess tax benefit is realized. If the Company is in a taxable loss position and the excess tax benefit added to a net operating loss carryforward, the excess tax benefit would not be recorded until that net operating loss is utilized.

z.      Contingencies:

Loss contingencies are recognized in the consolidated financial statements as incurred when the loss is probable and can be reasonably estimated. Gain contingencies are recognized when realized.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

aa.    Recently issued accounting pronouncements:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates referenced below reflects this election.

Financial Accounting Standards Board (“FASB”) standards adopted during 2020

In 2017, the FASB issued guidance that amended the requirements related to the subsequent measurement of goodwill. These amendments include requiring recognition of an impairment loss when the estimated fair value of a reporting unit falls below its carrying value and eliminating the requirement that an impairment loss be recognized only if the estimated implied fair value of the goodwill is below its carrying value. The Company adopted the guidance effective January 1, 2020 with no impact on its historical financial statements. Refer to note 2n for a description of the Company’s application of the guidance in 2020. Note that there was no material impact on the Company’s financial statements.

In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance did not have a material impact on the Company’s financial statements.

FASB Standards issued, but not adopted as of December 31, 2020

In 2016, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to accounting for leases, which will require lessees to recognize lease assets and lease liabilities on the balance sheet for the rights and obligations created by all leases with terms greater than 12 months. As we are not a lessor, other changes in the guidance applicable to lessors do not apply. Additionally, in 2018, the FASB issued codification and targeted improvements to this guidance effective for fiscal years and interim periods within those years beginning after December 15, 2021, with early adoption permitted. We will early adopt the new guidance on January 1, 2021, using a modified retrospective basis and will apply the optional practical expedients related to the transition. We estimate an increase of approximately $19,280 for the right of use lease assets and $19,566 for lease liabilities associated with our operating leases upon adoption. In addition, the Company will elect to apply the practical expedients related to reassessment of existing leases, utilization of hindsight in the determination of lease term and impairment of right-of-use assets, and will elect not to recognize right-of-use assets and lease liabilities arising from short-term leases. We do not believe the adoption of this guidance will have an further significant impact to the Company’s financial statements.

In 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments. Credit losses on loans, trade and other receivables, held-to-maturity debt securities and other instruments will reflect the Company’s current estimate of the expected credit losses (“CECL”). CECL requires loss estimates for the remaining estimated life of the financial instrument using historical experience, current conditions, and reasonable and supportable forecasts. Generally the Company expects that CECL will result in the earlier recognition of allowances for losses compared to the current approach of estimating probable incurred losses. The guidance is effective for the Company at the beginning of 2023. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

In 2017, the FASB issued new guidance intended to better align the results of hedge accounting with an entity’s risk management activities. This guidance updates the designation and measurement guidance for qualifying hedging relationships by expanding hedge accounting for both nonfinancial and financial risk components and by refining the measurement of hedge results to better reflect an entity’s hedging strategies. The amendments will also align the recognition and presentation of the effects of the hedge results in the financial statements to increase the understandability of the results of an entity’s intended hedging strategies. Additionally, the guidance includes certain targeted improvements to ease the operational burden of applying hedge accounting. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company has concluded that the adoption of the new guidance will not have a material impact on its consolidated financial statements.

In 2018, the FASB issued new accounting guidance intended to align the requirements for capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract with the existing guidance for internal-use software. Capitalized implementation costs should be amortized over the term of the hosting arrangement and recorded in the same financial statement line items as amounts for the hosting arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. The Company has concluded that the adoption of the new guidance will not have a material impact on its consolidated financial statements.

In 2020, the FASB issued amended guidance that provides transition relief for the accounting impact of reference rate reform. For a limited duration, this guidance provides optional expedients and exceptions for applying GAAP to certain contract modifications, hedging relationships, and other transactions that will be impacted by a reference rate expected to be discontinued due to reference rate reform. The amended guidance is effective through December 31, 2022. The Company does not expect reference rate reform to have a material impact on the Company’s financial statements.

In 2020, the FASB issued guidance simplifying the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. In addition to other changes, this standard amends ASC 470-20, “Debt with Conversion and Other Options,” by removing the accounting models for instruments with beneficial conversion features and cash conversion features. The standard also amends ASC 260, “Earnings Per Share” addressing the impacts of these instruments. The guidance is effective for the fiscal year beginning after December 15, 2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.

bb.    Subsequent events:

The Company has evaluated subsequent events through March 26, 2021, the date on which the consolidated financial statements were available to be issued.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 3 — BUSINESS COMBINATION

On February 4, 2020, the Company entered into a Share Purchase Agreement with Optile GmbH (“Optile”), a payment orchestration platform, to purchase 100 percent of the outstanding common shares of Optile, for a total purchase consideration of $38,583 of cash, Common Stock, deferred consideration and contingent consideration. The contingent consideration is $8,500, out of which $3,750 payable in cash and $4,750 in the Company’s common stock. The Common Stock consisted of 3,104,866 shares of which 296,964 was considered to be deferred consideration with 148,482 of this deferred balance contingent on certain performance obligations. The acquisition of Optile enables the Company to provide an end to end payment solution for its customers, which integrates into a single payment experience with different products offered by itself and third parties.

The fair value of the 3,104,866 Common stock is $15,543 and was determined based on the fair market value of the Company’s common stock utilizing a combination of discounted cash flow and option pricing method methodologies. Key inputs and assumptions used (which are Level 3 inputs and assumptions) were forecasted future financial performance, discount rate, cost of equity and terminal growth rate. The implied common stock price was estimated based on the difference in the rights and preference between the preferred and common stock.

The following table summarizes the consideration paid for Optile and the amounts of the assets acquired and liabilities assumed recognized at the closing date:

At February 4, 2020
Consideration
Cash consideration	$15,678
Fair value of Earn-Out amount	4,044
Deferred consideration	2,925
Acquirer stock consideration	15,543
Other noncash consideration	393
Fair value of total consideration transferred:	$38,583

Recognized amounts of identifiable assets acquired, and liabilities assumed:
Working capital (including cash and cash equivalents in the amount of $196)	167
Property, plant, and equipment	162
Identifiable intangible assets	17,805
Total identifiable net assets	18,134
Goodwill	20,449
Total identifiable net assets and goodwill	$38,583

Intangible assets are predominantly related to developed technology and are amortized over 6 years. Goodwill is attributable to the acquired workforce as well as expected synergies to arise from the acquisition. The Company does not expect the goodwill to be deductible for tax purposes.

The fair value of the contingent consideration arrangement of $4,044 was estimated by using the Black-Scholes model for each earn out period. Key inputs and assumptions used in this were revenue milestones, expected term, volatility, the risk free rate, and dividend yield. These inputs are Level 3 assumptions that are updated each reporting period as the earn-out is recorded at fair value on a recurring basis.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 4 — OTHER CURRENT ASSETS

	December 31,
	2020	2019
Prepaid income taxes	$2,094	$2,313
Prepaid expenses	5,980	5,655
Other	2,343	1,866
	$10,417	$9,834

NOTE 5 — PROPERTY, EQUIPMENT AND SOFTWARE, NET

Composition of assets, grouped by major classifications, is as follows:

	December 31,
	2020	2019
Leasehold improvements	$8,157	$7,818
Furniture and office equipment	3,579	3,324
Computers, software and peripheral equipment	27,322	22,179
Accumulated depreciation	(26,364)	(19,049)
	$12,694	$14,272

Depreciation expense for the years ended December 31, 2020, 2019 and 2018 were $6,847, $6,091 and $4,312, respectively.

Refer to Note 2q for a description of the Company’s conclusion of one operating segment. The following table presents the Company’s property and equipment, net of depreciation and amortization, by geographic region:

	December 31,
	2020	2019
Israel	$8,224	$9,342
United States	2,450	2,870
All other countries	2,020	2,060
	$12,694	$14,272

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The Company conducted its annual impairment assessment at the end of the third quarter of 2020, which has been described in Note 2n, and concluded that the goodwill was not impaired. No triggering events have occurred since the annual impairment assessment that would change the Company’s assessment.

The following table presents goodwill balances and adjustments to those balances during the year ended December 31, 2020:

	December 31, 2019	Goodwill Acquired	Foreign Currency Translation Adjustments	December 31, 2020
Total goodwill	—	20,449	2,092	22,541

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS, NET (cont.)

Intangible assets, net

	December 31,
	2020	2019
Internal use software, cost	$40,663	$26,319
Current technology, cost	16,178	—
Accumulated amortization	(22,426)	(10,126)
	$34,415	$16,193

Amortization expense for the years ended December 31, 2020, 2019 and 2018 were $9,633, $4,250 and $3,053, respectively. At December 31, 2020, 2019 and 2018, the Company evaluated the internal use software for impairment. The test involved comparing the internal use software’s carrying value to its future net undiscounted cash flows that the Company expected would be generated by the internal use software. The Company also recognized an impairment of internal use software in the amount of $615 in 2020, related to the abandonment of one project, and $509 in 2018. The impairment is presented under Depreciation and amortization expenses.

NOTE 7 — INVESTMENT IN ASSOCIATED COMPANY

In July 2019, the Company through Payoneer Research and Development Ltd. entered into an agreement for the establishment of a joint venture company in the Peoples Republic of China (“PRC”). The objective of the joint venture is to apply for a local payment service provider license in accordance with PRC laws. The Company’s share in the Joint Venture is 46%. Initial funds in the amount of $6,501 were contributed. The investment in the joint venture is presented as investment in associated company in the Company’s consolidated balance sheet as the Company does not have control over the joint venture.

NOTE 8 — DEBT

During 2019, the Company entered into a Loan and Security Agreement (the “Agreement”) with a bank, pursuant to which the Company can request advances under a revolving line of credit in an aggregate principal amount equal to $60,000, which was outstanding as of December 31, 2019. Each Advance under the Agreement shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at either LIBOR plus 1.80% or Prime minus 1.25%. The Agreement is subject to certain reporting and financial covenants of which the Company was in compliance of as of December 31, 2019.

On November 9, 2020, the Company entered into a revised Loan and Security Agreement (the “Revised Agreement”), which modified the original Agreement that was entered into on November 1, 2019. The Revised Agreement increased the amount that the Company can request as advances under a revolving line of credit to an aggregate principal amount to $85,000 from $60,000 with a maturity date of May 1, 2023. Each advance is subject to interest on the principal amount at a floating rate equal to the greater of 0.3% below the Prime Rate and 3.7%. The Revised Agreement also included that a $15,000 term loan advance would be granted to the Company upon execution of the Revised Agreement, which, after repayment, may not be reborrowed.

The balance outstanding related to the Revised agreement as of December 31, 2020 was $40,025 with $13,500 of the $40,025 maturing in the next 12 months. As of December 31, 2020 and 2019, the fair value of the debt approximates the book value due to the short time span between initiation and balance sheet date with the outstanding balance classified as Level 3 in the fair value leveling hierarchy as the inputs into the valuation are not observable.

The Revised Agreement is subject to certain reporting and financial covenants of which the Company was in compliance of as of December 31, 2020.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 9 — OTHER PAYABLES

	December 31,
	2020	2019
Accrued expenses	$19,464	$9,214
Commissions payable	8,326	4,855
Employee related compensation	33,249	26,264
Other	2,416	2,208
	$63,455	$42,541

NOTE 10 — SEVERANCE PAY FUND AND ACCRUED SEVERANCE PAY

Payoneer Research and Development Ltd. (“The Israeli Subsidiary”):

1)      Labor laws in Israel and employment agreements require paying severance pay to employees that are dismissed or retire from their employment in certain circumstances, according to a defined benefit plan. The Israeli Subsidiary’s severance pay liability for the Israeli employees is covered mainly by the purchase of insurance policies. The value of these polices is recorded as an asset in the consolidated balance sheets. Under labor agreements these insurance policies are, subject to specified limitation, the property of the employees. The balance of the severance pay fund was $1,624 and $2,002 as of December 31, 2020 and 2019, respectively.

2)      Employees (for whom the Company makes regular deposits in pension and severance pay funds according to a defined benefit plan) dismissed before attaining retirement age are entitled to severance pay computed on the basis of their latest pay rate. In respect of these employees, the Company is committed to supplement the difference between severance pay computed as above and the amounts accumulated in the abovementioned funds. Accrued severance pay liability was $2,775 and $3,597 as of December 31, 2020 and 2019, respectively. Commencing 2011, the Israeli Subsidiary added Section 14 of the Severance Pay Law - 1963 to new employees’ agreements that eliminates the need to accrue provisions for retirement expenses for these employees, other than periodic payments made on behalf of the employees that are expensed periodically.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Certain employment agreements require the Company to pay termination payments upon dismissal of certain executives without cause. The liability for employee rights upon termination would be recorded as a provision once the payment is considered probable.

The Company leases its facilities under various operating lease agreements, which expire on various dates. The minimum lease commitments under non-cancelable operating leases are as follows:

Year ended December 31,
2021	10,160
2022	8,208
2023	2,678
2024	858
2025 – thereafter	108
$22,012

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 11 — COMMITMENTS AND CONTINGENCIES (cont.)

Total facilities lease expenses for the years ended December 31, 2020, 2019 and 2018 were approximately $9,331, $7,490 and $5,843, respectively.

The Israeli Subsidiary has entered into an operating lease agreement for vehicles it uses. All vehicles lease agreements are for 36 months and include an early termination penalty. The monthly payment for the leased vehicles is approximately $55 and $84 for the years ended December 31, 2020 and 2019, respectively. The leased vehicles payments for the years ended December 31, 2020 and 2019 were approximately $660 and $1,009, respectively.

In January 2019, the Company signed an amendment to its vendor agreement with an electronic transaction processor, extending the term of the agreement for a period of five years with an automatic renewal for successive three-year periods, unless either party gives the other written notice of non-renewal at least 180 days before the end of the then current term. In addition, the Company agreed to pay a minimum monthly payment in the amount of $250.

The Company’s business is subject to various laws and regulations in the United States and other countries from where the Company operates. Any regulatory action, tax or legal challenge against the Company for noncompliance with any regulatory or legal requirement could result in significant fines, penalties, or other enforcement actions, increased costs of doing business through adverse judgment or settlement, reputational harm, the diversion of significant amounts of management time and operational resources, and could require changes in compliance requirements or limits on the Company’s ability to expand its product offerings, or otherwise harm or have a material adverse effect on the Company’s business.

In February 2016, the Company submitted a disclosure to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) about certain payments to the Crimea region of Ukraine and other OFAC target countries, which has since been under OFAC’s review. OFAC has recently provided the Company with an informal settlement offer and we will submit additional information to OFAC for the purpose of settlement discussions, which will likely result in a monetary settlement in an immaterial amount.

In April 2018, the Company was notified that one of the Company’s issuing banks would no longer support the Company’s prepaid card programs. On June 29, 2018, the issuing bank decided to liquidate assets to pay liabilities associated with its card programs. As of June 30, 2018, the Company had a net cash asset in the amount of $3,600 with the issuing bank, in addition to $1,500 of receivables for revenues net of expenses associated with the card programs. As a result, in 2018 the Company determined to take a provision for doubtful accounts for the full amount of the cash asset and the receivables. The expense resulted from the provision for the cash asset is presented under other operating expenses and the expense resulted from the provision for the receivables is presented under general and administrative expenses for the year ended December 31, 2018.

On September 30, 2020, the Company received a liquidation settlement of $5,654, resulting in the full recovery of the net cash asset reserves of $3,600 and the receivable reserves of $1,500. The Company recognized the provision reversal for the cash asset as a decrease to other operation expenses and the provision reversal for the receivables as a decrease to general and administrative expenses for the year ended December 31, 2020. In addition, the Company recognized revenue of $1,523 and transaction costs of $969 associated with previous unrecognized matters related to the liquidation settlement.

On December 5, 2019, a claim in arbitration was filed by seven inter-related companies against the Company, Payoneer Payment Solutions, and Payoneer (UK) Limited, requesting $2,500 in relief for funds frozen at the issuing bank, including fees and expenses related to the filing of claims with the liquidator of the bank, less any amounts recovered from the liquidation. Six of the seven claimants were former clients of the Company that were assigned to the bank in February 2017. The claimants’ claimed breach of contract, negligent misrepresentation, bailment

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 11 — COMMITMENTS AND CONTINGENCIES (cont.)

and constructive trust associated with their relationship with the Company prior to and despite the assignment of their payment services agreements to the bank. In October 2020, the claimants withdrew their claim in arbitration following their receipt of a liquidation payment from the bank’s liquidator.

The Company has received inquiries from former clients seeking assistance or redress regarding their claims against said bank and it remains the case that such former clients have no privity of contract with the Company and cannot make any reasonable claim under law or equity that the Company owes such clients any funds in connection with the liquidation of the bank. As of December 31, 2020 and 2019, the Company has reserved $800 for these pending unasserted claims.

On June 25, 2020, the German holding company of one of the Company’s card issuers in the United Kingdom (“UK Issuer”) and processing bank in Germany (“German Bank”) filed for insolvency protection after accusations of a significant fraud event. The Company has a relationship with the German Bank for several services, as well as with the UK Issuer an e-money institution regulated by the Financial Conduct Authority (FCA) in the United Kingdom which serves as issuer of most of the prepaid Mastercard cards utilized by Company’s customers.

On July 3, 2020, the Company signed a security agreement with Mastercard, transferred and designated $50,000 as collateral to be utilized by Mastercard if the UK Issuer is in default on its payment obligations to settle with Mastercard. On July 15, 2020, by agreement with Mastercard, the Company reduced the collateral to $35,000. The likelihood of a Company payment associated with the collateral is assessed as remote. However, the maximum amount of exposure is $35,000. On August 20, 2020, the Company amended the security agreement with MasterCard and signed a portfolio transfer agreement with the UK Issuer. The amendment reduced the collateral to $24,000 and the portfolio transfer agreement set the terms for the termination of the card sponsorship agreement with the UK Issuer when the card portfolio is transferred to the Company’s licensed subsidiary in Ireland. On September 2, 2020, the card portfolio was migrated and the $24,000 was allocated as collateral for the migrated activity with the Company’s subsidiary.

On September 9, 2020, the Company entered into an agreement with the UK Issuer, along with all other program managers of the UK Issuer, to participate in a solvent winddown of the UK Issuer in order to collect all remaining amounts owed from the UK Issuer. The Company is currently evaluating its position and relationship with the German Bank and has reduced its financial exposure for much of its services by utilizing similar services of another bank.

The Company received communications noting the termination of its remaining business with the German Bank. Following discussions between Payoneer Europe and the German Bank it was agreed that certain account activities would be terminated in December 2020 and January 2021 and the rest would be closed at the end of April 2021. In a further communication, the German Bank noted potential breaches of contractual obligations that could give rise to earlier termination of these accounts and/or contractual monetary penalties. The Company believes it has meritorious defenses against these allegations, however it cannot reasonably estimate the results or duration of this matter, and the parties have since been engaging in a negotiated process.

From time to time, the Company is involved in other disputes or regulatory inquiries that arise in the ordinary course of business. These may include suits by our customers (individually or as class actions) alleging, among other things, acting unfairly and/or not in conformity regarding pricing, rules or agreements, improper disclosure of our prices, rules, or policies or that our practices, prices, rules, policies, or customer agreements violate applicable law.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 11 — COMMITMENTS AND CONTINGENCIES (cont.)

In addition to these types of disputes and regulatory inquiries, the operations of the Company are also subject to regulatory and/or legal review and/or challenges that tend to reflect the increasing global regulatory focus to which the industry in which the Company operates is subject and, when taken as a whole with other regulatory and legislative action, such actions could result in the imposition of costly new compliance burdens on the Company and may lead to increased costs and decreased transaction volume and revenue.

Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, settlement payments, damage awards (including statutory damages for certain causes of action in certain jurisdictions), fines, penalties, injunctive relief, or increased costs of doing business through adverse judgment or settlement, require the Company to change our business practices, require significant amounts of management time, result in the diversion of operational resources, or otherwise harm the business.

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

The Company is authorized to issue the following classes of stock: Common Stock, Redeemable Convertible Preferred Stock and Redeemable Preferred Stock. The deemed liquidation preference provisions of the Redeemable Convertible Preferred Stock and the Redeemable Preferred Stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, these balances have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. The following tables present the Company’s authorized and outstanding Redeemable Convertible Preferred Stock and Redeemable Preferred Stock as of December 31, 2020 and 2019:

Redeemable Convertible Preferred Stock:

	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,633
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,476
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	9,930
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,115
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	23,117
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,936
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,713
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	46,245
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	88,995
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	24,324
Total	111,452,020	111,452,020	$154,800	$213,484

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (cont.)

	December 31, 2019
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,370
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,392
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	9,367
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,052
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	21,805
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,826
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,048
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	43,621
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	83,944
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	22,943
Total	111,452,020	111,452,020	$154,800	$201,368

Redeemable Preferred Stock:

	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value	Liquidation Preference
Series 1 Preferred Stock of $10,000 par value	3,500	3,500	$10,735	$36,520

Note: Series 1 preferred stock was not issued or outstanding as of December 31, 2019.

a.      Main terms of Redeemable Convertible Preferred Stock

1)      Dividend provision:

The holders of Redeemable Convertible Preferred Stock shall be entitled to receive, pro rata among themselves and on an as converted basis, dividends, if and when declared by the Company’s Board of Directors, out of any funds legally available therefor, prior and in preferences to any declaration or payment of any dividend according to the following preferences and rates: (i) first, the stock holders shall be entitled to receive, ratably among themselves in proportion to the preferential amounts, a dividend up to an amount with respect to all dividends distributed, equal in the aggregate, to the Preferred Preference, which is defined as the original issued price of each series plus 6% interest rate per annum, compounded annually and (ii) second, following payment in full of the Preferred Preference, all Stockholders of the Company (other than holders of shares of the Series E and E-1 Preferred in respect of such shares) will participate on a pro rata basis in the receipt of any additional dividends on an as converted basis.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (cont.)

2)      Liquidation preference:

Holders of Redeemable Convertible Preferred Stock are entitled to receive, pro rata among themselves, prior and in preference to any distribution of any of the assets of the Company to the holders of any other stock, by reason of their ownership thereof, an amount per share equal to the sum of:

a.      The original issue price of each Preferred Stock series (A: $0.1208325; A-1: $0.148375; B: $0.2982925; B-1: $0.238625; C: $0.4166675; C-1: $0.3125; C-2: $0.8200475; D: $1.6748; E: $6.28; E-1: $7.07), plus 6% interest rate per annum, compounded annually less the aggregate amount of dividends actually paid on such Preferred Stock from the actual date of issuance of such share to the date of Liquidation Event (as defined below).

b.      An amount equal to the declared but unpaid dividends on such share as specified above. If upon occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount, the holder is entitled to receive.

A “Liquidation Event” would be one or more of the following:

a.      Consolidation, merger or reorganization or similar transaction or series of related transactions of the Company with or into another entity.

b.      A sale of all or substantially all of the Company’s assets, or the transfer or grant by the Company of an exclusive license to all or substantially all of the Company’s intellectual property.

c.      An acquisition, through one transaction or a series of related transactions, of all or substantially all of the Company’s issued and outstanding capital stock, by, any other corporation, or any other entity or person, other than a wholly-owned subsidiary of the Company.

With respect to a. and c. above, the stockholders of the Company immediately prior to the transaction do not own a majority of the voting power of the surviving or acquiring entity following such transaction.

Shares of redeemable convertible preferred stock are not mandatorily or currently redeemable. However, certain liquidation events described above would constitute a redemption event that is outside of the Company’s control. As such, all shares of redeemable convertible preferred stock have been presented outside of permanent equity. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the deemed liquidation values of such shares since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur. The liquidation preference amount for holders of preferred shares is $148,665 and an additional $64,819 and $52,703 of accrued interest as of December 31, 2020 and 2019, respectively.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (cont.)

3)      Right to Convert

The shares of Preferred Stock issued are convertible at the option of the holders, into Common Stock of the Company. Each share of redeemable convertible preferred stock shall be convertible, without payment of additional consideration by the holder and according to its will, into such number of fully paid and non-assessable Common Stock as is determined by dividing the original issue price by the conversion price applicable to such share. The initial conversion price per share for each Preferred Stock shall initially be its applicable original issue price (subject to adjustments).

Each share of Series A Preferred, Series A-1 Preferred, Series B Preferred, Series B-1 Preferred, Series C Preferred, Series C-1 Preferred, and Series C-2 Preferred will automatically be converted into common stock at the applicable conversion price at the time in effect for such Preferred Stock immediately upon the earlier of occurrence of an Initial Public Offering (“IPO”) at a price per share equal to at least 250% of the original C-2 Issue Price with net proceeds to the Company of at least $25,000, or the date specified by written consent or written agreement of the holders of a majority of the issued and outstanding Series B and B-1 Preferred Stock (voting as a single class) and the holders of a majority of the issued and outstanding Series C, C-1 and C-2 Preferred Stock (voting as a single class).

Each share of Series D Preferred will automatically be converted into common stock at the applicable conversion price at the time in effect for such Preferred Stock immediately upon the earlier of occurrence of an IPO at a price per share equal to at least 200% of the Original D Issue Price with net proceeds to the Corporation of at least $50,000, or the date specified by written consent or written agreement of the holders of a majority of the issued and outstanding Series D Preferred Stock.

Each share of Series E Preferred and Series E-1 Preferred will automatically be converted into common stock at the applicable conversion price at the time in effect for such Preferred Stock immediately upon the earlier of occurrence of an IPO at a price per share equal to at least 75% of the Original E Issue Price with net proceeds to the Corporation of at least $50,000 and in which shares sold are listed on the NASDAQ Stock Market or the New York Stock Exchange and, or the date specified by written consent or written agreement of the holders of a majority of the issued and outstanding Series E Preferred Stock and Series E-1 Preferred (voting as a single class). If the offering price per share in the IPO is higher than 75% of the Original E Issue Price and lower than 75% of the Original E-1 Issue Price, the Conversion Price at the time in effect for the Series E-1 Preferred shall be adjusted, as defined in the Amended and Restated Certificate of Incorporation.

4)      Voting rights are subject to certain conditions defined in the Company’s Amended and Restated Certificate of Incorporation, By-Laws and other agreements between the stockholders of the Company. The shares of redeemable convertible preferred stock are classified as mezzanine equity in the Company’s financial statements.

5)      The holders of the outstanding shares do not have redemption rights; however, as noted above, upon any voluntary or involuntary liquidation event such shares will be entitled to receive the applicable Liquidation Preference.

6)      The Company classifies its Redeemable Convertible Preferred Stock as convertible equity because the shares contain liquidation features that are not solely within the Company’s control. The Preferred Stock recognized at fair value of $143,694 (the proceeds on the date of issuance) less issuance costs of $2,253, resulting in an initial value of $141,441.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (cont.)

b.      Issuance and main terms of Redeemable Preferred Stock:

In July 2020, the Company issued 3,500 shares of Series 1 Senior Preferred Stock (“Redeemable Preferred Stock”) pursuant to a Series 1 Senior Preferred Stock Purchase Agreement to an existing shareholder at a price of $10,000 per share. The Redeemable Preferred Stock is non-voting, non-convertible, redeemable preferred stock senior to existing series of preferred stock.

Cumulative quarterly dividends accrue at varying rates starting at 10.75% and increase up to 15% per annum over time. A portion of the quarterly dividends are required to be paid in cash after the fifth anniversary of the issuance. If the Company elects to pay quarterly dividends in cash prior to the fifth anniversary of the issuance, payment is made at varying rates starting at 8.75% and increase up to 12.75% per annum. The Redeemable Preferred Stock has a liquidation preference of $10,000 per share.

The shares are redeemable at any time by the Company at a minimum redemption price and in certain circumstances at the option of the shareholder not including a qualified Initial Public Offering. As the redemption provisions are not solely within the Company’s control, the redeemable preferred stock is presented outside of permanent equity in the mezzanine section of the consolidated balance sheets.

The Redeemable Preferred Stock contains certain protective provisions that limit the Company’s ability to incur indebtedness, engage in certain affiliate transactions, make certain investments and incur debt, among other restrictions. As of December 31, 2020, the Company was in compliance with all protective provisions.

The fair value of the Redeemable Preferred Stock at issuance was $11,509. Total costs of financing related to the redeemable preferred stock issuance was $774 and applicable costs were capitalized in accordance with the Company’s policy resulting in a net carrying value of $10,735.

In connection with the Series 1 Senior Preferred Stock, the Company issued to the existing shareholder two warrants to purchase Common stock of the Company. The first warrant to purchase up to 1,477,094 shares of common stock was issued at an exercise price of $10.21 per share. The second warrant to purchase up to 2,954,188 shares of common stock was issued at an exercise price of $0.01 per share. Total costs of financing related to the warrants issuance was $1,580. The fair value of the warrants at issuance was $23,491 with associated issuance costs of $1,580 resulting in a net carrying value of $21,911. The fair value was determined with the assistance of a third party valuation firm and included and involved the use of a Black-Scholes Merton model with key inputs and assumptions including current price of the Common stock, exercise price of the Common stock, expected term length, volatility rate, dividend rate and the risk free interest rate. The following table presents the assumptions used to estimate the fair value of the warrants issued:

Expected term length	7.5
Dividend rate	0.0%
Volatility rate	50%
Risk free interest rate	0.47%

The total gross proceeds excluding financing costs of the Series 1 Senior Preferred Stock and warrants issued to the shareholder was $35,000.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (cont.)

c.      Stock Options:

In February 2007, the Company’s Board of Directors approved the Payoneer Inc. 2007 Share Incentive Plan and the Payoneer Inc. 2007 U.S. Share Incentive Plan (hereafter together — the “2007 Plan”), where up to 3,360,000 options were reserved for grants to employees of the Company. There have been several periodic increases in options available to be granted through approval by the Company’s board of directors and stockholders. In May 2017, the Company’s Board of Directors approved the Payoneer Inc. 2017 Stock Incentive Plan (hereafter — the “2017 Plan”), where up to 21,756,714 options may be granted to employees of the Company.

As of December 31, 2020, 26,814,848 options are authorized under the Plans. Each option can be exercised to purchase one share of Common Stock par value USD 0.01 each of the Company. The Company’s Board of Directors approved the grant of the following stock options:

	December 31, 2020
	Outstanding Options		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual life	Number Outstanding	Weighted Average Remaining Contractual life
$0.010	1,503,158	9.21	—	—
$0.038	273,312	0.32	273,312	0.32
$0.134	245,054	4.78	198,006	4.22
$0.248	206,934	1.97	206,934	1.97
$0.652	78,750	2.86	78,750	2.86
$1.008	1,512,764	3.34	1,512,764	3.34
$1.148	2,020,918	4.05	2,020,918	4.05
$2.593	521,000	4.95	521,000	4.95
$2.640	3,128,166	4.95	3,128,166	4.95
$3.395	376,000	5.46	376,000	5.46
$5.135	3,346,550	9.23	103,125	9.21
$5.255	3,219,545	6.85	2,259,154	6.74
$5.340	927,274	7.67	516,518	7.61
$5.450	4,319,410	8.03	1,916,115	7.92
$5.669	2,228,286	5.82	2,065,514	5.78
$5.755	582,775	8.53	194,656	8.47
$7.330	752,000	9.95	—	—
	25,241,896	6.70	15,370,932	5.45

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (cont.)

	December 31, 2019
	Outstanding Options		Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual life	Number Outstanding	Weighted Average Remaining Contractual life
$0.005	80,000	8.56	30,000	8.56
$0.038	2,077,350	0.93	2,077,350	0.93
$0.094	521,948	0.43	521,948	0.43
$0.134	251,054	5.65	166,368	4.41
$0.248	457,358	2.48	457,358	2.48
$0.500	55,044	9.33	—	—
$0.652	153,950	3.23	153,950	3.23
$1.008	2,100,610	3.36	2,100,610	2.78
$1.148	2,198,118	5.03	2,198,118	5.03
$2.593	589,364	5.54	589,364	5.54
$2.640	3,289,110	5.91	3,092,630	5.89
$3.395	421,000	6.58	369,312	6.58
$5.255	3,558,918	7.81	1,651,578	7.47
$5.340	1,204,974	8.69	381,530	8.65
$5.450	4,585,692	9.10	24,312	4.73
$5.669	2,485,600	6.65	1,736,170	6.42
$5.755	664,900	9.56	—	—
	24,694,990	6.19	15,550,598	4.66

The vesting period of the outstanding options is generally 4 years from the date of grant. The following table presents the weighted-average assumptions used to estimate the fair value of the stock options granted by the Company:

	Year Ended December 31,
	2020	2019
Expected term (in years)	5.86 – 6.5	5.61 – 6.11
Risk-free interest rate	0.45% – 0.93%	1.87% – 2.57%
Dividend yield	None	None
Volatility rate	45%	45%
Weighted average fair value of options at grant date	$3.158	$2.577

The Company selected the Black-Scholes Merton option pricing model as the most appropriate fair value method for its stock-options awards based on the market value of the underlying shares at the date of grant. Historical information for a selection of similar publicly traded companies was the basis for the expected volatility. Historical information and management expectations were the basis for the expected dividend yield. The expected lives of the options are based upon the simplified method per ASC 718. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued. Option vesting generally occurs in tranches up to four years.

As of December 31, 2020, there was approximately $29,369 of unrecognized compensation costs related to unamortized stock option compensation which is expected to be recognized over a weighted-average period of 1.73 years. Total unrecognized compensation cost will be recognized as incurred. In addition, as future grants are made, additional compensation costs will be incurred.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 12 — PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (cont.)

The following table presents a summary of stock option activity for the year ended December 31, 2020:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding January 1, 2020	24,694,990	$3.43	$6.19	$55,590
Granted	5,888,532	$4.06
Exercised	(3,313,666)	$0.67
Expired	(247,176)	$0.09
Forfeited	(1,780,784)	$4.17
Outstanding December 31, 2020	25,241,896	$3.92	$6.70	$83,639

Exercisable December 31, 2020	15,370,932	$3.47	$5.45	$59,370

The aggregate intrinsic value of options exercised was $15,068, $9,671 and $10,306 for the years ended December 31, 2020, 2019 and 2018, respectively. In 2020, 2019 and 2018, the Company has received a tax benefit of $13, $2,652 and $23, respectively, in excess of the tax benefit based on the intrinsic value on date of issuance of the share-based compensation, respectively.

d.      Restricted Stock Units:

Under the 2017 Plan restricted stock units (“RSUs”) may be granted to eligible grantees. RSUs generally vest over a period of four years and are subject to continued service and liquidity-based conditions. The liquidity-based conditions include an initial public offering, merger, sale or partial liquidation event as defined in the Company’s incentive plan and RSU agreement. The cost of RSUs granted is determined using the fair market value of the Company’s common stock on the date of grant. The fair market value of the Company’s common stock utilizing a combination of discounted cash flow and option pricing method methodologies. Key inputs and assumptions used (which are Level 3 inputs and assumptions) were forecasted future financial performance, discount rate, cost of equity and terminal growth rate. The implied common stock price was estimated based on the difference in the rights and preference between the preferred and common stock.

The following table summarizes the RSUs activity under the 2017 Plan as of December 31, 2020:

	Units	Weighted Average Grant Date Fair Value
Outstanding December 31, 2019	—	$—
Awarded	915,730	$5.17
Vested	—	$—
Forfeited	—	$—
Outstanding December 31, 2020	915,730	$5.17

e.      Warrants issued to non-employees:

In September 2015, the Company issued warrants to purchase shares of Common Stock to a non-employee in association with a commercial services agreement. The exercise price of the warrants is $3.3725 per share. The warrants expire after 10 years from issuance. At December 31, 2020 and 2019, 953,720 warrants were outstanding, out of which 574,844 warrants were vested. The remaining 378,876 warrants will only vest upon the occurrence of an M&A Transaction (as defined in the warrant agreement). The Company did not recognize additional expenses related to the warrants in 2020, 2019 or 2018.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 13 — TRANSACTION COSTS

	Year Ended December 31,
	2020	2019	2018
Network fees	$16,744	$18,981	$16,223
Bank and processor fees	68,544	68,029	58,963
Card costs	2,563	3,129	2,995
CA costs	1,984	902	153
Chargeback losses	5,637	2,638	2,024
Other	1,568	986	1,010
	$97,040	$94,665	$81,368

NOTE 14 — INCOME TAXES

On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to the U.S. corporate income tax system including: a federal corporate rate reduction from 35% to 21%; limitations on the deductibility of interest expense and executive compensation; creation of the base erosion anti-abuse tax (“BEAT”) and Global Intangible Low Taxed Income (“GILTI”) tax, a new minimum tax; and the transition of U.S. international taxation from a worldwide tax system to a modified territorial tax system. The change to a modified territorial tax system resulted in a one-time U.S. tax liability on those earnings which have not previously been repatriated to the U.S. (the “Transition Tax”), with future distributions not subject to U.S. federal income tax when repatriated. A majority of the provisions in the Tax Act are effective January 1, 2018.

The Company elected to account for Global Intangible Low-Taxed Income (“GILTI”) as a current-period expense when incurred. The Company’s GILTI for the year ended December 31, 2019 was $3,982. The Company did not record any expenses in relation to GILTI due to its net operating losses carry forwards and to the fact that its deferred taxes as of December 31, 2020, 2019 and 2018 were reduced by a valuation allowance.

The components of net loss before income taxes for each of the years ended December 31, 2020, 2019 and 2018 were as follows:

	Year Ended December 31,
	2020	2019	2018
Net gain (loss) before income taxes:
U.S. Domestic	$(37,758)	$(8,013)	$(13,075)
Foreign	22,475	12,178	8,975
	$(15,283)	$4,165	$(4,100)

The components of provision for income taxes for each of the years ended December 31, 2020, 2019 and 2018 were as follows:

	Year Ended December 31,
	2020	2019	2018
Current tax provision:
Federal	$—	$—	$—
State	367	147	200
Foreign	8,660	5,065	3,305
Deferred tax provision:
Federal	—	—	—
State	—	—	—
Foreign	(707)	(503)	(416)
	$8,320	$4,709	$3,089

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 14 — INCOME TAXES (cont.)

The Company had an effective tax rate of (54%) for the year ended December 31, 2020 compared to effective tax rate of 113% for the year ended December 31, 2019 and (75%) for the year ended December 31, 2018.

A reconciliation of the statutory U.S. federal income tax rate of 21% in 2020, 2019 and 2018, respectively, to the actual tax rate is as follows:

	Year Ended December 31,
	2020	2019	2018
Tax computed at the statutory U.S. federal income tax rate	$(3,209)	$874	$(903)
State and local taxes	1,073	487	433
Valuation allowances	8,564	(324)	1,296
Share-based compensation	2,287	2,002	1,453
Differences in foreign tax rate	(822)	(45)	(12)
Uncertain tax positions	684	1,494	771
Other	(257)	221	51
	$8,320	$4,709	$3,089

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of long-term assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s long-term deferred tax assets were as follows:

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$24,543	$4,922
Transaction loss provision	272	1,360
Property, equipment & software	31	32
Employee benefits	3,653	2,931
Gross deferred tax assets	28,499	9,245
Valuation allowance	(14,442)	(2,766)
Total deferred tax assets	14,057	6,479

Deferred tax liabilities:
Internal use software	10,373	3,516
Total deferred tax liabilities	10,373	3,516
Net deferred tax assets	$3,684	$2,963

The Company has classified the net deferred tax assets as long-term as a result of the expected reversal of the net asset. Deferred taxes as of December 31, 2020 were reduced by a valuation allowance relating to net operating losses and share-based compensation. In assessing the likelihood of realizing deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the taxable loss in the United States, management believes it was more likely than not that the deferred tax assets will not be realized in the United States for the next few years. Management believes it was more likely than not that deferred tax assets will be realized for the Israel subsidiary.

Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 14 — INCOME TAXES (cont.)

not that some or all of the deferred tax assets will not be realized. In the determination of the appropriate valuation allowances, the Company has considered the most recent projections of future business results and taxable income by jurisdiction. Actual results may vary in compare to current projections.

As of December 31, 2020, 2019 and 2018, the Company had net operating loss carry forwards for federal and state income tax purposes of approximately $59,000, $24,500 and $22,900, respectively. These net operating losses can be utilized to reduce future taxable income, if any. The excess tax benefits from share-based compensation is $10,537. Utilization of the net operating loss carryforwards may be subject to substantial annual limitations due to ownership change provisions of the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization. The expiration date of the federal and state loss carryovers is from 2030 through 2039.

Provisions of ASC 740-10 clarify whether to recognize assets or liabilities for tax positions taken that may be challenged by a tax authority. A reconciliation of the beginning and ending amount of unrecognized tax benefits, which is included in other long-term obligations on the Company’s consolidated balance sheets, is as follows:

Balance at January 1, 2019	$2,898
Decreases for tax positions in prior years	294
Increases for tax positions related to current year	1,787
Balance at December 31, 2019	$4,391
Balance at January 1, 2020	$4,391
Decreases for tax positions in prior years	(1,000)
Increases for tax positions related to current year	1,685
Balance at December 31, 2020	$5,076

The following table presents the change in the Company’s valuation allowance during the periods presented:

Balance at January 1, 2018	$1,564
Additions to valuation allowance	820
Deductions to valuation allowance	—
Balance at December 31, 2018	$2,384
Balance at January 1, 2019	$2,384
Additions to valuation allowance	382
Deductions to valuation allowance	—
Balance at December 31, 2019	$2,766
Balance at January 1, 2020	$2,766
Additions to valuation allowance	11,676
Deductions to valuation allowance	—
Balance at December 31, 2020	$14,442

All of the Company’s unrecognized tax benefits, if recognized in future periods, would impact the Company’s effective tax rate in such future periods. The Company recognizes both interest and penalties as part of the income tax provision. During the years ended December 31, 2020, 2019 and 2018, the Company did not incur any interest and penalties related to income taxes.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 14 — INCOME TAXES (cont.)

Tax years from 2017 and forward remain open to examinations by US federal and state authorities due to net operating loss carry forwards. The Company is currently not under examinations by the Internal Revenue Service. The Israeli subsidiary is under tax examination. The Company will comply with the requests to the extent required by law.

The Israeli subsidiary has a tax rate of 23% in 2020, 2019 and 2018, respectively.

NOTE 15 — NET LOSS PER SHARE

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its redeemable convertible preferred shares and redeemable preferred shares to be participating securities as the holders of the redeemable convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year Ended December 31,
	2020	2019	2018
	(In thousands, except share and per share data)
Numerator:
Net loss	$(23,746)	$(625)	$(7,189)
Less dividends attributable to redeemable preferred stock and redeemable convertible preferred stock	13,636	11,398	10,753
Net loss attributable to common stockholders	$(37,382)	$(12,023)	$(17,942)
Denominator:
Weighted average common shares outstanding – basic and diluted	25,004,093	19,210,017	17,046,120
Net loss per share attributable to common stockholders – basic and diluted	$(1.50)	$(0.63)	$(1.05)

The Company’s potentially dilutive securities, which include stock options, redeemable preferred stock, redeemable convertible preferred stock and warrants have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 15 — NET LOSS PER SHARE (cont.)

Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2020	2019	2018
Options to purchase common stock	8,232,203	9,773,702	11,282,417
Redeemable preferred stock and redeemable convertible preferred stock (as converted to common stock)	111,452,020	111,452,020	111,452,020
Warrants	222,414	237,978	219,125
	119,906,637	121,463,700	122,953,562

NOTE 16 — DERIVATIVE INSTRUMENTS

Derivative financial instruments are utilized by the Company to hedge its foreign currency exposure. The Company has significant operations denominated in a subsidiary’s local currency, New Israeli Shekels. The Company entered into foreign-exchange forward contracts and purchased foreign-exchange put and call options as hedges of anticipated operating expenses denominated in New Israeli Shekels, generally with maturities of 12 months or less. The Company does not hold or issue derivative financial instruments for trading purposes.

The notional balance for hedged items, when transactions are designated as hedge accounting, was $0 at December 31, 2020 and December 31, 2019. The fair value of derivative instruments was $0 at December 31, 2020 and December 31, 2019.

Many of these contracts were treated as cash flow hedges while some remained not designated. The realized gain (loss) on contracts treated as cash flow hedges that were reclassified from other comprehensive income was $0, $524 and ($2,252) during the years ended December 31, 2020, 2019 and 2018, respectively. These amounts were accounted for in payroll expenses amongst the various operating expense line items on the consolidated statements of income. The total realized gain (loss) on undesignated derivative financial instruments was $0, $180 and ($398) and was recognized in financial income (loss) for the years ended December 31, 2020, 2019 and 2018, respectively. The total unrealized gain (loss) on contracts treated as cash flow hedges that were outstanding as of December 31, 2020, 2019 and 2018 was $0, $0 and ($910) and recognized in other comprehensive income. The total ineffective portion of designated cash flow hedges was $0, $11 and $185 and recognized in financial income during the years ended December 31, 2020, 2019 and 2018, respectively.

NOTE 17 — RELATED PARTY TRANSACTIONS

The Company has an account with a financial institution that is also a shareholder. The amount held in this account is $109 at December 31, 2020 and 2019 and is included in cash and cash equivalents.

In 2015 and 2016, the Company issued loans and executed lines of credit to two Company executives in connection with shareholders’ equity issuances and related tax consequences.

(a)     Only one executive has an outstanding loan as of December 31, 2020. The balance of the loan at December 31, 2020 was $353. The loan is due in 2024. The principal amounts accrue interest at 1.53%, compounded annually. The balance is netted with the respective equity issuances in shareholders’ equity.

(b)    The executives can draw on the lines of credit up to $940. Interest is due upon loan termination and is accrued based on the federal midterm rate during the month the Company provides advances on the line of credit. The amount outstanding at December 31, 2020 and 2019 is $809.

The Company notes that the outstanding loan and line of credit balances were repaid in February 2021.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 18 — SUBSEQUENT EVENTS

In 2021, as of the date on which these financial statements were available to be issued, the Company granted 2,877,446 options and 794,448 restricted stock units in accordance with the Payoneer Inc. 2017 Stock Incentive Plan where each option issued can be exercised to purchase one share of Common Stock of USD 0.01 par value of the Company.

On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among the Company, FTAC Olympus Acquisition Corporation, a publicly listed special purpose acquisition company (“FTOC”), New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”, and together with the Company, FTOC, New Starship and the Merger Subs, the “Parties”). Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC (the “FTOC Merger”), with FTOC surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into the Company (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with the Company surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).

Pursuant to the FTOC Merger, (i) each SPAC Share, other than SPAC Shares that are owned by FTOC, Second Merger Sub or any wholly owned subsidiary of FTOC, will be exchanged for one share of New Starship Common Stock, and (ii) each Public Warrant will become a warrant to purchase New Starship Common Stock on the same terms and conditions.

Pursuant to the Payoneer Merger, (i) each outstanding share of preferred stock of the Company (other than the shares of Series 1 Preferred Stock) (the “Company Preferred Stock”) as of immediately prior to the effective time of the Payoneer Merger (the “Effective Time”) will be converted into Company Common Shares in accordance with the Company’s governing documents and the Reorganization Agreement, (ii) thereafter each Company Common Share will be cancelled in exchange for the right to receive the Per Share Merger Consideration Value (as defined below), (iii) each Company Warrant will become a New Starship Replacement Warrant to acquire a number of shares of New Starship Common Stock as determined by the Exchange Ratio on substantially the same terms and conditions and (iv) each issued and outstanding share of Series 1 Preferred Stock shall remain as an issued and outstanding share of Series 1 Preferred Stock of Starship Surviving Sub, and shall be unaffected by the Mergers. In addition, the treatment of Cashout Vested Company Options, Company Options that are not Cashout Vested Company Options and Company RSUs, in each case, is as further set forth in the Reorganization Agreement. The Per Share Merger Consideration Value may be paid or delivered in cash or newly issued shares of New Starship Common Stock based on a $10.00 per share price, as determined by the Company, subject to (i) the Company’s maintaining a minimum amount of cash immediately following the Closing (determined as set forth in the Reorganization Agreement) and (ii) the cash portion of the Per Share Merger Consideration Value not exceeding 15% of the total Per Share Merger Consideration Value.

In addition, the Company’s stockholders will, upon the terms and conditions of the Reorganization Agreement, be issued up to an additional 30,000,000 shares of New Starship Common Stock (the “Earn-Out Shares”), (a) 50% of which will be issued if at any time during the first 30 months following the Closing Date, the Closing trading price of the shares of New Starship Common Stock is greater than or equal to $15.00 over any 20 trading days within any 30 trading day period and (b) the remaining 50% of which will be issued if at any time during the first 60 months following the Closing Date, the Closing trading price of the shares of New Starship Common Stock is greater than or equal to $17.00 over any 20 trading days within any 30 trading day period.

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 18 — SUBSEQUENT EVENTS (cont.)

“Per Share Merger Consideration Value” means an amount equal to (a) the sum of (i) $3,118,072 plus (ii) the aggregate per share exercise price with respect to all Company Options (whether or not vested or currently exercisable), plus (iii) the aggregate per share exercise price with respect to all Company Warrants, divided by (b) the sum of (i) the number of outstanding Company Common Shares (assuming the conversion of the shares of Company Preferred Stock into Company Common Shares immediately prior to the Effective Time) and (ii) the number of Company Common Shares that, immediately prior to the Effective Time, are issuable upon exercise in full of all Company Options (whether or not vested or currently exercisable) and Company Warrants and the settlement in full of all Company RSUs (whether or not vested).

The cash component to be paid to the Company’s shareholders is expected to be funded by FTOC’s cash in trust (minus any redemptions by the existing public stockholders of FTOC), as well as by a $300,000 private placement raised at $10.00 per share.

NOTE 19 — EVENTS SUBESEQUENT TO ORIGINAL ISSUANCE OF CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

After the issuance of the audited financial statements on March 26, 2021, but prior to the date on which these financial statements were subsequently reissued, the Company granted 37,000 options in accordance with the Payoneer Inc. 2017 Stock Incentive Plan where each option issued can be exercised to purchase one share of Common Stock of USD 0.01 par value of the Company.

As previously disclosed, on February 3, 2021, FTOC, New Starship, First Merger Sub and the Parties, entered into an Agreement and Plan of Reorganization (the “Original Reorganization Agreement”) providing for a business combination involving FTOC and Payoneer. On February 16, 2021, the Parties entered into Amendment No. 1 to the Reorganization Agreement (the “First Amendment” and, the Original Reorganization Agreement, as amended by the First Amendment, the “Reorganization Agreement”). Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

On May 10, 2021, the Parties entered into that certain Amendment No. 2 to the Reorganization Agreement (the “Second Amendment”). The Second Amendment amended the Reorganization Agreement to provide, among other things, that the incremental amount of cash paid by the Company Optionholders and holders of Company Warrants to the Company in respect of the exercise price of Company Options and Company Warrants exercised during the period beginning February 3, 2021 until immediately prior to the Closing will be added to the definition of Equity Value such that the Equity Value will be increased by such cash amount. In addition, the Second Amendment amended the Reorganization Agreement to provide that, solely for purposes of calculating the Exchange Ratio, a Company Optionholder’s Cashout Vested Company Options and the Per Share Merger Consideration Value, (x) subsections (b), (c) and (d) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of a date (the “Determining Date”), which shall be determined by the Company and which shall be no less than 10 Business Days prior to the Closing Date.

In addition, the Second Amendment provides that, for U.S. employees of Payoneer Inc. holding Company Common Shares issued pursuant to the exercise of Company Options prior to the date that is 12-months preceding the Determining Date (each, an “Exercise Holder”), instead of each Company Common Share held by such Exercise Holder being entitled to Per Share Cash Consideration and Per Share Stock Consideration on a pro rata basis, and instead of the Cashout Vested Company Options of such Exercise Holder being entitled to be exchanged for the Cashout Vested Company Option Amount allocable to such Exercise Holder, (i) the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares and Vested Company Options in full, (ii) the aggregate amount of the Per Share Stock Consideration (other than the Earn-Out Shares) allocable to

PAYONEER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. DOLLARS IN THOUSANDS (EXCEPT PER SHARE DATA)

NOTE 19 — EVENTS SUBESEQUENT TO ORIGINAL ISSUANCE OF CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (cont.)

such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares in full and (iii) the aggregate Converted Options that would otherwise continue to be held by such Exercise Holder as a result of converting the Remaining Vested Company Options will be deemed exchanged for certain of such Exercise Holder’s Vested Company Options in full, in each case pursuant to a methodology described further in the Second Amendment; provided that the percentage to be obtained by dividing the cash portion of the consideration to be paid to such Exercise Holder by the aggregate amount of consideration allocated to such Exercise Holder under the Reorganization Agreement (excluding the Earn-Out Shares) in respect thereof will be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable to such holder in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to the foregoing allocation provisions (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).

Note that all other material terms of the Reorganization Agreement remain unchanged.

PAYONEER INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

	March 31, 2021	December 31, 2020
Assets:
Current assets:
Cash and cash equivalents	$104,676	$102,988
Restricted cash	26,449	26,394
Customer funds	3,324,684	3,346,722
Accounts receivable, net	4,722	17,843
CA receivables, net	72,032	66,095
Other current assets	18,273	10,417
Total current assets	3,550,836	3,570,459

Non-current assets:
Property, equipment and software, net	11,903	12,694
Goodwill	21,796	22,541
Intangible assets, net	34,506	34,415
Restricted cash	6,196	5,199
Deferred taxes	2,630	3,684
Investment in associated company	6,836	6,858
Severance pay fund	1,837	1,624
ROU assets	17,042	—
Other assets	18,350	12,210
Total assets	$3,671,932	$3,669,684

Liabilities, Redeemable and Redeemable Convertible Preferred Stock and Shareholders’ Equity:
Current liabilities:
Trade payables	$13,215	$17,245
Outstanding operating balances	3,324,684	3,346,722
Current portion of long-term debt	15,000	13,500
Other payables	58,093	63,455
Total current liabilities	3,410,992	3,440,922

Non-current liabilities:
Long-term debt	49,026	26,525
Other long-term liabilities	21,940	12,403
Total liabilities	3,481,958	3,479,850

Commitments and contingencies (Note 10)
Redeemable convertible preferred stock, $0.01 par value, 111,452,020 shares authorized; 111,452,020 shares issued and outstanding; aggregate liquidation preference of $216,574 and $213,484 at March 31, 2021 and December 31, 2020, respectively.	154,800	154,800
Redeemable preferred stock, $10,000 par value, 3,500 shares authorized; 3,500 shares issued and outstanding; aggregate liquidation preference of $37,451 and $36,520 at March 31, 2021 and December 31, 2020.	10,735	10,735

Shareholders’ equity:
Share capital, $0.01 par value, 173,274,443 and 170,274,443 shares authorized; 26,435,097 and 25,855,413 shares issued and outstanding at March 31, 2020 and December 31, 2020 respectively.	264	259
Additional paid-in capital	84,765	79,933
Accumulated other comprehensive income (loss)	2,985	4,174
Accumulated deficit	(63,575)	(60,067)
Total shareholders’ equity	24,439	24,299
Total liabilities redeemable preferred stock, redeemable convertible preferred stock and shareholders’ equity	$3,671,932	$3,669,684

The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA

	Three months ended March 31,
	2021	2020
Revenues	$100,606	$81,959

Transaction costs	20,155	24,793
Other operating expenses	26,614	19,852
Research and development expenses	16,653	10,574
Sales and marketing expenses	23,139	17,829
General and administrative expenses	10,517	7,826
Depreciation and amortization	4,677	4,166
Total operating expenses	101,755	85,040
Operating loss	(1,149)	(3,081)
Financial expense, net	622	1,803

Loss before taxes on income	(1,771)	(4,884)
Income tax expense	1,731	2,573
Share in losses of associated company	6	22

Net loss	$(3,508)	$(7,479)
Per share data
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)

Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779

The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

	Three months ended March 31,
	2021	2020
Net loss	$(3,508)	$(7,479)

Other comprehensive loss:
Foreign currency translation adjustments, net of taxes	(1,189)	(58)

Comprehensive loss	$(4,697)	$(7,537)

The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK, REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA

	Redeemable convertible preferred stock		Redeemable preferred stock		Share capital		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total
	Shares	Amount	Share	Amount	Shares	Amount
Balance At January 1, 2020	111,452,020	$154,800	—	—	19,983,799	$200	$30,615	$143	$(36,321)	$(5,363)
Exercise of options	—	—	—	—	420,416	7	221	—	—	228
Share-based compensation	—	—	—	—	—	—	2,218	—	—	2,218
Acquisition related issuance of common stock	—	—	—	—	2,807,902	28	15928 15,515	—	—	15,543
Other comprehensive income, net of tax	—	—	—	—	—	—	—	(58)	—	(58)
Net income	—	—	—	—	—	—	—	—	(7,479)	(7,479)
Balance At March 31, 2020	111,452,020	$154,800	—	—	23,212,117	$235	$48,569	$85	$(43,800)	$5,089

Balance at January 1, 2021	111,452,020	$154,800	3,500	10,735	25,855,413	$259	79,933	4,174	(60,067)	24,299
Exercise of options	—	—	—	—	579,684	5	464	—	—	469
Share-based compensation	—	—	—	—	—	—	4,368	—	—	4,368
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	—	(1,189)	—	(1,189)
Net loss	—	—	—	—	—	—	—	—	(3,508)	(3,508)
Balance At March 31, 2021	111,452,020	$154,800	3,500	10,735	26,435,097	$264	84,765	2,985	(63,575)	24,439

The accompanying notes are an integral part of the consolidated financial statements (Unaudited).

PAYONEER INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

	Three months ended March 31,
	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(3,508)	$(7,479)
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,677	4,166
Deferred taxes	1,054	1,713
Share-based compensation expenses	4,368	2,218
Share in losses of associated company	6	22
Foreign currency re-measurement	856	(1,440)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Other current assets	(8,215)	1,133
Trade payables	(4,099)	(3,259)
Deferred revenue	(165)	120
Accounts receivables	13,110	2,438
CA extended to customers	(104,357)	(48,227)
CA collected from customers	98,420	75,553
Other payables	(13,320)	(17,735)
Other long-term liabilities	(1,507)	346
ROU assets	2,352	—
Other assets	(6,140)	(654)
Net cash provided by (used in) operating activities	(16,468)	8,915

Cash Flows from Investing Activities
Purchase of property, equipment and software	(797)	(1,574)
Capitalization of internal use software	(3,351)	(2,014)
Change in severance pay fund	(213)	52
Customer funds in transit	(3,673)	3,074
Acquisition, net of cash acquired	—	(15,482)
Net cash used in investing activities	(8,034)	(15,944)

Cash Flows from Financing Activities
Exercise of options	469	228
Outstanding operating balances	(22,040)	32,469
Repayment or proceeds from long-term debt, net	24,001	—
Net cash provided by financing activities	2,430	32,697

Effect of exchange rate changes on cash and cash equivalents	(899)	1,442

Net change in cash, cash equivalents, restricted cash and customer funds	(22,971)	27,110
Cash, cash equivalents, restricted cash and customer funds at beginning of the period	3,413,289	1,796,517
Cash, cash equivalents, restricted cash and customer funds at end of the period	$3,390,318	$1,823,627

The accompanying notes are an integral part of the condensed consolidated financial statements (Unaudited).

PAYONEER INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — (CONTINUED)
U.S. DOLLARS IN THOUSANDS

The below table reconciles cash, cash equivalents, restricted cash and customer funds as reported in the consolidated balance sheets to the total of the same amounts shown in the consolidated statements of cash flows:

	As of March 31,
	2021	2020
Cash and cash equivalents	$104,676	$120,595
Restricted cash	32,645	11,012
Customer funds	3,252,997	1,692,020
Total cash, cash equivalents, restricted cash and customer funds shown in the consolidated statements of cash flows	$3,390,318	$1,823,627

Supplemental schedule about acquisition

Net fair value of assets acquired and liabilities assumed at the date of acquisition was as follows:
Working capital deficit, net (excluding cash and cash equivalents in the amount of $196)	$(29)
Property, plant and equipment	162
Goodwill	20,449
Identifiable intangible assets	17,805
Non-cash consideration	(22,905)
Total cash paid, net of cash acquired	$15,482

The accompanying notes are an integral part of the consolidated financial statements (Unaudited).

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 1 — GENERAL OVERVIEW

Payoneer Inc. (together with its subsidiaries, “Payoneer” or the “Company”), incorporated in Delaware, empowers global commerce by connecting businesses, professionals, countries and currencies with its innovative cross-border payments platform. Payoneer enables businesses and professionals around the globe to reach new audiences while reducing the complexity involved in enabling overseas and cross-border trade, by facilitating seamless, cross-border payments. Payoneer offers its customers the flexibility to pay and get paid globally as easily as they do locally. The Company offers a suite of services that includes cross-border payments, physical and virtual Mastercard cards, working capital, risk management and other services. The fully-hosted service includes various payment options with minimal integration required, full back-office functions and customer support offered.

Payoneer is registered as a Money Service Business with the U.S. Treasury’s Financial Crimes Enforcement Network (FinCEN) and licensed as a Money Transmitter under the laws of all U.S. states where such license is necessary as well as in the District of Columbia and Puerto Rico. During 2012, the Company, through Payoneer (EU) Ltd., was granted an e-money license by the Gibraltar Financing Services Commission which enables Payoneer (EU) Ltd. to issue prepaid cards and Payoneer accounts. Payoneer (EU) Ltd. issued prepaid cards and accounts balances and provided collection and global bank transfers services and is in the process of winding down its business. During 2015, the Company, through Payoneer Hong Kong Ltd., was granted a Money Service Operator License in Hong Kong which enables the Company to offer payment solutions from Hong Kong. During 2016, the Company, through Payoneer Japan K.K, was registered as a Funds Transfer Service Provider in Japan. During 2018, the Company, through Payoneer Australia PTY Ltd, was registered as a Financial Services Provider in Australia. During 2019, the Company, through Payoneer Europe Limited, was granted authorization to operate as an Electronic Money Institution from the Central Bank of Ireland and was authorized pursuant to EU passporting rules to provide payment services under its license in all countries in the European Economic Area. Payoneer Europe Ltd. also holds a license with Mastercard to issue cards and as of the end December 31, 2020 was the issuer for the substantial majority of cards issued to Payoneer customers. In January 2021, Payoneer entered into an agreement with one existing card issuing partner in the United States that will enable Payoneer to provide its customers with access to commercial Mastercard credit cards to make online purchases of commercial goods and services. This new commercial credit card provides advantages such as higher acceptance rates.

The Company supports customers that come from more than 190 countries and territories and operates in a rapidly evolving regulatory environment characterized by a heightened regulatory focus on all aspects of the payments industry. Government regulation impacts key aspects of the Company’s business. The Company is subject to regulations that affect the payments industry in the markets in which the Company operates.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the locations where the Company operates and generates its revenue. The COVID-19 pandemic has resulted in government authorities throughout the world implementing significant measures the limit the spread of COVID-19, including shelter-in-place and lockdown orders, travel restrictions, quarantines and business limitations. While the length of disruptions varies by country, and there is uncertainty around the duration and the effect on the Company in the long-term.

The COVID-19 pandemic has resulted in evolving market and economic conditions on a global scale that have impacted and are expected to continue to impact the Company as described here. The current macroeconomic environment as a result of the COVID-19 outbreak has adversely impacted general consumer and merchant spending and this adverse impact has been more pronounced in the travel and in-person entertainment events industries. Furthermore, the Federal Reserve cut interest rates to zero in mid-March 2020, adversely impacting interest income revenues. The global travel slowdown and interest rate cuts, coupled with general uncertainty and wavering business and consumer confidence, began to impact financial results more significantly in March 2020 with a recovery in financial performance in May 2020 with stronger results in business-to-business spending. The spread of COVID-19 has also accelerated the shift from in-store shopping and payment methods (e.g., credit cards, debit cards, cash) towards e-commerce and digital payments. The Company has experienced benefits from the behavioral shifts towards e-commerce and digital payments, including an increase in payments volume in sectors not directly

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 1 — GENERAL OVERVIEW (cont.)

impacted by COVID-19. The Company notes that this benefit may reduce to the extent that consumer preferences revert to pre-COVID-19 behaviors as mitigation measures to limit the spread of COVID-19 are lifted or relaxed, which could result in adverse impacts for the Company’s business, financial condition, and results of operations. Additionally, in response to COVID-19, the Company also took measures to monitor the financial position of the Company such as a temporary company-wide hiring freeze that was subsequently lifted in June 2020, renegotiated contracts and pricing with certain vendors, temporarily reduced sales and marketing activities and prioritized profitability enhancement projects, specifically working capital.

On February 3, 2021, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) by and among the Company, FTAC Olympus Acquisition Corporation, a publicly listed special purpose acquisition company (“FTOC”), New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”, and together with the Company, FTOC, New Starship and the Merger Subs, the “Parties”). Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, the Parties have agreed that, on the terms and subject to the conditions set forth therein, at the Closing, (i) First Merger Sub will merge with and into FTOC (the “FTOC Merger”), with FTOC surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately thereafter, Second Merger Sub will merge with and into the Company (the “Payoneer Merger” and, together with the FTOC Merger, the “Mergers”) with the Company surviving as a direct wholly owned subsidiary of New Starship (the transactions contemplated by the Reorganization Agreement, the “Reorganization”).

On February 16, 2021, the Parties entered into Amendment No. 1 to the Reorganization Agreement (the “First Amendment” and, the Original Reorganization Agreement, as amended by the First Amendment, the “Reorganization Agreement”).

On May 10, 2021, the Parties entered into that certain Amendment No. 2 to the Reorganization Agreement (the “Second Amendment”). The Second Amendment amended the Reorganization Agreement to provide, among other things, that the incremental amount of cash paid by the Company Optionholders and holders of Company Warrants to the Company in respect of the exercise price of Company Options and Company Warrants exercised during the period beginning February 3, 2021 until immediately prior to the Closing will be added to the definition of Equity Value such that the Equity Value will be increased by such cash amount. In addition, the Second Amendment amended the Reorganization Agreement to provide that, solely for purposes of calculating the Exchange Ratio, a Company Optionholder’s Cashout Vested Company Options and the Per Share Merger Consideration Value, (x) subsections (b), (c) and (d) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of a date (the “Determining Date”), which shall be determined by the Company and which shall be no less than 10 Business Days prior to the Closing Date.

In addition, the Second Amendment provides that, for U.S. employees of Payoneer Inc. holding Company Common Shares issued pursuant to the exercise of Company Options prior to the date that is 12-months preceding the Determining Date (each, an “Exercise Holder”), instead of each Company Common Share held by such Exercise Holder being entitled to Per Share Cash Consideration and Per Share Stock Consideration on a pro rata basis, and instead of the Cashout Vested Company Options of such Exercise Holder being entitled to be exchanged for the Cashout Vested Company Option Amount allocable to such Exercise Holder, (i) the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares and Vested Company Options in full, (ii) the aggregate amount of the Per Share Stock Consideration (other than the Earn-Out Shares) allocable to such Exercise Holder will be deemed exchanged for certain of such Exercise Holder’s Company Common Shares

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 1 — GENERAL OVERVIEW (cont.)

in full and (iii) the aggregate Converted Options that would otherwise continue to be held by such Exercise Holder as a result of converting the Remaining Vested Company Options will be deemed exchanged for certain of such Exercise Holder’s Vested Company Options in full, in each case pursuant to a methodology described further in the Second Amendment; provided that the percentage to be obtained by dividing the cash portion of the consideration to be paid to such Exercise Holder by the aggregate amount of consideration allocated to such Exercise Holder under the Reorganization Agreement (excluding the Earn-Out Shares) in respect thereof will be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable to such holder in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to the foregoing allocation provisions (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).

Note that all other material terms of the Reorganization Agreement remain unchanged.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

a.      Accounting principles:

The consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (hereafter — U.S. GAAP).

b.      Principles of consolidation and basis of presentation:

The accompanying consolidated financial statements include the accounts of Payoneer Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Investments in entities where we have the ability to exercise significant influence, but not control, over the investee are accounted for using the equity method of accounting. For such investments, our share of the investee’s results of operations is shown within Share in losses of associated companies on our condensed consolidated statements of income and our investment balance as an investment in associated companies on our condensed consolidated balance sheets.

The consolidated interim financial information herein is unaudited; however, such information reflects all adjustments (consisting of normal, recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim period. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full year. The year-end condensed balance sheet data was derived from audited financial statements for the year ended December 31, 2020 but does not include all disclosures required by accounting principles generally accepted in the United States of America. These unaudited financial statements should be read in conjunction with the audited financial statements, and related notes thereto.

c.      Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, share-based compensation, revenue recognition, valuation allowance on deferred taxes, contingencies, transaction loss provision and allowance for doubtful accounts on capital advances.

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

d.      Capital Advance (CA) receivable, net:

The Company enters into transactions with pre-qualified sellers in which the Company purchases a designated amount of future receivables for an upfront cash purchase price. For further details around CA and associated accounting policies, refer to the Company’s 2020 annual financial statements.

During the three months ended March 31, 2021 and 2020, the Company has purchased and collected the following principal amounts associated with CAs:

CA receivable, gross, December 31, 2020	$67,682
CA extended to customers	104,381
Revenue earned in the period but not collected	901
Revenue collected in the period but not earned	(782)
CA collected from customers	(97,638)
Exchange rate adjustments	(627)
Charge-offs, net of recoveries	(292)
CA receivable, gross, March 31, 2021	$73,625
Allowance for CA losses, March 31, 2021	(1,593)
CA receivable, net, March 31, 2021	$72,032
CA receivable, gross, December 31, 2019	$60,636
CA extended to customers	48,513
Revenue earned in the period but not collected	587
Revenue collected in the period but not earned	(656)
CA collected from customers	(74,897)
Exchange rate adjustments	(445)
Charge-offs, net of recoveries	(248)
CA receivable, gross, March 31, 2020	$33,490
Allowance for CA losses, March 31, 2020	(1,080)
CA receivable, net, March 31, 2020	$32,410

The outstanding gross balance at March 31, 2021 consists of the following current and overdue amounts:

Total	Current	1-30 days overdue	30-60 overdue	60-90 overdue	Above 90 overdue
73,625	72,024	404	113	204	880

The outstanding gross balance at December 31, 2020 consists of the following current and overdue amounts:

Total	Current	1-30 days overdue	30-60 overdue	60-90 overdue	Above 90 overdue
67,682	66,018	263	129	218	1,054

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following are current and overdue balances from above that are segregated into the timing of expected collections at March 31, 2021:

Total	Overdue	Due in less than 30 days	Due in 30-60 days	Due in 60-90 days	Due in more than 90 days
73,625	1,601	15,202	23,963	28,957	3,902

The following are current and overdue balances from above that are segregated into the timing of expected collections at December 31, 2020:

Total	Overdue	Due in less than 30 days	Due in 30-60 days	Due in 60-90 days	Due in more than 90 days
67,682	1,664	10,143	19,726	34,979	1,170

The Company has developed a risk-based methodology that is used to estimate future losses based on historcal loss experience as well as the qualitative judgment when historical loss data is not available. For product offerings with sufficient historical loss experience, the Company develops loss estimates based on receivable balance attributes such as account payment status and percentage of collections per day, and length of time from advance to collection. Based on these attributes, a historical loss rate is applied to calculate the allowance for CA losses. For product offerings that do not have significant historical loss data to develop a historical loss percentage, the Company estimates losses by evaluating portfolio factors such as average balance outstanding by customer as well as creating specific identification provisions for known collection risks.

As of March 31, 2021, the Company has applied a range of loss rates to the portfolio of 0.75% to 3.81% for the allowance for CA losses. The Company applied a range of loss rates between 1.5% and 4.19% as of March 31, 2020.

Below is a rollforward for the allowance for CA losses (“ALCAL”) for the three months ended March 31, 2021 and 2020:

ALCAL balance, December 31, 2020	$1,587
Provision for ALCAL	1,595
Recoveries for ALCAL	(1,268)
CA receivables charged off	(321)
ALCAL balance, March 31, 2021	$1,593
ALCAL balance, December 31, 2019	$900
Provision for ALCAL	2,566
Recoveries for ALCAL	(2,100)
CA receivables charged off	(286)
ALCAL balance, March 31, 2020	$1,080

e.      Revenue recognition:

Disaggregation of Revenue

We determine operating segments based on how our Chief Operating Decision Maker (“CODM”) manages the business, makes operating decisions around the allocation of resources, and evaluates operating performance. Our CODM is our Chief Executive Officer, who reviews our operating results on a consolidated basis. We operate in one segment and have one reportable segment. Based on the

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

information provided to and reviewed by our CODM, we believe that the nature, amount, timing, and uncertainty of our revenue and cash flows and how they are affected by economic factors are most appropriately depicted through our primary geographical markets.

The following table presents our revenue disaggregated by primary geographical market where revenues are attributable to the country in which the billing address of the customer is located.

	Three months ended March 31,
	2021	2020
Primary geographical markets
Greater China(1)	$39,614	$25,952
United States	8,053	15,934
All other countries(2)	52,939	40,073
Total revenues	$100,606	$81,959
_________

(1)      Greater China is inclusive of mainland China, Hong Kong and Taiwan

(2)      No single country included in the other countries category generated more than 10% of total revenue

The Company had one customer that contributed 2% and 12% of total revenue for the three months ended 2021 and 2020, respectively.

The following table presents revenue recognized from contracts with customers as well as revenue from other sources, consisting primarily of interest income:

	Three months ended March 31,
	2021	2020
Revenue recognized at a point in time	$97,343	$76,648
Revenue recognized over time	2,734	1,856
Revenue from contracts with customers	100,077	78,504
Revenue from other sources	529	3,455
Total revenues	$100,606	$81,959

Customer acquisition costs

The Company recognizes an asset for incremental costs to obtain a contract such as sales commissions and other customer incentives. The asset is amortized on a systematic basis over the expected customer relationship period, which is estimated to be 1.75 years and is consistent with the pattern of recognition of the associated revenue.

The Company periodically reviews these deferred customer acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit. There were no impairment losses recorded during the periods presented. The following table represents a rollforward of deferred customer acquisition costs:

Opening balance as of January 1, 2021	$8,976
Additions to deferred customer acquisition costs	2,628
Amortization of deferred customer acquisition costs	(2,089)
Ending balance as of March 31, 2021	$9,515

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

f.       Leases:

The Company determines whether an arrangement is a lease for accounting purposes at contract inception. Operating leases are recorded as right-of-use (“ROU”) assets, which are included in right-of-use assets, and lease liabilities, which are included in other payable and other long-term liabilities on the consolidated balance sheets, respectively. As of March 31, 2021, the Company did not have any finance leases.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Our leases do not provide an implicit rate; we use an incremental borrowing rate for specific terms on a collateralized basis based on the information available on either the ASC 842 transition date or commencement date in determining the present value of lease payments.

The ROU asset calculation includes lease payments to be made and excludes lease incentives. The ROU asset and lease liability may include amounts attributed to options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for operating leases is recognized on a straight-line basis over the lease term. In certain instances the Company may have lease agreements with lease and non-lease components. In these instances the Company has elected to apply the practical expedient and account for the lease and non-lease components as a single lease component for all leases. In addition, the Company has elected the practical expedients related to lease classification, hindsight, and land easement. The Company applies a single portfolio approach to account for the ROU assets and lease liabilities.

g.      Recently issued accounting pronouncements:

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates referenced below reflects this election.

Financial Accounting Standards Board (“FASB”) standards adopted during 2021

In 2016, the FASB issued new accounting guidance related to accounting for leases, which will require lessees to recognize lease assets and lease liabilities on the balance sheet for the rights and obligations created by all leases with terms greater than 12 months. As we are not a lessor, other changes in the guidance applicable to lessors do not apply. Additionally, in 2018, the FASB issued codification and targeted improvements to this guidance effective for fiscal years and interim periods within those years beginning after December 15, 2021, with early adoption permitted. The Company has early adopted the new guidance on January 1, 2021, using a modified retrospective basis and applied the optional practical expedients related to the transition. The adoption resulted in an increase of approximately $19,280 for the right of use lease assets and $19,566 for lease liabilities associated with our operating leases upon adoption of which $8,636 was classified as short-term within Other payables and $10,930 was classified as long-term within Other long-term liabilities. In addition, the Company elected to apply the practical expedients related to reassessment of existing leases, utilization of hindsight in the determination of lease term and impairment of right-of-use assets, and did not to recognize right-of-use assets and lease liabilities arising from short-term leases.

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

In 2017, the FASB issued new guidance intended to better align the results of hedge accounting with an entity’s risk management activities. This guidance updates the designation and measurement guidance for qualifying hedging relationships by expanding hedge accounting for both nonfinancial and financial risk components and by refining the measurement of hedge results to better reflect an entity’s hedging strategies. The amendments will also align the recognition and presentation of the effects of the hedge results in the financial statements to increase the understandability of the results of an entity’s intended hedging strategies. Additionally, the guidance includes certain targeted improvements to ease the operational burden of applying hedge accounting. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted the new guidance on January 1, 2021 and determined that the adoption of the new guidance did not have a material impact on its consolidated financial statements.

In 2018, the FASB issued new accounting guidance intended to align the requirements for capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract with the existing guidance for internal-use software. Capitalized implementation costs should be amortized over the term of the hosting arrangement and recorded in the same financial statement line items as amounts for the hosting arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. The guidance provides flexibility in adoption, allowing for either retrospective adjustment or prospective adjustment for all implementation costs incurred after the date of adoption. The Company adopted the new guidance on January 1, 2021 under the prospective adjustment for implementation costs and determined that the adoption of the new guidance did not have a material impact on its consolidated financial statements.

FASB Standards issued, but not adopted as of March 31, 2021

In 2016, the FASB issued new guidance on the measurement of credit losses on financial instruments. Credit losses on loans, trade and other receivables, held-to-maturity debt securities and other instruments will reflect the Company’s current estimate of the expected credit losses (“CECL”). CECL requires loss estimates for the remaining estimated life of the financial instrument using historical experience, current conditions, and reasonable and supportable forecasts. Generally the Company expects that CECL will result in the earlier recognition of allowances for losses compared to the current approach of estimating probable incurred losses. The guidance is effective for the Company at the beginning of 2023. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.

In 2020, the FASB issued amended guidance that provides transition relief for the accounting impact of reference rate reform. For a limited duration, this guidance provides optional expedients and exceptions for applying GAAP to certain contract modifications, hedging relationships, and other transactions that will be impacted by a reference rate expected to be discontinued due to reference rate reform. The amended guidance is effective through December 31, 2022. The Company does not expect reference rate reform to have a material impact on the Company’s financial statements.

In 2020, the FASB issued guidance simplifying the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. In addition to other changes, this standard amends ASC 470-20, “Debt with Conversion and Other Options,” by removing the accounting models for instruments with beneficial conversion features and cash conversion features. The standard also amends ASC 260, “Earnings Per Share” addressing the impacts of these instruments. The guidance is effective for the fiscal year beginning after December 15,

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

2023. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact this guidance will have on the Company’s financial statements.

h.      Subsequent events:

The Company has evaluated subsequent events through May 12, 2021, the date on which the unaudited consolidated financial statements were available to be issued.

NOTE 3 — BUSINESS COMBINATION

On February 4, 2020, the Company entered into a Share Purchase Agreement with Optile GmbH (“Optile”), a payment orchestration platform, to purchase 100 percent of the outstanding common shares of Optile, for a total purchase consideration of $38,583 of cash, Common Stock, deferred consideration and contingent consideration. The contingent consideration is $8,500, out of which $3,750 payable in cash and $4,750 in the Company’s common stock. The Common Stock consisted of 3,104,866 shares of which 296,964 was considered to be deferred consideration with 148,482 of this deferred balance contingent on certain performance obligations. The acquisition of Optile enables the Company to provide an end to end payment solution for its customers, which integrates into a single payment experience with different products offered by itself and third parties.

The fair value of the 3,104,866 Common Stock is $15,543 and was determined based on the fair market value of the Company’s Common Stock utilizing a combination of discounted cash flow and option pricing method methodologies. Key inputs and assumptions used (which are Level 3 inputs and assumptions) were forecasted future financial performance, discount rate, cost of equity and terminal growth rate. The implied common stock price was estimated based on the difference in the rights and preference between the preferred and common stock.

The following table summarizes the consideration paid for Optile and the amounts of the assets acquired and liabilities assumed recognized at the closing date:

At February 4, 2020
Consideration
Cash consideration	$15,678
Fair value of Earn-Out amount	4,044
Deferred consideration	2,925
Acquirer stock consideration	15,543
Other noncash consideration	393
Fair value of total consideration transferred:	$38,583

Recognized amounts of identifiable assets acquired, and liabilities assumed:
Working capital (including cash and cash equivalents in the amount of $196)	167
Property, plant, and equipment	162
Identifiable intangible assets	17,805
Total identifiable net assets	18,134
Goodwill	20,449
Total identifiable net assets and goodwill	$38,583

Intangible assets are predominantly related to developed technology and are amortized over 6 years. Goodwill is attributable to the acquired workforce as well as expected synergies to arise from the acquisition. The Company does not expect the goodwill to be deductible for tax purposes.

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 3 — BUSINESS COMBINATION (cont.)

The fair value of the contingent consideration arrangement of $4,044 was estimated by using the Black-Scholes model for each earn out period. Key inputs and assumptions used in this were revenue milestones, expected term, volatility, the risk free rate, and dividend yield. These inputs are Level 3 assumptions that are updated each reporting period as the earn-out is recorded at fair value on a recurring basis.

NOTE 4 — OTHER CURRENT ASSETS

Composition of other current assets, grouped by major classifications, is as follows:

	March 31, 2021	December 31, 2020
Prepaid income taxes	$1,023	$2,094
Prepaid expenses	8,494	5,980
Third party incentive receivables	7,239	—
Other	1,517	2,343
	$18,273	$10,417

NOTE 5 — PROPERTY, EQUIPMENT AND SOFTWARE, NET

Composition of property, equipment and software, grouped by major classifications, is as follows:

	March 31, 2021	December 31, 2020
Leasehold improvements	$7,965	$8,157
Furniture and office equipment	3,584	3,579
Computers, software and peripheral equipment	28,451	27,322
Property, equipment and software	40,000	39,058
Accumulated depreciation	(28,097)	(26,364)
Property, equipment and software, net	$11,903	$12,694

Depreciation expense for the three months ended March 31, 2021 and 2020 were $1,759 and $1,598, respectively.

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The following table presents goodwill balances and adjustments to those balances during the three months ended March 31, 2021:

	December 31, 2020	Goodwill Acquired	Translation Adjustments	March 31, 2021
Total goodwill	22,541	—	(745)	21,796

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 6 — GOODWILL AND INTANGIBLE ASSETS, NET (cont.)

Intangible assets, net

Composition of intangible assets, grouped by major classifications, is as follows:

	March 31, 2021	December 31, 2020
Internal use software	$43,917	$40,663
Developed technology	15,741	16,178
Intangible assets	59,658	56,841
Accumulated amortization	(25,152)	(22,426)
	$34,506	$34,415

Amortization expense for the three months ended March 31, 2021 and 2020 were $2,804 and $1,953 respectively. In March 2021 and 2020 the Company recognized impairment of internal use software in the amount of $114 and $615 respectively due to the abandonment of specific projects.

NOTE 7 — INVESTMENT IN ASSOCIATED COMPANY

In July 2019, the Company through Payoneer Research and Development Ltd. entered into an agreement for the establishment of a Joint Venture company in the People’s Republic of China (“PRC”). The objective of the Joint Venture is to apply for a local payment service provider license in accordance with PRC laws. The Company’s share in the Joint Venture is 46%. Initial funds in the amount of $6,501 were contributed. The investment in the Joint Venture is presented as investment in associated companies in the Company’s consolidated balance sheet as the Company does not have control over the Joint Venture. The Company’s share in losses of the associated company for the three months ended March 31, 2021 and 2020 were $6 and $22, respectively.

NOTE 8 — LEASES

The Company enters into office facility and employee vehicle lease agreement. Many leases include one or more renewal or termination options. These options are not included in our determination of the lease term at commencement unless it is reasonably certain the Company will exercise the option. When we reach a decision to exercise a lease renewal or termination option, we recognize the associated impact to the ROU asset and lease liability.

The Company’s lease expense for the three months ended March 31, 2021 and 2020 was $2,418 and $2,316, respectively. The operating cash flows associated with operating leases for the three months ended March 31, 2021 was $2,352. The ROU assets obtained in exchange for new operating lease liabilities during the three months ended March 31, 2021 was $114.

Additional balance sheet information related to leases was as follows:

March 31, 2021
Operating lease right-of-use asset	$17,042

Operating leases within other payables	8,637
Operating leases within other long-term liabilities	8,440
Total operating leases	$17,077

Weighted average lease term – operating leases	2.23 years
Weighted average discount rate – operating leases	1.12%

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 8 — LEASES (cont.)

Operating lease amounts include minimum lease payments under our non-cancelable operating leases primarily for office facilities and employee vehicles. The amounts presented are consistent with contractual terms and are not expected to differ significantly from actual results under our existing leases.

The Company leases its facilities under various operating lease agreements, which expire on various dates. The minimum lease commitments due as of the year ended under non-cancelable operating leases are as follows:

As of March 31, 2021
Remaining in 2021	$6,597
2022	7,540
2023	2,339
2024	707
2025 – thereafter	87
Total	$17,270
Less present value discount	193
17,077
As of December 31, 2020
2021	10,160
2022	8,208
2023	2,678
2024	858
2025 – thereafter	108
$22,012

NOTE 9 — DEBT

On November 9, 2020, the Company entered into a revised Loan and Security Agreement (the “Revised Agreement”), which modified the original Agreement that was entered into on November 1, 2019. The Revised Agreement increased the amount that the Company can request as advances under a revolving line of credit to an aggregate principal amount to $85,000 from $60,000 with a maturity date of May 1, 2023. Each advance is subject to interest on the principal amount at a floating rate equal to the greater of 0.3% below the Prime Rate and 3.7%. The Revised Agreement also included that a $15,000 term loan advance would be granted to the Company upon execution of the Revised Agreement, which, after repayment, may not be reborrowed.

The balance outstanding related to the Revised agreement as of March 31, 2021 was $64,026 with $15,000 of the $64,026 maturing within the next 12 months and as of December 31, 2020 the outstanding balance was $40,025 with $13,500 of the $40,025 maturing in the next 12 months. As of March 31, 2021, and December 31, 2020, the fair value of the debt approximates the book value due to the short time span between initiation and balance sheet date with the outstanding balance classified as Level 3 in the fair value leveling hierarchy as the inputs into the valuation are not observable.

The Revised Agreement is subject to certain reporting and financial covenants of which the Company was in compliance of as of March 31, 2021 and December 31, 2020.

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 10 — OTHER PAYABLES

Composition of other payables, grouped by major classifications, is as follows:

	March 31, 2021	December 31, 2020
Accrued expenses	$11,244	$19,464
Commissions payable	8,416	8,326
Employee related compensation	28,693	33,249
Lease liability	8,636	—
Other	1,104	2,416
	$58,093	$63,455

NOTE 11 — COMMITMENTS AND CONTINGENCIES

The Company’s business is subject to various laws and regulations in the United States and other countries from where the Company operates.     Any regulatory action, tax or legal challenge against the Company for noncompliance with any regulatory or legal requirement could result in significant fines, penalties, or other enforcement actions, increased costs of doing business through adverse judgment or settlement, reputational harm, the diversion of significant amounts of management time and operational resources, and could require changes in compliance requirements or limits on the Company’s ability to expand its product offerings, or otherwise harm or have a material adverse effect on the Company’s business.

In February 2016, the Company submitted a disclosure to the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) about certain payments to the Crimea region of Ukraine and other OFAC target countries, which has since been under OFAC’s review. OFAC has recently provided the Company with an informal settlement offer and we submitted additional information to OFAC for the purpose of settlement discussions, which will likely result in a monetary settlement in an immaterial amount.

On June 25, 2020, the German holding company of one of the Company’s card issuers in the United Kingdom (“UK Issuer”) and processing bank in Germany (“German Bank”) filed for insolvency protection after accusations of a significant fraud event. The Company has a relationship with the German Bank for several services, as well as with the UK Issuer an e-money institution regulated by the Financial Conduct Authority (FCA) in the United Kingdom which serves as issuer of most of the prepaid Mastercard cards utilized by Company’s customers.

On July 3, 2020, the Company signed a security agreement with Mastercard, transferred and designated $50,000 as collateral to be utilized by Mastercard if the UK Issuer is in default on its payment obligations to settle with Mastercard. On July 15, 2020, by agreement with Mastercard, the Company reduced the collateral to $35,000. The likelihood of a Company payment associated with the collateral is assessed as remote. However, the maximum amount of exposure is $35,000. On August 20, 2020, the Company amended the security agreement with Mastercard and signed a portfolio transfer agreement with the UK Issuer. The amendment reduced the collateral to $24,000 and the portfolio transfer agreement set the terms for the termination of the card sponsorship agreement with the UK Issuer when the card portfolio is transferred to the Company’s licensed subsidiary in Ireland. On September 2, 2020, the card portfolio was migrated and the $24,000 was allocated as collateral for the migrated activity with the Company’s subsidiary.

On September 9, 2020, the Company entered into an agreement with the UK Issuer, along with all other program managers of the UK Issuer, to participate in a solvent winddown of the UK Issuer in order to collect all remaining amounts owed from the UK Issuer. The Company is currently evaluating its position and relationship with the German Bank and has reduced its financial exposure for much of its services by utilizing similar services of another bank.

The Company received communications noting the termination of its remaining business with the German Bank. Following discussions between Payoneer Europe and the German Bank it was agreed that certain account activities would be terminated in December 2020 and January 2021 and the remainder of the virtual collection

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 11 — COMMITMENTS AND CONTINGENCIES (cont.)

accounts under Payoneer Europe’s accounts with the German Bank would cease to be active at the end of May 2021. In a further communication, the German Bank noted potential breaches of contractual obligations that could give rise to earlier termination of these accounts and/or contractual monetary penalties. The Company has since signed a termination agreement that included a waiver of these alleged breaches.

From time to time, the Company is involved in other disputes or regulatory inquiries that arise in the ordinary course of business. These may include suits by our customers (individually or as class actions) alleging, among other things, acting unfairly and/or not in conformity regarding pricing, rules or agreements, improper disclosure of our prices, rules, or policies or that our practices, prices, rules, policies, or customer agreements violate applicable law.

In addition to these types of disputes and regulatory inquiries, the operations of the Company are also subject to regulatory and/or legal review and/or challenges that tend to reflect the increasing global regulatory focus to which the industry in which the Company operates is subject and, when taken as a whole with other regulatory and legislative action, such actions could result in the imposition of costly new compliance burdens on the Company and may lead to increased costs and decreased transaction volume and revenue.

Any claims or regulatory actions against the Company, whether meritorious or not, could be time consuming, result in costly litigation, settlement payments, damage awards (including statutory damages for certain causes of action in certain jurisdictions), fines, penalties, injunctive relief, or increased costs of doing business through adverse judgment or settlement, require the Company to change our business practices, require significant amounts of management time, result in the diversion of operational resources, or otherwise harm the business.

NOTE 12 — PREFERRED STOCK AND STOCK-BASED COMPENSATION

The Company is authorized to issue the following classes of stock: Common Stock, Redeemable Convertible Preferred Stock and Redeemable Preferred Stock. The deemed liquidation preference provisions of the Redeemable Convertible Preferred Stock and the Redeemable Preferred Stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, these balances have been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. The following tables present the Company’s authorized and outstanding Redeemable Convertible Preferred Stock and Redeemable Preferred Stock as of March 31, 2021 and December 31, 2020:

Redeemable Convertible Preferred Stock:

	March 31, 2021
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,700
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,497
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	10,074
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,132
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	23,452
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,964
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,883
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	46,914
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	90,282
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	24,676
Total	111,452,020	111,452,020	$154,800	$216,574

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 12 — PREFERRED STOCK AND STOCK-BASED COMPENSATION (cont.)

	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value, Net of issuance costs	Liquidation Preference
Series A Preferred Stock of $0.01 par value	16,078,344	16,078,344	$385	$4,633
Series A-1 Preferred Stock of $0.01 par value	4,297,440	4,297,440	638	1,476
Series B Preferred Stock of $0.01 par value	15,253,512	15,253,512	4,497	9,930
Series B-1 Preferred Stock of $0.01 par value	2,087,880	2,087,880	492	1,115
Series C Preferred Stock of $0.01 par value	29,537,800	29,537,800	25,147	23,117
Series C-1 Preferred Stock of $0.01 par value	3,000,000	3,000,000	—	1,936
Series C-2 Preferred Stock of $0.01 par value	8,695,368	8,695,368	5,054	11,713
Series D Preferred Stock of $0.01 par value	18,605,940	18,605,940	30,739	46,245
Series E Preferred Stock of $0.01 par value	11,066,882	11,066,882	67,858	88,995
Series E-1 Preferred Stock of $0.01 par value	2,828,854	2,828,854	19,990	24,324
Total	111,452,020	111,452,020	$154,800	$213,484

Redeemable Preferred Stock:

	March 31, 2021
	Shares Authorized	Shares Issued and Paid	Carrying Value	Liquidation Preference
Series 1 Preferred Stock of $10,000 par value	3,500	3,500	$10,735	$37,451
	December 31, 2020
	Shares Authorized	Shares Issued and Paid	Carrying Value	Liquidation Preference
Series 1 Preferred Stock of $10,000 par value	3,500	3,500	$10,735	$36,520

Stock Options and RSUs

As of March 31, 2021, 27,316,071 options to purchase shares of common stock and 1,709,578 restricted stock units (“RSUs”) were outstanding. 2,877,446 options and 794,448 RSUs were granted in the three months ended March 31, 2021.

The following table summarizes the options to purchase shares of common stock activity under our equity incentive plans for the three months ended March 31, 2021:

Options
Outstanding at December 31, 2020	25,241,896
Granted	2,877,446
Exercised	(672,562)
Expired	—
Forfeited	(130,709)
Outstanding at March 31, 2021	27,316,071

The weighted average exercise price of the options granted during the three months ended March 31, 2021 was $2.70 per share.

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 12 — PREFERRED STOCK AND STOCK-BASED COMPENSATION (cont.)

The following table summarizes the RSUs activity under the 2017 Plan as of March 31, 2021:

Units
Outstanding December 31, 2020	915,730
Awarded	794,448
Vested	—
Forfeited	(600)
Outstanding March 31, 2021	1,709,578

In the three months ended March 31, 2021, the Company granted options and RSUs that vest over a three and half or four-year period from the grant date. In addition, 699,448 of the RSUs granted in the three months ended March 31, 2021 are subject to continued service and liquidity-based conditions. The liquidity-based conditions include an initial public offering, merger, sale or partial liquidation event as defined in the Company’s incentive plan and RSU agreement.

Stock-based compensation expense

The Company records stock-based compensation expense for our equity incentive plans in accordance with the provisions of the authoritative accounting guidance, which requires the measurement and recognition of compensation expense based on estimated fair values.

The impact on our results of operations of recording stock-based compensation expense under the Company’s equity incentive plans were as follows:

	Three months ended March 31
	2021	2020
Other operating expenses	$1,199	$646
Research and development expenses	899	338
Sales and marketing expenses	1,040	422
General and administrative expenses	1,159	772
Total stock-based compensation	$4,297	$2,178

NOTE 13 — TRANSACTION COSTS

Composition of transaction costs, grouped by major classifications, is as follows:

	Three Months Ended March 31,
	2021	2020
Network fees	$(718)	$4,126
Bank and processor fees	17,554	18,207
Card costs	394	793
Capital advance costs	587	655
Chargebacks and operational losses	1,164	645
Other	1,174	367
	$20,155	$24,793

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 14 — INCOME TAXES

The Company had an effective tax rate of 98% for the three months ended March 31, 2021 compared to effective tax rate of 50% for the three months ended March 31, 2020. The difference between the Company’s effective tax rate and the U.S. federal statutory rate was primarily the result of foreign income taxed at different rates.

NOTE 15 — NET LOSS PER SHARE

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Three months ended March 31
	2021	2020
	(In thousands, except share and per share data)
Numerator:
Net income (loss)	$(3,508)	$(7,479)
Less dividends attributable to redeemable and redeemable convertible preferred stock	5,541	2,947
Net loss attributable to common stockholders	$(9,049)	$(10,426)

Denominator:
Weighted average common shares outstanding – basic and diluted	29,185,545	22,045,779
Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.47)

PAYONEER INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
U.S. DOLLARS IN THOUSANDS

NOTE 15 — NET LOSS PER SHARE (cont.)

The Company’s potentially dilutive securities, which include stock options, preferred stock, warrants and deferred consideration have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on weighted average amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Three months ended March 31,
	2021	2020
Options to purchase common stock	16,543,679	8,545,131
Redeemable convertible preferred stock (as converted to common stock)	111,452,020	111,452,020
Warrants	722,212	197,305
	128,717,911	120,194,456

NOTE 16 — RELATED PARTY TRANSACTIONS

In 2015 and 2016, the Company issued loans and executed lines of credit to two Company executives in connection with shareholders’ equity issuances and related tax consequences.

(a)     The Company notes that the outstanding loan was repaid in February 2021 and therefore the balance as of March 31, 2021 was $0. The balance of the loan at December 31, 2020 was $353.

(b)    The Company notes that the line of credit balances was repaid in February 2021 and therefore the balance as of March 31, 2021 was $0. The amount outstanding at December 31, 2020 was $809.

NOTE 17 — SUBSEQUENT EVENTS

After the period end of March 31, 2021, but prior to the date on which these financial statements were available to be issued, the Company granted 37,000 options in accordance with the Payoneer Inc. 2017 Stock Incentive Plan where each option issued can be exercised to purchase one share of Common Stock of USD 0.01 par value of the Company.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

NEW STARSHIP PARENT INC.,

STARSHIP MERGER SUB I INC.,

STARSHIP MERGER SUB II INC.,

PAYONEER INC.

and

FTAC OLYMPUS ACQUISITION CORP.

dated as of February 3, 2021

Annex A Page Nos.
Article I DEFINITIONS		A-2
1.1.	Defined Terms	A-2
Article II THE MERGERS		A-16
2.1.	SPAC Merger	A-16
2.2.	Starship Merger	A-16
2.3.	Closing	A-16
2.4.	Effective Times	A-17
2.5.	Effect of Mergers	A-17
2.6.	Governing Documents	A-17
2.7.	Directors and Officers	A-17
Article III CLOSING TRANSACTIONS		A-18
3.1.	Effect on Company Shares, Series 1 Preferred Stock and Second Merger Sub	A-18
3.2.	Effect on SPAC Shares and Warrants, Second Merger Sub and New Starship	A-19
3.3.	Treatment of Company Options, Company RSUs and Company Warrants	A-20
3.4.	Dissenting Shares	A-21
3.5.	Exchange Procedures	A-22
3.6.	Issuance of the Closing Number of Securities	A-23
3.7.	Payments to the Company Balance Sheet	A-24
3.8.	SPAC Financing Certificate	A-24
3.9.	Closing Calculations	A-24
3.10.	Earn-Out Shares	A-25
3.11.	Tax Treatment of Domestication and the Mergers	A-26
3.12.	Withholding Taxes	A-26
3.13.	Taking of Necessary Action; Further Action	A-27
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-27
4.1.	Organization and Qualification	A-27
4.2.	Company Subsidiaries	A-27
4.3.	Capitalization of the Company	A-28
4.4.	Authority Relative to this Agreement	A-29
4.5.	No Conflict; Required Filings and Consents	A-29
4.6.	Compliance; Approvals	A-30
4.7.	Financial Statements	A-30
4.8.	No Undisclosed Liabilities	A-31
4.9.	Absence of Certain Changes or Events	A-31
4.10.	Litigation	A-31
4.11.	Employee Benefit Plans	A-31
4.12.	Labor Matters	A-33
4.13.	Real Property; Tangible Property	A-34
4.14.	Taxes	A-35
4.15.	Environmental Matters	A-36
4.16.	Brokers; Third Party Expenses	A-37
4.17.	Intellectual Property	A-37
4.18.	Privacy	A-39
4.19.	Agreements, Contracts and Commitments	A-40
4.20.	Insurance	A-41
Annex A-i

Annex A Page Nos.
4.21.	Interested Party Transactions	A-41
4.22.	Information Supplied	A-41
4.23.	Anti-Bribery; Anti-Corruption	A-42
4.24.	International Trade; Sanctions	A-42
4.25.	Customers and Suppliers	A-43
4.26.	Disclaimer of Other Warranties	A-43
Article V REPRESENTATIONS AND WARRANTIES OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB		A-44
5.1.	Organization and Qualification	A-44
5.2.	New Starship, First Merger Sub and Second Merger Sub	A-44
5.3.	Capitalization	A-45
5.4.	Authority Relative to this Agreement	A-46
5.5.	No Conflict; Required Filings and Consents	A-46
5.6.	Compliance; Approvals	A-46
5.7.	SPAC SEC Reports and Financial Statements	A-47
5.8.	Absence of Certain Changes or Events	A-47
5.9.	Litigation	A-48
5.10.	Business Activities	A-48
5.11.	SPAC Material Contracts	A-48
5.12.	SPAC Listing	A-48
5.13.	PIPE Investment Amount	A-49
5.14.	Trust Account	A-49
5.15.	Taxes	A-50
5.16.	Information Supplied	A-51
5.17.	Employees; Benefit Plans	A-51
5.18.	Board Approval; Stockholder Vote	A-52
5.19.	Affiliate Transactions	A-52
5.20.	Brokers	A-52
5.21.	Disclaimer of Other Warranties	A-52
Article VI CONDUCT PRIOR TO THE CLOSING DATE		A-53
6.1.	Conduct of Business by the Company and the Company Subsidiaries	A-53
6.2.	Conduct of Business by SPAC, New Starship, First Merger Sub and Second Merger Sub	A-55
6.3.	Requests for Consent	A-56
Article VII ADDITIONAL AGREEMENTS		A-56
7.1.	Proxy Statement; Special Meeting	A-56
7.2.	Certain Regulatory Matters	A-58
7.3.	Other Filings; Press Release	A-59
7.4.	Confidentiality; Communications Plan; Access to Information	A-59
7.5.	Commercially Reasonable Efforts	A-61
7.6.	No SPAC Securities Transactions	A-61
7.7.	No Claim Against Trust Account	A-61
7.8.	Disclosure of Certain Matters	A-61
7.9.	Securities Listing	A-61
7.10.	No Solicitation	A-62

Annex A-ii

Annex A Page Nos.
7.11.	Trust Account	A-62
7.12.	Director and Officer Matters	A-63
7.13.	Tax Matters	A-64
7.14.	Subscription Agreements	A-64
7.15.	Section 16 Matters	A-65
7.16.	Qualification as an Emerging Growth Company	A-65
7.17.	Board of Directors	A-65
7.18.	Incentive Equity Plan; Employee Stock Purchase Plan; Management Transaction Pool	A-65
7.19.	Company Financial Statements	A-66
7.20.	Transaction Costs Cap	A-66
7.21.	PCAOB	A-66
7.22.	Domestication	A-66
Article VIII CONDITIONS TO THE TRANSACTION		A-66
8.1.	Conditions to Obligations of Each Party’s Obligations	A-66
8.2.	Additional Conditions to Obligations of the Company	A-67
8.3.	Additional Conditions to the Obligations of SPAC	A-68
Article IX TERMINATION		A-68
9.1.	Termination	A-68
9.2.	Notice of Termination; Effect of Termination	A-69
Article X NO SURVIVAL		A-69
10.1.	No Survival	A-69
Article XI GENERAL PROVISIONS		A-70
11.1.	Notices	A-70
11.2.	Interpretation	A-71
11.3.	Counterparts; Electronic Delivery	A-71
11.4.	Entire Agreement; Third Party Beneficiaries	A-71
11.5.	Severability	A-71
11.6.	Other Remedies; Specific Performance	A-72
11.7.	Governing Law	A-72
11.8.	Consent to Jurisdiction; Waiver of Jury Trial	A-72
11.9.	Rules of Construction	A-73
11.10.	Expenses	A-73
11.11.	Assignment	A-73
11.12.	Amendment	A-73
11.13.	Extension; Waiver	A-73
11.14.	No Recourse	A-73
11.15.	Legal Representation	A-73
11.16.	Disclosure Letters and Exhibits	A-74

Annex A-iii

EXHIBITS

Exhibit A	Form of Company Voting Agreements
Exhibit B	Form of SPAC Voting Agreements
Exhibit C	Form of A&R Registration Rights Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Starship Certificate of Merger
Exhibit F	Form of SPAC Certificate of Merger
Exhibit G	Form of New Starship A&R Charter
Exhibit H	Form of New Starship A&R Bylaws
Exhibit I	Form of Starship Surviving Sub Charter
Exhibit J	Form of Equity Incentive Plan
Exhibit K	Form of ESPP

SCHEDULES

Schedule I	Company Voting Agreement Signatories
Schedule II	Rollover Holders

Annex A-iv

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 3, 2021 (this “Agreement”), by and among New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Payoneer Inc., a Delaware corporation (the “Company”), and FTAC Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Each of New Starship, First Merger Sub, Second Merger Sub, the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, in anticipation of the Mergers (as defined below), SPAC has caused to be formed, (i) New Starship, (ii) First Merger Sub and (iii) Second Merger Sub;

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with SPAC surviving as a direct wholly owned subsidiary of New Starship and (ii) immediately after the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”) with the Company surviving as a direct wholly owned subsidiary of New Starship;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) (i) has determined that the SPAC Merger is fair to, and in the best interests of, SPAC and its stockholders, (ii) has approved this Agreement, the SPAC Merger and the other actions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of SPAC vote to approve the SPAC Stockholder Matters and such other actions as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) (i) has determined that the Starship Merger is advisable and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Starship Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of the Company (the “Company Stockholders”) vote to approve the Mergers and such other actions as contemplated by this Agreement (the “Company Stockholder Matters”);

WHEREAS, New Starship, as the sole stockholder of First Merger Sub and the sole stockholder of Second Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Starship Merger and the SPAC Merger, and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Domestication shall qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Mergers, taken together, will qualify as a contribution governed by Section 351 of the Code and (iii) the Starship Merger and the SPAC Merger will each qualify as a reorganization pursuant to Section 368(a) of the Code;

WHEREAS, on or about the date hereof, New Starship and SPAC have entered into subscription agreements with certain investors for such investors to purchase shares of New Starship Common Stock (as defined herein) (the “PIPE Investment”), such purchases to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the SPAC Voting Agreement Signatories is entering into a voting agreement, in substantially the form of Exhibit B attached hereto (the “SPAC Voting Agreements”) under which the SPAC Voting Agreement Signatories agree to vote as stockholders in favor of the SPAC Stockholder Matters, pursuant to the terms and conditions of the SPAC Voting Agreements;

WHEREAS, immediately prior to the Closing, all of the Company Preferred Shares will be converted into Company Common Shares in accordance with the Amended and Restated Certificate of Incorporation of the Company, dated July 22, 2020 (the “Company Charter”), and the Company Stockholder Approval required thereby;

Annex A-1

WHEREAS, on or prior to the Closing Date, SPAC will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”);

WHEREAS, in connection with the consummation of the Mergers, certain persons named therein will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached hereto as Exhibit C;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the SPAC Sponsors are entering into that certain Sponsor Agreement (the “Sponsor Agreement”), whereby, among other things, the SPAC Sponsors have agreed to forfeit and surrender to the SPAC certain SPAC Class B Stock and private placement warrants to purchase shares of SPAC Class A Stock (collectively, with the SPAC Class B Stock, the “Sponsor Shares”), in each case, held by them immediately prior to the consummation of the Mergers, and subject certain shares of the Sponsor Shares held by them to the transfer restrictions and repurchase rights set forth therein; and

WHEREAS, as a condition to the willingness of, and an inducement to each of SPAC and the Company to enter into this Agreement, each Company Voting Agreement Signatory (each, a “Lock-Up Signatory”) will enter into a lock-up agreement, in substantially the form of Exhibit D attached hereto (the “Lock-up Agreements”) with respect to the Registration Shares held by such Person from time to time after the Mergers.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

1.1.     Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“102 Tax Ruling” shall mean a ruling, issued by the ITA, confirming that any treatment of the Company 102 Equity pursuant to this Agreement shall not be regarded as a taxable event nor as a violation of the “holding period” (as such term is defined in Section 102 of the Ordinance) and that such holding period shall continue uninterrupted.

“102 Trustee” shall mean Altshuler Shaham Benefits Ltd., the trustee appointed by the Company in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Equity.

“104H Tax Ruling” shall mean a ruling, issued by the ITA, permitting any Electing Holder to defer any applicable Israeli Tax with respect to any merger consideration that such holder will receive pursuant to this Agreement.

“104H Trustee” shall have the meaning set forth in Section 3.5(b).

“A&R Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.

“Acceleration Event” shall have the meaning set forth in Section 3.10(f).

“Additional Primary Proceeds Amount” shall have the meaning set forth in Section 3.9(b).

“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Annex A-2

“Aggregate SPAC Stockholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with the SPAC Stockholder Redemption.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition or foreign investment.

“Approvals” shall have the meaning set forth in Section 4.6.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7.

“Available Cash” shall mean (i) SPAC Cash, plus (ii) $110,000,000, minus (iii) $38,000,000; provided, however, that such amount shall be zero if the Series 1 Preferred Stock (including any interest and/or dividends accrued thereon) is repaid in full prior to the Closing), minus (iv) the Primary Proceeds Amount, minus (v) the Transaction Costs Cap, minus (vi) Indebtedness of the type described in clause (a) of the definition thereof, if any, to be repaid at or promptly following the Closing in accordance with this Agreement, plus (vii) an amount equal to the lesser of (A) 50% of the amount by which the Aggregate SPAC Stockholder Redemption Payments Amount exceeds $100,000,000 and (B) $75,000,000, in each case, as of 12:01 a.m. Eastern Time on the Closing Date and, in respect of the foregoing clause (vi) only, based on the Company’s good faith estimate, calculated in accordance with the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Audited Financial Statements and, in the case of the foregoing clause (i), based on the amounts set forth on the Financing Certificate.

“Available Cash Consideration” shall mean, taking into account the adjustment set forth in Section 3.1(b)(iii), (i) Available Cash minus (ii) the Additional Primary Proceeds Amount.

“Base Value” shall mean an amount equal to $3,118,072,424.66.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.

“Cash Consideration Cap” has the meaning set forth in Section 3.1(b)(iv).

“Cashout Vested Company Options” shall mean an amount of each Company Optionholder’s respective Vested Company Options, equal to the number of Vested Company Options held by such Company Optionholder multiplied by the quotient obtained by dividing (i) the Per Share Cash Consideration by (ii) the Per Share Merger Consideration Value, as set forth on a schedule to be delivered by the Company to SPAC prior to the Closing Date.

“Cashout Vested Company Option Amount” shall have the meaning set forth in Section 3.3(a)(i).

“Certificates” shall have the meaning set forth in Section 3.5(a).

“Certifications” shall have the meaning set forth in Section 5.7(a).

“Change in Recommendation” shall have the meaning set forth in Section 7.1(b).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Form 8-K” shall have the meaning set forth in Section 7.3(c).

“Closing Payment Schedule” shall have the meaning set forth in Section 3.9(b).

“Closing Press Release” shall have the meaning set forth in Section 7.3(c).

“Code” shall have the meaning set forth in the Recitals hereto.

Annex A-3

“Company” shall have the meaning set forth in the Preamble hereto.

“Company 102 Equity” shall mean Company Option that is subject to Section 102(b)(2) of the Ordinance (“Section 102”) and Company Share issued upon exercise of Company Option that is subject to Section 102.

“Company Affiliate Arrangements” shall mean, collectively, (a) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020, by and among the Company and the stockholders and warrant holders of the Company party thereto and (b) that certain Amended and Restated Stockholders Agreement, dated as of July 22, 2020.

“Company Board” shall have the meaning set forth in the Recitals hereto.

“Company Business Combination” shall have the meaning set forth in Section 7.10(a).

“Company Charter” shall have the meaning set forth in the Recitals hereto.

“Company Common Shares” shall mean the shares of common stock, par value $0.01 per share, of the Company.

“Company D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a)(i).

“Company D&O Tail” shall have the meaning set forth in Section 7.12(a)(ii).

“Company Disclosure Letter” shall have the meaning set forth in the Preamble to Article IV.

“Company Interim Financial Statements” shall have the meaning set forth in Section 7.19.

“Company IT Systems” shall have the meaning set forth in Section 4.17(i).

“Company Leased Properties” shall have the meaning set forth in Section 4.13(b).

“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which any Group Company operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New Starship, First Merger Sub, Second Merger Sub or SPAC; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

Annex A-4

“Company Option” shall have the meaning set forth in Section 3.3(a).

“Company Optionholder(s)” shall have the meaning set forth in Section 3.3(a).

“Company Preferred Shares” shall mean the shares of convertible preferred stock, par value $0.01 per share, of the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.17(a).

“Company RSU” shall have the meaning set forth in Section 3.3(b).

“Company RSU Holder(s)” shall have the meaning set forth in Section 3.3(b).

“Company Shares” shall mean the Company Common Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“Company Stock Plan” shall mean (a) the Company 2007 Share Incentive Plan and the award agreements granted thereunder, (b) the Company 2007 U.S. Share Incentive Plan and the award agreements granted thereunder and (c) the Company 2017 Stock Incentive Plan and the award agreements granted thereunder.

“Company Stockholder Approval” shall mean the affirmative vote of (i) holders of at least 50.1% of the Company Preferred Shares, voting as a single class, (ii) a majority of the Major Stockholders (as defined in the Company Charter), (iii) holders of at least a majority of the Company Shares, voting as a single class, (iv) holders of at least a majority of the (A) Series B Preferred and Series B-1 Preferred, (B) Series C Preferred, Series C-1 Preferred and Series C-2 Preferred, (C) Series D Preferred, (D) Series E Preferred and Series E-1 Preferred, in each case, as defined in the Company Charter and voting as a single class, and (v) holders of at least a majority of the Company Shares, voting as a single class, not held by the Rollover Holders.

“Company Stockholder Cash Consideration” shall have the meaning set forth in Section 3.1(b).

“Company Stockholder Consideration” shall have the meaning set forth in Section 3.1(b)(ii).

“Company Stockholder Stock Consideration” shall have the meaning set forth in Section 3.1(b)(ii).

“Company Stockholder Matters” shall have the meaning set forth in the Recitals hereto.

“Company Stockholders” shall have the meaning set forth in the Recitals hereto.

“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).

“Company Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing; (b) all bonuses, change in control payments, severance payments, retirement payments, retention or similar payments or success fees payable by any Group Company that become payable in connection with the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (c) all transaction, deal, brokerage, financial advisory or any similar fees payable by the Group Companies in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the Company D&O Tail; provided, that under no circumstances shall any fees, costs or expenses incurred by any Group Company (i) at the request or direction of another Party or (ii) pursuant to Section 3.5, in either case, constitute Company Transaction Costs.

“Company Treasury Shares” shall have the meaning set forth in Section 3.1(a).

“Company Voting Agreements” shall mean a voting agreement, in substantially the form of Exhibit A attached hereto under which the Company Voting Agreement Signatories agree to vote as stockholders in favor of the Company Matters, pursuant to the terms and conditions thereof.

“Company Voting Agreement Signatories” shall mean those Persons set forth on Schedule I to this Agreement identified as Company Voting Agreement Signatories.

Annex A-5

“Company Warrant” shall have the meaning set forth in Section 3.3(f).

“Company Warrantholder(s)” shall have the meaning set forth in Section 3.3(a).

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated September 16, 2020, by and between SPAC and the Company, as amended and joined from time to time.

“Continental Stock Transfer and Trust Company” shall have the meaning set forth in Section 5.14(a).

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” shall have the meaning set forth in Section 3.3(a)(ii).

“Converted RSU” shall have the meaning set forth in Section 3.3(b).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act and other action, inaction, activity or conduct reasonably necessary (such determination to be made by the Company in good faith), in connection with or in response to COVID-19.

“Current Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of August 25, 2020, by and among SPAC, the SPAC Sponsors and the other parties thereto.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Delaware Secretary of State” shall have the meaning set forth in Section 2.4(a).

“DGCL” shall have the meaning set forth in Section 2.1(a).

“Dissenting Shares” shall have the meaning set forth in Section 3.4.

“Domestication” shall have the meaning set forth in the Recitals hereto.

“Earn-Out Shares” shall have the meaning set forth in Section 3.10(a).

Annex A-6

“Effective Times” shall have the meaning set forth in Section 2.4(c).

“Electing Holder” shall mean each holder of Company Shares who elects to become a party to the 104H Tax Ruling.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any direct or indirect liability.

“Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“Equity Value” shall mean an amount equal to: (a) the Base Value, plus (b) the aggregate per share exercise price with respect to all Company Options (whether or not vested or currently exercisable), plus (c) the aggregate per share exercise price with respect to all Company Warrants.

“Equity Value Statement” shall have the meaning set forth in Section 3.9(a).

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its subsidiaries is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.5(a).

“Exchange Ratio” shall mean the quotient obtained by dividing (a) the Per Share Merger Consideration Value by (b) the Reference Price, rounded down to two decimal places.

“Existing Credit Agreement” shall mean the Loan and Security Agreement, dated as of November 1, 2019, by and among Silicon Valley Bank, the Company, as parent borrower, and the other borrowers party thereto.

“Financial Statements” shall have the meaning set forth in Section 4.7.

“Financing Certificates” shall have the meaning set forth in Section 3.8.

“First Merger Sub” shall have the meaning set forth in the Preamble hereto.

“First Release Date” shall have the meaning set forth in Section 3.10(a)(i).

“Foreign Plan” shall have the meaning set forth in Section 4.11(l).

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence); the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflict; Required Filings and Consents) and Section 4.16 (Brokers; Third Party Expenses); and (b) in the case of the other Parties, the representations and warranties contained in Section 5.1 (Organization and Qualification) (other Section 5.1(d)); Section 5.2 (New Starship, First Merger Sub and Second Merger Sub) (other than the last sentence

Annex A-7

of Section 5.2(a)); Section 5.3 (Capitalization); Section 5.4 (Authority Relative to this Agreement); Section 5.5(a)(i) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities); Section 5.18 (Board Approval; Shareholder Vote) and Section 5.20 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.

“Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned, developed, or currently being developed by or for any of the Group Companies.

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inbound License” shall have the meaning set forth in Section 4.19(a)(xii).

“Incentive Equity Plan” shall have the meaning set forth in Section 7.18(a).

“Incidental Inbound License” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available; and (d) license to Open Source Software.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing. For the avoidance of doubt, neither the principal amount of, nor any interest and/or dividends accrued on, the Series 1 Preferred Stock shall constitute Indebtedness.

“Insider” shall have the meaning set forth in Section 4.21.

“Insurance Policies” shall have the meaning set forth in Section 4.20.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions,

Annex A-8

reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (g) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (h) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intentional Fraud” shall mean with respect to a Party, actual and intentional common law fraud with respect to the representations or warranties contained in this Agreement or in the certificate delivered by such Party pursuant to Section 8.2(d) or Section 8.3(d), as applicable.

“ITA” shall mean the Israel Tax Authority.

“JOBS Act” shall have the meaning set forth in Section 7.16.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company, the individuals listed on Schedule 1.2 of the Company Disclosure Letter; and (b) with respect to any other Party, the individuals listed on Schedule 1.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property that any third party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Lock-Up Agreements” shall have the meaning set forth in the Recitals hereto.

“Lock-Up Signatory” shall have the meaning set forth in the Recitals hereto.

“Material Company Real Property Leases” shall have the meaning set forth in Section 4.19(a)(xii).

“Material Customers” shall have the meaning set forth in Section 4.19(a)(ii).

“Material Suppliers” shall have the meaning set forth in Section 4.19(a)(ii).

“Mergers” shall have the meaning set forth in the Recitals hereto.

Annex A-9

“Minimum Cash Amount” shall mean $325,000,000.

“Money Transmitter Law Approvals” shall have the meaning set forth in Section 4.5(b).

“Money Transmitter Laws” shall mean all Legal Requirements that may be enforced by any Governmental Entity of the United States, Ireland or Gibraltar relating to licensing or registration in connection with (i) the sale or issuance of electronic money, checks, drafts, money orders, travelers checks or other payment instruments, whether or not negotiable, (ii) the provision of payment services, (iii) the transmission of funds by electronic or other means, and/or (iv) the sale or issuance of stored value cards or devices.

“NASDAQ” shall have the meaning set forth in Section 5.12.

“New Starship” shall have the meaning set forth in the Preamble hereto.

“New Starship A&R Bylaws” shall have the meaning set forth in Section 2.6(a).

“New Starship A&R Charter” shall have the meaning set forth in Section 2.6(a).

“New Starship Board” shall have the meaning set forth in Section 3.10(f).

“New Starship Common Stock” shall mean common stock of New Starship, par value $0.01 per share, entitling the holder of each such share to one vote per share.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd); or (c) under a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, as amended.

“Outside Date” shall have the meaning set forth in Section 9.1(b).

“Outstanding Company Equity Securities” shall mean (a) the Company Common Shares outstanding immediately prior to the Starship Effective Time (assuming the conversion of the Company Preferred Shares into Company Common Shares immediately prior to the Starship Effective Time) and (b) the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon (x) exercise in full of all Company Options (whether or not vested or currently exercisable), (y) exercise in full of all Company Warrants and (z) settlement in full of all Company RSUs (whether or not vested).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Party” shall have the meaning set forth in the Preamble hereto.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Cash Consideration” shall mean, subject to the limitations set forth in Section 3.1(b)(iii) an amount equal to the quotient obtained by dividing (i) an amount equal to (x) Available Cash Consideration minus (y) the number of Company Common Shares underlying the aggregate Cashout Vested Company Options multiplied by the Per Share Merger Consideration Value by (ii) the number of Company Common Shares and vested Company RSUs outstanding immediately prior to the Starship Effective Time (assuming the conversion of the Company Preferred Shares into Company Common Shares immediately prior to the Starship Effective Time), but excluding, in the case of this clause (ii), the number of Company Common Shares owned by the Rollover Holders.

Annex A-10

“Per Share Merger Consideration Value” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Exchange Ratio and a Company Optionholder’s Cashout Vested Company Options, (x) subsections (b) and (c) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of March 31, 2021.

“Per Share Stock Consideration” shall mean, subject to the adjustment set forth in Section 3.1(b)(iii), a number of validly issued, fully paid and nonassessable shares of New Starship Common Stock equal to (i)(x) Per Share Merger Consideration Value, minus (y) the Per Share Cash Consideration, divided by (ii) the Reference Price. For the avoidance of doubt, the Per Share Stock Consideration for any Company Common Shares held by a Rollover Holder will be increased to reflect the absence of any Per Share Cash Consideration with respect thereto.

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course; (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“PIPE Investment” shall have the meaning set forth in the Recitals hereto.

“PIPE Investment Amount” shall have the meaning set forth in Section 5.13.

“PIPE Investors” shall have the meaning set forth in Section 5.13.

“Pre-Closing Statement” shall have the meaning set forth in Section 3.9(b).

“Primary Proceeds Amount” shall mean $450,000,000.

“Privacy Laws” shall mean any and all applicable Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Private Placement Warrants” shall have the meaning set forth in Section 5.3(a).

“Privileged Communications” shall have the meaning set forth in Section 11.15.

Annex A-11

“Pro Rata Share” shall mean with respect to each Company Stockholder (including, for purposes of this definition, Company Optionholders and Company Warrantholders and holders of Company RSUs), as of immediately prior to the Starship Effective Time, the proportion of Company Shares held by such Company Stockholder (including the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs) relative to the aggregate of all Company Shares held by all Company Stockholders (including the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs).

“Proxy Clearance Date” shall have the meaning set forth in Section 7.1(a)(i).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Public Warrants” shall have the meaning set forth in Section 5.3(a).

“Reference Date” shall mean January 1, 2018.

“Reference Price” shall mean $10.00.

“Registration Shares” shall have the meaning set forth in Section 7.1(a)(i).

“Registration Statement” shall have the meaning set forth in Section 7.1(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Remaining Vested Company Option” shall mean each Vested Company Option that is not a Cashout Vested Company Option.

“Representatives” shall have the meaning set forth in Section 7.10(a).

“Rollover Holders” shall mean the Company Stockholders set forth on Schedule II hereto who are (or are Affiliated with) a PIPE Investor and agree in writing acceptable to the Company to be treated as Rollover Holders hereunder.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and Venezuela).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 102” shall have the meaning in the definition of Company 102 Equity.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series 1 Preferred Stock” shall mean the shares of preferred stock, par value $0.01 per share, designated as “Series 1 Senior Preferred Stock” of the Company.

Annex A-12

“Significant Company Subsidiary” shall mean each Company Subsidiary other than those that would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X.

“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.

“SPAC” shall have the meaning set forth in the Preamble hereto.

“SPAC Affiliate Arrangements” shall mean those arrangements set forth on Schedule 1.3 of the SPAC Disclosure Letter.

“SPAC Board” shall have the meaning set forth in the Recitals hereto.

“SPAC Business Combination” shall have the meaning set forth in Section 7.10(b).

“SPAC Cash” shall mean an amount equal to (a) the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Stockholder Redemption Payments Amount; plus (b) the proceeds actually paid to SPAC upon consummation of the PIPE Investment.

“SPAC Certificate of Merger” shall have the meaning set forth in Section 2.4(a).

“SPAC Class A Stock” shall have the meaning set forth in Section 5.3(a).

“SPAC Class B Stock” shall have the meaning set forth in Section 5.3(a).

“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(b)(i).

“SPAC D&O Tail” shall have the meaning set forth in Section 7.12(b)(ii).

“SPAC Effective Time” shall have the meaning set forth in Section 2.4(c).

“SPAC Exchange Ratio” shall have the meaning set forth in Section 3.2(b).

“SPAC Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or results of operations of the SPAC, taken as a whole; or (b) the ability of the SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) general economic, regulatory or tax conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the SPAC operates; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; or (ix) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement or (B) taken with the prior written consent of or at the prior written request of New Starship, First Merger Sub, Second Merger Sub or the Company; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely

Annex A-13

affect the business, assets, financial condition or results of operations of the SPAC, taken as a whole, relative to similarly situated companies in the industries in which the SPAC conduct their respective operations, then such impact may be taken into account (unless otherwise excluded) in determining whether a SPAC Material Adverse Effect has occurred.

“SPAC Material Contracts” shall have the meaning set forth in Section 5.11.

“SPAC Merger” shall have the meaning set forth in the Recitals hereto.

“SPAC Merger Consideration” shall have the meaning set forth in Section 3.2(b).

“SPAC Parties” shall mean SPAC, New Starship, Merger Sub 1, Merger Sub 2, and each of their respective Subsidiaries.

“SPAC Preferred Stock” shall have the meaning set forth in Section 5.3(a).

“SPAC Recommendations” shall have the meaning set forth the Recitals hereto.

“SPAC SEC Reports” shall have the meaning set forth in Section 5.7(a).

“SPAC Shares” shall have the meaning set forth in Section 5.3(a).

“SPAC Sponsors” shall mean, collectively, FTAC Olympus Sponsor, LLC, a Delaware limited liability company, and FTAC Olympus Advisors, LLC, a Delaware limited liability company.

“SPAC Stockholder Approval” shall mean the affirmative vote of the holders of at least two-thirds of the SPAC Shares at the Special Meeting, or such other lower standard as may be applicable to a specific SPAC Stockholder Matter, in accordance with the Proxy Statement and the SPAC Governing Documents.

“SPAC Stockholder Matters” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Stockholder Redemption” shall have the meaning set forth in Section 7.1(a)(i).

“SPAC Surviving Sub” shall have the meaning set forth in Section 2.2(a).

“SPAC Transaction Costs” shall mean (a) all fees, costs and expenses incurred by any SPAC Party prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, including any such amounts which are triggered by or become payable as a result of the Closing; (b) all transaction, deal, brokerage, financial advisory or any similar fees payable by the SPAC Parties in connection with the consummation of the Transactions; and (c) all costs, fees and expenses related to the SPAC D&O Tail and any deferred underwriting commissions and placement fees; provided that under no circumstances shall any fees, costs or expenses incurred by any SPAC Party at the request or direction of another Party.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Stock and one-third of one Public Warrant.

“SPAC Voting Agreements” shall have the meaning set forth in the Recitals hereto.

“SPAC Voting Agreement Signatories” shall mean each of the SPAC Sponsors.

“SPAC Warrant” shall have the meaning set forth in Section 5.3(a)(v).

“Sponsor Agreement” shall have the meaning set forth in the Recitals hereto.

“Special Meeting” shall have the meaning set forth in Section 7.1(b).

“Starship Certificate of Merger” shall have the meaning set forth in Section 2.4(a).

“Starship Effective Time” shall have the meaning set forth in Section 2.4(b).

Annex A-14

“Starship Merger” shall have the meaning set forth in the Recitals hereto.

“Starship Surviving Sub” shall have the meaning set forth in Section 2.2(a).

“Starship Surviving Sub Common Share” shall have the meaning set forth in Section 3.2(c).

“Subscription Agreements” shall have the meaning set forth in Section 5.13(a).

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean: (a) any and all federal, state, local and non-US taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a)(or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Return” shall mean any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Trading Day” shall mean any day on which shares of New Starship Common Stock are tradeable on the principal securities exchange or securities market on which shares of New Starship Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the A&R Registration Rights Agreement, Sponsor Agreement, the Subscription Agreements, the Confidentiality Agreement, the New Starship A&R Charter, the New Starship A&R Bylaws and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Bonus Pool” shall have the meaning set forth in Section 7.18(c).

“Transaction Costs” shall mean the Company Transaction Costs plus the SPAC Transaction Costs.

“Transaction Costs Cap” shall mean $95,000,000.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Mergers.

“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” shall have the meaning set forth in Section 5.14(a).

“Trust Agreement” shall have the meaning set forth in Section 5.14(a).

“Trust Termination Letter” shall have the meaning set forth in Section 7.4(c).

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7.

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“U.S. GAAP” shall have the meaning set forth in Section 4.7.

“Unvested Company Option” shall have the meaning set forth in Section 3.3(a).

“Vested Company Option” shall have the meaning set forth in Section 3.3(a).

“Voting Agreements” shall mean the SPAC Voting Agreements and the Company Voting Agreements.

“Voting Agreement Signatories” shall mean, collectively, the Company Voting Agreement Signatories and the SPAC Voting Agreement Signatories.

“Waiving Parties” shall have the meaning set forth in Section 11.15.

“WARN Act” shall have the meaning set forth in Section 4.12(e).

Article II

THE MERGERS

2.1.     SPAC Merger.

(a)     At the SPAC Effective Time, First Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), whereupon the separate corporate existence of First Merger Sub will cease and SPAC will continue its existence under DGCL as the surviving corporation (the “SPAC Surviving Sub”). As a result of the SPAC Merger, the SPAC Surviving Sub will become a wholly owned subsidiary of New Starship.

(b)     From and after the SPAC Effective Time, the SPAC Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of SPAC and First Merger Sub, all as provided under DGCL.

(c)     For federal income tax purposes, it is intended that (i) the Starship Merger, together with the SPAC Merger, will be treated as a contribution of all Company Shares in the Company to New Starship in a transaction governed by Section 351 of the Code and (ii) the Starship Merger and the SPAC Merger will each qualify as a reorganization pursuant to Section 368(a) of the Code.

2.2.     Starship Merger.

(a)     At the Starship Effective Time, Second Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, whereupon the separate corporate existence of Second Merger Sub will cease and the Company will continue its existence as the surviving corporation (the “Starship Surviving Sub” and, together with the SPAC Surviving Sub, the “Surviving Companies”). As a result of the Starship Merger, the Starship Surviving Sub will be a wholly owned subsidiary of New Starship.

(b)     From and after the Starship Effective Time, the Starship Surviving Sub will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Second Merger Sub, all as provided under DGCL.

(c)     For federal income tax purposes, it is intended that (i) the SPAC Merger, together with the Starship Merger, will be treated as a contribution of all SPAC Shares to New Starship in a transaction governed by Section 351 of the Code and (ii) the Starship Merger and the SPAC Merger will each qualify as a reorganization pursuant to Section 368(a) of the Code.

2.3.     Closing. Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Mergers (the “Closing”) will occur by electronic exchange of documents at a time and date to be specified in writing by the Parties which will be no later than five Business Days after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

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2.4.     Effective Times.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Mergers to be consummated by: (i) with respect to the Starship Merger, executing and filing a Certificate of Merger in accordance with the relevant provisions of DGCL, in substantially the form of Exhibit E attached hereto (the “Starship Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as required by, and executed in accordance with the relevant provisions of, DGCL; and (ii) with respect to the SPAC Merger, executing and filing a Certificate of Merger in accordance with the relevant provisions of the DGCL, in substantially the form of Exhibit F attached hereto (the “SPAC Certificate of Merger”), together with any required related certificates, with the Delaware Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

(b)     The Starship Merger will become effective at such time as the Starship Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Starship Certificate of Merger (such time as the Starship Merger becomes effective being the “Starship Effective Time”).

(c)     The SPAC Merger will become effective at such time as the SPAC Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the SPAC Certificate of Merger (such time as the SPAC Merger becomes effective being the “SPAC Effective Time” and, together with the Starship Effective Time, the “Effective Times”).

2.5.     Effect of Mergers. At the Effective Times, the effect of the Mergers will be as provided in this Agreement, the Starship Certificate of Merger, the SPAC Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the applicable Effective Time, all the property, rights, privileges of each of Company and SPAC shall vest in the applicable Surviving Company, and all debts, liabilities, obligations and duties of each of Company and SPAC shall become debts, liabilities, obligations and duties of the applicable Surviving Company.

2.6.     Governing Documents.

(a)     Immediately prior to the Effective Times, (i) the certificate of incorporation of New Starship will be amended and restated in its entirety in the form set forth in Exhibit G hereto (the “New Starship A&R Charter”) until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of New Starship will be amended and restated in their entirety in the form set forth in Exhibit H (the “New Starship A&R Bylaws) hereto, in each case effective as of immediately after the Effective Times, until thereafter changed or amended as provided therein or by applicable law.

(b)     At the SPAC Effective Time, by virtue of the SPAC Merger, the certificate of incorporation and by-laws of SPAC Surviving Sub will be amended and restated to be identical to the certificate of incorporation and by-laws of First Merger Sub (except for the name of such entity) until thereafter supplemented or amended in accordance with their terms and the DGCL.

(c)     At the Starship Effective Time, by virtue of the Starship Merger, (i) the certificate of incorporation of Starship Surviving Sub will be amended and restated in its entirety in the form set forth in Exhibit I hereto, until thereafter changed or amended in accordance with its terms and the DGCL and (ii) the bylaws of Starship Surviving Sub will be amended and restated to be identical to the by-laws of Second Merger Sub (except for the name of such entity) until thereafter supplemented or amended in accordance with its terms and the DGCL.

2.7.     Directors and Officers. From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of SPAC Surviving Sub, the directors and officers of SPAC Surviving Sub shall be the directors and officers of the Company immediately prior to the Effective Times. From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law and the Governing Documents of Starship Surviving Sub, the directors and officers of Starship Surviving Sub shall be the directors and officers of the Company immediately prior to the Effective Times.

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Article III

CLOSING TRANSACTIONS

3.1.     Effect on Company Shares, Series 1 Preferred Stock and Second Merger Sub. At the Starship Effective Time, by virtue of the Starship Merger and without any action on the part of the Company, New Starship, Second Merger Sub or any holders of Company Common Shares, Company Preferred Shares or Series 1 Preferred Stock:

(a)     Cancellation of Certain Company Shares. All Company Shares that are owned by the Company (“Company Treasury Shares”), Second Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Starship Effective Time shall automatically be canceled, and no New Starship Stock or other consideration shall be delivered or deliverable in exchange therefor.

(b)     Conversion of Company Shares. Each Company Common Share issued and outstanding immediately prior to the Starship Effective Time (except for Dissenting Shares, Company Treasury Shares and other shares being cancelled pursuant to Section 3.1(a)), by virtue of the Starship Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the following consideration:

(i)     the Per Share Stock Consideration and the Per Share Cash Consideration; and

(ii)     the right to receive, if the conditions to the issuance thereof are satisfied in accordance with Section 3.20, the applicable Earn-Out Shares following the Closing in accordance with Section 3.10 (the aggregate amounts of consideration allocated pursuant to this Section 3.1(b) and Section 3.3, collectively, the “Company Stockholder Consideration”, the aggregate amount of cash thereof, the “Company Stockholder Cash Consideration” and the aggregate amount of shares of New Starship Common Stock thereof, excluding the Earn-Out Shares, the “Company Stockholder Stock Consideration”).

(iii)     Notwithstanding anything to the contrary contained in this Agreement, to the extent Per Share Cash Consideration exceeds 15% of Per Share Merger Consideration Value (the “Cash Consideration Cap”), Per Share Cash Consideration shall be reduced, and Per Share Stock Consideration shall be increased, in each case, automatically, without any action on the part of any Person, such that Per Share Cash Consideration equals the Cash Consideration Cap.

All of the Company Common Shares converted into the right to receive consideration as described in this Section 3.1(b) shall no longer be outstanding and shall cease to exist, and each holder of Company Common Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.1(b) into which such Company Common Share shall have been converted.

(iv)     Notwithstanding anything to the contrary contained in this Agreement, the Company may agree with each Rollover Holder that, with respect to the Company Shares held by such Rollover Holder, the Company Stockholder Cash Consideration to be paid to such Rollover Holder in respect of such Rollover Holder’s Company Shares shall be reduced to zero, in which case the Per Share Stock Consideration issuable with respect to such Company Common Shares shall be increased to reflect the same.

(c)     Series 1 Preferred Stock. Each share of Series 1 Preferred Stock issued and outstanding immediately prior to the Starship Effective Time shall remain as an issued and outstanding share of Series 1 Preferred Stock of Starship Surviving Sub, and shall be unaffected by the Mergers and which shall, from and after the Starship Effective Time, continue to have and be subject to the same rights, powers and privileges as the issued and outstanding shares of Series 1 Preferred Stock immediately prior to the Starship Effective Time and which, together with the Starship Surviving Sub Common Share, shall constitute the only outstanding capital stock of Starship Surviving Sub.

(d)     Conversion of Second Merger Sub Stock. At the Starship Effective Time, each share of common stock of Second Merger Sub shall be converted into one share of common stock of Starship Surviving Sub (the “Starship Surviving Sub Common Share”), which, together with the Series 1 Preferred Stock, shall constitute the only outstanding capital stock of Starship Surviving Sub.

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3.2.     Effect on SPAC Shares and Warrants, Second Merger Sub and New Starship. At the SPAC Effective Time, by virtue of the SPAC Merger and without any action on the part of the SPAC, New Starship, Second Merger Sub or any holder of any SPAC Shares:

(a)     Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by the SPAC, Second Merger Sub or any wholly owned subsidiary of the SPAC immediately prior to the SPAC Effective Time shall automatically be canceled, and no New Starship Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(b)     Conversion of SPAC Shares. Each SPAC Share issued and outstanding immediately prior to the SPAC Effective Time (except for shares being cancelled pursuant to Section 3.2(a)) shall be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and non-assessable shares of New Starship Common Stock equal to 1.00 (the “SPAC Exchange Ratio”) (such shares referred to collectively as the “SPAC Merger Consideration”). As of the SPAC Effective Time, the SPAC Shares shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such SPAC Shares or SPAC Shares held in book entry form shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 3.2, the SPAC Merger Consideration.

(c)     Conversion of Second Merger Sub Stock. At the SPAC Effective Time, each share of common stock of Second Merger Sub shall be converted into one share of common stock of SPAC Surviving Sub, which shall constitute the only outstanding capital stock of SPAC Surviving Sub.

(d)     Cancellation of New Starship Stock. Each share of New Starship capital stock that is outstanding immediately prior to the SPAC Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e)     Treatment of SPAC Warrants.

(i)     At the SPAC Effective Time, each Public Warrant that is outstanding and unexercised immediately prior to the SPAC Effective Time, whether or not vested, shall be converted into and become a warrant to purchase New Starship Common Stock, and New Starship shall assume each such Public Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants assumed by New Starship shall thereupon be converted into rights with respect to New Starship Common Stock. Accordingly, from and after the SPAC Effective Time: (i) each Public Warrant assumed by New Starship may be exercised solely for shares of New Starship Common Stock; (ii) the number of shares of New Starship Common Stock subject to each Public Warrant assumed by New Starship shall be determined by multiplying (A) the number of SPAC Shares that were subject to such Public Warrant, as in effect immediately prior to the SPAC Effective Time by (B) the SPAC Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of New Starship Common Stock; (iii) the per share exercise price for the New Starship Common Stock issuable upon exercise of each Public Warrant assumed by New Starship shall be determined by dividing (A) the per share exercise price of SPAC Shares subject to such Public Warrant, as in effect immediately prior to the SPAC Effective Time, by (B) the SPAC Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Public Warrant assumed by New Starship shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant, such Public Warrant assumed by New Starship in accordance with this Section 3.2 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to New Starship Common Stock subsequent to the SPAC Effective Time.

(ii)     Notwithstanding anything in this Agreement, effective upon the Closing, any and all Private Placement Warrants held by the SPAC Sponsor and outstanding as of the date hereof will be cancelled and forfeited, and shall cease to exist, effective upon the Closing, and no consideration shall be delivered in exchange therefor.

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3.3.     Treatment of Company Options, Company RSUs and Company Warrants.

(a)     For purposes of this Agreement, the term “Company Option” means each outstanding and unexercised option to purchase Company Common Shares issued pursuant to the Company Stock Plan from the Company, whether or not then vested or fully exercisable (each such vested Company Option, a “Vested Company Option”, and each such unvested Company Option, an “Unvested Company Option”), granted prior to the Starship Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company Optionholder”). At the Starship Effective Time:

(i)     Each Cashout Vested Company Option outstanding immediately prior to the Starship Effective Time will automatically be converted, without any action on the part of any Company Optionholder or beneficiary thereof, into and shall for all purposes represent only the right to receive an amount in cash equal to (A) the number of Company Common Shares underlying the applicable Cashout Vested Company Option multiplied by (B) the excess, if any, of (x) the Per Share Merger Consideration Value over (y) the applicable exercise price (each such Company Optionholder’s “Cashout Vested Company Option Amount”). The Cashout Vested Company Option Amount shall be payable to the Company Optionholder, less required withholdings, on the Company’s first payroll date following the Closing, unless such payment must be delayed in order for such payment to comply with or benefit from any Tax treatment.

(ii)     All of the Unvested Company Options and Remaining Vested Company Options outstanding immediately prior to the Starship Effective Time will, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by New Starship, and each such Unvested Company Option and Remaining Vested Company Option shall be converted into an option to purchase shares of New Starship Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Unvested Company Option or Remaining Vested Company Options, as applicable, immediately before the Starship Effective Time (including vesting, expiration date and exercise provisions), except that: (i) each Converted Option shall be exercisable for that number of shares of New Starship Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of Company Common Shares subject to the Unvested Company Option or Remaining Vested Company Option, as applicable, immediately before the Starship Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of New Starship Common Stock issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per Company Common Share of such Unvested Company Option or Remaining Vested Company Option, as applicable, immediately before the Starship Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of New Starship Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Unvested Company Option or Remaining Vested Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of New Starship Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b)     For purposes of this Agreement, the term “Company RSU” means each outstanding restricted unit of Company Common Shares issued pursuant to the Company Stock Plan, whether or not then vested, granted prior to the Starship Effective Time to any current or former employee, officer, director or other service provider of the Group Companies (each such individual or Person, a “Company RSU Holder”). At the Starship Effective Time, (i) each vested Company RSU that is outstanding immediately prior to the Starship Effective Time and that has not as of such time been settled in Company Common Shares will, automatically and without any action on the part of the Company RSU Holder or beneficiary thereof, be cancelled and automatically deemed for all purposes to represent only the right of such Company RSU Holder or beneficiary thereof to receive the Per Share Stock Consideration, the Per Share Cash Consideration and the right to receive, if the conditions to the issuance thereof are satisfied in accordance with Section 3.20, the applicable Earn-Out Shares following the Closing in accordance with Section 3.10, in respect of each Company Common Share underlying such vested Company RSU, with the Per Share Stock Consideration to be delivered to the Company RSU Holder in a manner consistent with the applicable award agreement, and (ii) each unvested Company RSU that is outstanding immediately prior to the Starship Effective Time will, automatically and without any action on the part of any Company RSU Holder or beneficiary thereof, be assumed by New Starship, and each such Company RSU shall be converted into a restricted unit of New Starship Common Stock (each, a “Converted RSU”). Each Converted RSU shall continue to have and be subject to substantially the

Annex A-20

same terms and conditions as were applicable to such Company RSU immediately before the Starship Effective Time (including vesting provisions), except that each Converted RSU shall cover that number of shares of New Starship Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Common Shares subject to the Company RSU immediately before the Starship Effective Time multiplied by (ii) the Exchange Ratio.

(c)     Prior to the Starship Effective Time, the Company shall deliver to each Company Optionholder and Company RSU Holder a notice setting forth the effect of the Mergers (including the Starship Merger) on such Company Optionholder’s Company Options and such Company RSU Holder’s Company RSUs, respectively, and describing the treatment of such Company Options and Company RSUs in accordance with this Section 3.3.

(d)     Prior to the Starship Effective Time, the Company shall take all necessary or appropriate actions to: (i) effectuate the provisions of this Article III; and (ii) ensure that after the Effective Times (including the Starship Effective Time), neither any holder of Company Options or Company RSUs, any beneficiary thereof, nor any other participant in the Company Stock Plan shall have any right thereunder to acquire any securities of Company or New Starship or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plan, except as provided in this Article III. At the Starship Effective Time, New Starship shall assume the Company Stock Plan, provided that all references to “Company” in the Company Stock Plan and the documents governing the Converted Options and Converted RSUs after the Effective Times (including the Starship Effective Time) will be deemed references to New Starship and the number of shares of New Starship Common Stock available for awards under the Company Stock Plan shall be determined by adjusting the number of Company Common Shares available for awards under the Company Stock Plan immediately before the Starship Effective Time in accordance with the Company Option Exchange Ratio and the Company RSU Exchange Ratio, respectively; provided, that any shares of New Starship Common Stock available for awards under the Company Stock Plan as the Effective Time shall not be available for future awards under either the Company Stock Plan or the Incentive Equity Plan following the Effective Time.

(e)     New Starship will (i) reserve for issuance the number of shares of New Starship Common Stock that will become subject to the Converted Options and Converted RSUs and (ii) issue or cause to be issued the appropriate number of shares of New Starship Common Stock, upon the exercise of the Converted Options and the settlement of Company RSUs. As soon as practicable following the Closing, New Starship will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of New Starship Common Stock necessary to fulfill New Starship’s obligations under this Section 3.2(e)(ii). The Company and its counsel shall reasonably cooperate with and assist New Starship in the preparation of such registration statement.

(f)     The term “Company Warrant” means each unexercised warrant to purchase Company Shares from the Company held by any Person, whether or not then vested or fully exercisable, granted prior to the Starship Effective Time (each such Person, a “Company Warrantholder” and collectively, the “Company Warrantholders”).

(g)     At the Starship Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Starship Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Starship Effective Time, unless it is otherwise agreed in writing between the Company and the applicable Warrantholder for such Warrantholder’s Company Warrant to be cancelled in exchange for the right to receive its proportionate share of the Per Share Merger Consideration, shall be converted into a warrant (a “New Starship Replacement Warrant”) to acquire shares of New Starship Common Stock, and New Starship shall assume each such Company Warrant, in accordance with the terms of the agreements underlying such Company Warrant. As of the Starship Effective Time, all Company Warrants shall no longer be outstanding and each holder of New Starship Replacement Warrants shall cease to have any rights with respect to such Company Warrants except as set forth in this Section 3.3(g). New Starship shall take all necessary or appropriate actions to effectuate this Section 3.3(g), including providing any notices to the Company Warrantholders required under the terms of the agreement underlying such Company Warrants in connection with this Agreement and the Transactions.

3.4.     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.1, Company Shares issued and outstanding immediately prior to the Starship Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails

Annex A-21

to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Shares) shall not be converted into a right to receive a portion of the Company Stockholder Consideration, but instead shall entitle the holder thereof only to such rights as may be granted under Section 262 of the DGCL; provided, however, that if, after the Starship Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the Starship Effective Time into the right to receive the portion of the Company Stockholder Consideration, if any, to which such holder is entitled pursuant to Section 3.1, without interest thereon. The Company shall provide SPAC prompt written notice of any demands received by the Company for appraisal of Company Shares, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to Company prior to the Starship Effective Time pursuant to the DGCL that relates to such demand, and SPAC shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of SPAC, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

3.5.     Exchange Procedures.

(a)     Following the date hereof and prior to the Effective Times, New Starship shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in connection with the Mergers; provided, however, that New Starship shall afford the Company opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept the Company’s reasonable comments thereto. Promptly after the appointment of the Exchange Agent, New Starship shall cause the Exchange Agent to mail to each holder of record of Outstanding Company Equity Securities entitled to receive Company Stockholder Consideration pursuant to this Article III, at the Company’s sole cost and expense, a letter of transmittal, in a form and substance reasonably acceptable to the Company and SPAC, which shall include a lock-up agreement substantially similar to the Lock-Up Agreements (a “Letter of Transmittal”), and instructions for use in effecting, among other things, the surrender of the certificates evidencing Company Shares, in physical or electronic form, as the case may be (the “Certificates”), in exchange for the applicable portion of Company Stockholder Cash Consideration payable to such holder. The Exchange Agent shall: (i) at or promptly following the Effective Times, issue to each holder of record of Outstanding Company Equity Securities entitled to receive Company Stockholder Cash Consideration pursuant to this Article III that, at least three Business Days prior to the Closing Date, has delivered a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, the applicable portion of the Company Stockholder Cash Consideration with respect to such Outstanding Company Equity Securities and all Certificates (if applicable) shall forthwith be canceled; and (ii) following the Effective Times, with respect to any holder of record of Outstanding Company Equity Securities entitled to receive Company Stockholder Cash Consideration pursuant to this Article III that did not receive Company Stockholder Cash Consideration pursuant to clause (i), no later than three Business Days after receipt of a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, issue to the holder of such Outstanding Company Equity Securities the applicable portion of the Company Stockholder Cash Consideration with respect to such Outstanding Company Equity Securities and all Certificates (if applicable) shall forthwith be canceled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Company Stockholder Cash Consideration payable to a holder of Outstanding Company Equity Securities. Until so surrendered, each outstanding Certificate that prior to the Effective Times represented Company Shares (other than Dissenting Shares, Company Treasury Shares and Company Shares canceled pursuant to this Article III) shall be deemed from and after the Effective Times, for all purposes, to evidence the right to receive the applicable portion of the Company Stockholder Cash Consideration. If after the Effective Times, any Certificate is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this pursuant to this Article III.

(b)     Notwithstanding the above, the entire consideration payable pursuant to this Agreement to an Electing Holder shall be transferred by the Exchange Agent on the Closing Date, the First Release Date and the Second Release Date, as applicable, to a trustee appointed and approved under the 104H Tax Ruling (the “104H Trustee”), to the extent required by the 104H Tax Ruling for the benefit of the Electing Holder, and shall be held (if required) and released (or otherwise treated) by said trustee to such Electing Holder in accordance with the requirements of the 104H Tax Ruling and the Ordinance. New Starship and SPAC shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in

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the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling. Upon the obtaining of the 104H Tax Ruling, the Company, SPAC, New Starship and the Exchange Agent and each Electing Holder shall furnish to the ITA a customary approval letter of the terms of such ruling.

(c)     Notwithstanding the above, the entire consideration payable pursuant to this agreement with respect to Company 102 Equity, shall be transferred by the Exchange Agent on the Closing Date, the First Release Date and the Second Release Date, to the 102 Trustee, and shall be held by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the 102 Tax Ruling, if obtained, and shall be released by the 102 Trustee in accordance with the terms and conditions of Section 102 of the Ordinance and the 102 Tax Ruling, if obtained.

(d)     If any portion of the Company Stockholder Cash Consideration is to be paid to a Person (other than the 102 Trustee or the 104H Trustee) other than the Person in whose name a surrendered Certificate (or other Outstanding Company Equity Securities) is registered, it shall be a condition to such payment that (i) such Certificate (or other Outstanding Company Equity Securities) shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate (or other Outstanding Company Equity Securities) or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)     Any Company Stockholder Cash Consideration held by the Exchange Agent remaining unclaimed by the holder of Outstanding Company Equity Securities three years after the Effective Times (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of New Starship free and clear of any claims or interest of any Person previously entitled thereto.

(f)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of Company Stockholder Cash Consideration to be paid in respect of the Company Shares formerly represented by such Certificate in accordance with this Agreement.

(g)     SPAC shall deliver or cause to be delivered to the Exchange Agent the Company Stockholder Cash Consideration by wire transfer of immediately available funds to the bank account of the Exchange Agent specified by the Exchange Agent in writing.

3.6.     Issuance of the Closing Number of Securities.

(a)     At the Closing, New Starship shall issue to each Company Stockholder that has complied with the procedures described in Section 3.5, the number of shares of New Starship Common Stock to which each Company Stockholder is entitled in respect of its Company Shares pursuant to Section 3.1(b).

(b)     Notwithstanding anything in this Agreement, no fraction of a share of New Starship Common Stock will be issued by virtue of the Starship Merger, and the Persons who would otherwise be entitled to a fraction of a share of New Starship Common Stock (after aggregating all fractional shares of New Starship Common Stock that otherwise would be received by such Person) shall receive from New Starship, in lieu of such fractional share: (i) one share of New Starship Common Stock if the aggregate amount of fractional shares of New Starship Common Stock such Person would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of New Starship Common Stock if the aggregate amount of fractional shares of New Starship Common Stock such Person would otherwise be entitled to is less than 0.50.

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(c)     The number of shares of New Starship Common Stock that each Person is entitled to receive as a result of the Starship Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into New Starship Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to New Starship Common Stock occurring on or after the date hereof and prior to the Closing.

3.7.     Payments to the Company Balance Sheet. At the Closing, SPAC or New Starship shall pay, by wire transfer of immediately available funds (a) to the Exchange Agent, an amount in cash equal to the aggregate amount of the Per Share Cash Consideration in respect of all Company Shares and (b) to the Company, the remaining amount of SPAC Cash after giving effect to the payment contemplated by the foregoing clause (a).

3.8.     SPAC Financing Certificate. Not later than four Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Stockholder Redemptions; (b) the estimated amount of SPAC Cash and SPAC Transaction Costs as of the Closing; and (c) the number of shares of SPAC Class A Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemptions and the issuance of shares of SPAC Class A Stock pursuant to the Subscription Agreements and the terms of this Agreement and the Sponsor Agreement. The Company shall be entitled to rely in all respects on the Financing Certificate.

3.9.     Closing Calculations.

(a)     The SPAC shall deliver to the Company, no later than five Business Days prior to the Closing Date, a statement (the “Equity Value Statement”) setting forth the SPAC’s good faith estimate of the SPAC Transaction Costs, together with: (x) instructions that list the bank accounts designated to facilitate payment by the Company of the SPAC Transaction Costs; (y) reasonable relevant supporting documentation used by the SPAC in calculating such amounts, including with respect to the SPAC Transaction Costs; and (z) a certificate of the Chief Financial Officer of the SPAC certifying that the estimates set forth in the Equity Value Statement have been prepared in accordance with this Agreement. The Company and its Representatives shall have a reasonable opportunity to review and to discuss with SPAC and its Representatives the documentation provided pursuant to this Section 3.9(a) and any relevant books and records. SPAC and its Representatives shall reasonably assist the Company and its Representatives in its review of the documentation and shall consider in good faith the Company’s comments to the Equity Value Statement, and if any adjustments are made to the Equity Value Statement prior to the Closing, such adjusted Equity Value Statement shall thereafter become the Equity Value Statement for all purposes of this Agreement. The Equity Value Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. The Company will be entitled to rely in all respects upon the Equity Value Statement.

(b)     The Company shall deliver to SPAC, no later than three Business Days prior to the Closing Date, a schedule reflecting the amount, if any, of Available Cash that the Company elects, in its sole discretion, will be paid to the balance sheet of New Starship at the Closing (such amount, the “Additional Primary Proceeds Amount”), the calculation of the Company Stockholder Consideration, based upon the amounts contained in the SPAC Financing Certificate and the Equity Value Statement (the “Closing Payments Schedule” and, together with the Equity Value Statement, the “Pre-Closing Statement”), the allocation of the Company Stockholder Consideration among the Company Stockholders, together with a certificate of the Chief Financial Officer of the Company certifying that the amounts set forth in the Closing Payments Schedule have been prepared in accordance with this Agreement and the Company’s Governing Documents. SPAC and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the documentation provided pursuant to this Section 3.9(b) and any relevant books and records of the Company and its Subsidiaries. The Company and its Representatives shall reasonably assist SPAC and its Representatives in its review of the documentation and shall consider in good faith SPAC’s comments to the Pre-Closing Statement, and if any adjustments are made to the Pre-Closing Statement prior to the Closing (with the Company’s prior written consent), such adjusted Pre-Closing Statement shall thereafter become the Pre-Closing Statement for all purposes of this Agreement. The Pre-Closing Statement and the determinations contained therein shall be prepared in accordance with the applicable definitions contained in this Agreement. New Starship, SPAC, First Merger Sub and Second Merger Sub will be entitled to rely in all respects upon the Closing Payments Schedule.

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3.10.     Earn-Out Shares.

(a)     If the conditions set forth in this Section 3.10 are satisfied, New Starship shall issue to the holders of Outstanding Company Equity Securities as of immediately prior to the Effective Time, in accordance with their Pro Rata Share, a total of up to 30,000,000 newly issued shares of New Starship Common Stock (such New Starship Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, the “Earn-Out Shares”), as follows:

(i)     if at any time during the 30 months following the Closing Date (the end of such period, the “First Release Date”) the closing share price of the New Starship Common Stock is greater than or equal to $15.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued; and

(ii)     if at any time during the 60 months following the Closing Date (the end of such period, the “Second Release Date”) the closing share price of the New Starship Common Stock is greater than or equal to $17.00 over any 20 Trading Days within any 30 Trading Day period, one-half of the Earn-Out Shares shall be issued (in addition to any Earn-Out Shares issued pursuant to Section 3.10(a)(i)).

(b)     The New Starship Common Stock price targets in Sections 3.10(a)(i) and (a)(ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Starship Common Stock after the Effective Times.

(c)     In the event of the satisfaction of the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date or the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date, as soon as practicable (but in any event within five Business Days) after such satisfaction, New Starship shall issue such Earn-Out Shares to the holders entitled thereto as a result thereof (for the avoidance of doubt, for all purposes hereunder, such holders shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the threshold set forth in Section 3.10(a)(i) or the threshold set forth in Section 3.10(a)(ii), notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction).

(d)     In the event of the failure of the satisfaction of the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date, or the failure of the satisfaction of the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date, the right and entitlement herein to the portion of the Earn-Out Shares that is the subject of the applicable threshold shall be forfeited by the holders of Company Shares as of the Closing.

(e)     Following the Closing, including during the 60 months following the Closing Date, New Starship and its Subsidiaries, including the Group Companies, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met, and none of the holders of Company Shares as of the Closing will have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.

(f)     If, during the 60 months following the Closing Date, (i) there is a transaction that results in the shares of New Starship Common Stock being converted into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of New Starship (the “New Starship Board”) in good faith) in excess of the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date (each as equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Starship Common Stock after the date of this Agreement) (an “Acceleration Event”), then the Earn-Out Shares subject to the applicable threshold shall be issued to the holders of Company Shares as of the Closing effective as of immediately prior to the consummation of such transaction, or otherwise treated as so issued in connection therewith, so as to ensure that the recipients of such Earn-Out Shares shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction, and (ii) there is a transaction that will result in the shares of New Starship Common Stock being converted into the right to receive cash or other consideration having a value

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(in the case of any non-cash consideration, provided in the definitive transactions documents for such transaction, or if not so provided, as determined by the Board of Directors of the New Starship in good faith) less than the threshold set forth in Section 3.10(a)(i) on or prior to the First Release Date, or the threshold set forth in Section 3.10(a)(ii) on or prior to the Second Release Date, (each as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Starship Common Stock after the date of this Agreement), then the Earn-Out Shares that remain subject to the applicable threshold shall be forfeited.

(g)     The Company Stockholders are intended third party beneficiaries of this Section 3.10, and shall be entitled to enforce the same by action of the Company Stockholders who together received at least 20% of the Company Stockholder Consideration.

(h)     Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, to the extent any Company Warrantholder is entitled to Earnout Shares pursuant to this Section 3.10, such Earnout Shares shall only become payable to such Company Warrantholder in connection with the exercise of such Company Warrant, if and when exercised, in accordance with its terms.

3.11.     Tax Treatment of Domestication and the Mergers.

(a)     The Parties shall not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to (i) prevent the Domestication from qualifying as a reorganization pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) prevent the Mergers, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (iii) other than actions contemplated by or occurring in connection with this Agreement, prevent the Starship Merger or the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and Treasury Regulations thereunder.

(b)     For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the treatment of (i) the Domestication as a reorganization pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Mergers, taken together, as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law), (iii) the Starship Merger as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law) and (iv) the SPAC Merger as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law), unless based on the advice of any such Party’s tax advisers such Party determines that such treatment is not appropriate, and, in each case, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

3.12.     Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Exchange Agent, 102 Trustee, 104H Trustee, SPAC, the Company, and New Starship, and their respective Affiliates, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. If any deduction or withholding is so required in connection with any such payments (other than compensatory payments to employees of the Group Companies), Exchange Agent, SPAC or New Starship, as applicable, shall provide written notice to the Company of the amounts to be deducted and withheld no later than ten Business Days prior to such payment. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable Form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity in accordance with applicable Legal Requirements, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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3.13.     Taking of Necessary Action; Further Action. If, at any time after the Effective Times, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Starship Surviving Sub following the Starship Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Second Merger Sub, and to vest the SPAC Surviving Sub following the SPAC Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and the First Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of the Company and Second Merger Sub, on the one hand, and SPAC and First Merger Sub, on the other hand, and New Starship, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC, New Starship, First Merger Sub and Second Merger Sub that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date.

4.1.     Organization and Qualification. The Company (a) is a corporation duly formed, validly existing and in good standing under the applicable Legal Requirements of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (b), as would not be expected to be material to the Group Companies, taken as a whole. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of the Company’s Governing Documents in any material respect.

4.2.     Company Subsidiaries.

(a)     The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)     Each Company Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Significant Company Subsidiary, as amended and currently in effect, have been made available to SPAC. No Company Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

(c)     All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been

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issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d)     There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

4.3.     Capitalization of the Company.

(a)     Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized capital stock of the Company, (ii) the number, class and series of Company Shares owned by each holder of Company Shares, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Company Options, including the number of Company Common Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the extent to which such Company Option is vested and exercisable and the date on which such Company Option expires, and (iv) a list of all holders of outstanding Company RSUs, including the number of Company Common Shares subject to each such Company RSU, the grant date, the extent to which such Company RSU is vested and the date on which such Company RSU expires and (v) a list of all holders of outstanding Company Warrants, including the number of Company Shares subject to each such Company Warrant, the grant date, and exercise price for such Company Warrant, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires. Each Company Option was granted in accordance with the Company Stock Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Option. Each Company Option qualifies for the tax and accounting treatment afforded to such Company Option in Company’s Tax Returns and Company’s Financial Statements, respectively, and does not trigger any liability for the Company Optionholder under Section 409A of the Code. The Company has provided or made available to SPAC (or SPAC’s Representatives) true and complete copies of each of the standard form of option and RSU agreement and any stock option or RSU agreements that materially differ from such respective standard forms.

(b)     Except for currently outstanding Company Options and Company RSUs which have been granted to employees, consultants or directors pursuant to the Company Stock Plan, a reservation of Company Common Shares for direct issuances or purchase upon settlement of Company RSUs under the Company Stock Plan or upon exercise of Company Options under the Company Stock Plan, the Company Warrants or as disclosed on Section 4.3(b) of the Company Disclosure Letter, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Company Common Shares.

(c)     All issued and outstanding Company Shares are, and all Company Shares which may be issued pursuant to the exercise of Company Options, Company Warrants or the settlement of Company RSUs, when issued in accordance with the terms of the Company Options and the Company Warrants and the Company RSUs, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable and (ii) not subject to any preemptive rights created by statute, Company Governing Documents or any agreement to which the Company is a party. All issued and outstanding Company Shares, Company Options, Company RSUs and Company Warrants were issued in compliance with applicable Legal Requirements.

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(d)     No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.

(e)     All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f)     To the Company’s Knowledge, the Company is not subject to Section 2115 of the California Corporations Code based on the addresses of the Stockholders of the Company as listed on the books and records of the Company, as of the date hereof.

(g)     Except as set forth in the Company’s Governing Documents in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(h)     Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(i)     No Group Company has any Indebtedness. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

4.4.     Authority Relative to this Agreement. Subject to the receipt of the Company Stockholder Approval, the Company has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Starship Merger). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Starship Merger) have been duly and validly authorized by all requisite action on the part of the Company (including the approval by its board of directors and, following receipt of the approval of the stockholders of the Company as required by the DGCL, the stockholders of the Company), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5.     No Conflict; Required Filings and Consents.

(a)     Assuming receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate the Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings, notices or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Company Material Contracts, except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

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(b)     The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Starship Certificate of Merger in accordance with the DGCL; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the filing of any notifications required under the HSR Act, the filings required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; (iv) any approvals, waivers and consents under Money Transmitter Laws (the “Money Transmitter Law Approvals”); (v) the consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Company Disclosure Letter; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

4.6.     Compliance; Approvals. Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written or, to the Knowledge of the Company, oral notice, of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date. Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects. Each Approval held by the Group Companies is valid, binding and in full force and effect, in all material respects. None of the Group Companies (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

4.7.     Financial Statements. The Company has made available to New Starship true and complete copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2019, 2018 and 2017, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the fiscal years then ended (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Company as of September 30, 2020, and statements of income (loss), changes in shareholders’ equity and cash flows of the Company for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (w) present fairly, in all material respects, the financial position of the Company and its subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material to the Group Companies, taken as a whole) and the absence of footnotes); (x) were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes); and (y) were prepared from the books and records of the Group Companies.

(b)     The Company has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that accounts, notes and other receivables are recorded accurately. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of the Group Companies.

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(c)     There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

4.8.     No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of the Company’s business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction; and (d) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.

4.9.     Absence of Certain Changes or Events. Except as contemplated by this Agreement, since September 30, 2020 through the date of this Agreement, each of the Group Companies has conducted its business in the ordinary course of business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken or agreed upon by any of the Group Companies that would be prohibited by Sections 6.1(c), 6.1(l), 6.1(o) and 6.1(p) (and to the extent related to the foregoing clauses, Section 6.1(q)), if such action were taken on or after the date hereof without the consent of SPAC.

4.10.     Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is: (a) no pending or, to the Knowledge of the Company, threatened Legal Proceeding, or to the Knowledge of the Company, any investigation, against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such, and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding or, to the Knowledge of the Company, investigation, by any Group Company against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) no Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

4.11.     Employee Benefit Plans.

(a)     Schedule 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Employee Benefit Plan, that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan. The Group Companies have, to the extent permitted by applicable Legal Requirements, provided SPAC with a copy of any employment agreement or offer letter with a current employee with annual base cash compensation in excess of $250,000.

(b)     Each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements. No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan.

(c)     Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. To the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.

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(d)     No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)     None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(f)     With respect to any Employee Benefit Plan no material actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened in writing against any Employee Benefit Plan or against any fiduciary thereof with respect thereto. No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Legal Requirements.

(g)     All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Benefit Plans have been timely made or accrued in all material respects.

(h)     Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its subsidiaries or under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(i)     Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(j)     The Company maintains no obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k)     To the Knowledge of the Company, each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

(l)     With respect to each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”), and (i) each such Foreign Plan is in material compliance with the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no material pending investigations by any Governmental Entity involving such Foreign Plan, and no material pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (iii) except as would not result in material Liability to the Company, all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such

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Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (v) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole; and (vi) the consummation of the transactions contemplated by this Agreement will not by itself be reasonably expected to create or otherwise result in any material liability with respect to such Foreign Plan.

4.12.     Labor Matters.

(a)     No Group Company is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to current or former employees of any Group Company. No employees of the Group Companies are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, with the National Labor Relations Board or other labor relations tribunal, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened in writing by any labor organization, work council or group of employees.

(b)     Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company.

(c)     To the Knowledge of the Company, no Company officer has given written notice to any Group Company of any intent to terminate his or her employment with the Company in connection with the consummation of the Transactions. The Group Companies are in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals, in each case except as would not be material to the Group Companies taken as a whole.

(d)     To the Knowledge of the Company, no written notice or written complaint from or on behalf of any current or former employee of, or other individual who provided services to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer or director of any Group Company.

(e)     Except as disclosed on Schedule 4.14(e) of the Company Disclosure Letter, since the Reference Date, there have been no material complaints, charges, investigations, claims or other Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened that would be brought or filed, with any Governmental Entity based on, arising out of, or in connection with any labor and employment Legal Requirement, or employment practice of any Group Company. Since the Reference Date, no Group Company has received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate a material investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”), collective bargaining, immigration and work eligibility, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation and COVID-19 protocols, guidance and regulations.

(f)     There has been no “mass layoff”, “plant closing” or other similar event under the WARN Act with respect to any Group Company since the Reference Date, and the transactions contemplated herein will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act. None of the Group Companies has implemented any layoffs or furloughs due to COVID-19.

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(g)     No Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole. All amounts that the Group Companies are legally required to withhold from their employees’ wages and to pay to any Governmental Entity as required by Applicable Legal Requirements have been withheld and paid, and the Group Companies do not have any outstanding obligations to make any such withholding or payment, other than (i) with respect to an open payroll period or (ii) as would not result in material liability to the Group Companies, taken as whole.

(h)     Except as would not result in material liability to any Group Company, each Person who has provided or is providing services to any Group Company in the United States and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. None of the Group Companies has any material liability or obligation under any applicable Legal Requirement or Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

(i)     All current employees of the Group Companies primarily employed in the United States are employed “at will”.

4.13.     Real Property; Tangible Property.

(a)     No Group Company currently owns any real property or has in the past three years owned any real property.

(b)     Each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date hereof as a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties to which it is a party as of the date hereof, including all amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect as of the date hereof, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. The Company has made available to New Starship true, correct and complete copies of all Material Company Real Property Leases (as defined below). No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, except for such breaches or defaults as would not individually or in the aggregate reasonably be expected to be material to the Group Companies taken as a whole. The Company Leased Properties are suitable to allow the businesses of the Group Companies to be operated as currently conducted in all material respects. To the Knowledge of the Company, (i) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (ii) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. As of the date of this Agreement, to the Knowledge of the Company, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Schedule 4.13(b) of the Company Disclosure Letter contains a true and correct list of all Material Company Real Property Leases. No Person other than the Group Companies has the right to use the Company Leased Properties, except as subleased by the respective Group Company to a sub-lessee.

(c)     Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any Company Real Property Lease; and (iii) the Liens specifically identified on the Schedule 4.13(c) of the Company Disclosure Letter. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate

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and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put, in each case, in all material respects.

4.14.     Taxes.

(a)     All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)     Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c)     No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any) against the any Group Company which has not been paid or resolved.

(d)     No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.

(e)     There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f)     Each Group Company has no liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.

(g)     No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); or (iii) has, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.

(h)     No Group Company: (i) has consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)     To the Knowledge of the Company, no Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j)     To the Knowledge of the Company, each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k)     All material related party transactions involving any Group Company are in material compliance with the arm’s length standards of applicable Tax Legal Requirements.

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(l)     No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(m)     No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the Company’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements or (vi) an election under 108(i) of the Code.

(n)     No Group Company has been or will be required to include any amount in income after the Closing by reason of Section 965(a) of the Code, or has made an election described in Section 965(h) of the Code.

(o)     Since the Reference Date, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)     The Company (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder, (ii) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) other than actions contemplated by or occurring in connection with this Agreement, has not taken any action to prevent the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder.

4.15.     Environmental Matters.

(a)     Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(i)     The Group Companies are, and have been for the past three years, in compliance with all Environmental Laws;

(ii)     Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws. To the Knowledge of the Company, no conditions currently exist with respect to Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws; and

(iii)     No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated permits, approvals, authorizations, consents, licenses or certificates required by all applicable Environmental Laws, and there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company.

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(b)     The Group Companies have made available to New Starship copies of all environmental assessments, if any, (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies that are in the possession of the Group Companies.

4.16.     Brokers; Third Party Expenses. The Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.

4.17.     Intellectual Property.

(a)     Schedule 4.17(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”). All of the Company Registered Intellectual Property is subsisting, all of the Company Registered Intellectual Property is valid (except for any pending applications included therein, which are, to the Knowledge of the Company, valid), and to the Knowledge of the Company, all Company Registered Intellectual Property is enforceable in all material respects. To the Knowledge of the Company, all material Owned Intellectual Property incorporated in or embodied by the Group Company Software is valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.

(b)     The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all material Owned Intellectual Property and has a license, sublicense or otherwise possesses valid rights to use all other material Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted in all material respects (it being understood that this Section 4.17(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(c)     To the Knowledge of the Company, since the Reference Date, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property, and no such claims have been made in writing against any third party by any of the Group Companies since the Reference Date.

(d)     There is no action pending or, to the Knowledge of the Company, threatened against any of the Group Companies, and the Company has not received since the Reference Date any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company, none of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.

(e)     No past or present director, officer, employee, consultant or independent contractor of any of the Group Companies has any ownership or other rights in any material Owned Intellectual Property (other than the right to use such material Owned Intellectual Property in the performance of their activities for the Group Companies). Each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any material Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i) except as would not,

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individually or in the aggregate, be material to the Group Companies, agreed to hold all confidential and/or proprietary information of such Group Company (or of another Person and held by such Group Company under an obligation to maintain the secrecy and confidentiality of such information) in confidence both during and for certain periods after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby; and (iii) agreed to waive all moral rights such Person may have in any such material work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the Trade Secrets of such Group Company under any such agreement.

(f)     Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such Group Company under an obligation to maintain the secrecy and confidentiality of such Trade Secrets). No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed by one of the Group Companies, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, in each case, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no uncured breach by any employee or Person under any such agreement.

(g)     No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any material Owned Intellectual Property was performing services for a Governmental Entity or any university, college, research institute or other educational institution related to the Group Companies’ businesses during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies.

(h)     Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. No source code for any material Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to confidentiality obligations to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any material Group Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any material Group Company Software to any other Person (other than New Starship or SPAC), including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby. To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Group Company Software, or (ii) enable or assist any Person to access without authorization, any Group Company Software, except for access disclosed in the documentation of such Group Company Software.

(i)     The Company or one of its Subsidiaries owns, or has a valid right to access and use, all computer systems, including Software, firmware, hardware, peripherals, networks, interfaces, platforms and related systems, databases, websites and equipment, used by any Group Company to process, store, maintain and operate data, information and functions that are material and used in connection with the businesses of the Group Companies as currently conducted (collectively, the “Company IT Systems”). The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted in all material respects. Since the Reference Date, except as would not, individually or in the aggregate, be material to the Group Companies, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies. To the Knowledge of the

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Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that could (i) materially disrupt or materially and adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems.

(j)     Except as would not, individually or in the aggregate, be material to the Group Companies, none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software developed, licensed, distributed, used or otherwise exploited by any of the Group Companies in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of any proprietary Group Company source code or that would otherwise transfer the rights of ownership in any Owned Intellectual Property of any of the Group Companies to any Person. The Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(k)     To the Knowledge of the Company, except as would not, individually or in the aggregate, be material to the Group Companies, the execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than New Starship, SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

4.18.     Privacy.

(a)     Except as would not, individually or in the aggregate, be material to the Group Companies, each of the Group Companies, and, to the Knowledge of the Company, any Person acting for or on behalf of any of the Group Companies have since the Reference Date (in the case of any such Person, during the time such Person was acting for or on behalf of such Group Company and as applicable to such Group Company) complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Except as would not, individually or in the aggregate, be material to the Group Companies, none of the Group Companies have, since the Reference Date, (A) received any written notice of any requests (including from individuals exercising their rights under Privacy Laws) or claims of (including written notice from third parties acting on its or their behalves), nor have any of the Group Companies been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities.

(b)     Each of the Group Companies has, as applicable, since the Reference Date, implemented and maintained appropriate and commercially reasonable safeguards, which safeguards are consistent with practices in the industry in which the applicable Group Company operates, to protect Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c)     To the Knowledge of the Company, since the Reference Date, (i) there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information since the Reference Date. Each of the Group Companies has implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans to safeguard the data and Personal Information in its possession or control.

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4.19.     Agreements, Contracts and Commitments.

(a)     Schedule 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date hereof:

(i)     any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $3,400,000 per annum;

(ii)     (x) any Contract with the top 20 customers of the Group Companies (the “Material Customers”) as determined by revenue and/or by strategic value and (y) top 20 banking suppliers and distributors and payment processors of the Group Companies by transfer or processing volume, as applicable (the “Material Suppliers”) (all, other than purchase or service orders accepted, confirmed or entered into in the ordinary course of business), in each case during the 12-month period ended on December 31, 2020;

(iii)     any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(iv)     any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(v)     any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vi)     any Contract for or relating to any borrowing of money by or from the Company in excess of $3,400,000, including the Existing Credit Agreement (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among any of the Group Companies);

(vii)     any employment or management Contract providing for annual payments in excess of $250,000;

(viii)     any Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any exclusive or preferred right to sell or distribute any product or service of any of the Group Companies;

(ix)     any obligation to register any Company Shares or other securities of the Group Companies with any Governmental Entity (other than ordinary course requirements of foreign applicable Legal Requirements related to the recording with an applicable Governmental Entity of the ownership of non-U.S. Group Companies);

(x)     any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $3,400,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);

(xi)     any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xii)     any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $700,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) (the “Material Company Real Property Leases”);

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(xiii)     any material Contract under which any of the Group Companies: (A) licenses Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) licenses Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and

(xiv)     any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.

(b)     Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

4.20.     Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect. The coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

4.21.     Interested Party Transactions. (a) No officer or director of the Company or any of their respective immediate family members, or to the Knowledge of the Company, any employee, officer, director or manager of the Group Companies or any of their respective immediate family members, is indebted to the Group Companies for borrowed money, nor are any of the Group Companies indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, and (b) to the Knowledge of the Company, no officer, director, employee, manager or holder of equity or derivative securities of the Group Companies (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, a counterparty to (or controls a counterparty to) any material Contract with any of the Group Companies, in each case, other than: (i) for payment of salary, bonuses and other compensation for services rendered; (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies; (iii) for other employee benefits made generally available to similarly situated Persons; or (iv) related to any such Person’s ownership of Company Shares or other securities of the Group Companies or such Person’s employment or consulting arrangements with the Group Companies.

4.22.     Information Supplied. The information relating to the Group Companies to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will not, on the date of filing thereof or the date that it is first mailed to the SPAC stockholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by New Starship, SPAC or any of their respective Representatives for inclusion in the Registration Statement or the Proxy Statement or any projections or forecasts included therein.

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4.23.     Anti-Bribery; Anti-Corruption. Since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

4.24.     International Trade; Sanctions.

(a)     Since the Reference Date, the Group Companies, the Group Companies’ respective directors, officers, Affiliates and, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws.

(b)     None of the Group Companies or any of the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf is or has been since the Reference Date, a Sanctioned Person. Since the Reference Date, the Group Companies and the Group Companies’ respective directors, officers, Affiliates or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance

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with any Sanctions. Since the Reference Date, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers,, Affiliates, or, to the Knowledge of the Company, any of the Group Companies’ respective employees or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.

4.25.     Customers and Suppliers. Since January 1, 2020 through the date hereof, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in breach of or default under any Contract with any Material Customer or Material Supplier in any material respect or that any such Material Customer or Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

4.26.     Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC, NEW STARSHIP, FIRST MERGER SUB OR SECOND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.26, CLAIMS AGAINST SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

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Article V

REPRESENTATIONS AND WARRANTIES OF SPAC, NEW STARSHIP,
FIRST MERGER SUB AND SECOND MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company that each statement contained in this Article V (other than each statement contained in Section 5.2 and Section 5.21 to the extent the statements in Section 5.21 are applicable to the New Starship, First Merger Sub or Second Merger Sub) is true and correct as of the date hereof and as of the Closing Date. Except as set forth in the SPAC Disclosure Letter, each of New Starship, First Merger Sub and Second Merger represent and warrant to the Company, severally but not jointly, that each statement contained in Section 5.2 and Section 5.21 (to the extent the statements in Section 5.21 are applicable to the New Starship, First Merger Sub or Second Merger Sub) is true and correct as of the date hereof and as of the Closing Date.

5.1.     Organization and Qualification.

(a)     SPAC is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and, as of immediately prior to the Closing, will be a company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware.

(b)     SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to SPAC or have a SPAC Material Adverse Effect.

(c)     SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d)     SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the SPAC or have a SPAC Material Adverse Effect.

5.2.     New Starship, First Merger Sub and Second Merger Sub.

(a)     Each of New Starship, First Merger Sub and Second Merger Sub is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of the State of Delaware and, as of immediately prior to the Closing, will be a company duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of New Starship, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to New Starship, First Merger Sub and Second Merger Sub, taken as a whole or have a SPAC Material Adverse Effect. None of New Starship, First Merger Sub or Second Merger Sub are in violation of any of the provisions of their respective Governing Documents in any material respect. Each of New Starship, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to New Starship, First Merger Sub and Second Merger Sub, taken as a whole or have a SPAC Material Adverse Effect.

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(b)     New Starship has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than First Merger Sub and Second Merger Sub. Neither New Starship, First Merger Sub nor Second Merger Sub has any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. New Starship, First Merger Sub and Second Merger Sub are entities that have been formed solely for the purpose of engaging in the Transactions.

(c)     All outstanding shares of capital stock of First Merger Sub and Second Merger Sub are owned by New Starship, or a direct or indirect wholly-owned Subsidiary of New Starship, free and clear of all Liens (other than Permitted Liens).

(d)     Each of New Starship, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by New Starship, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by New Starship, First Merger Sub and Second Merger Sub of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of each of New Starship, First Merger Sub and Second Merger Sub, and no other proceedings on the part of New Starship, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by New Starship, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitute the legal and binding obligations of New Starship, First Merger Sub and Second Merger Sub (as applicable), enforceable against New Starship, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.3.     Capitalization.

(a)     As of the date of this Agreement: (i) 5,000,000 preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Stock”) are authorized, and no such shares are issued and outstanding; (ii) 500,000,000 shares of Class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Stock”), are authorized and 77,644,376 shares are issued and outstanding; (iii) 50,000,000 shares of Class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Stock” and, together with the SPAC Preferred Stock and the SPAC Class A Stock, the “SPAC Shares”), are authorized and 19,411,094 shares are issued and outstanding; (iv) 723,333 warrants to purchase one share of SPAC Class A Stock (the “Private Placement Warrants”) are outstanding; and (v) 25,158,125 warrants to purchase one share of SPAC Class A Stock (the “Public Warrants” and, collectively with the Private Placement Warrants, the “SPAC Warrants”) are outstanding. All outstanding SPAC Class A Stock and SPAC Class B Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. All outstanding SPAC Class A Stock and SPAC Class B Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Upon the closing of the transactions contemplated by the Subscription Agreements, New Starship has committed to issue 30,000,000 shares of New Starship Common Stock to the PIPE Investors.

(b)     Except for the SPAC Warrants, SPAC Class A Stock and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares of capital stock or other interest or participation in, or any security convertible or

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exercisable for or exchangeable into, SPAC Shares or any other shares of capital stock or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c)     Except as set forth in the SPAC Governing Documents or the Current Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

5.4.     Authority Relative to this Agreement. Each SPAC Party has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Mergers). The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by each SPAC Party of the Transactions (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of such SPAC Party, and no other proceedings on the part of such Person are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than approval of the SPAC Stockholder Matters. This Agreement and the other Transaction Agreements to which each SPAC Party is a party have been duly and validly executed and delivered by such SPAC Party and, assuming the due authorization, execution and delivery hereof and thereof by the Company, constitute the legal and binding obligations of such SPAC Party enforceable against it in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5.     No Conflict; Required Filings and Consents.

(a)     Subject to the approval by the stockholders of the SPAC Stockholder Matters, neither the execution, delivery nor performance by any SPAC Party of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such SPAC Party pursuant to, any Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

(b)     The execution and delivery by each SPAC Party of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the SPAC Certificate of Merger and Starship Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which such SPAC Party is qualified to do business; (iii) for the filing of any notifications required under the HSR Act, the filings required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder; (iv) any Money Transmitter Laws Approvals; (v) for the consents, approvals, authorizations and permits described in Schedule 5.5(b) of the SPAC Disclosure Letter; and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a SPAC Material Adverse Effect.

5.6.     Compliance; Approvals. Since its incorporation or organization, as applicable, each SPAC Party has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any

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Governmental Entity with respect to any SPAC Party has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by any SPAC Party. Each SPAC Party is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to such SPAC Party. Each Approval held by each SPAC Party is valid, binding and in full force and effect in all material respects. No SPAC Party: (a) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to be material to a SPAC Party.

5.7.     SPAC SEC Reports and Financial Statements.

(a)     SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of New Starship) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.

(b)     The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.

5.8.     Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the incorporation of the SPAC, there has not been: (a) any SPAC Material Adverse Effect; or (b) any action taken or agreed upon by SPAC that would be prohibited by Section 7.2 if such action were taken on or after the date hereof without the consent of the Company.

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5.9.     Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the SPAC Parties, taken as a whole, there is: (a) no pending or, to the Knowledge of any SPAC Party, threatened Legal Proceeding against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit or examination by any Governmental Entity against any SPAC Party or any of its properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such, and, to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit or examination; (c) no pending or threatened Legal Proceeding by any SPAC Party against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on any SPAC Party; and (e) no Order imposed or, to the Knowledge of SPAC, threatened in writing to be imposed upon any SPAC Party or any of its respective properties or assets, or any of the directors, managers or officers of any SPAC Party with regard to their actions as such.

5.10.     Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

5.11.     SPAC Material Contracts.

(a)     Schedule 5.11 of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which SPAC is party (the “SPAC Material Contracts”), other than any such SPAC Material Contract that is listed as an exhibit to SPAC’s Registration Statement on Form S-1 (File No, 333-241831).

(b)     True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company or its Representatives. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the SPAC Parties and, to the knowledge of the SPAC Parties, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the SPAC Parties, are enforceable by the SPAC Parties to the extent a party thereto in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, and (ii) none of the SPAC Parties or, to the knowledge of the SPAC Parties, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.

5.12.     SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “FTOCU”. The SPAC Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FTOC”. The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “FTOCW”. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Stock or SPAC Warrants or to terminate the listing of SPAC on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Stock or SPAC Warrants under the Exchange Act.

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5.13.     PIPE Investment Amount.

(a)     New Starship has delivered to the Company true, correct and complete copies of each subscription agreement (including any amendments, side letters or other supplements thereto, the “Subscription Agreements”) entered into by the applicable investors named therein (collectively, with any permitted assignees or transferees, the “PIPE Investors”), SPAC and New Starship, pursuant to which the PIPE Investors have committed to provide the PIPE Investment.

(b)     Pursuant to, and on the terms and subject to the conditions of the Subscription Agreements, the PIPE Investors have agreed to purchase shares of New Starship Common Stock for an aggregate purchase price of $300,000,000 (the “PIPE Investment Amount”). The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable SPAC and New Starship to pay all cash amounts required to be paid by SPAC and New Starship pursuant to this Agreement prior to or at Closing. The Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC or New Starship. Each Subscription Agreement is a legal, valid and binding obligation of SPAC and New Starship and, to SPAC’s Knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Other than as expressly contemplated by or referred to in the Subscription Agreements, there are no other agreements, side letters or arrangements between SPAC, New Starship and/or any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to New Starship the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to New Starship, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC or New Starship under any material term or condition of any Subscription Agreement and, as of the date hereof, neither SPAC nor New Starship has any reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to New Starship the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

5.14.     Trust Account.

(a)     As of June 30, 2020, SPAC had $755,000,000 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of August 25, 2020, by and between SPAC and Continental Stock Transfer and Trust Company (“Continental Trust”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)     The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than stockholders of SPAC holding SPAC Shares sold in New Starship’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds

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held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

5.15.     Taxes.

(a)     All material Tax Returns required to be filed by or on behalf of any SPAC Party have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by any SPAC Party (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP.

(b)     Each SPAC Party has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax and withheld and paid all material amounts of Taxes required to have been withheld and paid to the appropriate Governmental Entity.

(c)     No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any) against any SPAC Party which has not been paid or resolved.

(d)     No material Tax audit or other examination of any SPAC Party by any Governmental Entity is presently in progress, nor has any SPAC Party been notified in writing of (nor to the Knowledge of SPAC is there any) any request or threat for such an audit or other examination.

(e)     There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f)     No SPAC Party has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the SPAC Parties in the ordinary course of business.

(g)     SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes); and (iii) has not, since the Reference Date, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(h)     SPAC has not: (i) consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.

(i)     To the Knowledge of SPAC, SPAC does not have, and has not ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization, in each case where it is required to file a material income Tax Return and does not file such a Tax Return.

(j)     To the Knowledge of SPAC, SPAC is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, in each case in all material respects, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k)     All material related party transactions involving SPAC are in material compliance with the arm’s length standards of applicable Tax Legal Requirements.

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(l)     SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(m)     SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; (iv) to the SPAC’s Knowledge, any intercompany transaction described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local Legal Requirements); (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements; or (vi) an election under Section 108(i) of the Code.

(n)     SPAC has not been, and will not be, required to include any amount in income after the Closing by reason of Section 965(a) of the Code, and has not made an election described in Section 965(h) of the Code.

(o)     Since the Reference Date, no claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)     SPAC (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder, (ii) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder, and (iii) other than actions contemplated by or occurring in connection with this Agreement, has not taken any action to prevent the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder.

5.16.     Information Supplied. The information relating to the SPAC Parties to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement will not, on the date of filing thereof or the date it is first mailed to SPAC stockholders, as applicable, or at the time of the Special Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the Registration Statement and the Proxy Statement or any projections or forecasts to be included therein.

5.17.     Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee. SPAC does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

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5.18.     Board Approval; Stockholder Vote. The board of directors of SPAC (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of the stockholders of SPAC. Other than the approval of the SPAC Stockholder Matters, no other corporate proceedings on the part of SPAC or any other SPAC Party are necessary to approve the consummation of the Transactions.

5.19.     Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between any SPAC Party, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

5.20.     Brokers. SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.21.     Disclaimer of Other Warranties. SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB EACH HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC, NEW STARSHIP, FIRST MERGER SUB, SECOND MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING OTHER THAN IN THE TRANSACTION AGREEMENTS. EACH OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. EACH OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF SPAC, NEW STARSHIP, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION

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AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.21, CLAIMS AGAINST ANY GROUP COMPANY OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1.     Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall, and shall cause each of the Company Subsidiaries to, other than as a result of or in connection with COVID-19, carry on its business in the ordinary course and in accordance with applicable Legal Requirements, except: (x) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (y) as expressly contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including the other Transaction Agreements) or as required by applicable Legal Requirements or as a result of or in connection with a COVID-19 Measure, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a)     except in the ordinary course of business or as otherwise required by any existing Employee Benefit Plan or applicable Legal Requirements: (i) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or independent contractor, except for (A) individual increases of not more than 5% in the base salary or wage rate of any current employee who has annual base compensation of less than $250,000 in the ordinary course of business and (B) the payment of annual bonuses and other short-term incentive compensation in the ordinary course of business (including with respect to the determination of the achievement of any applicable performance objectives, whether qualitative or quantitative); (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor, other than the payment of severance in the ordinary course of business; (iii) enter into, materially amend (other than immaterial amendments) or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Employee Benefit Plan or otherwise; (v) grant any equity or equity-based compensation awards other than in the ordinary course of business; or (vi) hire or terminate any employee whose annual base compensation is $250,000 or more, other than terminations for cause;

(b)     (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; or (ii) extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies, other than, in each of clauses (i) through (ii), in the ordinary course of business; provided, that in no event shall the Company license on an exclusive basis or sell its ownership interest in any material Owned Intellectual Property;

(c)     except for transactions solely among the Company and the Company Subsidiaries: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or otherwise, or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company (other than repurchases, redemptions or other acquisitions of equity interests from directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement

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or modified after the date of this Agreement in accordance with this Agreement); or (iii) grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, capital stock or any other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company (other than any grants, issuances or sales made to directors, officers or employees in accordance with the terms of any equity incentive plan or such Person’s employment, grant or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement);

(d)     amend its Governing Documents other than to provide for grants of equity or equity-based compensation awards to directors and employees in the ordinary course of business;

(e)     except in the ordinary course of business: (i) merge, consolidate or combine the Company with a third party; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing a majority of the equity interest in or all or substantially all of the assets of, or by any other manner, any third-party business or corporation, partnership, association or other business organization or division thereof;

(f)     voluntarily dispose of or amend any Company Real Property Lease other than in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate;

(g)     other than with respect to the Company Real Property Leases and Intellectual Property, voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than in the ordinary course of business or pursuant to Contracts existing on the date hereof;

(h)     (i) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies and other than advances for business expenses and loans or advances to customers and suppliers in the ordinary course of business; (ii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness incurred after the date hereof in excess of $10,000,000 other than guarantees of any Indebtedness of any Subsidiaries or guarantees by the Company Subsidiaries of the Indebtedness of the Company; (iii) except in the ordinary course of business, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (iv) cancel or forgive any Indebtedness owed to any of the Group Companies other than ordinary course compromises of amounts owed to the Group Companies by their respective customers;

(i)     compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $5,000,000 or more, or that imposes any material non-monetary obligations on a Group Company (excluding, for the avoidance of doubt, confidentiality, non-disparagement or other similar obligations incidental thereto);

(j)     (i) except in the ordinary course of business or as would not reasonably be expected to be material to the Group Companies, individually or in the aggregate: (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract, had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract (other than assignments by the applicable Group Company to any other Group Company); or (ii) modify or amend any material term under the Existing Credit Agreement or terminate the Existing Credit Agreement or any commitments thereunder;

(k)     except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements (including to obtain compliance with PCAOB auditing standards), make any material change in accounting methods, principles or practices;

(l)     (i) make, change or revoke any material Tax election; or (ii) change (or request to change) any material method of accounting for Tax purposes;

(m)     authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

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(n)     subject to Section 6.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, stockholders or other Affiliates (other than Group Companies), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions, (ii) reimbursement for reasonable expenses incurred in connection with any of the Group Companies, (iii) Employee Benefit Plans and (iv) employment arrangements entered into in the ordinary course;

(o)     engage in any material new line of business;

(p)     take any action or fail to take any action that would reasonably be expected to (i) prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (ii) prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder; or

(q)     agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through Section 6.1(q).

6.2.     Conduct of Business by SPAC, New Starship, First Merger Sub and Second Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the SPAC Effective Time, SPAC and New Starship shall, and New Starship shall cause each of its Subsidiaries to, carry on its business in the ordinary course, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld, conditioned or delayed); or (b) as expressly contemplated by this Agreement (including as contemplated by the PIPE Investment and the Domestication) or set forth in Section 6.2 of the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as set forth in Section 6.2 of the SPAC Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, neither SPAC nor New Starship shall, and New Starship shall cause its Subsidiaries not to, do any of the following:

(a)     declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b)     purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, New Starship or any of New Starship’s Subsidiaries;

(c)     except as expressly required by the Subscription Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d)     amend its Governing Documents;

(e)     (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)     (i) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and stockholders in order to meet its

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reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g)     except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h)     (i) make, change or revoke any material Tax election; or (ii) change (or request to change) any method of accounting for Tax purposes;

(i)     take any action or fail to take any action that would reasonably be expected to (i) prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (ii) prevent the Starship Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder;

(j)     create any Liens on any material property or material assets of SPAC, New Starship, First Merger Sub or Second Merger Sub;

(k)     liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC, New Starship, First Merger Sub or Second Merger Sub;

(l)     commence, settle or compromise any Legal Proceeding material to SPAC, New Starship, First Merger Sub or Second Merger Sub or their respective properties or assets;

(m)     engage in any material new line of business;

(n)     modify or amend the Trust Agreement or Subscription Agreements or enter into or amend any other agreement related to the Trust Account or the PIPE Investment; or

(o)     agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2 through Section 6.2(n).

6.3.     Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an e-mail from the Company to one or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company for all purposes under Section 6.1 and (b) an e-mail from SPAC to one or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC for all purposes under Section 6.2. If, within two Business Days of delivery by the Company of a valid request pursuant to the foregoing clause (a), SPAC fails to respond, then SPAC shall be deemed to have provided a valid consent for all purposes under Section 6.1. If, within two Business Days of delivery by SPAC of a valid request pursuant to the foregoing clause (b), the Company fails to respond, then the Company shall be deemed to have provided a valid consent for all purposes under Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1.     Proxy Statement; Special Meeting; Company Stockholder Approval.

(a)     Proxy Statement.

(i)     As promptly as practicable following the execution and delivery of this Agreement, SPAC shall cause New Starship to, in accordance with this Section 7.1(a), prepare and file (A) a registration statement (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement of New Starship, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”), for the purposes of (I) registering under the Securities Act the New Starship Common Stock to be issued in connection with the transactions contemplated hereby (including the Earn-Out Shares) (together, the “Registration Shares”), (II) providing SPAC’s stockholders with notice of the opportunity to redeem shares of SPAC Class A Stock (the “SPAC Stockholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Stock to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions;

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(2) the issuance of shares of New Starship Common Stock in connection with Article II; and (3) any other proposals the Parties deem necessary or desirable to consummate the Transactions and the Domestication (collectively, the “SPAC Stockholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC’s stockholders at the Special Meeting. The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. SPAC shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of SPAC, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(ii)     Prior to filing with the SEC, SPAC will cause New Starship to make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the Transactions, both preliminary and final, and any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. New Starship shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). New Starship will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the effectiveness of the Registration Statement; (C) the filing of any supplement or amendment to the Registration Statement; (D) the issuance of any stop order by the SEC; (E) any request by the SEC for amendment of the Registration Statement; (F) any comments from the SEC relating to the Registration Statement and responses thereto; and (G) requests by the SEC for additional information relating to the Registration Statement. New Starship shall promptly respond to any SEC comments on the Registration Statement and shall use commercially reasonable efforts to have the Registration Statement cleared by the SEC under the Securities Act as promptly as practicable; provided that prior to responding to any requests or comments from the SEC, New Starship will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(iii)     If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, New Starship shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Company, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform New Starship of such information, event or circumstance.

(iv)     New Starship or SPAC, as applicable, shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide New Starship with all information in its possession concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by New Starship for inclusion in the Registration Statement. The Company shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to New Starship and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.

(b)     SPAC shall, as promptly as practicable following the Proxy Clearance Date, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of SPAC’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Stockholder Matters, which meeting shall be held not more than 25 Business Days after the date on which SPAC mails the Proxy Statement to its stockholders. SPAC shall use commercially reasonable efforts to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the

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purpose of seeking the approval of the SPAC Stockholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Recommendation (a “Change in Recommendation”); provided, however, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to SPAC’s stockholders under applicable Legal Requirements. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to SPAC’s stockholders and for such supplement or amendment to be promptly disseminated to New Starship’s stockholders prior to the Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Class A Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from SPAC’s stockholders if SPAC reasonably expects the SPAC Stockholder Redemption Payments would cause the condition in Section 8.2(f) to not be satisfied at the Closing; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c)     Company Stockholder Approval. Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from Company Stockholders holding at least the number of Company Shares required to constitute the Company Stockholder Approval, duly executed and delivered Company Voting Agreements.

7.2.     Certain Regulatory Matters.

(a)     (i) As promptly as practicable, and in any event within ten Business Days after the date of this Agreement, New Starship and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and (ii) as promptly as practicable following the date of this Agreement, the Parties shall make any other required filings under other applicable Antitrust Laws or other applicable Legal Requirements in connection with the Transactions (other than Money Transmitter Law Approvals). The Parties shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission and U.S. Department of Justice or other Governmental Entity in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, each Party shall: (A) promptly inform the others of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements)

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and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b)     Within one day after the date of this Agreement, the Parties shall (i) prepare and file the notification required of it under Money Transmitter Laws in connection with the Transactions and (ii) as promptly as practicable following the date of this Agreement, the Parties shall make any other required filings under applicable Money Transmitter Laws. Each of the Parties acknowledges that it is not possible to specifically identify all applications, notices, petitions and filings that will be required to be made with Governmental Entities, and all Money Transmitter Law Approvals that will be required to be obtained from Governmental Entities, in each case, in connection with the Transactions under Money Transmitter Laws until the Parties have made certain inquiries of Governmental Entities, and each Party hereby agrees to fully cooperate with the other Parties in timely making such inquires and timely making, seeking and/or obtaining all Money Transmitter Law Approvals that are mutually determined by the Parties in good faith to be so required. In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Parties will use commercially reasonable efforts to make all inquiries and take all other actions as are necessary to specifically determine what Money Transmitter Law Approvals are required in connection with the Transactions. Each of the Parties shall promptly prepare and file all necessary documentation to effect or obtain all such Money Transmitter Law Approvals. Each of the Parties will (i) furnish to the other parties and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under any Legal Requirements, and (ii) keep the other Parties apprised on a current basis of the status of such Money Transmitter Law Approvals (including by promptly advising the other Parties upon receiving any communication from any Governmental Entity with respect to such Money Transmitter Law Approvals). The Parties will use their commercially reasonable efforts to resolve favorably any review or consideration of the regulatory aspects of the transactions contemplated hereby by any Governmental Entity with jurisdiction over the enforcement of any Money Transmitter Law governing the Company’s operations.

(c)     Except for any filing fees required in connection with Money Transmitter Law Approvals, which shall be borne 100% by the Company, any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act and applicable Antitrust Laws shall be borne 50% by SPAC and 50% by the Company.

7.3.     Other Filings; Press Release.

(a)     As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.

(b)     Promptly after the execution of this Agreement, SPAC and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c)     SPAC shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, SPAC and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, SPAC shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, SPAC shall file the Closing Form 8-K with the SEC.

7.4.     Confidentiality; Communications Plan; Access to Information.

(a)     The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence

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any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or SPAC, New Starship, First Merger Sub or Second Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC, New Starship, First Merger Sub or Second Merger Sub (in the case of the Company) or the Company (in the case of SPAC, New Starship, First Merger Sub or Second Merger Sub).

(b)     SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case, other than, in the case of the Company, routine disclosures to Governmental Entities made by the Company in the ordinary course of business, the disclosing Party first shall allow such other Parties to review, to the extent reasonably practicable, such public announcement or public communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, it being understood that any communications regarding Money Transmitter Approvals will be subject only to clause (v) of this Section 7.4(b); (ii) in the case of the Company, SPAC, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) in the case of the Group Companies, (x) internal announcements to employees of the Group Companies or (y) communications to banks, customers or suppliers of the Group Companies as the Company determines to be reasonably appropriate (such determination to be made by the Company in good faith); (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.3 or this Section 7.4(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, including any Money Transmitter Approvals; provided that, for the avoidance of doubt, this sentence shall not limit communications by any Group Company or any of its Affiliates that are not widely disseminated.

(c)     The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC. Notwithstanding anything to the contrary, the Parties shall not be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege or, (ii) violate any Contract to which such Party is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in clauses (i) and (ii).

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7.5.     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and Money Transmitter Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 4.5(b) of the Company Disclosure Letter; (d) the termination of each agreement set forth on Schedule 7.4(c)(d) of the Company Disclosure Letter; (e) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (f) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to Continental Trust substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”). Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

7.6.     No SPAC Securities Transactions. Neither the Company nor any of its Subsidiaries will, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers and directors to comply with the foregoing requirement.

7.7.     No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Stockholder Redemption), or for Intentional Fraud in the making of the representations and warranties in Article V; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

7.8.     Disclosure of Certain Matters. Each of SPAC, New Starship, First Merger Sub, Second Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition of which it obtains Knowledge that: (i) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied; (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

7.9.     Securities Listing. New Starship shall, and SPAC will use commercially reasonable efforts to cause New Starship to, cause the Registration Shares issued in connection with the Transactions to be approved for listing on the NASDAQ (or other public stock market or exchange in the United States as may be agreed by the Company and SPAC) at Closing.

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7.10.     No Solicitation.

(a)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its stockholders, employees, agents, officers, directors, managers, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than New Starship and its agents, representatives, advisors) concerning any merger, consolidation, sale of a substantial portion of the ownership interests and/or assets of the Company, recapitalization of the Company or similar transaction involving the Company (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. The Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b)     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause the SPAC Sponsors not to, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of or by SPAC, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c)     Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission. Notwithstanding anything to the contrary, any Party may respond to any unsolicited proposal regarding a Company Business Combination or SPAC Business Combination by stating only that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination or SPAC Business Combination, as applicable.

7.11.     Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the Trust Termination Letter; and (ii) shall use commercially reasonable efforts to cause Continental Trust to, and Continental Trust shall thereupon be obligated to, distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to stockholders who properly elect to have their SPAC Class A Stock redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or other tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any transaction costs of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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7.12.     Director and Officer Matters.

(a)     Group Companies.

(i)     New Starship agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators (a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years following the Closing Date, New Starship shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and New Starship shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii)     Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) or alternatively an annual ongoing directors’ and officers’ liability insurance, in each case, in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement or as commercially practicable under market conditions at such time. The Company D&O Tail shall be maintained for the six-year period following the Closing. New Starship shall, and shall cause the Starship Surviving Sub to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(a)(ii).

(iii)     The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New Starship and the Group Companies under this Section 7.12(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party. The provisions of this Section 7.12(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(a).

(iv)     If New Starship or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New Starship or such Group Company, as applicable, assume the obligations set forth in this Section 7.12(a).

(b)     SPAC.

(i)     New Starship agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, New Starship shall cause SPAC to maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date, and New Starship shall, and shall cause SPAC to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

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(ii)     Prior to the Closing, the SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. New Starship shall, and shall cause the Second Surviving Sub to, maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b)(ii).

(iii)     The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of New Starship and SPAC under this Section 7.12(b) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 7.12(b) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12(b).

(iv)     If New Starship or, after the Closing, SPAC, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of New Starship or SPAC, as applicable, assume the obligations set forth in this Section 7.12(b).

7.13.     Tax Matters.

(a)     Transfer Taxes. Notwithstanding anything in Section 7.13(a) to the contrary, transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by New Starship. Unless otherwise required by applicable law, New Starship shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC and New Starship shall reasonably cooperate with respect thereto as necessary).

(b)     FIRPTA Matters. On the Closing Date, each of the Company and SPAC shall provide New Starship with a certificate on behalf of the Company and SPAC, respectively, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company or SPAC, respectively, is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, that, notwithstanding anything to the contrary, in the event the Company or SPAC fails to deliver such certificate, the transaction shall nonetheless be able to close and New Starship shall be entitled to make a proper withholding of Tax to the extent required by applicable Legal Requirements.

7.14.     Subscription Agreements. SPAC shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). SPAC shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that SPAC or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the

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applicable PIPE Investors to pay to (or as directed by) SPAC the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing (if all conditions set forth in the applicable Subscription Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and other than conditions that SPAC or any of its Affiliates control the satisfaction of)). Without limiting the generality of the foregoing, SPAC shall give the Company, prompt (and, in any event within three Business Days) written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to SPAC; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (C) if SPAC does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors contemplated by the Subscription Agreements.

7.15.     Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

7.16.     Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.17.     Board of Directors.

(a)     Each Party will take all actions necessary to cause the New Starship Board, immediately after the Effective Time: to consist of no fewer than seven and up to nine directors, as determined by the Company, of which (i) one director will be the Chief Executive Officer of New Starship (appointed after giving effect to Section 7.17(b)), (ii) two directors will be non-executives of New Starship designated by the Company (in consultation with SPAC), including at least one female director, and (iii) the remaining directors will be the non-executive directors of the Company as of the date hereof. Prior to the mailing of the Proxy Statement, SPAC shall provide executed resignation letters (effective as of the Effective Time) for all officers and members of the board of directors; provided, however, the parties acknowledge that so long as New Starship remains a public reporting company, the New Starship Board will continue to satisfy applicable securities laws, including maintaining an independent audit committee, and the designations by Company hereunder will allow New Starship to comply with such applicable Legal Requirements. Each member of the New Starship Board will enter into an indemnification agreement with New Starship, on a form to be determined by the Company, within fifteen days of their appointment.

(b)     New Starship will appoint the individuals designated by the Company as the officers of New Starship as of the Effective Time.

7.18.     Incentive Equity Plan; Employee Stock Purchase Plan; Management Transaction Pool.

(a)     As soon as practicable following the Closing Date, New Starship shall approve and adopt an incentive equity plan to hire and incentivize its and its Subsidiaries’ directors, managers, executives and other employees with a total pool of awards of New Starship Common Stock not exceeding 10% of the aggregate number of the sum of (i) shares of New Starship Common Stock outstanding at Closing and (ii) the maximum number of Earn-Out Shares issuable pursuant to Section 3.10(a) hereof, with an annual “evergreen” increase of not more than 4% of the shares of New Starship Common Stock outstanding as of the day prior to such increases, in the form set forth as Exhibit J (the “Incentive Equity Plan”). As soon as practicable following the Closing, New Starship shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the New Starship Common Stock issuable under the Incentive Equity Plan.

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(b)     As soon as practicable following the Closing Date, New Starship shall approve and adopt an employee stock purchase plan, that provides for grant of purchase rights with respect to New Starship Common Stock to employees of New Starship and its Subsidiaries, with a total pool of shares of New Starship Common Stock not exceeding 2% of the aggregate number of the sum of (i) shares of New Starship Common Stock outstanding at Closing and (ii) the maximum number of Earn-Out Shares issuable pursuant to Section 3.10(a) hereof, with an annual “evergreen” increase of not more than 1% of the shares of New Starship Common Stock outstanding as of the day prior to such increases, in the form set forth as Exhibit K (the “ESPP”).

(c)     Prior to the Closing Date, New Starship shall approve and adopt a management bonus plan (the “Transaction Bonus Pool”), to be effective as of and conditioned upon the occurrence of the Mergers and the Effective Times, providing for a pool consisting of 1,000,000 shares of New Starship Common Stock, with such shares to be allocated by the Company, in consultation with SPAC, to executives and management of New Starship.

7.19.     Company Financial Statements. From the date hereof until the Proxy Clearance Date, the Company will furnish to SPAC unaudited consolidated balance sheets of the Company, and statements of income (loss) and cash flows of the Company, for each quarterly period completed after the date hereof no later than 45 days following the end of each such quarterly period, which interim financial statements will be suitable for inclusion in the Proxy Statement or Registration Statement and prepared, in all material respects, in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except in each case as described in the notes thereto and for the absence of footnotes) and on that basis will present fairly, in all material respects, the financial position of the Company as of the respective dates thereof, and the results of their operations and changes in cash flows for the periods then ended

7.20.     Transaction Costs Cap. The Company and SPAC each agree to use their respective commercially reasonable efforts to keep the aggregate amount of Transactions Costs below the Transaction Costs Cap, it being understood that the foregoing should not be deemed violated in respect of any Transaction Costs incurred by a Party in good faith. The Company agrees to notify SPAC, and SPAC agrees to notify the Company, as promptly as practicable after it obtains actual knowledge of any expenditure or commitment incurred by such Party that would reasonably be expected to result in such Party incurring Transaction Costs materially in excess of the Transaction Costs Cap, and shall use commercially reasonable efforts to keep the other Party fully informed of such events.

7.21.     PCAOB. Promptly following the date of this Agreement, the Company shall use commercially reasonable efforts to obtain from PriceWaterhouseCoopers PCAOB compliant audited financials for the Company’s fiscal years ending December 31, 2020, December 31, 2019 and December 31, 2018 that satisfy filing requirements for the SEC, and to prepare such financial statements for other periods as contemplated by the rules of the SEC.

7.22.     Domestication. On or prior to the Closing Date, but after the SPAC Stockholder Redemption, SPAC will consummate the Domestication.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1.     Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)     At the Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval shall have been obtained.

(b)     SPAC shall have at least $5,000,001 of net tangible assets following the exercise by the holders of SPAC Class A Stock issued in SPAC’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their SPAC Class A Stock held by them into a pro rata share of the Trust Account in accordance with SPAC’s Governing Documents.

(c)     (i) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, (ii) the Money Transmitter Law Approvals shall have been received in each jurisdiction (A) where a Governmental Entity, in response to the notification provided pursuant to Section 7.2(b), affirmatively acknowledges that a Money Transmitter Law Approval is required to effect the Mergers and other

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Transactions contemplated herein or (B) where the Company otherwise determines in good faith that a Monetary Transmitter Law Approval is required to effect the Mergers and the other Transactions Contemplated herein, and (iii) the Parties will have received or have been deemed to have received all other necessary pre-Closing authorizations, consents, clearances, waivers and approvals of the Governmental Entities set forth on Schedule 8.1(c) to this Agreement in connection with the execution, delivery and performance of this Agreement and the Transactions (or any applicable waiting period thereunder shall have expired or been terminated).

(d)     No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect.

(e)     The shares of New Starship Common Stock to be issued pursuant to this Agreement shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC) subject to the requirement to have a sufficient number of round lot holders.

(f)     85% of the PIPE Investment (and the funding of 85% of the PIPE Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the Subscription Agreements.

(g)     SPAC Cash shall equal or exceed the Minimum Cash Amount.

(h)     The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(i)     The Domestication shall have been consummated.

8.2.     Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)     (i) The Fundamental Representations of SPAC, New Starship, Merger Sub 1 and Merger Sub 2 shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); and (ii) all other representations and warranties set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failures of such representations and warranties to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a SPAC Material Adverse Effect.

(b)     SPAC, New Starship, Merger Sub 1 and Merger Sub 2 shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c)     No SPAC Material Adverse Effect shall have occurred since the date of this Agreement.

(d)     SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e)     The certificate of incorporation of New Starship shall be amended and restated in the form of the New Starship A&R Charter, and the bylaws of New Starship shall be amended and restated in the form of the New Starship A&R Bylaws.

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(f)     SPAC shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to Section 7.11, available to SPAC for payment of the Company Stockholder Cash Consideration at the Closing and the other payments to be made by any SPAC Party under this Agreement at Closing, including Section 3.7.

(g)     SPAC shall have delivered or shall stand ready to deliver, the A&R Registration Rights Agreement, duly executed by New Starship.

8.3.     Additional Conditions to the Obligations of SPAC. The obligations of the SPAC Parties to consummate and effect the Mergers and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a)     (i) The Fundamental Representations of the Company shall be true and correct in all but de minimis respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.3(a) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein), other than deviations that are properly reflected on the Closing Payments Schedule to be delivered prior to Closing pursuant to Section 3.9(b), on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date) and (iii) all other representations and warranties of the Company set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where any failures of such representations and warranties of the Company to be so true and correct, individually and in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

(b)     The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)     No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)     The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

Article IX
TERMINATION

9.1.     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by mutual written agreement of SPAC and the Company at any time;

(b)     by either SPAC or the Company if the Closing shall not have occurred by November 3, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)     by either SPAC or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

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(d)     by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC, New Starship, First Merger Sub or Second Merger Sub, or if any representation or warranty of SPAC, New Starship, First Merger Sub or Second Merger Sub shall have become untrue, in either case, such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by SPAC, New Starship, First Merger Sub or Second Merger Sub is curable by SPAC, New Starship, First Merger Sub or Second Merger Sub, as applicable, prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC, New Starship, First Merger Sub or Second Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC, New Starship, First Merger Sub or Second Merger Sub is cured during such 30 day period);

(e)     by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period);

(f)     by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the SPAC Stockholder Approval is not obtained; or

(g)     by SPAC, if Company Voting Agreements from Company Stockholders holding at least the number of Company Shares required to constitute the Company Stockholder Approval, together with Lock-Up Agreements, duly executed by such Company Stockholders, are not delivered to SPAC within three Business Days after the date of this Agreement.

9.2.     Notice of Termination; Effect of Termination.

(a)     Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)     In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.4, Section 7.7, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or Intentional Fraud.

Article X

NO SURVIVAL

10.1.     No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.

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Article XI

GENERAL PROVISIONS

11.1.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, New Starship, First Merger Sub or Second Merger Sub, to:

c/o SPAC FTAC Olympus Acquisition Corp. 2929 Arch Street, Suite 1703 Philadelphia, PA 19104-2870
Attention:	Amanda Abrams
(215) 701-9555
Email:	aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178
Attention:	Robert G. Robison
Robert W. Dickey
Email:	robert.robison@morganlewis.com
robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc. 150 West 30th St., Suite 600 New York, NY 10001
Attention:	Scott Galit, CEO
Tsafi Goldman, CLRO
Email:	scottga@payoneer.com
tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
Attention:	Byron Rooney
Lee Hochbaum
Evan Rosen
Email:	byron.rooney@davispolk.com
lee.hochbaum@davispolk.com
evan.rosen@davispolk.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
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11.2.     Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Payoneer Secure VDR” online datasite hosted by ShareFile at least one Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.

11.3.     Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4.     Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12 and this Section 11.4. (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.

11.5.     Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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11.6.     Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

11.7.     Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8.     Consent to Jurisdiction; Waiver of Jury Trial.

(a)     Except as provided in Section 7.13, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1. Notwithstanding the foregoing in this Section 11.8, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)     TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF

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ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

11.9.     Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10.     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

11.11.     Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12.     Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.13.     Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself, New Starship, First Merger Sub and Second Merger Sub), on the one hand, and the Company (on behalf of itself) may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.14.     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 11.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 11.14. This Section 11.14 shall be binding on all successors and assigns of Parties.

11.15.     Legal Representation. Each of New Starship and the Company hereby agrees on behalf of its stockholders, members, owners, partners, Representatives and Affiliates (including, after the Closing, SPAC and the Group Companies), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Morgan, Lewis & Bockius LLP (or any of its successors) may represent the SPAC Sponsors or any of their respective stockholders, members, owners, partners, Representatives and Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions,

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and New Starship on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of New Starship and the Company, for itself and the Waiving Parties, acknowledges that the foregoing provision applies whether or not Morgan, Lewis & Bockius LLP provides legal services to SPAC or either SPAC Sponsor after the Closing Date. Each of New Starship and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between SPAC or either SPAC Sponsor and their respective counsel, including Morgan, Lewis & Bockius LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, do not pass to the Company, New Starship, the Starship Surviving Subsidiary or the SPAC Surviving Subsidiary notwithstanding the Mergers, and instead survive, remain with and are controlled by the SPAC Sponsors (the “Privileged Communications”), without any waiver thereof. Each of New Starship, the Company and SPAC, together with any of its respective Affiliates, Subsidiaries, successors or assigns, agree that none of New Starship, the Company, the Starship Surviving Subsidiary or the SPAC Surviving Subsidiary may use or rely on any of the Privileged Communications, whether located in the records or email server of a Group Company or otherwise (including in the knowledge or the officers and employees of a Group Company), in any Legal Proceeding against or involving any of the Parties after the Closing, and each such Person agrees not to assert that any privilege has been waived as to the Privileged Communications.

11.16.     Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company, on the one hand, or SPAC, New Starship, First Merger Sub or Second Merger Sub, on the other hand, as applicable, in this Agreement. Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

[Signature Page Follows]

Annex A-74

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NEW STARSHIP PARENT INC.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: Chief Executive Officer

STARSHIP MERGER SUB I INC.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: Chief Executive Officer

STARSHIP MERGER SUB II INC.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: Chief Executive Officer

PAYONEER INC.

By:	/s/ Scott Galit
Name: Scott Galit
Title: Chief Executive Officer

FTAC OLYMPUS ACQUISITION CORP.

By:	/s/ Ryan M. Gilbert
Name: Ryan M. Gilbert
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Annex A-75

EXHIBIT A

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [•], 2021 by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Payoneer Inc., a Delaware corporation (the “Company”), and the undersigned Company stockholders (the “Company Stockholders” and each a “Company Stockholder”).

WHEREAS, prior to the execution of this Agreement, SPAC, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”), and the Company entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing, (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving as a direct, wholly owned subsidiary of New Starship; and

WHEREAS, each Company Stockholder set forth on Annex A attached hereto shall be deemed a Rollover Holder under the Reorganization Agreement for all purposes hereunder and thereunder.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.        Definitions. As used herein the term “Voting Shares” shall mean all securities of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Company Stockholder, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

Section 2.        Representations and Warranties of the Voting Parties. Each Company Stockholder on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Company Stockholder and such Company Stockholder’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

(a)        Authority. If Company Stockholder is a legal entity, Company Stockholder has all requisite power and authority to enter into this Agreement, to perform fully Company Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If Company Stockholder is a natural person, Company Stockholder has the legal capacity to enter into this Agreement. If Company Stockholder is a legal entity, this Agreement has been duly authorized, executed and delivered by the Company Stockholder. This Agreement constitutes a valid and binding obligation of Company Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

(b)        No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Company Stockholder is required in connection with the execution, delivery and performance of this Agreement. If Company Stockholder is a natural person, no consent of such Company Stockholder’s spouse or creditor is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Company Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)        No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Company Stockholder’s organizational documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice,

Annex A-76

decree, statute, law, ordinance, rule or regulation applicable to Company Stockholder or to Company Stockholder’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Company Stockholder from fulfilling its obligations under this Agreement.

(d)        Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, Company Stockholder (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has the sole power to vote or caused to be voted its Voting Shares. Except pursuant hereto and pursuant to (A) that certain Amended and Restated Investors’ Rights Agreement, dated as of July 22, 2020 (the “Investor Rights Agreement”), by and among the Company and the stockholders and warrant holders of the Company party thereto, (B) that certain Amended and Restated Stockholders Agreement, dated as of July 22, 2020 (the “Stockholders Agreement” and, together with the Investor Rights Agreement, the “Company Affiliate Agreements”), by and among the Company and the stockholders of the Company and/or Company warrant holders party thereto, (C) the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof (the “Charter”) and (D) the Bylaws of the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company Stockholder is a party relating to the pledge, acquisition, disposition, transfer or voting of its Voting Shares and there are no voting trusts or voting agreements with respect to its Voting Shares; except in the case of any Company Stockholder that is a limited partnership, any organizational documents of such limited partnership and agreements between the limited partnership and its partners, in each case, that does not affect its Beneficial Ownership of its Voting Shares or its ability to vote or caused to be voted its Voting Shares. Company Stockholder does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Voting Shares or shares of common stock of the Company or any security exercisable for or convertible into Voting Shares, other than as set forth on Annex A.

(e)        No Litigation. There is no Legal Proceeding pending against, or, to the actual knowledge of Company Stockholder, threatened against, Company Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

Section 3.        Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.

(a)        Each Company Stockholder agrees during the term of this Agreement to vote or cause to be voted the Voting Shares he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, and to execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the Charter: (i) in favor of (A) the Starship Merger and the Reorganization Agreement and the other transactions contemplated thereby, (B) any other matter reasonably necessary for the consummation of the transactions contemplated by the Reorganization Agreement and considered and voted upon by the stockholders of the Company, (C) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Starship Merger; (D) the conversion of the Company Preferred Shares into Company Common Shares pursuant to Article IV Section 3(b) of the Charter immediately prior to, and contingent upon, the consummation of the Mergers, and, in connection therewith, the acknowledgment and agreement that the Mergers shall not constitute a Deemed Liquidation Event (as defined in the Charter) or entitle any holder of Company Preferred Shares to its liquidation preference pursuant to the Charter; and (E) the termination of the Company Affiliate Agreements, immediately prior to, and contingent upon, the consummation of the Mergers; and (ii) against (A) any proposal or offer from any Person (other than SPAC or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Reorganization Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of the Company’s conditions under the Reorganization Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Governing Documents), except as contemplated by this Agreement.

Annex A-77

(b)        Each Company Stockholder hereby appoints Avi Zeevi, and any designee of Avi Zeevi, and each of them individually, as its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) and this Section 3(b). This proxy and power of attorney is given to secure the performance of the duties of Company Stockholder under this Agreement. Each Company Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Company Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Company Stockholder with respect to the Voting Shares. The power of attorney granted by Company Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Company Stockholder. The proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(c)        From time to time, at the request of the Company, each Company Stockholder shall take all such further actions, as may be necessary to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement. Without limiting the generality of the foregoing, each Company Stockholder agrees to execute, in accordance with and as contemplated by the Reorganization Agreement, (i) a Letter of Transmittal tendering its Voting Shares in the Starship Merger, (ii) a Lock-Up Agreement with respect to the Registration Shares held by the Company Stockholder from time to time after the Mergers, and (iii) such other instruments as may be reasonably requested to evidence the termination of the Company Affiliate Agreements.

Section 4.        No Voting Trusts or Other Arrangement. Each Company Stockholder agrees that during the term of this Agreement Company Stockholder will not, and will not permit any entity under Company Stockholder’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Company Stockholder hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

Section 5.        Transfer and Encumbrance. Each Company Stockholder agrees that during the term of this Agreement Company Stockholder will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Company Stockholder’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of Voting Shares by any Company Stockholder to (a) an executive officer or director of the Company, (b) a Person holding more than 5% of the voting equity securities of the Company immediately prior to such Transfer, (c) any investment fund or other entity controlled or managed by or under common management or control with such Company Stockholder or affiliates of such Company Stockholder, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Company Stockholder, or (e) if such Company Stockholder is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and SPAC, to be bound by all of the terms of this Agreement as a Company Stockholder. Furthermore, each Company Stockholder agrees that during the term of this Agreement, such Company Stockholder will not, directly or indirectly, acquire any securities of SPAC if, after such acquisition, such Company Stockholder would Beneficially Own more than 9.9% of New Starship’s common stock after giving effect to the Mergers; provided, that the foregoing restriction shall not apply to any Company Stockholder who Beneficially Owns more than 9.9% of the Company’s common stock as of the date hereof.

Section 6.        Appraisal and Dissenters’ Rights. Each Company Stockholder hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Starship Merger that Company Stockholder may have by virtue of ownership of Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement or the Reorganization Agreement or the consummation of the Mergers, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with this Agreement, the Reorganization Agreement or the Mergers.

Annex A-78

Section 7.        Redemption and Registration Rights. Each Company Stockholder agrees not to (a) exercise any right to have any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof redeemed by the Company or (b) exercise any registration rights or other rights granted pursuant to the Investor Rights Agreement, with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

Section 8.        FIRPTA. The Company and SPAC shall cause New Starship to covenant and agree that, at the reasonable request of any Company Stockholder, New Starship shall, to the extent consistent with applicable law, provide such Company Stockholder with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the applicable interest in New Starship is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 9.        Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the Starship Effective Time and (ii) the date on which the Reorganization Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 8, 11 — 14 shall survive any termination of this Agreement.

Section 10.        No Agreement as Director or Officer. Each Company Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company. No Company Stockholder makes any agreement or understanding in this Agreement in such Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer of the Company or any of its Subsidiaries (if Company Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Company Stockholder’s capacity (or in the capacity of any Affiliate, partner or employee of Company Stockholder) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Company Stockholder (or any Affiliate, partner or employee of Company Stockholder) from exercising his or her fiduciary duties as an officer or director to the Company or its Subsidiaries.

Section 11.        Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 12.        Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Annex A-79

Section 13.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention:  Amanda Abrams

(215) 701-9555

Email:        aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:  Robert G. Robison

Robert W. Dickey

Email:        Robert.robison@morganlewis.com

Robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc.

150 West 30th St., Suite 600

New York, NY 10001

Attention:  Scott Galit, CEO

Tsafi Goldman, CLRO

Email:        scottga@payoneer.com

tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:  Byron Rooney

Lee Hochbaum

Evan Rosen

Email:        byron.rooney@davispolk.com

lee.hochbaum@davispolk.com

evan.rosen@davispolk.com

if to the Company Stockholder(s), to the address(es) set forth underneath the Company Stockholder’s name on the signature page hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Annex A-80

Section 14.        Miscellaneous.

(a)        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

(b)        Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

(c)        Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d)        Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e)        Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)        Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

Annex A-81

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SPAC
FTAC OLYMPUS ACQUISITION CORP.
By:
Name:
Title:
COMPANY
PAYONEER INC.
By:
Name:
Title:

[Signature Page to Voting Agreement]

Annex A-82

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY STOCKHOLDER:
Name:
By:
Printed Name:
Title:
Addresses for Notices:
Company Stockholder	Address: Attention: Email:
With a copy to:	Address: Attention: Email:

[Signature Page to Voting Agreement]

Annex A-83

Annex A

Rollover Holder(s)

Schedule II to the Reorganization Agreement is incorporated herein by reference.

Annex A-84

EXHIBIT B

FORM OF SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of February 3, 2021, by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempt company (“SPAC”), FTAC Olympus Sponsor, LLC, a Delaware limited liability company (“SPAC Sponsor”), FTAC Olympus Advisors, LLC, a Delaware limited liability company (“SPAC Advisors” and together with SPAC Sponsor, the “Voting Parties” and each a “Voting Party”), and Payoneer Inc., a Delaware corporation (the “Company”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”) and the Company entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing, (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving as a direct, wholly owned subsidiary of New Starship.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of SPAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of SPAC acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of August 25, 2020, by and between certain

Annex A-85

stockholders of SPAC, SPAC and the Voting Parties, (ii) that certain Warrant Agreement, dated as of August 25, 2020, by and between SPAC and Continental Stock Transfer and Trust Company and (iii) the limited liability company agreement of each Voting Party, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Mergers and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional shares of common stock of SPAC (“SPAC Common Stock”) or any security exercisable for or convertible into SPAC Common Stock, other than as set forth on Annex A.

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

3. Agreement to Vote Shares; Further Assurances.

a. Each Voting Party agrees during the term of this Agreement (x) to vote or cause to be voted the Voting Shares that he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of SPAC at which such matters are considered and at every adjournment or postponement thereof, and (y) to execute a written consent or consents if stockholders of SPAC are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the SPAC’s Governing Documents: (i) in favor of (A) the SPAC Merger and the Reorganization Agreement and the other transactions contemplated thereby, (B) an amendment of SPAC’s Governing Documents to extend the outside date for consummating the Merger, if applicable, (C) any proposal to adjourn or postpone such meeting of stockholders of SPAC to a later date if there are not sufficient votes to approve the SPAC Merger, and (D) any other matter reasonably necessary to the consummation of the transactions contemplated by the Reorganization Agreement and considered and voted upon by the stockholders of SPAC; and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving SPAC, (2) the issuance or acquisition of shares of capital stock or other equity securities of SPAC, or (3) the sale, lease, exchange or other disposition of any significant portion of SPAC’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC, Parent or the Merger Subs under the Reorganization Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of SPAC’s conditions under the Reorganization Agreement or change in any manner the voting rights of any class of shares of SPAC (including any amendments to the Governing Documents), except as contemplated by this Agreement.

b. From time to time, at the request of SPAC, each Voting Party shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Mergers.

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit (i) a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of SPAC, (b) a Person holding more than 5% of the voting equity securities of SPAC immediately prior to such Transfer, (c) any investment fund or other entity controlled or managed

Annex A-86

by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Voting Party, (e) to a “permitted transferee” under the Insider Letter, dated August 25, 2020, by and among SPAC and certain security holders, officers and directors of SPAC or (f) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and SPAC, to be bound by all of the terms of this Agreement or (ii) a Voting Party from entering into any contract, option or other agreement with respect to, or consenting to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein that would occur concurrently with, or following the termination of, this Agreement. Furthermore, each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, acquire any Voting Shares if, after such acquisition, such Voting Party would Beneficially Own more than 9.9% of New Starship’s common stock after giving effect to the Mergers.

6. Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the SPAC Merger that Voting Party may have by virtue of ownership of the SPAC Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against SPAC relating to the negotiation, execution or delivery of this Agreement or the Reorganization Agreement or the consummation of the Mergers, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of SPAC in connection with this Agreement, the Reorganization Agreement or the Mergers.

7. Redemption and Registration Rights. Each Voting Party agrees not to exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the SPAC Effective Time and (ii) the date on which the Reorganization Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 10-13 shall survive any termination of this Agreement.

9. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a stockholder of SPAC. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of SPAC or any of its Subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, partner or employee of Voting Party) in his, her or its capacity as a director or officer of SPAC, and no actions or omissions taken in any Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to SPAC or its Subsidiaries.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such

Annex A-87

amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Attention:    Amanda Abrams

Email:          aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention:    Robert G. Robison

Robert W. Dickey

Email:         Robert.robison@morganlewis.com

Robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc.

150 West 30th St., Suite 600

New York NY 10001

Attention:    Scott Galit, CEO

Tsafi Goldman, CLRO

Email:         scottga@payoneer.com

tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:    Byron Rooney

Lee Hochbaum

Evan Rosen

Email:         byron.rooney@davispolk.com

lee.hochbaum@davispolk.com

evan.rosen@davispolk.com

if to the Voting Parties(s), to the address(es) set forth on Annex A hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Annex A-88

13. Miscellaneous.

a. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

b. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

c. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

d. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

e. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

f. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

Annex A-89

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

SPAC:
FTAC OLYMPUS ACQUISITION CORP.
By:
Name:	Ryan M. Gilbert
Title:	President and Chief Executive Officer
SPONSORS:
FTAC OLYMPUS SPONSOR, LLC
By:
Name:	Ryan M. Gilbert
Title:	Member
FTAC OLYMPUS ADVISORS, LLC
By:
Name:	Ryan M. Gilbert
Title:	Member

[Signature Page to Support Agreement]

Annex A-90

COMPANY:
PAYONEER INC.
By:
Name: Scott Galit
Title: Chief Executive Officer

[Signature Page to Support Agreement]

Annex A-91

Annex A

Voting Interests

		Voting Interests
Name	Address	Class A common stock	Class B common stock	Warrants (for Class A common stock)
FTAC Olympus Sponsor, LLC	3 Columbus Circle, 24th Floor New York, NY 10019	2,170,000	8,680,000	723,333
FTAC Olympus Advisors, LLC	3 Columbus Circle, 24th Floor New York, NY 10019		10,731,094

Annex A-92

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [___], 2021, is made and entered into by and among each of Payoneer Global, Inc., formerly known as New Starship Parent Inc., a Delaware corporation (the “Company” or “New Starship”), FTAC Olympus Sponsor, LLC, a Delaware limited liability company and FTAC Olympus Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”), the holders of shares of common stock, preferred stock and warrants of Old Payoneer (as defined below) set forth on the signature pages hereto (such holders, the “Payoneer Holders”) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (the “SPAC”) has issued the Sponsor an aggregate of 19,411,094 (the “Founder Shares”) of the SPAC’s Class B ordinary shares, $0.0001 par value per share (the “SPAC Class B Common Stock”);

WHEREAS, the Founder Shares are convertible into shares of the SPAC’s Class A ordinary shares, par value $0.0001 per share (the “SPAC Class A Common Stock”), on the terms and conditions provided in the SPAC’s amended and restated memorandum and articles of incorporation;

WHEREAS, the Sponsor purchased an aggregate of 2,170,000 units of the SPAC (each, a “Placement Unit” and collectively, the “Placement Units”), each Placement Unit consisting of one share of Common Stock (each, a “Placement Share” and collectively, the “Placement Shares”) and one third of one warrant to purchase one Class A ordinary share (each, a “Placement Warrant” and collectively, the “Placement Warrants”) in a private placement transaction (the “Private Placement”) occurring simultaneously with the closing of the Company’s initial public offering (the “IPO”);

WHEREAS, on August 25, 2020, the SPAC and the Sponsor entered into a Registration Rights Agreement (the “Original Agreement”), pursuant to which the SPAC granted the Sponsor certain registration rights with respect to certain securities of the Company;

WHEREAS, on the date hereof, upon the closing of the transactions (such transactions, the “Transactions”) contemplated by that certain Agreement and Plan of Reorganization, dated as of February [__], 2021 (the “Business Combination Agreement”), by and among the Company, the SPAC, First Merger Sub, Second Merger Sub and Payoneer Inc., a Delaware corporation (prior to the Transactions, such corporation, “Old Payoneer”), (i) each share of SPAC Class A Common Stock and each share of SPAC Class B Common Stock issued and outstanding immediately prior to the closing of the Transactions shall be converted into a validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share of the Company (“Common Stock”), (ii) each share of convertible preferred stock of Old Payoneer shall be converted into a share of common stock of Old Payoneer (together with each existing share of common stock of Old Payoneer, the “Payoneer Shares”) which, in turn, shall be converted into a number of shares of Common Stock equal to the Per Share Stock Consideration (as defined in the Business Combination Agreement) and (iii) each warrant exercisable or redeemable for shares of common stock of Old Payoneer shall be converted into a warrant exercisable or redeemable for Common Stock (“Warrant Shares”);

WHEREAS, on the date hereof, the Sponsor has purchased an aggregate of [__________] shares of Common Stock in a transaction exempt from registration under the Securities Act (such transaction, the “PIPE” and such shares, the “PIPE Shares”);

WHEREAS, pursuant to that certain [Sponsor Share Cancellation and Vesting Agreement] dated the date hereof (the “Sponsor Share Agreement”), the Sponsor has agreed to forfeit an aggregate of 1,941,109 Founder Shares and all of the Placement Warrants held thereby (the “Forfeiture”);

Annex A-93

WHEREAS, in connection with the purchase of the PIPE Shares and the consummation of the Transactions, the Company and the Holders desire to enter into this agreement, which shall replace the Original Agreement and the Amended and Restated Investor Rights Agreement, dated as of July 22, 2020, by and among Old Payoneer and the other parties thereto, in order to provide the Holders with registration rights on the terms set forth herein;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board or the Chairman, Chief Executive Officer or principal financial officer of the Company (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning set forth in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Exercise Notice” shall have the meaning given in subsection 2.1.2.

“Demanding Holders” shall have the meaning given in subsection 2.1.1(b).

“Demand Registration” shall have the meaning given in subsection 2.1.2.

“Demand Registration Period” shall have the meaning given in subsection 2.1.2.

“Demand Registration Request” shall have the meaning given in subsection 2.1.2.

“Effectiveness Date” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Date” shall have the meaning given in subsection 2.1.1(a).

“Forfeiture” shall have the meaning set forth in the Recitals.

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

Annex A-94

“Founder Lock-up Period” shall mean, with respect to the number of Founder Shares held by the Sponsor following the Forfeiture on the date hereof, the period ending (x)(a) with respect to one-third of such shares, on the date hereof, (b) with respect to one-third of such shares, when the closing price of the Common Stock equals or exceeds $15.00 for any 20 trading days within a 30-trading day period following the date hereof and (c) with respect to one-third of such shares, when the closing price of the Common Stock equals or exceeds $17.00 for any 20 trading days within a 30-trading day period following the date hereof, or (y) in any case, if, after the date hereof, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or in the event of a consolidation merger, share exchange or similar transaction in which the Company is the surviving entity that results in a change in the majority of its board of directors or management team and shareholders of New Starship immediately prior to such consolidation merger, share exchange or similar transaction cease to hold at least a majority of the outstanding shares of New Starship immediately following such consolidation merger, share exchange or similar transaction.

“Founder Shares” shall have the meaning given in the Recitals hereto, and shall include any shares of Common Stock into which such Founder Shares convert on the terms and conditions provided in the Business Combination Agreement.

“Holders” shall have the meaning given in the Preamble.

“Initiating Holders” shall have the meaning given in subsection 2.1.2.

“IPO” shall have meaning set forth in the Recitals hereto.

“Letter Agreement” shall mean the letter agreement, dated as of August 25, 2020, by and among the SPAC certain of the SPAC’s officers and directors and the Sponsor.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.3.

“Minimum Demand Threshold” shall mean $15,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in the case of the preliminary Prospectus or Prospectus, in light of the circumstances under which they were made, not misleading.

“New Starship” shall have the meaning set forth in the Recitals hereto.

“Old Payoneer” shall have the meaning set forth in the Recitals hereto.

“Original Agreement” shall have the meaning set forth in the Recitals hereto.

“Payoneer Holders” shall have the meaning set forth in the Preamble.

“Payoneer Lock-Up Period” shall mean the period terminating 180 days after the date hereof, in each case subject to the terms of the lock up agreements entered into by each Payoneer Holder in connection with the Transactions.

“Payoneer Shares” shall have the meaning set forth in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Lock-up Period or Payoneer Lock-Up Period or Private Placement Unit Lock-up Period, as the case may be, hereunder, under the Letter Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggy-back Registration” shall have the meaning given in Section 2.2.1.

“PIPE” shall have the meaning set forth in the Recitals hereto.

“PIPE Shares” shall have the meaning set forth in the Recitals hereto.

Annex A-95

“Placement Share” or “Placement Shares” shall have the meaning given in the Recitals hereto.

“Placement Unit Lock-up Period” shall mean, with respect to the Placement Units and Placement Shares, a period terminating 30 days after the date hereof, subject to certain exceptions set forth in the Letter Agreement.

“Placement Unit” or “Placement Units” shall have the meaning given in the Recitals hereto.

“Placement Warrant” or “Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Prospectus Date” shall mean the date of the final Prospectus filed with the Commission and relating to the IPO.

“Registrable Security” shall mean (a) the shares of Common Stock issued or issuable upon the conversion of any Founder Shares or Payoneer Shares, (b) the PIPE Shares, (c) the Warrant Shares and (d) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) if a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act, at the earlier of (A) one year following the date the Registration Statement is declared effective or (B) the date that such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities may otherwise be transferred, new certificates or book entries credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company

(E) reasonable fees and disbursements not to exceed $150,000 of one counsel for the Sponsor and its affiliates, which shall be selected by Cohen & Company, LLC, pursuant to a Shelf Underwriting or Demand Registration;

(F) reasonable fees and disbursements not to exceed $25,000 of one counsel for the Payoneer Holders, which shall be selected by the Payoneer Holders, pursuant to a Shelf Underwriting or Demand Registration; and

(G) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.

Annex A-96

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registrable Securities” shall have the meaning given in subsection 2.1.1(b).

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1(a).

“Shelf Underwriting” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Notice” shall have the meaning given in subsection 2.1.1(b).

“Shelf Underwriting Request” shall have the meaning given in subsection 2.1.1(b).

“SPAC” shall have the meaning set forth in the Recitals.

“SPAC Class A Common Stock” shall have the meaning set forth in the Recitals.

“SPAC Class B Common Stock” shall have the meaning set forth in the Recitals.

“Sponsor“ shall have the meaning given in the Preamble.

“Sponsor Share Agreement” shall have the meaning given in the Recitals.

“Transactions” shall have the meaning set forth in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Block Trade” shall have the meaning given in Section 2.1.1(b).

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1 Demand Registration.

2.1.1 Shelf Registration Statement. (a) As soon as practicable but no later than [thirty (30)]1 Business Days after the date hereof (the “Filing Date”), the Company shall prepare and file with (or confidentially submit to) the Commission a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 60th Business Day (or 80th Business Day if the Commission notifies the Company that it will “review” the Registration Statement) following the date hereof and (y) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with

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1          To match final subscription agreement

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the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. If at any time the Company shall have qualified for the use of a Registration Statement on Form S-3 or any other form that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission and at such time the Company has an outstanding Shelf Registration Statement on Form S-1, then the Company shall use its commercially reasonably efforts to convert such outstanding Shelf Registration Statement on Form S-1 into a Shelf Registration Statement on Form S-3.

(b) Subject to Section 2.3 and Section 2.4, (i) the Sponsor or (ii) the Holders of a majority-in-interest of the then outstanding number of Registrable Securities (other than those described in clause (c) to the definition of “Registrable Securities”) held by the Payoneer Holders (the “Demanding Holders”), may make a written demand from time to time to elect to sell all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, pursuant to an Underwritten Offering pursuant to the Shelf Registration Statement, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. The Demanding Holders shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such Underwritten Offering specifying the number of Registrable Securities that the Demanding Holders desire to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). As promptly as practicable, but no later than five (5) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Section 2.1.3, shall include in such Shelf Underwriting (x) the Registrable Securities of the Demanding Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within ten (10) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within twenty (20) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.3, use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Demanding Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Demanding Holders may request, and the Company shall be required to facilitate, an aggregate of three (3) Shelf Underwritings pursuant to this subsection 2.1.1(b) with respect to any or all Registrable Securities in any twelve (12) month period; provided, however, that a Shelf Underwriting shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Shelf Underwriting have been sold; and provided, further, that the number of Shelf Underwritings the Demanding Holders shall be entitled to request shall be reduced by each Demand Registration effected for such Demanding Holder pursuant to Section 2.1.2. Notwithstanding the foregoing, if a Demanding Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Demanding Holder only needs to notify the Company of the Underwritten Block Trade two (2) Business Days prior to the day such offering is to commence and the Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade; provided, however, that the Demanding Holder requesting such Underwritten Block Trade shall use commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Underwritten Block Trade.

2.1.2 Other Demand Registration. At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.2 and Section 2.3 and Section 2.4, at any time and from time to time during such Demand Registration Period, the Demanding Holders

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shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.2 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.3, the Demanding Holders shall be entitled to request (and the Company shall be required to effect) an aggregate of three (3) Demand Registrations pursuant to this subsection 2.12 with respect to any or all Registrable Securities in any twelve (12) month period,; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.1(b). The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable but no later than five (5) Business Days after receipt of the Demand Registration Request. The Company, subject to Sections 2.3 and 2.4, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.1.2 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within ten (10) days following the receipt of any such Demand Exercise Notice. The Company shall, as expeditiously as possible, but subject to Section 2.3, use its reasonable best efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Shelf Underwriting or Demand Registration, in good faith, advises the Company, the Demanding Holders and any other Holders participating in the Underwritten Registration (if any) (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that such Holders desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have collectively requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.4 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Shelf Underwriting or Demand Registration, pursuant to a Registration under subsection 2.1.1 or 2.1.2 shall have the right in their sole discretion to withdraw from a Registration pursuant to such Demand Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (i) in the case of a Shelf Underwriting, the filing of a preliminary prospectus supplement setting forth the terms of the Underwritten Offering with the Commission and (ii) in the case of a Demand Registration, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Shelf Underwriting or Demand Registration prior to its withdrawal under this subsection 2.1.4.

2.2 Piggy-back Registration.

2.2.1 Piggy-back Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) Business Days after receipt of such written notice (such Registration a “Piggy-back Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggy-back Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.

2.2.2 Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2.1 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that

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the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Company (in its sole discretion or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggy-back Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Shelf Underwriting or Demand Registration effected under Section 2.1 hereof; provided, however, that the rights to demand a Piggy-back Registration under this Section 2.2 shall terminate on the second anniversary of the date hereof.

2.3 Restrictions on Registration Rights. The Company shall not be obligated to effect any Shelf Underwriting or Demand Registration within 90 days after the effective date of a previous Shelf Underwriting or Demand Registration or a previous Piggy-back Registration in which holders of Registrable Securities were permitted to register, and actually sold, 75% of the Registrable Securities requested to be included therein. The Company may postpone for up to 120 days the filing or effectiveness of (A) a Shelf Underwriting or a Registration Statement for a Demand Registration if the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer, or (B) a Shelf Underwriting or a Registration Statement for a Demand Registration if the Registration Statement is required under applicable law, rule or regulation to contain (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), (iii) pro forma financial statements that are required to be included in a registration statement, or if the Board determines in its reasonable good faith judgment that such Shelf Underwriting or Demand Registration would (x) materially interfere with a significant acquisition, corporate organization or other similar transaction involving the Company, (y) require the Company to make an Adverse Disclosure or (z) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the Holders of a majority-in-interest of the Registrable Securities initiating a Shelf Underwriting or Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Shelf Underwriting or Demand Registration shall not count as one of the permitted Shelf Underwritings or Demand Registrations hereunder and the Company shall pay all Registration Expenses in connection with such Registration. The Company may delay a Shelf Underwriting or Demand Registration hereunder only twice in any period of twelve consecutive months.

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2.4 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Shelf Underwriting, Demand Registration or Piggy-back Registration of (i) any shares of Common Stock subject to the Founder Lock-Up Period prior to the Founder Lock-Up Period, (ii) any Registrable Securities subject to the Placement Unit Lock-Up Period during the Placement Unit Lock-Up Period, or (iii) any shares of Common Stock subject to the Payoneer Lock-Up Period prior to the Payoneer Lock-Up Period . Nothing in this Section 2.4 shall limit the Company’s obligation to register all of the Registrable Securities on the Shelf Registration Statement pursuant to Section 2.1.1(a).

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;

3.1.3 furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus. The Company shall not include the name of any Holder or any information regarding any Holder in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder and providing each such Holder a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;

3.1.11 in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Company for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and fees and expenses of legal counsel representing the Holders in excess or in addition to the legal fees and expenses included as Registration Expenses. Any reimbursement or payment by the Company shall in no event (a) be duplicative of or (b) limit any provision, in each case which provides for reimbursement of fees and expenses of counsel in any other contract or agreement between the Holders and the Company.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements

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approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Company, each Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure, or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to the Company for reasons beyond the Company’s control, (ii) audited financial statements as of a date other than the Company’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), or (iii) pro forma financial statements that are required to be included in a registration statement, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for no more than 180 days. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and

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expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Annex A-105

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company at:

[New Starship]
[TO COME]

with a copy to:

[TO COME]

and to the Holders, at such Holder’s address referenced in Schedule A.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. Prior to the expiration of the Founder Lock-up Period, Placement Unit Lock-up Period or Payoneer Lock-up Period, as the case may be, no Holder may assign or delegate his, her or its rights, duties or obligations under this Agreement in whole or in part. Notwithstanding the above, as it applies to the Registrable Securities, the Holder may transfer such securities during the respective lock-up period to any Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and, if applicable, the Letter Agreement and the Placement Unit Subscription Agreements.

5.2.2 Except as set forth in subsection 5.2.1 hereof, this Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the Holders, the permitted assigns and its successors and the permitted assigns of the Holders.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Annex A-106

5.4 Governing Law; Venue. THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the then outstanding Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities or another purchaser in the PIPE, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person.

5.7 Termination. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date hereof or (ii) the date as of which (A) all of the Registrable Securities have either been sold pursuant to a Registration Statement or cease to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex A-107

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
[NEW STARSHIP] a Delaware corporation
By:
Name:
Title:
HOLDERS:
FTAC OLYMPUS SPONSOR, LLC a Delaware limited liability company
By:
Name:	Ryan M. Gilbert
Title:	Manager
FTAC OLYMPUS ADVISORS, LLC a Delaware limited liability company
By:
Name:	Ryan M. Gilbert
Title:	Manager
[PAYONEER HOLDERS]
By:
Name:
Title:

[Registration Rights Agreement]

Annex A-108

Schedule A

Holder	Address
FTAC Olympus Sponsor, LLC	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
FTAC Olympus Advisors, LLC	2929 Arch Street, Suite 1703, Philadelphia, PA 19104
[PAYONEER HOLDERS]

Annex A-109

EXHIBIT d

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made as of [•], 2021 by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Payoneer Inc., a Delaware corporation (the “Company”), New Starship Parent Inc., a Delaware corporation (“New Starship”) and the undersigned ( “Holder”).

WHEREAS, prior to the execution of this Agreement, SPAC, New Starship, Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”) and the Company have entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger”), with the Company surviving as a direct, wholly owned subsidiary of New Starship;

WHEREAS, as of the date hereof, Holder is a holder of Company Shares, Company Options, Company RSUs and/or Company Warrants in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Reorganization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the New Starship Common Stock (including any Earn-Out Shares), Converted Options, Converted RSUs and/or New Starship Replacement Warrants to be received by Holder as consideration in the Starship Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.        Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

Section 2.        Lock-Up Provisions.

(a)        Holder hereby agrees not to, without the prior written consent of New Starship, during the period from the date of the Closing and ending on the earlier of (x) the date that is 180 days following the date of the Closing and (y) the date after the Closing on which New Starship consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction that results in all of New Starship’s stockholders having the right to exchange their equity holdings in New Starship for cash, securities or other property (the “Lock-Up Period”): (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”); provided, that any pledge, hypothecation or other grant of a security interest in Restricted Securities to one or more lending institutions as collateral or security for or in connection with any margin loan, or other loans, advances or extensions of credit entered into by Holder or any of its affiliates or any refinancings thereof and any transfers of such Restricted Securities upon foreclosure, shall not be deemed a Prohibited Transfer, so long as such lending institutions agree in writing to be bound by the restrictions set forth in this Agreement as Permitted Transferees. The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee

Annex A-110

(as defined below), (III) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement, (IV) to New Starship (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any Converted Options (provided that any shares of New Starship Common Stock received by Holder upon any such exercise will be subject to the terms of this Agreement) or (2) for purposes of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any Converted Options or settlement of any Converted RSUs, in each case on a “cashless”, “net exercise” or “net settlement” basis (provided that any shares of New Starship Common Stock received by Holder upon any such exercise or settlement will be subject to the terms of this Agreement) or (V) in connection with New Starship’s consummation of a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction that results in all of New Starship’s stockholders having the right to exchange their equity holdings in New Starship for cash, securities or other property; provided, however, that in any of cases (I), (II), (III) or (IV) it shall be a condition to such transfer that the transferee executes and delivers to New Starship and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (B) any entities controlled by, controlling or under common control with such Holders, (C) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (D) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (E) if Holder is an entity, any direct or indirect partners, members or equity holders of Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates. Holder further agrees to execute such agreements as may be reasonably requested by New Starship, SPAC or the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)        If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and New Starship shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 2, New Starship may impose stop-transfer instructions with respect to the Restricted Securities of Holder until the end of the Lock-Up Period, except in compliance with the foregoing restrictions. If New Starship waives or terminates any of the restrictions in this Agreement in connection with a transfer of Restricted Securities, with respect to any of the securities of any record or beneficial owner of Restricted Securities representing 1.0% or more of the fully-diluted capitalization of New Starship immediately prior to the Closing, the provisions of this Agreement shall be waived or terminated, as applicable, to the same extent and on the same terms with respect to the same pro rata percentage of Restricted Securities of Holder as the percentage of Restricted Securities being waived or terminated represent with respect to the Restricted Securities held by such other holder, but only if, at such time, Holder holds of record or beneficially 5.0% or more of the fully diluted capitalization of New Starship at such time.

(c)        During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, New Starship will make best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(d)        For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of New Starship during the Lock-Up Period, including the right to vote any Restricted Securities.

Annex A-111

(e)        Holder hereby acknowledges and agrees that, upon the Effective Times, each of Holder’s Unvested Company Options, Remaining Vested Company Options, unvested Company RSUs and/or Company Warrants, in each case, outstanding immediately prior to the Effective Times, shall automatically and without any required action on the part of Holder or any other beneficiary thereof be converted into Converted Options, Converted RSUs and/or New Starship Warrants in accordance with Sections 3.2 and 3.3 of the Reorganization Agreement, as applicable, and without any right or claim to any further equity or other compensation with respect to such Company Options, Company RSUs and/or Company Warrants.

Section 3.        Termination. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Reorganization Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

Section 4.        Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

Section 5.        Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 6.        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to New Starship or SPAC, to:

c/o SPAC

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104-2870

Attention:    Amanda Abrams

(215) 701-9555

Email:         aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178

Attention:    Robert G. Robison

Robert W. Dickey

Email:         Robert.robison@morganlewis.com

Robert.dickey@morganlewis.com

Annex A-112

if to New Starship or the Company to:

Payoneer Inc.
150 West 30th St., Suite 600

New York, NY 10001

Attention:    Scott Galit, CEO

Tsafi Goldman, CLRO

Email:         scottga@payoneer.com

tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:    Byron Rooney

Lee Hochbaum

Evan Rosen

Email:          byron.rooney@davispolk.com

lee.hochbaum@davispolk.com

evan.rosen@davispolk.com

if to Holder, to the address set forth underneath Holder’s name on the signature page hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 7.        Miscellaneous.

(a)        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

(b)        Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.

(c)        Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

(d)        Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

(e)        Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)        Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank]

Annex A-113

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SPAC FTAC OLYMPUS ACQUISITION CORP.
By:
Name:
Title:
COMPANY PAYONEER INC.
By:
Name:
Title:
NEW STARSHIP [NEW STARSHIP]
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex A-114

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Name of Holder:
By:
Printed Name:
Title:
Number and Type of Company Securities:
Company Common Shares:
Company Preferred Shares:
Company RSUs:
Remaining Vested Company Options and Unvested Company Options
Addresses for Notices:
Holder	Address: Attention: Email:
With a copy to:	Address: Attention: Email:

[Signature Page to Lock-Up Agreement]

Annex A-115

EXHIBIT E

CERTIFICATE OF MERGER
OF
STARSHIP MERGER SUB II INC.
(a Delaware corporation)
with and into
PAYONEER INC.
(a Delaware corporation)

Under Section 251 of the General Corporation Law of the State of Delaware

[_________ __, 2021]

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), Payoneer Inc., a Delaware corporation (the “Corporation”), in connection with the merger of Starship Merger Sub II Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each constituent corporation to the Merger (each, a “Constituent Corporation” and, together, the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Payoneer Inc.	Delaware
Starship Merger Sub II Inc.	Delaware

SECOND: An agreement and plan of merger, dated as of [•], 2021 (as amended, restated, modified or supplemented from time to time, the “Agreement”), has been approved, adopted, certified, executed and acknowledged by each Constituent Corporation in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Corporation shall be the surviving corporation of the Merger (the “Surviving Corporation”), and the name of the Surviving Corporation shall be [•].

FOURTH: The certificate of incorporation of the Corporation, as in effect immediately prior to the effectiveness of the Merger, shall be amended and restated, upon the effectiveness of the Merger, to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH: An executed copy of the Agreement is on file at the office of the Surviving Corporation at [•]. An executed copy of the Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

*    *    *    *    *

Annex A-116

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

[•]
By:
Name:
Title:

Signature Page to Certificate of Merger

Annex A-117

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[•]

See attached

Annex A-118

EXHIBIT F

CERTIFICATE OF MERGER
OF
STARSHIP MERGER SUB I INC.
(a Delaware corporation)
with and into
FTAC OLYMPUS ACQUISITION CORP.
(a Delaware corporation)

Under Section 251 of the General Corporation Law of the State of Delaware

[_________ __, 2021]

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), FTAC Olympus Acquisition Corp., a Delaware corporation (the “Corporation”), in connection with the merger of Starship Merger Sub I Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), hereby certifies as follows:

FIRST: The name and state of incorporation of each constituent corporation to the Merger (each, a “Constituent Corporation” and, together, the “Constituent Corporations”) are as follows:

Name	State of Incorporation
FTAC Olympus Acquisition Corp.	Delaware
Starship Merger Sub I Inc.	Delaware

SECOND: An agreement and plan of merger, dated as of [•], 2021 (as amended, restated, modified or supplemented from time to time, the “Agreement”), has been approved, adopted, certified, executed and acknowledged by each Constituent Corporation in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Corporation shall be the surviving corporation of the Merger (the “Surviving Corporation”), and the name of the Surviving Corporation shall be [    ].

FOURTH: The certificate of incorporation of Merger Sub, as in effect immediately prior to the effectiveness of the Merger, shall be, upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH: An executed copy of the Agreement is on file at the office of the Surviving Corporation at [•]. An executed copy of the Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

*    *    *    *    *

Annex A-119

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

[ ]
By:
Name:
Title:

Signature Page to Certificate of Merger

Annex A-120

EXHIBIT G

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[NEW STARSHIP]

Pursuant to the provisions of § 242 and § 245 of the
General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is [NEW STARSHIP] (the “Corporation”). The date of filing of the original certificate of incorporation of the Corporation (the “Certificate”) with the Secretary of State of the State of Delaware was [•], 2021.

SECOND: The Certificate is hereby amended and restated in its entirety as set forth in this Amended and Restated Certificate of Incorporation hereinafter provided for (the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of § 242 and § 245 of Delaware Law (as defined below), and, with respect to the stockholders, § 228 of Delaware Law.

FOURTH: This Certificate shall become effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

FIFTH: The Certificate Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE 1.
NAME

The name of the corporation is [New Starship].

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.
CAPITAL STOCK

(A)     Authorized Shares

(1)     Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is [•], consisting of [•] shares of Common Stock, par value $[•] per share (the “Common Stock”), and [•] shares of Preferred Stock, par value $[•] per share (the “Preferred Stock” and together with any Preferred Stock, the “Company Stock”).

Annex A-121

(2)     Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by Delaware Law. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof the outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of Delaware Law (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(B)     Voting Rights

Subject to Section (C) of this Article 4, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(C)     Regulatory Restrictions on Transfer; Redemption in Certain Circumstances.

(1)     Definitions. For purposes of this Section (C) of Article 4, the following terms shall have the respective meanings specified herein:

(i)     “Beneficial Ownership” shall mean ownership of the shares of Company Stock by a Person, whether the interest in the shares of Company Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings. The term “Beneficial Owner” is intended to be interpreted in the context of Section 856(h) of the Code so that the Beneficial Owner of Company Stock held by an entity shall be Individuals who are treated as owners of Company Stock for purposes of Section 856(h) of the Code rather than the entity itself, if applicable.

(ii)     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

(iii)     “Contract” shall mean any note, bond, mortgage, indenture, lease, order, contract, commitment, agreement, arrangement or instrument, written or otherwise.

(iv)     “Disqualified Person” shall mean any stockholder, other Owner or Proposed Transferee as to which clause (i) or (ii) of Section (C)(3) of Article 4 is applicable.

(v)     “Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, option, warrant, right of first refusal, license, easement, adverse claim of Ownership or use, or other encumbrance of any kind.

(vi)     “Excepted Holder” shall mean Person for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section (C)(5) of this Article 4. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Certificate of Incorporation or by the Board of Directors pursuant to Section (C)(5) of this Article 4, the percentage limit established for an Excepted Holder by this Certificate of Incorporation or by the Board of Directors pursuant to Section (C)(5) of this Article 4.

Annex A-122

(vii)     “Governmental Body” shall mean any government or governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any State, local or foreign government or any political subdivision, agency, commission, office, authority, or bureaucracy of any of the foregoing, including any court or arbitrator (public or private), whether now or hereinafter in existence.

(viii)     “Law” shall mean any law (including common law), statute, code, ordinance, rule, regulation, standard, requirement, guideline, policy or criterion, including any interpretation thereof, of or applicable to any Governmental Body, whether now or hereinafter in existence.

(ix)     “Legal Requirement” shall mean any Order, Law or Permit, or any binding Contract with any Governmental Body.

(x)     “Order” shall mean any judgment, ruling, order, writ, injunction, decree, decision, determination or award of any Governmental Body.

(xi)     “Ownership” shall mean, with respect to any shares of Company Stock, direct or indirect record ownership or Beneficial Ownership. The term “Owner” shall mean any Person that has or exercises Ownership with respect to any shares of Company Stock.

(xii)     “Permit” shall mean any permit, authorization, consent, approval, registration, franchise, Order, waiver, variance or license issued or granted by any Governmental Body.

(xiii)     “Person” shall mean any individual, estate, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or other entity.

(xiv)     “Proceeding” shall mean any Order, action, claim, citation, complaint, inspection, litigation, notice, arbitration or other proceeding of or before any Governmental Body.

(xv)     “Proposed Transferee” shall mean any person presenting any shares of Company Stock for Transfer into such Person’s name or that otherwise is or purports to be a Transferee with respect to any shares of Company Stock.

(xvi)     “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of Company Stock pursuant to this Section (C) of Article 4.

(xvii)     “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

(xviii)     “Transfer” shall mean, with respect to any shares of Company Stock, any direct or indirect issuance, sale, gift, assignment, devise or other transfer or disposition of Ownership of such shares, whether voluntary or involuntary, and whether by merger or other operation of law, as well as any other event or transaction (including, without limitation, the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement) that results or would result in the Ownership of such shares by a Person that did not possess such rights prior to such event or transaction. Without limitation as to the foregoing, the term “Transfer” shall include any of the following that results or would result in a change in Ownership: (A) a change in the capital structure of the Corporation, (B) a change in the relationship between two or more Persons, (C) the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement, (D) any exercise or disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable, (E) any disposition of any securities or rights convertible into or exercisable or exchangeable for such shares or any exercise of any such conversion, exercise or exchange right, and (F) Transfers of interests in other entities. Notwithstanding the foregoing, the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Certificate of Incorporation shall not be considered a Transfer. The term “Transferee” shall mean any Person that becomes an Owner of any shares of Company Stock as a result of a Transfer.

Annex A-123

(xix)     “Violation” shall mean (A) any Person Beneficially Owning more than 9.9% (or, in the case of an Excepted Holder, Beneficially Owning more than such Excepted Holder’s Excepted Holder Limit) of the aggregate outstanding shares of Company Stock on a fully diluted basis, (B) any violation of, or any inconsistency with, any Legal Requirement applicable to the Corporation or any Subsidiary, (C) the loss of, or failure to secure or secure the reinstatement of, any Permit held or required by the Corporation or any Subsidiary, (D) the creation, attachment or perfection of any Encumbrance with respect to any property or assets of the Corporation or any Subsidiary, (E) the initiation of a Proceeding against the Corporation or any Subsidiary by any Governmental Body, (F) the effectiveness of any Legal Requirement that, in the judgment of the Board of Directors, is adverse to the Corporation or any Subsidiary or any portion of the business of the Corporation or any Subsidiary; or (G) any circumstance or event giving rise to the right of any Governmental Body to require the sale, transfer, assignment or other disposition of any property, assets or rights owned or held directly or indirectly by the Corporation or any Subsidiary.

(2)     Requests for Information. If the Corporation has reason to believe that the Ownership, or proposed Ownership, of shares of Company Stock by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of Company Stock by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Corporation, shall promptly furnish to the Corporation such information (including, without limitation, information with respect to citizenship, other Ownership interests and affiliations) as the Corporation may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of Company Stock by such stockholder, other Owner or Proposed Transferee could result in any Violation.

(3)     Rights of the Corporation. If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Section (C)(2) of this Article 4 within the period of time (including any applicable extension thereof) determined by the Board of Directors, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information pursuant to Section (C)(2) of this Article 4, the Board of Directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of Company Stock, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Corporation to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Corporation may (A) refuse to permit any Transfer of shares of Company Stock that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person, (B) refuse to honor any such Transfer effected or purported to have been effected, and in such case any such Transfer shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation, (D) redeem such shares in accordance with Section (C)(4) of this Article 4, and/or (E) take all such other action as the Corporation may deem necessary or advisable in furtherance of the provisions of this Section (C) of Article 4, including, without limitation, exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person. Any such refusal of Transfer or suspension of rights pursuant to subclauses (A), (B) and (C) of this Section (C)(3) of Article 4 respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Board of Directors has determined that such Transfer, or the exercise of any such suspended rights, as the case may be, would not constitute a Violation.

(4)     Redemption by the Corporation. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article 4 creating any series of Preferred Stock, Company Stock shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken with respect to any shares of Company Stock of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee provided, however, that no redemption shall result in there being no shares of Company Stock entitled to full voting powers. The terms and conditions of such redemption shall be as follows:

(i)     the redemption price of the shares to be redeemed pursuant to this Section (C)(4) of this Article 4 shall be equal to $0.01 per share, which may be in the form of cash, or any debt or equity securities of the Corporation or any Subsidiary of the Corporation or any other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors;

Annex A-124

(ii)     if less than all such shares are to be redeemed from a Disqualified Person, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iii)     from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the record holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(iv)     such other terms and conditions as the Board of Directors shall determine.

(5)     Excepted Holders. The Board of Directors, in its sole discretion, may exempt (proactively or retroactively) a Person from the restrictions contained in Section (C) of this Article 4, as the case may be. The Board of Directors may establish or increase an Excepted Holder Limit for such Person as the Board of Directors determines to be appropriate, taking into account any representations, covenants and undertakings as such Person may provide to the Corporation.

(6)     Specific Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of Section (C) of this Article 4. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing as authorized by the Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section (C) of this Article 4, the Board of Directors shall have the power to determine the application of the provisions of Section (C) of this Article 4, to any situation based on the facts known to it. In the event Section (C) of this Article 4 requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section (C) of this Article 4.

(7)     Legends. The Corporation shall, to the extent required by law, note on the certificates of the Company Stock that the shares represented by such certificates are subject to the restrictions set forth in this Section (C) of Article 4. If such shares are uncertificated, then the Corporation shall provide any notice required by Delaware Law.

ARTICLE 5.
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding Company Stock generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.
BOARD OF DIRECTORS

(A)     Power of the Board of Directors. Except as otherwise provided in this Certificate of Incorporation or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B)     Number of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article 4 (including any certificate of designation with respect to any series of Preferred Stock) and this Article 6 relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the whole Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be [•] and, thereafter, shall be determined from time to time exclusively by resolution adopted by the Board of Directors.

Annex A-125

(C)     Election of Directors.

(1)     The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2022 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2023 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2024 annual meeting. Notwithstanding the foregoing, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders commencing with the 2022 annual meeting, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2)     The directors shall initially be classified as follows:

Name
Class I	[•]
Class II	[•]
Class III	[•]

(3)     There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)     Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, or by the sole remaining director. Each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected, or until his or her earlier death, resignation, retirement, disqualification or removal.

(E)     Removal. No director (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of Company Stock generally entitled to vote in the election of directors, voting together as a single class.

(F)     Preferred Stock Directors. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional

Annex A-126

directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS

(A)     Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)     Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors, subject to the rights of the holders of any series of Preferred Stock then outstanding.

(C)     No Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
LIMITATION OF LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

ARTICLE 9.
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 4(C) 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 4(C), 5, 6, 7 or this Article 9, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than 66 ⅔% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 10.
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of Company Stock shall be deemed to have notice of and consented to the provisions of this Article 10.

Annex A-127

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this _____ day of __________, 2021.

[•]
By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex A-128

EXHIBIT H

AMENDED AND RESTATED

BYLAWS

OF

[NEW STARSHIP]

(the “Corporation”)

* * * * *

Article 1
Offices

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings. Subject to the rights of the holders of any outstanding class or series of preferred stock of the Corporation, special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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(b)        A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b)        Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period.

Section 2.07. Action by Consent. Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a)        Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting,

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who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii)        For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(iii)        A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1)        the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2)        for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3)        a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4)        a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate

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loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5)        a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6)        a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7)        any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8)        such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b)        Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c)        General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance

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guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii)        No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10

(iii)        The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv)        Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v)        Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Article 3
Directors

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. The Board of Directors shall consist of not less than [•] nor more than [•] directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. As set forth in Article 6 of the Certificate of Incorporation, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

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Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or the Secretary, on the written request of [•] directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

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Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

Article 4
Officers

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom

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shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Article 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the Chief Executive Officer, President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

Article 6
Indemnification

Section 6.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Section 6.02. Right to Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or

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completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while an officer or director of the Corporation is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 6 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 6 shall be a contract right, provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b)        The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 6.03. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 6.04. Nonexclusivity of Rights. The rights and authority conferred in this Article 6 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 6.05. Preservation of Rights. Neither the amendment nor repeal of this Article 6, nor the adoption of any provision of the Certificate of Incorporation or these Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 7
General Provisions

Section 7.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)        In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date

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is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.06. Amendments. These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors.

Section 7.07. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.07.

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EXHIBIT I

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[STARSHIP SURVIVING SUB],

a Delaware corporation

This Amended and Restated Certificate of Incorporation of [Starship Surviving Sub], a Delaware corporation (the “Corporation”) that filed its original Certificate of Incorporation with the Secretary of the State of Delaware on April 28, 2005 (i) amends and restates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 22, 2020, as amended, and the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of the State of Delaware on March 19, 2020, as amended, and (ii) was duly adopted in accordance with Sections 242 and 245, and written consent of stockholders was obtained pursuant to Section 228, of the General Corporation Law of the State of Delaware.

Article I

The name of this corporation is [Starship Surviving Sub].

Article II

The address of its registered office in the State of Delaware is located at 251 Little Falls Drive, Wilmington DE 19808. The name of its registered agent at such address is Corporation Service Company.

Article III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is [•], [•] shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and [•] shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which [•] shares are hereby designated Series 1 Senior Preferred Stock (“Series 1 Senior Preferred”).

The designations, preferences and rights of the Series 1 Senior Preferred are set forth in Article XI hereto.

Article V

The Corporation is to have perpetual existence.

Article VI

To the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of the State of Delaware is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

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Any amendment, repeal or modification of the foregoing provisions of this Article IX, by amendment of this Article IX or by operation of law, shall not adversely affect any right or protection of or increase the liability of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article VII

Except as otherwise provided for in Article VI and Article X, the Corporation reserves the right at any time, and from time to time, to amend, alter, change, modify, repeal or rescind any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

Article VIII

Except as otherwise provided in this Amended and Restated Certificate of Incorporation or in the by-laws of the Corporation, in furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized to make, adopt, amend, alter, change, modify, repeal or rescind any or all of the by-laws of the Corporation.

Article IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article X

To the fullest extent permitted by applicable law, the Corporation shall provide to directors and officers of the Corporation in their capacities as such, and is authorized to provide to employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification) indemnification (and advancement of expenses). In furtherance and not in limitation of the foregoing, indemnification (and advancement of expenses) of the foregoing persons may be provided through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, and such provisions, agreements, votes or other arrangement may provide for indemnification (or advancement of expenses) in excess of the indemnification and advancement of expenses otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this Article X, by amendment of this Article X or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal or modification.

Article XI

Series 1 Senior Preferred

A.     Rank. The Series 1 Senior Preferred shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank (i) senior to all classes of Common Stock (as defined in Article IV of this Amended and Restated Certificate of Incorporation) of the Corporation and each other class of capital stock of the Corporation or series of Preferred Stock (as defined in Article IV of this Amended and Restated Certificate of Incorporation) of the Corporation existing or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series 1 Senior Preferred as to dividend distributions

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and distributions (of assets or otherwise) upon liquidation, a deemed liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”); (ii) on a parity with any class of capital stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Series 1 Senior Preferred as to dividend distributions and distributions (of assets or otherwise) upon liquidation, a deemed liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”), provided that any such Parity Securities that are not Permitted Pari Passu Equity or the issuance of which was not otherwise approved by the Required Holders in accordance with Section (E)(1)(d) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior only to each class of capital stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Series 1 Senior Preferred as to dividend distributions and distributions (of assets or otherwise) upon liquidation, a deemed liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities that were not approved by the Required Holders in accordance with Section (E)(1)(d) hereof shall be deemed to be Junior Securities and not Senior Securities.

B.     Dividends.

1.     Dividends on each share of Series 1 Senior Preferred shall accrue at a rate per annum equal to the Dividend Rate on the sum of (x) the Liquidation Preference and (y) the aggregate accrued and unpaid dividends on such share of Series 1 Senior Preferred as of the immediately preceding Dividend Payment Date. All dividends provided for in the immediately preceding sentence shall be cumulative and shall accrue on a daily basis from the Issue Date, in each case whether or not declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends; provided that dividends with respect to any Dividend Period shall be payable in cash, only as and when declared by the Board of Directors, out of funds legally available therefor. The increase in the dividend rate provided for in the definition of “Default Rate” shall not be the exclusive remedy at law or in equity of the Holders of the Series 1 Senior Preferred for any Event of Default and shall in no way be deemed a waiver of such Event of Default or be deemed to validate any action underlying any such Event of Default.

2.     Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment. To the extent and for so long as the cash dividends paid in respect of any Dividend Period are less than the Required Cash Dividend in respect of such Dividend Period (whether or not the Corporation shall have sufficient funds to pay such dividend or such dividend shall be permitted under applicable law, contractual restrictions or otherwise) and such failure continues for thirty (30) days, then such failure to pay shall constitute a “Dividend Payment Event of Default.”

3.     All dividends paid with respect to shares of the Series 1 Senior Preferred pursuant to Section (B)(1) shall be paid pro rata to the Holders entitled thereto.

4.     No full dividends shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless (1) full cumulative dividends have been or contemporaneously are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Series 1 Senior Preferred for all Dividend Periods ending on or prior to the date of payment of such full dividends on such Parity Securities and (2) such payment is in compliance with Section (E) hereof. If any dividends are not so paid, all dividends declared upon shares of the Series 1 Senior Preferred and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series 1 Senior Preferred and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series 1 Senior Preferred and such Parity Securities bear to each other.

5.     The Corporation shall not declare, pay or set aside any dividends on shares of any Junior Securities unless (A) the declaration, payment or setting aside of such dividend is otherwise permitted under this Article XI, and (B) the holders of the Series 1 Senior Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 1 Senior Preferred in an amount at least equal to the aggregate accrued and unpaid dividends on such share of Series 1 Senior Preferred as of the immediately preceding Dividend Payment Date.

(i)     Dividends payable on the Series 1 Senior Preferred for any period less than a year shall be computed on the basis of a 360-day year of twelve (12) 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed thirty (30) days).

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C.     Liquidation Payment.

1.     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”) or a Series 1 Deemed Liquidation Event, each Holder of shares of Series 1 Senior Preferred then outstanding shall be entitled to require the Corporation to redeem the Series 1 Senior Preferred held by such Holder out of the assets of the Corporation available for distribution to its stockholders at a redemption price in cash (the “Liquidation Payment”) equal to the sum of (x) the Liquidation Preference of the Series 1 Senior Preferred to be redeemed plus (y) the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period (whether or not declared and whether or not the payment thereof is otherwise permitted by the DGCL or otherwise), plus (z) an amount equal to any accrued dividends for the period, if any, from, and including, the end of the last Dividend Period ending immediately prior to such redemption date to, but excluding, such redemption date (whether or not declared and whether or not the payment thereof is otherwise permitted by the DGCL or otherwise), with any such dividend calculated as described in Section (B) above but based on the Cash Dividend Rate in lieu of the applicable Dividend Rate, before any distribution shall be made or any assets distributed in respect of Junior Securities to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation.

2.     If upon any Liquidation Event or Series 1 Deemed Liquidation Event, the amounts payable with respect to the Series 1 Senior Preferred under Section (C)(1) above are not paid in full, the Holders of the Series 1 Senior Preferred and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.     Each of the following events shall be considered a “Series 1 Deemed Liquidation Event” unless the Required Holders elect otherwise by written notice sent to the Corporation at least one (1) day prior to the effective date of any such event:

(a)     the occurrence of a Change of Control;

(b)     a consolidation, merger, reorganization or similar transaction or series of related transactions;

(c)     (1) a sale, lease or other disposition, through one transaction or a series of related transactions, of all or substantially all of the assets of the Corporation and its Restricted Subsidiaries, taken as a whole, or (2) the transfer or grant, in one transaction or a series of related transactions, of an exclusive license to all or substantially all of the Intellectual Property of the Corporation and its Restricted Subsidiaries, taken as a whole; and

(d)     the sale or other transfer, through one transaction or a series of related transactions, of all or substantially all of the issued and outstanding capital stock of the Corporation to any other corporation, or any other entity or person, other than a parent or wholly owned Restricted Subsidiary of the Corporation;

provided that, with respect to clauses (b) and (d) above, the outstanding shares of capital stock owned by the stockholders of the Corporation immediately prior do not continue to represent, or are not converted into or exchanged for shares of capital stock that represent, at least a majority of the total voting power of Voting Stock of the surviving or acquiring entity.

4.     The Corporation shall not have the power to effect a Series 1 Deemed Liquidation Event unless the agreement or plan of merger or consolidation, sale agreement or other definitive documentation for such transaction (the “Sale Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section (C)(1) and Section (C)(2) and the Holders shall receive in cash the full Liquidation Payment due on the Series 1 Senior Preferred; provided that, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Sale Agreement will further provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) is allocated among the holders of capital stock of the Corporation in accordance with Sections (C)(1) and (2) as if the Initial Consideration were the only consideration payable in connection with such Series 1 Deemed Liquidation Event or Change of Control, and (b) any Additional Consideration that becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies is allocated among the holders of capital stock of the corporation in accordance with Sections (C)(1) and (2) after taking into account the previous payment of the Initial Consideration as part of the same transaction; provided, further that consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with any such Series 1 Deemed Liquidation Event or Change of Control shall be deemed to be Additional Consideration.

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5.     In the event of a Series 1 Deemed Liquidation Event, if the Corporation does not commence a dissolution of the Corporation under the DGCL within thirty (30) days after such Series 1 Deemed Liquidation Event, then (a) the Corporation shall send a Redemption Notice to each Holder of Series 1 Senior Preferred no later than the thirtieth (30th) day after the Series 1 Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (b) to require the redemption of such shares of Series 1 Senior Preferred, and (b) if any such Holder so requests in a written instrument delivered to the Corporation not later than twenty-five (25) days after receipt of such written notice from the Corporation of the occurrence of such Series 1 Deemed Liquidation Event, the Corporation shall use Net Cash Proceeds received by the Corporation for such Series 1 Deemed Liquidation Event, all to the extent permitted by the DGCL (the “Available Proceeds”), on the sixtieth (60th) day after such Series 1 Deemed Liquidation Event, to redeem all of such Holder’s outstanding shares of Series 1 Senior Preferred at a price per share equal to the Liquidation Payment. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series 1 Senior Preferred to be redeemed, the Corporation shall ratably redeem each requesting Holder’s shares of Series 1 Senior Preferred to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under the DGCL. The provisions of Section (D)(2) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series 1 Senior Preferred pursuant to this Section (C)(5). Prior to any such redemption, the Corporation shall not expend or dissipate the consideration received for such Series 1 Deemed Liquidation Event, except to discharge expenses incurred in connection with such Series 1 Deemed Liquidation Event or in the ordinary course of business.

6.     In the event of any Series 1 Deemed Liquidation Event in which the Corporation is not the continuing or surviving corporation or entity, proper provision shall be made so that such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Corporation hereunder and under the other documentation with the Holders with respect to the Series 1 Senior Preferred.

D.     Optional Redemption.

1.     The Corporation may elect to redeem shares of the Series 1 Senior Preferred in cash, in whole or in part, on a pro rata basis among the Holders (provided that, for the avoidance of doubt, a redemption exercised pursuant to Section (C)(5) shall not constitute an optional redemption and may be conducted on a non-pro rata basis as provided therein), at any time and from time to time at a redemption price per share of the Series 1 Senior Preferred to be redeemed equal to (I) at any time prior to the first anniversary of the Issue Date, a dollar amount equal to the Minimum Redemption Amount of the Series 1 Senior Preferred to be redeemed and (II) from and after the first anniversary of the Issue Date, the greater of (a) the sum of (x) the Liquidation Preference of the Series 1 Senior Preferred to be redeemed plus the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period, plus (y) a dollar amount equal to the redemption premium per share set forth in the table below (expressed as a percentage of the Liquidation Preference of the Series 1 Senior Preferred to be redeemed plus the aggregate amount of any accrued and unpaid dividends on such Series 1 Senior Preferred as of the end of the immediately preceding Dividend Period), if redeemed during the periods set forth below, plus (z) the aggregate amount of any accrued and unpaid dividends on such share of the Series 1 Senior Preferred for the period, if any, from, and including, the end of the last Dividend Period ending immediately prior to the applicable redemption date to, but excluding, such redemption date, with any such dividend calculated as described in Section (B) hereof but based, in the case of this clause (z), on the Cash Dividend Rate in lieu of the applicable Dividend Rate, and (b) a dollar amount equal to the Minimum Redemption Amount of the Series 1 Senior Preferred to be redeemed.

Period	Redemption Premium
From, and including, the first anniversary of the Issue Date to, but excluding, the second anniversary of the Issue Date	3.00%
From, and including, the second anniversary of the Issue Date to, but excluding, the third anniversary of the Issue Date	1.00%
From, and including, the third anniversary of the Issue Date and at any time thereafter	0.00%

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In the event that at any time fewer than all of the outstanding shares of Series 1 Senior Preferred are to be redeemed pursuant to this Section (D)(1), the selection of the shares to be redeemed shall be made pro rata in proportion to the number of shares held by each Holder.

2.     At least five (5) days (or, in the case of any redemption pursuant to Section (C)(5), thirty (30) days) prior to the date fixed for any redemption (the “Redemption Date”) of the Series 1 Senior Preferred, written notice (the “Redemption Notice”) shall be given by the Corporation by first-class mail, postage prepaid, to each applicable Holder of record on the record date fixed for such redemption of the Series 1 Senior Preferred (or, in the case of any redemption pursuant to Section (C)(5), of the shares of Preferred Stock, if any, that Holders request to be redeemed) at such Holder’s address as it appears in the register maintained by the transfer agent for the Series 1 Senior Preferred, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series 1 Senior Preferred to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

(a)     the redemption price (including in reasonable detail the Corporation’s calculations in determining the redemption price);

(b)     the Redemption Date; and

(c)     that dividends on the shares of Series 1 Senior Preferred to be redeemed shall cease to accrue and accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

On the Redemption Date, the Corporation shall pay the full redemption price to each Holder for any shares of Series 1 Senior Preferred of such Holder that are redeemed and such shares shall be cancelled and retired by the Corporation. If as of any Redemption Date, the DGCL prevents the Corporation from redeeming all shares of Series 1 Senior Preferred to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with the DGCL and shall redeem the remaining shares as soon as it may lawfully do so under the DGCL but, notwithstanding if such failure continues for ninety (90) days after the applicable Redemption Date, such failure to redeem shall constitute an Event of Default and the Holders shall be entitled to exercise all of the rights granted to them under this Article XI and the DGCL as well as their Board Observer Rights under the Series 1 Senior Stockholders Agreement (provided that, notwithstanding anything to the contrary herein, the dividend rate shall not increase to the “Default Rate” in connection with any such Event of Default).

On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on Series 1 Senior Preferred called for redemption shall cease to accrue and accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price.

3.     Except as set forth in Section (C)(5), the Holders shall have no right to cause the Corporation to redeem the Series 1 Senior Preferred.

E.     Protective Provisions.

1.     For so long as any of the shares of Series 1 Senior Preferred remain outstanding, the Corporation shall not (and shall not cause or permit any of its Restricted Subsidiaries to) effect any of the following without the prior consent of Required Holders, voting or consenting, as the case may be, as one class, in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

(a)     Indebtedness. Create, incur, assume, guarantee or suffer to exist any Indebtedness for borrowed money, directly or indirectly, except for Permitted Debt; provided that no Event of Default shall have occurred and be continuing at the time of the incurrence or other establishment of such Permitted Debt or result therefrom.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discounts and the payment of interest or dividends in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section (E)(1)(a).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred,

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in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted value, if applicable) of such refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Indebtedness being refinanced except by an amount equal to unpaid accrued interest, fees and premium thereon (including tender premiums), plus (x) other amounts owing or paid related to such Indebtedness, and fees and expenses (including defeasance costs, underwriting discounts, original issue discount, upfront fees or similar fees) incurred, in connection with such refinancing, and (y) an amount equal to any existing commitments unutilized thereunder.

(b)     Restricted Payments. Declare or make, directly or indirectly, any dividend or other distribution with respect to the Capital Stock of the Corporation, other than dividends or distributions payable solely in Capital Stock (other than Senior Securities or Parity Securities), or purchase, redeem or otherwise acquire, any Capital Stock of the Corporation held by persons other than the Corporation or a Restricted Subsidiary (each, a “Restricted Payment”), in each case except for Permitted Restricted Payments.

(c)     Investments. Make or hold any Investments, directly or indirectly, except for Permitted Investments.

(d)     Senior or Pari Securities. Issue any new, reclassify any existing Capital Stock into, or issue any Capital Stock convertible into, any Senior Securities or Parity Securities of the Corporation (including any additional shares of the Series 1 Senior Preferred), other than Permitted Pari Passu Equity; provided that no Event of Default shall have occurred and be continuing at the time of such issuance or reclassification of Permitted Pari Passu Equity or result therefrom.

(e)     Transactions with Affiliates. Enter into any transaction with any Affiliate of the Corporation or its Subsidiaries, or any other equity holder that (individually or together with its Affiliates) owns more than 5% of the total voting power of the Voting Stock of the Corporation, in each case, unless such transaction is on an arm’s length basis or on terms not materially less favorable to the Corporation than terms it would receive in an arm’s length transaction, other than Permitted Affiliate Transactions.

(f)     Certain Tax Matters. Take any action that would cause the Corporation to cease to be treated as a domestic C corporation for U.S. federal income tax purposes.

(g)     Capital Stock of Restricted Subsidiaries. Issue any preferred stock or common stock of a Restricted Subsidiary unless such issuance is (i) in connection with a bona fide joint venture or other bona fide business purpose (other than a capital raising event), in each case to third parties that, prior to such issuance, are not Affiliates of the Corporation or such Restricted Subsidiary, (ii) to the Corporation, (iii) to a Restricted Subsidiary of the Corporation, or (iv) in compliance with Section (F) in this Article XI.

(h)     Burdensome Agreements. Enter into any encumbrance or consensual restriction on the ability of any Restricted Subsidiary to pay dividends or make any other distributions to the Corporation, other than:

(i)     restrictions set forth in any Credit Facility permitted to be incurred hereunder;

(ii)     restrictions pursuant to any agreement in effect on or prior to the Issue Date;

(iii)     customary provisions in joint venture agreements permitted under Section (E)(1)(c) and Section (E)(1)(g) in this Article XI and relating solely to such joint venture;

(iv)     restrictions arising under any applicable law, rule, regulation or order;

(v)     this Article XI;

(vi)     restrictions pursuant to (i) any Indebtedness for borrowed money permitted to be incurred hereunder and (ii) otherwise any Indebtedness not prohibited by the terms hereof, in each case, incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or

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assets (other than Capital Stock), acquired in the ordinary course of business, and Capitalized Lease Obligations that impose restrictions on a Restricted Subsidiary to sell, lease or transfer any of its properties or assets to the Corporation or any other Restricted Subsidiary;

(vii)     restrictions pursuant to any agreement or other instrument of a Person acquired by the Corporation or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into the Corporation or any of its Restricted Subsidiaries, or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets assumed;

(viii)     restrictions pursuant to any contracts for the sale of assets permitted pursuant to the terms of this Article XI, including customary restrictions with respect to a Subsidiary of the Corporation pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(ix)     restrictions pursuant to any Indebtedness that is secured by a Lien that limits the right of the debtor to dispose of the assets securing such Indebtedness that is permitted to be incurred pursuant to Section (E)(1)(a) in this Article XI;

(x)     restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(xi)     restrictions arising from other Indebtedness of Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section (E)(1)(a) in this Article XI;

(xii)     customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xiii)     restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Corporation or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Corporation or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Corporation or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(xiv)     restrictions created in connection with any Permitted Receivables Facility that, in the good faith determination of the Corporation are necessary or advisable to effect the transactions contemplated under such Permitted Receivables Facility; and

(xv)     any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) of this Section (E)(1)(h); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Corporation, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(i)     Fundamental Changes. In a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise or dispose of all or substantially all of the assets of the Corporation or its Restricted Subsidiaries to, another Person (other than with respect to a merger or consolidation of one of the Corporation’s Restricted Subsidiaries with the Corporation (with the Corporation surviving) or with another Restricted Subsidiary of the Corporation), unless:

(i)     such event constitutes a Liquidation Event or Series 1 Deemed Liquidation Event and, at or prior to the consummation of such transaction, all of the then outstanding shares of the Series 1 Senior Preferred are repaid pursuant to Section (C) in this Article XI and the Holders shall receive in cash the full Liquidation Payment then due on the Series 1 Senior Preferred; and

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(ii)     if such event relates to the Corporation, either (x) the Corporation is the continuing Person or (y) the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or to which the properties and assets of the Corporation are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall assume all of the obligations of the Corporation under this Article XI; and (2) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Event of Default shall have occurred or be continuing or would result therefrom.

Notwithstanding the foregoing, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section (E)(1)(c) in this Article XI (provided that the continuing or surviving Person shall be a Restricted Subsidiary).

For the avoidance of doubt, for purposes of this Section (E)(1)(i), the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Corporation (other than any transfer to any other Restricted Subsidiary or Restricted Subsidiaries of the Corporation), the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(j)     Financial Statements. Fail to cause the consolidated financial statements of the Corporation and its Subsidiaries to be prepared in accordance with GAAP in all material respects.

(k)     Modifications to Series 1 Senior Preferred. Amend, modify or waive any of the terms of this Article XI (whether by merger, consolidation, operation of law, reorganization or otherwise).

2.     Notwithstanding any provision hereof to the contrary, without the consent of each Holder of Series 1 Senior Preferred affected, no amendment, modification or waiver of any term of this Article XI (whether by merger, consolidation or otherwise) may (i) subject such Holder to any additional obligation, (ii) reduce the Liquidation Payment of or dividend rate on the Series 1 Senior Preferred, (iii) change the date on which the Series 1 Senior Preferred may be subject to redemption or reduce the redemption price therefor (including, without limitation, the Minimum Redemption Amount), or postpone the date fixed for any payment of any Liquidation Payment, or any dividends or other payments in respect of the Series 1 Senior Preferred or (iv) change the percentage of the shares of Series 1 Senior Preferred the Holders of which shall be required to consent or take any other action under this Section (E)(2) or any other provision of this Article XI.

F.     Asset Sales.

1.     The Corporation shall not, and shall not permit any Restricted Subsidiary to, (1) sell, sell and lease-back, assign, convey, transfer or otherwise dispose of any property (including, for the avoidance of doubt, any Intellectual Property) (each, a “disposition”), to any Person in one transaction or a series of related transactions, of all or any part of the Corporation’s or any Restricted Subsidiary’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or (2) issue any shares of the Capital Stock of any Restricted Subsidiary, in each case other than (x) shares of preferred stock or common stock issued in compliance with Section (E)(2) in this Article XI, (y) directors’ qualifying shares and (z) shares issued to foreign nationals or required under applicable law (each, an “Asset Sale”), unless the Corporation or such Restricted Subsidiary, as applicable, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the shares and/or assets or properties subject to such Asset Sale, and at least 75% of such consideration from such Asset Sale is in the form of cash or Cash Equivalents, in each case except for:

(a)     dispositions (or any portion of a disposition) of assets or properties with an aggregate Fair Market Value of less than the greater of $75.0 million and 100% of Consolidated EBITDA (on a cumulative basis);

(b)     dispositions of Securitization Assets to Securitization Subsidiaries in connection with Permitted Receivables Facilities;

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(c)     dispositions that constitute a Series 1 Deemed Liquidation Event;

(d)     dispositions (x) by the Corporation to one or more Restricted Subsidiaries or (y) by a Restricted Subsidiary to the Corporation or one or more Restricted Subsidiaries;

(e)     an issuance or sale of Capital Stock by a Restricted Subsidiary to the Corporation or to another Restricted Subsidiary;

(f)     any disposition of cash or Cash Equivalents;

(g)     the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)     [reserved];

(i)     foreclosures, condemnation or any similar action on assets or the granting of Liens securing Indebtedness that is permitted to be incurred pursuant to Section (E)(1)(a) in this Article XI;

(j)     any transfer of Inventory in the ordinary course of business and any other disposition in the ordinary course of business, including any disposition in connection with any Settlement or Settlement Liens, and dispositions of Settlement Assets and Merchant Agreements;

(k)     sales, transfers and other dispositions of Investments in joint ventures and Merchant Acquisition and Processing Alliances, in each case, to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements, definitive contractual arrangements governing any Merchant Acquisition and Processing Alliance and similar binding contractual arrangements;

(l)     sales, transfers and other dispositions of Investments in Merchant Acquisition and Processing Alliances (regardless of the form of legal entity) relating to any equity reallocation in such Merchant Acquisition and Processing Alliances in connection with an asset or equity contribution to such Merchant Acquisition and Processing Alliances, or in connection with pledges of deposits required pursuant to the contractual arrangements governing any Merchant Acquisition and Processing Alliance or other association of card-issuing banks;

(m)     any transfer of worn-out or obsolete equipment that is, in the reasonable judgment of the Corporation, no longer economically practicable to maintain or useful in the ordinary course of business of the Corporation;

(n)     any transfer consisting of dispositions or discontinuations of any operations or Subsidiary to the extent doing so would not have a material adverse effect on the Corporation’s business and so long as any assets of such Subsidiary are transferred to the Corporation or a Restricted Subsidiary following such disposition or discontinuation;

(o)     any transfer consisting of non-exclusive licenses for the use of the property of the Corporation or its Subsidiaries in the ordinary course of business;

(p)     any transfer consisting of any Intercompany License Agreement; and

(q)     any transfer consisting of Permitted Investments or Permitted Restricted Payment.

2.     For the purposes of this Section (F), the following will be deemed to be cash:

(a)     the amount of any Indebtedness or other liabilities contingent or otherwise of the Corporation or a Restricted Subsidiary (other than intercompany Indebtedness) assumed by the transferee of the assets so disposed and for which the Corporation or such Restricted Subsidiary are released from all liability on such Indebtedness or other liability in connection with the applicable Asset Sale;

(b)     in the case of securities, notes or other obligations received by the Corporation or any Restricted Subsidiary from the transferee that are converted by the Corporation or such Restricted Subsidiary into cash or Cash Equivalents within one hundred eighty (180) days following the closing of the applicable Asset Sale, the amount of cash and Cash Equivalents so received; and

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(c)     any Designated Non-cash Consideration received by the Corporation or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $30.0 million and 30.0% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

3.     If the Corporation or any of its Restricted Subsidiaries (x) engages in Asset Sales as described above or (y) suffers a Casualty Event, then the Corporation or such Restricted Subsidiary may, within three hundred sixty-five (365) days of receiving Net Cash Proceeds from such Asset Sales or Casualty Events, apply such Net Cash Proceeds therefrom to (a) repay any outstanding Indebtedness or (b) make Investments in property or other assets used or useful in the business of the Corporation, including making capital expenditures, or acquire other assets or businesses, to the extent permitted pursuant to Section (E)(1)(c) in this Article XI.

4.     When the aggregate amount of all such Net Cash Proceeds that are not applied within the time frame set forth in Section (F)(3) in this Article XI and which have not yet been the basis for an Excess Proceeds Offer (such amount, the “Available Asset Sale Proceeds”) exceeds the greater of $150.0 million and 150% of Consolidated EBITDA, the Corporation shall make an offer (the “Excess Proceeds Offer”) to the Holders (and, if required by the terms of any Parity Securities, to the holders thereof), to purchase with such Available Asset Sale Proceeds a number of shares of Series 1 Senior Preferred (and any such Parity Securities) at a price equal to (a) 100% of the Liquidation Preference thereof, plus (b) the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period, plus (c) an amount equal to any accrued dividends for the period, if any, from, and including, the end of the immediately preceding Dividend Period to, but excluding, the date of the purchase, with any such dividend calculated as described in Section (B) of this Article XI hereof but, in the case of this clause (c) based on the Cash Dividend Rate in lieu of the applicable Dividend Rate (the “Excess Proceeds Purchase Price”).

5.     If the Corporation is required to make an Excess Proceeds Offer, the Corporation shall send by first-class mail, postage prepaid, within thirty (30) days following the date specified in Section (F)(4) in this Article XI, a notice to each Holder of Series 1 Senior Preferred stating:

(a)     that such Holders have the right to require the Corporation to apply the Available Asset Sale Proceeds to repurchase Series 1 Senior Preferred in accordance with this Section (F);

(b)     the Excess Proceeds Purchase Price and the purchase date (which shall be a Business Day no earlier than thirty (30) days and not later than forty-five (45) days from the date such notice is mailed (the “Excess Proceeds Payment Date”));

(c)     that any Series 1 Senior Preferred not tendered will continue to accumulate dividends;

(d)     that, unless the Corporation defaults in the payment of the Excess Proceeds Purchase Price, any Series 1 Senior Preferred accepted for payment pursuant to the Excess Proceeds Offer, shall cease to accumulate dividends after the Excess Proceeds Payment Date;

(e)     that Holders will be entitled to withdraw their acceptance of the Excess Proceeds Offer if the Corporation receives, not later than the close of business on the third Business Day preceding the Excess Proceeds Payment Date, a written notice setting forth the name of the Holder, the number of shares of Series 1 Senior Preferred delivered for purchase, and a statement that such Holder is withdrawing its election to have such Series 1 Senior Preferred purchased;

(f)     that if the aggregate Liquidation Preference of the Series 1 Senior Preferred surrendered by Holders exceeds the amount of Available Asset Sale Proceeds, the Corporation shall select the Series 1 Senior Preferred to be purchased on a pro rata basis;

(g)     the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Series 1 Senior Preferred; and

(h)     any other procedures that a Holder must follow to accept an Excess Proceeds Offer or effect withdrawal of such acceptance.

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On the Excess Proceeds Payment Date, the Corporation shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, Series 1 Senior Preferred or portions thereof tendered pursuant to the Excess Proceeds Offer. The Corporation shall promptly deliver to each Holder so accepted payment in an amount equal to the purchase price for such Series 1 Senior Preferred. To the extent that the aggregate amount of Series 1 Senior Preferred (and any Parity Securities) tendered pursuant to an Excess Proceeds Offer is less than the Available Asset Sale Proceeds, the Corporation may use any remaining Available Asset Sale Proceeds for general corporate purposes, subject to the other terms set forth in this Article XI. Upon completion of an Excess Proceeds Offer in accordance with this Section (F)(5), the amount of Available Asset Sale Proceeds shall be reset to zero.

Pending the final application of any Net Cash Proceeds pursuant to this Section (F)(5), the Corporation may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Article XI.

6.     The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Series 1 Senior Preferred pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section (F), the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Section (F) by virtue thereof.

G.     Voting Rights.

1.     Generally. The Holders of outstanding shares of Series 1 Senior Preferred, except as otherwise required under the DGCL or as set forth in this Article XI, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

2.     Number of Votes. In any case in which the holders of the outstanding shares of Series 1 Senior Preferred shall be entitled to vote pursuant to this Article XI or pursuant to the DGCL, each holder of outstanding shares of Series 1 Senior Preferred entitled to vote with respect to such matter shall be entitled to one vote for each outstanding share of Series 1 Senior Preferred held as of the record date for determining stockholders entitled to vote on such matter.

H.     Sale Demand.

1.     In the event that (a) at any time, any Event of Default shall have occurred and be continuing for at least one hundred eighty (180) days or (b) at any time after the 7.5 year anniversary of the Issue Date, the sum of the aggregate Liquidation Preference of all Series 1 Senior Preferred then outstanding plus the aggregate amount of any accrued and unpaid dividends thereon as of the end of the immediately preceding Dividend Period exceeds $30.0 million in the aggregate (any such event described in clause (a) or (b), a “Sale Process Trigger”), then for so long as any such Sale Process Trigger shall be continuing and the SGE Holders then hold at least 50% of the Series 1 Senior Preferred purchased by the SGE Holders on the Issue Date, the SGE Holders shall have the irrevocable right to deliver to the Corporation a written notice (a “Sale Demand”) requiring that the Corporation initiate a comprehensive process in good faith to seek to effect a Sale Event (a “Sale Process” and, the transaction resulting therefrom, a “Sale Transaction”). Upon receipt of the Sale Demand, the Corporation shall, as soon as reasonably practicable and subject to applicable law, engage in a Sale Process in good faith, including, without limitation, by selecting a nationally recognized investment banking firm having experience in the industry in which the Corporation and its Subsidiaries are engaged (or such other reputable advisor that is reasonably satisfactory to the SGE Holders) to assist the Corporation in the Sale Process, having such terms and structure as determined by the Corporation in good faith and shall consult with the Holders on the milestones for such Sale Transaction.

2.     If the Corporation (a) fails to enter into a definitive agreement with respect to a Sale Transaction within six months of the Sale Demand (provided that such time period may, upon prior written notice to the Required Holders, be extended by the Corporation by up to three additional months if the Corporation is engaged in good faith negotiations with one or more prospective purchasers or underwriters, as the case may be and the Board of Directors determines in good faith that such an extension is necessary to finalize negotiations with such prospective purchasers

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or underwriters, as the case may be) or (b) fails to consummate a Sale Transaction within six months of the date such definitive agreement is executed, then any such failure shall constitute an Event of Default and shall further constitute a “Sale Demand Default Event” and, by written notice to the Corporation from the Required Holders:

(a)     the number of directors constituting the Board of Directors shall be increased by one member and the SGE Holders, voting separately and as one class, shall have the exclusive right to nominate and elect such director to serve on the Board of Directors (the “Sale Demand Director”) at a meeting called therefor upon the occurrence of such Sale Demand Default Event and at every subsequent meeting at which the terms of office of the director so elected by the SGE Holders expires; and

(b)     the Corporation shall take all corporate action necessary and shall fully cooperate with the SGE Holders to cause each Sale Demand Director to be nominated and reelected to the Board of Directors.

3.     The right of the SGE Holders voting together as a separate class to elect a member of the Board of Directors as set forth in Section (I)(2) in this Article XI shall continue unless and until the SGE Holders no longer hold at least 50% of the Series 1 Senior Preferred purchased by the SGE Holders on the Issue Date. At any time after the voting power to elect a director shall have become vested and be continuing in the SGE Holders pursuant to Section (I)(2) in this Article XI, or if vacancies shall exist in the offices of any director elected by the SGE Holders, a proper officer of the Corporation may, and upon the written request of the SGE Holders addressed to the secretary of the Corporation shall, call a special meeting of the SGE Holders, for the purpose of electing the director which such SGE Holders are entitled to elect, in each case subject to applicable law. At any meeting held for the purpose of electing directors at which the SGE Holders shall have the right, voting together as a separate class, to elect a director pursuant to this Section (I), the presence in person or by proxy of the a majority of SGE Holders shall be required to constitute a quorum of the SGE Holders. Any vacancy occurring in the office of a director elected by the Holders may be filled solely by the Holders in accordance with this Section (I).

4.     The Board of Directors hereby designates, effective upon (and solely during the continuance of) a Sale Process Trigger and until consummation of a Sale Transaction, a special committee (the “Sale Demand Special Committee”) to consist solely of the Sale Demand Director. At all times following (and solely during the continuance of) a Sale Process Trigger and until consummation of a Sale Transaction, the Sale Demand Special Committee shall have and may exercise all the powers and authority of the Board of Directors with respect to any act, decision or determination relating to or in furtherance of the consummation of a Sale Transaction (including, without limitation, the authority to exclusively initiate, investigate, negotiate, implement, direct, control, review, communicate, act upon and approve any and all matters in furtherance of a Sale Transaction), provided that the Sale Demand Special Committee shall not have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. The Sale Demand Special Committee shall keep regular minutes of its meetings and report the same to the Board of Directors when appropriate. The Sale Demand Director shall have full power and authority to retain on behalf of the Sale Demand Special Committee and/or the Corporation, such legal counsel and financial, accounting, tax or other advisors as the Sale Demand Director deems necessary or advisable in connection with any Sale Transaction (collectively, “Sale Demand Advisors”). The Corporation shall fully cooperate (and shall cause its and its subsidiaries’ officers and employees to fully cooperate) with the Sale Demand Director in connection with any and all actions, decisions and determinations taken by the Sale Demand Director in furtherance of a Sale Transaction and otherwise in accordance with this Section (I)(4). From and after the occurrence of a Sale Demand Default Event, the SGE Holders shall be entitled to exercise all of the rights set forth in Section 4 of the Stockholders Agreement mutatis mutandis in accordance with any Sale Transaction pursuant to this Section (I); provided that the SGE Holders shall, voting together as a single class, constitute the Drag Along Stockholder (as defined in the Stockholders Agreement).

5.     The Corporation shall (i) reimburse the Sale Demand Director for all reasonable travel and other reasonable and documented out-of-pocket expenses related to such Sale Demand Director’s role or performance of duties contemplated by this Article XI, (ii) enter into an indemnification agreement with such Sale Demand Director no less favorable to such Sale Demand Director than the indemnification agreements then in effect between the Corporation and any other member of the Board of Directors and (iii) upon election to the Board of Directors cause such Sale Demand Director to be included in all directors and officers liability insurance policies and endorsements.

I.     Designation of Subsidiaries. The Board of Directors may at any time designate any Subsidiary as an Unrestricted Subsidiary (including any newly acquired or newly formed Subsidiary at or prior to the time it is so acquired or formed) or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before

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and after any such designation, no Event of Default shall have occurred and be continuing. No Subsidiary may be designated as an Unrestricted Subsidiary unless it is also designated as such under each Credit Facility (to the extent any such Credit Facility includes the ability to have or designate unrestricted subsidiaries). The designation of any Subsidiary as an Unrestricted Subsidiary (other than for the avoidance of doubt, the China JV) shall constitute an Investment by the Corporation or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the Fair Market Value of such Person’s (as applicable) Investment therein and the Investment by the Corporation or such Restricted Subsidiary (as applicable) therein resulting from such designation must otherwise be permitted under and made in compliance with Section (E)(1)(c) in this Article XI. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness of such Subsidiary outstanding at such time. Any designation of a Subsidiary of the Corporation as an Unrestricted Subsidiary will be evidenced to the Holders by delivery to the Holders of a certified copy of the board resolution giving effect to such designation and certifying that such designation complied with the preceding conditions and was not prohibited by Section (E)(1)(c) in this Article XI.

J.     Conversion or Exchange. The Holders of shares of Series 1 Senior Preferred shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

K.     Reissuance of Series 1 Senior Preferred. Shares of Series 1 Senior Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the DGCL) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; provided that any issuance of such shares of Preferred Stock must be in compliance with the terms hereof.

L.     Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day with the same force and effect as if made on such scheduled date and no interest shall accrue on any amount that would otherwise have been payable on such date of payment, redemption or exchange if it were a Business Day for the intervening period. If a Dividend Record Date is not a Business Day, the record date shall not be affected.

M.     Notices. Unless otherwise provided in this Article XI or by applicable law, all notices, requests, demands, and other communications shall be in writing and shall be personally delivered, delivered by facsimile, email or courier service, or mailed, certified with first class postage prepaid, to the address set forth on the books of the Corporation, in the case of communications to a stockholder, and to the registered office of the Corporation in the State of Delaware with a copy to the chief executive offices of the Corporation at 150 West 30th Street, Suite 600, New York, NY 10001, attention: Scott Galit, CEO, for all communications to the Corporation. Each such notice, request, demand, or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission or email (if receipt is confirmed at the time of such transmission by telephone or electronically), or on the third (3rd) day following the date of mailing, if mailed in accordance with this Section (N), or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section (N) shall be deemed to have been given on the date actually received. Any stockholder may change its address for purposes of this Section (N) by giving written notice of such change to the Corporation in the manner herein above provided. Whenever any notice is required to be given by law or by this Article XI, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

N.     Notice of Default or Event of Default. The Corporation shall, and shall cause each of its Restricted Subsidiaries to, promptly (which in no case shall be more than (1) in the case of clause (i) below, thirty (30) days, or (2) in the case of clause (ii) below, the earlier of (x) thirty (30) days and (y) two Business Days after the date on which the applicable lenders or other debt holders receive notice from the Corporation) after a responsible officer of the Corporation or any of its Restricted Subsidiaries has obtained knowledge thereof, notify the Holders of the occurrence of (i) any Default or Event of Default and (ii) any Event of Default under the Existing Facility, any other Credit Facility and/or any other Indebtedness having an aggregate outstanding principal amount and/or commitments in excess of $30.0 million, in each case, which notice shall be in writing and shall specify the nature and existence of the applicable event and what action the Corporation is taking or proposes to take with respect thereto.
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O.     Rights and Remedies of the Holders. The various provisions set forth herein are for the benefit of the Holders of the Series 1 Senior Preferred and shall be enforceable by them, including by one or more actions for specific performance. The Corporation acknowledges that the subject matter of this Article XI is unique and that the Holders would be damaged irreparably in the event that any of the provisions of this Article XI are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, the Corporation agrees that the Holders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Article XI and to enforce specifically the terms and provisions of this Article XI in addition to any other remedy to which they may be entitled, at law or in equity. The Corporation waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Article XI. Except as expressly set forth herein, all remedies available under this Article XI, at law, in equity or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of the Series 1 Senior Preferred of a particular remedy shall not preclude the exercise of any other remedy.

P.     Independence of Provisions. Each covenant and protective provision contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant and protective voting provision contained herein and each covenant contained in the Series 1 Senior Stockholders Agreement, so that compliance with any one covenant or protective voting provision shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant or protective voting provision.

Q.     Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under the DGCL, but if any provision hereof is held to be prohibited by or invalid under the DGCL, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof, which shall remain in full force and effect, and no provision herein set forth shall be deemed dependent upon any such other provision unless so expressed herein.

R.     [reserved]

S.     Certain Tax Matters.

1.     The Holders and the Corporation shall treat the Series 1 Senior Preferred as equity for U.S. federal (and applicable state and local) income tax purposes, and the Holders and the Corporation shall not take any position inconsistent with such treatment on any U.S. federal (or applicable state or local) income tax return or for any other tax purpose, unless otherwise required by a change in law after the date hereof or the good faith resolution of a tax audit.

2.     The Holders and the Corporation intend that (a) except as provided in clause (b), the Holders will not be required to include in income any dividends in respect of the Series 1 Senior Preferred, unless and until such dividends are declared and paid in cash and (b) except to the extent of any declared but unpaid dividends, any repurchase or redemption of any Series 1 Senior Preferred held by any Holder shall be treated as a payment in exchange for stock pursuant to Section 302 of the Code. The Holder and the Corporation agree not to take any position inconsistent with the foregoing on any U.S. federal (or applicable state or local) income tax return or for any other tax purpose, unless otherwise required by a change in law after the date hereof or the good faith resolution of a tax audit.

3.     If, at any time during which any Series 1 Senior Preferred remains outstanding, it is reasonably expected that the Corporation will become a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, the Corporation shall use reasonable best efforts to notify each Holder in writing of such expected change in tax status no later than sixty (60) days before such change in tax status occurs.

4.     If the Corporation makes any cash distribution to Holders or if there is any deemed distribution to Holders for U.S. federal income tax purposes, the Corporation shall provide each Holder, no later than thirty (30) days after the date of such cash or deemed distribution, with a reasonable estimate of the portion of such distribution that will be considered a dividend for U.S. federal income tax purposes; provided that if such estimate is not available at such time, the Corporation shall provide such estimate as soon as reasonably practicable and, in all events, no later than thirty (30) days after the end of the taxable year in which such distribution occurs.

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T.     No Preemptive Rights. No share of Series 1 Senior Preferred shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

U.     No Sinking Fund. The Series 1 Senior Preferred will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series 1 Senior Preferred will have no right to require redemption, repurchase or retirement of any shares of Series 1 Senior Preferred.

V.     Definitions. For the purposes of this Article XI, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Additional Consideration” shall have the meaning provided in Section (C)(4) in this Article XI.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Applicable Margin” means a rate that shall initially be zero, and shall increase by 1.00% per annum on the first (1st) day following the end of each six-month period following the fifth anniversary of the Issue Date.

“Asset Sale” shall have the meaning provided in Section (F)(1) in this Article XI.

“Available Asset Sale Proceeds” shall have the meaning provided in Section (F)(3) in this Article XI.

“Available Proceeds” shall have the meaning provided in Section (C)(5) of this Article XI.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Calculation Agent” shall have the meaning provided in Section (E) in this Article XI.

“Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person, and in each case any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to any of the foregoing (but excluding any debt securities convertible or exchangeable into any of the foregoing).

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Dividend Rate” shall have the meaning provided in the definition of “Dividend Rate.”

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Corporation or any of its Restricted Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)     readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)     time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System,

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(ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c)     repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)     commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s Corporation (“Moody’s”) or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Financial Services LLC (“S&P”), in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(e)     indebtedness or preferred stock issued by Persons with a rating of at least “A-2” (or the then equivalent grade) from Moody’s or at least “A” (or the then equivalent grade) by S&P with maturities of 24 months or less from the date of acquisition;

(f)     Investments, classified in accordance with GAAP as current assets of the Corporation or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition; and

(g)     Investment funds investing in 95% of their assets in securities of the types described in clauses (a) through (f) above.

“Casualty Event” means an event of loss with respect to any assets (including any equipment, fixed assets and real property) of the Corporation or its Restricted Subsidiaries outside the ordinary course of its business in respect of which the Corporation or such Restricted Subsidiary receives condemnation awards or reimbursement pursuant to one or more insurance policies.

“Change of Control” means any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) or otherwise, directly or indirectly, becomes the beneficial owner of Capital Stock representing greater than fifty percent (50%) of the total voting power of all of the outstanding Voting Stock of the Corporation.

“China JV” means AnFu (Shenzhen) Information and Technology Limited, any other PRC corporation established by (whether alone or in concert with other PRC partner(s)) the Corporation or its Subsidiaries, and any Subsidiaries of such entities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Consolidated EBITDA” means, as calculated on a consolidated basis for the Corporation and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters of the Corporation and its Restricted Subsidiaries for which financial statements were required to have been delivered to the Holders pursuant to Section (H) in this Article XI as of the date of determination, the aggregate of:

(a)     Net Income for the Corporation and its Restricted Subsidiaries; plus

(b)     to the extent deducted in the calculation of Net Income for the Corporation and its Restricted Subsidiaries, (i) Interest Expense, (ii) depreciation expense and amortization expense, and (iii) income tax expense; plus

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(c)     an amount equal to the proportional share of the Corporation and its Restricted Subsidiaries of the items described in clause (b) of this definition relating to each joint venture (determined as if such joint venture were a Restricted Subsidiary).

“Credit Facilities” means (a) the Existing Facility and (b) one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, indentures, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, entered into by the Corporation or a Restricted Subsidiary and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof including any such replacement, refunding or refinancing thereof that increases the amount permitted to be borrowed thereunder (provided that any increase in borrowings is permitted under Section (E)(1)(a) in this Article XI) or alters the maturity thereof or adds additional borrowers or guarantors and whether by the same or any other agent, lender or group of lenders.

“Default” means any event or condition which, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Default Rate” shall have the meaning provided in the definition of “Dividend Rate.”

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to a certificate executed by the principal financial officer of the Corporation, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disqualified Investor” means (x) any Person that is engaged in providing financial services or digital payment services and (y) any Affiliates of the foregoing that are reasonably identifiable solely on the basis of name (other than bona fide debt or preferred equity fund Affiliates, provided that the Corporation may, at its discretion, suspend the rights set forth under Section (H) in this Article XI with respect to such transferee for the duration of such transferee’s ownership of Series 1 Senior Preferred).

“Dividend Payment Date” means each February 1, May 1, August 1 and November 1 of each year.

“Dividend Payment Event of Default” shall have the meaning provided in Section (B)(2) in this Article XI.

“Dividend Period” means each quarterly period from, and including, a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date (but without including such Dividend Payment Date).

“Dividend Rate” means:

(a)     for the period from, and including, the Issue Date to, and including, August 1, 2025, a rate per annum equal to 10.75%; and

(b)     for the period from, and excluding, August 1, 2025, and continuing thereafter, a rate per annum equal to the sum of 12.00% plus the Applicable Margin (provided that in no event shall such sum exceed 15.00% per annum prior to giving effect to any Default Rate applicable thereto); provided that, to the extent the Corporation elects, in its sole discretion, to pay 100% of the accrued dividends in respect of any Dividend Period in cash within thirty (30) days of the end of any such Dividend Period, the Dividend Rate pursuant to this clause (ii) for such Dividend Period shall instead be equal to the rate (the “Cash Dividend Rate”) determined as the sum of 8.75% per annum plus the Applicable Margin (provided that in no event shall such sum exceed 12.75% per annum prior to giving effect to any Default Rate applicable thereto);

provided, that, upon the occurrence and during the continuance of any Event of Default, the applicable Dividend Rate shall be automatically increased by 2.00% per annum in excess of the applicable Dividend Rate in effect prior to the occurrence of such Event of Default commencing on the day of the occurrence of such Event of Default

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(which shall be automatically increased by an additional 1.00% per annum at the end of each 120-day period thereafter, through to and including the earlier of (x) the date on which such Event of Default shall be cured or waived, (y) the date on which a Sale Demand is made and (z) the date on which the Corporation initiates a Sale Process) (the “Default Rate”). Upon the cure or waiver of all applicable Events of Default by (A) in the case of a waiver of any Dividend Payment Event of Default, each applicable Holder affected thereby or (B) in the case of any other Event of Default, the Required Holders, the “Dividend Rate” shall revert to the rate described in clauses (i) or (ii) above, as applicable.

“Dividend Record Date” means each January 26, April 25, July 26 and October 26 of each year.

“Event of Default” means (a) a Dividend Payment Event of Default and/or (b) the failure by the Corporation or any of its Subsidiaries to comply with any other agreement or obligation set forth in this Article XI (including, without limitation, any of the provisions set forth in Section (E)) for ninety (90) days after written notice thereof from the Required Holders (provided that any failure of the Corporation or its Restricted Subsidiaries to provide notice within the time periods prescribed under Section (O) in this Article XI of the occurrence of any Default or Event of Default shall constitute an immediate Event of Default), whether or not compliance is at such time permitted by the DGCL or the terms of other instruments or agreements to which the Corporation is a party or otherwise subject.

“Excess Proceeds Offer” shall have the meaning provided in Section (F)(3) in this Article XI.

“Excess Proceeds Payment Date” shall have the meaning provided in Section (F)(4) in this Article XI.

“Excess Proceeds Purchase Price” shall have the meaning provided in Section (F)(3) in this Article XI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Facility” means the Loan and Security Agreement, dated as of November 1, 2019, by and among Silicon Valley Bank, the Corporation, as parent borrower, and the other borrowers party thereto, including any increase in the amount or other modification to such Existing Facility pursuant to the terms thereof.

“Existing Warrants” means the Warrant to Purchase Common Stock No. W-1 exercisable for shares of Common Stock and initially issued on September 1, 2015.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. “Fair Market Value” for purposes of determining the Minimum Redemption Premium shall be determined in accordance with the Valuation Procedures.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Holder” means a holder of outstanding shares of Series 1 Senior Preferred as reflected in the register maintained by the Corporation or the transfer agent for the Series 1 Senior Preferred.

“Indebtedness” means, as to any Person at a particular time:

(a)     the principal amount of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iv) representing the deferred and unpaid purchase price of any property, (v) in respect of Capitalized Lease Obligations or (vi) representing any Swap Contracts (the amount of such obligations being equal to the swap termination value of such Swap Contract as of such date), in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

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(b)     to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(c)     to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness of such other Person.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of the funds borrowed and then outstanding.

Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect on the Issue Date, (ii) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, (iii) obligations under or in respect of Permitted Receivables Financings, (iv) any Settlement Indebtedness or (v) any obligation incurred in the ordinary course of business or consistent with past practice guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness.

“Independent Financial Expert” means a reputable accounting, appraisal or investment banking firm that is qualified to perform the task for which such firm has been engaged hereunder, is nationally recognized and disinterested and independent with respect to the Corporation, the Holders and any of their respective Affiliates (i) that does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Corporation, (ii) that has not been, and, at the time it is called upon to serve as an Independent Financial Expert (and none of whose directors, officers, employees or Affiliates is), a promoter, director or officer of the Corporation, (iii) that has not been retained by the Corporation for any purpose, other than to perform an equity valuation, within the preceding twelve months and (iv) that is otherwise qualified to serve as an independent financial advisor.

“Initial Consideration” shall have the meaning provided in Section (C)(4) in this Article XI.

“Intellectual Property” shall have the meaning provided in the Existing Facility (as in effect on the Issue Date).

“Intercompany License Agreement” shall mean any license, sub-license, distribution, services or similar agreement for the distribution of Intellectual Property for the purpose of allowing the parties thereto to operate Corporation’s platform, where all the parties to such agreement are each the Corporation and any Subsidiary thereof. For clarity, no Intercompany License Agreement shall include the disposition of any assets other than Intellectual Property.

“Interest Expense” means for any period for any Person, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any extension of credit by the lender to the Existing Facility for the benefit of the Corporation and other Indebtedness of such Person, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of the Corporation’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means, as to any Person, (a) any direct or indirect acquisition or investment by such Person, whether by means of the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to (including transfers of cash, intellectual property or other assets, but excluding, in each case, to the extent made in the ordinary course of business, accounts

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receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees), guarantee or assumption of indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of compliance with the protective provisions hereof, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Issue Date” means July 22, 2020.

“Junior Securities” shall have the meaning provided in Section (A) in this Article XI.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other credit enhancement issued or provided for a similar purpose in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Permitted Receivables Facility.

“Liquidation Event” shall have the meaning provided in Section (C)(1) in this Article XI.

“Liquidation Payment” shall have the meaning provided in Section (C)(1) in this Article XI.

“Liquidation Preference” means an amount equal to $10,000 per share.

“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalents of the Corporation and its Restricted Subsidiaries on such date that is free and clear of all Liens (other than Liens securing the Credit Facilities and any statutory Liens in favor of banks (including rights of set-off)) plus (b) the aggregate amount of undrawn commitments to extend credit to the Corporation under Credit Facilities as of such date, the conditions for the availability of which (including compliance with any borrowing base or similar requirement thereunder) have been satisfied other than with respect to the delivery of a borrowing request or similar funding notice, which the Corporation is permitted to deliver.

“Merchant Acquisition and Processing Alliance” means any joint venture or other strategic alliance entered into with any financial institution or other third party primarily entered into to offer Merchant Services.

“Merchant Agreement” means any contract entered into with a merchant relating to the provision of Merchant Services.

“Merchant Services” means services provided to merchants relating to the authorization, transaction capture, settlement, chargeback handling and internet-based transaction processing of credit, debit, stored-value and loyalty card and other payment transactions (including provision of point of service devices and other equipment necessary to capture merchant transactions and other ancillary services).

“Minimum Redemption Amount” means, with respect to any share of Series 1 Senior Preferred to be redeemed, a dollar amount equal to (i) the Liquidation Preference for such share of Series 1 Senior Preferred, plus (ii) the aggregate amount of any accrued and unpaid dividends thereon as of the end of the last Dividend Period immediately prior to the applicable Redemption Date, plus (iii) the aggregate amount of any accrued dividends for the period, if any, from, and including, the end of the last Dividend Period ending immediately prior to the applicable redemption date to, but excluding, such redemption date, with any such dividends calculated as described in Section (B) in this Article XI but based on the Cash Dividend Rate in lieu of the applicable Dividend Rate, plus (iv) the Minimum Redemption Premium for such Series 1 Senior Preferred.

“Minimum Redemption Premium” means, with respect to any share of Series 1 Senior Preferred to be redeemed, a dollar amount (which shall not be less than zero) equal to (i) 0.25, multiplied by the Liquidation Preference for such share of Series 1 Senior Preferred, minus (ii) the aggregate amount of dividends paid or

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accrued on such share of Series 1 Senior Preferred as of the date of the applicable Redemption Date in respect of which the Minimum Redemption Amount is being calculated (whether or not such dividends have been paid in cash), minus (iii) (A) the aggregate amount of net cash received with respect to any exercise or redemption of any Warrants, plus the Fair Market Value (determined as of the applicable Redemption Date of such Series 1 Senior Preferred) of any Common Stock received with respect to any exercise of any Warrant, in each case on or prior to the date of the applicable redemption of the Series 1 Senior Preferred to the extent not previously applied to reduce the Minimum Redemption Premium divided by (B) the number of shares of Series 1 Senior Preferred to be redeemed; provided that, to the extent that the amount calculated pursuant to clauses (ii), and (iii) of this definition is in excess of the amount calculated pursuant to clause (i) of this definition with respect to the shares of Series 1 Senior Preferred of any Holder (the aggregate of any such excess amount for all shares of Series 1 Senior Preferred to be redeemed, the “Excess Deductions”), such Excess Deductions shall carry over to subsequent redemptions of the shares of the Series 1 Senior Preferred held by such Holder or its successors and assigns and shall be applied to reduce the Minimum Redemption Premium calculated therefor until such Excess Deductions have been fully applied; provided, further, that, with respect to any redemption prior to the first anniversary of the Issue Date, the Minimum Redemption Premium shall be equal to 0.25 multiplied by the Liquidation Preference of the share of Series 1 Senior Preferred to be redeemed (if greater than the amount otherwise calculated pursuant to this definition).

“Net Cash Proceeds” means with respect to any Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, an amount equal to: (i) cash payments (including any cash received by way of release from escrow or deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Corporation or any Subsidiary from such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, including (A) taxes payable in connection with such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event (including taxes imposed on the distribution or repatriation of such Net Cash Proceeds), (B) payment of the outstanding principal amount of, premium or penalty, if any, interest and breakage costs on any Indebtedness that is required to be repaid under the terms thereof as a result of such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event, (C) a reserve for any purchase price adjustment or indemnification payments (fixed or contingent) established in accordance with GAAP or attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Corporation or any Subsidiary in connection with such Asset Sale, (D) the out-of-pocket expenses, costs and fees (including with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements, survey costs, title insurance premiums and related search and recording charges, transfer taxes and deed or mortgage recording taxes or following a Casualty Event, restoration costs) in each case actually incurred in connection with such Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event and payable to a Person that is not an Affiliate of the Corporation, (E) in the case of any Asset Sale, Casualty Event or Series 1 Deemed Liquidation Event by a non-wholly-owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Corporation as a result thereof, (F) any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors and (G) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Corporation or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (G).

“Net Income” means, as calculated on a consolidated basis for the Corporation and its Restricted Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of the Corporation and its Restricted Subsidiaries for such period taken as a single accounting period. The Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded; provided that Net Income of the Corporation shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Corporation or any of its Restricted Subsidiaries in respect of such period.

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“Non-Strategic Investor” means any investor other than an investor that has invested, is or shall be proposing to invest, in the Corporation with the primary goal (as determined by the Corporation in good faith) of acquiring strategic advantages (for the investor and/or the Corporation) rather than solely for financial returns. For the avoidance of doubt, any debt or equity fund shall be deemed to be a Non-Strategic Investor.

“Optile Acquisition Agreement” means that certain acquisition agreement dated as of December 4, 2019 by and among the Corporation, Optile GmbH (“Optile”), and the sellers and other parties from time to time party thereto in respect of the acquisition of Optile (the “Optile Acquisition”) (as amended, restated or supplemented from time to time).

“Optile Earnout” means the earnout payments contemplated in the Optile Acquisition Agreement.

“Optile Retention Payment” means the amount payable pursuant to the Optile Acquisition Agreement or related documents to executives or employees for the purpose of such continued employment of such executive or employees.

“Parity Securities” shall have the meaning provided in Section (A) in this Article XI.

“Permitted Affiliate Transactions” means:

(a)     transactions among the Corporation and the Restricted Subsidiaries;

(b)     transactions under any agreement in effect on the Issue Date and any amendment thereto (so long as such amendment is not materially less favorable to the Corporation);

(c)     any transaction that is in the ordinary course of business and is consistent with prior practice;

(d)     customary transactions, including dispositions of accounts receivable or participations therein, in connection with any Permitted Receivables Facility;

(e)     compensation arrangements for and loans to any director, officer or employee entered into in the ordinary course of business and, with respect to directors and any Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Chief Technology Officer, or Chief People Officer, approved by the Board of Directors or such applicable Restricted Subsidiary’s board of directors or a committee thereof;

(f)     Intercompany License Agreements;

(g)     Investments permitted by clause (c) of the definition of Permitted Investments;

(h)     transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Article XI which are fair to the Corporation and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Corporation or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(i)     transactions with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Corporation or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(j)     transactions between the Corporation or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Corporation or any parent entity of the Corporation; provided, however, that such director abstains from voting as a director of the Corporation or such parent entity, as the case may be, on any matter including such other Person; and

(k)     other transactions so long as the aggregate amount of consideration for all such transactions is not in excess of $35.0 million; provided that no Event of Default shall have occurred and be continuing or resulting therefrom.

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“Permitted Debt” means:

(a)     Indebtedness pursuant to (i) any Credit Facility in an aggregate principal amount outstanding at any one time not to exceed the greater of (A) $100.0 million less the principal amount of any such Indebtedness that is refinanced, refunded, renewed, restructured or replaced with any Permitted Refinancing pursuant to clause (ii) hereof in respect of any Credit Facility that was incurred or otherwise established pursuant to this clause (i)(A) and (B) an amount such that the Adjusted Quick Ratio (as defined in the Existing Facility, as in effect on the Issue Date) at the time of incurrence is greater than or equal to 1.175 to 1.00 after giving effect to such incurrence and (ii) any Permitted Refinancing in respect of any Credit Facility incurred or otherwise established pursuant to clause (i);

(b)     Indebtedness existing or pursuant to arrangements in effect on the Issue Date, and any Permitted Refinancings thereof;

(c)     Indebtedness in respect of Permitted Receivables Facilities;

(d)     Indebtedness incurred to finance an acquisition or Investment, and Indebtedness of any entity acquired by or merged into the Corporation or any of its Restricted Subsidiaries, in an aggregate principal amount outstanding at any time not to exceed the greater of $75.0 million and 100% of Consolidated EBITDA, and any Permitted Refinancing in respect of any such Indebtedness;

(e)     other Indebtedness in an aggregate principal amount outstanding at any time not to exceed the greater of $75 million and 100% of Consolidated EBITDA, and any Permitted Refinancing in respect of any such Indebtedness;

(f)     unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(g)     Indebtedness representing deferred compensation to, or similar arrangements with, employees and independent contractors of the Corporation or any Restricted Subsidiary to the extent incurred in the ordinary course of business and consistent with past practice;

(h)     Swap Contracts (excluding Swap Contracts entered into for speculative purposes);

(i)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(j)     the Optile Earnout and Optile Retention Payment;

(k)     obligations to workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(l)     Indebtedness arising from agreements of the Corporation or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Corporation or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (l));

(m)     obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Corporation or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(n)     Indebtedness of the Corporation or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

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(o)     (i) any guarantee by the Corporation or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Article XI, or (ii) any guarantee by a Restricted Subsidiary of Indebtedness of the Corporation;

(p)     Indebtedness of the Corporation or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(q)     customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(r)     Indebtedness owed on a short-term basis of no longer than thirty (30) days to banks and other financial institutions incurred in the ordinary course of business of the Corporation and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Corporation and its Restricted Subsidiaries;

(s)     Indebtedness of the Corporation or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(t)     Indebtedness of the Corporation owing to a Restricted Subsidiary, and Indebtedness of a Restricted Subsidiary owing to the Corporation or another Restricted Subsidiary.

For purposes of determining compliance with the foregoing definition, (i) in the event that any Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of this definition, the Corporation may, in its sole discretion, from time to time classify or reclassify such transaction or item (or portion thereof) under one or more clauses of this definition and will only be required to include the amount and type of such transaction (or portion thereof) in any one clause, provided that Indebtedness pursuant to the Existing Facility shall be deemed to be incurred under clause (a) and shall not be reclassified; and (ii) at the time of incurrence, the Corporation will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this definition.

“Permitted Investments” means:

(a)     Investments existing or pursuant to arrangements in effect on the Issue Date (including, without limitation, the China JV), including any scheduled Investment in connection therewith or, in the case of a joint venture, required by the organizational or governing documents thereof as they exist today;

(b)     Investments in the Corporation or any Restricted Subsidiaries of the Corporation (or Persons that will become Restricted Subsidiaries of the Corporation after giving effect to such investment);

(c)     Investments in joint ventures and Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $100.0 million and 100% of Consolidated EBITDA;

(d)     Investments made in the ordinary course of business to the extent necessary to fund necessary and current operating expenses of any Subsidiary or joint venture on a monthly basis and only to the extent consistent with the business practice of the Corporation in existence as of the Issue Date;

(e)     Investments in Securitization Subsidiaries in connection with Permitted Receivables Facilities, provided that any such Investment is made in connection with, and pursuant to the arrangements governing, such Permitted Receivables Facilities;

(f)     Investments in receivables, or prepaid royalties and other credit extensions to customers and suppliers who are not Affiliates, created or acquired in the ordinary course of business;

(g)     Investments held by the Corporation and its Restricted Subsidiaries consisting of cash or Cash Equivalents in the ordinary course of business;

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(h)     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)     Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Corporation or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board of Directors;

(j)     guarantees of Indebtedness permitted under Section (E)(1)(A) in this Article XI;

(k)     the Optile Acquisition;

(l)     Investments consisting of deposit accounts;

(m)     deposits required by law or by any governmental authority or public utility, including with respect to taxes and other similar charges;

(n)     deposits to secure performance of bids, trade contracts, leases, statutory obligations, or performance bonds;

(o)     Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in each case, in the ordinary course of business; provided that this clause (o) shall not apply to Investments of the Corporation in any Restricted Subsidiary;

(p)     guarantees by the Corporation or any Restricted Subsidiary of leases (other than capital leases), contracts or of other obligations of the Corporation or any Restricted Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(q)     the acquisition of additional equity of any Subsidiary from minority shareholders pursuant to the arrangements governing Investments in such Subsidiary;

(r)     Swap Contracts for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to Section (E)(1)(a) in this Article XI, exchange rate risk or commodity pricing risk and, in each case, not for speculative purposes;

(s)     Investments the payment for which consists of Capital Stock of the Corporation or any of its direct or indirect parent companies; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments under Section (E)(1)(b) in this Article XI;

(t)     any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(u)     Investments of assets made pursuant to any non-qualified deferred compensation plan sponsored by the Corporation or its Restricted Subsidiaries;

(v)     Investments in Unrestricted Subsidiaries required by law or by any regulatory authority (including, without limitation, pursuant to any capital adequacy or similar requirements), or required pursuant to the rules or contractual arrangements governing any applicable Merchant Acquisition and Processing Alliance or association of card-issuing banks;

(w)     Investments arising in the ordinary course of business as a result of any Settlement, including Investments in and of Settlement Assets; and

(x)     any Restricted Payment permitted under Section (E)(1)(b) in this Article XI to the extent such Restricted Payment constitutes an Investment.

For purposes of determining compliance with the foregoing definition, in the event that any Investment meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of this definition, the Corporation may, in its sole discretion, from time to time classify or reclassify such transaction or item (or portion thereof) under one or more clauses of this definition and will only be required to include the amount and type of such transaction (or portion thereof) in any one clause.

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“Permitted Pari Passu Equity” means Parity Securities issued on or after the Issue Date with an aggregate liquidation preference not to exceed the greater of $100.0 million and 100% of Consolidated EBITDA; provided that, in the case of any such transaction involving a sale of such equity to a Non-Strategic Investor, prior to consummation of such transaction, the Holders shall have been notified of such transaction and offered the bona fide opportunity to purchase all or a portion of such Permitted Pari Passu Equity, on a pro rata basis with the other Holders (and any then-existing holders of Permitted Pari Passu Equity, if any) (each, an “Offeree”) (or such greater amount as provided below) according to the respective Liquidation Preference of the Series 1 Senior Preferred held by such Holder (and the respective liquidation preference of any then-existing Permitted Pari Passu Equity held by such holders thereof), on the same terms and conditions as such Non-Strategic Investor. If any Offeree does not purchase the offered Permitted Pari Passu Equity in its entirety on a pro rata basis within five (5) Business Days of such offer, that portion of the Permitted Pari Passu Equity not so accepted shall be offered, on a pro rata basis, to all the Offerees, if any, that accepted their pro rata portion of the offered Permitted Pari Passu Equity. If the Offerees do not accept the remainder of the applicable Permitted Pari Passu Equity in its entirety within three (3) Business Days of such offer, that portion of the Permitted Pari Passu Equity not so accepted may be offered to the applicable Non-Strategic Investors with respect to such transaction. If no Offerees accept any of the applicable Permitted Pari Passu Equity in its entirety within five (5) Business Days of such offer, the Permitted Pari Passu Equity may be offered to the applicable Non-Strategic Investors with respect to such transaction. No Holder shall have any obligation to provide all or any portion of any such Permitted Pari Passu Equity. If the terms of any proposed Permitted Pari Passu Equity shall change in any material respect prior to the issuance thereof and such change is more favorable to the investor therein in any material respect, the above notice and right of first refusal provisions shall again be required to be complied with as though such revised terms constitute a new issuance of Permitted Pari Passu Equity.

“Permitted Receivables Facility” means any securitization financing, receivables facility or other facility relating to merchant capital advances or other asset-backed products offered under the Corporation’s working capital business, which financings shall be non-recourse to the Corporation and its Restricted Subsidiaries (other than (i) to the applicable Securitization Subsidiary, (ii) pursuant to any Securitization Repurchase Obligation of (iii) Limited Originator Recourse), as amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person permitted pursuant to Section (E)(1)(a) in this Article XI or existing on the Issue Date; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, fees and premium thereon plus (i) other amounts owing or paid related to such Indebtedness, and fees and expenses (including defeasance costs, underwriting discounts, original issue discount, upfront fees or similar fees) incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and (ii) an amount equal to any existing commitments unutilized thereunder.

“Permitted Restricted Payments” means:

(a)     Restricted Payments in an amount not to exceed the sum of:

(i)     50% of the cumulative Consolidated EBITDA (or if such cumulative Consolidated EBITDA shall be a loss, 100% of such loss) of the Corporation and its Restricted Subsidiaries since January 1, 2020 to the most recent consecutive fiscal quarter of the Corporation and its Restricted Subsidiaries for which financial statements were required to have been delivered to the Holders pursuant to Section (H) in this Article XI as of the date of determination; plus

(ii)     100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Corporation, of marketable securities or other property received by the Corporation since the Issue Date from the issue or sale of (A) Capital Stock of the Corporation; (B) to the extent such net cash proceeds are actually contributed to the Corporation, Capital Stock of the Corporation’s direct or indirect parent companies; or (C) debt securities of the Corporation that have been converted into or exchanged for such Capital Stock of the Corporation; plus

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(iii)     100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Corporation, of marketable securities or other property contributed to the capital of the Corporation or a Restricted Subsidiary (to the extent not constituting an Asset Sale by the Corporation or a Restricted Subsidiary) or that becomes part of the capital of the Corporation or a Restricted Subsidiary through a consolidation or merger following the Issue Date and results in an increase to the consolidated capital of the Corporation; plus

(iv)     100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Corporation, of marketable securities or other property received by means of: (A) the sale or other disposition (other than to the Corporation or a Restricted Subsidiary) of Restricted Investments made by the Corporation or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Corporation or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Corporation or its Restricted Subsidiaries, in each case after the Issue Date; or (B) the sale (other than to the Corporation or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary, in each case, up to the original amount of such Restricted Investment; plus

(v)     in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Corporation in good faith, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, up to the original amount of such Investment;

provided that (i) no Event of Default shall exist and be continuing or result therefrom and (ii) on a pro forma basis after giving effect to such Restricted Payment, Liquidity shall be no less than $50.0 million.

(b)     Restricted Payments in respect of (i) the Series 1 Senior Preferred and any other Parity Securities and (ii) any Senior Securities issued in accordance with the terms of this Article XI;

(c)     any repurchase, redemption, retirement or other acquisition of Capital Stock from the Corporation’s employees and consultants; provided that the aggregate amount of Restricted Payments made under this clause (c) does not exceed $2.5 million (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year, subject to a maximum of $5.0 million in any calendar year); provided that no Event of Default shall exist and be continuing or result therefrom;

(d)     the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Article XI;

(e)     repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(f)     declaration and payment of dividends or distributions by a Restricted Subsidiary to the Corporation; provided, that if such Restricted Subsidiary is not wholly-owned by the Corporation, the Corporation shall receive at least its ratable share of such dividend or distribution;

(g)     repurchases deemed to occur upon the cashless exercise of stock or other equity options;

(h)     the repurchase, redemption or other acquisition of Capital Stock of the Corporation or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Capital Stock in connection with (i) a share dividend, distribution, share split, reverse share split, merger, consolidation or other business combination of the Corporation or any Restricted Subsidiary, or (ii) any exercise, exchange or conversion of Capital Stock otherwise permitted by this Article XI;

(i)     distributions or payments of Receivables Fees; and

(j)     any Optile Retention Payment.

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For purposes of determining compliance with the foregoing definition, in the event that any Restricted Payment meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of this definition, the Corporation may, in its sole discretion, from time to time classify or reclassify such transaction or item (or portion thereof) under one or more clauses of this definition and will only be required to include the amount and type of such transaction (or portion thereof) in any one clause.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable security or other investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Corporation which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Permitted Receivables Facility.

“Redemption Date” shall have the meaning provided in Section (D)(2) in this Article XI.

“Redemption Notice” shall have the meaning provided in Section (D)(2) in this Article XI.

“Required Cash Dividends” shall mean

(a)     for each Dividend Period during the period from, and including, August 1, 2025 to, but excluding, August 1, 2027, 50% of the dividend accrued in respect of such Dividend Period; and

(b)     for each Dividend Period during the period from, and including, August 1, 2027 until such time as the Series 1 Senior Preferred shall have been redeemed, repurchased or shall otherwise no longer be outstanding, 75% of the dividend accrued in respect of such Dividend Period.

“Required Holders” means, at any time, the Holders of a majority of the then outstanding shares of Series 1 Senior Preferred.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section (E)(1)(b) in this Article XI.

“Restricted Subsidiary” means each Subsidiary of the Corporation other than an Unrestricted Subsidiary.

“Sale Agreement” shall have the meaning provided in Section (C)(4) in this Article XI.

“Sale Demand” shall have the meaning provided in Section (J)(1) in this Article XI.

“Sale Demand Advisors” shall have the meaning provided in Section (J)(4) in this Article XI.

“Sale Demand Default Event” shall have the meaning provided in Section (J)(2) in this Article XI.

“Sale Demand Director” shall have the meaning provided in Section (J)(2)(a) in this Article XI.

“Sale Event” means (i) the consummation of a Liquidation Event or a Series 1 Deemed Liquidation Event; or (ii) the consummation of a public offering of Common Stock of the Corporation or equivalent equity security of any of its Subsidiaries or any direct or indirect parent of the Corporation pursuant to a registration statement filed with and declared effective by the SEC (x) that results in net proceeds, in the aggregate, of at least an amount sufficient, at the time of the consummation of such public offering, to redeem the Series 1 Senior Preferred in full pursuant to Section (D) and Section (X) in this Article XI in which the Common Stock (or equivalent equity security) is listed on a nationally recognized securities exchange.

“Sale Process” shall have the meaning provided in Section (J)(1) in this Article XI.

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“Sale Process Trigger” shall have the meaning provided in Section (J)(1) in this Article XI.

“Sales Transaction” shall have the meaning provided in Section (J)(1) in this Article XI.

“Securitization Assets” shall mean (a) any receivables or other revenue stream, rights to payment or other customary securitization assets, and the proceeds therefrom, and (b) all collateral securing such receivables, revenue stream, rights or other assets or lockbox account, and all records with respect thereto and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization or receivables sale transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in connection with a Permitted Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Corporation (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Corporation or any Subsidiary of the Corporation makes an Investment and to which the Corporation or any Restricted Subsidiary of the Corporation transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Corporation or its Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, (ii) is recourse to or obligates the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary or (iii) subjects any property or asset of the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, in the case of each of clauses (i), (ii) and (iii), other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which none of the Corporation or any Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which are in the aggregate economically fair and reasonable to the Corporation and its Restricted Subsidiaries (as determined by the Corporation in good faith) and (c) to which none of the Corporation or any other Restricted Subsidiary of the Corporation, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Holders by delivery to the Holders of a certified copy of the resolution of the Board of Directors giving effect to such designation and a certificate executed by an authorized officer certifying that such designation complied with the foregoing conditions.

“Senior Securities” shall have the meaning provided in Section (A) in this Article XI.

“Series 1 Deemed Liquidation Event” shall have the meaning provided in Section (C)(3) in this Article XI.

“Series 1 Senior Purchase Agreement” means the Series 1 Senior Preferred Stock and Warrant Purchase Agreement, dated as of the Issue Date, by and among the Corporation and the purchasers listed on Appendix A attached thereto.

“Series 1 Senior Stockholders Agreement” means that certain Series 1 Senior Stockholders Agreement, dated as of the Issue Date, among the Corporation and the other stockholders from time to time party thereto, as amended, restated and supplemented from time to time (a copy of which is available from the Secretary of the Corporation).

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

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“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such Person.

“SGE Holders” means Susquehanna Growth Equity Fund V, LLLP and any of its respective Affiliates that become Holders pursuant to Section (U) in this Article XI and in accordance with the Series 1 Senior Stockholders Agreement.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and other obligations entered into by the Corporation or any Restricted Subsidiary of the Corporation that the Corporation has determined in good faith to be reasonably customary in a securitization financing, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be Standard Securitization Undertaking.

“Subsidiary” means any corporation, limited liability company, partnership, association, joint stock company, trust, joint venture or unincorporated organization of which the Corporation, at the time in respect of which such term is used, owns directly or controls with power to vote, indirectly through one or more subsidiaries, shares of capital stock or beneficial interests having the power to cast a majority of the votes entitled (without regard to the occurrence of any contingency) to be cast for the election of directors, trustees, managers or other officials having powers analogous to those of directors of a corporation. Unless otherwise specifically indicated, when used in this Article XI, the term Subsidiary shall refer to a direct or indirect Subsidiary of the Corporation.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Corporation designated by the Board of Directors as an Unrestricted Subsidiary pursuant to Section (K) in this Article XI on or subsequent to the Issue Date and (b) as of the Issue Date, China JV, but, in the case of any Subsidiary so designated pursuant to clause (a), only to the extent that (i) except as permitted by Section (E)(1)(e) in this Article XI, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Corporation or any of its Restricted Subsidiaries unless the terms of such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Corporation or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Corporation (as determined by the Corporation in good faith); (ii) such Subsidiary does not hold any Liens on any property of the Corporation or any of its other Restricted

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Subsidiaries; and (iii) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Corporation or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Valuation Procedures” means as follows:

The Corporation no later than ten (10) Business Days following the date or event that requires the determination of Fair Market Value shall notify the Holders of its good faith non-binding determination of “Fair Market Value” and if the Required Holders shall not have objected to such determination within five (5) calendar days of the receipt of notice from the Corporation of such determination, then the Fair Market Value shall be as determined by the Corporation; provided, however, if the Required Holders shall have objected in writing to the Corporation’s determination within such thirty (30) calendar day period then “Fair Market Value” shall be determined as follows:

(a)     no later than thirty (30) calendar days following notice from the Required Holders that the Required Holders object to the Corporation’s determination (the date such notice is delivered, the “Notice Date”), the Corporation shall select one Independent Financial Expert and such Independent Financial Expert shall determine such Fair Market Value.

(b)     The Independent Financial Expert shall base its determinations on the following assumptions:

(i)     the sale is between a willing buyer and a willing seller on the open market without taking into account any discount for illiquidity or minority status;

(ii)     the sale is taking place on the date that the relevant event requiring such determination occurred;

(iii)     the Corporation will continue as a going concern;

(iv)     the sale of the securities is free of all contractual encumbrances; and

(v)     any other factors that they reasonably believe should be taken into account in determining Fair Market Value.

The Independent Financial Expert shall be required to make its determination within thirty (30) calendar days of its appointment by the Corporation and shall simultaneously notify the Corporation and the Holders of its determination. If the Independent Financial Expert does not deliver its determination within, then the Corporation shall promptly, and in any event within thirty (30) calendar days, appoint a replacement and such replacement shall have thirty (30) calendar days from appointment to make its determination.

The Corporation and the Holders shall reasonably cooperate with each other and the Independent Financial Expert and shall be entitled to make submissions to the Independent Financial Expert of matters they believe to be relevant to the determination of Fair Market Value, but the Independent Financial Expert shall not be bound by such submissions and shall be entitled to make their determinations in accordance with the procedures and assumptions set forth above.

The Independent Financial Expert shall act as an expert and not as an arbitrator and the determination of Fair Market Value in accordance with this Article XI shall be final and binding on the parties in the absence of manifest error or fraud.

The fees of and any costs incurred by each Independent Financial Expert shall be borne by equally by the Corporation and the Holders.

In the event that the parties shall be unable to determine Fair Market Value as described above, Fair Market Value shall be determined in such other manner as shall be acceptable to the Corporation and the Required Holders.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such Person.

“Warrants” has the meaning set forth in the Series 1 Senior Purchase Agreement.

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IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Amended and Restated Certificate of Incorporation this [•] day of [•], [•].

By: [•]
[•]

[Signature Page to Amended and Restated Certificate of Incorporation]

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EXHIBIT J

[NEW STARSHIP PARENT INC.]
OMNIBUS INCENTIVE PLAN

Section 1.     Purpose. The purpose of the [New Starship Parent Inc.] Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of [New Starship Parent Inc.], a Delaware corporation (the “Company”), thereby furthering the best interests of the Company and its shareholders. The Plan (including any Sub-plans established hereunder in accordance with Section 4(c)) shall serve as the primary plan under which equity-based incentives are awarded on a worldwide basis to Participants.

Section 2.     Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)     “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b)     “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c)     “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d)     “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e)     “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Cause” is as defined in Participant’s Service Agreement, if any, or Award Agreement or, if not so defined, means: (i) any theft, fraud, embezzlement, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, falsification of any documents or records of the Company or any of its Affiliates, felony or similar act by Participant (whether or not related to Participant’s relationship with the Company); (ii) an act of moral turpitude by Participant, or any act that causes significant injury to, or is otherwise adversely affecting, the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (iii) any breach by Participant of any material agreement with or of any material duty of Participant to the Company or any Subsidiary or Affiliate thereof (including breach of confidentiality, non-disclosure, non-use non-competition or non-solicitation covenants towards the Company or any of its Affiliates) or failure to abide by code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); or (iv) any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate or Subsidiary, including disclosure of confidential or proprietary information thereof or acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds, or promises to receive either, from individuals, consultants or corporate entities that the Company or a Subsidiary does business with; (v) Participant’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the improper use or disclosure of confidential or proprietary information); or (vi) any circumstances that constitute grounds for termination for cause under Participant’s Service Agreement with the Company or Affiliate, to the extent applicable. For the avoidance of doubt, the determination as to whether a termination is for Cause for purposes of this Plan, shall be made in good faith by the Committee and shall be final and binding on Participant.

(h)     “Change in Control” means the occurrence of any one or more of the following events:

(i)     any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by shareholders of the Company in

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substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii)     a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii)     the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv)     the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be

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distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j)     “Committee” means the compensation committee of the Board unless another committee is designated by the Board If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(k)     “Consultant” means any individual, including an advisor, who is providing bona fide services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary. For purposes of the Plan, in the case of a Consultant, references to employment shall be deemed to refer to such Consultant’s service in such capacity, but in no event shall the Plan or any action taken hereunder be construed to create an employer-employee relationship between any such Consultant and the Company or of any of its Affiliates.

(l)     “Director” means any member of the Board.

(m)     “Effective Date” means the date on which the Plan is adopted by the Board and approved by the shareholders of the Company.

(n)     “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or, to the extent permitted by applicable law, a non-Subsidiary Affiliate, or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary or, to the extent permitted by applicable law, a non-Subsidiary Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws; provided that any such person may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or its Subsidiaries. An employee on an approved leave of absence (including maternity leave) shall be considered as still in the employment of the Company or its Subsidiaries for purposes of eligibility for participation in the Plan.

(o)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p)     “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(q)     “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.

(r)     “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(s)     “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would

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be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(t)     “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(u)     “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(v)     “Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(w)     “Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(x)     “Participant” means the recipient of an Award granted under the Plan.

(y)     “Performance Award” means an Award granted pursuant to Section 10.

(z)     “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(aa)     “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(bb)     “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(cc)     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(dd)     “RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ee)     “SAR” means a right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(ff)     “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

(gg)     “Share” means a share of the Company’s Class A common stock, $0.01 par value.

(hh)     “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.

(ii)     “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(jj)     “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or Non-Employee Director, the date the performance of services for the

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Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3.     Eligibility.

(a)     Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b)     Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4.     Administration.

(a)     Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b)     Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not apply to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c)     Establishment of Sub-plans. The Board shall have full discretion and authority to establish one or more sub-plans under the Plan to facilitate local administration of the Plan in any jurisdiction in which the Company or any of its Affiliates operate and to conform the Plan to the legal requirements of any such jurisdiction or to allow for favorable tax treatment under any applicable provision of tax law (each, a “Sub-plan”). The Board shall establish such Sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All Sub-plans adopted by the Board shall be deemed to be part of the Plan, but each Sub-plan shall apply only to Participants within the affected jurisdiction and the Company or an Affiliate, as applicable, shall not be required to provide copies of any Sub-plan to Participants in any jurisdiction that is not affected.

(d)     Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either

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automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

(e)     Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee (or a subcommittee thereof) that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee (or a subcommittee) meeting such requirements to the extent necessary for such exemption to remain available.

Section 5.     Shares Available for Awards.

(a)     Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate [•] Shares.1 The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) 4% of outstanding Shares on the last day of the immediately preceding fiscal year and (ii) such number of Shares as determined by the Committee in its discretion. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b)     If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. The following shall become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(c)     In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 19 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i)     the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f);

(ii)     the number and type of Shares (or other securities) subject to outstanding Awards;

____________

1        Note to Draft: To be 10% of the fully diluted number of Class A common shares.

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(iii)     the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(iv)     the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d)     Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(e)     The Base Value (as it is defined in the Reorganization Agreement) of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $750,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board, $1,000,000 in total value during the initial annual period, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 5(e) shall apply commencing with the first calendar year that begins following the Effective Date.

(f)     Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be [•]. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonqualified Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

Section 6.     Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)     The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b)     The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option.

(c)     The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(d)     To the extent an Option is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Option shall be deemed automatically exercised immediately before its expiration.

(e)     No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(f)     The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

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Section 7.     Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)     SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b)     The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c)     The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d)     Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e)     To the extent a SAR is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the SAR shall be deemed automatically exercised immediately before its expiration.

(f)     No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8.     Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)     The Award Agreement shall specify the vesting schedule.

(b)     Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)     Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d)     The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e)     Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)     The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

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Section 9.     RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)     The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b)     Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c)     An RSU shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such RSU.

(d)     The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.

(e)     Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f)     The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10.     Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a)     Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b)     Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c)     Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

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(d)     A Performance Award shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares subject to such Performance Award with respect to any dividends declared during the period that such Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e)     The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 11.     Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 12.     Effect of Termination of Service or a Change in Control on Awards.

(a)     The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b)     Subject to the last sentence of Section 2(jj), the Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.

(c)     In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i)     continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(ii)     substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii)     acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined

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in the applicable Award Agreement and/or a Participant’s Service Agreement, as the case may be) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award;

(iv)     in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v)     cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

(d)     In connection with any of the actions set forth in Sections 12(c)(i) – (v), the Committee may, in its sole discretion, determine: (i) that any payments to Participants made in respect of Awards shall be made or delayed (subject to Section 409A of the Code, where applicable) to the same extent that payment of consideration to the holders of the Shares in connection with the Change of Control is made or delayed as a result of any escrow, indemnification, earn-out, holdback or any other contingent or deferred payment arrangement; (ii) the terms and conditions applying to the payment made or payable to the Participants, including participation in any escrow, indemnification, earn-outs, holdback or any other contingent or deferred payment arrangement; and (iii) that any terms and conditions applying under the applicable definitive transaction agreements in connection with the Change in Control shall apply to the Participants (including, without limitation, appointment and engagement of a stockholders’ or sellers’ representative, payment of fees or other costs and expenses associated with such services, indemnification of such representative, and authorization to such representative within the scope of such representative’s authority in the applicable definitive transaction agreements).

(e)     Neither the authorities and powers of the Committee under this Section 12 nor the exercise or implementation thereof, shall (i) be restricted or limited in any way by any adverse consequences (tax or otherwise) that may result to any holder of an Award, and (ii) as, inter alia, being a feature of the Award upon its grant, be deemed to constitute a change or an amendment of the rights of such holder under this Plan, nor shall any such adverse consequences (as well as any adverse tax consequences that may result from any tax ruling or other approval or determination of any relevant tax authority) be deemed to constitute a change or an amendment of the rights of such holder under this Plan, and may be effected without consent of any Participant and without any liability to the Company or its Affiliates or to its or their respective officers, directors, employees and representatives and the respective successors and assigns of any of the foregoing.

Section 13.     General Provisions Applicable to Awards.

(a)     Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b)     Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

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(c)     Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d)     Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e)     A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f)     All certificates, if any, for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)     The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(h)     The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise.

Section 14.     Amendments and Terminations.

(a)     Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create Sub-plans in accordance with Section 4(c), in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

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(b)     Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c)     Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)     No Repricing. Except as provided in Section 5(c), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by: (i) amending or modifying the terms of the Option, SAR or similar Award to lower the exercise price; (ii) cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, RSUs, Performance Awards or Other Share-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities. An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

Section 15.     Miscellaneous.

(a)     No Employee, Consultant, Non-Employee Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b)     The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or any applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c)     In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the Employee has a change in status from a full-time employee to a part-time employee (or serves as a Consultant or Director) or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by applicable law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(d)     As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Committee’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Committee’s request.

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(e)     No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(f)     Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(e)     The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

(g)     If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(h)     Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)     Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Committee’s or another third party selected by the Committee. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(j)     No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k)     Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16.     Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

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Section 17.     Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18.     Cancellation or “Clawback” of Awards.

(a)     The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(b)     The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19.     Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

Section 20.     Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

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Section 21.     Data Protection. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, nationality, account information, social security number or other applicable identification number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

(a)     administering and maintaining Participant records;

(b)     providing the services described in the Plan;

(c)     providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d)     responding to public authorities, court orders and legal investigations, as applicable.

For the purposes of this Plan, the Company may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above and/or (vii) regulators and others, as required by law.

If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”) that previously has been provided by the Company or its applicable Affiliate to the Participant. The terms set forth in this Section 21 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 21 and the terms of the Employee Privacy Notice, the terms of this Section 21 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.

The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

A Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.

Section 22.     Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

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EXHIBIT K

[NEW STARSHIP PARENT INC.]
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.
PURPOSE

The purposes of this [New Starship Parent Inc.] 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of [New Starship Parent Inc.], a Delaware corporation (the “Company”) and its Designated Subsidiaries in acquiring a stock ownership interest in the Company and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries. The Plan has two components: (a) one component (the “423 Component”) is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and the Plan will be interpreted in a manner that is consistent with that intent, and (b) the other component (the “Non-423 Component”), which is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, authorizes the grant of rights to purchase Common Stock pursuant to rules, procedures or sub-plans adopted by the Administrator that are designed to achieve tax, securities laws or other objectives for Eligible Employees. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

ARTICLE II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1     “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee (as defined below) unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2     “Applicable Law” means any applicable law, including the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where rights are, or will be, granted under the Plan.

2.3     “Board” shall mean the Board of Directors of the Company.

2.4     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

2.5     “Common Stock” shall mean the Class A common stock of the Company, par value $0.01 per share.

2.6     “Company” shall mean [New Starship Parent Inc.], a Delaware corporation.

2.7     “Compensation” of an Eligible Employee shall mean the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments but excluding vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, commissions, incentive compensation, payments made under any bonus program, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

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2.8     “Designated Subsidiary” shall mean any Subsidiary or affiliate of the Company designated by the Administrator in accordance with Section 11.3(b). For purposes of the 423 Component, only the Company’s Subsidiaries may be Designated Subsidiaries; provided, however, that at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.

2.9     “Effective Date” shall mean the date on which the Plan is adopted by the Board and approved by the shareholder of the Company.

2.10     “Eligible Employee” shall mean an Employee who does not, immediately after any rights under the Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of common stock of the Company and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours or less per week, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.11     “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.12     “Enrollment Date” shall mean, with respect to an Offering Period, the first Trading Day of such Offering Period.

2.13     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.14     “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, national market system or quoted or traded on any automated quotation system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the Trading Day immediately preceding the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the Fair Market Value of a Share will be the mean of the high bid and low asked prices for such date or, if no high bids and low asks were reported on such date, the high bid and low asked prices for a Share on the last preceding date such bids and asks were reported, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (iii) in the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

2.15     “Offering Document” shall have the meaning given to such term in Section 4.1.

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2.16     “Offering Period” shall have the meaning given to such term in Section 4.1.

2.17     “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.18     “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.19     “Person” shall mean any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act).

2.20     “Plan” shall mean this [New Starship Parent Inc. Inc.] 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

2.21     “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.22     “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.23     “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.24     “Securities Act” shall mean the Securities Act of 1933, as amended.

2.25     “Share” shall mean a share of Common Stock.

2.26     “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.27     “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.
SHARES SUBJECT TO THE PLAN

3.1     Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [________].1 In addition to the foregoing, subject to Article VIII, during the term of the Plan, commencing on January 1, 2022 and ending on (and including), January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the least of (a) [_______]2 Shares (subject to any adjustment pursuant to Article VIII), (b) 1% of the outstanding shares of all classes of the Company’s common stock on the final day of the immediately preceding calendar year or (c) such

____________

1        Note to Draft: [2]% of the number of Shares outstanding.

2        Note to Draft: [1]% of the number of Shares outstanding.

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smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan.

3.2     Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1     Offering Periods. The Administrator may, from time to time, grant or provide for the grant of rights to purchase Common Stock under the 423 Component or the Non-423 Component of the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2     Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of the Plan by reference or otherwise):

(a)     the length of the Offering Period, which period shall not exceed twenty-seven months;

(b)     the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period; and

(c)     such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.
ELIGIBILITY AND PARTICIPATION

5.1     Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2     Enrollment in Plan.

(a)     Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form (which may be electronic) as the Company provides.

(b)     Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)     A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one decrease (and no increases) to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five business days

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after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d)     Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3     Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4     Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5     Limitation on Purchase of Common Stock. An Eligible Employee may not be granted rights under the 423 Component of the Plan if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6     Decrease or Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in the Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in the Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7     Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including through participation in an Offering Period under the Non-423 Component of the Plan. Except as otherwise provided herein, such special terms may not be more favorable than the terms of rights granted under the 423 Component of the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8     Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

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ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS

6.1     Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified in the Offering Documents under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2     Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3     Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Common Stock are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4     Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.

6.5     Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a)     The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b)     The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)     The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

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(d)     The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e)     The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1     Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2     Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3     Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the Person or Persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

7.4     Transfer of Employment. If a Participant transfers from an Offering Period under the 423 Component to an Offering Period under the Non-423 Component, the exercise of the Participant’s right to purchase Common Stock will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering Period under the Non-423 Component to an Offering Period under the 423 Component, the exercise of the Participant’s rights will remain non-qualified under the Non-423 Component.

ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN STOCK

8.1     Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

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8.2     Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)     To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)     To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)     To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d)     To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)     To provide that all outstanding rights shall terminate without being exercised.

8.3     No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4     No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION

9.1     Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan; or (c) change the Plan in any manner that would cause the 423 Component of the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2     Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding

Annex A-195

elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3     Actions in the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)     altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)     shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)     allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4     Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.
TERM OF PLAN

The Plan shall be effective on the Effective Date. No right may be granted under the Plan prior to stockholder approval of the Plan. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.
ADMINISTRATION

11.1     Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2     Action by the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3     Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)     To determine when and how rights to purchase Common Stock shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)     To designate from time to time which Subsidiaries and/or affiliates of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)     To adopt sub-plans or special rules applicable to Participants in particular Designated Subsidiaries or locations, which sub-plans or special rules may be designed to be outside the scope of Section 423 of the Code and under the Non-423 Component.

(d)     To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

Annex A-196

(e)     To amend, suspend or terminate the Plan as provided in Article IX.

(f)     Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the 423 Component of the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4     Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.
MISCELLANEOUS

12.1     Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2     Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3     Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4     Designation of Beneficiary.

(a)     A Participant may, in the manner determined by the Administrator, file a written or electronic (subject to Section 12.11, as applicable) designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a Person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)     Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other Person as the Company may designate.

12.5     Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the Person, designated by the Company for the receipt thereof.

12.6     Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees who are granted rights under the 423 Component of the Plan will have equal rights and privileges so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the

Annex A-197

423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7     Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8     No Employment Rights. Nothing in the Plan shall be construed to give any Person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any Person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9     Notice of Disposition of Shares. Each Participant shall, if requested by the Company, give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10     Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.11     Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any designation, subscription agreement, form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

Annex A-198

Annex A-1

Amendment to
AGREEMENT AND PLAN OF REorganization

This AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of February 16, 2021, by and among New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Payoneer Inc., a Delaware corporation (the “Company”), and FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Capitalized terms used in this Amendment that are not otherwise defined or referenced herein shall have their respective meanings set forth in the Reorganization Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Agreement and Plan of Reorganization, dated as of February 3, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Reorganization Agreement”) by and among New Starship, the Merger Subs, the Company and SPAC; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.      The definition of “Per Share Merger Consideration Value” is hereby amended and replaced in its entirety as follows:

“Per Share Merger Consideration Value” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value, the Exchange Ratio and a Company Optionholder’s Cashout Vested Company Options, (x) subsections (b) and (c) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of March 31, 2021.”

2.      Section 8.1(g) of the Reorganization Agreement is hereby amended and replaced in its entirety as follows:

“(g)    SPAC Cash of the kind described in clause (a) of the definition thereof shall equal or exceed the Minimum Cash Amount.”

3.      No Further Amendment. Except as and to the extent expressly modified by this Amendment, the Reorganization Agreement is not otherwise being amended, modified or supplemented. The Reorganization Agreement shall remain in full force and effect in accordance with its terms.

4.      References to the Reorganization Agreement. Each reference in the Reorganization to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Reorganization Agreement shall refer to the Reorganization Agreement as amended by this Amendment.

5.      Miscellaneous Provisions. Sections 11.1 (Notices), 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction), 11.11 (Assignment) and 11.12 (Amendment) are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Left Blank Intentionally]

Annex A-1-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

NEW STARSHIP PARENT INC.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

STARSHIP MERGER SUB I INC.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

STARSHIP MERGER SUB II INC.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

FTAC OLYMPUS ACQUISITION CORP.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	President and Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Reorganization]

Annex A-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

PAYONEER INC.
By:	/s/ Scott Galit
	Name:	Scott Galit
	Title:	Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Reorganization]

Annex A-1-3

Annex A-2

Amendment NO. 2 to

AGREEMENT AND PLAN OF REorganization

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of May 10, 2021, by and among New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Payoneer Inc., a Delaware corporation (the “Company”), and FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Capitalized terms used in this Amendment that are not otherwise defined or referenced herein shall have their respective meanings set forth in the Reorganization Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Agreement and Plan of Reorganization, dated as of February 3, 2021, as amended on February 16, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Reorganization Agreement”) by and among New Starship, the Merger Subs, the Company and SPAC; and

WHEREAS, the parties hereto desire to amend the Reorganization Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.      The definitions of “Equity Value” and “Per Share Merger Consideration Value” are hereby amended and replaced in their entirety as follows:

““Equity Value” shall mean an amount equal to: (a) the Base Value, plus (b) the aggregate per share exercise price with respect to all Company Options (whether or not vested or currently exercisable) outstanding immediately prior to Closing, plus (c) the aggregate per share exercise price with respect to all Company Warrants outstanding immediately prior to Closing, plus (d) the aggregate amount of Cash paid by Company Optionholders and holders of Company Warrants to the Company in respect of the exercise price of any such Company Options and Company Warrants exercised on or after February 3, 2021 until immediately prior to Closing for which the applicable exercise price is paid in Cash in accordance with the terms of such Company Options and Company Warrants.”

““Per Share Merger Consideration Value” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Outstanding Company Equity Securities; provided that, solely for purposes of calculating the Per Share Merger Consideration Value, the Exchange Ratio and a Company Optionholder’s Cashout Vested Company Options, (x) subsections (b), (c) and (d) of the definition of Equity Value and (y) the number of Outstanding Company Equity Securities shall, in each case, be determined as of a date, which shall be no less than 10 Business Days prior to the Closing Date (the “Determining Date”), which shall be determined by the Company.”

2.      The following defined term is hereby added to Section 1.1 of the Reorganization Agreement:

““Exercise Holder” means any current U.S. employee of Payoneer Inc. that holds Company Common Shares issued pursuant to the exercise of any Company Options prior to the date that is 12-months preceding the Determining Date.”

3.      Section 3.1(b)(v) is hereby added to Section 3.1(b) of the Reorganization Agreement:

“(v) Notwithstanding anything to the contrary in this Agreement, each Exercise Holder will surrender, (A) in exchange for the aggregate amount of the Per Share Cash Consideration and Cashout Vested Company Option Amount to be paid to such holder pursuant to Section 3.1(b) (excluding the Earn-Out Shares) and Section 3.3(a) in respect of all of Company Common Shares and Vested Company

Annex A-2-1

Options held by such Exercise Holder (the aggregate amount of such cash consideration, the “Cash Portion”), in the following manner: (x) first, any Company Common Shares held by such Exercise Holder for more than one year prior to the Mergers within the meaning of Section 1223 of the Code, which such Company Common Shares shall be surrendered in descending order beginning with such Company Common Shares having the longest holding period, until all such Company Common Shares are surrendered or the Cash Portion payable to such Exercise Holder is fully paid, then (y) second, if applicable, any other of such Exercise Holder’s Company Common Shares shall be surrendered in descending order beginning with those Company Common Shares with the longest holding period and then any Vested Company Options shall be surrendered in descending order beginning with those Vested Company Options with the earliest grant date, until the Cash Portion for such Exercise Holder is fully paid, and (B) after giving effect to the foregoing clause (A), (x) in exchange for the aggregate amount of the Per Share Stock Consideration to be paid to such holder pursuant to Section 3.1(b) (excluding the Earn-Out Shares), all other of the Company Common Shares held by such Exercise Holder and (y) in exchange for the aggregate Converted Options that would otherwise continue to be held by such holder as a result of converting the Remaining Vested Company Options pursuant to Section 3.1(a)(ii), all other of the Vested Company Options (which shall be Remaining Vested Company Options under Section 3.1(a)(ii)) held by such Exercise Holder, in each case of the foregoing clauses (A) and (B), as determined by the Company in good faith; provided, that the percentage obtained by dividing the Cash Portion to be paid to such Exercise Holder in respect of all of such Exercise Holder’s Company Common Shares and all of such Exercise Holder’s Vested Company Options by the aggregate amount of consideration allocated pursuant to Section 3.1(b) (excluding the Earn-Out Shares) and Section 3.3(a) in respect thereof shall be equal to the percentage obtained by dividing the Per Share Cash Consideration that would be payable pursuant to Section 3.1(b)(i) in respect of one Company Common Share by the Per Share Merger Consideration Value (excluding the Earn-Out Shares) without giving effect to this Section 3.1(b)(v) (subject to de minimis differences due to rounding and such other adjustments as the Company may, in its discretion, make in order to give effect to the same).”

4.      No Further Amendment. Except as and to the extent expressly modified by this Amendment, the Reorganization Agreement is not otherwise being amended, modified or supplemented. The Reorganization Agreement shall remain in full force and effect in accordance with its terms.

5.      References to the Reorganization Agreement. Each reference in the Reorganization to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Reorganization Agreement shall refer to the Reorganization Agreement as amended by this Amendment.

6.      Miscellaneous Provisions. Sections 11.1 (Notices), 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction), 11.11 (Assignment) and 11.12 (Amendment) are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Left Blank Intentionally]

Annex A-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

NEW STARSHIP PARENT INC.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer
STARSHIP MERGER SUB I INC.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer
STARSHIP MERGER SUB II INC.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer
FTAC OLYMPUS ACQUISITION CORP.
By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Reorganization]

Annex A-2-3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

PAYONEER INC.
By:	/s/ Scott Gailt
	Name:	Scott Galit
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Reorganization]

Annex A-2-4

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[NEW STARSHIP]

Pursuant to the provisions of § 242 and § 245 of the
General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is [NEW STARSHIP] (the “Corporation”). The date of filing of the original certificate of incorporation of the Corporation (the “Certificate”) with the Secretary of State of the State of Delaware was [•], 2021.

SECOND: The Certificate is hereby amended and restated in its entirety as set forth in this Amended and Restated Certificate of Incorporation hereinafter provided for (the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of § 242 and § 245 of Delaware Law (as defined below), and, with respect to the stockholders, § 228 of Delaware Law.

FOURTH: This Certificate shall become effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

FIFTH: The Certificate Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE 1.
NAME

The name of the corporation is [New Starship].

ARTICLE 2.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3.
PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.
CAPITAL STOCK

(A)        Authorized Shares

(1)        Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 4,180,000,000, consisting of 3,800,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 380,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock” and together with any Preferred Stock, the “Company Stock”).

Annex B-1

(2)        Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by Delaware Law. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof the outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of Delaware Law (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(B)        Voting Rights

Subject to Section (C) of this Article 4, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(C)        Regulatory Restrictions on Transfer; Redemption in Certain Circumstances.

(1)        Definitions. For purposes of this Section (C) of Article 4, the following terms shall have the respective meanings specified herein:

(i)         “Beneficial Ownership” shall mean ownership of the shares of Company Stock by a Person, whether the interest in the shares of Company Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings. The term “Beneficial Owner” is intended to be interpreted in the context of Section 856(h) of the Code so that the Beneficial Owner of Company Stock held by an entity shall be Individuals who are treated as owners of Company Stock for purposes of Section 856(h) of the Code rather than the entity itself, if applicable.

(ii)         “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

(iii)        “Contract” shall mean any note, bond, mortgage, indenture, lease, order, contract, commitment, agreement, arrangement or instrument, written or otherwise.

(iv)         “Disqualified Person” shall mean any stockholder, other Owner or Proposed Transferee as to which clause (i) or (ii) of Section (C)(3) of Article 4 is applicable.

(v)         “Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, option, warrant, right of first refusal, license, easement, adverse claim of Ownership or use, or other encumbrance of any kind.

(vi)         “Excepted Holder” shall mean Person for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section (C)(5) of this Article 4. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Certificate of Incorporation or by the Board of Directors pursuant to Section (C)(5) of this Article 4, the percentage limit established for an Excepted Holder by this Certificate of Incorporation or by the Board of Directors pursuant to Section (C)(5) of this Article 4.

Annex B-2

(vii)         “Governmental Body” shall mean any government or governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any State, local or foreign government or any political subdivision, agency, commission, office, authority, or bureaucracy of any of the foregoing, including any court or arbitrator (public or private), whether now or hereinafter in existence.

(viii)         “Law” shall mean any law (including common law), statute, code, ordinance, rule, regulation, standard, requirement, guideline, policy or criterion, including any interpretation thereof, of or applicable to any Governmental Body, whether now or hereinafter in existence.

(ix)         “Legal Requirement” shall mean any Order, Law or Permit, or any binding Contract with any Governmental Body.

(x)         “Order” shall mean any judgment, ruling, order, writ, injunction, decree, decision, determination or award of any Governmental Body.

(xi)         “Ownership” shall mean, with respect to any shares of Company Stock, direct or indirect record ownership or Beneficial Ownership. The term “Owner” shall mean any Person that has or exercises Ownership with respect to any shares of Company Stock.

(xii)         “Permit” shall mean any permit, authorization, consent, approval, registration, franchise, Order, waiver, variance or license issued or granted by any Governmental Body.

(xiii)         “Person” shall mean any individual, estate, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Body or other entity.

(xiv)         “Proceeding” shall mean any Order, action, claim, citation, complaint, inspection, litigation, notice, arbitration or other proceeding of or before any Governmental Body.

(xv)         “Proposed Transferee” shall mean any person presenting any shares of Company Stock for Transfer into such Person’s name or that otherwise is or purports to be a Transferee with respect to any shares of Company Stock.

(xvi)         “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of Company Stock pursuant to this Section (C) of Article 4.

(xvii)         “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

(xviii)         “Transfer” shall mean, with respect to any shares of Company Stock, any direct or indirect issuance, sale, gift, assignment, devise or other transfer or disposition of Ownership of such shares, whether voluntary or involuntary, and whether by merger or other operation of law, as well as any other event or transaction (including, without limitation, the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement) that results or would result in the Ownership of such shares by a Person that did not possess such rights  prior to such event or transaction. Without limitation as to the foregoing, the term “Transfer” shall include any of the following that results or would result in a change in Ownership: (A) a change in the capital structure of the Corporation, (B) a change in the relationship between two or more Persons, (C) the making of, or entering into, any Contract, including, without limitation, any proxy or nominee agreement, (D) any exercise or disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable, (E) any disposition of any securities or rights convertible into or exercisable or exchangeable for such shares or any exercise of any such conversion, exercise or exchange right, and (F) Transfers of interests in other entities. Notwithstanding the foregoing, the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Certificate of Incorporation shall not be considered a Transfer. The term “Transferee” shall mean any Person that becomes an Owner of any shares of Company Stock as a result of a Transfer.

Annex B-3

(xix)         “Violation” shall mean (A) any Person Beneficially Owning more than 9.9% (or, in the case of an Excepted Holder, Beneficially Owning more than such Excepted Holder’s Excepted Holder Limit) of the aggregate outstanding shares of Company Stock on a fully diluted basis, (B) any violation of, or any inconsistency with, any Legal Requirement applicable to the Corporation or any Subsidiary, (C) the loss of, or failure to secure or secure the reinstatement of, any Permit held or required by the Corporation or any Subsidiary, (D) the creation, attachment or perfection of any Encumbrance with respect to any property or assets of the Corporation or any Subsidiary, (E) the initiation of a Proceeding against the Corporation or any Subsidiary by any Governmental Body, (F) the effectiveness of any Legal Requirement that, in the judgment of the Board of Directors, is adverse to the Corporation or any Subsidiary or any portion of the business of the Corporation or any Subsidiary; or (G) any circumstance or event giving rise to the right of any Governmental Body to require the sale, transfer, assignment or other disposition of any property, assets or rights owned or held directly or indirectly by the Corporation or any Subsidiary.

(2)        Requests for Information.    If the Corporation has reason to believe that the Ownership, or proposed Ownership, of shares of Company Stock by any stockholder, other Owner or Proposed Transferee could, either by itself or when taken together with the Ownership of any shares of Company Stock by any other Person, result in any Violation, such stockholder, other Owner or Proposed Transferee, upon request of the Corporation, shall promptly furnish to the Corporation such information (including, without limitation, information with respect to citizenship, other Ownership interests and affiliations) as the Corporation may reasonably request to determine whether the Ownership of, or the exercise of any rights with respect to, shares of Company Stock by such stockholder, other Owner or Proposed Transferee could result in any Violation.

(3)        Rights of the Corporation.    If (i) any stockholder, other Owner or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Section (C)(2) of this Article 4 within the period of time (including any applicable extension thereof) determined by the Board of Directors, or (ii) whether or not any stockholder, other Owner or Proposed Transferee timely responds to any request for information pursuant to Section (C)(2) of this Article 4, the Board of Directors shall conclude that effecting, permitting or honoring any Transfer or the Ownership of any shares of Company Stock, by any such stockholder, other Owner or Proposed Transferee, could result in any Violation, or that it is in the interest of the Corporation to prevent or cure any such Violation or any situation which could result in any such Violation, or mitigate the effects of any such Violation or any situation that could result in any such Violation, then the Corporation may (A) refuse to permit any Transfer of shares of Company Stock that involves a Transfer of such shares to, or Ownership of such shares by, any Disqualified Person, (B) refuse to honor any such Transfer effected or purported to have been effected, and in such case any such Transfer shall be deemed to have been void ab initio, (C) suspend those rights of stock ownership the exercise of which could result in any Violation, (D) redeem such shares in accordance with Section (C)(4) of this Article 4, and/or (E) take all such other action as the Corporation may deem necessary or advisable in furtherance of the provisions of this Section (C) of Article 4, including, without limitation, exercising any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any Disqualified Person. Any such refusal of Transfer or suspension of rights pursuant to subclauses (A), (B) and (C) of this Section (C)(3) of Article 4 respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Board of Directors has determined that such Transfer, or the exercise of any such suspended rights, as the case may be, would not constitute a Violation.

Annex B-4

(4)        Redemption by the Corporation.    Notwithstanding any other provision of this Certificate of Incorporation to the contrary, but subject to the provisions of any resolution or resolutions of the Board of Directors adopted pursuant to this Article 4 creating any series of Preferred Stock, Company Stock shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken with respect to any shares of Company Stock of which any Disqualified Person is the stockholder, other Owner or Proposed Transferee provided, however, that no redemption shall result in there being no shares of Company Stock entitled to full voting powers. The terms and conditions of such redemption shall be as follows:

(i)         the redemption price of the shares to be redeemed pursuant to this Section (C)(4) of this Article 4 shall be equal to $0.01 per share, which may be in the form of cash, or any debt or equity securities of the Corporation or any Subsidiary of the Corporation or any other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors;

(ii)         if less than all such shares are to be redeemed from a Disqualified Person, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iii)         from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the record holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(iv)        such other terms and conditions as the Board of Directors shall determine.

(5)        Excepted Holders.    The Board of Directors, in its sole discretion, may exempt (proactively or retroactively) a Person from the restrictions contained in Section (C) of this Article 4, as the case may be. The Board of Directors may establish or increase an Excepted Holder Limit for such Person as the Board of Directors determines to be appropriate, taking into account any representations, covenants and undertakings as such Person may provide to the Corporation.

(6)        Specific Enforcement.    The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of Section (C) of this Article 4. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing as authorized by the Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section (C) of this Article 4, the Board of Directors shall have the power to determine the application of the provisions of Section (C) of this Article 4, to any situation based on the facts known to it. In the event Section (C) of this Article 4 requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section (C) of this Article 4.

(7)        Legends.     The Corporation shall, to the extent required by law, note on the certificates of the Company Stock that the shares represented by such certificates are subject to the restrictions set forth in this Section (C) of Article 4. If such shares are uncertificated, then the Corporation shall provide any notice required by Delaware Law.

Annex B-5

ARTICLE 5.
BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 ⅔% of the voting power of all outstanding Company Stock generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6.
BOARD OF DIRECTORS

(A)        Power of the Board of Directors. Except as otherwise provided in this Certificate of Incorporation or Delaware Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B)        Number of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article 4 (including any certificate of designation with respect to any series of Preferred Stock) and this Article 6 relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the whole Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be [•] and, thereafter, shall be determined from time to time exclusively by resolution adopted by the Board of Directors.

(C)        Election of Directors.

(1)        The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2022 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2023 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2024 annual meeting. Notwithstanding the foregoing, any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. At each annual meeting of stockholders commencing with the 2022 annual meeting, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2)        The directors shall initially be classified as follows:

Name
Class I	[•]
Class II	[•]
Class III	[•]

(3)        There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)        Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be),

Annex B-6

although less than a quorum, or by the sole remaining director. Each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected, or until his or her earlier death, resignation, retirement, disqualification or removal.

(E)        Removal. No director (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of Company Stock generally entitled to vote in the election of directors, voting together as a single class.

(F)         Preferred Stock Directors. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, have the right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) in respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE 7.
MEETINGS OF STOCKHOLDERS

(A)        Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)        Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors, subject to the rights of the holders of any series of Preferred Stock then outstanding.

(C)        No Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.
LIMITATION OF LIABILITY

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

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ARTICLE 9.
AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 4(C) 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 4(C), 5, 6, 7 or this Article 9, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 10.
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of Company Stock shall be deemed to have notice of and consented to the provisions of this Article 10.

Annex B-8

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this _____ day of __________, 2021.

[•]
By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex B-9

Annex C

AMENDED AND RESTATED

BYLAWS

OF

[NEW STARSHIP]

(the “Corporation”)

* * * * *

Article 1
Offices

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings. Subject to the rights of the holders of any outstanding class or series of preferred stock of the Corporation, special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Annex C-1

(b)        A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b)        Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period.

Section 2.07. Action by Consent. Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a)        Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock or (D) by any stockholder of the Corporation who is a stockholder of record at the

Annex C-2

time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii)        For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting.

(iii)        A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1)        the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2)        for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3)        a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4)        a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement,

Annex C-3

arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;

(5)        a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6)        a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7)        any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(8)        such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b)        Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c)        General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation

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pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii)        No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10

(iii)        The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv)        Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v)        Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Article 3
Directors

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. The Board of Directors shall consist of not less than [•] nor more than [•] directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. As set forth in Article 6 of the Certificate of Incorporation, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

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Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or the Secretary, on the written request of [•] directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

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Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

Article 4
Officers

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

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Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

Article 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the Chief Executive Officer, President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

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Article 6
Indemnification

Section 6.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

Section 6.02. Right to Indemnification. (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while an officer or director of the Corporation is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 6 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 6 shall be a contract right, provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b)        The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 6.03. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 6.04. Nonexclusivity of Rights. The rights and authority conferred in this Article 6 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

Section 6.05. Preservation of Rights. Neither the amendment nor repeal of this Article 6, nor the adoption of any provision of the Certificate of Incorporation or these Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

Article 7
General Provisions

Section 7.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the

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day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)        In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.06. Amendments. These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of not less than 66 ⅔% of the total voting power of all outstanding securities of the Corporation, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors.

Section 7.07. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.07.

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